Form 10-K, Exhibit 13
period 1995-07-31
MAYS J W INC
filed 1995-10-23
CIK 54187

================================================================================


                                J. W. MAYS, INC.


                                                            Annual Report

                                                                1995

                                                        Year Ended July 31, 1995


================================================================================

Contents
                                                          Page No.
Summary of Selected Financial Data                           2
Company Profile                                              2
Message to Shareholders                                      3
Consolidated Balance Sheets                                4-5
Consolidated Statements of Operations
and Retained Earnings                                        6
Consolidated Statements of Cash Flows                        7
Notes to Consolidated Financial Statements                8-16
Report of Independent Accountants                           16
Five Year Summary of
Consolidated Operations                                     17
Management's Discussion and
Analysis of Financial Condition
and Results of Operations                                18-19
Quarterly Financial Information (Unaudited)                 20
Common Stock Prices and Dividends                           20
Officers and Directors                                      21


Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201

Transfer Agent and Registrar
American Stock Transfer & Trust Company
40 Wall Street
New York, N.Y. 10005

Special Counsel
Cullen and Dykman
177 Montague Street
Brooklyn, N.Y. 11201

Independent Accountants
Lipsky, Goodkin & Co., P.C.
120 W. 45th Street
New York, N.Y. 10036

Common Stock
The Company's common stock trades on
The Nasdaq Stock Market under the
symbol: "Mays".

Annual Meeting

The Annual Meeting of Shareholders will be held on Tuesday, November 28, 1995, at
10:00 A.M., New York time, at J. W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

Summary of Selected Financial Data
(dollars in thousands except per share data)

                                                                 1995       1994        1993       1992       1991
--------------------------------------------------------------------------------------------------------------------
Rental Income ..............................................   $ 8,330     $ 9,523    $10,030     $ 9,299    $ 8,178
Gain on Sale of Property and Equipment .....................        --          --          1          --          3
Gain on Condemnation Award .................................        --          --        639          --         --
--------------------------------------------------------------------------------------------------------------------
Total Revenues .............................................     8,330       9,523     10,670       9,299      8,181
--------------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations Before
  Cumulative Effect of Changes in Accounting
  Principles and Extraordinary Item ........................      (394)        (32)     1,464         856         95
(Loss) from Discontinued Operations ........................        --          --         --         (47)      (319)
Cumulative Effect of Changes in Accounting Principles:
  Accounting for Certain Investments in Debt
    and Equity Securities ..................................        22          --         --          --         --
  Accounting for Income Taxes ..............................        --        (275)        --          --         --
Extraordinary Item--Utilization of Net Operating
  Loss Carryforward ........................................        --          --        709         416         --
--------------------------------------------------------------------------------------------------------------------
Net Income (Loss) ..........................................      (372)       (307)     2,173       1,225       (224)
--------------------------------------------------------------------------------------------------------------------
Working Capital ............................................     2,478       4,629      3,816       7,457      8,290
--------------------------------------------------------------------------------------------------------------------
Total Assets ...............................................    36,144      37,290     36,384      32,245     31,910
--------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
 Mortgages Payable .........................................     5,954       6,359      4,315       4,509      4,685
 Other .....................................................       678         672        668         664        659
                                                               -------     -------    -------     -------    -------
   Total ...................................................     6,632       7,031      4,983       5,173      5,344
--------------------------------------------------------------------------------------------------------------------
Shareholders' Equity .......................................    27,293      27,637     28,028      26,056     24,831
--------------------------------------------------------------------------------------------------------------------
Income (Loss) Per Common Share:
  Continuing Operations ....................................      (.18)       (.02)       .67         .39        .04
  Discontinued Operations ..................................        --          --         --        (.02)      (.14)
  Cumulative Effect of Changes in Accounting
    Principles:
      Accounting for Certain Investments in Debt
        and Equity Securities ..............................       .01          --         --          --         --
      Accounting for Income Taxes ..........................        --        (.13)        --          --         --
  Extraordinary Item--Utilization of
    Net Operating Loss Carryforward ........................        --          --        .33         .19         --
                                                               -------     -------    -------     -------    -------
    Net Income (Loss) Per Common Share .....................   $  (.17)    $  (.15)   $  1.00     $   .56   $   (.10)
--------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share ..........................        --          --         --          --         --
--------------------------------------------------------------------------------------------------------------------

Average common shares outstanding for 1995, 2,136,397; 1994, 2,137,440; 1993,
2,171,124; each of the years 1991 and 1992, 2,178,297.

Company Profile
--------------------------------------------------------------------------------
     J.W. Mays, Inc. was founded in 1924 and incorporated under the laws of the State of New York on July 6, 1927.

     The Company operates a number of commercial real estate properties located in Brooklyn and Jamaica in New York City, in Levittown, Long Island, New York, in Fishkill, Dutchess County, New York and in Circleville, Ohio. The major portion of these properties is owned and the balance is leased. A substantial percentage of these properties is leased to tenants while the remainder is available for lease.

     More comprehensive information concerning the Company appears in its Annual Report on Form 10-K for the fiscal year ended July 31, 1995.

J.W. MAYS, INC.

To Our Shareholders:
--------------------------------------------------------------------------------

     In the current year, the financial results of the Company continue to be adversely affected by the loss in fiscal 1994 of two major tenants. On the positive side, the Company has leased to two retail tenants 50,000 sq. ft. of the 99,000 sq. ft. surrendered by a former lessee in the Jowein Building located in the Fulton Mall in downtown Brooklyn, New York. It has also leased 25,000 sq. ft. of the 100,000 sq. ft. vacated by a former tenant in the Fishkill, New York property. The rent income from these new leases will substantially offset the loss in rent from the aforesaid two major tenants.

     The leases for the Brooklyn tenants are scheduled to commence during the month of November, 1995 and the lease for the space in the Fishkill property is anticipated to commence in December, 1995.

     For the fiscal year ended July 31, 1995, our Company reported a loss of $372,039, or $.17 per share, consisting of a loss from operations of $393,808, or $.18 per share, reduced by the cumulative effect of the change in accounting for certain investments in debt and equity securities of $21,769, or $.01 per share. There was no comparable item in the 1994 twelve month period.

     In the comparable 1994 twelve month period, the loss amounted to $307,466, or $.15 per share, consisting of a loss from operations of $32,466, or $.02 per share, and the cumulative effect of a change in accounting for income taxes of $275,000, or $.13 per share. The operating loss included a bad debt amounting to $708,673 arising from a pre-bankruptcy petition claim and a court approved lease rejection granted to one of the major tenants referred to above. There were no comparable items in the 1995 fiscal year.

     As previously announced, at the Board of Directors' meeting held May 24, 1995, Max L. Shulman, then Chairman and Chief Executive Officer of the Company, vacated the position of Chief Executive Officer effective June 1, 1995. He was elected Co-Chairman of the Board of Directors and continues as a director and as an employee of the Company.

     Lloyd J. Shulman, at the same directors' meeting, effective June 1, 1995, was elected Co-Chairman of the Board of Directors and also assumed the position of Chief Executive Officer. He will continue as President and Chief Operating Officer and as a director of the Company.

     We have confidence in our ability to face the current issues in the real estate industry. To you, our shareholders, we extend our appreciation for your support. With our newly signed leases and through the efforts of our dedicated employees, we look forward to being able to report a profitable 1996 fiscal year.

Sincerely,

Signature

Max L. Shulman
Co-Chairman

Signature

Lloyd J. Shulman
Co-Chairman, Chief Executive
Officer and President and
Chief Operating Officer

J.W. MAYS, INC.

Consolidated Balance Sheets

July 31, 1995 and 1994

Assets
                                                                                           1995               1994
---------------------------------------------------------------------------------------------------------------------
Property and Equipment--At cost (Notes 1 and 3):
  Buildings and improvements ........................................................   $30,867,736       $30,326,774
  Improvements to leased property ...................................................     8,215,035         8,193,410
  Fixtures and equipment ............................................................       483,208           470,026
  Land ..............................................................................     4,008,835         4,008,835
  Other .............................................................................       167,223           161,108
  Construction in progress ..........................................................       384,133              --
                                                                                        -----------       -----------
                                                                                         44,126,170        43,160,153
  Less accumulated depreciation and amortization ....................................    18,840,235        18,018,305
                                                                                        -----------       -----------
      Property and equipment--net ...................................................    25,285,935        25,141,848
                                                                                        -----------       -----------

Current Assets:
  Cash and cash equivalents .........................................................       490,315           602,289
  Marketable securities--other investments (Notes 1, 2 and 9) .......................     2,799,712         4,796,778
  Receivables .......................................................................       244,992           373,003
  Deferred income taxes .............................................................        27,000            40,000
  Prepaid expenses ..................................................................     1,121,694         1,162,619
  Income taxes refundable ...........................................................          --              22,005
                                                                                        -----------       -----------
      Total current assets ..........................................................     4,683,713         6,996,694
                                                                                        -----------       -----------

Other Assets:
  Deferred charges (Note 1) .........................................................     2,329,140         2,221,671
  Less accumulated amortization .....................................................       913,311           786,180
                                                                                        -----------       -----------
      Net ...........................................................................     1,415,829         1,435,491
  Security deposits .................................................................       458,641           258,136
  Unbilled receivables (Note 1) .....................................................     4,026,435         3,321,939
  Receivables (Note 7) ..............................................................       109,687           135,898
  Marketable securities--other investments (Notes 1, 2 and 9) .......................       164,063              --
                                                                                        -----------       -----------
      Total other assets ............................................................     6,174,655         5,151,464
                                                                                        -----------       -----------

      TOTAL ASSETS ..................................................................   $36,144,303       $37,290,006
                                                                                        ===========       ===========



See Notes to Consolidated Financial Statements.

Liabilities and Shareholders' Equity


                                                                                          1995               1994
---------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
  Mortgages payable (Note 3) ......................................................     $ 5,954,306       $ 6,359,119
  Other (Note 4) ..................................................................         677,597           672,038
                                                                                        -----------       -----------
      Total long-term debt ........................................................       6,631,903         7,031,157
                                                                                        -----------       -----------

Deferred Income Taxes .............................................................          14,000           254,000
                                                                                        -----------       -----------

Current Liabilities:
  Payable to securities broker (Note 9) ...........................................       1,225,100         1,123,513
  Accounts payable ................................................................          64,744            91,530
  Payroll and other accrued liabilities (Note 8) ..................................         487,956           565,844
  Income taxes payable ............................................................          18,588              --
  Other taxes payable .............................................................           4,081             3,648
  Current portion of long-term debt--mortgages payable (Note 3) ...................         404,813           583,167
                                                                                        -----------       -----------
      Total current liabilities ...................................................       2,205,282         2,367,702
                                                                                        -----------       -----------

      Total liabilities ...........................................................       8,851,185         9,652,859
                                                                                        -----------       -----------

Shareholders' Equity:
  Common stock, par value $1 each share (shares--5,000,000
    authorized; 2,178,297 issued) .................................................       2,178,297         2,178,297
  Capital surplus .................................................................       3,346,245         3,346,245
  Unrealized gain on available for sale securities (Note 2) .......................          28,010              --
  Retained earnings ...............................................................      22,024,806        22,396,845
                                                                                        -----------       -----------
                                                                                         27,577,358        27,921,387
  Less common stock held in treasury, at cost--
   41,900 shares at 1995 and 1994 .................................................         284,240           284,240
                                                                                        -----------       -----------
      Total shareholders' equity ..................................................      27,293,118        27,637,147
                                                                                        -----------       -----------

Commitments and Contingencies (Note 15)

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..................................     $36,144,303       $37,290,006
                                                                                        ===========       ===========

J.W. MAYS, INC.

Consolidated Statements of Operations and Retained Earnings

                                                                                   Years Ended July 31,
                                                                       -----------------------------------------------
                                                                          1995             1994               1993
----------------------------------------------------------------------------------------------------------------------
Revenues
  Rental income ...................................................    $ 8,330,182       $ 9,522,528       $10,029,444
  Gain on sale of property and equipment ..........................           --                --               1,268
  Gain on condemnation award ......................................           --                --             639,048
                                                                       -----------       -----------       -----------
       Total revenues .............................................      8,330,182         9,522,528        10,669,760
                                                                       -----------       -----------       -----------

Expenses
  Real estate operating expenses ..................................      5,580,161         5,611,835         5,508,540
  Administrative and general expenses .............................      2,157,610         2,840,030         2,074,774
  Depreciation and amortization ...................................        838,063           822,727           748,314
                                                                       -----------       -----------       -----------
       Total expenses .............................................      8,575,834         9,274,592         8,331,628
                                                                       -----------       -----------       -----------
Income (loss) from operations before investment income,
  interest expense and income taxes ...............................       (245,652)          247,936         2,338,132
                                                                       -----------       -----------       -----------
Investment income and interest expense
  Investment income ...............................................        366,911           384,545           562,447
  Interest expense ................................................        641,067           596,947           564,649
                                                                       -----------       -----------       -----------
                                                                          (274,156)         (212,402)           (2,202)
                                                                       -----------       -----------       -----------
Income (loss) from operations before income taxes .................       (519,808)           35,534         2,335,930
Income taxes (benefit) ............................................       (126,000)           68,000           872,000
                                                                       -----------       -----------       -----------
Income (loss) from operations before cumulative effect
  of changes in accounting principles and extraordinary item ......       (393,808)          (32,466)        1,463,930
Cumulative effect of changes in accounting principles:
  Accounting for certain investments in debt and
    equity securities .............................................         21,769              --                --
  Accounting for income taxes .....................................           --            (275,000)             --

Extraordinary item--utilization of net operating loss
  carryforward ....................................................           --                --             709,000
                                                                       -----------       -----------       -----------
Net income (loss) .................................................       (372,039)         (307,466)        2,172,930
Retained earnings, beginning of year ..............................     22,396,845        22,704,311        20,531,381
                                                                       -----------       -----------       -----------
Retained earnings, end of year ....................................    $22,024,806       $22,396,845       $22,704,311
                                                                       ===========       ===========       ===========

Income (loss) per common share:
  Income (loss) from operations ...................................    $      (.18)      $      (.02)      $       .67
  Cumulative effect of change in accounting principles:
    Accounting for certain investments in debt and
      equity securities ...........................................            .01              --                --
    Accounting for income taxes ...................................           --                (.13)             --
  Extraordinary item--utilization of net operating
    loss carryforward .............................................           --                --                 .33
                                                                       -----------       -----------       -----------
       Net income (loss) per common share .........................    $      (.17)      $      (.15)      $      1.00
                                                                       ===========       ===========       ===========
Dividends per share ...............................................           --                --                --
                                                                       ===========       ===========       ===========
Average common shares outstanding .................................      2,136,397         2,137,440         2,171,124
                                                                       ===========       ===========       ===========

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Cash Flows

                                                                                   Years Ended July 31,
                                                                         ---------------------------------------------
                                                                          1995             1994               1993
----------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Income (loss) from continuing operations ...........................  $ (393,808)      $   (32,466)       $1,463,930
  Extraordinary item--utilization of net operating loss
    carryforward .....................................................        --                --             709,000
                                                                        ----------        ----------        ----------
  Net income (loss) ..................................................    (393,808)          (32,466)        2,172,930
  Adjustments to reconcile net income (loss) to net cash
    provided from (used in) operating activities:
      Deferred income taxes ..........................................    (251,000)          (61,000)             --
      Amortization of premium on marketable debt
        securities ...................................................       2,171             4,986             8,440
      Unrealized loss on marketable securities .......................        --              31,769              --
      Realized gain on marketable securities .........................     (13,643)          (18,924)           (5,437)
      Gain on sale of property and equipment .........................        --                --              (1,268)
      Depreciation and amortization ..................................     838,063           822,727           748,314
      Amortization of deferred expenses ..............................     127,131           230,823           122,743
      Other assets--deferred expenses ................................    (107,469)         (231,767)          (32,785)
                  --security deposits ................................    (200,505)          (57,762)            3,174
                  --unbilled receivables .............................    (704,496)           (7,204)         (614,561)
                  --receivables ......................................      26,211          (135,898)             --
  Changes in:
    Receivables ......................................................     128,011           (10,153)          225,575
    Prepaid expenses .................................................      40,925            21,497            (4,739)
    Income taxes refundable ..........................................      22,005           (22,005)             --
    Accounts payable .................................................     (26,786)          (36,511)           84,396
    Payroll and other accrued liabilities ............................     (77,888)          (60,250)         (161,227)
    Income taxes payable .............................................      18,588           (29,898)           23,285
    Other taxes payable ..............................................         433               364               244
                                                                        ----------        ----------        ----------
              Net cash provided (used) by operating activities .......    (572,057)          408,328         2,569,084
                                                                        ----------        ----------        ----------
Cash Flows From Investing Activities
  Acquisition of property and equipment ..............................    (982,150)       (1,719,703)       (5,655,581)
  Marketable securities--other investments:
    Receipts from sales or maturities ................................   2,333,962           699,798         2,952,818
    Payments for purchases ...........................................    (415,708)         (760,503)       (1,652,982)
Proceeds from sale of property and equipment .........................        --                --               7,000
                                                                        ----------        ----------        ----------
              Net cash provided (used) by investing activities .......     936,104        (1,780,408)       (4,348,745)
                                                                        ----------        ----------        ----------
Cash Flows From Financing Activities
  Borrowings--securities broker ......................................   2,697,663         2,551,633         4,271,031
  Payments--securities broker ........................................  (2,596,076)       (3,819,903)       (1,879,248)
  Increase (reduction) of mortgage debt--short-term ..................    (178,354)          389,102            18,176
                                       --long-term ...................    (399,254)        2,048,556          (190,004)
  Purchase of treasury stock .........................................        --             (83,300)         (200,940)
                                                                        ----------        ----------        ----------
              Net cash provided (used) by financing activities .......    (476,021)        1,086,088         2,019,015
                                                                        ----------        ----------        ----------
  Net increase (decrease) in cash and cash equivalents ...............    (111,974)         (285,992)          239,354
  Cash and cash equivalents at beginning of year .....................     602,289           888,281           648,927
                                                                        ----------        ----------        ----------
  Cash and cash equivalents at end of year ...........................  $  490,315        $  602,289        $  888,281
                                                                        ==========        ==========        ==========


See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
1. Summary of significant accounting policies:

     CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its subsidiaries, which are wholly owned. Material intercompany items have been eliminated in consolidation.

     RENTAL INCOME: All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is to be recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease.

     MARKETABLE SECURITIES--OTHER INVESTMENTS: Effective August 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). FAS 115 requires certain securities to be categorized as either trading, available for sale or held to maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available for sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held to maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining balance method. Amortization of improvements to leased property is calculated over the shorter of the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

   Building and improvements .................................  18-40 years
   Improvements to leased property ...........................   3-40 years
   Fixtures and equipment ....................................   7-12 years
   Other .....................................................    3-5 years

Maintenance, repairs, renewals and improvements of a non-permanent nature are charged to expense when incurred. Expenditures for additions and major renewals or improvements are capitalized. The cost of assets sold or retired and the accumulated depreciation or amortization thereon are eliminated from the respective accounts in the year of disposal, and the resulting gain or loss is credited or charged to income.

     DEFERRED CHARGES: Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods using the straight-line method.

     INCOME TAXES: Effective August 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method previously used under APB Opinion No. 11 to an asset and liability approach. This approach requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the Company's financial statements and income tax returns. As permitted by FAS 109, the Company has elected not to restate prior years' consolidated financial statements.

     INCOME (LOSS) PER SHARE OF COMMON STOCK: Income (loss) per share has been computed by dividing net income or loss for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income or (loss) per share were 2,136,397 in fiscal 1995, 2,137,440 in fiscal 1994 and 2,171,124 in fiscal
1993.

--------------------------------------------------------------------------------

2. Marketable Securities -- Other Investments:

     As of July 31, 1995, the Company's marketable securities were classified as follows:

                                                                         Gross             Gross
                                                                      Unrealized        Unrealized       Fair
                                                        Cost             Gains            Losses         Value
                                                     ----------       ----------        ----------     ----------
Current:
  Available for sale
    Equity securities ............................   $2,531,940         $42,010             $ --       $2,573,950
    Certificate of deposit .......................       25,804            --                 --           25,804
                                                     ----------         -------             ----       ----------
      Total ......................................   $2,557,744         $42,010             $ --       $2,599,754

  Held to maturity:
    Corporate debt securities due
      within one year ............................      199,958           3,372               --          203,330
                                                     ----------         -------             ----       ----------
        Total current ............................   $2,757,702         $45,382             $ --       $2,803,084
                                                     ==========         =======             ====       ==========

  Noncurrent:
    Held to maturity:
      Corporate debt securities ..................   $  164,063         $ 4,210             $ --       $  168,273
                                                     ==========         =======             ====       ==========




     At July 31, 1994, marketable securities consisted of $120,010 of certificates of deposit, $2,387,548 of debt securities and $2,289,220 of equity securities, and the aggregate cost of debt and equity securities exceeded the aggregate market value by $31,769.

     Effective August 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). The impact of adopting FAS 115 was to increase shareholders' equity, net of taxes, by $28,010 at July 31, 1995 representing unrealized gain on available for sale securities, net of taxes. Gains from sales of available for sale securities were $13,643. The cost of marketable securities sold is determined by the specific identification method.

     Investment income consists of the following:

                                             1995          1994           1993
                                           --------       --------      --------
Interest income .......................... $157,788       $239,951      $454,359
Dividend income ..........................  195,480        157,439       102,651
Gain on sale of securities ...............   13,643         18,924         5,437
Unrealized loss on marketable securities .     --          (31,769)         --
                                           --------       --------      --------
  Total .................................. $366,911       $384,545      $562,447
                                           ========       ========      ========

--------------------------------------------------------------------------------

3. Long-Term Debt--Mortgages Payable:

                                                                         July 31, 1995              July 31, 1994
                                       Current                     ----------------------     ------------------------
                                       Annual         Final            Due          Due          Due            Due
                                      Interest       Payment         Within        After        Within          After
                                        Rate          Date          One Year      One Year     One Year       One Year
                                     ---------      --------        --------     ----------    --------      ----------
Jowein Building, Brooklyn, N.Y. .... (a)  10  %      3/31/98        $ 53,513     $  921,524    $ 48,480      $  975,037
Fishkill, New York Property ........ (b)   9  %     11/01/99          99,333      2,670,079     299,802       2,769,413
Circleville, Ohio Property ......... (c)   7  %      9/30/02         245,053      2,153,714     228,532       2,398,767
Other ..............................      81/2%      5/01/01           6,914        208,989       6,353         215,902
                                                                    --------     ----------    --------      ----------
    Total ..........................                                $404,813     $5,954,306    $583,167      $6,359,119
                                                                    ========     ==========    ========      ==========

     (a) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. The mortgage was due to mature on March 31, 1996. On September 6, 1995 the maturity date of the mortgage was extended to March 31, 1998. The interest rate of 10% will continue until March 31, 1996 and from April 1, 1996 the interest rate will be established at a bank's prevailing rate as at March 31, 1996. During the renewal period there will be no change in the constant quarterly payments of interest and principal in the amount of $37,263.

     (b) On October 28, 1994, the existing first mortgage loan balance on the Fishkill property was paid down by a $200,000 payment and the due date of the mortgage loan was extended for a period of five years from November 1, 1994. The annual interest rate was reduced from 10% to 9% and the principal and interest payments are to be made in constant monthly amounts based upon a fifteen year payout period.

     (c) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, commenced April 1, 1994 in the amount of $33,767, until October 1, 1997, at which time the monthly payments of interest and principal increase to $36,540.

     Maturities of long-term debt--mortgages payable, outstanding at July 31, 1995, are as follows: Years ending July 31, 1996 (included in current liabilities), $404,813; 1997, $438,013; 1998, $1,299,721; 1999, $477,461; 2000,
$514,917, and thereafter, $3,224,194.

4. Long-Term Debt--Other:

     Long-Term debt--Other consists of the following:

                                                                                 1995                1994
                                                                               --------            --------
        Deferred compensation ..............................................   $520,000*           $520,000*
        Lease security deposits ............................................    157,597**           152,038**
                                                                               --------            --------
            Total ..........................................................   $677,597            $672,038
                                                                               ========            ========


     Maturities of long-term debt--other, outstanding at July 31, 1995, are as follows: Years ending July 31, 1996, $711; 1997, $60,667; 1998, $104,000; 1999,
$111,752; 2000, $201,555 and thereafter, $198,912.

-------------

 * In fiscal 1964 the Company entered into a deferred compensation agreement with its then Chairman of the Board. This agreement, as amended, provides for the $520,000 to be paid in monthly installments of $8,666.67 for a period of 60 months, payable upon the expiration of his employment, retirement or permanent disability as defined in the agreement, or death.

** Does not include two irrevocable letters of credit totaling $370,000 provided by two tenants as lease security deposits.

5. Income Taxes:

     Effective August 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109--Accounting for Income Taxes ("FAS 109").

     The adoption of FAS 109 resulted in a cumulative adjustment which decreased the earnings for the fiscal 1994 first quarter and the year ended July 31, 1994 by $275,000. Significant components of the Company's deferred tax assets and liabilities as of July 31, 1995 and 1994, are a result of temporary differences related to the items described as follows:

                                                                  1995                               1994
                                                       -------------------------------    -----------------------------
                                                        Deferred          Deferred         Deferred        Deferred
                                                       Tax Assets      Tax Liabilities    Tax Assets    Tax Liabilities
                                                       -----------     ---------------    -----------   ---------------
Net operating loss carryforward ......................  $1,994,301        $     --         $1,520,001        $     --
Alternative minimum tax credit carryforward ..........     246,369              --            246,369              --
Investment tax credit carryforward ...................     117,098              --            169,698              --
Deferred compensation not currently deductible .......     176,800              --            176,800              --
Rental income received in advance ....................      18,274              --             23,354              --
Unrealized losses on marketable securities ...........        --                --             10,801              --
Bad debts ............................................      44,138              --             29,461              --
Unbilled receivables .................................        --           1,368,988             --           1,129,459
Property and equipment ...............................        --           1,093,241             --           1,096,609
Unrealized gain on available for sale securities .....        --              14,000             --                --
Other ................................................      10,118               771            6,214               932
                                                        ----------        ----------       ----------        ----------
                                                         2,607,098         2,477,000        2,182,698         2,227,000
Valuation allowance ..................................     117,098              --            169,698              --
                                                        ----------        ----------       ----------        ----------
                                                        $2,490,000        $2,477,000       $2,013,000        $2,227,000
                                                        ==========        ==========       ==========        ==========

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 1995, except for investment tax credit carryforwards, for which a 100% valuation allowance has been provided.

     Income taxes provided (benefit) in fiscal 1995, 1994 and 1993 consisted of:

                                                                1995                1994                1993
                                                              ---------           --------            --------
        Current:
          Federal ........................................    $    --             $   --              $ 24,000
          State and City .................................      125,000            129,000             139,000
        Deferred taxes ...................................     (251,000)           (61,000)               --
        Charge equivalent to the income tax benefit
          of operating loss carryforward utilized ........         --                 --               709,000
                                                              ---------           --------            --------
            Total provision or (benefit) .................    $(126,000)          $ 68,000            $872,000
                                                              =========           ========            ========



     Components of the deferred tax provision (benefit) for the years ended July 31, 1995 and 1994 are as follows:

                                                         1995             1994
                                                      ---------        ---------
Excess of book depreciation over tax depreciation ..  $  (3,000)       $ (4,000)
Reduction of rental income received in advance .....      5,000           46,000
Increase in unbilled receivables ...................    240,000           2,000
Unrealized gain (loss) on marketable securities ....     14,000         (11,000)
Net operating loss carryforwards ...................   (474,000)        (59,000)
Bad debts ..........................................    (15,000)        (29,000)
Other ..............................................    (18,000)         (6,000)
                                                      ---------        ---------
                                                      $(251,000)       $(61,000)
                                                      =========        =========

--------------------------------------------------------------------------------

     Taxes provided (benefit) for the years ended July 31, 1995, 1994 and 1993 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income (loss), as follows:

                                         1995          1994         1993
                                       ---------     --------     ----------
Income (loss) from operations before
 income taxes ......................   $(519,808)    $ 35,534     $2,335,930
Dividends received deduction .......     (96,442)     (79,702)       (71,856)
Other-net ..........................       3,015       (5,832)        30,044
                                       ---------     --------     ----------
Adjusted pre-tax income (loss) .....   $(613,235)    $(50,000)    $2,294,118
Statutory rate .....................          34%          34%            34%
                                       ---------     --------     ----------
Income tax provision (benefit) at
 statutory rate ....................   $(208,500)    $(17,000)    $  780,000
State and City income taxes, net of
 federal income tax benefit ........      82,500       85,000         92,000
                                       ---------     --------     ----------
Income taxes provided (benefit) ....   $(126,000)    $ 68,000     $  872,000
                                       =========     ========     ==========

     As a result of the Tax Reform Act of 1986, a separate parallel tax system, Alternative Minimum Tax ("AMT"), was created. AMT is calculated separately from the regular Federal income tax and is based on a flat rate applied to a base which is broader than the regular tax base. The higher of the two taxes is paid. The excess of the AMT over regular tax is a tax credit, which can be carried forward indefinitely to reduce regular tax liabilities of future years. The Company was subject to AMT in 1993 and 1989 in the amounts of $23,000 and $230,000, respectively.

     At July 31, 1995, the Company had tax net operating loss carryforwards of $5,865,000 available to offset future regular taxable income. Of this amount $1,210,000 is available until the year 2003, $2,057,000 until 2005, $1,028,000 until 2006, $175,000 until 2009 and $1,395,000 in 2010.

     Although the Tax Reform Act of 1986 eliminated investment tax credit for non-transitional property placed in service after December 31, 1985, the Company has investment tax credit carryforwards of $117,000 that expire as follows:
$75,000 in 1996, $15,000 in 1997, $2,000 in 1998, $16,000 in 1999 and $9,000 in
2000.

6. Leases:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the term, range from 2 years to 21 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for non-capitalized real and personal property for the three fiscal years ended July 31, 1995 was exceeded by sublease rental income, as follows:

                                       1995           1994           1993
                                    ----------     ----------     ----------
  Minimum rental expense .........  $1,133,896     $1,113,872     $1,108,779
  Contingent rental expense ......   1,278,773      1,267,918      1,246,677
                                    ----------     ----------     ----------
                                     2,412,669      2,381,790      2,355,456
  Sublease rental income .........   3,540,588      3,934,133      3,975,350
                                    ----------     ----------     ----------
      Excess .....................  $1,127,919     $1,552,343     $1,619,894
                                    ==========     ==========     ==========

     Rent payments for operating leases include $141,300 for fiscal 1995 and $121,800 for each of the fiscal years 1994 and 1993, representing rentals with affiliated companies.

--------------------------------------------------------------------------------

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

   Fiscal                                                         Operating
    Year                                                           Leases
   ------                                                        -----------
    1996 ....................................................    $ 1,143,340
    1997 ....................................................      1,143,340
    1998 ....................................................      1,143,340
    1999 ....................................................      1,143,340
    2000 ....................................................      1,143,340
    After 2000 ..............................................      9,750,547
                                                                 -----------
        Total required* .....................................    $15,467,247
                                                                 ===========



* Minimum payments have not been reduced by minimum sublease rentals of $38,725,499 under operating leases due in the future under non-cancellable leases.

7. Rental Income:

     Rental income from Company owned property includes $385,720 per annum for the year 1995 and $415,934 for the years 1994 and 1993 representing rentals from an affiliated company.

     Amounts due from the affiliated Company included in unbilled receivables and noncurrent receivables are as follows:

                                                                                                         July 31,
                                                                                            ------------------------------------
                                                                                               1995         1994         1993
                                                                                            ----------   ----------   ----------
    Unbilled receivables ................................................................   $  999,344   $1,025,578   $1,068,082
    Receivables-noncurrent ..............................................................      109,687      109,687         --
               -current .................................................................         --           --         42,656
                                                                                            ----------   ----------   ----------
        Total ...........................................................................   $1,109,031   $1,135,265   $1,110,738
                                                                                            ==========   ==========   ==========

     Rental income for the years 1995, 1994 and 1993 is as follows:

                                                                                                        July 31,
                                                                                         --------------------------------------
                                                                                            1995          1994          1993
                                                                                         ----------    ----------   -----------
     Minimum rentals
       Company owned property .........................................................  $4,254,489    $4,816,853   $ 5,124,152
       Operating leases ...............................................................   2,955,906     3,265,820     3,258,051
                                                                                         ----------    ----------   -----------
                                                                                          7,210,395     8,082,673     8,382,203
                                                                                         ----------    ----------   -----------
     Contingent rentals
       Company owned property .........................................................     535,105       771,542       929,941
       Operating leases ...............................................................     584,682       668,313       717,300
                                                                                         ----------    ----------   -----------
                                                                                          1,119,787     1,439,855     1,647,241
                                                                                         ----------    ----------   -----------
         Total ........................................................................  $8,330,182    $9,522,528   $10,029,444
                                                                                         ==========    ==========   ===========

     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

       Fiscal                                                  Company             Operating
        Year                                               Owned Property            Leases            Total
        ----                                               --------------          -----------      -----------
        1996 ..........................................      $ 4,670,942          $ 3,461,787      $ 8,132,729
        1997 ..........................................        4,466,624            3,338,597        7,805,221
        1998 ..........................................        4,084,051            2,956,025        7,040,076
        1999 ..........................................        3,938,209            2,837,077        6,775,286
        2000 ..........................................        3,828,159            2,835,337        6,663,496
        After 2000 ....................................       27,711,816           23,296,676       51,008,492
                                                             -----------          -----------      -----------
            Total .....................................      $48,699,801          $38,725,499      $87,425,300
                                                             ===========          ===========      ===========


--------------------------------------------------------------------------------

8. Payroll and other accrued liabilities:

     Payroll and other accrued liabilities consist of the following:

                                                      1995            1994
                                                    --------        --------
    Payroll ................................        $114,290        $102,119
    Interest ...............................          98,031         104,312
    Professional fees ......................          86,996         120,032
    Rents received in advance ..............          53,749          68,688
    Utilities ..............................          83,036          68,051
    Insurance premiums .....................           5,304             465
    Construction costs .....................           2,025          66,220
    Other ..................................          44,525          35,957
                                                    --------        --------
         Total .............................        $487,956        $565,844
                                                    ========        ========



9. Payable to Securities Broker:

     The Company borrowed funds, payable on demand, from a securities broker. The loan balance at July 31, 1995 in the amount of $1,225,100, secured by the Company's marketable securities, accrues interest, which at July 31, 1995, was at the annual rate of 81 1/4%.

10. Employees' Retirement Plan:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $137,474, $125,750, and $71,288 as contributions to the Plan for fiscal 1995, 1994 and 1993, respectively.

11. Financial instruments and credit risk concentrations:

     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities--other investments, cash equivalents and receivables. Marketable securities--other investments and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The Company derives rental income from twenty-three tenants, of which three tenants each accounted for more than 10% of rental income during the year end as of July 31, 1995. The City of New York is one of the three tenants and the other two tenants are 510 Fulton Street Realty Association and its related 168-21 Jamaica Avenue Store Corporation, the owners of which are long established in business.

     McCrory Stores Corporation ("McCrory"), which occupied space in the Fulton Mall in downtown Brooklyn, New York, and whose lease extended to April 29, 2010 and accounted for approximately 14% of the 1993 annual rental income of the Company, filed for Chapter 11 bankruptcy protection from creditors on February 26, 1992. McCrory made application to the United States Bankruptcy Court for authorization to reject the lease agreement, as amended, between the Company, as landlord, and McCrory, as tenant, effective as of January 31, 1994. The United States Bankruptcy Court authorized McCrory to reject such lease agreement effective January 31, 1994 by order signed on January 21, 1994. The Company has filed a Proof of Claim with the United States Bankruptcy Court, Southern District of New York in the total amount of $7,753,732 which amount includes $7,667,082 for damages arising from the rejection of the lease and $86,650 for pre-petition rental obligations. The Company has not included this claim in its financial statements due to the uncertainty of the ultimate court determined amount. McCrory has not as yet filed a Plan of Reorganization with the Bankruptcy Court. The Company has leased 50,000 square feet of the 99,000 square feet of space surrendered by McCrory.

     Jamesway Corporation, which occupies retail space in the Fishkill, New York property and accounts for approximately 6% of the annual rental income of the Company, filed for Chapter 11 bankruptcy protection from creditors on July 19, 1993. On December 22, 1993, conditioned upon Jamesway not rejecting the lease, the Company granted Jamesway a $250,000 cumulative reduction of the fixed rent for the period between February 1, 1994 and January 31, 1997. On December 8, 1994, as an additional inducement for Jamesway to assume the lease, the lease was further modified by reducing the original expiration date of the lease from January 31, 2009 to January 31, 2005, granting Jamesway a four-year option period to expire January 31, 2009 at an increased rental during such extension period and requiring the payment of the amount of $26,211 to cure its monetary

--------------------------------------------------------------------------------

default. On December 29, 1994 an order was signed by the Judge of the United States Bankruptcy Court, Southern District of New York approving the assumption of the modified lease by Jamesway and ordering Jamesway to cure its monetary default in the amount of $26,211 by paying such amount in cash within ten (10) days from the entry of the Order. The amount has been paid. Jamesway emerged from bankruptcy on January 28, 1995. Of the $250,000 cumulative reduction in the fixed rent, Jamesway applied $75,000 through July 31, 1994, $125,000 for fiscal 1995 and the balance of $50,000 will be applied through January 31, 1997.

     The Company in 1991 changed its method of recognizing rental income revenues under lease arrangements to comply with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases", and since 1991 includes scheduled minimum lease payments in income on a straight-line basis. Consequently, of the above $250,000 cumulative reduction in the fixed rent, $53,192 has been reflected as a reduction of rental income through July 31, 1994, $23,022 has been reflected for the fiscal year ended July 31, 1995 and the balance of $173,786 will be reflected as a reduction of rental income thereafter.

     The lease with IBM, a tenant in Fishkill, New York, expired on March 31, 1994. The IBM lease previously accounted for approximately 8% of the annual rental income of the Company. The Company has leased 25,000 square feet of the 100,000 square feet of space vacated

12. Cash flow information:

     For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:

                                                 Years Ended July 31,
                                        ------------------------------------
                                          1995          1994          1993
                                        --------      --------      --------
    Interest paid ................      $647,348      $623,222      $567,236
    Income taxes paid ............      $ 84,407      $180,903      $139,715

13. Financial Accounting Standards No. 121:

     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", effective for fiscal years beginning after December 15, 1995. FAS 121 requires the recognition of an impairment loss related to long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company believes that the adoption of the new accounting standard will not have any effect on the consolidated financial statements.

14. Settlement of Condemnation of Company Property:

     The City of New York (the "City"), by condemnation for the Metro Tech Urban Renewal Area, took title in fiscal year 1989 to the Company's garage at 160 Duffield Street, its warehouse at 366-372 Gold Street, its vacant lot at 185-87 Duffield Street and its parking lot at 125 Willoughby Street, all in Brooklyn. The Company contested as inadequate the amounts received from the City as consideration for the properties.

     In the quarter ended January 31, 1993, a settlement was reached with the City and accepted by the Court which increased the amount of the award from $2,862,000 to $3,600,000, plus interest at the rate of 6% per annum from the date that the City took title to each of the properties to the date of payment. The pre-tax gain, less applicable expenses, of $639,048 on the additional award plus interest income of $116,365, had been reflected in the 1993 Consolidated Financial Statements.

--------------------------------------------------------------------------------

15. Commitments and Contingencies:

     There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's Consolidated Financial Statements.

     The construction in progress relating to the Jowein Building will be completed in October 1995 at an additional cost of approximately $800,000 using the proceeds of the loan facility discussed in Note 16 to the Consolidated Financial Statements.

16. Subsequent Events:

    (a) On August 17, 1995 the Company entered into an agreement with a bank wherein the bank approved a $1,500,000 loan facility for the Company to use to fund building construction/renovation costs to accommodate tenants under lease. The overall term of the facility is five years with a one year line of credit, to be taken down as needed. The initial twelve month period is to be on an interest only basis, payable monthly, with the principal balance outstanding to be converted to a four year fully amortizing term loan, payable with monthly payments to be first applied to the payment of interest, and second, to the payment of the principal indebtedness. The interest rate for advances under the line and the term loan will be the bank's prime rate of interest on a floating basis. The leases between the Company and two of its tenants in the Brooklyn (Jowein Building) renovated area have been assigned to the bank as collateral for the loan. There is no prepayment penalty for early payoff of the loan. The Company has taken down $400,000 as of the date of this report.

    (b) Jamesway Corporation, which occupies retail space in the Fishkill, New York property and is expected to account for approximately 5.2% of the annual rental income of the Company for the fiscal year ending July 31, 1996, filed for Chapter 11 bankruptcy protection from creditors on October 18, 1995. Jamesway has not expressed its intentions relating to such property and the Company is unable to determine the effect, if any, of such filing on its operations.


--------------------------------------------------------------------------------

Report of Independent Accountants

The Board of Directors
J.W. MAYS, INC.

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and its subsidiaries as of July 31, 1995 and 1994 and the related consolidated statements of operations and retained earnings, and cash flows for each of the years in the three-year period ended July 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as at July 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1995, in conformity with generally accepted accounting principles.

     As described in Note 1 to the consolidated financial statements, on August 1, 1994, the Company changed its method of accounting for marketable securities--other investments, and on August 1, 1993, the Company changed its method of accounting for income taxes.

                                                     LIPSKY, GOODKIN & CO., P.C.

New York, New York
October 12, 1995 (except with respect to the matter discussed in Note 16(b), as to which the date is October 20, 1995)

J.W. MAYS, INC.

Five Year Summary of Consolidated Operations
(dollars in thousands except per share data)


                                                                               Years Ended July 31,
                                                        --------------------------------------------------------------------
                                                          1995          1994           1993            1992           1991
----------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental income .....................................   $    8,330    $    9,523      $  10,030    $    9,299      $   8,178
  Gain on sale of property and equipment ............         --            --                1          --                3
  Gain on condemnation award ........................         --            --              639          --             --
                                                        ----------    ----------      ---------    ----------      ---------
        Total revenues ..............................        8,330         9,523         10,670         9,299          8,181
                                                        ----------    ----------      ---------    ----------      ---------
Expenses
  Real estate operating expenses ....................        5,580         5,612          5,509         5,311          5,407
  Administrative and general expenses ...............        2,158         2,840          2,075         2,105          2,310
  Depreciation and amortization .....................          838           823            748           669            592
                                                        ----------    ----------      ---------    ----------      ---------
        Total expenses ..............................        8,576         9,275          8,332         8,085          8,309
                                                        ----------    ----------      ---------    ----------      ---------
Income (loss) from continuing operations before
  investment income, interest expense and
  income taxes ......................................         (246)          248          2,338         1,214           (128)
                                                        ----------    ----------      ---------    ----------      ---------
Investment income and interest expense
  Investment income .................................          367           385            562           678            825
  Interest expense ..................................          641           597            564           471            482
                                                        ----------    ----------      ---------    ----------      ---------
                                                              (274)         (212)            (2)          207            343
                                                        ----------    ----------      ---------    ----------      ---------
Income (loss) from continuing operations before
  income taxes ......................................         (520)           36          2,336         1,421            215
Income taxes (benefit) ..............................         (126)           68            872           565            120
                                                        ----------    ----------      ---------    ----------      ---------
Income (loss) from continuing operations ............         (394)          (32)         1,464           856             95
                                                        ----------    ----------      ---------    ----------      ---------
Discontinued Operations
  (Loss) from disposal of retail segment--net
    of taxes ........................................         --            --             --             (47)          (319)
                                                        ----------    ----------      ---------    ----------      ---------
        Total (loss) from discontinued operations ...         --            --             --             (47)          (319)
                                                        ----------    ----------      ---------    ----------      ---------
Income (loss) from operations before extraordinary
  item and cumulative effect of changes in
  accounting principles .............................         (394)          (32)         1,464           809           (224)
    Accounting for certain investments in debt
      and equity securities .........................           22          --             --            --             --
    Accounting for income taxes .....................         --            (275)          --            --             --

Extraordinary Item--utilization of net operating
  loss carryforward .................................         --            --              709           416           --
                                                         ---------     ---------      ---------     ---------     ----------
Net Income (loss) ...................................    $    (372)    $    (307)     $   2,173     $   1,225     $     (224)
                                                         =========     =========      =========     =========     ==========
Income (loss) per common share
  Income (loss) from continuing operations ..........    $    (.18)   $     (.02)     $     .67     $     .39     $      .04
(Loss) from discontinued operations                           --            --             --            (.02)          (.14)
Cumulative effect of change in accounting principles:
  Accounting for certain investments in debt
    and equity securities ...........................          .01          --             --            --             --
  Accounting for income taxes .......................         --            (.13)          --            --             --
  Extraordinary item--utilization of net operating
    loss carryforward                                         --            --              .33           .19           --
                                                         ---------     ---------      ---------     ---------     ----------
      Net income (loss) per common share ............    $    (.17)    $    (.15)     $    1.00     $     .56     $     (.10)
                                                         =========     =========      =========     =========     ==========
Dividends per share .................................         --            --             --            --             --
                                                         =========     =========      =========     =========     ==========
Average common shares outstanding ...................    2,136,397     2,137,440      2,171,124     2,178,297      2,178,297
                                                         =========     =========      =========     =========     ==========


See Notes to Consolidated Financial Statements

J.W. MAYS, INC.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

--------------------------------------------------------------------------------

Fiscal 1995 Compared to Fiscal 1994

     Operations for the fiscal year ended July 31, 1995 resulted in an after tax net loss of $393,808, or $.18 per share, compared to an after tax net loss of $32,466, or $.02 per share, after the write-off of a bad debt amounting to $708,673, discussed below, in the 1994 fiscal year.

     The excess of the scheduled rental income of McCrory, recognized on a straight-line basis over rental income reported through January 31, 1994, the effective date of McCrory's rejection of its lease, amounted to $622,023 which, together with the pre-petition claim of $86,650, were written off as a bad debt and reported as an administrative expense in fiscal 1994.

     In the twelve months ended July 31, 1995, the Company reported an overall net loss in the amount of $372,039, or $.17 per share, after the cumulative effect (an increase of income) of a change in accounting for certain investments in debt and equity securities, in the amount of $21,769, or $.01 per share. There was no comparable item in the 1994 fiscal year. The overall net loss for the 1994 twelve month period amounted to $307,466, or $.15 per share, after a charge for the cumulative effect of a change in accounting for income taxes of $275,000, or $.13 per share. There was no comparable item in the 1995 fiscal year.

     Rental income in the current year decreased to $8,330,182 from $9,522,528 in the 1994 twelve months, primarily due to the loss of two tenants and the concession of rent for another tenant (See Note 11 to the Consolidated Financial Statements), partially offset by rental income from a new tenant.

     Real estate operating expenses decreased to $5,580,161 in the current year from $5,611,835 in the 1994 twelve months principally due to decreased real estate taxes, maintenance costs, and fuel, partially offset by an increase in insurance expense and electricity.

     Administrative and general expenses decreased to $2,157,610 in the 1995 fiscal year from $2,840,030 in the 1994 twelve month period, principally due to the recording of the bad debt in 1994 discussed above, and a reduction of legal and professional expenses.

     Depreciation and amortization expense in the current year increased to $838,063 from $822,727 in the 1994 twelve month period because of additional improvements to property.

     Interest expense exceeded investment income by $274,156 in the current year and by $212,402 in the twelve months ended July 31, 1994 primarily due to the increased interest on the broker loan discussed in Note 9 to the Consolidated Financial Statements.

Fiscal 1994 Compared to Fiscal 1993

     For the twelve months ended July 31, 1994 the Company had a net loss of $307,466, or $.15 per share, consisting of a loss from operations of $32,466, or $.02 per share, and the cumulative effect of a change in accounting for income taxes of $275,000, or $.13 per share. The operating loss resulted after the write-off of a bad debt amounting to $708,673 referred to below. The Company reports scheduled rental income recognized on a straight-line basis rather than rental income as it becomes a receivable according to the provisions of the lease, in compliance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The excess of the scheduled rental income of McCrory, recognized on a straight-line basis over rental income reported through January 31, 1994, the effective date of McCrory's rejection of its lease, amounted to $622,023, which, together with the pre-petition claim of $86,650 were written off and classified as a bad debt.

     In the comparable 1993 twelve month period, income from operations including a gain on a condemnation award, less applicable expenses, of $639,048 (See Note 14 to the Consolidated Financial Statements), amounted to $1,463,930, or $.67 per share, while the overall net income amounted to $2,172,930, or $1.00 per share, after an extraordinary credit of $709,000, or $.33 per share, arising from the utilization of a net operating loss carryforward.

     Rental income for the 1994 fiscal year decreased to $9,522,528 from $10,029,444 in the 1993 fiscal year, principally due to the loss of two tenants and a concession of rent for another tenant (See Note 11 to the Consolidated Financial Statements), partially offset by rental income from property purchased in December, 1992 in Ohio and a settlement of a claim against a tenant.

--------------------------------------------------------------------------------

     Real estate operating expenses increased by $103,295 principally due to an increase in insurance expense of $20,221, maintenance expense of $102,286, electricity of $26,903 and fuel, water and sewage of $20,179, partially offset by a decrease in real estate taxes of $39,579.

     Administrative and general expenses increased to $2,840,030 from $2,074,774 principally due to the bad debt of $708,673 discussed above, an increase in legal and professional expense of $44,270 which amount includes legal expenses incurred in settling a claim against a tenant which resulted in the additional rent received referred to above and pension expense of $48,336 partially offset by a write-off of a 1993 nonrecurring bad debt amounting to $22,285 relating to a tenant vacating certain premises.

     Investment income decreased to $384,545 from $562,447 in the earlier year, principally due to the use of funds to acquire the property in Circleville, Ohio on December 23, 1992, generally lower interest rates on investments and the use of funds for operations. The 1993 figures include interest income of $116,365 on the condemnation award discussed above. There is no comparable item in the 1994 year.

     Interest expense increased to $596,947 from $564,649 in 1993 because of the financing of the Ohio property described in Note 3(c) to the Consolidated Financial Statements, partially offset by a reduction of long-term debt.

Liquidity and Capital Resources

     The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

     The leasing of 50,000 square feet of space in the Jowein Building located in the Fulton Mall in downtown Brooklyn, New York to two chain store tenants for retail space and the leasing of 25,000 square feet to the U.S. Post Office in Fishkill, New York will provide additional working capital for the Company. The term of the Brooklyn leases will commence in November, 1995 and the term of the Fishkill lease will commence in December, 1995. (See Note 11 to Consolidated Financial Statements).

     Negotiations are in progress to lease available office and retail space of approximately 645,000 square feet in the Company's buildings in Brooklyn, Jamaica and Fishkill, New York. The Company is confident that the rate at which space is leased will accelerate, resulting in an increase in rental income and improvement in cash flow and net income.

     On August 17, 1995 the Company entered into an agreement with a bank wherein the bank approved a $1,500,000 loan facility for the Company to use to fund building construction/renovation costs to accommodate tenants under lease. The Company has taken down $400,000 as of the date of this report. (See Note 16 to Consolidated Financial Statements).

     To further improve the Company's cash position, on October 28, 1994, the existing first mortgage loan balance on the Fishkill property was paid down by a $200,000 payment and the due date of the mortgage loan was extended for a period of five years to mature November 1, 1999. The annual interest rate was reduced from 10% to 9% and the principal payments are made in constant monthly amounts based upon a fifteen year payout period.

     The Company had working capital of $2,478,431 with a ratio of current assets to current liabilities of 2.1 to 1 at July 31, 1995.

     Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements.

J.W. MAYS, INC.

--------------------------------------------------------------------------------

Quarterly Financial Information (Unaudited)
(dollars in thousands except per share data)

                                                                                   Three months ended
                                                               -----------------------------------------------------------
                                                               Oct. 31, 1994  Jan. 31, 1995   Apr. 30, 1995  July 31, 1995
                                                               -------------  -------------   -------------  -------------
Revenues .....................................................     $2,071         $2,109           $2,097        $2,053
Revenues less expenses .......................................        (78)           (60)            (151)         (231)
(Loss) from operations .......................................        (57)           (53)            (111)         (173)
Cumulative effect of change in accounting for
  certain investments in debt and equity securities ..........         22             --               --            --
Net (loss) ...................................................        (35)           (53)            (111)         (173)
(Loss) per common share:
  From operations ............................................     $ (.03)        $ (.02)          $ (.05)       $ (.08)
  Cumulative effect of change in accounting for
    certain investments in debt and equity securities ........        .01             --               --            --
                                                                   ------         ------           ------        ------
 Net (loss) per common share .................................     $ (.02)        $ (.02)          $ (.05)       $ (.08)
                                                                   ======         ======           ======        ======

                                                                                    Three months ended
                                                               -----------------------------------------------------------
                                                               Oct. 31, 1993  Jan. 31, 1994   Apr. 30, 1994  July 31, 1994
                                                               -------------  -------------   -------------  -------------
Revenues .....................................................     $2,573         $2,515         $2,161        $2,274
Revenues less expenses .......................................        477           (244)          (126)          (71)
Income (loss) from operations ................................        206           (120)           (95)          (23)
Cumulative effect of change in accounting for
  income taxes ...............................................       (275)            --             --            --
Net (loss) ...................................................        (69)          (120)           (95)          (23)
Income (loss) per common share:
  From operations ............................................     $  .10         $ (.06)        $ (.04)       $ (.02)
  Cumulative effect of change in accounting for
    income taxes .............................................       (.13)            --             --            --
                                                                   ------         ------         ------        ------
  Net (loss) per common share ................................     $ (.03)        $ (.06)        $ (.04)       $ (.02)
                                                                   ======         ======         ======        ======

------------------

Income (loss) per share is computed independently for each of the quarters presented, on the basis described in Note 1 to the Consolidated Financial Statements.

Common Stock Prices and Dividends

     The Company's common stock trades on The Nasdaq Stock Market under the symbol: "Mays".

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 1995 and 1994:

                                                                  Sales Price
                                                               -----------------
Three months ended                                             High         Low
------------------                                             -----       -----
October 31, 1994 ...........................................   7-3/8       6-3/4
January 31, 1995 ...........................................   7-1/2       6-1/2
April 30, 1995 .............................................   7           5-1/2
July 31, 1995 ..............................................   7-1/2       5-1/2
October 31, 1993 ...........................................   7-1/4       5-1/2
January 31, 1994 ...........................................   7-1/2       6-1/4
April 30, 1994 .............................................   7-1/4       6-1/4
July 31, 1994 ..............................................   7-3/4       6-1/2

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc.

     There were no dividends declared in either of the two fiscal years.

     On September 29, 1995, the Company had approximately 3,700 shareholders of record.

J.W. MAYS, INC.

---------------------------------------------------------------------------------------

Officers
Lloyd J. Shulman                  Co-Chairman of the Board, Chief Executive Officer and
                                    President and Chief Operating Officer

Alex Slobodin                     Executive Vice President and Treasurer
Ward N. Lyke, Jr.                 Vice President--Management Information Services
George Silva                      Vice President--Operations
Salvatore Cappuzzo                Secretary
Mark Greenblatt                   Controller and Assistant Treasurer

Board of Directors

Frank J. Angell 1,2,3,5           Professor Emeritus, New York University College of Business
                                    and Public Administration
Jack Schwartz 2,3,4,5             Private Consultant
Lloyd J. Shulman 1,3,4,5          Co-Chairman of the Board, Chief Executive Officer and
                                    President and Chief Operating Officer, J.W. Mays, Inc.
Max L. Shulman 1,3,4,5            Co-Chairman of the Board, J.W. Mays, Inc.
Sylvia W. Shulman                 Retired Fashion Director and Merchandiser of Boutique Shops,
                                    J.W. Mays, Inc.
Lewis D. Siegel 2,3,5             Vice President, Smith Barney, Inc.
Alex Slobodin 1,3                 Executive Vice President and Treasurer, J.W. Mays, Inc.

Committee Assignments Key:
1 Member of Executive Committee
2 Member of Audit Committee

3 Member of Investment Advisory Committee
4 Member of Advisory Real Estate Committee
5 Member of Executive Compensation Committee

Annual Report on Form 10-K


The Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission for the fiscal year ended July 31, 1995, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201.

                                                                              21
                                      C-3