Form 10-K, Exhibit 13
period 1996-07-31
MAYS J W INC
filed 1996-10-24
CIK 54187

J. W. MAYS, INC.





















                                                    ANNUAL REPORT

                                                         1996

                                                Year Ended July 31, 1996

CONTENTS
                                                         Page No.
                                                         --------
Summary of Selected Financial Data                           2
Company Profile                                              2
Message to Shareholders                                      3
Consolidated Balance Sheets                                4-5
Consolidated Statements of Operations
and Retained Earnings                                        6
Consolidated Statements of Cash Flows                        7
Notes to Consolidated Financial Statements                8-15
Reports of Independent Accountants                          16
Five Year Summary of
Consolidated Operations                                     17
Management's Discussion and
Analysis of Financial Condition
and Results of Operations                                18-19
Quarterly Financial Information (Unaudited)                 20
Common Stock Prices and Dividends                           20
Officers and Directors                                      21


EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
40 Wall Street
New York, N.Y. 10005

SPECIAL COUNSEL
Cullen and Dykman
177 Montague Street
Brooklyn, N.Y. 11201

INDEPENDENT ACCOUNTANTS
D'Arcangelo & Co., LLP
3010 Westchester Avenue
Purchase, N.Y. 10577

COMMON STOCK

The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: "Mays".

ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Tuesday, November 26, 1996, at 10:00 A.M., New York time, at J. W. MAYS, INC., 9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                            1996       1995         1994       1993       1992
----------------------------------------------------------------------------------------------------------------
Rental Income ........................................    $ 9,269     $ 8,330     $ 9,523     $10,030    $ 9,299
Gain on Sale of Property and Equipment ...............       --          --          --             1       --
Gain on Condemnation Award ...........................       --          --          --           639       --
----------------------------------------------------------------------------------------------------------------
Total Revenues .......................................      9,269       8,330       9,523      10,670      9,299
----------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations Before
 Cumulative Effect of Changes in Accounting
 Principles and Extraordinary Item ...................       (141)       (394)        (32)      1,464        856
(Loss) from Discontinued Operations ..................       --          --          --          --          (47)
Cumulative Effect of Changes in Accounting Principles:
  Accounting for Certain Investments in Debt
   and Equity Securities .............................       --            22        --          --         --
  Accounting for Income Taxes ........................       --          --          (275)       --         --
Extraordinary Item--Utilization of Net Operating
 Loss Carryforward ...................................       --          --          --           709        416
----------------------------------------------------------------------------------------------------------------
Net Income (Loss) ....................................       (141)       (372)       (307)      2,173      1,225
----------------------------------------------------------------------------------------------------------------
Working Capital ......................................      2,152       2,478       4,629       3,816      7,457
----------------------------------------------------------------------------------------------------------------
Total Assets .........................................     37,771      36,144      37,290      36,384     32,245
----------------------------------------------------------------------------------------------------------------
Long-Term Debt:
  Mortgages Payable ..................................      6,965       5,954       6,359       4,315      4,509
  Other ..............................................      1,039         678         672         668        664
----------------------------------------------------------------------------------------------------------------
    Total ............................................      8,004       6,632       7,031       4,983      5,173
----------------------------------------------------------------------------------------------------------------
Shareholders' Equity .................................     27,141      27,293      27,637      28,028     26,056
----------------------------------------------------------------------------------------------------------------
Income (Loss) Per Common Share:
  Continuing Operations ..............................       (.07)       (.18)       (.02)        .67        .39
  Discontinued Operations ............................       --          --          --          --         (.02)
  Cumulative Effect of Changes in Accounting
   Principles:
    Accounting for Certain Investments in Debt
     and Equity Securities ...........................       --           .01        --         --           --
    Accounting for Income Taxes ......................       --          --          (.13)      --           --
  Extraordinary Item--Utilization of
   Net Operating Loss Carryforward ...................       --          --          --           .33        .19
----------------------------------------------------------------------------------------------------------------
    Net Income (Loss) Per Common Share ...............    $  (.07)    $  (.17)    $  (.15)    $  1.00    $   .56
----------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share ....................       --          --          --         --           --
----------------------------------------------------------------------------------------------------------------


Average common shares outstanding for 1996, 2,136,397; 1995, 2,136,397; 1994,
2,137,440; 1993, 2,171,124; and 1992, 2,178,297.

COMPANY PROFILE
-------------------------------------------------------------------------------

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

     More comprehensive information concerning the Company appears in its Annual Report on Form 10-K for the fiscal year ended July 31, 1996.

J.W. MAYS, INC.


TO OUR SHAREHOLDERS:
-------------------------------------------------------------------------------

     The current year has shown an improvement over the 1995 fiscal year. Revenues for the current fiscal year increased to $9,268,768, from $8,330,182 in the 1995 fiscal year, while revenues for the three months ended July 31, 1996 increased to $2,344,431, from $2,053,733 in the 1995 comparable quarter.

     For the fiscal year ended July 31, 1996, our Company reported a loss of $141,286, or $.07 per share, compared with a loss of $372,039, or $.17 per share, in the year ended July 31, 1995. The current year's loss of $141,286 includes a pre-tax write-off of a bad debt of $424,011, due to a lease rejection by a tenant in bankruptcy under Chapter 11.

     In the three months ended July 31, 1996, the Company reported net income of $90,701, or $.04 per share, against a quarterly loss in the previous year of $172,500, or $.08 per share.

     The Company has recently signed two leases with the State of New York for approximately 46,000 square feet of office space in the Company's former store in Jamaica, New York. Occupancy by the two tenants is anticipated to commence in April 1997. To defray the costs of renovations for the State occupancy, the Company borrowed from a bank the principal amount of $2,500,000.

     As we review the progress made in fiscal 1996, we are confident that the Company is better positioned today then it was one year ago when we were absorbing the loss of two major tenants, and a rent concession to a third tenant, as previously reported. While we cannot control the real estate market, we believe we have made significant progress in the areas we can control. We look forward to being able to report a profitable 1997 fiscal year.

     We are appreciative of the continued support and confidence of our shareholders, the counsel of our Board of Directors and the loyal service of our employees.


Sincerely,

/s/ MAX L. SHULMAN
Max L. Shulman
Co-Chairman

/S/ LLOYD J. SHULMAN
Lloyd J. Shulman
Co-Chairman, Chief Executive
Officer and President and
Chief Operating Officer

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 1996 and 1995

Assets

                                                                                           1996               1995
                                                                                        -----------       -----------
Property and Equipment--At cost (Notes 1 and 3):
  Buildings and improvements ........................................................   $31,988,028       $30,867,736
  Improvements to leased property ...................................................     9,131,836         8,215,035
  Fixtures and equipment ............................................................       493,748           483,208
  Land ..............................................................................     4,008,835         4,008,835
  Other .............................................................................       171,183           167,223
  Construction in progress ..........................................................          --             384,133
                                                                                        -----------       -----------
                                                                                         45,793,630        44,126,170
  Less accumulated depreciation and amortization ....................................    19,713,124        18,840,235
                                                                                        -----------       -----------
      Property and equipment--net ...................................................    26,080,506        25,285,935
                                                                                        -----------       -----------
Current Assets:
  Cash and cash equivalents (Notes 11 and 12) .......................................       412,653           490,315
  Marketable securities--other investments (Notes 1, 2, 9 and 11) ...................     2,792,800         2,799,712
  Receivables .......................................................................       315,179           244,992
  Deferred income taxes (Note 5) ....................................................        67,000            27,000
  Prepaid expenses ..................................................................     1,171,896         1,121,694
  Income taxes refundable ...........................................................         4,496              --
  Real estate taxes refundable ......................................................        13,409              --
                                                                                        -----------       -----------
      Total current assets ..........................................................     4,777,433         4,683,713
                                                                                        -----------       -----------
Other Assets:

  Deferred charges (Note 1) .........................................................     2,414,194         2,329,140
  Less accumulated amortization .....................................................       883,229           913,311
                                                                                        -----------       -----------
      Net ...........................................................................     1,530,965         1,415,829
  Security deposits (Note 11) .......................................................       887,121           458,641
  Unbilled receivables (Note 1) .....................................................     4,126,436         4,026,435
  Receivables (Note 7) ..............................................................       194,453           109,687
  Marketable securities--other investments (Notes 1, 2, 9 and 11) ...................        98,056           164,063
  Deferred income taxes (Note 5) ....................................................        76,000              --
                                                                                        -----------       -----------
      Total other assets ............................................................     6,913,031         6,174,655
                                                                                        -----------       -----------

      TOTAL ASSETS ..................................................................   $37,770,970       $36,144,303
                                                                                        ===========       ===========


See Notes to Consolidated Financial Statements.

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                            1996              1995
                                                                                        -----------       -----------
Long-Term Debt:
  Mortgages payable (Notes 3 and 11) ...............................................    $ 6,964,717       $ 5,954,306
  Other (Note 4) ...................................................................      1,039,709           677,597
                                                                                        -----------       -----------
      Total long-term debt .........................................................      8,004,426         6,631,903
                                                                                        -----------       -----------

Deferred Income Taxes (Note 5) .....................................................            --             14,000
                                                                                        -----------       -----------

Current Liabilities:
  Payable to securities broker (Notes 9 and 11) ....................................      1,497,320         1,225,100
  Accounts payable .................................................................         32,460            64,744
  Payroll and other accrued liabilities (Note 8) ...................................        607,037           487,956
  Income taxes payable (Note 5) ....................................................            --             18,588
  Other taxes payable ..............................................................          5,194             4,081
  Current portion of long-term debt--mortgages payable (Notes 3 and 11) ............        483,450           404,813
                                                                                        -----------       -----------
      Total current liabilities ....................................................      2,625,461         2,205,282
                                                                                        -----------       -----------

      Total liabilities ............................................................     10,629,887         8,851,185
                                                                                        -----------       -----------
Shareholders' Equity:
  Common stock, par value $1 each share (shares--5,000,000
   authorized; 2,178,297 issued) ...................................................      2,178,297         2,178,297
  Additional paid in capital .......................................................      3,346,245         3,346,245
  Unrealized gain on available for sale securities (Note 2) ........................         17,261            28,010
  Retained earnings ................................................................     21,883,520        22,024,806
                                                                                        -----------       -----------
                                                                                         27,425,323        27,577,358
  Less common stock held in treasury, at cost--
   41,900 shares at 1996 and 1995 ..................................................        284,240           284,240
                                                                                        -----------       -----------
      Total shareholders' equity ...................................................     27,141,083        27,293,118
                                                                                        -----------       -----------
Commitments and Contingencies (Notes 6 and 14)

                                                                                        -----------       -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................    $37,770,970       $36,144,303
                                                                                        ===========       ===========

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                                                   Years Ended July 31,
                                                                       -----------------------------------------------
                                                                          1996             1995               1994
                                                                       -----------       -----------       -----------
Revenues
 Rental income (Notes 1 and 7) .....................................   $ 9,268,768       $ 8,330,182       $ 9,522,528
                                                                       -----------       -----------       -----------
Expenses
 Real estate operating expenses ....................................     5,678,653         5,580,161         5,611,835
 Administrative and general expenses ...............................     2,431,998         2,157,610         2,840,030
 Depreciation and amortization .....................................       888,932           838,063           822,727
                                                                       -----------       -----------       -----------
       Total expenses ..............................................     8,999,583         8,575,834         9,274,592
                                                                       -----------       -----------       -----------
Income (loss) from operations before investment income,
 interest expense and income taxes .................................       269,185          (245,652)          247,936
                                                                       -----------       -----------       -----------
Investment income and interest expense
 Investment income (Note 2) ........................................       249,479           366,911           384,545
 Interest expense (Note 3) .........................................       681,950           641,067           596,947
                                                                       -----------       -----------       -----------
                                                                          (432,471)         (274,156)         (212,402)
                                                                       -----------       -----------       -----------
Income (loss) from operations before income taxes ..................      (163,286)         (519,808)           35,534
Income taxes provided (benefit) (Note 5) ...........................       (22,000)         (126,000)           68,000
                                                                       -----------       -----------       -----------
(Loss) from operations before cumulative effect
 of changes in accounting principles ...............................      (141,286)         (393,808)          (32,466)
Cumulative effect of changes in accounting principles:
 Accounting for certain investments in debt and
  equity securities (Note 1) .......................................          --              21,769              --
 Accounting for income taxes (Notes 1 and 5) .......................          --                --            (275,000)
                                                                       -----------       -----------       -----------
Net (loss) .........................................................      (141,286)         (372,039)         (307,466)
Retained earnings, beginning of year ...............................    22,024,806        22,396,845        22,704,311
                                                                       -----------       -----------       -----------
Retained earnings, end of year .....................................   $21,883,520       $22,024,806       $22,396,845
                                                                       ===========       ===========       ===========
Income (loss) per common share:

 (Loss) from operations ............................................   $      (.07)      $      (.18)      $      (.02)
 Cumulative effect of change in accounting principles:
  Accounting for certain investments in debt and
   equity securities ...............................................          --                 .01              --
  Accounting for income taxes ......................................          --                --                (.13)
                                                                       -----------       -----------       -----------
       Net (loss) per common share .................................   $      (.07)      $      (.17)      $      (.15)
                                                                       ===========       ===========       ===========
Dividends per share ................................................           --                --                --
                                                                       ===========       ===========       ===========
Average common shares outstanding ..................................     2,136,397         2,136,397         2,137,440
                                                                       ===========       ===========       ===========

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Years Ended July 31,
                                                                       -----------------------------------------------
                                                                          1996             1995               1994
                                                                        ----------        ----------        ----------
Cash Flows From Operating Activities
 (Loss) from operations ..............................................  $ (141,286)       $ (393,808)       $  (32,466)
 Adjustments to reconcile net income (loss) to net cash
  provided from (used in) operating activities:
   Deferred income taxes .............................................    (124,000)         (251,000)          (61,000)
   Amortization of premium on marketable debt
    securities .......................................................         723             2,171             4,986
   Unrealized loss on marketable securities ..........................        --                --              31,769
   Realized (gain) loss on marketable securities .....................       6,642           (13,643)          (18,924)
   Depreciation and amortization .....................................     888,932           838,063           822,727
   Amortization of deferred expenses .................................     238,134           127,131           230,823
   Other assets--deferred expenses ...................................    (353,270)         (107,469)         (231,767)
               --security deposits ...................................    (428,480)         (200,505)          (57,762)
               --unbilled receivables ................................    (100,001)         (704,496)           (7,204)
               --receivables .........................................     (84,766)           26,211          (135,898)
 Changes in:
   Receivables .......................................................     (70,187)          128,011           (10,153)
   Prepaid expenses ..................................................     (50,202)           40,925            21,497
   Real estate taxes refundable ......................................     (13,409)              --                --
   Income taxes refundable ...........................................      (4,496)           22,005           (22,005)
   Accounts payable ..................................................     (32,284)          (26,786)          (36,511)
   Payroll and other accrued liabilities .............................     119,081           (77,888)          (60,250)
   Income taxes payable ..............................................     (18,588)           18,588           (29,898)
   Other taxes payable ...............................................       1,113               433               364
                                                                        ----------        ----------        ----------
      Net cash provided (used) by operating activities ...............    (166,344)         (572,057)          408,328
                                                                        ----------        ----------        ----------
Cash Flows From Investing Activities
 Acquisition of property and equipment ...............................  (1,683,503)         (982,150)       (1,719,703)
 Marketable securities--other investments:
  Receipts from sales or maturities ..................................     476,497         2,333,962           699,798
  Payments for purchases .............................................    (427,692)         (415,708)         (760,503)
                                                                        ----------        ----------        ----------
      Net cash provided (used) by investing activities ...............  (1,634,698)          936,104        (1,780,408)
                                                                        ----------        ----------        ----------
Cash Flows From Financing Activities
 Borrowings--securities broker .......................................   1,348,262         2,697,663         2,551,633
 Payments--securities broker .........................................  (1,076,042)       (2,596,076)       (3,819,903)
 Increase (reduction) of mortgage debt--short-term ...................      78,637          (178,354)          389,102
 Increase (reduction) of mortgage and other
  debt--long-term ....................................................   1,372,523          (399,254)        2,048,556
 Purchase of treasury stock ..........................................        --                --             (83,300)
                                                                        ----------        ----------        ----------
     Net cash provided (used) by financing activities ................   1,723,380          (476,021)        1,086,088
                                                                        ----------        ----------        ----------
 Net (decrease) in cash and cash equivalents .........................     (77,662)         (111,974)         (285,992)
 Cash and cash equivalents at beginning of year ......................     490,315           602,289           888,281
                                                                        ----------        ----------        ----------
 Cash and cash equivalents at end of year ............................  $  412,653        $  490,315        $  602,289
                                                                        ==========        ==========        ==========

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS: The Company operates a number of commercial real estate properties located in Brooklyn and Jamaica in New York City, in Levittown, Long Island, New York, in Fishkill, Dutchess County, New York and in Circleville, Ohio. The major portion of these properties is owned and the balance is leased. A substantial percentage of these properties is leased to tenants while the remainder is available for lease.

     CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

     USE OF ESTIMATES: The preparation of the Company's financial statements requires management to make estimates and judgements that affect the reported consolidated statements of operations and consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

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

      Building and improvements ......................  18-40 years
      Improvements to leased property ................   3-40 years
      Fixtures and equipment .........................   7-12 years
      Other ..........................................    3-5 years

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

     INCOME (LOSS) PER SHARE OF COMMON STOCK: Income (loss) per share has been computed by dividing net income or loss for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income or (loss) per share were 2,136,397 in fiscal 1996 and 1995, and 2,137,440 in fiscal 1994.

--------------------------------------------------------------------------------
2. MARKETABLE SECURITIES -- OTHER INVESTMENTS:

     As of July 31, 1996 and 1995, the Company's marketable securities were classified as follows:

                                                         1996                                            1995
                                   ----------------------------------------------  -----------------------------------------------

                                                  Gross        Gross                              Gross       Gross
                                                Unrealized   Unrealized    Fair                Unrealized   Unrealized      Fair
                                      Cost        Gains        Losses     Value       Cost        Gains       Losses       Value
                                   ----------   ----------   ---------- ---------  ----------  ----------   ----------  ----------

Current:
 Available for sale:
  Equity securities .............  $2,675,300     $25,261      $ --    $2,700,561  $2,531,940    $42,010       $ --    $ 2,573,950
  Certificate of deposit ........      26,996         --         --        26,996      25,804        --          --         25,804
                                   ----------     -------      -----   ----------  ----------    -------       ------  -----------
    Total .......................   2,702,296      25,261        --     2,727,557   2,557,744     42,010         --      2,599,754
 Held to maturity:
  Corporate debt securities
   due within one year ..........      65,243          79        --        65,322     199,958      3,372         --        203,330
                                   ----------     -------      -----   ----------  ----------    -------       ------  -----------
    Total current ...............  $2,767,539     $25,340      $ --    $2,792,879  $2,757,702    $45,382       $ --    $ 2,803,084
                                   ==========     =======      ======   ==========  ==========   =======       ======  ==========
 Noncurrent:
  Held to maturity:
   Corporate debt
    securities ..................  $   98,056     $ 3,644      $  --    $  101,700  $  164,063   $ 4,210       $ --    $  168,273
                                   ==========     =======      ======   ==========  ==========   =======       ======  ==========


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

     Investment income consists of the following:

                                                                     1996           1995          1994
                                                                   --------       --------      --------
        Interest income ........................................   $ 43,294       $157,788      $239,951
        Dividend income ........................................    212,827        195,480       157,439
        (Loss) Gain on sale of securities ......................     (6,642)        13,643        18,924
         Unrealized loss on marketable securities ..............       --             --         (31,769)
                                                                   --------       --------      --------
           Total ...............................................   $249,479       $366,911      $384,545
                                                                   ========       ========      ========

--------------------------------------------------------------------------------
3. LONG-TERM DEBT--MORTGAGES PAYABLE:

                                                                              July 31, 1996              July 31, 1995
                                                                         -----------------------    ------------------------
                                             Current
                                              Annual       Final           Due           Due          Due            Due
                                             Interest     Payment         Within        After        Within         After
                                               Rate        Date          One Year     One Year      One Year       One Year
                                             --------    --------        --------     ----------    --------      ----------
Term-loan payable to bank ..........  (a)     8 1/2%       2/1/07        $ 20,682     $1,479,318    $   --        $     --
Mortgages:
 Jowein Building, Brooklyn, N.Y. ...  (b)     7 3/8%      3/31/98          83,825        831,560      53,513         921,524
 Fishkill, New York Property .......  (c)     9    %     11/01/99         108,651      2,561,428      99,333       2,670,079
 Circleville, Ohio Property ........  (d)     7    %      9/30/02         262,767      1,890,947     245,053       2,153,714
 Other .............................          8 1/2%      5/01/01           7,525        201,464       6,914         208,989
                                                                         --------     ----------    --------      ----------
    Total ..........................                                     $483,450     $6,964,717    $404,813      $5,954,306
                                                                         ========     ==========    ========      ==========


     (a) On August 17, 1995 the Company entered into an agreement with a bank wherein the bank approved a $1,500,000 loan facility for the Company to use to fund building construction/renovation costs to accommodate tenants under lease. There is no prepayment penalty for early payoff of the loan. The Company took down the $1,500,000 and repaid the amount on September 11, 1996 (See Note 15 to Consolidated Financial Statements).

     (b) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. On September 6, 1995 the maturity date of the mortgage was extended from March 31, 1996 to March 31, 1998. The interest rate of 10% continued until March 31, 1996 and from April 1, 1996 the interest rate was established at a bank's prevailing rate as at March 31, 1996 at 7 3/8%. During the renewal period there will be no change in the constant quarterly payments of interest and principal in the amount of $37,263.

     (c) On October 28, 1994, the existing first mortgage loan balance on the Fishkill property was paid down by a $200,000 payment and the due date of the mortgage loan was extended for a period of five years from November 1, 1994. The annual interest rate was reduced from 10% to 9% and the principal and interest payments are to be made in constant monthly amounts of $28,712 based upon a fifteen year payout period.

     (d) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, commenced April 1, 1994 in the amount of $33,767, until October 1, 1997, at which time the monthly payments of interest and principal increase to $36,540.

     Maturities of long-term debt--mortgages payable, outstanding at July 31, 1996, are as follows: Years ending July 31, 1997 (included in current liabilities), $483,450; 1998, $1,322,436; 1999, $535,808; 2000, $578,422; 2001,
$788,572, and thereafter, $3,739,479.

4. LONG-TERM DEBT--OTHER:

     Long-Term debt--Other consists of the following:

                                            1996                 1995
                                         ----------            --------
        Deferred compensation .........  $  459,333*           $520,000*
        Lease security deposits .......     580,376**           157,597**
                                         ----------            --------
            Total .....................  $1,039,709            $677,597
                                         ==========            ========


     Maturities of long-term debt--other, outstanding at July 31, 1996, are as follows: Years ending July 31, 1997, $305,737; 1998, $104,000; 1999, $112,004;
2000, $198,851; 2001, $187,080 and thereafter, $132,037.

----------
 * In fiscal 1964 the Company entered into a deferred compensation agreement with its then Chairman of the Board. This agreement, as amended, provides for the $520,000 to be paid in monthly installments of $8,666.67 for a period of 60 months, payable upon the expiration of his employment, retirement or permanent disability as defined in the agreement, or death.

** Does not include two irrevocable letters of credit totaling $110,000 at July
   31, 1996 and three irrevocable letters of credit totaling $410,000 at July 31, 1995, provided by two and three tenants, respectively.

================================================================================

5. INCOME TAXES:

     Effective August 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109--"Accounting for Income Taxes" ("FAS 109").

     Significant components of the Company's deferred tax assets and liabilities as of July 31, 1996 and 1995, are a result of temporary differences related to the items described as follows:


                                                                  1996                               1995
                                                      --------------------------------   ------------------------------
                                                        Deferred          Deferred         Deferred        Deferred
                                                       Tax Assets      Tax Liabilities    Tax Assets    Tax Liabilities
                                                      ------------     ---------------    -----------   ---------------
Net operating loss carryforward ....................    $2,108,362           $   --        $1,994,301           $   --
Alternative minimum tax credit carryforward ........       246,369               --           246,369               --
Investment tax credit carryforward .................        41,597               --           117,098               --
Deferred compensation not currently deductible .....       176,800               --           176,800               --
Rental income received in advance ..................        16,601               --            18,274               --
Bad debts ..........................................        44,138               --            44,138               --
Unbilled receivables ...............................           --          1,402,988              --          1,368,988
Property and equipment .............................           --          1,068,094              --          1,093,241
Unrealized gain on available for sale securities ...           --              8,589              --             14,000
Other ..............................................        30,438                37           10,118               771
                                                        ----------        ----------       ----------        ----------
                                                         2,664,305         2,479,708        2,607,098         2,477,000
Valuation allowance ................................        41,597               --           117,098               --
                                                        ----------        ----------       ----------        ----------
                                                        $2,622,708        $2,479,708       $2,490,000        $2,477,000
                                                        ==========        ==========       ==========        ==========

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 1996, except for investment tax credit carryforwards, for which a 100% valuation allowance has been provided. The valuation allowance was reduced by $116,156 in 1996 and $52,600 in 1995 due to the expiration of investment tax credit carryforwards.

     Income taxes provided (benefit) in fiscal 1996, 1995 and 1994 consisted of:

                                            1996           1995         1994
                                            ----           ----         ----
Current:
 Federal ...........................       $ (7,000)     $    --      $    --
 State and City ....................        109,000       125,000      129,000
Deferred taxes .....................       (124,000)     (251,000)     (61,000)
                                          ---------     ---------     --------
   Total provision or (benefit) ....      $ (22,000)    $(126,000)    $ 68,000
                                          =========     =========     ========

     Components of the deferred tax provision (benefit) for the years ended July 31, 1996, 1995 and 1994 are as follows:


                                                                  1996            1995          1994
                                                                ---------      ---------      --------
Excess of book depreciation over tax depreciation .........     $ (25,000)     $  (3,000)     $ (4,000)
Reduction of rental income received in advance ............         2,000          5,000        46,000
Increase in unbilled receivables ..........................        34,000        240,000         2,000
Unrealized gain (loss) on marketable securities ...........           --          14,000       (11,000)
Net operating loss carryforwards ..........................      (114,000)      (474,000)      (59,000)
Bad debts .................................................           --         (15,000)      (29,000)
Other .....................................................       (21,000)       (18,000)       (6,000)
                                                                ---------      ---------      --------
                                                                $(124,000)     $(251,000)     $(61,000)
                                                                =========      =========      ========

     Taxes provided (benefit) for the years ended July 31, 1996, 1995 and 1994 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income (loss), as follows:


                                                 1996           1995           1994
                                               ---------      ---------      --------
Income (loss) from operations before
 income taxes .............................    $(163,286)     $(519,808)     $ 35,534
Dividends received deduction ..............     (110,259)       (96,442)      (79,702)
Other-net .................................       (1,600)         3,015        (5,832)
                                               ---------      ---------      --------
Adjusted pre-tax (loss) ...................    $(275,145)     $(613,235)     $(50,000)
Statutory rate ............................           34%            34%           34%
                                               ---------      ---------      --------
Income tax provision (benefit) at
 statutory rate ...........................    $ (93,500)     $(208,500)     $(17,000)
State and City income taxes, net of
 federal income tax benefit ...............       71,500         82,500        85,000
                                               ---------      ---------      --------
Income taxes provided (benefit) ...........    $ (22,000)     $(126,000)     $ 68,000
                                               =========      =========      ========

================================================================================

     As a result of the Tax Reform Act of 1986, a separate parallel tax system, "Alternative Minimum Tax" ("AMT"), was created. AMT is calculated separately from the regular Federal income tax and is based on a flat rate applied to a base which is broader than the regular tax base. The higher of the two taxes is paid. The excess of the AMT over regular tax is a tax credit, which can be carried forward indefinitely to reduce regular tax liabilities of future years. The Company was subject to AMT in 1993 and 1989 in the amounts of $23,000 and $230,000, respectively.

     At July 31, 1996, the Company had tax net operating loss carryforwards of $6,201,000 available to offset future regular taxable income. Of this amount $1,210,000 is available until the year 2003, $2,057,000 until 2005, $1,028,000 until 2006, $175,000 until 2009, $1,395,000 until 2010, and $336,000 until 2011.

     Although the Tax Reform Act of 1986 eliminated investment tax credits, for non-transitional property placed in service after December 31, 1985, the Company has investment tax credit carryforwards of $42,000 that expire as follows:
$15,000 in 1997, $2,000 in 1998, $16,000 in 1999 and $9,000 in 2000.

6. LEASES:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the term, range from 2 years to 21 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years ended July 31, 1996 was exceeded by sublease rental income, as follows:

                                         1996           1995           1994
                                      ----------     ----------     ----------
Minimum rental expense ...........    $1,155,120     $1,133,896     $1,113,872
Contingent rental expense ........     1,252,684      1,278,773      1,267,918
                                      ----------     ----------     ----------
                                       2,407,804      2,412,669      2,381,790
Sublease rental income ...........     4,108,307      3,540,588      3,934,133
                                      ----------     ----------     ----------
    Excess .......................    $1,700,503     $1,127,919     $1,552,343
                                      ==========     ==========     ==========

     Rent expense for operating leases include $160,800 for fiscal 1996, $141,300 for fiscal 1995 and $121,800 for fiscal 1994, representing rentals with affiliated companies.

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

        Fiscal                                       Operating
         Year                                         Leases
        ------                                      -----------
        1997 ................................       $ 1,143,340
        1998 ................................         1,143,340
        1999 ................................         1,143,340
        2000 ................................         1,143,340
        2001 ................................         1,087,174
        After 2001 ..........................         9,961,173
                                                    -----------
            Total required* .................       $15,621,707
                                                    ===========

* Minimum payments have not been reduced by minimum sublease rentals of $38,642,064 under operating leases due in the future under non-cancellable leases.

================================================================================

7. RENTAL INCOME:

     Rental income from Company owned property includes $413,609 per annum for the fiscal year 1996, $385,720 for the fiscal year 1995 and $415,934 for the fiscal year 1994 representing rentals from an affiliated company.

     Amounts due from the affiliated company included in unbilled receivables and noncurrent receivables are as follows:

                                                     July 31,
                                      ----------------------------------------
                                        1996            1995           1994
                                      ----------     ----------     ----------
Unbilled receivables ............     $  954,516     $  999,344     $1,025,578
Receivables-noncurrent ..........        194,453        109,687        109,687
           -current .............            --             --             --
                                      ----------     ----------     ----------
    Total .......................     $1,148,969     $1,109,031     $1,135,265
                                      ==========     ==========     ==========

     Rental income for the years 1996, 1995 and 1994 is as follows:

                                                     July 31,
                                      ----------------------------------------
                                        1996           1995           1994
                                      ----------     ----------     ----------

Minimum rentals
  Company owned property ........     $4,584,959     $4,254,489      $4,816,853
  Operating leases ..............      3,443,822      2,955,906       3,265,820
                                      ----------     ----------     ----------
                                       8,028,781      7,210,395       8,082,673
                                      ----------     ----------     ----------
Contingent rentals
  Company owned property ........        575,502        535,105         771,542
  Operating leases ..............        664,485        584,682         668,313
                                      ----------     ----------     ----------
                                       1,239,987      1,119,787       1,439,855
                                      ----------     ----------     ----------
    Total .......................     $9,268,768     $8,330,182      $9,522,528
                                      ==========     ==========      ==========

     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal                                  Company       Operating
 Year                               Owned Property     Leases          Total
 ----                               --------------   -----------    -----------
1997 ...........................     $ 4,662,742     $ 3,821,118    $ 8,483,860
1998 ...........................       4,327,930       3,486,306      7,814,236
1999 ...........................       3,898,307       3,083,576      6,981,883
2000 ...........................       3,788,257       3,081,836      6,870,093
2001 ...........................       3,612,332       3,015,676      6,628,008
After 2001 .....................      24,224,529      22,153,552     46,378,081
                                     -----------     -----------    -----------
    Total ......................     $44,514,097     $38,642,064    $83,156,161
                                     ===========     ===========    ===========

8. PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities consist of the following:

                                                   1996             1995
                                                 --------         --------
     Payroll ..............................      $183,102         $114,290
     Interest .............................        93,337           98,031
     Professional fees ....................        75,317           86,996
     Rents received in advance ............        93,271           53,749
     Utilities ............................        20,570           83,036
     Insurance premiums ...................           --             5,304
     Construction costs ...................        42,869            2,025
     Brokers commissions ..................        63,368           18,143
     Other ................................        35,203           26,382
                                                 --------         --------
          Total ...........................      $607,037         $487,956
                                                 ========         ========

9. PAYABLE TO SECURITIES BROKER:

     The Company borrowed funds, payable on demand, from a securities broker. The loan balance at July 31, 1996 in the amount of $1,497,320, secured by the Company's marketable securities, accrues interest, which at July 31, 1996, was at the annual rate of 7 1/2%.

10. EMPLOYEES' RETIREMENT PLAN:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $132,234, $137,474 and $125,750, as contributions to the Plan for fiscal 1996, 1995 and 1994, respectively.

================================================================================

11. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS:

     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities-other investments, cash equivalents and receivables. Marketable securities-other investments and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The following disclosure of estimated fair value was determined by the Company, using available market information and appropriate valuation methods. Considerable judgement is necessary to develop estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.

     The Company estimates the fair value of its financial instruments using the following methods and assumptions: (1) quoted market prices, when available, are used to estimate the fair value of investments in marketable debt and equity securities; (2) discounted cash flow analyses are used to estimate the fair value of long-term debt, using the Company's estimate of current interest rates for similar debt; and (3) carrying amounts in the balance sheet approximate fair value for cash and cash equivalents due to their high liquidity.

                                                    July 31, 1996
                                              ---------------------------
                                               Carrying            Fair
                                                 Value             Value
                                              ----------       ----------
Cash and cash equivalents ...............     $  412,653       $  412,653
Marketable securities ...................      2,890,856        2,894,579
Tenant security deposits ................        580,376          580,376
Payable to securities broker ............     (1,497,320)      (1,497,320)
Long-term debt-mortgages payable ........     (7,448,167)      (7,558,024)

     The Company derives rental income from twenty six tenants, of which three tenants each accounted for more than 10% of rental income during the year ended July 31, 1996. The City of New York is one of the three tenants and the other two tenants are 510 Fulton Street Realty Associates and its related 168-21 Jamaica Avenue Store Corporation, the owners of which are long established in business.

     McCrory Stores Corporation ("McCrory"), which occupied space in the Fulton Mall in downtown Brooklyn, New York, and whose lease extended to April 29, 2010 and accounted for approximately 14% of the 1993 annual rental income of the Company, filed for Chapter 11 bankruptcy protection from creditors on February 26, 1992. McCrory made application to the United States Bankruptcy Court for authorization to reject the lease agreement, as amended, between the Company, as landlord, and McCrory, as tenant, effective as of January 31, 1994. The United States Bankruptcy Court authorized McCrory to reject such lease agreement effective January 31, 1994 by order signed on January 21, 1994. The Company has filed a Proof of Claim with the United States Bankruptcy Court, Southern District of New York in the total amount of $7,753,732 for damages arising from the rejection of the lease ("Lease Rejection Claim") and a proof of claim in the amount of $86,650 for pre-petition rental obligations. The Company has also filed an administrative claim in the amount of approximately $296,000 ("Administrative Claim") for damages resulting from McCrory's failure to repair and maintain the premises as required by the lease. The Company's claim for pre-petition unpaid rent in the amount of approximately $86,650 has been allowed in the reduced amount of $85,354.39 without prejudice to McCrory's right to assert other and further objections. McCrory has filed an objection to the Company's Lease Rejection Claim and Administrative Claim. The Company has not included its claim against McCrory in its financial statements due to the pending litigation over the Lease Rejection Claim and Administrative Claim and the uncertainty of the amount that may ultimately be allowed and collected. McCrory has filed a Plan of Reorganization with the Bankruptcy Court. The Company has leased approximately 64,000 square feet of the approximate 99,000 square feet of space surrendered by McCrory.

     Jamesway Corporation, which occupied retail space in the Fishkill, New York property, filed for Chapter 11 bankruptcy protection from creditors on July 19, 1993. Jamesway emerged from bankruptcy on January 28, 1995. Jamesway, which was expected to account for approximately 5.2% of the annual rental income of the Company for the fiscal year ended July 31, 1996, and whose lease extended to January 31, 2005, filed for Chapter 11 bankruptcy protection from creditors again on October 18, 1995. Jamesway rejected its lease in the Fishkill location with the approval of the United States Bankruptcy Court, effective February 29, 1996, but continued occupancy until March 22, 1996. The Company has filed an unsecured claim in the amount of approximately $981,255 for damages resulting from the rejection of the lease and an administrative priority claim in the amount of approximately $189,000 for certain amounts due under the lease after the filing of Jamesway's Chapter 11 petition and for the costs of repairs resulting from Jamesway's failure to fulfill its repair and maintenance obligations under the lease. The Company has made no provision in its financial statements for the claims filed against Jamesway due to the uncertainty of the amount that may ultimately be allowed and collected, except for the pre-petition rental obligations claim of $31,971 which amount is included in the unsecured claim of approximately $981,255.

================================================================================

12. CASH FLOW INFORMATION:

     For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:
                                                 Years Ended July 31,
                                          -------------------------------------
                                            1996          1995           1994
                                          --------       --------      --------
       Interest paid .................    $686,644       $647,348      $623,222
       Income taxes paid .............    $125,084       $ 84,407      $180,903

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

15. SUBSEQUENT EVENT:

     The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000, the loan to be secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant in a certain ground lease and building in the Jamaica property. The financial statements do not give effect to the loan. The loan proceeds are to be utilized by the Company toward
(a) payment in full of the outstanding term loan by the Company in favor of the same bank in the amount of $1,500,000 plus interest (see Note 3(a) to Consolidated Financial Statements) and (b) its costs for the renovations to the portions of the premises in connection with the Company's sublease of a significant portion of the building. The interest rate on the loan is 8 1/2% for a period of five (5) years and six (6) months, with such rate to change on the first day of the sixty-seventh (67th) month of the term to a rate equal to the then prime rate plus 1/4%, fixed for the balance of the term. The loan is to become due and payable on the first day of the month following the expiration of ten (10) years and six (6) months from the closing date. During the first six
(6) months of the term, the Company is to have the option to secure advances against the loan amount with the loan to convert to a ten year term at the expiration of the initial six (6) month period thereof.

     Payments are to be made, in arrears, on the first day of each and every month during the term, calculated (a) during the initial six (6) month period of the term, interest only, and (b) during the final ten (10) year period of the term, at the sum of the interest plus amortization sufficient to fully liquidate the loan over a fifteen (15) year period. As additional security, the Company conditionally assigned to the bank all leases and rents on the premises, or portions thereof, now existing and will assign all leases on the premises hereafter consummated. The Company has an option to prepay principal, in whole or in part, plus interest accrued thereon, at any time during the term, upon thirty (30) days prior notice to the bank, without premium or penalty. Other provisions of the loan agreement provide certain restrictions on the incurrence of indebtedness and the sale or transfer of the Company's ground lease interest in the premises.

================================================================================

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of J.W. Mays, Inc. and subsidiaries as of July 31, 1996, and the related consolidated statements of operations and retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

D'ARCANGELO & CO., LLP
Purchase, New York
October 11, 1996


================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
J.W. Mays, Inc.

     We have audited the accompanying consolidated balance sheet of J.W. Mays, Inc. and its subsidiaries as of July 31, 1995 and the related consolidated statements of operations and retained earnings, and cash flows for each of the years in the two year period ended July 31, 1995. These consolidated financial statements were the responsibility of the Company's management. Our responsibility was to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as at July 31, 1995 and the results of their operations and their cash flows for each of the years in the two year period ended July 31, 1995, in conformity with generally accepted accounting principles.

     As described in Note 1 to the consolidated financial statements, on August 1, 1994, the Company changed its method of accounting for marketable securities--other investments, and on August 1, 1993, the Company changed its method of accounting for income taxes.

                                                   LIPSKY, GOODKIN & CO., P.C.

New York, New York

October 12, 1995 (except with respect to the matter discussed in Note 16(b) to the 1995 Consolidated Financial Statements, as to which the date is October 20, 1995). See paragraph 6 of Note 11 to the 1996 Consolidated Financial Statements for events subsequent to October 20, 1995.

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)


                                                                            Years Ended July 31,
                                                          -----------------------------------------------------------------
                                                            1996          1995          1994          1993           1992
===========================================================================================================================
Revenues
 Rental income ........................................   $ 9,269       $ 8,330        $ 9,523      $ 10,030        $ 9,299
 Gain on sale of property and equipment ...............       --            --             --              1            --
 Gain on condemnation award ...........................       --            --             --            639            --
                                                          -------       -------        -------      --------        -------
   Total revenues .....................................     9,269         8,330          9,523        10,670          9,299
                                                          -------       -------        -------      --------        -------
Expenses
 Real estate operating expenses .......................     5,679         5,580          5,612         5,509          5,311
 Administrative and general expenses ..................     2,432         2,158          2,840         2,075          2,105
 Depreciation and amortization ........................       889           838            823           748            669
                                                          -------       -------        -------      --------        -------
   Total expenses .....................................     9,000         8,576          9,275         8,332          8,085
                                                          -------       -------        -------      --------        -------
Income (loss) from continuing operations before
 investment income, interest expense and
 income taxes .........................................       269          (246)           248         2,338          1,214
                                                          -------       -------        -------      --------        -------
Investment income and interest expense
 Investment income ....................................       250           367            385           562            678
 Interest expense .....................................       682           641            597           564            471
                                                          -------       -------        -------      --------        -------
                                                             (432)         (274)          (212)           (2)           207
                                                          -------       -------        -------      --------        -------
Income (loss) from continuing operations before
 income taxes .........................................      (163)         (520)            36         2,336          1,421
Income taxes provided (benefit) .......................       (22)         (126)            68           872            565
                                                          -------       -------        -------      --------        -------
Income (loss) from continuing operations ..............      (141)         (394)           (32)        1,464            856
                                                          -------       -------        -------      --------        -------
Discontinued Operations
 (Loss) from disposal of retail segment--net
  of taxes ............................................       --            --             --            --             (47)
                                                          -------       -------        -------      --------        -------
   Total (loss) from discontinued operations ..........       --            --             --            --             (47)
                                                          -------       -------        -------      --------        -------
Income (loss) from operations before extraordinary
 item and cumulative effect of changes in
 accounting principles ................................      (141)         (394)           (32)        1,464            809
  Accounting for certain investments in debt
   and equity securities ..............................       --             22            --            --             --
  Accounting for income taxes .........................       --            --            (275)          --             --
Extraordinary Item--utilization of net operating
 loss carryforward ....................................       --            --             --            709            416
                                                          -------       -------        -------      --------        -------
Net Income (loss) .....................................   $  (141)      $  (372)       $  (307)     $  2,173        $ 1,225
                                                          =======       =======        =======      ========        =======
Income (loss) per common share
 Income (loss) from continuing operations .............   $  (.07)      $  (.18)       $  (.02)     $    .67        $   .39
(Loss) from discontinued operations ...................       --            --             --            --            (.02)
Cumulative effect of change in accounting principles:
 Accounting for certain investments in debt
  and equity securities ...............................       --            .01            --            --             --
 Accounting for income taxes ..........................       --            --            (.13)          --             --
 Extraordinary item--utilization of net operating
  loss carryforward ...................................       --            --             --            .33            .19
                                                          -------       -------        -------      --------        -------
   Net income (loss) per common share .................   $  (.07)      $  (.17)       $  (.15)     $   1.00       $    .56
                                                          =======       =======        =======      ========       ========
Dividends per share ...................................       --            --             --            --             --
                                                          =======       =======        =======      ========       ========
Average common shares outstanding ..................... 2,136,397     2,136,397      2,137,440     2,171,124      2,178,297
                                                        =========     =========      =========     =========      =========

J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
================================================================================

FISCAL 1996 COMPARED TO FISCAL 1995

     Loss from operations and the overall net loss for the year ended July 31, 1996 amounted to $141,286, or $.07 per share, after a pre-tax write-off of a bad debt amounting to $424,011 relating to the rejection by a tenant of its lease, discussed below. There was no comparable item in the 1995 twelve month period. Operations for the comparable 1995 twelve month period resulted in an after tax net loss of $393,808, or $.18 per share. The overall net loss for the 1995 twelve month period amounted to $372,039, or $.17 per share, after the cumulative effect (an increase in income) of a change in accounting for certain investments in debt and equity securities, in the amount of $21,769, or $.01 per share. There was no comparable item in the 1996 twelve month period.

     Rental income in the current year increased to $9,268,768 from $8,330,182 in the 1995 twelve month period principally due to the addition of new tenants.

     Real estate operating expenses in the current year increased to $5,678,653 from $5,580,161 in the 1995 comparable year principally due to increased maintenance and fuel costs, partially offset, by an allowed credit for utility costs and a decrease in real estate taxes in the 1996 fiscal year.

     Administrative and general expenses increased to $2,431,998 from $2,157,610 principally due to the bad debt write-off of $424,011, discussed below, partially offset by a decrease in insurance expense.

     The Company reports scheduled rental income recognized on a straight-line basis rather than rental income as it becomes receivable according to the provisions of the lease, in compliance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The excess of the scheduled rental income of Jamesway recognized on a straight-line basis over rental income amounts to $424,011 and such amount has been written off and classified as a bad debt.

     Depreciation and amortization expense in the current year increased to $888,932 from $838,063 in the 1995 year because of additional improvements to property.

     Interest expense exceeded interest income in the amount of $432,471 in the current year and by $274,156 in the 1995 year principally due to the increased interest on the broker loan discussed in Note 9 and the loan facility discussed in Note 3(a) to Consolidated Financial Statements.

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

     Rental income in the 1995 fiscal year decreased to $8,330,182 from $9,522,528 in the 1994 twelve months, principally due to the loss of two tenants and the concession of rent for another tenant (See Note 11 to Consolidated Financial Statements), partially offset by rental income from a new tenant.

================================================================================

     Real estate operating expenses decreased to $5,580,161 in the 1995 fiscal year from $5,611,835 in the 1994 twelve months principally due to decreased real estate taxes, maintenance costs, and fuel, partially offset by an increase in insurance expense and electricity.

     Administrative and general expenses decreased to $2,157,610 in the 1995 fiscal year from $2,840,030 in the 1994 twelve month period, principally due to the recording of the bad debt in 1994, discussed above, and a reduction of legal and professional expenses.

     Depreciation and amortization expense in the 1995 fiscal year increased to $838,063 from $822,727 in the 1994 twelve month period because of additional improvements to property.

     Interest expense exceeded investment income by $274,156 in the 1995 fiscal year and by $212,402 in the twelve months ended July 31, 1994 principally due to the increased interest on the broker loan discussed in Note 9 to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

     The leasing of 58,000 square feet of space in the Jowein Building located in the Fulton Mall in downtown Brooklyn, New York to two chain store tenants for retail space and one tenant for office space, the leasing of 25,000 square feet to the U.S. Post Office in Fishkill, New York and the leasing to the State of New York of approximately 46,000 square feet of office space for two tenants in the Company's former store in Jamaica, New York, will provide additional working capital for the Company. Two of the Brooklyn leases commenced in November 1995 and one in October 1996, the term of the Fishkill lease commenced in December 1995 and the Jamaica leases are anticipated to commence in April 1997. To defray the costs of renovations for the State occupancy, the Company borrowed from a bank the principal amount of $2,500,000.

     The Company had working capital of $2,151,972 with a ratio of current assets to current liabilities of 1.8 to 1 at July 31, 1996.

     Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements.

J.W. MAYS, INC.


===========================================================================================================================
QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)


                                                                                   Three months ended
                                                              -------------------------------------------------------------
                                                              Oct. 31, 1995   Jan. 31, 1996   Apr. 30, 1996   July 31, 1996
                                                              -------------   -------------   -------------   -------------
Revenues ................................................        $2,026           $2,468         $2,430          $2,345
Revenues less expenses ..................................           (87)            (261)            36             149
Net income (loss) .......................................           (70)            (167)             4              91
                                                                 ------           ------         ------          ------
Net income (loss) per common share ......................        $ (.03)          $ (.08)        $   --          $  .04


                                                                                   Three months ended
                                                              -------------------------------------------------------------
                                                              Oct. 31, 1994   Jan. 31, 1995   Apr. 30, 1995   July 31, 1995
                                                              -------------   -------------   -------------   -------------
Revenues ................................................        $2,071           $2,109         $2,097          $2,053
Revenues less expenses ..................................           (78)             (60)          (151)           (231)
(Loss) from operations ..................................           (57)             (53)          (111)           (173)
Cumulative effect of change in accounting for
 income taxes ...........................................            22               --             --              --
Net (loss) ..............................................           (35)             (53)          (111)           (173)
(Loss) per common share:

 From operations ........................................        $ (.03)          $ (.02)        $ (.05)         $ (.08)
 Cumulative effect of change in accounting for
  income taxes ..........................................           .01               --             --              --
                                                                 ------           ------         ------          ------
 Net (loss) per common share ............................        $ (.02)          $ (.02)        $ (.05)         $ (.08)
                                                                 ======           ======         ======          ======

-----------

Income (loss) per share is computed independently for each of the quarters presented, on the basis described inNote 1 to Consolidated Financial Statements.

COMMON STOCK PRICES AND DIVIDENDS

     The Company's common stock trades on the Nasdaq Stock Market tier of The Nasdaq Stock Market under the symbol: "Mays".

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 1996 and 1995:

                                                          Sales Price
                                                       -----------------
              Three months ended                       High         Low
              ------------------                       -----       -----
              October 31, 1995 ..................      7 3/4       5 3/4
              January 31, 1996 ..................      8           6 3/8
              April 30, 1996 ....................      8 1/2       6 15/16
              July 31, 1996 .....................      8 1/2       7 1/2
              October 31, 1994 ..................      7 3/8       6 3/4
              January 31, 1995 ..................      7 1/2       6 1/2
              April 30, 1995 ....................      7           5 1/2
              July 31, 1995 .....................      7 1/2       5 1/2

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc.

     There were no dividends declared in either of the two fiscal years.

     On September 27, 1996, the Company had approximately 3,700 shareholders of record.

J.W. MAYS, INC.


====================================================================================================
OFFICERS
Lloyd J. Shulman                  Co-Chairman of the Board, Chief Executive Officer and
                                    President and Chief Operating Officer

Alex Slobodin                     Executive Vice President and Treasurer
Ward N. Lyke, Jr.                 Vice President--Management Information Services
George Silva                      Vice President--Operations
Salvatore Cappuzzo                Secretary
Mark Greenblatt                   Controller and Assistant Treasurer

BOARD OF DIRECTORS

Frank J. Angell 1,2,3,5           Professor Emeritus, New York University Leonard N. Stern School
                                    of Business
Jack Schwartz 2,3,4,5             Private Consultant
Lloyd J. Shulman 1,3,4,5          Co-Chairman of the Board, Chief Executive Officer and
                                    President and Chief Operating Officer, J.W. Mays, Inc.
Max L. Shulman 1,3,4,5            Co-Chairman of the Board, J.W. Mays, Inc.
Sylvia W. Shulman                 Retired Fashion Director and Merchandiser of Boutique Shops,
                                    J.W. Mays, Inc.
Lewis D. Siegel 2,3,5             First Vice President, Smith Barney, Inc.
Alex Slobodin 1,3                 Executive Vice President and Treasurer, J.W. Mays, Inc.

COMMITTEE ASSIGNMENTS KEY:
1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Advisory Real Estate Committee
5 Member of Executive Compensation Committee

ANNUAL REPORT ON FORM 10-K

The Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission for the fiscal year ended July 31, 1996, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201.