Form 10-K, Exhibit 13
period 1997-07-31
MAYS J W INC
filed 1997-10-20
CIK 54187

J. W. MAYS, INC.

















                                                   ANNUAL REPORT

                                                       1997

                                               Year Ended July 31, 1997

CONTENTS

                                                       PAGE NO.
                                                       --------

  Summary of Selected Financial Data                       2
  The Company                                              2
  Message to Shareholders                                  3
  Consolidated Balance Sheets                            4-5
  Consolidated Statements of Operations
  and Retained Earnings                                    6
  Consolidated Statements of Cash Flows                    7
  Notes to Consolidated Financial Statements            8-15
  Reports of Independent Accountants                      16
  Five Year Summary of
  Consolidated Operations                                 17
  Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations                            18-19
  Quarterly Financial Information (Unaudited)             20
  Common Stock Prices and Dividends                       20
  Officers and Directors                                  21


  EXECUTIVE OFFICES
  9 Bond Street, Brooklyn, N.Y. 11201

  TRANSFER AGENT AND REGISTRAR
  American Stock Transfer & Trust Company
  40 Wall Street
  New York, N.Y. 10005

  SPECIAL COUNSEL
  Cullen and Dykman
  177 Montague Street
  Brooklyn, N.Y. 11201

  INDEPENDENT ACCOUNTANTS
  D'Arcangelo & Co., LLP
  3010 Westchester Avenue
  Purchase, N.Y. 10577

  COMMON STOCK                                          ANNUAL MEETING
  The Company's common stock trades on the              The Annual Meeting of Shareholders will be
  Nasdaq National Market tier of The                    held on Tuesday, November 25, 1997, at
  Nasdaq Stock Market under the Symbol:                 10:00 A.M., New York time, at J. W. MAYS, INC.,
  "Mays".                                               9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)
                                                                       1997        1996         1995       1994       1993
===========================================================================================================================
Rental Income ..................................................     $10,080     $ 9,269      $ 8,330    $ 9,523    $10,030
Gain on Sale of Property and Equipment .........................        --          --           --         -             1
Gain on Condemnation Award .....................................        --          --           --         --          639
---------------------------------------------------------------------------------------------------------------------------
Total Revenues .................................................      10,080       9,269        8,330      9,523     10,670
---------------------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations Before
  Cumulative Effect of Changes in Accounting
  Principles and Extraordinary Item ............................         811        (141)        (394)       (32)     1,464
Cumulative Effect of Changes in Accounting Principles:
  Accounting for Certain Investments in Debt
    and Equity Securities ......................................        --          --             22        --         --
  Accounting for Income Taxes ..................................        --          --           --         (275)       --
Extraordinary Item--Utilization of Net Operating
  Loss Carryforward ............................................        --          --           --          --         709
---------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) ..............................................         811        (141)        (372)      (307)     2,173
---------------------------------------------------------------------------------------------------------------------------
Working Capital ................................................       1,969       2,152        2,478      4,629      3,816
---------------------------------------------------------------------------------------------------------------------------
Real Estate--Net ...............................................      27,953      25,895       25,077     24,912     23,964
---------------------------------------------------------------------------------------------------------------------------
Total Assets ...................................................      40,406      37,771       36,144     37,290     36,384
---------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
  Mortgages Payable ............................................       8,642       6,965        5,954      6,359      4,315
  Other ........................................................         641         734          678        672        668
                                                                     ------      ------       -------     ------    -------
    Total ......................................................       9,283       7,699        6,632      7,031      4,983
---------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity ...........................................      28,030      27,141       27,293     27,637     28,028
---------------------------------------------------------------------------------------------------------------------------
Income (Loss) Per Common Share:
  Operations ...................................................         .38        (.07)        (.18)      (.02)       .67
  Cumulative Effect of Changes in Accounting
    Principles:
      Accounting for Certain Investments in Debt
        and Equity Securities ..................................        --          --            .01        --         --
      Accounting for Income Taxes ..............................        --          --           --         (.13)       --
  Extraordinary Item--Utilization of
    Net Operating Loss Carryforward ............................        --          --           --          --         .33
                                                                     ------      ------       -------     ------    -------
      Net Income (Loss) Per Common Share .......................     $  .38      $ (.07)      $  (.17)    $ (.15)   $  1.00
---------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share ..............................        --          --           --          --         --
---------------------------------------------------------------------------------------------------------------------------

Average common shares outstanding for 1997, 2,136,175; 1996, 2,136,397; 1995,
2,136,397; 1994, 2,137,440; and 1993, 2,171,124.


THE COMPANY
================================================================================

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

     More comprehensive information concerning the Company appears in its Annual Report on Form 10-K for the fiscal year ended July 31, 1997.

J.W. MAYS, INC.


TO OUR SHAREHOLDERS:
================================================================================

     I am pleased to report that the current fiscal year has shown a marked improvement over the 1996 fiscal year's results. Revenues for the current fiscal year increased to $10,080,382 from $9,268,768 in the 1996 comparable fiscal year, while revenues for the three months ended July 31, 1997 increased to $2,736,522, from $2,344,431 in the 1996 comparable quarter.

     For the fiscal year ended July 31, 1997, our Company realized pre-tax income of $1,290,925 which amount includes a pre-tax recovery of $418,789 from a lessee that had filed for bankruptcy protection under Chapter 11. For the 1996 comparable year our Company realized a pre-tax loss of $163,286, which amount includes a pre-tax bad debt write-off of $424,011 due to a court approved lease rejection granted to the aforesaid tenant.

     The Board, at its meeting August 27, 1997, was enriched by the addition, as a director, of Lance D. Myers, a partner in the law firm of Cullen and Dykman, the Company's Special Counsel.

     Max L. Shulman, associated with the Company since 1939 and a director since 1946, had elected to retire as Co-Chairman of the Company in November 1996 and as an employee on December 31, 1996. Mr. Shulman will continue as a director of the Company. I would like to acknowledge with great appreciation the many years of dedicated service by Mr. Shulman, my father.

     I wish to thank our shareholders for their loyalty, our Directors for their guidance and our employees for their diligence. We will continue to strive to produce the kind of results that will merit your support.

     I look forward to reporting on our progress to you next year.

Sincerely,

/s/ LLOYD J. SHULMAN
--------------------
Lloyd J. Shulman
Chairman

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 1997 and 1996

ASSETS

                                                         1997         1996
                                                     -----------  -----------
Property and Equipment--at cost (Notes 1 and 3):
  Buildings and improvements ......................  $34,944,039  $31,988,028
  Improvements to leased property .................    9,143,369    9,131,836
  Fixtures and equipment ..........................      510,108      493,748
  Land ............................................    4,008,835    4,008,835
  Other ...........................................      180,382      171,183
                                                     -----------  -----------
                                                      48,786,733   45,793,630
  Less accumulated depreciation and amortization ..   20,660,899   19,713,124
                                                     -----------  -----------
      Property and equipment--net .................   28,125,834   26,080,506
                                                     -----------  -----------
Current Assets:
  Cash and cash equivalents (Notes 11 and 12) .....      234,288      412,653
  Marketable securities--other investments
    (Notes 1, 2, 9 and 12) ........................    2,721,127    2,792,800
  Receivables (Note 7) ............................      563,410      315,179
  Deferred income taxes (Notes 1 and 5) ...........       67,000       67,000
  Security deposits ...............................         --        305,737
  Prepaid expenses ................................    1,150,916    1,171,896
  Income taxes refundable .........................         --          4,496
  Real estate taxes refundable ....................         --         13,409
                                                     -----------  -----------
      Total current assets ........................    4,736,741    5,083,170
                                                     -----------  -----------
Other Assets:
  Deferred charges (Note 1) .......................    2,745,524    2,414,194
  Less accumulated amortization ...................    1,030,351      883,229
                                                     -----------  -----------
      Net .........................................    1,715,173    1,530,965
  Security deposits (Note 12) .....................      589,492      581,384
  Unbilled receivables (Notes 1 and 7) ............    3,651,795    3,171,920
  Unbilled receivables--affiliated company (Note 7)      909,688      954,516
  Receivables .....................................      384,088         --
  Receivables--affiliated company (Note 7) ........      194,453      194,453
  Marketable securities--other investments
   (Notes 1, 2, 9 and 12) .........................       98,716       98,056

  Deferred income taxes (Notes 1 and 5) ...........         --         76,000
                                                     -----------  -----------
      Total other assets ..........................    7,543,405    6,607,294
                                                     -----------  -----------
      TOTAL ASSETS ................................  $40,405,980  $37,770,970
                                                     ===========  ===========


See Notes to Consolidated Financial Statements.

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                           1997         1996
                                                       -----------  -----------
Long-Term Debt:
  Mortgages payable (Notes 3 and 12) ................  $ 8,641,833  $ 6,964,717
  Other (Note 4) ....................................      640,868      733,972
                                                       -----------  -----------
      Total long-term debt ..........................    9,282,701    7,698,689
                                                       -----------  -----------
Deferred Income Taxes (Notes 1 and 5) ...............      326,000         --
                                                       -----------  -----------
Current Liabilities:

  Payable to securities broker (Notes 9 and 12) .....    1,270,053    1,497,320
  Accounts payable ..................................       46,256       32,460
  Payroll and other accrued liabilities (Note 8) ....      553,215      546,370
  Income taxes payable (Notes 1 and 5) ..............       11,436         --
  Other taxes payable ...............................        1,918        5,194
  Current portion of long-term debt--other
   (Note 4) .........................................      104,000      366,404
  Current portion of long-term debt--mortgages
    payable (Notes 3 and 12) ........................      780,365      483,450
                                                       -----------  -----------
      Total current liabilities .....................    2,767,243    2,931,198
                                                       -----------  -----------
      Total liabilities .............................   12,375,944   10,629,887
                                                       -----------  -----------
Shareholders' Equity:

  Common stock, par value $1 each share
    (shares--5,000,000 authorized;
     2,178,297 issued) ..............................    2,178,297    2,178,297
  Additional paid in capital ........................    3,346,245    3,346,245
  Unrealized gain on available for sale
    securities (Notes 1 and 2) ......................      101,151       17,261

  Retained earnings .................................   22,694,445   21,883,520
                                                       -----------  -----------
                                                        28,320,138   27,425,323
  Less common stock held in treasury, at cost--
   42,517 shares at 1997 and 41,900 at 1996 .........      290,102      284,240
                                                       -----------  -----------
      Total shareholders' equity ....................   28,030,036   27,141,083
                                                       -----------  -----------
Commitments (Notes 6 and 7) and Contingencies
    (Note 13)

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...   $40,405,980  $37,770,970
                                                       ===========  ===========


J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                                                      Years Ended July 31,
                                                          -----------------------------------------
                                                              1997           1996           1995
                                                          -----------    -----------    -----------
Revenues
 Rental income (Notes 1 and 7) ........................   $10,080,382    $ 9,268,768    $ 8,330,182
                                                          -----------    -----------    -----------
Expenses
 Real estate operating expenses (Note 6) ..............     5,873,719      5,678,653      5,580,161
 Administrative and general expenses ..................     1,939,303      2,007,987      2,100,800
 Bad debts (recovery) (Note 13) .......................      (418,789)       424,011         56,810
 Depreciation and amortization ........................       966,628        888,932        838,063
                                                          -----------    -----------    -----------
       Total expenses .................................     8,360,861      8,999,583      8,575,834
                                                          -----------    -----------    -----------
Income (loss) from operations before investment income,
 interest expense and income taxes ....................     1,719,521        269,185       (245,652)
                                                          -----------    -----------    -----------
Investment income and interest expense
 Investment income (Notes 1 and 2) ....................       267,876        249,479        366,911
 Interest expense (Notes 3 and 11) ....................       696,472        681,950        641,067
                                                          -----------    -----------    -----------
                                                             (428,596)      (432,471)      (274,156)
                                                          -----------    -----------    -----------
Income (loss) from operations before income taxes .....     1,290,925       (163,286)      (519,808)
Income taxes provided (benefit) (Notes 1 and 5) .......       480,000        (22,000)      (126,000)
                                                          -----------    -----------    -----------
Income (loss) from operations before cumulative effect
 of change in accounting principle ....................       810,925       (141,286)      (393,808)
Cumulative effect of change in accounting principle:
 Accounting for certain investments in debt and
  equity securities (Note 1) ..........................          --             --           21,769
                                                          -----------    -----------    -----------
Net income (loss) .....................................       810,925       (141,286)      (372,039)
Retained earnings, beginning of year ..................    21,883,520     22,024,806     22,396,845
                                                          -----------    -----------    -----------
Retained earnings, end of year ........................   $22,694,445    $21,883,520    $22,024,806
                                                          ===========    ===========    ===========
Income (loss) per common share (Note 1):
 Income (loss) from operations ........................   $       .38    $      (.07)   $      (.18)
 Cumulative effect of change in accounting principle:
  Accounting for certain investments in debt and
   equity securities ..................................          --             --              .01
                                                          -----------    -----------    -----------
       Net income (loss) per common share .............   $       .38    $      (.07)   $      (.17)
                                                          ===========    ===========    ===========
Dividends per share ...................................          --             --             --
                                                          ===========    ===========    ===========
Average common shares outstanding .....................     2,136,175      2,136,397      2,136,397
                                                          ===========    ===========    ===========

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Years Ended July 31,
                                                                   ----------------------------------------------
                                                                      1997              1996             1995
=================================================================================================================
Cash Flows From Operating Activities
 Income (loss) from operations ..............................      $  810,925        $ (141,286)      $ (393,808)
 Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
   Deferred income taxes ....................................         359,000          (124,000)        (251,000)
   Amortization of premium on marketable debt
    securities ..............................................            (417)              723            2,171
   Realized loss (gain) on marketable securities ............           2,618             6,642          (13,643)
   Depreciation and amortization ............................         966,628           888,932          838,063
   Amortization of deferred expenses ........................         229,344           238,134          127,131
   Other assets--deferred expenses ..........................        (413,552)         (353,270)        (107,469)
               --security deposits ..........................         297,629          (428,480)        (200,505)
               --unbilled receivables .......................        (435,047)         (100,001)        (704,496)
               --receivables ................................        (384,088)          (84,766)          26,211
 Changes in:
   Receivables ..............................................        (248,231)          (70,187)         128,011
   Prepaid expenses .........................................          20,980           (50,202)          40,925
   Real estate taxes refundable .............................          13,409           (13,409)            --
   Income taxes refundable ..................................           4,496            (4,496)          22,005
   Accounts payable .........................................          13,796           (32,284)         (26,786)
   Payroll and other accrued liabilities ....................           6,845            58,414          (77,888)
   Income taxes payable .....................................          11,436           (18,588)          18,588
   Other taxes payable ......................................          (3,276)            1,113              433
                                                                   ----------        ----------       ----------
     Net cash provided (used) by operating activities .......       1,252,495          (227,011)        (572,057)
                                                                   ----------        ----------       ----------
Cash Flows From Investing Activities
 Acquisition of property and equipment ......................      (3,011,956)       (1,683,503)        (982,150)
 Marketable securities--other investments:
  Receipts from sales or maturities .........................         246,994           476,497        2,333,962
  Payments for purchases ....................................         (51,292)         (427,692)        (415,708)
                                                                   ----------        ----------       ----------
      Net cash (used) provided by investing activities ......      (2,816,254)       (1,634,698)         936,104
                                                                   ----------        ----------       ----------
Cash Flows From Financing Activities
 Borrowings--mortgage and other notes payable ...............       2,500,000         1,500,000             --
 Borrowings--securities broker ..............................         655,020         1,348,262        2,697,663
 Payments--securities broker ................................        (882,287)       (1,076,042)      (2,596,076)
 Increase (reduction) of mortgage debt and other
  debt--short-term ..........................................         340,248           445,041         (178,354)
 (Reduction) of mortgage and other debt--long-term ..........      (1,221,725)         (433,214)        (399,254)
 Purchase of treasury stock .................................          (5,862)             --               --
                                                                   ----------        ----------       ----------
     Net cash provided (used) by financing activities .......       1,385,394         1,784,047         (476,021)
                                                                   ----------        ----------       ----------
 Net (decrease) in cash and cash equivalents ................        (178,365)          (77,662)        (111,974)
 Cash and cash equivalents at beginning of year .............         412,653           490,315          602,289
                                                                   ----------        ----------       ----------
 Cash and cash equivalents at end of year ...................      $  234,288        $  412,653       $  490,315
                                                                   ==========        ==========       ==========

See Notes to Consolidated Financial Statements

J.W. MAYS, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

     ACCOUNTING RECORDS: The accounting records are maintained in accordance with generally accepted accounting principles (GAAP). The preparation of the Company's financial statements in accordance with GAAP requires management to make estimates that affect the reported consolidated statements of operations and consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

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

            Building and improvements ....................   18-40 years
            Improvements to leased property ..............    3-40 years
            Fixtures and equipment .......................    7-12 years
            Other ........................................     3-5 years

Maintenance, repairs, renewals and improvements of a non-permanent nature are charged to expense when incurred. Expenditures for additions and major renewals or improvements are capitalized. The cost of assets sold or retired and the accumulated depreciation or amortization thereon are eliminated from the respective accounts in the year of disposal, and the resulting gain or loss is credited or charged to income. Interest is capitalized in connection with the construction/renovations of real property. The capitalized interest is recorded as part of the asset to which it relates and will be amortized over the asset's estimated useful life.

     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", effective for fiscal years beginning after December 15, 1995. FAS 121 requires the recognition of an impairment loss related to long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the new accounting standard has not had any effect on the consolidated financial statements.

     DEFERRED CHARGES: Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods using the straight-line method.

     INCOME TAXES: Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets result principally from the recording of certain accruals and reserves which currently are not deductible for tax purposes. Deferred tax liabilities result principally from temporary differences in the recognition of gains and losses from certain investments and from the use, for tax purposes, of accelerated depreciation.

     INCOME (LOSS) PER SHARE OF COMMON STOCK: Income (loss) per share has been computed by dividing net income or loss for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income or (loss) per share were 2,136,175 in fiscal 1997 and 2,136,397 in fiscal 1996 and 1995.


================================================================================

     RECLASSIFICATIONS: Certain accounts for years ended July 31, 1996 and 1995 have been reclassified to reflect comparability with account classifications adopted for the year ended July 31, 1997 with no effect on previously reported net income.

2. MARKETABLE SECURITIES -- OTHER INVESTMENTS:

     As of July 31, 1997 and 1996, the Company's marketable securities were classified as follows:


                                                        1997                                                1996
                                  -------------------------------------------------     --------------------------------------------
                                                  GROSS       GROSS                                    Gross     Gross
                                                UNREALIZED  UNREALIZED     FAIR                     Unrealized Unrealized    Fair
                                     COST         GAINS       LOSSES       VALUE          Cost         Gains     Losses      Value
                                 ----------     --------      ------     ----------     ----------    -------    ------   ----------
Current:
 Available for sale:
  Equity securities ...........  $2,540,688     $152,151      $ --       $2,692,839     $2,675,300    $25,261    $ --     $2,700,561
  Certificate of deposit ......      28,288         --          --           28,288         26,996       --        --         26,996
                                 ----------     --------      ------     ----------     ----------    -------    ------   ----------
    Total .....................   2,568,976      152,151        --        2,721,127      2,702,296     25,261      --      2,727,557

 Held to maturity:
  Corporate debt securities
   due within one year ........        --           --          --             --           65,243         79      --          5,322
                                 ----------     --------      ------     ----------     ----------    -------    ------   ----------
    Total current .............  $2,568,976     $152,151      $ --       $2,721,127     $2,767,539    $25,340    $ --     $2,792,879
                                 ==========     ========      ======     ==========     ==========    =======    ======   ==========
 Noncurrent:
  Held to maturity:
   Corporate debt
    securities ................  $   98,716     $  3,971      $ --       $  102,687     $   98,056    $ 3,644    $ --     $  101,700
                                 ==========     ========      ======     ==========     ==========    =======    ======   ==========


      Investment income consists of the following:

                                                 1997       1996        1995
                                              --------    --------    --------
        Interest income ....................  $ 48,642    $ 43,294    $157,788
        Dividend income ....................   221,852     212,827     195,480
        (Loss) Gain on sale of securities ..    (2,618)     (6,642      13,643
                                              --------    --------    --------
          Total ............................  $267,876    $249,479    $366,911
                                              ========    ========    ========


3. LONG-TERM DEBT:



                                                                      JULY 31, 1997              July 31, 1996
                                                                  ----------------------    ----------------------
                                        Current
                                         Annual        Final         DUE          DUE          Due         Due
                                        Interest      Payment      WITHIN        AFTER        Within       After
                                          Rate         Date       ONE YEAR      ONE YEAR     One Year     One Year
                                        -------       ------      --------      --------     --------     --------
Term-loan payable to bank ......... (a) Variable       2/1/07     $  --        $    --       $ 20,682    $1,479,318
Mortgages:
 Jamaica, New York Property ....... (b)   8 1/2%      4/01/07      266,667      3,666,666        --            --
 Jowein Building, Brooklyn, N.Y. .. (c)   9    %      3/31/00       76,431        758,595      83,825       831,560
 Fishkill, New York Property ...... (d)   9    %     11/01/99      118,844      2,442,584     108,651     2,561,428
 Circleville, Ohio Property ....... (e)   7    %      9/30/02      310,233      1,580,714     262,767     1,890,947
 Other ............................       8 1/2%      5/01/01        8,190        193,274       7,525       201,46
                                                                  --------     ----------    --------    ----------
    Total .........................                               $780,365     $8,641,833    $483,450    $6,964,717
                                                                  ========     ==========    ========    ==========

     (a) On August 17, 1995, the Company entered into an agreement with a bank wherein the bank approved a $1,500,000 loan facility for the Company to use to fund building construction/renovation costs to accommodate tenants under lease. The Company had taken down the $1,500,000 and repaid the amount on September 11, 1996 (see Note 3(b) below). There was no prepayment penalty for early repayment of the loan.

     (b) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica property. The loan proceeds were utilized by the Company toward (i) payment in full of the outstanding term loan by the Company in favor of the same bank in the amount of $1,500,000 plus interest (see Note 3(a) above) and (ii) its costs for the renovations to the portions of the premises in connection with the Company's

================================================================================

sublease of a significant portion of the building. Although the loan was closed on September 11, 1996 the entire $4,000,000 was not drawn down until March 31, 1997. The interest rate on the loan is 8 1/2% for a period of five (5) years and six (6) months, with such rate to change on the first day of the sixty-seventh
(67th) month of the term to a rate equal to the then prime rate plus 1/4%, fixed for the balance of the term. The loan is to become due and payable on the first day of the month following the expiration of ten (10) years and six (6) months from the closing date. During the first six (6) months of the term, the Company had the option to secure advances against the loan amount with the loan to convert to a ten (10) year term at the expiration of the initial six (6) month period thereof.

     Payments are payable in arrears, on the first day of each and every month during the term, calculated (i) during the initial six (6) month period of the term, interest only, and (ii) during the final ten (10) year period of the term, at the sum of the interest plus amortization sufficient to fully liquidate the loan over a fifteen (15) year period. As additional security, the Company conditionally assigned to the bank certain leases and rents on the premises, or portions thereof, now existing and assigned certain leases on the premises hereafter consummated. The Company has an option to prepay the principal, in whole or in part, plus interest accrued thereon, at any time during the term, upon thirty (30) days prior notice to the bank, without premium or penalty. Other provisions of the loan agreement provide certain restrictions on the incurrence of indebtedness and the sale or transfer of the Company's ground lease interest in the premises.

     (c) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. Effective April 1, 1997, the maturity date of the mortgage which was scheduled to be on March 31, 1998, was extended to March 31, 2000. The interest rate was increased from 7 3/8% to 9% commencing April 1, 1997. During the extended period there will be no change in the constant quarterly payments of interest and principal in the amount of $37,263.

     (d) On October 28, 1994, the existing first mortgage loan balance on the Fishkill property was paid down by a $200,000 payment and the due date of the mortgage loan was extended for a period of five (5) years from November 1, 1994. The annual interest rate was reduced from 10% to 9% and the principal and interest payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period.

     (e) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, commenced April 1, 1994 in the amount of $33,767, until October 1, 1997, at which time the monthly payments of interest and principal will increase to $36,540.

     Maturities of long-term debt--mortgages payable, outstanding at July 31, 1997, are as follows: Years ending July 31, 1998 (included in current liabilities), $780,365; 1999, $827,673; 2000, $3,627,040; 2001, $830,597; 2002,
$684,080, and thereafter, $2,672,443.

4. LONG-TERM DEBT--OTHER:

     Long-Term debt--Other consists of the following:

                                                         1997          1996
                                                      --------      --------
        Deferred compensation .....................   $355,333*     $459,333*
        Lease security deposits ...................    285,535**     274,639**
                                                      --------      --------
            Total .................................   $640,868      $733,972
                                                      ========      ========

     Maturities of long-term debt--other, outstanding at July 31, 1997, are as follows: Years ending July 31, 1998 (included in current liabilities), $104,000; 1999, $112,267; 2000, $212,187; 2001, $178,873; 2002, $43,333; and thereafter,
$94,208.

------------------

 * The Company entered into a deferred compensation agreement with Max L. Shulman, its then Chairman of the Board. This agreement, as amended, provides for $520,000 to be paid in monthly installments of $8,666.67 for a period of 60 months, payable upon the expiration of his employment, retirement or permanent disability as defined in the agreement, or death. Mr. Shulman retired December 31, 1996 and the monthly payments commenced January, 1997.

** Does not include three irrevocable letters of credit totaling $275,000 at July 31, 1997, and two irrevocable letters of credit totaling $110,000 at July 31, 1996, provided by three and two tenants, respectively.

================================================================================

5. INCOME TAXES:

      Significant components of the Company's deferred tax assets and liabilities as of July 31, 1997 and 1996, are a result of temporary differences related to the items described as follows:


                                            1997                                1996
                                 ---------------------------        -----------------------------
                                  DEFERRED      DEFERRED              Deferred       Deferred
                                 TAX ASSETS  TAX LIABILITIES        Tax Assets    Tax Liabilities
                                 ----------  ---------------        ----------    ---------------
Net operating loss
 carryforward ................  $1,915,163         $     --         $2,108,362      $    --
Alternative minimum
 tax credit carryforward .....     252,633               --            246,369           --
Investment tax credit
 carryforward ................      26,952               --             41,597           --
Deferred compensation not
 currently deductible ........     156,173               --            176,800           --
Rental income received in
 advance .....................       7,713               --             16,601           --
Bad debts ....................        --                 --             44,138           --
Unbilled receivables .........        --            1,550,904             --         1,402,988
Property and equipment .......        --            1,010,288             --         1,068,094
Unrealized gain on available
 for sale securities .........        --               51,731             --             8,589
Other ........................      22,241               --             30,438              37
                                ----------         ----------       ----------      ----------
                                 2,380,875          2,612,923        2,664,305       2,479,708
Valuation allowance ..........      26,952               --             41,597           --
                                ----------         ----------       ----------      ----------
                                $2,353,923         $2,612,923       $2,622,708      $2,479,708
                                ==========         ==========       ==========      ==========


     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 1997, except for investment tax credit carryforwards, for which a 100% valuation allowance has been provided. The valuation allowance was reduced by $14,645 in 1997 and $75,501 in 1996 due to the expiration of investment tax credit carryforwards.

     Income taxes provided (benefit) in fiscal 1997, 1996 and 1995 consisted of:

                                                 1997         1996       1995
                                               --------   ---------   ---------
        Current:
         Federal ...........................   $  6,000   $  (7,000)  $    --
         State and City ....................    115,000     109,000     125,000
        Deferred taxes .....................    359,000    (124,000)   (251,000)
                                               --------   ---------   ---------
           Total provision or (benefit) ....   $480,000   $ (22,000)  $(126,000)
                                               ========   =========   =========

     Components of the deferred tax provision (benefit) for the years ended July 31, 1997, 1996 and 1995 are as follows:

                                                 1997        1996        1995
                                              ---------   ---------   ---------
        Excess of book depreciation over
         tax depreciation ................... $ (58,000)  $ (25,000)     (3,000)
        Reduction of rental income received
         in advance .........................     9,000       2,000       5,000
        Increase in unbilled receivables ....   148,000      34,000     240,000
        Unrealized gain on marketable
         securities .........................       --         --        14,000
        Net operating loss carryforwards ....   193,000    (114,000)   (474,000)
        Bad debts ...........................    44,000        --       (15,000)
        Other ...............................    23,000     (21,000)    (18,000)
                                              ---------   ---------   ---------
                                              $ 359,000   $(124,000)  $(251,000)
                                              =========   =========   =========

     Taxes provided (benefit) for the years ended July 31, 1997, 1996 and 1995 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income (loss), as follows:

                                                 1997        1996       1995
                                             ----------   ---------   ---------
        Income (loss) from operations
         before income taxes ............... $1,290,925   $(163,286)  $(519,808)
        Dividends received deduction .......   (117,959)   (110,259)    (96,442)
        Other-net ..........................     13,777      (1,600)      3,015
                                             ----------   ---------   ---------
        Adjusted pre-tax income (loss) .....  1,186,743   $(275,145)  $(613,235)
        Statutory rate .....................         34%         34%         34%
                                             ----------   ---------   ---------
        Income tax provision (benefit)
         at statutory rate .................    403,500   $ (93,500)  $(208,500)

        State and City income taxes,
         net of federal income tax benefit .     76,500      71,500      82,500
                                             ----------   ---------   ---------
        Income taxes provided (benefit) .... $  480,000   $ (22,000)  $(126,000)
                                             ==========   =========   =========

================================================================================

     The Company's 1997 federal income tax liability of $6,000 was determined using the Alternative Minimum Tax ("AMT"), a separate parallel tax system. The excess of the AMT over the regular tax is a credit which can be carried forward indefinitely to reduce future regular tax liabilities. The Company has additional AMT credits from prior years totaling $246,000 resulting in total AMT credits of $252,000 at July 31, 1997.

     At July 31, 1997, the Company has net operating tax loss carryforwards of $5,633,000 available to offset future regular taxable income. Of this amount $642,000 is available until the year 2003, $2,057,000 until 2005, $1,028,000 until 2006, $175,000 until 2009, $1,395,000 until 2010, and $336,000 until 2011.

     Although the Tax Reform Act of 1986 eliminated investment tax credits for non-transitional property placed in service after December 31, 1985, the Company has investment tax credit carryforwards of $27,000 that expire as follows:
$2,000 in 1998, $16,000 in 1999 and $9,000 in 2000.

6. LEASES:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the term, range from 2 years to 21 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years ended July 31, 1997 was exceeded by sublease rental income, as follows:

                                                  1997        1996       1995
                                              ----------  ----------  ----------
        Minimum rental expense .............  $1,155,644  $1,155,120  $1,133,896
        Contingent rental expense ..........   1,266,880   1,252,684   1,278,773
                                              ----------  ----------  ----------
                                               2,422,524   2,407,804   2,412,669
        Sublease rental income .............   4,798,895   4,108,307   3,540,588
                                              ----------  ----------  ----------
            Excess of rental income
             over expense ..................  $2,376,371  $1,700,503  $1,127,919
                                              ==========  ==========  ==========


     Rent expense for operating leases include $160,800 for fiscal 1997, $160,800 for fiscal 1996 and $141,300 for fiscal 1995, representing rentals with affiliated companies.

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

        Fiscal                                               OPERATING
         Year                                                 LEASES
        ------                                             -----------
        1998 ...........................................   $ 1,143,340
        1999 ...........................................     1,143,340
        2000 ...........................................     1,143,340
        2001 ...........................................     1,087,174
        2002 ...........................................     1,031,007
        After 2002 .....................................     8,930,166
                                                           -----------
            Total required* ............................   $14,478,367
                                                           ===========


* Minimum payments have not been reduced by minimum sublease rentals of $38,657,120 under operating leases due in the future under non-cancellable leases.

7. RENTAL INCOME:

     Rental income from Company owned property includes $413,609 for the fiscal year 1997, $413,609 for the fiscal year 1996 and $385,720 for the fiscal year 1995 representing rentals from an affiliated company.

     Amounts due from the affiliated company are as follows:

                                                            July 31,
                                             -----------------------------------
                                                 1997         1996       1995
                                             ----------   ----------  ----------
        Unbilled receivables .............   $  909,688   $  954,516  $  999,344
        Receivables-noncurrent ...........      194,453      194,453     109,687
                                             ----------   ----------  ----------
            Total ........................   $1,104,141   $1,148,969  $1,109,031
                                             ==========   ==========  ==========

================================================================================

     Rental income for the years 1997, 1996 and 1995 is as follows:


                                                           July 31,
                                            ------------------------------------
                                                1997         1996        1995
                                            -----------   ----------  ----------
        Minimum rentals
          Company owned property ........   $ 4,713,783   $4,584,959  $4,254,489
          Operating leases ..............     4,036,156    3,443,822   2,955,906
                                            -----------   ----------  ----------
                                              8,749,939    8,028,781   7,210,395
                                            -----------   ----------  ----------
        Contingent rentals
          Company owned property ........       567,704      575,502     535,105
          Operating leases ..............       762,739      664,485     584,682
                                            -----------   ----------  ----------
                                              1,330,443    1,239,987   1,119,787
                                            -----------   ----------  ----------
            Total .......................   $10,080,382   $9,268,768  $8,330,182
                                            ===========   ==========  ==========

     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

         Fiscal                               COMPANY     OPERATING
          Year                            OWNED PROPERTY    LEASES       TOTAL
          ----                            -------------- ----------- -----------
          1998 ........................    $ 4,782,617   $ 4,576,969 $ 9,359,586
          1999 ........................      4,352,994     4,174,239   8,527,233
          2000 ........................      3,846,444     3,775,999   7,622,443
          2001 ........................      3,670,518     3,709,840   7,380,358
          2002 ........................      3,510,134     3,526,680   7,036,814
          After 2002 ..................     21,064,632    18,893,393  39,958,025
                                           -----------   ----------- -----------
              Total ...................    $41,227,339   $38,657,120 $79,884,459
                                           ===========   =========== ===========


8. PAYROLL AND OTHER ACCRUED LIABILITIES:

      Payroll and other accrued liabilities consist of the following:

                                                              1997        1996
                                                            --------    --------
       Payroll ..........................................   $ 83,891    $122,435
       Interest .........................................     69,348      93,337
       Professional fees ................................     58,525      75,317
       Rents received in advance ........................     22,685      93,271
       Utilities ........................................     45,378      20,570
       Construction costs ...............................     21,000      42,869
       Brokers commissions ..............................    208,571      63,368
       Other ............................................     43,817      35,203
                                                            --------    --------
            Total .......................................   $553,215    $546,370
                                                            ========    ========

9. PAYABLE TO SECURITIES BROKER:

     The Company borrowed funds, payable on demand, from a securities broker. The loan balance at July 31, 1997 in the amount of $1,270,053, secured by the Company's marketable securities, accrues interest, which at July 31, 1997, was at the annual rate of 7 3/4%.

10. EMPLOYEES' RETIREMENT PLAN:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $132,273, $132,234 and $137,474 as contributions to the Plan for fiscal years 1997, 1996 and 1995, respectively.

================================================================================

11.   CASH FLOW INFORMATION:

     For purpose of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:

                                                       Years Ended July 31,
                                               ---------------------------------
                                                 1997         1996        1995
                                               --------     --------    --------
        Interest paid, net of capitalized
         interest of $45,845 (1997) .........  $720,461     $686,644    $647,348
        Income taxes paid ...................  $105,068     $125,084    $ 84,407

12.   FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS:

     The following disclosure of estimated fair value was determined by the Company, using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.

     The Company estimates the fair value of its financial instruments using the following methods and assumptions: (1) quoted market prices, when available, are used to estimate the fair value of investments in marketable debt and equity securities; (2) discounted cash flow analyses are used to estimate the fair value of long-term debt, using the Company's estimate of current interest rates for similar debt; and (3) carrying amounts in the balance sheet approximate fair value for cash and cash equivalents and tenant security deposits due to their high liquidity.

                                                      JULY 31, 1997
                                                -------------------------
                                                  CARRYING       FAIR
                                                   VALUE         VALUE
                                                ----------     ----------
          Cash and cash equivalents ..........  $  234,288     $  234,288
          Marketable securities ..............   2,819,843      2,823,814
          Tenant security deposits ...........     285,535        285,535
          Payable to securities broker .......  (1,270,053)    (1,270,053)
          Long-term debt-mortgages payable ...  (9,422,198)    (9,549,476)

     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities-other investments, cash equivalents and receivables. Marketable securities-other investments and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The Company derives rental income from thirty-two tenants, of which two tenants each accounted for more than 10% of rental income during the year ended July 31, 1997. The City of New York is one of the tenants and the other tenant is 510 Fulton Street Realty Associates, the owners of which are long established in business.

13. CONTINGENCIES:

     McCrory Stores Corporation ("McCrory"), which occupied space in the Company's Jowein Building in the Fulton Mall in downtown Brooklyn, New York, and whose lease, as amended, extended to April 29, 2010, filed for relief under Chapter 11 of the Bankruptcy Code in February 1992. McCrory rejected its lease, as amended, with the Company with the approval of the Bankruptcy Court effective January 31, 1994. The Company has filed a proof of claim with the United States Bankruptcy Court, Southern District of New York in the total amount of $7,753,732 for damages arising from the rejection of the lease ("Lease Rejection Claim") and a proof of claim in the amount of $86,650 for pre-petition unpaid rent, which amount has been allowed in the reduced amount of $84,354, without prejudice to McCrory's right to assert other and further objections. The Company has also filed an administrative claim in the amount of approximately $296,000 ("Administrative Claim") for damages resulting from McCrory's failure to repair and maintain the premises as required by the lease. McCrory objected to the Company's Lease Rejection Claim and Administrative Claim and asserts that no amount is due and owing. The Company has not included its claims against McCrory in its financial statements due to (a) the fact that McCrory has disclosed that it is liquidating and that its assets are insufficient to make any distributions to unsecured creditors or to satisfy in full the administrative claims asserted against McCrory, (b) the pending litigation over the Lease Rejection Claim and Administrative Claim; and (c) the uncertainty of the amount that may ultimately be allowed and collected. The Company has leased approximately 69,000 square feet of the approximate 99,000 square feet of space surrendered by McCrory. The remainder of the space of approximately 30,000 square feet is not leasable due to the renovations required to accommodate six tenants where formerly there was one. The rental income to be derived from the six tenants over the terms of their leases will be approximately $5,040,000 less than the total rental income that would have been due from McCrory for the period February 1, 1994 through April 29, 2010, the termination date of the McCrory lease.

================================================================================

     Jamesway Corporation ("Jamesway"), which occupied retail space in the Fishkill, New York property and whose lease extended to January 31, 2005, filed for relief under Chapter 11 of the Bankruptcy Code on October 18, 1995. Jamesway rejected its lease for the Fishkill location with the approval of the Bankruptcy Court, effective February 29, 1996 but continued occupancy until March 22, 1996. The Company had filed an amended unsecured claim in the amount of $883,635 for damages resulting from the breach and rejection of the lease and an administrative priority claim in the amount of approximately $189,000 for certain amounts due under the lease after the filing of Jamesway's Chapter 11 petition and for the costs of repairs resulting from Jamesway's failure to fulfill its repair and maintenance obligations under the lease. Pursuant to a settlement that was approved by the court, the Company has an allowed unsecured claim in the amount of $950,635 and an allowed administrative claim in the amount of $54,887. The Company has realized, to date, $418,279 or 44% on account of its unsecured claim and 100% of its allowed administrative claim for a total of $473,166 . The amount of $418,789 recorded in Bad Debt Recovery represents the amount realized of $473,166 less legal expenses of $22,406 and a previously recorded pre-petition rental obligations claim of $31,971. The Company has made no provision in its financial statements for the balance of its unsecured claim filed against Jamesway due to the uncertainty of the amount that may ultimately be collected.

     The Company reports scheduled rental income recognized on a straight-line basis rather than rental income as it becomes a receivable according to the provisions of the lease, in compliance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The excess of the scheduled rental income of McCrory, recognized on a straight-line basis over rental income receivable according to the lease through January 31, 1994, the effective date of McCrory's rejection of its lease, amounts to $708,673 and such amount was written off and classified as a bad debt during the twelve month period ended July 31, 1994. The excess of the scheduled rental income of Jamesway recognized on a straight-line basis over rental income receivable according to the lease through January 31, 1996, amounted to $424,011 and such amount was written off and classified as a bad debt during the twelve month period ended July 31, 1996.

     There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's Consolidated Financial Statements.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as ofJuly 31, 1997 and 1996, and the related consolidated statements of operations and retained earnings and cashflows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based onour audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

D'ARCANGELO & CO., LLP
Purchase, New York
October 3, 1997

================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
J.W. Mays, Inc.

     We have audited the accompanying consolidated balance sheet of J.W. Mays, Inc. and its subsidiaries as of July 31, 1995 and the related consolidated statements of operations and retained earnings, and cash flows for the year ended July 31, 1995. These consolidated financial statements were the responsibility of the Company's management. Our responsibility was to express an opinion on these financial statements based on our audit.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as at July 31, 1995 and the results of their operations and their cash flows for the year ended July 31, 1995, in conformity with generally accepted accounting principles.

     As described in Note 1 to the consolidated financial statements, on August 1, 1994, the Company changed its method of accounting for marketable securities--other investments.

                                               LIPSKY, GOODKIN & CO., P.C.

New York, New York
October 12, 1995 (except with respect to the matter discussed in Note 16(b) to the 1995
 Consolidated Financial Statements, as to which the date is October 18, 1995). See paragraphs 6 and 7 of Note 12 to the 1997 Consolidated Financial
 Statements for events subsequent to October 18, 1995.

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

                                                                                 Years Ended July 31,
                                                            -----------------------------------------------------------------
                                                                1997         1996          1995         1994         1993
                                                            ----------    ----------    ----------    ----------    ---------
                                                                                                                       x
Revenues
 Rental income ..........................................   $   10,080    $    9,269    $    8,330    $    9,523    $  10,030
 Gain on sale of property and equipment .................         --            --            --            --              1
 Gain on condemnation award .............................         --            --            --            --            639
                                                            ----------    ----------    ----------    ----------    ---------
   Total revenues .......................................       10,080         9,269         8,330         9,523       10,670
                                                            ----------    ----------    ----------    ----------    ---------
Expenses
 Real estate operating expenses .........................        5,874         5,679         5,580         5,612        5,509
 Administrative and general expenses ....................        1,939         2,008         2,101         2,131        2,053
 Bad debts (recovery) ...................................         (419)          424            57           709           22
 Depreciation and amortization ..........................          967           889           838           823          748
                                                            ----------    ----------    ----------    ----------    ---------
   Total expenses .......................................        8,361         9,000         8,576         9,275        8,332
                                                            ----------    ----------    ----------    ----------    ---------
Income (loss) from continuing operations before
 investment income, interest expense and
 income taxes ...........................................        1,719           269          (246)          248        2,338
                                                            ----------    ----------    ----------    ----------    ---------
Investment income and interest expense
 Investment income ......................................          268           250           367           385          562
 Interest expense .......................................          696           682           641           597          564
                                                            ----------    ----------    ----------    ----------    ---------
                                                                  (428)         (432)         (274)         (212)          (2)
                                                            ----------    ----------    ----------    ----------    ---------
Income (loss) from continuing operations before
 income taxes ...........................................        1,291          (163)         (520)           36        2,336
Income taxes provided (benefit) .........................          480           (22)         (126)           68          872
                                                            ----------    ----------    ----------    ----------    ---------
Income (loss) from continuing operations ................          811          (141)         (394)          (32)       1,464
                                                            ----------    ----------    ----------    ----------    ---------
Income (loss) from operations before extraordinary
 item and cumulative effect of changes in
 accounting principles ..................................          811          (141)         (394)          (32)       1,464
  Accounting for certain investments in debt
   and equity securities ................................         --            --              22          --           --
  Accounting for income taxes ...........................         --            --            --            (275)        --
Extraordinary Item--utilization of net operating
 loss carryforward ......................................         --            --            --            --            709
                                                            ----------    ----------    ----------    ----------    ---------
Net Income (loss) .......................................   $      811          (141)   $     (372)   $     (307)   $   2,173
                                                            ==========    ==========    ==========    ==========    =========
Income (loss) per common share
 Income (loss) from operations ..........................   $      .38    $     (.07)   $     (.18)   $     (.02)   $     .67
Cumulative effect of changes in accounting principles:
 Accounting for certain investments in debt
  and equity securities .................................         --            --             .01          --           --
 Accounting for income taxes ............................         --            --            --            (.13)        --
 Extraordinary item--utilization of net operating
  loss carryforward .....................................         --            --            --            --            .33
                                                            ----------    ----------    ----------    ----------    ---------
   Net income (loss) per common share ...................   $      .38    $     (.07)   $     (.17)   $     (.15)   $    1.00
                                                            ==========    ==========    ==========    ==========    =========
Dividends per share .....................................         --            --            --             --           --
                                                            ==========    ==========    ==========    ==========    =========
Average common shares outstanding .......................    2,136,175     2,136,397     2,136,397      2,137,440    2,171,124
                                                            ==========    ==========    ==========    ==========    =========


J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
================================================================================

FISCAL 1997 COMPARED TO FISCAL 1996

     Income for the year ended July 31, 1997 amounted to $810,925, or $.38 per share, after a pre-tax bad debt recovery of $418,789, compared to a loss for the year ended July 31, 1996 in the amount of $141,286, or $.07 per share, after a pre-tax bad debt write-off amounting to $424,011 relating to the rejection by a tenant of its lease, discussed below. The above recovery relates to the same rejected lease.

     Rental income in the current year increased to $10,080,382 from $9,268,768 in the 1996 fiscal year principally due to the addition of new tenants.

     Real estate operating expenses in the current year increased to $5,873,719 from $5,678,653 in the 1996 comparable year principally due to increased real estate taxes, maintenance and fuel costs, and an allowed credit for utility costs in the 1996 fiscal year.

     Administrative and general expenses decreased to $1,939,303 from $2,007,987 principally due to a decrease in insurance and legal and professional expenses.

     The bad debt recovery in the amount of $418,789 in fiscal 1997 relates to the bad debt write-off of $424,011 in the 1996 year (discussed below). See Note 13 to the Consolidated Financial Statements (Jamesway).

     The Company reports scheduled rental income recognized on a straight-line basis rather than rental income as it becomes receivable according to the provisions of the lease, in compliance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The excess of the scheduled rental income of Jamesway recognized on a straight-line basis over rental income amounted to $424,011 and such amount had been written off in fiscal 1996 and classified as a bad debt.

     Depreciation and amortization expense in the current year increased to $966,628 from $888,932 in the 1996 year because of additional improvements to property.

     Interest expense exceeded investment income in the amount of $428,596 in the current year and by $432,471 in the 1996 year.

FISCAL 1996 COMPARED TO FISCAL 1995

     Loss from operations and the overall net loss for the year ended July 31, 1996 amounted to $141,286, or $.07 per share, after a pre-tax bad debt write-off amounting to $424,011 relating to the rejection by a tenant of its lease, discussed below. There was no comparable item in the 1995 twelve month period. Operations for the comparable 1995 twelve month period resulted in an after tax net loss of $393,808, or $.18 per share. The overall net loss for the 1995 twelve month period amounted to $372,039, or $.17 per share, after the cumulative effect (an increase in income) of a change in accounting for certain investments in debt and equity securities, in the amount of $21,769, or $.01 per share. There was no comparable item in the 1996 twelve month period.

     Rental income in the 1996 fiscal year increased to $9,268,768 from $8,330,182 in the 1995 twelve month period principally due to the addition of new tenants.

     Real estate operating expenses in the 1996 fiscal year increased to $5,678,653 from $5,580,161 in the 1995 comparable year principally due to increased maintenance and fuel costs, partially offset, by an allowed credit for utility costs and a decrease in real estate taxes in the 1996 fiscal year.

     Administrative and general expenses decreased to $2,007,987 from $2,100,800.

     The Company reports scheduled rental income recognized on a straight-line basis rather than rental income as it becomes receivable according to the provisions of the lease, in compliance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The excess of the scheduled rental income of Jamesway recognized on a straight-line basis over rental income amounts to $424,011 and such amount has been written off and classified as a bad debt in fiscal 1996.

     Depreciation and amortization expense in the 1996 fiscal year increased to $888,932 from $838,063 in the 1995 year because of additional improvements to property.

     Interest expense exceeded interest income in the amount of $432,471 in the 1996 fiscal year and by $274,156 in the 1995 year principally due to the increased interest on the broker loan discussed in Note 9 and the loan facility discussed in Note 3(a) to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

CASH FLOWS FROM OPERATING ACTIVITIES

     Receivables: The Company is due the amount of $571,314 as of July 31, 1997 for expenditures for renovations made on behalf of three tenants. Of this amount $384,088 is non-current.

     Other assets: Security Deposits--The Company refunded to a tenant that vacated the premises at the Jowein Building, Brooklyn, New York its security deposit in the amount of $305,737.

     Deferred Expenses--The Company had an expenditure of approximately $152,000 for costs incurred to obtain loan financing for renovations to be performed at the Jamaica, New York building to accommodate two new tenants, and approximately $218,000 for brokerage leasing commissions relating to these same two tenants.

CASH FLOWS FROM INVESTING ACTIVITIES

     Capital Expenditures: The Company had expenditures of approximately $2,842,000 for renovations at its Jamaica, New York building for two new tenants.

CASH FLOWS FROM FINANCING ACTIVITIES

     Borrowing: Mortgage Debt--The Company took down a new loan in the net aggregate amount of $2,500,000 from a bank to apply to the cost of renovations to the Jamaica, New York building for two new tenants. (See Note 3(b) to the Consolidated Financial Statements).

     Lease Security: The Company refunded to a tenant that vacated its premises in the Jowein Building, Brooklyn, New York its security deposit in the amount of $305,737.

     The leasing of 69,000 square feet of space in the Jowein Building located in the Fulton Mall in downtown Brooklyn, New York to three chain store tenants and two additional tenants for retail space and one tenant for office space, the leasing of 25,000 square feet to the U. S. Post Office in Fishkill, New York and the leasing to the State of New York of approximately 46,000 square feet of office space for two tenants in the Company's former store in Jamaica, New York, will provide additional working capital for the Company. The Jamaica leases commenced May 1, 1997. To defray the costs of renovations for the State occupancy, the Company borrowed from a bank the $2,500,000, noted above (See
Note 3(b) to the Consolidated Financial Statements).

     The Company had working capital of $1,969,498 with a ratio of current assets to current liabilities of 1.71 to 1 at July 31, 1997.

     Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements.

J.W. MAYS, INC.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

                                                                    Three months ended
                                            ------------------------------------------------------------------
                                            Oct. 31, 1996     Jan. 31, 1997    Apr. 30, 1997     July 31, 1997
                                            -------------     -------------    -------------     -------------

Revenues ...............................       $2,442            $2,473            $2,429            $2,736
  Revenues less expenses .................        163               123                93               912
  Net income .............................        100               100                18               593
  Net income per common share ............     $  .05            $  .05            $  .01            $  .27


                                                                  Three months ended
                                            -----------------------------------------------------------------
                                            Oct. 31, 1995     Jan. 31, 1996    Apr. 30, 1996    July 31, 1996
                                            -------------     -------------    -------------    -------------
Revenues ...............................       $2,026            $2,468            $2,430            $2,345
  Revenues less expenses .................        (87)             (261)               36               149
  Net income (loss) ......................        (70)             (167)                4                91
  Net income (loss) per common share .....     $ (.03)           $ (.08)           $   --            $  .04


---------------

Income (loss) per share is computed independently for each of the quarters presented, on the basis described in Note 1 to Consolidated Financial Statements.

COMMON STOCK PRICES AND DIVIDENDS

     The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol: "Mays".

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 1997 and 1996:

                                                                Sales Price
                                                              --------------
            Three months ended                                 High     Low
            ------------------                                ------  ------
            October 31, 1996 ..............................   12 1/2   7 3/4
            January 31, 1997 ..............................   10 3/4   7 7/8
            April 30, 1997 ................................    9 1/2   8 1/2
            July 31, 1997 .................................   10 1/2   8 1/4

            October 31, 1995 ..............................    7 3/4   5 3/4
            January 31, 1996 ..............................    8       6 3/8
            April 30, 1996 ................................    8 1/2   6 15/16
            July 31, 1996 .................................    8 1/2   7 1/2

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc.

     There were no dividends declared in either of the two fiscal years.

     On September 26, 1997, the Company had approximately 3,700 shareholders of record.

J.W. MAYS, INC.

================================================================================

OFFICERS

Lloyd J. Shulman         Chairman of the Board, Chief Executive Officer and
                           President and Chief Operating Officer
Alex Slobodin            Executive Vice President and Treasurer
Ward N. Lyke, Jr.        Vice President--Management Information Services
George Silva             Vice President--Operations
Salvatore Cappuzzo       Secretary
Mark Greenblatt          Controller and Assistant Treasurer

BOARD OF DIRECTORS

Frank J. Angell 1,2,3,4  Professor Emeritus, New York University Leonard N.
                           Stern School of Business
Lance D. Myers 2,3,4     Partner in the law firm of Cullen and Dykman
Jack Schwartz 1,2,3,4    Private Consultant
Lloyd J. Shulman 1,3,4   Chairman of the Board, Chief Executive Officer and
                           President and Chief Operating Officer,
                           J.W. Mays, Inc.
Max L. Shulman           Retired Chairman of the Board, J.W. Mays, Inc.
Sylvia W. Shulman        Retired Fashion Director and Merchandiser of Boutique
                           Shops, J.W. Mays, Inc.
Lewis D. Siegel 2,3,4    First Vice President, Smith Barney, Inc.
Alex Slobodin 1,3        Executive Vice President and Treasurer, J.W. Mays, Inc.

COMMITTEE ASSIGNMENTS KEY:

1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Executive Compensation Committee

FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 1997, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201.