Form 10-K, Exhibit 13
period 1998-07-31
MAYS J W INC
filed 1998-10-20
CIK 54187

J. W. MAYS, INC.

















                                  Annual Report
                                      1998

                            Year Ended July 31, 1998

J.W. MAYS, INC.

CONTENTS                                                 PAGE NO.
================================================================================
Summary of Selected Financial Data                           2
The Company                                                  2
Message to Shareholders                                      3
Consolidated Balance Sheets                                4-5
Consolidated Statements of Operations
and Retained Earnings                                        6
Consolidated Statements of Cash Flows                        7
Notes to Consolidated Financial Statements                8-15
Report of Independent Auditor                               15
Five Year Summary of
Consolidated Operations                                     16
Management's Discussion and
Analysis of Financial Condition
and Results of Operations                                17-19
Quarterly Financial Information (Unaudited)                 20
Common Stock Prices and Dividends                           20
Officers and Directors                                      21


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



ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Tuesday, November 24, 1998, at
10:00 A.M., New York time, at J. W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.


J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)
========================================================================================================
                                                   1998        1997       1996       1995        1994
-------------------------------------------------------------------------------------------------------
Rental Income ................................   $ 10,249   $  9,666   $  8,855    $  7,944    $  9,075
Rental Income--Affiliated Company ............        414        414        414         386         416
Recovery of Real Estate Taxes ................      1,219       --         --          --            32
--------------------------------------------------------------------------------------------------------
Total Revenues ...............................     11,882     10,080      9,269       8,330       9,523
--------------------------------------------------------------------------------------------------------
Income (Loss) Before Cumulative Effect of
 Changes in Accounting Principles ............      1,838        811       (141)       (394)        (32)
  Accounting for Certain Investments in Debt
   and Equity Securities .....................       --         --         --            22        --
  Accounting for Income Taxes ................       --         --         --          --          (275)
--------------------------------------------------------------------------------------------------------
Net Income (Loss) ............................      1,838        811       (141)       (372)       (307)
--------------------------------------------------------------------------------------------------------
Real Estate--Net .............................     28,024     27,953     25,895      25,077      24,912
--------------------------------------------------------------------------------------------------------
Total Assets .................................     41,375     40,406     37,771      36,144      37,290
--------------------------------------------------------------------------------------------------------
Long-Term Debt:
  Mortgages Payable ..........................      7,814      8,642      6,965       5,954       6,359
  Other ......................................        582        641        734         678         672
                                                 --------   --------   --------    --------    --------
    Total ....................................      8,396      9,283      7,699       6,632       7,031
--------------------------------------------------------------------------------------------------------
Shareholders' Equity .........................     30,059     28,030     27,141      27,293      27,637
--------------------------------------------------------------------------------------------------------
Income (Loss) Per Common Share:
  Income (Loss) Before Cumulative Effect of
   Changes in Accounting Principles ..........        .86        .38       (.07)       (.18)       (.02)
    Accounting for Certain Investments in Debt
     and Equity Securities ...................       --         --         --           .01        --
    Accounting for Income Taxes ..............       --         --         --          --          (.13)
                                                 --------   --------   --------    --------    --------
    Net Income (Loss) Per Common Share .......   $    .86   $    .38   $   (.07)   $   (.17)   $   (.15)
--------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share ............       --         --         --          --          --
--------------------------------------------------------------------------------------------------------

Average common shares outstanding for 1998, 2,135,780; 1997, 2,136,175; 1996,
2,136,397; 1995, 2,136,397; and 1994, 2,137,440.

THE COMPANY
--------------------------------------------------------------------------------

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

     More comprehensive information concerning the Company appears in its Annual Report on Form 10-K for the fiscal year ended July 31, 1998.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:
--------------------------------------------------------------------------------
     I am pleased to report that the current fiscal year has shown an improvement over the 1997 fiscal year's results. Revenues for the current fiscal year increased to $11,881,859 from $10,080,382 in the 1997 fiscal year.

     In fiscal 1998, our Company's net income amounted to $1,837,733, or $.86 per share, compared to net income of $810,925, or $.38 per share, in the comparable 1997 fiscal year.

     The current year's net income is after a pre-tax bad debt recovery of $52,749, compared to $418,789 in the 1997 year, from tenants which had filed for bankruptcy protection under Chapter 11 prior to fiscal 1997. The 1998 year also includes a pre-tax recovery of prior years' real estate taxes of $1,218,600, net of legal expense and credits to tenants in accordance with the terms of their leases, from the City of New York and the Town of Fishkill, New York.

     Max L. Shulman, a director and former Chairman of the Board, advised that, after more than 50 years of service to the Company, regretfully, he will not stand for re-election to the Board. This annual report would not be complete without acknowledging his contributions and dedicated service to our Company. He leaves the Company with our deep respect and gratitude.

     The Company appreciates your support and our gratitude extends, as well, to our employees and directors for their dedication and hard work.

     I look forward to reporting on our continued improvement through fiscal 1999 and beyond.

Sincerely,


/s/ LLOYD J. SHULMAN
-------------------------------
Lloyd J. Shulman
Chairman/President

October 7, 1998

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 1998 and 1997

ASSETS

                                                         1998               1997
====================================================================================
Property and Equipment--at cost (Notes 1 and 3):
  Buildings and improvements .......................  $35,622,806       $34,944,039
  Improvements to leased property ..................    9,143,369         9,143,369
  Fixtures and equipment ...........................      539,422           510,108
  Land .............................................    4,008,835         4,008,835
  Other ............................................      209,293           180,382
  Construction in progress .........................      345,796               --
                                                    ------------       ------------
                                                       49,869,521        48,786,733
  Less accumulated depreciation and amortization ...   21,628,465        20,660,899
                                                     ------------      ------------
      Property and equipment--net ..................   28,241,056        28,125,834
                                                     ------------      ------------
Current Assets:
  Cash and cash equivalents (Notes 10 and 11) .......   1,047,979           234,288
  Marketable securities (Notes 1, 2 and 11) .........     137,721            28,288
  Receivables (Note 7) ..............................     461,770           563,410
  Deferred income taxes (Notes 1 and 5) .............     100,000            67,000
  Security deposits .................................       8,540                --
  Prepaid expenses ..................................     953,728         1,150,916
                                                      -----------       -----------
      Total current assets ..........................   2,709,738         2,043,902
                                                      -----------      -----------
Other Assets:
  Deferred charges (Note 1) ..........................  2,793,022         2,745,524
  Less accumulated amortization ......................  1,186,957         1,030,351
                                                      -----------       -----------
      Net ............................................  1,606,065         1,715,173
  Security deposits (Note 11) ........................    615,107           589,492
  Unbilled receivables (Notes 1 and 7) ...............  4,017,915         3,651,795
  Unbilled receivable--affiliated company (Note 7) ...    727,750           909,688
  Receivables ........................................    180,311           384,088
  Receivable--affiliated company (Note 7) ............     87,943           194,453
  Marketable securities (Notes 1, 2 and 11) ..........  3,189,039         2,791,555
                                                      -----------       -----------
      Total other assets ............................. 10,424,130        10,236,244
                                                      -----------       -----------
      TOTAL ASSETS                                    $41,374,924       $40,405,980
                                                      ===========       ===========


See Notes to Consolidated Financial Statements.


LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                             1998            1997
=====================================================================================================
Long-Term Debt:
  Mortgages payable (Notes 3 and 11) ..................................   $ 7,814,161   $ 8,641,833
  Other (Note 4) ......................................................       581,673       640,868
                                                                          -----------   -----------
      Total long-term debt ............................................     8,395,834     9,282,701
                                                                          -----------   -----------
Deferred Income Taxes (Notes 1 and 5) .................................     1,293,000       326,000
                                                                          -----------   -----------

Current Liabilities:
  Payable to securities broker ........................................          --       1,270,053
  Accounts payable ....................................................        42,782        46,256
  Payroll and other accrued liabilities (Note 8) ......................       559,344       553,215
  Income taxes payable (Notes 1 and 5) ................................        82,348        11,436
  Other taxes payable .................................................         1,907         1,918
  Current portion of long-term debt--other (Note 4) ...................       112,540       104,000
  Current portion of long-term debt--mortgages payable (Notes 3 and 11)       827,672       780,365
                                                                          -----------   -----------
      Total current liabilities .......................................     1,626,593     2,767,243
                                                                          -----------   -----------
      Total liabilities ...............................................    11,315,427    12,375,944
                                                                          -----------   -----------
Shareholders' Equity:
  Common stock, par value $1 each share (shares--5,000,000
   authorized; 2,178,297 issued) ......................................     2,178,297     2,178,297
  Additional paid in capital ..........................................     3,346,245     3,346,245
  Unrealized gain on available for sale securities (Notes 1 and 2) ....       292,879       101,151
  Retained earnings ...................................................    24,532,178    22,694,445
                                                                          -----------   -----------
                                                                           30,349,599    28,320,138
  Less common stock held in treasury, at cost--
   42,517 shares at 1998 and 1997 .....................................       290,102       290,102
                                                                          -----------   -----------
      Total shareholders' equity ......................................    30,059,497    28,030,036
                                                                          -----------   -----------
Commitments (Notes 6 and 7) and Contingencies (Note 12)

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......................   $41,374,924   $40,405,980
                                                                          ===========   ===========


                                                                                                  5

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                                                    Years Ended July 31,
                                                          ------------------------------------------
                                                             1998          1997           1996
====================================================================================================
Revenues
 Rental income (Notes 1 and 7) ........................   $10,249,650    $ 9,666,773    $ 8,855,159
 Rental income--affiliated company ....................       413,609        413,609        413,609
 Recovery of real estate taxes ........................     1,218,600           --             --
                                                          -----------    -----------    -----------
       Total revenues .................................    11,881,859     10,080,382      9,268,768
                                                          -----------    -----------    -----------
Expenses
 Real estate operating expenses (Note 6) ..............     5,416,292      5,873,719      5,678,653
 Administrative and general expenses ..................     2,076,614      1,939,303      2,007,987
 Bad debts (recovery) (Note 12) .......................       (52,749)      (418,789)       424,011
 Depreciation and amortization ........................     1,011,318        966,628        888,932
                                                          -----------    -----------    -----------
       Total expenses .................................     8,451,475      8,360,861      8,999,583
                                                          -----------    -----------    -----------
Income (loss) from operations before investment income,
 interest expense and income taxes ....................     3,430,384      1,719,521        269,185
                                                          -----------    -----------    -----------
Investment income and interest expense
 Investment income (Notes 1 and 2) ....................       269,646        267,876        249,479
 Interest expense (Notes 3 and 10) ....................       812,297        696,472        681,950
                                                          -----------    -----------    -----------
                                                            (542,651)      (428,596)      (432,471)
                                                          -----------    -----------    -----------
Income (loss) before income taxes .....................     2,887,733      1,290,925       (163,286)
Income taxes provided (benefit) (Notes 1 and 5) .......     1,050,000        480,000        (22,000)
                                                          -----------    -----------    -----------
Net income (loss) .....................................     1,837,733        810,925       (141,286)
Retained earnings, beginning of year ..................    22,694,445     21,883,520     22,024,806
                                                          -----------    -----------    -----------
Retained earnings, end of year ........................   $24,532,178    $22,694,445    $21,883,520
                                                          ===========    ===========    ===========
Income (loss) per common share (Note 1) ...............   $       .86    $       .38    $      (.07)
                                                          ===========    ===========    ===========
 Dividends per share ..................................          --             --             --
Average common shares outstanding .....................     2,135,780      2,136,175      2,136,397
                                                          ===========    ===========    ===========

See Notes to Consolidated Financial Statements.


J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                       Years Ended July 31,
                                                              -----------------------------------------
                                                                   1998          1997          1996
========================================================================================================
Cash Flows From Operating Activities
 Net income (loss) ........................................   $ 1,837,733    $   810,925    $  (141,286)
 Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
  Deferred income taxes ...................................       854,000        359,000       (124,000)
  Amortization of premium on marketable debt
   securities .............................................          (661)          (417)           723
  Realized loss on marketable securities ..................        14,997          2,618          6,642
  Depreciation and amortization ...........................     1,011,318        966,628        888,932
  Amortization of deferred expenses .......................       248,601        229,344        238,134
  Other assets--deferred expenses .........................      (139,493)      (413,552)      (353,270)
                  --security deposits .....................       (34,155)       297,629       (428,480)
                  --unbilled receivables ..................      (366,120)      (479,875)      (144,829)
                  --unbilled receivable--affiliated company       181,938         44,828         44,828
                  --receivables ...........................       203,777       (384,088)          --
                  --receivable--affiliated company ........       106,510           --          (84,766)
 Changes in:
  Receivables .............................................       101,640       (248,231)       (70,187)
  Prepaid expenses ........................................       197,188         20,980        (50,202)
  Real estate taxes refundable ............................          --           13,409        (13,409)
  Income taxes refundable .................................          --            4,496         (4,496)
  Accounts payable ........................................        (3,474)        13,796        (32,284)
  Payroll and other accrued liabilities ...................         6,129          6,845         58,414
  Income taxes payable ....................................        70,912         11,436        (18,588)
  Other taxes payable .....................................           (11)        (3,276)         1,113
                                                              -----------    -----------    -----------
     Net cash provided (used) by operating activities .....     4,290,829      1,252,495       (227,011)
                                                              -----------    -----------    -----------
Cash Flows From Investing Activities
 Acquisition of property and equipment ....................    (1,126,540)    (3,011,956)    (1,683,503)
 Marketable securities:
  Receipts from sales or maturities .......................       486,524        246,994        476,497
  Payments for purchases ..................................      (736,049)       (51,292)      (427,692)
                                                              -----------    -----------    -----------
      Net cash (used) by investing activities .............    (1,376,065)    (2,816,254)    (1,634,698)
                                                              -----------    -----------    -----------
Cash Flows From Financing Activities
 Borrowings--securities broker ............................     1,708,595        655,020      1,348,262
 Payments--securities broker ..............................    (2,978,648)      (882,287)    (1,076,042)
 Borrowings--mortgages and other notes payable ............          --        2,500,000      1,500,000
 Increase--other debt .....................................        54,513        340,248        445,041
 Payments--mortgage and other debt ........................      (885,533)    (1,221,725)      (433,214)
 Purchase of treasury stock ...............................          --           (5,862)          --
                                                              -----------    -----------    -----------
     Net cash provided (used) by financing activities .....    (2,101,073)     1,385,394      1,784,047
                                                              -----------    -----------    -----------
 Net increases (decrease) in cash and cash equivalents ....       813,691       (178,365)       (77,662)
 Cash and cash equivalents at beginning of year ...........       234,288        412,653        490,315
                                                              -----------    -----------    -----------
 Cash and cash equivalents at end of year .................   $ 1,047,979    $   234,288    $   412,653
                                                              ===========    ===========    ===========

See Notes to Consolidated Financial Statements.
                                                                                                      7


J.W. MAYS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a New York corporation, and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

     ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with generally accepted accounting principles (GAAP). The preparation of the Company's financial statements in conformity with GAAP requires management to make estimates that affect the reported consolidated statements of operations and the consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

     RENTAL INCOME: All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease.

     MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available for sale or held to maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available for sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held to maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining balance method. Amortization of improvements to leased property is calculated over the shorter of the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

      Building and improvements ........................   18-40 years
      Improvements to leased property ..................    3-40 years
      Fixtures and equipment ...........................    7-12 years
      Other ............................................    3-5  years

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

     LONG-LIVED ASSETS: The Financial Accounting Standards Board issued Statement of Financial Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", effective for fiscal years beginning after December 15, 1995. SFAS 121 requires the recognition of an impairment loss related to long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the new accounting standard has not had an effect on the consolidated financial statements.

         RECENT ACCOUNTING PRONOUNCEMENTS: In June 1997, SFAS No. 130, "Reporting Comprehensive Income", ("SFAS 130") was issued. SFAS 130 establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented for comparative purposes is required upon adoption.

     In June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", ("SFAS 131") was issued. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in annual financial statements and in interim financial reports issued to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Standards No. 132 "Employers' Disclosure about Pensions and Other Post-Retirement Benefits", ("SFAS 132"), effective for fiscal years beginning after December 15, 1997. The Company's Retirement Plan is 100% funded, with Company contributions made quarterly, and there will be no additional liability recognized by the Company.

================================================================================

     The Company anticipates that the adoption of SFAS 130, SFAS 131 and SFAS 132 will not have an effect on its 1998 financial statements.

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

     INCOME (LOSS) PER SHARE OF COMMON STOCK: Income (loss) per share has been computed by dividing net income or loss for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income or (loss) per share were 2,135,780 in fiscal 1998, 2,136,175 in fiscal 1997 and 2,136,397 in fiscal
1996. The Company's adoption of FASB 128 "Earnings per Share" has had no effect on the computation of previously reported earnings per share.

     RECLASSIFICATIONS: Certain accounts for the years ended July 31, 1997 and 1996 have been reclassified to reflect comparability with account classifications adopted for the year ended July 31, 1998 with no effect on previously reported net income.

2. MARKETABLE SECURITIES:

     As of July 31, 1998 and 1997, the Company's marketable securities were classified as follows:

                                                     1998                                        1997
                                --------------------------------------------  ------------------------------------------------
                                               GROSS      GROSS                               Gross      Gross
                                            UNREALIZED UNREALIZED     FAIR                 Unrealized Unrealized     Fair
                                   COST        GAINS     LOSSES       VALUE       Cost        Gains     Losses       Value
                                --------------------------------------------  ------------------------------------------------
Current:
 Certificate of deposit .....  $   38,344    $    --     $--        $   38,344  $   28,288    $    --     $ --     $   28,288
 Held to maturity:
  Corporate debt securities
   due within one year ......      99,377       1,840     --           101,217         --          --       --            --
                               ----------    --------    ---        ----------  ----------    --------    ----     ----------
    Total current ...........  $  137,721    $  1,840    $--        $  139,561  $   28,288    $    --     $ --     $   28,288
                               ==========    ========    ===        ==========  ==========    ========    ====     ==========
Non-current:
 Available for sale:
   Equity securities ........  $2,765,160    $423,879    $--        $3,189,039  $2,540,688    $152,151    $ --     $2,692,839
Held to maturity:
 Corporate debt securities ..         --          --      --               --       98,716       3,971      --        102,687
                               ----------    --------    ---        ----------  ----------    --------    ----     ----------
    Total non-current .......  $2,765,160    $423,879    $--        $3,189,039  $2,639,404    $156,122    $ --     $2,795,526
                               ==========    ========    ===        ==========  ==========    ========    ====     ==========

Investment income consists of the following:

                                             1998          1997           1996
                                             ----          ----           ----
 Interest income .......................  $ 81,746       $ 48,642      $ 43,294
 Dividend income .......................   202,897        221,852       212,827
 (Loss) on sale of securities ..........   (14,997)        (2,618)       (6,642)
                                          --------       --------      --------
   Total ...............................  $269,646       $267,876      $249,479
                                          ========       ========      ========


================================================================================================================
3.   LONG-TERM DEBT:
                                                                       JULY 31, 1998           July 31, 1997
                                                                    --------------------    ---------------------
                                             Current
                                              Annual      Final        DUE          DUE        Due         Due
                                             Interest    Payment     WITHIN        AFTER     Within       After
                                              Rate        Date      ONE YEAR     ONE YEAR   One Year    One Year
                                             --------    -------    --------     --------   --------    --------
Mortgages:
 Jamaica, New York Property ....   (a)        8 1/2%     4/01/07    $266,666   $3,400,000   $266,667   $3,666,666
 Jowein Building, Brooklyn, N.Y    (b)        9    %     3/31/00      83,545      675,050     76,431      758,595
 Fishkill, New York Property ...   (c)        9    %     11/01/99    129,992    2,312,592    118,844    2,442,584
 Circleville, Ohio Property ....   (d)        7    %      9/30/02    338,555    1,242,159    310,233    1,580,714
 Other .........................              8 1/2%      5/01/01      8,914      184,360      8,190      193,274
                                                                    --------   ----------   --------   ----------
    Total ......................                                    $827,672   $7,814,161   $780,365   $8,641,833
                                                                    ========   ==========   ========   ==========

     (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica property. The loan proceeds were utilized by the Company toward (i) payment in full of the outstanding term loan by the Company in favor of the same bank in the amount of $1,500,000 plus interest and (ii) its costs for the renovations to the portions of the premises in connection with the Company's sublease of a significant portion of the building. Although the loan was closed on September 11, 1996 the entire $4,000,000 was not drawn down until March 31, 1997. The interest rate on the loan is 81 @2% for a period of five (5) years and six (6) months, with such rate to change on the first day of the sixty-seventh (67th) month of the term to a rate equal to the then prime rate plus 1 @4%, fixed for the balance of the term. The loan is to become due and payable on the first day of the month following the expiration of ten (10) years and six (6) months from the closing date. During the first six (6) months of the term, the Company had the option to secure advances against the loan amount with the loan to convert to a ten (10) year term at the expiration of the initial six
(6) month period thereof.

     (b) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. Effective April 1, 1997, the maturity date of the mortgage which was scheduled to be on March 31, 1998, was extended to March 31, 2000. The interest rate was increased from 73 @8% to 9% commencing April 1, 1997. During the extended period there will be no change in the constant quarterly payments of interest and principal in the amount of $37,263.

     (c) The mortgage loan matures November 1, 1999. The annual interest rate is 9% and the principal and interest payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period.

     (d) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, commenced April 1, 1994 in the amount of $33,767, until October 1, 1997, at which time the monthly payments of interest and principal was increased to $36,540.

     Maturities of long-term debt--mortgages payable, outstanding at July 31, 1998, are as follows: Years ending July 31, 1999 (included in current liabilities), $827,672; 2000, $3,627,040; 2001, $830,597; 2002, $684,080; 2003,
$339,112, and thereafter, $2,333,332.

4. LONG-TERM DEBT--OTHER:

     Long-Term debt--Other (net of current portion):

                                             1998                1997
                                             ----                ----
     Deferred compensation .............   $251,333*           $355,333*
     Lease security deposits ...........    330,340**           285,535**
                                           --------            --------
         Total .........................   $581,673            $640,868
                                           ========            ========

     Maturities of long-term debt--other, outstanding at July 31, 1998, are as follows: Years ending July 31, 1999 (included in current liabilities), $112,540; 2000, $210,339; 2001, $181,121; 2002, $43,333; 2003, $912, and thereafter,
$145,968.

-------------------

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

** Does not include three irrevocable letters of credit totaling $275,000 at July 31, 1998, and at July 31, 1997, provided by three tenants.

================================================================================

5. INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of July 31, 1998 and 1997, are a result of temporary differences related to the items described as follows:

                                                                      1998                               1997
                                                            ------------------------------     -----------------------------
                                                             DEFERRED         DEFERRED          Deferred        Deferred
                                                            TAX ASSETS     TAX LIABILITIES     Tax Assets    Tax Liabilities
                                                            ----------     ---------------     ----------    ---------------
Net operating loss carryforward ..........................  $1,056,762        $      --        $1,915,163       $       --
Alternative minimum tax credit carryforward ..............     305,814               --           252,633               --
Investment tax credit carryforward .......................      24,991               --            26,952               --
Deferred compensation not currently deductible ...........     120,813               --           156,173               --
Rental income received in advance ........................      31,248               --             7,713               --
Unbilled receivables .....................................         --          1,613,526              --          1,550,904
Property and equipment ...................................         --            981,750              --          1,010,288
Unrealized gain on available for sale securities .........         --            144,119              --             51,731
Other                                                           31,758               --            22,241               --
                                                            ----------        ----------       ----------        ----------
                                                             1,571,386         2,739,395        2,380,875         2,612,923
Valuation allowance ......................................      24,991               --            26,952               --
                                                            ----------        ----------       ----------        ----------
                                                            $1,546,395        $2,739,395       $2,353,923        $2,612,923
                                                            ==========        ==========       ==========        ==========

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 1998, except for investment tax credit carryforwards, for which a 100% valuation allowance has been provided. The valuation allowance was reduced by $1,961 in 1998 and $14,645 in 1997, due to the expiration of investment tax credit carryforwards.

     Income taxes provided (benefit) in fiscal 1998, 1997 and 1996 consisted of:

                                     1998              1997               1996
                                     ----              ----               ----
Current:
 Federal .......................  $   54,000          $  6,000        $  (7,000)
 State and City ................     142,000           115,000          109,000
Deferred taxes .................     854,000           359,000         (124,000)
                                  ----------          --------        ---------
   Total provision (benefit) ...  $1,050,000          $480,000        $ (22,000)
                                  ==========          ========        ==========

     Components of the deferred tax provision (benefit) for the years ended July 31, 1998, 1997 and 1996 are as follows:

                                                                  1998              1997               1996
                                                                  ----              ----               ----
Excess of book depreciation over tax depreciation ..........    $ (29,000)        $ (58,000)       $ (25,000)
Reduction (increase) of rental income received in
 advance ...................................................      (24,000)            9,000            2,000
Increase in unbilled receivables ...........................       63,000           148,000           34,000
Deferred compensation ......................................       35,000            21,000              --
Net operating loss carryforwards ...........................      869,000           193,000         (114,000)
Bad debts ..................................................          --             44,000              --
Alternative minimum tax ....................................      (53,000)           (6,000)             --
Other ......................................................       (7,000)            8,000          (21,000)
                                                                ---------         ---------        ---------
                                                                $ 854,000         $ 359,000        $(124,000)
                                                                =========         =========        =========

================================================================================

     Taxes provided (benefit) for the years ended July 31, 1998, 1997 and 1996 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income (loss), as follows:

                                                                  1998              1997               1996
                                                                  ----              ----               ----
Income (loss) before income taxes ..........................   $2,887,733        $1,290,925        $(163,286)
Dividends received deduction ...............................      (98,530)         (117,959)        (110,259)
Other-net ..................................................       22,663            13,777           (1,600)
                                                               ----------        ----------        ---------
Adjusted pre-tax income (loss) .............................    2,811,866         1,186,743         (275,145)
Statutory rate .............................................           34%               34%              34%
Income tax provision (benefit) at statutory rate ...........      956,300           403,500          (93,500)
State and City income taxes, net of federal
 income tax benefit ........................................       93,700            76,500           71,500
                                                               ----------        ----------        ---------
Income taxes provided (benefit) ............................   $1,050,000        $  480,000        $ (22,000)
                                                               ==========        ==========        ==========

     The Company's 1998 and 1997 federal income tax liability of $54,000 and $6,000, respectively, were determined using the Alternative Minimum Tax ("AMT"), a separate parallel tax system. The excess of the AMT over the regular tax is a credit which can be carried forward indefinitely to reduce future regular tax liabilities. The Company has additional AMT credits from prior years totaling $250,000 resulting in total AMT credits of $304,000 at July 31, 1998.

     At July 31, 1998, the Company had net operating tax loss carryforwards of $2,992,000 available to offset future regular taxable income. Of this amount $58,000 is available until the year 2005, $1,028,000 until 2006, $175,000 until
2009, $1,395,000 until 2010, and $336,000 until 2011.

     Although the Tax Reform Act of 1986 eliminated investment tax credits for non-transitional property placed in service after December 31, 1985, the Company has investment tax credit carryforwards of $25,000 that expire as follows:
$16,000 in 1999 and $9,000 in 2000.

6. LEASES:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the term, range from 2 years to 29 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years ended July 31, 1998 was exceeded by sublease rental income, as follows:


                                                 1998             1997            1996
                                                 ----             ----            ----
Minimum rental expense ......................  $1,156,168      $1,155,644      $1,155,120
Contingent rental expense ...................   1,051,884       1,266,880       1,252,684
                                               ----------      ----------      --------
                                                2,208,052       2,422,524       2,407,804
Sublease rental income ......................   5,399,129       4,798,895       4,108,307
                                               ----------      ----------      ----------
     Excess of rental income over expense ...  $3,191,077      $2,376,371      $1,700,503
                                               ==========      ==========      ==========

     Rent expense paid to an affiliated company totaled $160,800 for each of the fiscal years.

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

           Fiscal                                         OPERATING
            Year                                           LEASES
           ------                                          -------
            1999 ....................................    $ 1,143,340
            2000 ....................................      1,143,340
            2001 ....................................      1,087,174
            2002 ....................................      1,031,007
            2003 ....................................      1,031,007
            After 2003 ..............................      7,899,159
                                                         -----------
                Total required*                          $13,335,027
                                                         ===========

* Minimum payments have not been reduced by minimum sublease rentals of $36,427,875 under operating leases due in the future under non-cancellable leases.

================================================================================

7. RENTAL INCOME:

     Rental income from an affiliated company totaled $413,609 for each of the fiscal years.

     Amounts due from the affiliated company are as follows:

                                                  July 31,
                                  --------------------------------------------
                                    1998               1997             1996
                                    ----               ----             ----
Unbilled receivables ............ $727,750         $  909,688       $  954,516
Receivables-noncurrent ..........   87,943            194,453          194,453
                                  --------         ----------       ----------
    Total ....................... $815,693         $1,104,141       $1,148,969
                                  ========         ==========       ==========

     Rental income for each of the fiscal years 1998, 1997 and 1996 is as follows:


                                                  July 31,
                                 -----------------------------------------------
                                    1998               1997             1996
                                    ----               ----             ----
Minimum rentals
  Company owned property ......  $ 4,800,127        $ 4,713,783       $4,584,959
  Operating leases ............    4,686,130          4,036,156        3,443,822
                                 -----------        -----------       ----------
                                   9,486,257          8,749,939        8,028,781
                                 -----------        -----------       ----------
Contingent rentals
  Company owned property .......     464,003            567,704          575,502
  Operating leases .............     712,999            762,739          664,485
                                 -----------        -----------       ----------
                                   1,177,002          1,330,443        1,239,987
                                 -----------        -----------       ----------
    Total ...................... $10,663,259        $10,080,382       $9,268,768
                                 ===========        ===========       ==========

     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal                                            COMPANY          OPERATING
 Year                     OWNED PROPERTY           LEASES            TOTAL
 ------                   --------------           ------         -----------
 1999 ...................  $ 4,780,254          $ 4,724,765      $ 9,505,019
 2000 ...................    4,418,032            4,331,870        8,749,902
 2001 ...................    3,876,546            3,874,334        7,750,880
 2002 ...................    3,722,991            3,696,125        7,419,116
 2003 ...................    2,926,880            3,672,267        6,599,147
 After 2003 .............   18,871,436           16,128,514       34,999,950
                           -----------          -----------      -----------
     Total ..............  $38,596,139          $36,427,875      $75,024,014
                           ===========          ===========      ===========

8. PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities consist of the following:

                                              1998             1997
                                             --------         --------
           Payroll ........................  $ 89,428         $ 83,891
           Interest .......................    61,068           69,348
           Professional fees ..............    50,659           58,525
           Rents received in advance ......    91,907           22,685
           Utilities ......................    67,907           45,378
           Construction costs .............       --            21,000
           Brokers commissions ............   145,997          208,571
           Other ..........................    52,378           43,817
                                             --------         --------
                Total .....................  $559,344         $553,215
                                             ========         ========

================================================================================

9. EMPLOYEES' RETIREMENT PLAN:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $202,432, $132,273 and $132,234 as contributions to the Plan for fiscal years 1998, 1997 and 1996, respectively.

10. CASH FLOW INFORMATION:

     For purpose of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:

                                                                      Years Ended July 31,
                                                              ---------------------------------------
                                                               1998               1997          1996
                                                              -------             ----        -------
 Interest paid, net of capitalized interest
  of $45,845 in fiscal 1997 .............................     $820,577         $720,461       $686,644
 Income taxes paid ......................................     $125,088         $105,068       $125,084


11. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS:

     The following disclosure of estimated fair value was determined by the Company, using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.

     The Company estimates the fair value of its financial instruments using the following methods and assumptions: (i) quoted market prices, when available, are used to estimate the fair value of investments in marketable debt and equity securities; (ii) discounted cash flow analyses are used to estimate the fair value of long-term debt, using the Company's estimate of current interest rates for similar debt; and (iii) carrying amounts in the balance sheet approximate fair value for cash and cash equivalents and tenant security deposits due to their high liquidity.

                                                   JULY 31, 1998
                                             ---------------------------
                                              CARRYING            FAIR
                                                VALUE             VALUE
                                             ----------       ----------
Cash and cash equivalents ...............    $1,047,979       $1,047,979
Marketable securities ...................     3,326,760        3,328,600
Tenant security deposits ................       338,879          338,879
Long-term debt-mortgages payable ........    (8,641,833)      (9,270,709)

     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The Company derives rental income from thirty-six tenants, of which two tenants each accounted for more than 10% of rental income during the year ended July 31, 1998; one tenant accounted for 14.55% and the second tenant accounted for 11.60%.

12. CONTINGENCIES:

     McCrory Stores Corporation ("McCrory"), which occupied space in the Company's Jowein Building in the Fulton Mall in downtown Brooklyn, New York, and whose lease, as amended, extended to April 29, 2010, filed for relief under Chapter 11 of the Bankruptcy Code in February 1992. McCrory rejected its lease, as amended, with the Company with the approval of the Bankruptcy Court, effective January 31, 1994. The Company has filed an unsecured proof of claim with the United States Bankruptcy Court, Southern District of New York for the lease rejection damages in the amount of $7,753,732 ("Lease Rejection Claim"), and an administrative claim in the amount of approximately $296,000, reduced by agreement to $170,000 ("Administrative Claim") for damages resulting from McCrory's failure to repair and maintain the premises as required by the lease. McCrory objected to the Company's Lease Rejection Claim, but has acknowledged the administrative claim in the amount of $170,000. The Company has not included the Lease Rejection Claims against McCrory in its financial statements due to
(i) the fact that McCrory has disclosed that it has sold substantially all of its assets and that the proceeds of sale are insufficient to make any distributions to unsecured creditors, and (ii) the uncertainty of the amount that may ultimately be allowed and collected. The Company has leased approximately 69,000 square feet of the approximate 99,000 square feet of space surrendered by McCrory. The remainder of the space of approximately 30,000 square feet is not leaseable due to the renovations required to accommodate six tenants where formerly there was one. The rental income to be derived from the six tenants over the terms of their leases will be approximately $5,040,000 less than the total rental income that would have been due from McCrory for the period February 1, 1994 through April 29, 2010, the termination date of the McCrory lease.

================================================================================

     Jamesway Corporation ("Jamesway"), which occupied retail space in the Fishkill, New York property and whose lease extended to January 31, 2005, filed for relief under Chapter 11 of the Bankruptcy Code on October 18, 1995. Jamesway rejected its lease for the Fishkill location with the approval of the Bankruptcy Court, effective February 29, 1996, but continued occupancy until March 22, 1996. The Company filed an amended unsecured claim in the amount of $883,635 for damages resulting from the breach and rejection of the lease and an administrative priority claim in the amount of approximately $189,000 for certain amounts due under the lease after the filing of Jamesway's Chapter 11 petition and for the costs of repairs resulting from Jamesway's failure to fulfill its repair and maintenance obligations under the lease. Pursuant to a settlement that was approved by the Bankruptcy Court, the Company has an allowed unsecured claim in the amount of $950,635 and an allowed administrative claim in the amount of $54,887.

     The amount of $52,749 recorded in Bad Debt Recovery represents the amount realized from Jamesway of $47,532 less legal expenses of $6,158 and from McCrory of $19,304 less legal expenses of $7,929. The Company has made no provision in its financial statements for the balance of its unsecured claims filed against Jamesway and McCrory due to the uncertainty of the amounts that may ultimately be collected. The Company has realized to date from Jamesway $465,811 or 49% on account of its unsecured claim and 100% of its allowed administrative claim for a total of $520,698. The Company has also realized to date from McCrory $19,304 or 11.36% on account of its Administrative Claim in the amount of $170,000. McCrory has advised creditors that holders of allowed Administrative Claims may receive an additional distribution of approximately 9% of the allowed amount of one Administrative Claim.

     The Company reports scheduled rental income recognized on a straight-line basis rather than rental income as it becomes a receivable according to the provisions of the lease in compliance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases." The excess of the scheduled rental income of McCrory, recognized on a straight-line basis over rental income receivable according to the lease through January 31, 1994, the effective date of McCrory's rejection of its lease, amounts to $708,673 and such amount was written off and classified as a bad debt during the twelve month period ended July 31, 1994. The excess of the scheduled rental income of Jamesway recognized on a straight-line basis over rental income receivable according to the lease through January 31, 1996, amounted to $424,011 and such amount was written off and classified as a bad debt during the twelve month period ended July 31, 1996.

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

================================================================================

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as ofJuly 31, 1998 and 1997, and the related consolidated statements of operations and retained earnings and cashflows for the three years ended July 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 1998 and 1997, and the results of their operations and their cash flows for the three years ended July 31, 1998 in conformity with generally accepted accounting principles.

D'ARCANGELO & CO., LLP
Purchase, New York
October 7, 1998


J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

                                                                          Years Ended July 31,
                                                    ---------------------------------------------------------------------
                                                       1998          1997           1996            1995          1994
=========================================================================================================================
Revenues
 Rental income ..................................   $   10,249    $     9,666    $     8,855    $    7,944    $    9,075
 Rental income--affiliated company ..............          414            414            414           386           416
 Recovery of real estate taxes ..................        1,219           --             --            --              32
                                                    ----------    -----------    -----------    ----------    ----------
   Total revenues ...............................       11,882         10,080          9,269         8,330         9,523
                                                    ----------    -----------    -----------    ----------    ----------
Expenses
 Real estate operating expenses .................        5,416          5,874          5,679         5,580         5,612
 Administrative and general expenses ............        2,077          1,939          2,008         2,101         2,131
 Bad debts (recovery) ...........................          (53)          (419)           424            57           709
 Depreciation and amortization ..................        1,011            967            889           838           823
                                                    ----------    -----------    -----------    ----------    ----------
   Total expenses ...............................        8,451          8,361          9,000         8,576         9,275
                                                    ----------    -----------    -----------    ----------    ----------
Income (loss) from operations before
 investment income, interest expense and
 income taxes ...................................        3,431          1,719            269          (246)          248
                                                    ----------    -----------    -----------    ----------    ----------
Investment income and interest expense
 Investment income ..............................          269            268            250           367           385
 Interest expense ...............................          812            696            682           641           597
                                                    ----------    -----------    -----------    ----------    ----------
                                                          (543)          (428)          (432)         (274)         (212)
                                                    ----------    -----------    -----------    ----------    ----------
Income (loss) before income taxes ...............        2,888          1,291           (163)         (520)           36
Income taxes provided (benefit) .................        1,050            480            (22)         (126)           68
                                                    ----------    -----------    -----------    ----------    ----------
Income (loss) before cumulative effect of changes
 in accounting principles .......................        1,838            811           (141)         (394)          (32)
  Accounting for certain investments in debt
   and equity securities ........................         --             --             --              22          --
  Accounting for income taxes ...................         --             --             --            --            (275)
                                                    ----------    -----------    -----------    ----------    ----------
Net Income (loss) ...............................   $    1,838    $       811    $      (141)   $     (372)   $     (307)
                                                    ==========    ===========    ===========    ==========    ==========
Income (loss) per common share
 Income (loss) before cumulative effect of
 changes in accounting principles ...............   $      .86    $       .38    $      (.07)   $     (.18)   $     (.02)
 Accounting for certain investments in debt
  and equity securities .........................         --             --             --             .01          --
 Accounting for income taxes ....................         --             --             --            --            (.13)
                                                    ----------    -----------    -----------    ----------    ----------
   Net income (loss) per common share ...........   $      .86    $       .38    $      (.07)   $     (.17)   $     (.15)
                                                    ==========    ===========    ===========    ==========    ==========
Dividends per share .............................         --             --             --            --            --
                                                    ==========    ===========    ===========    ==========    ==========
Average common shares outstanding ...............    2,135,780      2,136,175      2,136,397     2,136,397     2,137,440
                                                    ==========    ===========    ===========    ==========    ==========

J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
================================================================================
FISCAL 1998 COMPARED TO FISCAL 1997

     Net income for the year ended July 31, 1998 amounted to $1,837,733, or $.86 per share. The figures include a pre-tax net recovery of real estate taxes of $1,218,600 (see below). There was no comparable item in the 1997 year. The 1998 year also includes a bad debt recovery amounting to $52,749. In the comparable 1997 year, net income amounted to $810,925, or $.38 per share, after a pre-tax bad debt recovery of $418,789.

     Revenues in the current year increased to $11,881,859 from $10,080,382 in the comparable 1997 fiscal year, primarily due to the addition of new tenants and the pre-tax net recovery of prior years' real estate taxes in the amount of $1,218,600.

     The recovery of real estate taxes in the current fiscal year in the amount of $1,218,600, net of legal expenses and credits to tenants in accordance with the terms of their leases, represents prior years' real estate taxes from the City of New York and the Town of Fishkill, New York. (See Liquidity and Capital Resources, Page 18.)

     Real estate operating expenses in the current year decreased to $5,416,292 from $5,873,719 in the comparable 1997 year principally due to a decrease in real estate taxes and fuel costs, partially offset by an increase in payroll, maintenance costs and leasing commissions.

     Administrative and general expenses in the current year increased to $2,076,614 from $1,939,303 in the comparable 1997 year principally due to an increase in payroll, legal and professional costs and retirement plan costs; partially offset by a decrease in insurance expense.

     The bad debt recovery in the amount of $52,749 in the 1998 year and $418,789 in the 1997 year relates to prior years' bad debt write-off from McCrory and Jamesway. See Note 12 to the Consolidated Financial Statements.

     Depreciation and amortization expense in the current year increased to $1,011,318 from $966,628 in the 1997 year because of additional improvements to property.

     Interest expense in the current year exceeded investment income by $542,651 and by $428,596 in the comparable 1997 year. The increase of $114,055 was primarily due to the interest on the Jamaica Building loan discussed in Note 3(a) to the Consolidated Financial Statements.

FISCAL 1997 COMPARED TO FISCAL 1996

     Net income for the year ended July 31, 1997 amounted to $810,925, or $.38 per share, after a pre-tax bad debt recovery of $418,789, compared to a net loss for the year ended July 31, 1996 in the amount of $141,286, or $.07 per share, after a pre-tax bad debt write-off amounting to $424,011 relating to the rejection by a tenant of its lease, discussed below. The above recovery relates to the same rejected lease.

     Rental income in the 1997 year increased to $10,080,382 from $9,268,768 in the 1996 year principally due to the addition of new tenants.

     Real estate operating expenses in the 1997 year increased to $5,873,719 from $5,678,653 in the 1996 comparable year principally due to increased real estate taxes, maintenance and fuel costs, an allowed credit for utility costs in the 1996 fiscal year.

     Administrative and general expenses decreased to $1,939,303 from $2,007,987 in the 1996 year principally due to a decrease in insurance and legal and professional expenses.

     The bad debt recovery in the amount of $418,789 in fiscal 1997 relates to the bad debt write-off of $424,011 in the 1996 year. See Note 12 to the Consolidated Financial Statements (Jamesway).

     The Company reports scheduled rental income recognized on a straight-line basis rather than rental income as it becomes receivable according to the provisions of the lease, in compliance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The excess of the scheduled rental income of Jamesway recognized on a straight-line basis over rental income amounts to $424,011 and such amount has been written off in 1996 and classified as a bad debt.

================================================================================

     Depreciation and amortization expense in the 1997 fiscal year increased to $966,628 from $888,932 in the 1996 year because of additional improvements to property.

     Interest expense exceeded investment income in the amount of $428,596 in the 1997 year and by $432,471 in the 1996 year.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

     As of July 31, 1998, the Company received total real estate tax refunds of $3,324,354. The real estate tax refunds were due to reductions in assessed valuations on (i) the Jowein building in Brooklyn, New York for the years 1991/92 through 1997/98 in the amount of $3,053,220, and (ii) the Fishkill, New York building for the years 1995/96 through 1997/98 in the amount of $271,134. The refund of real estate taxes for the Jowein building produced a reduction in the current year's Real Estate Operating Expenses of $152,906 (net of attorney fees of $95,698), offset by a reduction in tenants' rental income of $112,743. The recovery of real estate taxes increased by $1,117,120 after deductions of attorney and appraisal fees of $582,069 and amounts due tenants for their pro rata share of real estate taxes in prior years of $1,105,427. The refund of real estate taxes for the Fishkill building produced a reduction in the current year's Real Estate Operating Expenses of $55,096 (net of attorney fees of $29,924), offset by a reduction in a tenants rental income of $6,887. The recovery of real estate taxes increased by $101,480 after deductions of attorney fees of $58,282 and amounts due a tenant for its pro rata share of real estate taxes in prior years of $12,146. As of July 31, 1998, the above real estate taxes refunds have been received, and all payments have been made for attorneys fees, appraisal fees and to tenants for their pro rata share of the refunds.

     The Company had working capital of $1,083,145, with a ratio of current assets to current liabilities of 1.67 to 1 at July 31, 1998. Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements.

CASH FLOWS FROM OPERATING ACTIVITIES

     Deferred Expenses: The Company had an expenditure of approximately $61,372 for brokerage leasing commissions relating to two new tenants at the Jamaica, New York building and one new tenant which is replacing an existing tenant at the Brooklyn, New York building, during the year ended July 31, 1998.

     Prepaid Expenses: The decrease was due to a reduction in prepaid real estate taxes on the Jowein building property in Brooklyn, New York in the amount of $201,913.

CASH FLOWS FROM INVESTING ACTIVITIES

     Capital Expenditures: The Company had expenditures of approximately $427,000 for renovations at its Jamaica, New York building to accommodate two new tenants and approximately $339,000 for additional renovations to the Jamaica, New York building, during the year ended July 31, 1998.

     Marketable Securities: The Company, on March 17, 1998, purchased 54,537 shares of an initial public offering of common stock of a bank in which the Company maintains accounts, at $10 per share, for a total of $545,370. The closing market price of the stock at July 31, 1998 was $14.50 per share, for a total of $790,787.

================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES

     Lease Security: The Company received approximately $46,000 in additional lease security due to the leasing of space to three new tenants at its Jamaica, New York building, one new tenant which is replacing an existing tenant at its Brooklyn, New York building and from an existing tenant at its Jowein building in Brooklyn, New York, during the year ended July 31, 1998.

     The leasing of 25,000 square feet to the U.S. Post Office in Fishkill, New York and the leasing to the State of New York of approximately 46,000 square feet of office space for two tenants and 8,000 square feet of office space to two additional tenants in the Company's former store in Jamaica, New York, will provide additional working capital for the Company. The Jamaica leases commenced May 1, 1997. To defray the costs of renovations for the State occupancy, the Company borrowed the principal amount of $2,500,000 from a bank (see Note 5(a) to the Consolidated Financial Statements).

YEAR 2000 COMPLIANCE

     The Company uses a computerized accounting system purchased from a vendor. The vendor has released a Year 2000 compliant version of the accounting system which the Company is in the process of implementing. No material expenditures will be required to resolve the Year 2000 issue. Much of the Company's internal software programs have been purchased from third parties. Failure of the third parties' computer systems would not have a material impact on the Company's ability to conduct business. Furthermore, the Company is not dependant on third party computer systems and applications. The Company has no suppliers or significant customers that "link" up to its computer systems. The Company does not anticipate any problems with its hardware or its software.

J.W. MAYS, INC.

================================================================================

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

                                                  Three months ended
                                  ---------------------------------------------------------
                                  Oct. 31, 1997  Jan. 31, 1998  Apr. 30, 1998 July 31, 1998
                                  -------------  -------------  ------------- -------------

Revenues .........................    $2,801         $2,805         $3,589        $2,687
Revenues less expenses ...........       535            523          1,299           531
 Net income ......................       345            327            847           319
 Net income per common share .....    $  .16         $  .15         $  .40        $  .15


                                                  Three months ended
                                  ---------------------------------------------------------
                                  Oct. 31, 1996  Jan. 31, 1997  Apr. 30, 1997 July 31, 1997
                                  -------------  -------------  ------------- -------------
 Revenues ........................    $2,442         $2,473         $2,429        $2,736
 Revenues less expenses ..........       163            123             93           912
 Net income ......................       100            100             18           593
 Net income per common share .....    $  .05         $  .05         $  .01        $  .27


Income per share is computed independently for each of the quarters presented, on the basis described inNote 1 to the Consolidated Financial Statements.

COMMON STOCK PRICES AND DIVIDENDS

     The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol: "Mays".

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 1998 and 1997:

                                                             Sales Price
                                                           -----------------
Three months ended                                          High       Low
------------------                                         ------      -----
October 31, 1997 .......................................   10 1/8       8
January 31, 1998 .......................................   15 1/2       9 1/2
April 30, 1998 .........................................   16          12 1/2
July 31, 1998 ..........................................   14 1/4      12
October 31, 1996 .......................................   12 1/2       7 3/4
January 31, 1997 .......................................   10 3/4       7 7/8
April 30, 1997 .........................................    9 1/2       8 1/2
July 31, 1997 ..........................................   10 1/2       8 1/4


     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

     On September 25, 1998, the Company had approximately 3,700 shareholders of record.

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

BOARD OF DIRECTORS

Frank J. Angell 1,2,3,4               President, University Applied Management Consultants Corp. (consultants on portfolio management and estate planning); Professor Emeritus, New
                                       York University Leonard N. Stern School of Business

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

Lewis D. Siegel 2,3,4                 First Vice President--Investments, Salomon Smith Barney
Alex Slobodin 1,3                     Executive Vice President and Treasurer, J.W. Mays, Inc.

COMMITTEE ASSIGNMENTS KEY:
1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Executive Compensation Committee


FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 1998, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc., 9 Bond Street, Brooklyn, New York 11201.