Form 10-K, Exhibit 13
period 1999-07-31
MAYS J W INC
filed 1999-10-22
CIK 54187

================================================================================


                                J. W. MAYS, INC.

















                                  ANNUAL REPORT

                                      1999



                            Year Ended July 31, 1999


================================================================================

J.W. MAYS, INC.


Contents

                                                          Page No.
================================================================================

Summary of Selected Financial Data                           2

The Company                                                  2

Message to Shareholders                                      3

Consolidated Balance Sheets                                4-5

Consolidated Statements of Income and
Retained Earnings                                            6

Consolidated Statements of Comprehensive
Income                                                       6

Consolidated Statements of Cash Flows                        7

Notes to Consolidated Financial Statements                8-15

Report of Independent Auditor                               15

Five Year Summary of Consolidated Operations                16

Management's Discussion and Analysis of
Financial Condition and Results of Operations            17-19

Quarterly Financial Information (Unaudited)                 20

Common Stock and Dividend Information                       20

Officers and Directors                                      21


EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201


TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
40 Wall Street
New York, N.Y. 10005


SPECIAL COUNSEL
Cullen and Dykman
177 Montague Street
Brooklyn, N.Y. 11201


INDEPENDENT AUDITORS
D'Arcangelo & Co., LLP
3020 Westchester Avenue
Purchase, N.Y. 10577


ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, November 23, 1999, at
10:00 A.M., New York time, at J. W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.


Summary of Selected Financial Data
(dollars in thousands except per share data)

                                                                    1999         1998         1997        1996           1995
==============================================================================================================================
Rental Income                                                     $10,250      $10,249      $ 9,666      $ 8,855       $ 7,944
Rental Income--Affiliated Company                                     411          414          414          414           386
Recovery of Real Estate Taxes                                        --          1,219         --           --            --
------------------------------------------------------------------------------------------------------------------------------
Total Revenues                                                     10,661       11,882       10,080        9,269         8,330
------------------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Cumulative Effect of
  Changes in Accounting Principles                                  1,164        1,838          811         (141)         (394)
    Accounting for Certain Investments in Debt
      and Equity Securities                                          --           --           --           --              22
------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                                   1,164        1,838          811         (141)         (372)
------------------------------------------------------------------------------------------------------------------------------
Real Estate--Net                                                   28,586       28,024       27,953       25,895        25,077
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                       41,657       41,375       40,406       37,771        36,144
------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
    Mortgages Payable                                               6,440        7,814        8,642        6,965         5,954
    Other                                                             491          582          641          734           678
                                                                  -------      -------      -------      -------       -------
        Total                                                       6,931        8,396        9,283        7,699         6,632
------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                               31,067       30,059       28,030       27,141        27,293
------------------------------------------------------------------------------------------------------------------------------
Income (Loss) Per Common Share:

    Income (Loss) Before Cumulative Effect of
      Changes in Accounting Principles                                .54          .86          .38         (.07)         (.18)
        Accounting for Certain Investments in Debt
          and Equity Securities                                      --           --           --           --             .01
                                                                  -------      -------      -------      -------       -------
        Net Income (Loss) Per Common Share                        $   .54      $   .86      $   .38      $  (.07)      $  (.17)
------------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share                                    --           --           --           --            --
------------------------------------------------------------------------------------------------------------------------------

Average common shares outstanding for 1999 and 1998, 2,135,780; 1997, 2,136,175;
1996 and 1995, 2,136,397.



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

     More comprehensive information concerning the Company appears in its Annual Report on Form 10-K for the fiscal year ended July 31, 1999.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

================================================================================

     The financial position of our Company continued to improve in the fiscal year ended July 31, 1999 with profits earned in each of the four quarters.

     Revenues for the current fiscal year were $10,661,297 compared to $11,881,859 in the 1998 fiscal year. The 1998 year's revenues included recovery of prior years' real estate taxes of $1,218,600 from The City of New York and Town of Fishkill, New York. There was no comparable item in the 1999 fiscal year.

     In fiscal 1999 our Company's net income was $1,163,822, or $.54 per share. In fiscal 1998 net income was $1,837,733, or $.86 per share, which included the benefit of the recovery of real estate taxes, above.

     The solicitation for prospective tenants for available space is being actively pursued by the Company and by several experienced real estate brokerage firms.

     Although we are now in fiscal 2000, which began August 1, 1999, we would like to share with you some of the things which occurred during fiscal 1999:

     On June 2, 1999 we extended the mortgage with a bank on the Fishkill, New York property for a period of five years with a fifteen year payout period, at a favorable interest rate.

     On May 4, 1999 we leased approximately 10,600 square feet of the second floor of our former Brooklyn store to an existing sub-tenant. Rent commenced September 1, 1999.

     We are constructing a new lobby entrance in the 19-23 Bond Street building, a part of our former Brooklyn store. The new lobby will provide separate access to the upper floors for prospective large user tenants through two high speed elevators. The anticipated completion date of the new lobby is January 2000. There has already been significant interest shown by potential office space users.

     The Fishkill roadway expansion and redesign of the Route 84/Route 9 Interchange by New York State at our Fishkill location has been completed. The continual improvement of the Route 84/Route 9 corridor is evident with the addition of new hotels, a ten-screen multi-theater, a new large restaurant, a major gas station, and a GAP Northeast Distribution Center in the immediate vicinity. The completion of renovation to these roadways has provided greater visibility and ease of access to our Fishkill property.

     As always, our thanks go to our employees for their dedication and hard work, and to our directors for their advice and guidance.


/s/ LLOYD J. SHULMAN
---------------------------
    Lloyd J. Shulman
    Chairman/President


October 12, 1999


J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 1999 and 1998



ASSETS

                                                                                   1999             1998
============================================================================================================
Property and Equipment--at cost (Notes 1 and 3):
    Buildings and improvements ...............................................  $36,775,251      $35,622,806
    Improvements to leased property ..........................................    9,143,369        9,143,369
    Fixtures and equipment ...................................................      567,057          539,422
    Land .....................................................................    4,008,835        4,008,835
    Other ....................................................................      208,775          209,293
    Construction in progress .................................................      694,042          345,796
                                                                                -----------      -----------
                                                                                 51,397,329       49,869,521
    Less accumulated depreciation and amortization ...........................   22,611,294       21,628,465
                                                                                -----------      -----------
            Property and equipment--net ......................................   28,786,035       28,241,056
                                                                                -----------      -----------

Current Assets:
    Cash and cash equivalents (Notes 10 and 11) ..............................    1,489,843        1,047,979
    Marketable securities (Notes 1, 2 and 11) ................................       39,993          137,721
    Receivables (Note 7) .....................................................      415,243          461,770
    Income taxes refundable (Notes 1 and 5) ..................................       38,727             --
    Deferred income taxes (Notes 1 and 5) ....................................       79,000          100,000
    Security deposits ........................................................        6,165            8,540
    Prepaid expenses .........................................................      960,614          953,728
                                                                                -----------      -----------
            Total current assets .............................................    3,029,585        2,709,738
                                                                                -----------      -----------

Other Assets:
    Deferred charges (Note 1) ................................................    2,562,715        2,793,022
    Less accumulated amortization ............................................    1,341,887        1,186,957
                                                                                -----------      -----------
            Net ..............................................................    1,220,828        1,606,065
    Security deposits (Note 11) ..............................................      633,424          615,107
    Unbilled receivables (Notes 1 and 7) .....................................    4,423,417        4,017,915
    Unbilled receivable--affiliated company (Notes 1 and 7) ..................      545,812          727,750
    Receivables ..............................................................       12,534          180,311
    Receivable--affiliated company (Note 7) ..................................         --             87,943
    Marketable securities (Notes 1, 2 and 11) ................................    3,005,401        3,189,039
                                                                                -----------      -----------
            Total other assets ...............................................    9,841,416       10,424,130
                                                                                -----------      -----------
            TOTAL ASSETS .....................................................  $41,657,036      $41,374,924
                                                                                ===========      ===========


See Notes to Consolidated Financial Statements.


LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                   1999              1998
============================================================================================================
Long-Term Debt:
    Mortgages payable (Notes 3 and 11) .......................................  $ 6,439,933      $ 7,814,161
    Other (Note 4) ...........................................................      490,716          581,673
                                                                                -----------      -----------
            Total long-term debt .............................................    6,930,649        8,395,834
                                                                                -----------      -----------
Deferred Income Taxes (Notes 1 and 5) ........................................    1,740,000        1,293,000
                                                                                -----------      -----------

Current Liabilities:
    Accounts payable .........................................................       29,728           42,782
    Payroll and other accrued liabilities (Note 8) ...........................      380,140          559,344
    Income taxes payable (Notes 1 and 5) .....................................         --             82,348
    Other taxes payable ......................................................        2,205            1,907
    Current portion of long-term debt--mortgages payable (Notes 3 and 11) ....    1,396,711          827,672
    Current portion of long-term debt--other (Note 4) ........................      110,165          112,540
                                                                                -----------      -----------
            Total current liabilities ........................................    1,918,949        1,626,593
                                                                                -----------      -----------
            Total liabilities ................................................   10,589,598       11,315,427
                                                                                -----------      -----------

Shareholders' Equity:
    Common stock, par value $1 each share (shares--5,000,000
      authorized; 2,178,297 issued) ..........................................    2,178,297        2,178,297
    Additional paid in capital ...............................................    3,346,245        3,346,245
    Unrealized gain on available for sale securities (Notes 1 and 2) .........      136,998          292,879
    Retained earnings ........................................................   25,696,000       24,532,178
                                                                                -----------      -----------
                                                                                 31,357,540       30,349,599
    Less common stock held in treasury, at cost--
      42,517 shares at 1999 and 1998 .........................................      290,102          290,102
                                                                                -----------      -----------
            Total shareholders' equity .......................................   31,067,438       30,059,497
                                                                                -----------      -----------

Commitments (Notes 6 and 7) and Contingencies (Note 12)

            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................  $41,657,036      $41,374,924
                                                                                ===========      ===========


                                                                                                           5



J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                          Years Ended July 31,
                                                               --------------------------------------------
                                                                  1999             1998            1997
===========================================================================================================
Revenues
  Rental income (Notes 1 and 7) ...........................    $10,250,423      $10,249,650     $ 9,666,773
  Rental income--affiliated company (Note 7) ..............        410,874          413,609         413,609
  Recovery of real estate taxes ...........................           --          1,218,600            --
                                                               -----------      -----------     -----------
              Total revenues ..............................     10,661,297       11,881,859      10,080,382
                                                               -----------      -----------     -----------

Expenses
  Real estate operating expenses (Note 6) .................      5,312,787        5,416,292       5,873,719
  Administrative and general expenses .....................      2,119,558        2,076,614       1,939,303
  Bad debts (recovery) (Note 12) ..........................        (17,115)         (52,749)       (418,789)
  Depreciation and amortization (Note 1) ..................      1,002,733        1,011,318         966,628
                                                               -----------      -----------     -----------
              Total expenses ..............................      8,417,963        8,451,475       8,360,861
                                                               -----------      -----------     -----------
Income from operations before investment income,
  interest expense and income taxes .......................      2,243,334        3,430,384       1,719,521
                                                               -----------      -----------     -----------
Investment income and interest expense
  Investment income (Notes 1 and 2) .......................        278,162          269,646         267,876
  Interest expense (Notes 3 and 10) .......................        683,674          812,297         696,472
                                                               -----------      -----------     -----------
                                                                  (405,512)        (542,651)       (428,596)
                                                               -----------      -----------     -----------
Income before income taxes ................................      1,837,822        2,887,733       1,290,925
Income taxes provided (Notes 1 and 5) .....................        674,000        1,050,000         480,000
                                                               -----------      -----------     -----------
Net income ................................................      1,163,822        1,837,733         810,925
Retained earnings, beginning of year ......................     24,532,178       22,694,445      21,883,520
                                                               -----------      -----------     -----------
Retained earnings, end of year ............................    $25,696,000      $24,532,178     $22,694,445
                                                               ===========      ===========     ===========
Income per common share (Note 1) ..........................    $       .54      $       .86     $       .38
                                                               ===========      ===========     ===========
  Dividends per share .....................................           --               --              --
                                                               ===========      ===========     ===========
Average common shares outstanding .........................      2,135,780        2,135,780       2,136,175
                                                               ===========      ===========     ===========

See Notes to Consolidated Financial Statements.



CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                          Years Ended July 31,
                                                               --------------------------------------------
                                                                  1999             1998            1997
===========================================================================================================
Net Income ................................................    $ 1,163,822      $ 1,837,733     $   810,925
                                                               -----------      -----------     -----------
Other comprehensive income, net of tax (Note 5)
  Unrealized gain (loss) on available-for-sale
  securities, net of taxes (benefit) of $(61,000),
  $80,000 and $43,000 for the fiscal years 1999,
  1998 and 1997, respectively .............................       (155,881)         191,728          83,890
Reclassification adjustment ...............................         (2,202)          14,997           2,618
                                                               -----------      -----------     -----------
Other comprehensive income (loss) .........................       (158,083)         206,725          86,508
                                                               -----------      -----------     -----------
Comprehensive income ......................................    $ 1,005,739      $ 2,044,458     $   897,433
                                                               -----------      -----------     -----------

See Notes to Consolidated Financial Statements.



J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Years Ended July 31,
                                                                     -------------------------------------------
                                                                         1999           1998            1997
================================================================================================================
Cash Flows From Operating Activities
  Net income ....................................................    $ 1,163,822     $ 1,837,733     $   810,925
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
    Deferred income taxes .......................................        529,000         854,000         359,000
    Amortization of premium on marketable debt
      securities ................................................           (623)           (661)           (417)
    Realized (gain) loss on marketable securities ...............         (2,202)         14,997           2,618
    Depreciation and amortization ...............................      1,002,733       1,011,318         966,628
    Amortization of deferred expenses ...........................        240,818         248,601         229,344
    Other assets--deferred expenses .............................        (81,372)       (139,493)       (413,552)
                --unbilled receivables ..........................       (405,502)       (366,120)       (479,875)
                --unbilled receivable--affiliated company .......        181,938         181,938          44,828
                --receivables ...................................        167,777         203,777        (384,088)
                --receivable--affiliated company ................         87,943         106,510            --
  Changes in:
    Receivables .................................................         46,527         101,640        (248,231)
    Prepaid expenses ............................................         (6,886)        197,188          20,980
    Real estate taxes refundable ................................           --              --            13,409
    Income taxes refundable .....................................        (38,727)           --             4,496
    Accounts payable ............................................        (13,054)         (3,474)         13,796
    Payroll and other accrued liabilities .......................       (179,204)          6,129           6,845
    Income taxes payable ........................................        (82,348)         70,912          11,436
    Other taxes payable .........................................            298             (11)         (3,276)
                                                                     -----------     -----------     -----------
          Net cash provided by operating activities .............      2,610,938       4,324,984         954,866
                                                                     -----------     -----------     -----------
Cash Flows From Investing Activities
  Acquisition of property and equipment .........................     (1,321,921)     (1,126,540)     (3,011,956)
  Security deposits .............................................        (15,942)        (34,155)        297,629
  Marketable securities:
    Receipts from sales or maturities ...........................        644,714         486,524         246,994
    Payments for purchases ......................................       (577,404)       (736,049)        (51,292)
                                                                     -----------     -----------     -----------
            Net cash (used) by investing activities .............     (1,270,553)     (1,410,220)     (2,518,625)
                                                                     -----------     -----------     -----------
Cash Flows From Financing Activities
  Borrowings--securities broker .................................           --         1,708,595         655,020
  Payments--securities broker ...................................           --        (2,978,648)       (882,287)
  Borrowing--mortgage ...........................................           --              --         2,500,000
  Increase--security deposits ...................................         10,668          54,513         340,248
  Payments--mortgage and other debt .............................       (909,189)       (885,533)     (1,221,725)
  Purchase of treasury stock ....................................           --              --            (5,862)
                                                                     -----------     -----------     -----------
          Net cash provided (used) by financing activities ......       (898,521)     (2,101,073)      1,385,394
                                                                     -----------     -----------     -----------
  Net increase (decrease) in cash and cash equivalents ..........        441,864         813,691        (178,365)
  Cash and cash equivalents at beginning of year ................      1,047,979         234,288         412,653
                                                                     -----------     -----------     -----------
  Cash and cash equivalents at end of year ......................    $ 1,489,843     $ 1,047,979     $   234,288
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

     ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with generally accepted accounting principles (GAAP). The preparation of the Company's financial statements in accordance with GAAP, requires management to make estimates that affect the reported consolidated statements of income and retained earnings, comprehensive income and the consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

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

           Building and improvements ................   18-40 years
           Improvements to leased property ..........    3-40 years
           Fixtures and equipment ...................    7-12 years
           Other ....................................     3-5 years

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

     LONG-LIVED ASSETS: The Financial Accounting Standards Board issued Statement of Financial Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", effective for fiscal years beginning after December 15, 1995. SFAS 121 requires the recognition of an impairment loss related to long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the new accounting standard has not had an effect on the consolidated financial statements. The Company did not incur any impairment losses related to long-lived assets and identifiable intangibles. Such losses are incurred whenever the carrying amount of an asset is determined to be unrecoverable.

     RECENT ACCOUNTING PRONOUNCEMENTS: In June 1997, SFAS No. 130, "Reporting Comprehensive Income", ("SFAS 130") was issued. SFAS 130 establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented for comparative purposes was required upon adoption.

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

================================================================================

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

     The adoption of SFAS 131 and SFAS 132 did not have an effect on the 1999 financial statements, and SFAS 130 is reflected in the 1999 financial statements.

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

     INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,135,780 in fiscal 1999 and fiscal 1998, and 2,136,175 in fiscal 1997. The Company's adoption of FASB 128 "Earnings per Share" has had no effect on the computation of previously reported earnings per share.

     RECLASSIFICATIONS: Certain accounts for the years ended July 31, 1998 and 1997 have been reclassified to reflect comparability with account classifications adopted for the year ended July 31, 1999 with no effect on previously reported net income.

2. MARKETABLE SECURITIES:

     As of July 31, 1999 and 1998, the Company's marketable securities were classified as follows:

                                                     1999                                             1998
                               -----------------------------------------------    -----------------------------------------------
                                               GROSS       GROSS                                GROSS        GROSS
                                            UNREALIZED  UNREALIZED    FAIR                    UNREALIZED   UNREALIZED     FAIR
                                   COST        GAINS      LOSSES      VALUE          COST        GAINS       LOSSES       VALUE
                               ----------    --------   ----------  ----------    ----------  ----------   ----------  ----------
Current:
  Certificate of deposit ...   $   39,993    $   --        $ --     $   39,993    $   38,344    $   --        $  --    $   38,344
  Held to maturity:
    Corporate debt
      securities due
      within one year ......         --          --          --           --          99,377       1,840         --       101,217
                               ----------    --------      ----     ----------    ----------    --------       ----    ----------
        Total current ......   $   39,993    $   --        $ --     $   39,993    $  137,721    $  1,840       $ --    $  139,561
                               ==========    ========      ====     ==========    ==========    ========       ====    ==========
Non-current:
  Available for sale:
    Equity securities ......   $2,798,403    $206,998      $ --     $3,005,401    $2,765,160    $423,879       $ --    $3,189,039
                               ==========    ========      ====     ==========    ==========    ========       ====    ==========


Investment income consists of the following:

                                                                                            1999       1998        1997
                                                                                          --------    --------   --------
            Interest income ..........................................................    $ 82,344    $ 81,746   $ 48,642
            Dividend income ..........................................................     193,616     202,897    221,852
            Gain (loss) on sale of securities ........................................       2,202     (14,997)    (2,618)
                                                                                          --------    --------   --------
                Total ................................................................    $278,162    $269,646   $267,876
                                                                                          ========    ========   ========


                                                                                                                        9


===========================================================================================================================
3. LONG-TERM DEBT:

                                                                             July 31, 1999              July 31, 1998
                                                                       ------------------------    ------------------------
                                             Current
                                             Annual        Final           DUE           DUE          DUE            DUE
                                            INTEREST      PAYMENT        WITHIN         AFTER       WITHIN          AFTER
                                              RATE         DATE         ONE YEAR      ONE YEAR     One Year       One Year
                                            ---------     -------      ----------    ----------    --------      ----------
Mortgages:
  Jamaica, New York Property ........  (a)    8-1/2%      4/01/07      $  266,667    $3,133,333    $266,666      $3,400,000
  Jowein Building, Brooklyn, N.Y. ...  (b)      9  %      3/31/00         675,050          --        83,545         675,050
  Fishkill, New York Property .......  (c)    8-1/4%      7/01/04          82,263     2,252,812     129,992       2,312,592
  Circleville, Ohio Property ........  (d)      7  %      9/30/02         363,029       879,130     338,555       1,242,159
  Other .............................         8-1/2%      5/01/01           9,702       174,658       8,914         184,360
                                                                       ----------    ----------    --------      ----------
        Total .......................                                  $1,396,711    $6,439,933    $827,672      $7,814,161
                                                                       ==========    ==========    ========      ==========


     (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica property. The loan proceeds were utilized by the Company toward (i) payment in full of the outstanding term loan by the Company in favor of the same bank in the amount of $1,500,000 plus interest and (ii) its costs for the renovations to the portions of the premises in connection with the Company's sublease of a significant portion of the building. Although the loan was closed on September 11, 1996, the entire $4,000,000 was not drawn down until March 31, 1997. The interest rate on the loan is 8-1/2% for a period of five (5) years and six (6) months, with such rate to change on the first day of the sixty-seventh (67th) month of the term to a rate equal to the then prime rate plus 1/4%, fixed for the balance of the term. The loan is to become due and payable on the first day of the month following the expiration of ten (10) years and six (6) months from the closing date.

     (b) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. Effective April 1, 1997, the maturity date of the mortgage which was scheduled to be on March 31, 1998, was extended to March 31, 2000. The interest rate was increased from 7-3/8% to 9% commencing April 1, 1997. During the extended period there will be no change in the constant quarterly payments of interest and principal in the amount of $37,263.

     (c) On June 2, 1999, the existing first mortgage loan balance on the Fishkill property was extended for a period of five years. The annual interest rate was reduced from 9% to 8-1/4% and the interest and principal payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period.

     (d) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, commenced April 1, 1994 in the amount of $33,767, until October 1, 1997, at which time the monthly payments of interest and principal were increased to $36,540.

     Maturities of long-term debt--mortgages payable, outstanding at July 31, 1999, are as follows: Years ending July 31, 2000 (included in current liabilities), $1,396,711; 2001, $919,909; 2002, $781,045; 2003, $444,387; 2004,
$2,227,926, and thereafter, $2,066,666.

4. LONG-TERM DEBT--OTHER:

     Long-Term debt--Other consists of the following:

                                      July 31, 1999           July 31, 1998
                                 ----------------------   ----------------------
                                 DUE WITHIN   DUE AFTER   DUE WITHIN   DUE AFTER
                                  ONE YEAR    ONE YEAR     ONE YEAR    ONE YEAR
                                 ----------   --------    ----------   --------
Deferred compensation* ........   $104,000    $147,333     $104,000    $251,333
Lease security deposits** .....      6,165     343,383        8,540     330,340
                                  --------    --------     --------    --------
        Total .................   $110,165    $490,716     $112,540    $581,673
                                  ========    ========     ========    ========


     Maturities of long-term debt--other, outstanding at July 31, 1999, are as follows: Years ending July 31, 2000 (included in current liabilities), $110,165; 2001, $182,980; 2002, $43,333; 2003, $934; 2004, $5,675, and thereafter,
$257,794.

----------

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

** Does not include three irrevocable letters of credit totaling $275,000 at July 31, 1999, and at July 31, 1998, provided by three tenants.

================================================================================

5.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of July 31, 1999 and 1998, are a result of temporary differences related to the items described as follows:

                                                                      1999                               1998
                                                           -----------------------------     ----------------------------
                                                             DEFERRED       DEFERRED          DEFERRED       DEFERRED
                                                            TAX ASSETS   TAX LIABILITIES     TAX ASSETS   TAX LIABILITIES
                                                           -----------   ---------------     ----------   ---------------
Net operating loss carryforward ........................   $   763,563      $     --         $1,056,762      $     --
Alternative minimum tax credit carryforward ............       327,293            --            305,814            --
Investment tax credit carryforward .....................         9,171            --             24,991            --
Deferred compensation not currently deductible .........        85,453            --            120,813            --
Rental income received in advance ......................        13,411            --             31,248            --
Unbilled receivables ...................................          --         1,689,538             --         1,613,526
Property and equipment .................................          --         1,129,908             --           981,750
Unrealized gain on available for sale securities .......          --            70,379             --           144,119
Other ..................................................        39,105            --             31,758            --
                                                            ----------      ----------       ----------      ----------
                                                             1,237,996       2,889,825        1,571,386       2,739,395
Valuation allowance ....................................        (9,171)           --            (24,991)           --
                                                            ----------      ----------       ----------      ----------
                                                            $1,228,825      $2,889,825       $1,546,395      $2,739,395
                                                            ==========      ==========       ==========      ==========


     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 1999, except for investment tax credit carryforwards, for which a 100% valuation allowance has been provided. The valuation allowance was reduced by $15,820 in 1999 and $1,961 in 1998, due to the expiration of investment tax credit carryforwards.

     Income taxes provided for the years ended July 31, 1999, 1998 and 1997 consisted of:

                                           1999           1998           1997
                                          --------     ----------      --------
Current:
  Federal .............................   $ 21,400     $   54,000      $  6,000
  State and City ......................    123,600        142,000       115,000
Deferred taxes ........................    529,000        854,000       359,000
                                          --------     ----------      --------
      Total provision .................   $674,000     $1,050,000      $480,000
                                          ========     ==========      ========


     Components of the deferred tax provision for the years ended July 31, 1999, 1998 and 1997 consisted of:

                                            1999           1998          1997
                                          --------     ----------      --------
Excess of book depreciation over
  tax depreciation ....................   $174,842      $ (29,000)     $(58,000)
Reduction (increase) of rental income
  received in advance .................     17,837        (24,000)        9,000
Increase in unbilled receivables ......     76,012         63,000       148,000
Deferred compensation .................     35,360         35,000        21,000
Net operating loss carryforwards ......    293,200        869,000       193,000
Bad debts .............................       --             --          44,000
Alternative minimum tax ...............    (21,479)       (53,000)       (6,000)
Other .................................    (46,772)        (7,000)        8,000
                                          --------     ----------      --------
                                          $529,000      $ 854,000      $359,000
                                          ========      =========      ========

================================================================================

     Taxes provided for the years ended July 31, 1999, 1998 and 1997 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

                                          1999           1998           1997
                                        ----------     ----------    ----------
Income before income taxes ...........  $1,837,822     $2,887,733    $1,290,925
Dividends received deduction .........     (52,820)       (98,530)     (117,959)
Other-net ............................     (38,600)        22,663        13,777
                                        ----------     ----------    ----------
Adjusted pre-tax income ..............   1,746,402      2,811,866     1,186,743
Statutory rate .......................          34%            34%           34%

Income tax provision at
  statutory rate .....................     594,000        956,300       403,500
State and City income taxes,
  net of federal
  income tax benefit .................      80,000         93,700        76,500
                                        ----------     ----------    ----------
Income taxes provided ................  $  674,000     $1,050,000    $  480,000
                                        ==========     ==========    ==========


     The Company's 1999 and 1998 federal income tax liability of $21,000 and $54,000, respectively, were determined using the Alternative Minimum Tax ("AMT"), a separate parallel tax system. The excess of the AMT over the regular tax is a credit which can be carried forward indefinitely to reduce future regular tax liabilities. The Company has additional AMT credits from prior years totaling $250,000 resulting in total AMT credits of $326,000 at July 31, 1999.

     At July 31, 1999, the Company had net operating tax loss carryforwards of $2,236,000 available to offset future regular taxable income. Of this amount $65,000 is available until the year 2006, $278,000 until 2009, $1,471,000 until
2010, and $422,000 until 2011.

     Although the Tax Reform Act of 1986 eliminated investment tax credits for non-transitional property placed in service after December 31, 1985, the Company has investment tax credit carryforwards of $9,000 that expire in fiscal year 2000.

6.   LEASES:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the term, range from 1 years to 28 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years ended July 31, 1999 was exceeded by sublease rental income, as follows:

                                               1999         1998         1997
                                            ----------   ----------   ----------
Minimum rental expense ..................   $1,155,118   $1,156,168   $1,155,644
Contingent rental expense ...............    1,032,643    1,051,884    1,266,880
                                            ----------   ----------   ----------
                                             2,187,761    2,208,052    2,422,524
Sublease rental income ..................    5,437,421    5,399,129    4,798,895
                                            ----------   ----------   ----------
    Excess of rental income
      over expense ......................   $3,249,660   $3,191,077   $2,376,371
                                            ==========   ==========   ==========

     Rent expense paid to an affiliated company totaled $160,800 for each of the fiscal years.

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

           Fiscal                                              Operating
            Year                                                 Leases
           ------                                             -----------
            2000 .........................................    $ 1,143,340
            2001 .........................................      1,087,174
            2002 .........................................      1,031,007
            2003 .........................................      1,031,007
            2004 .........................................      1,031,007
            After 2004 ...................................      6,868,152
                                                              -----------
                    Total required* ......................    $12,191,687
                                                              ===========

----------

* Minimum payments have not been reduced by minimum sublease rentals of $32,635,316 under operating leases due in the future under non-cancellable leases.

================================================================================

7.   RENTAL INCOME:

     Rental income from an affiliated company totaled $410,874 for fiscal year 1999 and $413,609 for each of the fiscal years 1998 and 1997.

     Amounts due from the affiliated company are as follows:

                                                         July 31,
                                          --------------------------------------
                                            1999           1998          1997
                                          --------       --------     ----------
Unbilled receivables ..................   $545,812       $727,750     $  909,688
Receivables-noncurrent ................       --           87,943        194,453
                                          --------       --------     ----------
        Total .........................   $545,812       $815,693     $1,104,141
                                          ========       ========     ==========

     Rental income for each of the fiscal years 1999, 1998 and 1997 is as follows:

                                                       July 31,
                                       -----------------------------------------
                                          1999           1998           1997
                                       -----------    -----------    -----------
Minimum rentals
    Company owned property .........   $ 4,803,089    $ 4,800,127    $ 4,713,783
    Operating leases ...............     4,733,897      4,686,130      4,036,156
                                       -----------    -----------    -----------
                                         9,536,986      9,486,257      8,749,939
                                       -----------    -----------    -----------
Contingent rentals
    Company owned property .........       420,787        464,003        567,704
    Operating leases ...............       703,524        712,999        762,739
                                       -----------    -----------    -----------
                                         1,124,311      1,177,002      1,330,443
                                       -----------    -----------    -----------
        Total                          $10,661,297    $10,663,259    $10,080,382
                                       ===========    ===========    ===========

     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

    Fiscal                            Company         Operating
     Year                         Owned Property       Leases           Total
    ------                        --------------     -----------    ------------
     2000 .......................   $ 4,876,730      $ 4,740,066    $ 9,616,796
     2001 .......................     4,335,242        4,282,532      8,617,774
     2002 .......................     3,785,186        3,707,824      7,493,010
     2003 .......................     2,989,076        3,683,965      6,673,041
     2004 .......................     2,898,389        3,678,847      6,577,236
     After 2004 .................    16,464,453       12,542,082     29,006,535
                                    -----------      -----------    -----------
             Total ..............   $35,349,076      $32,635,316    $67,984,392
                                    ===========      ===========    ===========


8. PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities consist of the following:

                                                           1999           1998
                                                         --------       --------
     Payroll ........................................    $ 93,704       $ 89,428
     Interest .......................................      54,555         61,068
     Professional fees ..............................      52,115         50,659
     Rents received in advance ......................      39,443         91,907
     Utilities ......................................      79,065         67,907
     Brokers commissions ............................       4,712        145,997
     Other ..........................................      56,546         52,378
                                                         --------       --------
               Total ................................    $380,140       $559,344
                                                         ========       ========

================================================================================

9. EMPLOYEES' RETIREMENT PLAN:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $225,353, $202,432 and $132,273 as contributions to the Plan for fiscal years 1999, 1998 and 1997, respectively.

10. CASH FLOW INFORMATION:

     For purpose of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:

                                                        Years Ended July 31,
                                                  ------------------------------
                                                    1999       1998        1997
                                                  --------   --------   --------
Interest paid, net of capitalized interest
  of $45,845 in fiscal 1997 ..................    $690,187   $820,577   $720,461
Income taxes paid ............................    $266,075   $125,088   $105,068

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

                                                       JULY 31, 1999
                                                ---------------------------
                                                 CARRYING           FAIR
                                                  VALUE             VALUE
                                                ----------       ----------
      Cash and cash equivalents .............   $1,489,843       $1,489,843
      Marketable securities .................   $3,045,394       $3,045,394
      Tenant security deposits ..............   $  349,548       $  349,548
      Long-term debt-mortgages payable ......   $7,836,644       $8,065,849

     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The Company derives rental income from thirty-eight tenants, of which one tenant accounted for 16.10% of rental income during the year ended July 31, 1999. No other tenant accounted for more than 10% of rental income during the year ended July 31, 1999.

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

     The Company has realized from Jamesway $465,811 or 49% on account of its unsecured claim and 100% of its allowed administrative claim of $54,887, for a total of $520,698. The Company has also realized from McCrory $36,602 or 21.53% on account of its administrative claim of $170,000. McCrory sold substantially all of its assets and the proceeds of sale were insufficient to make any distribution to unsecured creditors.

     The Company has made no provision in its financial statements for the balance of its claims filed against Jamesway and McCrory due to the fact that there are not likely to be any further distributions by either company.

================================================================================

     There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's Consolidated Financial Statements.

13. SUBSEQUENT EVENT:

     In October 1999, the Company made application to NASDAQ AMEX for inclusion of the Company's common stock on The NASDAQ SmallCap Market. The Company's common stock has been listed on The NASDAQ National Market. The Company has been notified by NASDAQ AMEX that the Company's market value of its public float relating to its common stock has not been sufficient to maintain the listing on The NASDAQ National Market. The Company has applied for listing on The NASDAQ SmallCap Market.


================================================================================

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 1999 and 1998, and the related consolidated statements of income and retained earnings, comprehensive income and cash flows for the three years ended July 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 1999 and 1998, and the results of their operations and their cash flows for the three years ended July 31, 1999 in conformity with generally accepted accounting principles.


D'ARCANGELO & CO., LLP

Purchase, New York
October 12, 1999

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS

(dollars in thousands except per share data)

                                                                                     Years Ended July 31,
                                                            ------------------------------------------------------------------
                                                               1999          1998          1997          1996          1995
==============================================================================================================================
Revenues
  Rental income .........................................   $   10,250    $   10,249    $    9,666    $    8,855    $    7,944
  Rental income--affiliated company .....................          411           414           414           414           386
  Recovery of real estate taxes .........................         --           1,219          --            --            --
                                                            ----------    ----------    ----------    ----------    ----------
      Total revenues ....................................       10,661        11,882        10,080         9,269         8,330
                                                            ----------    ----------    ----------    ----------    ----------
Expenses
  Real estate operating expenses ........................        5,312         5,416         5,874         5,679         5,580
  Administrative and general expenses ...................        2,119         2,077         1,939         2,008         2,101
  Bad debts (recovery) ..................................          (17)          (53)         (419)          424            57
  Depreciation and amortization .........................        1,003         1,011           967           889           838
                                                            ----------    ----------    ----------    ----------    ----------
      Total expenses ....................................        8,417         8,451         8,361         9,000         8,576
                                                            ----------    ----------    ----------    ----------    ----------
Income (loss) from operations before
  investment income, interest expense and
  income taxes ..........................................        2,244         3,431         1,719           269          (246)
                                                            ----------    ----------    ----------    ----------    ----------
Investment income and interest expense
  Investment income .....................................          278           269           268           250           367
  Interest expense ......................................          684           812           696           682           641
                                                            ----------    ----------    ----------    ----------    ----------
                                                                  (406)         (543)         (428)         (432)         (274)
                                                            ----------    ----------    ----------    ----------    ----------
Income (loss) before income taxes .......................        1,838         2,888         1,291          (163)         (520)
Income taxes provided (benefit) .........................          674         1,050           480           (22)         (126)
                                                            ----------    ----------    ----------    ----------    ----------
Income (loss) before cumulative effect of changes
  in accounting principles ..............................        1,164         1,838           811          (141)         (394)
    Accounting for certain investments in debt
      and equity securities .............................         --            --            --            --              22
                                                            ----------    ----------    ----------    ----------    ----------
Net Income (loss) .......................................   $    1,164    $    1,838    $      811    $     (141)   $     (372)
                                                            ==========    ==========    ==========    ==========    ==========
Income (loss) per common share
  Income (loss) before cumulative effect of
  changes in accounting principles ......................   $      .54    $      .86    $      .38    $     (.07)   $     (.18)
  Accounting for certain investments in debt
    and equity securities ...............................         --            --            --            --             .01
                                                            ----------    ----------    ----------    ----------    ----------

      Net income (loss) per common share ................   $      .54    $      .86    $      .38    $     (.07)   $     (.17)
                                                            ==========    ==========    ==========    ==========    ==========
Dividends per share .....................................         --            --            --            --            --
                                                            ==========    ==========    ==========    ==========    ==========
Average common shares outstanding .......................    2,135,780     2,135,780     2,136,175     2,136,397     2,136,397
                                                            ==========    ==========    ==========    ==========    ==========

J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
================================================================================

FISCAL 1999 COMPARED TO FISCAL 1998

     Net income for the year ended July 31, 1999 amounted to $1,163,822, or $.54, per share compared to net income for the year ended July 31, 1998 of $1,837,733, or $.86 per share. The 1998 figures include a pre-tax net recovery of real estate taxes of $1,218,600 (see below) and a bad debt recovery of $52,749. The 1999 figures include a bad debt recovery of $17,115. There was no comparable pre-tax net recovery of real estate taxes in the 1999 year.

     Revenues in the current year decreased to $10,661,297 from $11,881,859 in the comparable 1998 fiscal year, primarily due to the pre-tax net recovery of prior years' real estate taxes of $1,218,600 in the 1998 year.

     The recovery of real estate taxes in the 1998 fiscal year of $1,218,600, net of legal expenses and credits to tenants in accordance with the terms of their leases, represents prior years' real estate taxes from the City of New York and the Town of Fishkill, New York.

     Real estate operating expenses in the current year decreased to $5,312,787 from $5,416,292 in the comparable 1998 year primarily due to a decrease in real estate taxes, fuel costs, vault charges, insurance costs, maintenance costs, water and sewer costs and leasing commissions, partially offset by an increase in payroll and licenses and permits costs.

     Administrative and general expenses in the current year increased to $2,119,558 from $2,076,614 in the comparable 1998 year primarily due to an increase in payroll costs, pension costs and medical costs, partially offset by a decrease in insurance costs and legal and professional costs.

     Depreciation and amortization expense in the current year decreased to $1,002,733 from $1,011,318 in the 1998 year.

     Interest expense in the current year exceeded investment income by $405,512 and by $542,651 in the comparable 1998 year. The decrease was primarily due to the elimination of the loan payable to a securities broker and scheduled repayments.

     The bad debt recovery in the amount of $17,115 in the 1999 year and $52,749 in the 1998 year relates to prior years' bad debt write-offs from McCrory and Jamesway.

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

     Revenues in the 1998 year increased to $11,881,859 from $10,080,382 in the comparable 1997 fiscal year, primarily due to the addition of new tenants and the pre-tax net recovery of prior years' real estate taxes in the amount of $1,218,600.

     The recovery of real estate taxes in the 1998 fiscal year in the amount of $1,218,600, net of legal expenses and credits to tenants in accordance with the terms of their leases, represents prior years' real estate taxes from the City of New York and the Town of Fishkill, New York.

     Real estate operating expenses in the 1998 year decreased to $5,416,292 from $5,873,719 in the comparable 1997 year principally due to a decrease in real estate taxes and fuel costs, partially offset by an increase in payroll, maintenance costs and leasing commissions.

     Administrative and general expenses in the 1998 year increased to $2,076,614 from $1,939,303 in the comparable 1997 year principally due to an increase in payroll, legal and professional costs and retirement plan costs; partially offset by a decrease in insurance expense.

     The bad debt recovery in the amount of $52,749 in the 1998 year and $418,789 in the 1997 year relates to prior years' bad debt write-offs from McCrory and Jamesway. See Note 12 to the Consolidated Financial Statements.

================================================================================

     Depreciation and amortization expense in the 1998 year increased to $1,011,318 from $966,628 in the 1997 year because of additional improvements to property.

     Interest expense in the 1998 year exceeded investment income by $542,651 and by $428,596 in the comparable 1997 year. The increase of $114,055 was primarily due to the interest on the Jamaica Building loan discussed in Note 3(a) to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements. The Company's cash and cash equivalents amounted to $1,489,843 at July 31, 1999.


CASH FLOWS FROM OPERATING ACTIVITIES

     Deferred Expenses: The Company expended a total of $17,201 in order to extend the existing first mortgage loan on the Fishkill property during the year ended July 31, 1999. See Note 3(c) to the Consolidated Financial Statements.

     Prepaid Expenses: Cash expenditures for the year ended July 31, 1999 increased by $136,824 due to an increase in real estate taxes in the amount of $157,924 partially offset by a reduction in insurance premiums in the amount of $21,100.


CASH FLOWS FROM INVESTING ACTIVITIES

     Capital Expenditures: The Company had expenditures of $711,263 for the year ended July 31, 1999 for the exterior renovations at its Jamaica, New York building. The expenditures at the Jamaica building are part of the exterior facade renovation which the Company anticipates will cost approximately $1,200,000. As of July 31, 1999, the Company has expended a total of $1,057,060. The renovations were completed during October 1999.

     The Company had expenditures of $63,122 for renovations at its Brooklyn, New York building to accommodate one new tenant. The Company is building a new lobby at this location to enable the Company to attract additional tenants to the property. The cost of the new lobby is estimated to be $600,000. Work commenced in April 1999 and is expected to be completed by January 2000. As of July 31, 1999, the Company has expended a total of $228,791 for the lobby.

     The Company had expenditures of $100,000 for heating, ventilating and air conditioning units at its Fishkill, New York building. The cost of the equipment will be approximately $320,000. The work is expected to be completed by November 1999.


CASH FLOWS FROM FINANCING ACTIVITIES

     Lease Security: The Company received approximately $10,600 in additional lease security due to the leasing of space to one new tenant at its Brooklyn, New York building, during the year ended July 31, 1999.

================================================================================

YEAR 2000 COMPLIANCE:

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

     The Company has communicated with its major tenants, financial institutions, contractors and utility companies to determine the extent to which the Company is vulnerable to third parties' failures to resolve their Year 2000 issues. Based on the representations received to date from these third parties, the Company does not believe this represents a material risk to the Company. Nevertheless, the Company has no guarantee that such third party systems will operate as represented. In the event significant systems of one of these third parties fails, the Company's operations and financial results could be adversely affected.

J.W. MAYS, INC.

================================================================================


QUARTERLY FINANCIAL INFORMATION (Unaudited)
(dollars in thousands except per share data)

                                                  Three months ended
                               ---------------------------------------------------------
                               Oct. 31, 1998  Jan. 31, 1999  Apr. 30, 1999 July 31, 1999
                               -------------  -------------  ------------- -------------
Revenues .....................     $2,680         $2,625         $2,667        $2,689
Revenues less expenses .......        490            323            486           539
Net income ...................        321            177            326           340
Net income per common share ..     $  .15         $  .08         $  .16        $  .15




                                                  Three months ended
                                  ---------------------------------------------------------
                                  Oct. 31, 1997  Jan. 31, 1998  Apr. 30, 1998 July 31, 1998
                                  -------------  -------------  ------------- -------------
Revenues .....................        $2,801         $2,805         $3,589        $2,687
Revenues less expenses .......           535            523          1,299           531
Net income ...................           345            327            847           319
Net income per common share ..        $  .16         $  .15         $  .40        $  .15


     Income per share is computed independently for each of the quarters presented, on the basis described in Note 1 to the Consolidated Financial Statements.


COMMON STOCK AND DIVIDEND INFORMATION

     The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol: "Mays". On October 13, 1999 the Company made application to Nasdaq Amex to transfer the listing of the Company's common stock to The Nasdaq SmallCap Market.

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 1999 and 1998:

                                                              Sales Price
                                                           ------------------
Three months ended                                          High        Low
------------------                                         ------      ------
October 31, 1998 .....................................     12.500       6.875
January 31, 1999 .....................................      8.500       6.531
April 30, 1999 .......................................      9.000       3.250
July 31, 1999 ........................................      8.000       4.688
October 31, 1997 .....................................     10.125       8.000
January 31, 1998 .....................................     15.500       9.500
April 30, 1998 .......................................     16.000      12.500
July 31, 1998 ........................................     14.250      12.000

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

     On September 24, 1999, the Company had approximately 3,600 shareholders of record.

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

Ward N. Lyke, Jr.             Vice President--Management Information Services

George Silva                  Vice President--Operations

Salvatore Cappuzzo            Secretary

Mark Greenblatt               Controller and Assistant Treasurer



BOARD OF DIRECTORS

Frank J. Angell (1,2,3,4)     President, University Applied Management
                                Consultants Corp. (consultants on portfolio management and estate planning); Professor Emeritus, New York University Leonard N. Stern School of Business

Lance D. Myers (2,3,4)        Partner in the law firm of Cullen and Dykman

Jack Schwartz (1,2,3,4)       Private Consultant

Lloyd J. Shulman (1,3,4)      Chairman of the Board, Chief Executive Officer
                                and President and Chief Operating Officer,
                                J.W. Mays, Inc.

Sylvia W. Shulman (3)         Retired

Lewis D. Siegel (2,3,4)       First Vice President--Investments,
                                Salomon Smith Barney

Alex Slobodin (1,3)           Executive Vice President and Treasurer,
                                J.W. Mays, Inc.



COMMITTEE ASSIGNMENTS KEY:
(1)  Member of Executive Committee
(2)  Member of Audit Committee
(3)  Member of Investment Advisory Committee
(4)  Member of Executive Compensation Committee



FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 1999, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201.