Form 10-K, Exhibit 13
period 2000-07-31
MAYS J W INC
filed 2000-10-20
CIK 54187

J.W. MAYS, INC.













                                  Annual Report
                                      2000

                            Year Ended July 31, 2000

J.W. MAYS, INC.


CONTENTS

                                                         PAGE NO.
================================================================================
Summary of Selected Financial Data                           2
The Company                                                  2
Message to Shareholders                                      3
Consolidated Balance Sheets                                4-5
Consolidated Statements of Income and
  Retained Earnings                                          6
Consolidated Statements of Comprehensive
  Income                                                     6
Consolidated Statements of Cash Flows                        7
Notes to Consolidated Financial Statements                8-15
Report of Independent Auditors                              15
Five Year Summary of Consolidated Operations                16
Management's Discussion and Analysis of
  Financial Condition and Results of Operations          17-18
Quarterly Financial Information (Unaudited)                 19
Common Stock and Dividend Information                       19
Officers and Directors                                      20


EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10007

SPECIAL COUNSEL
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007

INDEPENDENT AUDITORS
D'Arcangelo & Co., LLP
3020 Westchester Avenue
Purchase, N.Y. 10577

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, November 21, 2000, at
10:00 A.M., New York time, at J. W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.


J.W. MAYS, INC.


SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                     2000        1999        1998       1997       1996
=========================================================================================================
Rental Income                                       $10,451     $10,250    $10,249     $ 9,666    $ 8,855
Rental Income--Affiliated Company                       414         411        414         414        414
Recovery of Real Estate Taxes                           --          --       1,219         --         --
---------------------------------------------------------------------------------------------------------
Total Revenues                                       10,865      10,661     11,882      10,080      9,269
---------------------------------------------------------------------------------------------------------
Net Income (Loss)                                     1,066       1,164      1,838         811       (141)
---------------------------------------------------------------------------------------------------------
Real Estate--Net                                     29,339      28,586     28,024      27,953     25,895
---------------------------------------------------------------------------------------------------------
Total Assets                                         42,485      41,657     41,375      40,406     37,771
---------------------------------------------------------------------------------------------------------
Long-Term Debt:
  Mortgages Payable                                   6,000       6,440      7,814       8,642      6,965
  Other                                                 362         491        582         641        734
                                                    -------     -------    -------     -------    -------
    Total                                             6,362       6,931      8,396       9,283      7,699
---------------------------------------------------------------------------------------------------------
Shareholders' Equity                                 31,803      31,067     30,059      28,030     27,141
---------------------------------------------------------------------------------------------------------
Net Income (Loss) Per Common Share                  $   .50     $   .54    $   .86     $   .38    $  (.07)
---------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share                       --          --         --          --         --
---------------------------------------------------------------------------------------------------------


Average common shares outstanding for fiscal 2000, 2,118,908, 1999 and 1998, 2,135,780; 1997, 2,136,175 and 1996, 2,136,397.


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

     More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2000.

J.W. MAYS, INC.


TO OUR SHAREHOLDERS:
================================================================================

     In last year's letter to shareholders, we reported a continued improvement in the Company's financial position with profits in each of the four quarters. It is gratifying that we are able to do so again this year.

     In fiscal 2000, our revenues were $10,864,565 compared to $10,661,297 in the 1999 fiscal year. Net income for fiscal 2000 was $1,065,938, or $.50 per share. This compares to fiscal 1999 net income of $1,163,822, or $.54 per share. The shareholders' equity increased to $31,802,995 at July 31, 2000 from $31,067,438 at July 31, 1999.

     We leased 11,200 square feet of office space to the State of New York which space is contiguous to the existing office space occupied by the State in the Company's Jamaica, New York property. Rent for the additional space commenced September 1, 2000.

     The new lobby entrance in the 9-17 Bond Street building, a part of the Company's former Brooklyn, New York store, has been completed. The new lobby will provide separate access to the upper floors for prospective large user tenants through two high-speed elevators.

     In fiscal 2000, we extended the mortgage on the Jowein building in Brooklyn, New York, effective April 1, 2000, for a period of five years, at the same interest rate. The mortgage loan is self-amortizing.

     The Company has agreed, in principle, to the terms of a bank commitment letter for a construction loan to be converted to a term loan, in the principal amount of $3,500,000, to cover the cost of capital improvements in connection with a lease signed by the Company with the State of New York, which lease is awaiting final documentation from the State, for 42,250 square feet of office space in the Company's Jamaica, New York property. Occupancy is anticipated to commence on or about August 1, 2001.

     We are continuing to solicit prospective tenants for the available space in each of the Company's locations.

     Because of adequate preparation, Y2K turned out to be a non-event as we transitioned into Year 2000 without any Y2K issues.

     In August, 2000, your Board appointed Mark Greenblatt to the position of Vice President, Assistant Treasurer and Controller. Mark has served as our Company's Assistant Treasurer and Controller since November, 1987.

     Our thanks go to our employees for their continued hard work and to our Board of Directors for their support. I am confident and convinced that we are on the right track for continued growth.





/s/ LLOYD J. SHULMAN
----------------------------
    Lloyd J. Shulman
    Chairman/President


October 12, 2000



J.W. MAYS, INC.


CONSOLIDATED BALANCE SHEETS

July 31, 2000 and 1999

ASSETS
                                                                     2000               1999
==================================================================================================
Property and Equipment--at cost (Notes 1 and 3):
  Buildings and improvements .................................     $38,917,272       $36,775,251
  Improvements to leased property ............................       9,158,009         9,143,369
  Fixtures and equipment .....................................         572,189           567,057
  Land .......................................................       4,008,835         4,008,835
  Other ......................................................         209,223           208,775
  Construction in progress ...................................         246,342           694,042
                                                                   -----------       -----------
                                                                    53,111,870        51,397,329
  Less accumulated depreciation and amortization .............      23,557,465        22,611,294
                                                                   -----------       -----------
      Property and equipment--net ............................      29,554,405        28,786,035
                                                                   ===========       ===========

Current Assets:
  Cash and cash equivalents (Notes 10 and 11) ................       1,529,082         1,489,843
  Marketable securities (Notes 1, 2 and 11) ..................          41,685            39,993
  Receivables (Note 7) .......................................         215,872           415,243
  Income taxes refundable (Notes 1 and 5) ....................             --             38,727
  Deferred income taxes (Notes 1 and 5) ......................         180,000            79,000
  Security deposits ..........................................          33,125             6,165
  Prepaid expenses ...........................................       1,005,279           960,614
                                                                   -----------       -----------
      Total current assets ...................................       3,005,043         3,029,585
                                                                   -----------       -----------

Other Assets:
  Deferred charges (Note 1) ..................................       2,619,188         2,562,715
  Less accumulated amortization ..............................       1,466,651         1,341,887
                                                                   -----------       -----------
      Net ....................................................       1,152,537         1,220,828
  Security deposits (Note 11) ................................         613,799           633,424
  Unbilled receivables (Notes 1 and 7) .......................       4,735,115         4,423,417
  Unbilled receivable--affiliated company (Notes 1 and 7) ....         363,875           545,812
  Receivables                                                              --             12,534
  Marketable securities (Notes 1, 2 and 11) ..................       3,059,770         3,005,401
                                                                   -----------       -----------
      Total other assets .....................................       9,925,096         9,841,416
                                                                   -----------       -----------

      TOTAL ASSETS ...........................................     $42,484,544       $41,657,036
                                                                   ===========       ===========


See Notes to Consolidated Financial Statements.



LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                        2000               1999
======================================================================================================================
Long-Term Debt:
  Mortgages payable (Notes 3 and 11) ............................................     $ 5,999,844       $ 6,439,933
  Other (Note 4) ................................................................         362,443           490,716
                                                                                      -----------       -----------
      Total long-term debt ......................................................       6,362,287         6,930,649
                                                                                      -----------       -----------

Deferred Income Taxes (Notes 1 and 5) ...........................................       2,333,000         1,740,000
                                                                                      -----------       -----------
Current Liabilities:
  Accounts payable ..............................................................          43,663            29,728
  Payroll and other accrued liabilities (Note 8) ................................         756,660           380,140
  Income taxes payable (Notes 1 and 5) ..........................................          22,365               --
  Other taxes payable ...........................................................           3,414             2,205
  Current portion of long-term debt--mortgages payable (Notes 3 and 11) .........       1,023,035         1,396,711
  Current portion of long-term debt--other (Note 4) .............................         137,125           110,165
                                                                                      -----------       -----------
      Total current liabilities .................................................       1,986,262         1,918,949
                                                                                      -----------       -----------

      Total liabilities .........................................................      10,681,549        10,589,598
                                                                                      -----------       -----------
Shareholders' Equity:
  Common stock, par value $1 each share (shares--5,000,000
   authorized; 2,178,297 issued) ................................................       2,178,297         2,178,297
  Additional paid in capital ....................................................       3,346,245         3,346,245
  Unrealized gain on available-for-sale securities (Notes 1 and 2) ..............          63,117           136,998
  Retained earnings .............................................................      26,761,938        25,696,000
                                                                                      -----------       -----------
                                                                                       32,349,597        31,357,540
  Less common stock held in treasury, at cost--90,017 shares at
   July 31, 2000 and 42,517 shares at July 31, 1999 .............................         546,602           290,102
                                                                                      -----------       -----------
      Total shareholders' equity ................................................      31,802,995        31,067,438
                                                                                      -----------       -----------
Commitments (Notes 6 and 7) and Contingencies (Note 12)

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................................     $42,484,544       $41,657,036
                                                                                      ===========       ===========

J.W. MAYS, INC.


CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                           Years Ended July 31,
                                                                              ---------------------------------------------
                                                                                  2000            1999              1998
===========================================================================================================================
Revenues

 Rental income (Notes 1 and 7) ..........................................     $10,450,955      $10,250,423      $10,249,650
 Rental income--affiliated company (Note 7) .............................         413,610          410,874          413,609
 Recovery of real estate taxes ..........................................            --               --          1,218,600
                                                                              -----------      -----------      -----------
       Total revenues ...................................................      10,864,565       10,661,297       11,881,859
                                                                              -----------      -----------      -----------



Expenses

 Real estate operating expenses (Note 6) ................................       5,529,850        5,312,787        5,416,292
 Administrative and general expenses ....................................       2,240,372        2,119,558        2,076,614
 Bad debts (recovery) (Note 12) .........................................            --            (17,115)         (52,749)
 Depreciation and amortization (Note 1) .................................       1,009,859        1,002,733        1,011,318
                                                                              -----------      -----------      -----------
       Total expenses ...................................................       8,780,081        8,417,963        8,451,475
                                                                              -----------      -----------      -----------

Income from operations before investment income,
 interest expense and income taxes ......................................       2,084,484        2,243,334        3,430,384
                                                                              -----------      -----------      -----------
Investment income and interest expense
 Investment income (Notes 1 and 2) ......................................         296,768          278,162          269,646
 Interest expense (Notes 3 and 10) ......................................         618,314          683,674          812,297
                                                                              -----------      -----------      -----------
                                                                                 (321,546)        (405,512)        (542,651)
                                                                              -----------      -----------      -----------
Income before income taxes ..............................................       1,762,938        1,837,822        2,887,733
Income taxes provided (Notes 1 and 5) ...................................         697,000          674,000        1,050,000
                                                                              -----------      -----------      -----------
Net income ..............................................................       1,065,938        1,163,822        1,837,733
Retained earnings, beginning of year ....................................      25,696,000       24,532,178       22,694,445
                                                                              -----------      -----------      -----------
Retained earnings, end of year ..........................................     $26,761,938      $25,696,000      $24,532,178
                                                                              ===========      ===========      ===========

Income per common share (Note 1) ........................................     $       .50      $       .54      $       .86
                                                                              ===========      ===========      ===========

Dividends per share .....................................................            --               --               --
                                                                              ===========      ===========      ===========
Average common shares outstanding .......................................       2,118,908        2,135,780        2,135,780
                                                                              ===========      ===========      ===========

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                              Years Ended July 31,
                                                                               --------------------------------------------
                                                                                  2000             1999             1998
===========================================================================================================================
Net Income ...............................................................     $1,065,938       $1,163,822       $1,837,733
                                                                               ----------       ----------       ----------

Other comprehensive income, net of tax (Note 5) Unrealized gain (loss)
 on available-for-sale securities, net of taxes (benefit) of $(38,000),
 $(61,000) and $80,000 for the fiscal years 2000, 1999 and 1998,
 respectively.............................................................        (73,881)        (155,881)         191,728

Reclassification adjustment ..............................................        (26,734)          (2,202)          14,997
                                                                               ----------       ----------       ----------

Other comprehensive income (loss) ........................................       (100,615)        (158,083)         206,725
                                                                               ----------       ----------       ----------

Comprehensive income .....................................................     $  965,323       $1,005,739       $2,044,458
                                                                               ==========       ==========       ==========


See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.


CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                             Years Ended July 31,
                                                                              ---------------------------------------------
                                                                                  2000             1999             1998
===========================================================================================================================
Cash Flows From Operating Activities
 Net income .............................................................     $ 1,065,938      $ 1,163,822      $ 1,837,733
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Deferred income taxes ................................................         530,000          529,000          854,000
   Amortization of premium on marketable debt
    securities ..........................................................            --               (623)            (661)
   Realized (gain) loss on marketable securities ........................         (26,734)          (2,202)          14,997
   Depreciation and amortization ........................................       1,009,859        1,002,733        1,011,318
   Amortization of deferred expenses ....................................         214,139          240,818          248,601
   Other assets--deferred expenses ......................................        (145,848)         (81,372)        (139,493)
               --unbilled receivables ...................................        (311,698)        (405,502)        (366,120)
               --unbilled receivable--affiliated company ................         181,937          181,938          181,938
               --receivables ............................................          12,534          167,777          203,777
               --receivable--affiliated company .........................            --             87,943          106,510
 Changes in:
   Receivables ..........................................................         199,371           46,527          101,640
   Prepaid expenses .....................................................         (44,665)          (6,886)         197,188
   Income taxes refundable ..............................................          38,727          (38,727)            --
   Accounts payable .....................................................          13,935          (13,054)          (3,474)
   Payroll and other accrued liabilities ................................         376,520         (179,204)           6,129
   Income taxes payable .................................................          22,365          (82,348)          70,912
   Other taxes payable ..................................................           1,209              298              (11)
                                                                              -----------      -----------      -----------
     Net cash provided by operating activities ..........................       3,137,589        2,610,938        4,324,984
                                                                              -----------      -----------      -----------


Cash Flows From Investing Activities
 Acquisition of property and equipment ..................................      (1,778,229)      (1,321,921)      (1,126,540)

 Security deposits ......................................................          (7,335)         (15,942)         (34,155)
 Marketable securities:
  Receipts from sales or maturities .....................................         139,134          644,714          486,524
  Payments for purchases ................................................        (280,342)        (577,404)        (736,049)
                                                                              -----------      -----------      -----------
      Net cash (used) by investing activities ...........................      (1,926,772)      (1,270,553)      (1,410,220)
                                                                              -----------      -----------      -----------


Cash Flows From Financing Activities
 Borrowings--securities broker ..........................................            --               --          1,708,595
 Payments--securities broker ............................................            --               --         (2,978,648)

 Increase--security deposits ............................................           2,687           10,668           54,513
 Payments--mortgage and other debt ......................................        (917,765)        (909,189)        (885,533)

 Purchase of treasury stock .............................................        (256,500)            --               --

                                                                              -----------      -----------      -----------
      Net cash (used) by financing activities ...........................      (1,171,578)        (898,521)      (2,101,073)
                                                                              -----------      -----------      -----------


 Net increase in cash and cash equivalents ..............................          39,239          441,864          813,691


 Cash and cash equivalents at beginning of year .........................       1,489,843        1,047,979          234,288
                                                                              -----------      -----------      -----------
 Cash and cash equivalents at end of year ...............................     $ 1,529,082      $ 1,489,843      $ 1,047,979
                                                                              ===========      ===========      ===========




See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a New York corporation and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

     ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with generally accepted accounting principles ("GAAP"). The preparation of the Company's financial statements in accordance with GAAP requires management to make estimates that affect the reported consolidated statements of income and retained earnings, comprehensive income and the consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

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

     MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining-balance method. Amortization of improvements to leased property is calculated over the shorter of the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

            Building and improvements ..............     18-40 years
            Improvements to leased property ........     3-40 years
            Fixtures and equipment .................     7-12 years
            Other ..................................     3-5 years

Maintenance, repairs, renewals and improvements of a non-permanent nature are charged to expense when incurred. Expenditures for additions and major renewals or improvements are capitalized. The cost of assets sold or retired and the accumulated depreciation or amortization thereon are eliminated from the respective accounts in the year of disposal, and the resulting gain or loss is credited or charged to income. Interest is capitalized in connection with the construction/renovations of real property. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.

     COMPREHENSIVE INCOME: In June 1997, SFAS No. 130, "Reporting Comprehensive Income", ("SFAS 130") was issued. SFAS 130 establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented for comparative purposes was required upon adoption.

================================================================================

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

     INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,118,908 in fiscal 2000 and 2,135,780 in fiscals 1999 and 1998. The Company's adoption of FASB 128 "Earnings per Share" has had no effect on the computation of previously reported earnings per share.

     RECLASSIFICATIONS: Certain accounts for the year ended July 31, 1998 have been reclassified to reflect comparability with account classifications adopted for the year ended July 31, 2000 with no effect on previously reported net income.

2.   MARKETABLE SECURITIES:

     As of July 31, 2000 and 1999, the Company's marketable securities were classified as follows:

                                                    2000                                           1999
                               -----------------------------------------------  ----------------------------------------------
                                               GROSS       GROSS                                Gross       Gross
                                            UNREALIZED  UNREALIZED     FAIR                  Unrealized  Unrealized    Fair
                                  COST         GAINS      LOSSES       VALUE       Cost         Gains      Losses      Value
                               ----------   ----------  ----------   ---------  ----------   ----------  ---------- ----------
Current:
 Certificate of deposit......    $ 41,685      $  --         $--     $  41,685   $  39,993       $ --         $--    $  39,993
                               ==========    ========        ===    ==========  ==========    ========        ===   ==========
Non-current:
 Available-for-sale:
  Equity securities.........   $2,964,653    $ 95,117        $--    $3,059,770  $2,798,403    $206,998        $--   $3,005,401
                               ==========    ========        ===    ==========  ==========    ========        ===   ==========



Investment income for the years ended July 31, 2000, 1999 and 1998 consists of the following:

                                                                                            2000       1999        1998
                                                                                          --------    --------   --------

            Interest income.......................................................        $ 67,516    $ 82,344   $ 81,746
            Dividend income.......................................................         202,518     193,616    202,897
            Gain (loss) on sale of securities.....................................          26,734       2,202    (14,997)
                                                                                          --------    --------   --------
              Total...............................................................        $296,768    $278,162   $269,646
                                                                                          ========    ========   ========


================================================================================

3.   LONG-TERM DEBT:

                                                                           JULY 31, 2000            July 31, 1999
                                                                     -----------------------   -----------------------
                                             Current
                                              Annual        Final         DUE         DUE          Due          Due
                                             Interest      Payment      WITHIN       AFTER       Within        After
                                               Rate         Date       ONE YEAR    ONE YEAR     One Year     One Year
                                             -------       -------     --------    --------     --------     --------
Mortgages:
 Jamaica, New York property .......   (a)     8 1/2%       4/01/07   $  266,666   $2,866,667   $  266,667   $3,133,333
 Jowein building, Brooklyn, N.Y ...   (b)     9    %       3/31/05      103,128      479,819      675,050         --
 Fishkill, New York property ......   (c)     8 1/4%       7/01/04       89,312    2,163,500       82,263    2,252,812
 Circleville, Ohio property .......   (d)     7    %       9/30/02      389,272      489,858      363,029      879,130
 Other ............................           8 1/2%       5/01/01      174,657         --          9,702      174,658
                                                                     ----------   ----------   ----------   ----------
    Total .........................                                  $1,023,035   $5,999,844   $1,396,711   $6,439,933
                                                                     ==========   ==========   ==========   ==========


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

     (b) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. Effective April 1, 2000, the maturity date of the mortgage, which was scheduled to be on March 31, 2000, was extended to March 31, 2005. The interest rate remained at 9%. During the extended period the constant quarterly payments of interest and principal increased from $37,263 to $38,044. The mortgage loan is self-amortizing.

     (c) On June 2, 1999, the existing first mortgage loan balance on the Fishkill property was extended for a period of five years. The annual interest rate was reduced from 9% to 81 @4% and the interest and principal payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period.

     (d) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, are currently in the amount of $36,540.

     Maturities of long-term debt--mortgages payable, outstanding at July 31, 2000, are as follows: Years ending July 31, 2001 (included in current liabilities), $1,023,035; 2002, $893,772; 2003, $567,607; 2004, $2,362,617;
2005, $375,848, and thereafter, $1,800,000.

4.   LONG-TERM DEBT--OTHER:

     Long-Term debt--Other consists of the following:


                                                                             July 31, 2000              July 31, 1999
                                                                      -------------------------    -----------------------
                                                                      Due Within     Due After     Due Within    Due After
                                                                       One Year      One Year       One Year     One Year


            Deferred compensation*................................      $104,000       $ 43,333     $104,000      $147,333
            Lease security deposits**.............................        33,125        319,110        6,165       343,383
                                                                        --------       --------     --------      --------
                Total............................................       $137,125       $362,443     $110,165      $490,716
                                                                        ========       ========     ========      ========

     Maturities of long-term debt--other, outstanding at July 31, 2000, are as follows: Years ending July 31, 2001 (included in current liabilities), $137,125; 2002, $43,333; 2003, $1,010; 2004, $5,958; 2005, $111,130, and thereafter,
$201,012.

----------
 * In fiscal 1964, the Company entered into a deferred compensation agreement with Max L. Shulman, its then Chairman of the Board. The agreement, as amended, provides for $520,000 to be paid in monthly installments of $8,666.67 for a period of 60 months, payable upon the expiration of his employment, retirement or permanent disability as defined in the agreement, or death. Mr. Shulman retired December 31, 1996 and the monthly payments commenced January, 1997.

** Does not include three irrevocable letters of credit totaling $275,000 at July 31, 2000 and at July 31, 1999, provided by three tenants.

================================================================================

5.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of July 31, 2000 and 1999, are a result of temporary differences related to the items described as follows:


                                                                           2000                              1999
                                                                ----------------------------  -------------------------------
                                                                 DEFERRED       DEFERRED        Deferred         Deferred
                                                                TAX ASSETS   TAX LIABILITIES   Tax Assets     Tax Liabilities
                                                                ----------   ---------------   ----------     ---------------
Net operating loss carryforward .........................        $192,056      $     --        $  763,563       $     --
Alternative minimum tax credit carryforward .............         356,814            --           327,293             --
Investment tax credit carryforward ......................            --              --             9,171             --
Deferred compensation not currently deductible ..........          50,093            --            85,453             --
Rental income received in advance .......................         106,063            --            13,411             --
Unbilled receivables ....................................            --         1,733,657            --          1,689,538
Property and equipment ..................................            --         1,114,820            --          1,129,908
Unrealized gain on available-for-sale securities ........            --            32,340            --             70,379
Other ...................................................          22,791            --            39,105             --
                                                                 --------      ----------      ----------       ----------
                                                                  727,817       2,880,817       1,237,996        2,889,825
Valuation allowance .....................................            --              --            (9,171)            --
                                                                 --------      ----------      ----------       ----------
                                                                 $727,817      $2,880,817      $1,228,825       $2,889,825
                                                                 ========      ==========      ==========       ==========



     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2000, except for investment tax credit carryforwards, for which a 100% valuation allowance was provided. The valuation allowance was reduced by $9,171 in fiscal 2000 and $15,820 in fiscal 1999, due to the expiration of investment tax credit carryforwards.

     Income taxes provided for the years ended July 31, 2000, 1999 and 1998 consists of the following:


                                                                                   2000             1999             1998
                                                                                 --------         --------       ----------
            Current:
             Federal ....................................................        $ 29,600         $ 21,400       $   54,000
             State and City .............................................         137,400          123,600          142,000
            Deferred taxes ..............................................         530,000          529,000          854,000
                                                                                 --------         --------       ----------
               Total provision ..........................................        $697,000         $674,000       $1,050,000
                                                                                 ========         ========       ==========


     Components of the deferred tax provision for the years ended July 31, 2000, 1999 and 1998 consists of the following:


                                                                                   2000             1999             1998
                                                                                ---------         --------        ---------
            Book depreciation over (under) tax depreciation .............       $ (15,088)        $174,842        $ (29,000)
            Reduction (increase) of rental income received in
             advance ....................................................         (92,652)          17,837          (24,000)
            Increase in unbilled receivables ............................          44,119           76,012           63,000
            Deferred compensation .......................................          35,360           35,360           35,000
            et operating loss carryforwards .............................         571,506          293,200          869,000
            Alternative minimum tax .....................................         (29,521)         (21,479)         (53,000)
            Other .......................................................          16,276          (46,772)          (7,000)
                                                                                ---------         --------        ---------
                                                                                $ 530,000         $529,000        $ 854,000
                                                                                =========         ========        =========

================================================================================

     Taxes provided for the years ended July 31, 2000, 1999 and 1998 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:


                                                                                  2000              1999              1998
                                                                               ----------        ----------        ----------
Income before income taxes ..............................................      $1,762,937        $1,837,822        $2,887,733
Dividends received deduction ............................................         (45,694)          (52,820)          (98,530)
Other-net ...............................................................          44,522           (38,600)           22,663
                                                                               ----------        ----------        ----------
Adjusted pre-tax income .................................................      $1,761,765        $1,746,402        $2,811,866
                                                                               ==========        ==========        ==========

Statutory rate ..........................................................              34%               34%               34%

Income tax provision at statutory rate ..................................      $  599,000        $  594,000        $  956,300
State and City income taxes, net of federal
 income tax benefit .....................................................          98,000            80,000            93,700
                                                                               ----------        ----------        ----------
Income taxes provided ...................................................      $  697,000        $  674,000        $1,050,000
                                                                               ==========        ==========        ==========



     The Company's fiscal 2000 and fiscal 1999 federal income tax liability of $30,000 and $21,000, respectively, were determined using the Alternative Minimum Tax ("AMT"), a separate parallel tax system. The excess of the AMT over the regular tax is a credit which can be carried forward indefinitely to reduce future regular tax liabilities. The Company has additional AMT credits from prior years totaling $306,000 resulting in total AMT credits of $357,000 at July 31, 2000.

     At July 31, 2000, the Company had net operating tax loss carryforwards of $748,000 available to offset future regular taxable income. Of this amount $326,000 is available until the year 2010 and $422,000 until 2011.

6.   LEASES:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the term, range from 1 year to 27 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years ended July 31, 2000 was exceeded by sublease rental income, as follows:

                                                                                2000            1999             1998
                                                                              ----------     ----------     ----------
Minimum rental expense ..................................................     $1,158,749     $1,155,118     $1,156,168
Contingent rental expense ...............................................      1,094,897      1,032,643      1,051,884
                                                                              ----------     ----------     ----------
                                                                               2,253,646      2,187,761      2,208,052
Sublease rental income ..................................................      5,512,126      5,437,421      5,399,129
                                                                              ----------     ----------     ----------
     Excess of rental income over expense ...............................     $3,258,480     $3,249,660     $3,191,077
                                                                              ==========     ==========     ==========


     Rent expense paid to an affiliated company totaled $160,800 for each of the fiscal years.

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

      Fiscal                                              OPERATING
       Year                                                 LEASES
      ------                                              ---------
       2001 .......................................     $ 1,087,174
       2002 .......................................       1,031,007
       2003 .......................................       1,031,007
       2004 .......................................       1,031,007
       2005 .......................................       1,018,750
       After 2005 .................................       5,849,402
                                                        -----------
            Total required* .......................     $11,048,347
                                                        ===========

 * Minimum payments have not been reduced by minimum sublease rentals of $31,437,639 under operating leases due in the future under non-cancellable leases.

================================================================================

7.   RENTAL INCOME:

     Rental income for each of the fiscal years 2000, 1999 and 1998 is as follows:


                                                                                                July 31,
                                                                              -------------------------------------------
                                                                                  2000            1999            1998
                                                                              -----------     -----------     -----------
Minimum rentals
  Company owned property ................................................     $ 4,890,946     $ 4,803,089     $ 4,800,127
  Operating leases ......................................................       4,751,200       4,733,897       4,686,130
                                                                              -----------     -----------     -----------
                                                                                9,642,146       9,536,986       9,486,257
                                                                              -----------     -----------     -----------
Contingent rentals
  Company owned property ................................................         461,493         420,787         464,003
  Operating leases ......................................................         760,926         703,524         712,999
                                                                              -----------     -----------     -----------
                                                                                1,222,419       1,124,311       1,177,002
                                                                              -----------     -----------     -----------
    Total ...............................................................     $10,864,565     $10,661,297     $10,663,259
                                                                              ===========     ===========     ===========

     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

     Fiscal                    COMPANY            OPERATING
      Year                 OWNED PROPERTY          LEASES             TOTAL
    -------                --------------         -----------      -----------
     2001 ..............     $ 4,933,428          $ 4,930,884      $ 9,864,312
     2002 ..............       4,508,887            4,461,330        8,970,217
     2003 ..............       3,316,666            4,041,046        7,357,712
     2004 ..............       3,226,382            4,036,004        7,262,386
     2005 ..............       2,969,315            3,904,718        6,874,033
     After 2005 ........      14,581,495           10,063,657       24,645,152
                             -----------          -----------      -----------
         Total .........     $33,536,173          $31,437,639      $64,973,812
                             ===========          ===========      ===========

     Rental income from an affiliated company totaled $413,610 for fiscal year 2000, $410,874 for fiscal year 1999 and $413,609 for fiscal year 1998.

     Amounts due from the affiliated company are as follows:

                                                          July 31,
                                                    --------------------------
                                                      2000             1999
                                                    --------         ---------
            Unbilled receivables ...............    $363,875         $545,812

8. PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities for the years ended July 31, 2000 and 1999 consists of the following:

                                               2000              1999
                                             --------          --------
Payroll ................................     $ 98,004          $ 93,704
Interest ...............................       49,181            54,555
Professional fees ......................       55,750            52,115
Rents received in advance ..............      311,949            39,443
Utilities ..............................      101,080            79,065
Brokers commissions ....................       20,991             4,712
Construction costs .....................       23,025               --
Other ..................................       96,680            56,546
                                             --------          --------
     Total .............................     $756,660          $380,140
                                             ========          ========

================================================================================

9. EMPLOYEES' RETIREMENT PLAN:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $230,719, $225,353 and $202,432 as contributions to the Plan for fiscal years 2000, 1999 and 1998, respectively.


10. CASH FLOW INFORMATION:

     For purpose of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:

                                               Years Ended July 31,
                                  --------------------------------------------
                                   2000               1999              1998
                                  --------           --------         --------
 Interest paid ..............     $623,688           $690,187         $820,577
 Income taxes paid ..........     $105,908           $266,075         $125,088

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

                                                   JULY 31, 2000
                                             --------------------------
                                             CARRYING           FAIR
                                               VALUE            VALUE
                                             ----------       ----------

    Cash and cash equivalents ...........    $1,529,082       $1,529,082
    Marketable securities ...............    $3,101,455       $3,101,455
    Tenant security deposits ............    $  352,235       $  352,235
    Long-term debt-mortgages payable ....    $7,022,879       $7,009,948

     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The Company derives rental income from thirty-eight tenants, of which one tenant accounted for 15.91% of rental income during the year ended July 31, 2000. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2000.

12. CONTINGENCIES:

     McCrory Stores Corporation ("McCrory"), which occupied space in the Company's Jowein building in the Fulton Mall in downtown Brooklyn, New York, and whose lease, as amended, extended to April 29, 2010, filed for relief under Chapter 11 of the Bankruptcy Code in February 1992. McCrory rejected its lease, as amended, with the Company with the approval of the Bankruptcy Court effective January 31, 1994. The Company has realized from McCrory $36,602 or 21.53% on account of its administrative claim of $170,000. The McCrory case has been closed and the Company has been advised that there will be no further distribution to creditors.

     Jamesway Corporation ("Jamesway"), which occupied retail space in the Fishkill, New York property and whose lease extended to January 31, 2005, filed for relief under Chapter 11 of the Bankruptcy Code on October 18, 1995. Jamesway rejected its lease for the Fishkill location with the approval of the Bankruptcy Court, effective February 29, 1996, but continued occupancy until March 22, 1996. The Company has realized from Jamesway $465,811 or 49% on account of its unsecured claim and 100% of its allowed administrative claim of $54,887, for a total of $520,698. The Company has made no provision in its financial statements for the balance of its claim filed against Jamesway due to the fact that there may not be any further distributions.

     There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's Consolidated Financial Statements.

================================================================================

13. SUBSEQUENT EVENTS:

     The Company has agreed, in principle, to the terms of a commitment letter with a bank for a loan in the amount of $3,500,000, the loan to be secured by a second position leasehold mortgage covering the entire leasehold interest of the Company as tenant in a certain ground lease and building in the Jamaica, New York, property. The financial statements do not give effect to the commitment letter. The loan proceeds are to be utilized by the Company toward its costs of capital improvements of the premises in connection with the Company's lease of a significant portion of a floor in the building to the State of New York.

     The loan is structured in two phases:

          No. 1--A nine-month second mortgage construction loan with a six-month extension option, with interest at a floating prime rate. During this period, the Company is to have the option to secure advances against the loan amount.

          No. 2--Upon completion of the renovations the construction loan would convert to a 10-year second mortgage permanent loan on a 15-year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan during the first 5 years is at a fixed rate equal to the 5-year treasury note rate plus 2.25%, per annum, set 3 days prior to closing, and during the 5-year renewal term, at a fixed rate equal to the 5-year treasury note rate, as of the start of the renewal term plus 2.25%, per annum.

     Payments are to be payable, in arrears, on the first day of each and every month calculated (a) during the period of the construction loan, interest only, and (b) during the ten (10) year period of the term loan, at the sum of the interest rate plus amortization sufficient to fully liquidate the loan over a fifteen (15) year period. As additional collateral security, the Company will conditionally assign to the bank all leases and rents on the premises, or portions thereof, whether now existing or hereafter consummated. The Company has an option to prepay principal, in whole or in part, plus interest accrued thereon, at any time during the term, without premium or penalty. Other provisions of the commitment letter provide certain restrictions on the incurrence of indebtedness and the sale or transfer of the Company's ground lease interest in the premises. Both facilities will be subject to the bank's existing first position mortgage loan on the premises.

     Rent commenced September 1, 2000 for 11,200 square feet of office space, leased during April, 2000 to the State of New York, which space is contiguous to space occupied by the State in the Company's Jamaica, New York property. Renovations will be completed during November, 2000.

================================================================================

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2000 and 1999, and the related consolidated statements of income and retained earnings, comprehensive income and cash flows for the three years ended July 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 2000 and 1999, and the results of their operations and their cash flows for the three years ended July 31, 2000 in conformity with generally accepted accounting principles.


D'ARCANGELO & CO., LLP
Purchase, New York
October 12, 2000

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS

(dollars in thousands except per share data)

                                                                            Years Ended July 31,
                                                    --------------------------------------------------------------------
                                                       2000           1999         1998           1997            1996
------------------------------------------------------------------------------------------------------------------------
Revenues
 Rental income ...............................      $   10,451     $   10,250     $   10,249     $   9,666     $   8,855
 Rental income--affiliated company ...........             414            411            414           414           414
 Recovery of real estate taxes ...............            --             --            1,219          --             --
                                                     ---------      ---------      ---------     ---------     ---------
   Total revenues ............................          10,865         10,661         11,882        10,080         9,269
                                                     ---------      ---------      ---------     ---------     ---------

Expenses
 Real estate operating expenses ..............           5,530          5,312          5,416         5,874         5,679
 Administrative and general expenses .........           2,240          2,119          2,077         1,939         2,008
 Bad debts (recovery) ........................             --             (17)           (53)         (419)          424
 Depreciation and amortization ...............           1,010          1,003          1,011           967           889
                                                     ---------      ---------      ---------     ---------     ---------
   Total expenses ............................           8,780          8,417          8,451         8,361         9,000
                                                     ---------      ---------      ---------     ---------     ---------

Income from operations before
 investment income, interest expense and
 income taxes ................................           2,085          2,244          3,431         1,719           269
                                                     ---------      ---------      ---------     ---------     ---------
Investment income and interest expense
 Investment income ...........................             297            278            269           268           250
 Interest expense ............................             619            684            812           696           682
                                                     ---------      ---------      ---------     ---------     ---------
                                                          (322)          (406)          (543)         (428)         (432)
                                                     ---------      ---------      ---------     ---------     ---------
Income (loss) before income taxes ............           1,763          1,838          2,888         1,291          (163)
Income taxes provided (benefit) ..............             697            674          1,050           480           (22)
                                                     ---------      ---------      ---------     ---------     ---------
Net Income (loss) ............................        $  1,066       $  1,164      $   1,838     $     811      $   (141)
                                                     =========      =========      =========     =========     =========
Net income (loss) per common share ...........        $    .50       $    .54       $    .86     $     .38      $   (.07)
                                                     =========      =========      =========     =========     =========
Dividends per share ..........................              --            --         --               --            --
                                                     =========      =========      =========     =========     =========
Average common shares outstanding ............       2,118,908      2,135,780      2,135,780     2,136,175     2,136,397
                                                     =========      =========      =========     =========     =========


J.W. MAYS, INC.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FISCAL 2000 COMPARED TO FISCAL 1999

     Net income for the year ended July 31, 2000 amounted to $1,065,938, or $.50 per share, compared to net income for the year ended July 31, 1999 of $1,163,822, or $.54 per share. The 1999 figures include a bad debt recovery of $17,115. There was no comparable bad debt recovery in the 2000 year.

     Revenues in the current year increased to $10,864,565 from $10,661,297 in the comparable 1999 fiscal year.

     Real estate operating expenses in the current year increased to $5,529,850 from $5,312,787 in the comparable 1999 year primarily due to an increase in real estate taxes, fuel, electric and water and sewer costs, partially offset by a decrease in maintenance costs.

     Administrative and general expenses in the current year increased to $2,240,372 from $2,119,558 in the comparable 1999 year primarily due to an increase in payroll, pension, medical and insurance costs.

     Depreciation and amortization expense in the current year increased to $1,009,859 from $1,002,733 in the 1999 year.

     Interest expense exceeded investment income by $321,546 in fiscal 2000 and by $405,512 in the comparable 1999 year. The decrease was due to scheduled repayments of debt.

FISCAL 1999 COMPARED TO FISCAL 1998

     Net income for the year ended July 31, 1999 amounted to $1,163,822, or $.54 per share, compared to net income for the year ended July 31, 1998 of $1, 837,733, or $.86 per share. The 1998 figures include a pre-tax net recovery of real estate taxes of $1,218,600 (see below) and a pre-tax bad debt recovery of $52,749. The 1999 figures include a pre-tax bad debt recovery of $17,115. There was no comparable pre-tax net recovery of real estate taxes in the 1999 year.

     Revenues in the 1999 year decreased to $10,661,297 from $11,881,859 in the comparable 1998 fiscal year, primarily due to the pre-tax net recovery of prior years' real estate taxes of $1,218,600 in the 1998 year.

     The recovery of real estate taxes in the 1998 fiscal year of $1,218,600, net of legal expenses and credits to tenants in accordance with the terms of their leases, represents prior years' real estate taxes from the City of New York and the Town of Fishkill, New York.

     Real estate operating expenses in the 1999 year decreased to $5,312,787 from $5,416,292 in the comparable 1998 year primarily due to a decrease in real estate taxes, fuel, vault charges, insurance, maintenance, water and sewer costs and leasing commissions, partially offset by an increase in payroll and licenses and permits costs.

     Administrative and general expenses in the 1999 year increased to $2,119,558 from $2,076,614 in the comparable 1998 year primarily due to an increase in payroll, pension and medical costs, partially offset by a decrease in insurance and legal and professional costs.

     Depreciation and amortization expenses in the 1999 year decreased to $1,002,733 from $1,011,318 in the 1998 year.

     Interest expense exceeded investment income by $405,512 in fiscal 1999 and by $542,651 in the comparable 1998 year. The decrease was primarily due to the elimination of the loan payable to a securities broker and scheduled repayments of debt.

     The pre-tax bad debt recovery in the amount of $17,115 in the 1999 year and $52,749 in the 1998 year relates to prior years' bad debt write-offs from McCrory and Jamesway.

================================================================================

LIQUIDITY AND CAPITAL RESOURCES:

     The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

     Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating, capital and debt service requirements. The Company's cash and cash equivalents amounted to $1,529,082 at July 31, 2000.

CASH FLOWS FROM INVESTING ACTIVITIES:

     Capital Expenditures: The Company had expenditures of approximately $808,893 for the fiscal year ended July 31, 2000 for renovations at its Jamaica, New York building, of which $246,342 was to renovate11,200 square feet of additional space for an existing tenant. The Company anticipates that the renovation will cost approximately $1,000,000 and is anticipated to be completed during November, 2000.

     The Company had expenditures of $505,589 for renovations at its Brooklyn, New York building for the fiscal year ended July 31, 2000. The Company constructed a new lobby at this location to enable the Company to attract tenants to the facility. The cost of the new lobby was $683,633. Work on the lobby commenced in April, 1999 and was completed July, 2000. As of July 31, 2000, the Company had expended a total of $660,433 for the lobby.

     The Company had expenditures of $225,421 for the fiscal year ended July 31, 2000 for the installation of heating, ventilating and air conditioning equipment at its Fishkill, New York building, which work was completed in November, 1999.

CASH FLOWS FROM FINANCING ACTIVITIES:

     The Company purchased 47,500 shares of its outstanding common stock in a private transaction for a total purchase price of $256,500 during the year ended July 31, 2000.

     The Company extended the mortgage on the Jowein building in Brooklyn, New York, effective April 1, 2000, for a period of five years, at the same interest rate. The mortgage loan is self-amortizing.

YEAR 2000 (Y2K) COMPLIANCE:

     No material expenditures were required to resolve the Company's year 2000 issue. The Y2K issue concerned the inability of some technology-based information and operating systems to properly recognize and process date-sensitive information beyond December 31, 1999. The Company did not experience any operational problems with its computerized systems nor did the Company experience any problems with any of its tenants, financial institutions, contractors, utility companies or other service providers, relating to the year 2000 issue.

J.W. MAYS, INC.

================================================================================

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

                                                 Three months ended
                                     -------------------------------------------
                                     Oct. 31,    Jan. 31,    Apr. 30,   July 31,
                                       1999        1999        1999       1999
                                     --------   ---------    --------   --------
   Revenues ......................   $2,705      $2,727      $2,716     $2,717
   Revenues less expenses ........      462         331         449        521
   Net income ....................      295         197         294        280
   Net income per common share ...   $  .14      $  .09      $  .14     $  .13


                                                 Three months ended
                                     -------------------------------------------
                                     Oct. 31,    Jan. 31,    Apr. 30,   July 31,
                                       1999        1999        1999       1999
                                     --------   ---------    --------   --------
   Revenues ......................   $2,680      $2,625      $2,667     $2,689
   Revenues less expenses ........      490         323         486        539
   Net income ....................      321         177         326        340
   Net income per common share ...   $  .15      $  .08      $  .16     $  .15

Income per share is computed independently for each of the quarters presented, on the basis described inNote 1 to the Consolidated Financial Statements.

COMMON STOCK AND DIVIDEND INFORMATION

     Effective November 8, 1999, the Company's common stock commenced trading on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the Symbol:
"Mays". Such shares were previously traded on The Nasdaq National Market.

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2000 and 1999:

                                                 Sales Price
                                              -----------------
           Three months ended                 High         Low
           ------------------                 -----       -----
           OCTOBER 31, 1999 .............     7.250       5.125
           JANUARY 31, 2000 .............     6.375       5.000
           APRIL 30, 2000 ...............     6.125       5.000
           JULY 31, 2000 ................     7.000       4.500

           October 31, 1998 .............    12.500       6.875
           January 31, 1999 .............     8.500       6.531
           April 30, 1999 ...............     9.000       3.250
           July 31, 1999 ................     8.000       4.688

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc.

     There were no dividends declared in either of the two fiscal years.

     On September 22, 2000, the Company had approximately 3,500 shareholders of record.

J.W. MAYS, INC.

================================================================================


OFFICERS

Lloyd J. Shulman             Chairman of the Board, Chief Executive Officer and
                                President and Chief Operating Officer
Alex Slobodin                Executive Vice President and Treasurer
Mark Greenblatt              Vice President and Assistant Treasurer
Ward N. Lyke, Jr.            Vice President--Management Information Services
George Silva                 Vice President
Salvatore Cappuzzo           Secretary


BOARD OF DIRECTORS

Lance D. Myers 1,2,3,4       From March 6, 2000 with the law firm of Holland &
                              Knight LLP; From February 1983 through March 5, 2000, with the law firm of Cullen and Dykman

Dean L. Ryder 2,3,4          President, Putnam County National Bank

Jack Schwartz 1,2,3,4        Private Consultant

Lloyd J. Shulman 1,3,4       Chairman of the Board, Chief Executive Officer and
                              President and Chief Operating Officer, J.W. Mays, Inc.

Sylvia W. Shulman 3          Retired

Lewis D. Siegel 2,3,4        First Vice President--Investments, Salomon Smith
                              Barney

Alex Slobodin 1,3            Executive Vice President and Treasurer,
                              J.W. Mays, Inc.

COMMITTEE ASSIGNMENTS KEY:

1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Executive Compensation Committee



FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 2000, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc., 9 Bond Street, Brooklyn, New York 11201.



20