Form 10-K, Exhibit 13
period 2001-07-31
MAYS J W INC
filed 2001-10-18
CIK 54187

J.W. MAYS, INC.
































                                                             ANNUAL REPORT

                                                                  2001

                                                        Year Ended July 31, 2001

J.W. MAYS, INC.


CONTENTS

                                                         PAGE NO.
================================================================================
Summary of Selected Financial Data                           2

The Company                                                  2

Message to Shareholders                                      3

Consolidated Balance Sheets                                4-5

Consolidated Statements of Income and
Retained Earnings                                            6

Consolidated Statements of Comprehensive

Income                                                       6

Consolidated Statements of Cash Flows                        7

Notes to Consolidated Financial Statements                8-15

Report of Independent Auditors                              16

Five Year Summary of Consolidated Operations                17

Management's Discussion and Analysis of
Financial Condition and Results of Operations            18-20

Quarterly Financial Information (Unaudited)                 21

Common Stock and Dividend Information                       21

Officers and Directors                                      22


EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201-5805


TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038-4502


SPECIAL COUNSEL
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189


INDEPENDENT AUDITORS
D'Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538


Annual Meeting
The Annual Meeting of Shareholders will be held on Tuesday, November 20, 2001, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.


SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                        2001      2000      1999      1998      1997
=====================================================================================
Rental Income                         $11,281   $10,451   $10,250   $10,249   $ 9,666
Rental Income--Affiliated Company         414       414       411       414       414
Recovery of Real Estate Taxes              --        --        --     1,219        --
-------------------------------------------------------------------------------------
Total Revenues                         11,695    10,865    10,661    11,882    10,080
-------------------------------------------------------------------------------------
Net Income                              1,291     1,066     1,164     1,838       811
-------------------------------------------------------------------------------------
Real Estate--Net                       31,525    29,339    28,586    28,024    27,953
-------------------------------------------------------------------------------------
Total Assets                           45,578    42,485    41,657    41,375    40,406
-------------------------------------------------------------------------------------
Long-Term Debt:
  Mortgages Payable                     7,332     6,000     6,440     7,814     8,642
  Other                                   364       362       491       582       641
    Total                               7,696     6,362     6,931     8,396     9,283
                                      -------   -------   -------   -------   -------
Shareholders' Equity                   33,033    31,803    31,067    30,059    28,030
-------------------------------------------------------------------------------------
Net Income Per Common Share           $   .62   $   .50   $   .54   $   .86   $   .38
Cash Dividends Declared Per Share          --        --        --        --        --
-------------------------------------------------------------------------------------

Average common shares outstanding for fiscal 2001, 2,066,390; 2000, 2,118,908; 1999 and 1998, 2,135,780 and 1997, 2,136,175.


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

     More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2001.

J.W. MAYS, INC.


TO OUR SHAREHOLDERS:
================================================================================

     At the outset, I wish to say that our thoughts and prayers are still with all of those who have lost families, loved ones, colleagues and friends in the terrible attacks on New York and Washington on September 11th. We are reminded daily of the tens of thousands of people whose lives have been drastically altered, adversely, for life. As an obligation to all the victims and because the survival of the American way of life is at stake, we must tighten our belts and support this war against the terrorists and the terrorist nations.

     With respect to the activities of the Company in the last fiscal year, I can report continued improvement in the Company's financial position. In fiscal 2001 our revenues were $11,694,953 compared to $10,864,565 in the 2000 fiscal year. Net income for fiscal 2001 was $1,290,594, or $.62 per share. This compares to fiscal 2000 net income of $1,065,938, or $.50 per share.

     In connection with a recent lease executed with the State of New York for an agency of the State for offices in a significant portion of a floor in Jamaica, New York property, the Company closed the loan, converted it to a ten-year mortgage, in the amount of $3,500,000 and the proceeds of which were utilized in connection with the necessary improvements to accommodate this new leasehold. Occupancy by the State of New York commenced May 1, 2001.

     We are actively pursuing both governmental office agencies and prospective corporate tenants which may be seeking back office space or upgraded office space, both in the Fishkill property and in our Brooklyn properties.

     We are encouraged at the progress achieved during the fiscal year 2001. I sincerely appreciate the efforts of our employees, the guidance of the Board of Directors and the support of our shareholders. We will continue our work for increasing shareholder value.








/s/ LLOYD J. SHULMAN
-----------------------------
    Lloyd J. Shulman
    Chairman, President and
    Chief Executive Officer


October 11, 2001

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 2001 and 2000

ASSETS
                                                                                    2001          2000
=========================================================================================================
Property and Equipment--at cost (Notes 1 and 3):
  Buildings and improvements ................................................   $42,371,769   $38,917,272
  Improvements to leased property ...........................................     9,158,009     9,158,009
  Fixtures and equipment ....................................................       613,460       572,189
  Land ......................................................................     4,008,835     4,008,835
  Other .....................................................................       214,426       209,223
  Construction in progress ..................................................         4,100       246,342
                                                                                -----------   -----------
                                                                                 56,370,599    53,111,870
  Less accumulated depreciation and amortization ............................    24,607,468    23,557,465
                                                                                -----------   -----------
      Property and equipment--net ...........................................    31,763,131    29,554,405
                                                                                -----------   -----------

Current Assets:
  Cash and cash equivalents (Notes 10 and 11) ...............................     1,003,130     1,529,082
  Marketable securities (Notes 1, 2 and 11) .................................        43,741        41,685
  Receivables (Note 7) ......................................................       619,062       215,872
  Deferred income taxes (Notes 1 and 5) .....................................       112,000       180,000
  Security deposits .........................................................          --          33,125
  Prepaid expenses ..........................................................     1,083,256     1,005,279
                                                                                -----------   -----------
      Total current assets ..................................................     2,861,189     3,005,043
                                                                                -----------   -----------

Other Assets:
  Deferred charges (Note 1) .................................................     2,980,935     2,619,188
  Less accumulated amortization .............................................     1,654,395     1,466,651
                                                                                -----------   -----------
      Net ...................................................................     1,326,540     1,152,537
  Security deposits (Note 11) ...............................................       663,358       613,799
  Unbilled receivables (Notes 1 and 7) ......................................     4,756,828     4,735,115
  Unbilled receivable--affiliated company (Notes 1 and 7) ...................       181,937       363,875
  Receivables ...............................................................       430,914          --
  Marketable securities (Notes 1, 2 and 11) .................................     3,593,770     3,059,770
                                                                                -----------   -----------
      Total other assets ....................................................    10,953,347     9,925,096
                                                                                -----------   -----------

      TOTAL ASSETS ..........................................................   $45,577,667   $42,484,544
                                                                                ===========   ===========

See Notes to Consolidated Financial Statements.


LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                   2001          2000
=========================================================================================================
Long-Term Debt:
  Mortgages payable (Notes 3 and 11) ........................................   $ 7,331,449   $ 5,999,844
  Other (Note 4) ............................................................       364,190       362,443
                                                                                -----------   -----------
      Total long-term debt ..................................................     7,695,639     6,362,287
                                                                                -----------   -----------

Deferred Income Taxes (Notes 1 and 5) .......................................     2,924,000     2,333,000
                                                                                -----------   -----------

Current Liabilities:
  Accounts payable ..........................................................        29,324        43,663
  Payroll and other accrued liabilities (Note 8) ............................       680,746       756,660
  Income taxes payable (Notes 1 and 5) ......................................       200,689        22,365
  Other taxes payable .......................................................         2,941         3,414
  Current portion of long-term debt--mortgages payable (Notes 3 and 11) .....       968,395     1,023,035
  Current portion of long-term debt--other (Note 4) .........................        43,333       137,125
                                                                                -----------   -----------
      Total current liabilities .............................................     1,925,428     1,986,262
                                                                                -----------   -----------

      Total liabilities .....................................................    12,545,067    10,681,549
                                                                                -----------   -----------

Shareholders' Equity:
  Common stock, par value $1 each share (shares--5,000,000
   authorized; 2,178,297 issued) ............................................     2,178,297     2,178,297
  Additional paid in capital ................................................     3,346,245     3,346,245
  Unrealized gain on available-for-sale securities (Notes 1 and 2) ..........       515,878        63,117
  Retained earnings .........................................................    28,052,532    26,761,938
                                                                                -----------   -----------
                                                                                 34,092,952    32,349,597
  Less common stock held in treasury, at cost--145,017 shares at
   July 31, 2001 and 90,017 shares at July 31, 2000 .........................     1,060,352       546,602
                                                                                -----------   -----------
      Total shareholders' equity ............................................    33,032,600    31,802,995
                                                                                -----------   -----------

Commitments (Notes 6 and 7) and Contingencies (Note 12)


      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............................   $45,577,667   $42,484,544
                                                                                ===========   ===========

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                      Years Ended July 31,
                                                                           -----------------------------------------
                                                                               2001           2000           1999
====================================================================================================================
Revenues
 Rental income (Notes 1 and 7) .........................................   $11,281,344    $10,450,955    $10,250,423
 Rental income--affiliated company (Note 7) ............................       413,609        413,610        410,874
                                                                           -----------    -----------    -----------
       Total revenues ..................................................    11,694,953     10,864,565     10,661,297
                                                                           -----------    -----------    -----------
Expenses
 Real estate operating expenses (Note 6) ...............................     5,885,113      5,529,850      5,312,787
 Administrative and general expenses ...................................     2,392,218      2,240,372      2,119,558
 Bad debts (recovery) (Note 12) ........................................       (47,532)          --          (17,115)
 Depreciation and amortization (Note 1) ................................     1,079,449      1,009,859      1,002,733
                                                                           -----------    -----------    -----------
       Total expenses ..................................................     9,309,248      8,780,081      8,417,963
                                                                           -----------    -----------    -----------
Income from operations before investment income,
 interest expense and income taxes .....................................     2,385,705      2,084,484      2,243,334
                                                                           -----------    -----------    -----------
Investment income and interest expense
 Investment income (Notes 1 and 2) .....................................       263,641        296,768        278,162
 Interest expense (Notes 3 and 10) .....................................       572,752        618,314        683,674
                                                                           -----------    -----------    -----------
                                                                              (309,111)      (321,546)      (405,512)
                                                                           -----------    -----------    -----------
Income before income taxes .............................................     2,076,594      1,762,938      1,837,822
Income taxes provided (Notes 1 and 5) ..................................       786,000        697,000        674,000
                                                                           -----------    -----------    -----------
Net income .............................................................     1,290,594      1,065,938      1,163,822
Retained earnings, beginning of year ...................................    26,761,938     25,696,000     24,532,178
                                                                           -----------    -----------    -----------
Retained earnings, end of year .........................................   $28,052,532    $26,761,938    $25,696,000
                                                                           ===========    ===========    ===========

Income per common share (Note 1) .......................................   $       .62    $       .50    $       .54
                                                                           ===========    ===========    ===========
Dividends per share ....................................................          --             --             --
                                                                           ===========    ===========    ===========
Average common shares outstanding ......................................     2,066,390      2,118,908      2,135,780
                                                                           ===========    ===========    ===========

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                      Years Ended July 31,
                                                                           -----------------------------------------
                                                                               2001           2000           1999
====================================================================================================================
Net Income .............................................................   $ 1,290,594    $ 1,065,938    $ 1,163,822
                                                                           -----------    -----------    -----------
Other comprehensive income, net of tax
 Unrealized gain (loss) on available-for-sale securities, net of taxes (benefit) of $233,000, $(38,000) and $(61,000)
 for the fiscal years 2001, 2000 and 1999, respectively ................       452,761        (73,881)      (155,881)
Reclassification adjustment ............................................           761        (26,734)        (2,202)
                                                                           -----------    -----------    -----------
Other comprehensive income (loss) ......................................       453,522       (100,615)      (158,083)
                                                                           -----------    -----------    -----------
Comprehensive income ...................................................   $ 1,744,116    $   965,323    $ 1,005,739
                                                                           ===========    ===========    ===========


See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Years Ended July 31,
                                                                            ----------------------------------------
                                                                               2001           2000           1999
====================================================================================================================
Cash Flows From Operating Activities
 Net income .............................................................   $1,290,594     $1,065,938     $1,163,822
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Deferred income taxes .................................................      426,000        530,000        529,000
  Amortization of premium on marketable debt
   securities ...........................................................         --             --             (623)
  Realized (gain) loss on marketable securities .........................          761        (26,734)        (2,202)
  Depreciation and amortization .........................................    1,079,449      1,009,859      1,002,733
  Amortization of deferred expenses .....................................      228,746        214,139        240,818
  Other assets--deferred expenses .......................................     (402,749)      (145,848)       (81,372)
              --unbilled receivables ....................................      (21,713)      (311,698)      (405,502)
              --unbilled receivable--affiliated company .................      181,938        181,937        181,938
              --receivables .............................................         --           12,534        167,777
              --receivable--affiliated company ..........................         --             --           87,943
 Changes in:
  Receivables ...........................................................     (834,104)       199,371         46,527
  Prepaid expenses ......................................................      (77,977)       (44,665)        (6,886)
  Income taxes refundable ...............................................         --           38,727        (38,727)
  Accounts payable ......................................................      (14,339)        13,935        (13,054)
  Payroll and other accrued liabilities .................................      (75,914)       376,520       (179,204)
  Income taxes payable ..................................................      178,324         22,365        (82,348)
  Other taxes payable ...................................................         (473)         1,209            298
                                                                            ----------     ----------     ----------
     Net cash provided by operating activities ..........................    1,958,543      3,137,589      2,610,938
                                                                            ----------     ----------     ----------
Cash Flows From Investing Activities
 Acquisition of property and equipment ..................................   (3,288,175)    (1,778,229)    (1,321,921)
 Security deposits ......................................................      (16,434)        (7,335)       (15,942)
 Marketable securities:
  Receipts from sales or maturities .....................................      276,000        139,134        644,714
  Payments for purchases ................................................     (127,056)      (280,342)      (577,404)
     Net cash (used) by investing activities ............................   (3,155,665)    (1,926,772)    (1,270,553)
                                                                            ----------     ----------     ----------
Cash Flows From Financing Activities
 Borrowing--mortgage ....................................................    2,300,000           --             --
 Increase--security deposits ............................................       11,955          2,687         10,668
 Payments--mortgage and other debt ......................................   (1,127,035)      (917,765)      (909,189)
 Purchase of treasury stock .............................................     (513,750)      (256,500)          --
                                                                            ----------     ----------     ----------
     Net cash provided (used) by financing activities ...................      671,170     (1,171,578)      (898,521)
                                                                            ----------     ----------     ----------
 Net increase (decrease) in cash and cash equivalents ...................     (525,952)        39,239        441,864
 Cash and cash equivalents at beginning of year .........................    1,529,082      1,489,843      1,047,979
 Cash and cash equivalents at end of year ...............................   $1,003,130     $1,529,082     $1,489,843
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

     ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Company's financial statements in accordance with GAAP requires management to make estimates that affect the reported consolidated statements of income and retained earnings, comprehensive income and the consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

     RENTAL INCOME: All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. Contingent rental income is recorded when earned and is not based on tenant revenue.

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

      Building and improvements ..........................18-40 years
      Improvements to leased property .................... 3-40 years
      Fixtures and equipment ............................. 7-12 years
      Other ..............................................  3-5 years

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2001 and 2000, there were no impairments of its long-lived assets.

     COMPREHENSIVE INCOME: SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. Comprehensive income is defined to include all changes in equity except those resulting from investments by and distributions to shareholders.

================================================================================



     DEFERRED CHARGES: Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 23 years, using the straight-line method.

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

     INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,066,390 in fiscal 2001, 2,118,908 in fiscal 2000 and 2,135,780 in fiscal 1999. The Company's adoption of FASB 128 "Earnings per Share" has had no effect on the computation of previously reported earnings per share.


2.   MARKETABLE SECURITIES:

     As of July 31, 2001 and 2000, the Company's marketable securities were classified as follows:

                                                    2001                                           2000
                               ---------------------------------------------  ---------------------------------------------
                                               GROSS       GROSS                              Gross     Gross
                                            UNREALIZED  UNREALIZED   FAIR                  Unrealized Unrealized    Fair
                                  COST         GAINS      LOSSES     VALUE       Cost        Gains      Losses      Value
                               ----------   ----------  ---------- ---------   ---------   ---------- ----------  ---------
Current:
 Certificate of deposit ...... $   43,741    $    --       $  --  $   43,741  $   41,685    $    --        $--   $   41,685
                               ==========    ========      =====  ==========  ==========    ========       ===   ==========
Non-current:
 Available-for-sale:
  Equity securities .......... $2,812,892    $780,878      $  --  $3,593,770  $2,964,653    $ 95,117       $--   $3,059,770
                               ==========    ========      =====  ==========  ==========    ========       ===   ==========


Investment income for the years ended July 31, 2001, 2000 and 1999 consists of the following:

                                                 2001       2000        1999
                                               --------    --------   --------
    Interest income .........................  $ 60,511    $ 67,516   $ 82,344
    Dividend income .........................   203,891     202,518    193,616
    Gain (loss) on sale of securities .......      (761)     26,734      2,202
                                               --------    --------   --------
      Total .................................  $263,641    $296,768   $278,162
                                               ========    ========   ========

================================================================================


3.   LONG-TERM DEBT:

                                                                             JULY 31, 2001               July 31, 2000
                                                                       ------------------------    ------------------------
                                            Current
                                             Annual        Final          DUE           DUE            Due           Due
                                            Interest      Payment        WITHIN        AFTER          Within        After
                                              Rate         Date         ONE YEAR      ONE YEAR       One Year     One Year
                                            --------      -------       --------     ----------    ----------    ----------
Mortgages:
 Jamaica, New York property .......... (a)    8 1/2%      4/01/07       $266,667     $2,600,000    $  266,666    $2,866,667
 Jamaica, New York property .......... (b)   variable     8/01/06         74,623      2,225,377           --            --
 Jowein building, Brooklyn, N.Y. ..... (c)    9    %      3/31/05        112,727        367,092       103,128       479,819
 Fishkill, New York property ......... (d)    8 1/4%      7/01/04         96,965      2,066,535        89,312     2,163,500
 Circleville, Ohio property .......... (e)    7    %      9/30/02        417,413         72,445       389,272       489,858
 Brooklyn, New York property-
  Paid off 4/30/01 ................... (f)    --             --             --             --        174,657           --
                                                                        --------     ----------    ----------    ----------
    Total ............................                                  $968,395     $7,331,449    $1,023,035    $5,999,844
                                                                        ========     ==========    ==========    ==========

     (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The interest rate on the loan is 8 1/2% for a period of five (5) years and six (6) months, with such rate to change on the first day of the sixty-seventh (67th) month of the term to a rate equal to the then prime rate plus 1/4%, fixed for the balance of the term. The loan is to become due and payable on the first day of the month following the expiration of ten (10) years and six (6) months from the closing date.

     (b) The Company, on December 13, 2000, closed a loan with a bank in the amount of $3,500,000. The loan is secured by a second position leasehold mortgage covering the entire leasehold interest of the Company as tenant in a certain ground lease and building in the Jamaica, New York property. The loan proceeds are to be utilized by the Company toward its costs of capital improvements of the premises in connection with the Company's lease of 42,250 square feet of a floor in the building to the State of New York.

     The loan is structured in two phases:

          1.) A fifteen-month construction term with interest only on the amount owing at a floating rate per annum equal to the prime rate. During this period, the Company is to have the option to secure advances against the loan amount.

          2.) Upon completion of the renovations, the construction loan would convert to a ten (10) year second mortgage permanent loan on a fifteen (15) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan during the first five (5) years is at a fixed rate per annum equal to 2.25% above the five (5) year Treasury Note Rate in effect at the time of conversion to a permanent loan. The interest rate during the second five (5) year renewal term is at a fixed rate per annum equal to 2.25% above the five (5) year Treasury Note Rate, as of the start of the renewal term.

Payments are to be made, in arrears, on the first day of each and every month calculated (a) during the period of the construction loan, interest only, and
(b) during the ten (10) year period of the term loan, at the sum of the interest rate plus amortization sufficient to fully liquidate the loan over a fifteen
(15) year period. As additional collateral security, the Company will conditionally assign to the bank all leases and rents on the premises, or portions thereof, whether now existing or hereafter consummated. The Company has an option to prepay principal, in whole or in part, plus interest accrued thereon, at any time during the term, without premium or penalty. Other provisions of the loan agreement provide certain restrictions on the incurrence of indebtedness and the sale or transfer of the Company's ground lease interest in the premises. Both credit facilities will be subject to the bank's existing first position mortgage loan on the premises. As of July 31, 2001, the Company has secured advances of $2,300,000 against the principal amount of the loan. On August 2, 2001, the Company took down the balance of the loan of $1,200,000. Had the Company taken down the $1,200,000 at July 31, 2001, the end of the Company's fiscal year, the long-term debt due within one year would have reflected an additional amount of $39,714.

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

     (d) On June 2, 1999, the existing first mortgage loan balance on the Fishkill, New York property was extended for a period of five years. The annual interest rate was reduced from 9% to 8 1/4% and the interest and principal payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period.

     (e) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, are currently in the amount of $36,540.

     (f) The mortgage loan was paid off on April 30, 2001.

     Maturities of long-term debt--mortgages payable outstanding at July 31, 2001, are as follows: Years ending July 31, 2002 (included in current liabilities), $968,395; 2003, $663,059; 2004, $617,985; 2005, $609,647; 2006,
$2,319,275, and thereafter, $3,121,483.


4.   LONG-TERM DEBT--OTHER:

     Long-Term debt--Other consists of the following:

                                                     JULY 31, 2001              July 31, 2000
                                        ------------------------     -----------------------
                                        DUE WITHIN     DUE AFTER     Due Within    Due After
                                         ONE YEAR      ONE YEAR       One Year     One Year
                                        ----------     ---------     ----------    ---------
      Deferred compensation* ..........   $43,333       $    --       $104,000      $ 43,333
      Lease security deposits** .......       --         364,190        33,125       319,110
                                          -------       --------      --------      --------
          Total .......................   $43,333       $364,190      $137,125      $362,443
                                          =======       ========      ========      ========

     Maturities of long-term debt--other, outstanding at July 31, 2001, are as follows: Years ending July 31, 2002 (included in current liabilities), $43,333; 2003, $1,110; 2004, $6,265; 2005, $113,295; 2006, $37,132, and thereafter,
$206,388.

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

** Does not include three irrevocable letters of credit totaling $291,500 at July 31, 2001 and $275,000 at July 31, 2000, provided by three tenants.

================================================================================


5.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of July 31, 2001 and 2000, are a result of temporary differences related to the items described as follows:

                                                                        2001                              2000
                                                            ------------------------------     -----------------------------
                                                             DEFERRED         DEFERRED          Deferred        Deferred
                                                            TAX ASSETS     TAX LIABILITIES     Tax Assets    Tax Liabilities
                                                            ----------     ---------------     ----------    ---------------
Net operating loss carryforward ..........................    $   --          $      --          $192,056        $      --
Alternative minimum tax credit carryforward ..............     197,888               --           356,814               --
Deferred compensation not currently deductible ...........      14,733               --            50,093               --
Rental income received in advance ........................      59,128               --           106,063               --
Unbilled receivables .....................................         --          1,679,180              --          1,733,657
Property and equipment ...................................         --          1,160,513              --          1,114,820
Unrealized gain on available-for-sale securities .........         --            265,499              --             32,340
Other ....................................................      21,443               --            22,791               --
                                                              --------        ----------         --------        ----------
                                                              $293,192        $3,105,192         $727,817        $2,880,817
                                                              ========        ==========         ========        ==========

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2001.

     Income taxes provided for the years ended July 31, 2001, 2000 and 1999 consists of the following:

                                                                               2001              2000             1999
                                                                             --------          --------         --------
            Current:
             Federal ......................................................  $202,900          $ 29,600         $ 21,400
             State and City ...............................................   157,100           137,400          123,600
            Deferred taxes ................................................   426,000           530,000          529,000
                                                                             --------          --------         --------
               Total provision ............................................  $786,000          $697,000         $674,000
                                                                             ========          ========         ========


     Components of the deferred tax provision for the years ended July 31, 2001, 2000 and 1999 consists of the following:

                                                                               2001              2000             1999
                                                                             --------          --------         --------
            Book depreciation over (under) tax depreciation ................ $ 45,941          $(15,088)        $174,842
            Reduction (increase) of rental income received in
             advance .......................................................   46,935           (92,652)          17,837
            Increase (decrease) in unbilled receivables ....................  (54,477)           44,119           76,012
            Deferred compensation ..........................................   35,360            35,360           35,360
            Net operating loss carryforwards ...............................  192,056           571,506          293,200
            Alternative minimum tax (benefit) ..............................  158,926           (29,521)         (21,479)
            Other ..........................................................    1,259            16,276          (46,772)
                                                                             --------          --------         --------
                                                                             $426,000          $530,000         $529,000
                                                                             ========          ========         ========

================================================================================


     Taxes provided for the years ended July 31, 2001, 2000 and 1999 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

                                                               2001              2000              1999
                                                            ----------        ----------       ----------
      Income before income taxes .........................  $2,076,594        $1,762,937       $1,837,822
      Dividends received deduction .......................     (80,700)          (45,694)         (52,820)
      Other-net ..........................................      11,424            44,522          (38,600)
                                                            ----------        ----------       ----------
      Adjusted pre-tax income ............................   2,007,318        $1,761,765       $1,746,402
                                                            ==========        ==========       ==========
      Statutory rate .....................................          34%               34%              34%

      Income tax provision at statutory rate .............  $  682,420        $  599,000       $  594,000
      State and City income taxes, net of federal
       income tax benefit ................................     103,580            98,000           80,000
                                                            ----------        ----------       ----------
      Income taxes provided ..............................  $  786,000        $  697,000       $  674,000
                                                            ==========        ==========       ==========


     The Company's fiscal 2000 federal income tax liability of $30,000 was determined using the Alternative Minimum Tax ("AMT"), a separate parallel tax system. The excess of the AMT over the regular tax is a credit which can be carried forward indefinitely to reduce future regular tax liabilities. The Company has additional AMT credits from prior years. AMT credits totalling $158,926 were utilized to reduce the fiscal 2001 regular federal tax liability. At July 31, 2001 the Company has AMT credits of $198,000 available to offset future tax liabilities.


6.   LEASES:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the term, range from 1 year to 26 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years ended July 31, 2001 was exceeded by sublease rental income, as follows:

                                                       2001            2000             1999
                                                    ----------      ----------      ----------
Minimum rental expense ...........................  $1,160,973      $1,158,749      $1,155,118
Contingent rental expense ........................   1,169,893       1,094,897       1,032,643
                                                    ----------      ----------      ----------
                                                     2,330,866       2,253,646       2,187,761
Sublease rental income ...........................   6,155,370       5,512,126       5,437,421
                                                    ----------      ----------      ----------
     Excess of rental income over expense ........  $3,824,504      $3,258,480      $3,249,660
                                                    ==========      ==========      ==========

     Rent expense paid to an affiliate owned by certain directors of the Company totaled $165,300 for fiscal year ended July 31, 2001 and $160,800 for fiscal years ended July 31, 2000 and 1999. Rent expense is recognized on a straight-line basis over the lives of the leases.

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

           Fiscal                                          OPERATING
            Year                                             LEASES
            ----                                          -----------
            2002 ........................................ $ 1,139,007
            2003 ........................................   1,139,007
            2004 ........................................   1,139,007
            2005 ........................................   1,126,750
            2006 ........................................   1,120,007
            After 2006 ..................................   5,350,395
                                                          -----------
                Total required* ......................... $11,014,173
                                                          ===========


* Minimum payments have not been reduced by minimum sublease rentals of $37,052,038 under operating leases due in the future under non-cancellable leases.

================================================================================


7.   RENTAL INCOME:

     Rental income for each of the fiscal years 2001, 2000 and 1999 is as follows:

                                                                 July 31,
                                              -----------------------------------------------
                                                  2001               2000             1999
                                              -----------        -----------      -----------
      Minimum rentals
        Company owned property .............  $ 5,006,728        $ 4,890,946      $ 4,803,089
        Operating leases ...................    5,256,494          4,751,200        4,733,897
                                               10,263,222          9,642,146        9,536,986
      Contingent rentals
        Company owned property .............      532,855            461,493          420,787
        Operating leases ...................      898,876            760,926          703,524
                                                1,431,731          1,222,419        1,124,311
                                              -----------        -----------      -----------
          Total ............................  $11,694,953        $10,864,565      $10,661,297
                                              ===========        ===========      ===========


     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

      Fiscal                    COMPANY             OPERATING
       Year                  OWNED PROPERTY           LEASES           TOTAL
      ------                 --------------        -----------      -----------
      2002 .................  $ 5,089,971          $ 5,978,247      $11,068,218
      2003 .................    3,886,680            5,547,210        9,433,890
      2004 .................    3,300,367            5,046,468        8,346,835
      2005 .................    3,042,885            4,915,104        7,957,989
      2006 .................    2,892,670            3,958,790        6,851,460
      After 2006 ...........   11,772,156           11,606,219       23,378,375
                              -----------          -----------      -----------
          Total ............  $29,984,729          $37,052,038      $67,036,767
                              ===========          ===========      ===========

     Rental income from an affiliate owned by certain directors of the Company totaled $413,609 for fiscal year 2001, $413,610 for fiscal year 2000 and $410,874 for fiscal year 1999. Rent income is recognized on a straight-line basis over the lives of the leases.

     Amounts due from the affiliated company are as follows:

                                                             July 31,
                                                     -------------------------
                                                       2001             2000
                                                     --------         --------
        Unbilled receivables .....................   $181,937         $363,875


8.   PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities for the years ended July 31, 2001 and 2000 consists of the following:

                                                        2001              2000
                                                      --------          --------
Payroll ............................................  $ 97,826          $ 98,004
Interest ...........................................    54,779            49,181
Professional fees ..................................    50,465            55,750
Rents received in advance ..........................   173,906           311,949
Utilities ..........................................    51,766           101,080
Brokers commissions ................................   122,996            20,991
Construction costs .................................    32,000            23,025
Other ..............................................    97,008            96,680
                                                      --------          --------
     Total .........................................  $680,746          $756,660
                                                      ========          ========

================================================================================


9.   EMPLOYEES' RETIREMENT PLAN:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $260,785, $230,719 and $225,353 as contributions to the Plan for fiscal years 2001, 2000 and 1999, respectively.


10.  CASH FLOW INFORMATION:

     For purpose of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:

                                                                       Years Ended July 31,
                                                               ----------------------------------
                                                                 2001         2000         1999
                                                               --------     --------     --------
      Interest paid, net of capitalized interest of
       $45,205 for fiscal year 2001. There was no
       capitalized interest for fiscal year 2000
       and 1999 .............................................  $567,153     $623,688     $690,187
      Income taxes paid .....................................  $181,676     $105,908     $266,075


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

                                                           JULY 31, 2001
                                                    ---------------------------
                                                    CARRYING            FAIR
                                                      VALUE             VALUE
                                                    ----------       ----------
     Cash and cash equivalents ..................   $1,003,130       $1,003,130
     Marketable securities ......................   $3,593,770       $3,593,770
     Tenant security deposits ...................   $  364,190       $  364,190
     Long-term debt-mortgages payable ...........   $8,299,844       $8,698,444


     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The Company derives rental income from thirty-nine tenants, of which one tenant accounted for 16.11% of rental income during the year ended July 31, 2001. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2001.


12.  CONTINGENCIES:

     Jamesway Corporation ("Jamesway"), which occupied retail space in the Fishkill, New York property and whose lease extended to January 31, 2005, filed for relief under Chapter 11 of the Bankruptcy Code on October 18, 1995. Jamesway rejected its lease for the Fishkill location with the approval of the Bankruptcy Court, effective February 29, 1996, but continued occupancy until March 22, 1996. The Company has realized from Jamesway $513,343 or 54% on account of its unsecured claim and 100% of its allowed administrative claim of $54,887, for a total of $568,230. The Company has made no provision in its financial statements for the balance of its claims filed against Jamesway due to the fact that the recovery of $47,532 in the year ended July 31, 2001 represents the final recovery from Jamesway.

     There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's Consolidated Financial Statements.

J.W. MAYS, INC.

================================================================================


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2001 and 2000, and the related consolidated statements of income and retained earnings, comprehensive income and cash flows for the three years ended July 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 2001 and 2000, and the results of their operations and their cash flows for the three years ended July 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




D'ARCANGELO & CO., LLP
Purchase, New York
October 11, 2001

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS

(dollars in thousands except per share data)


                                                                                     Years Ended July 31,
                                                        ---------------------------------------------------------------------------
                                                            2001            2000           1999            1998             1997
===================================================================================================================================
REVENUES
 Rental income .....................................    $    11,281     $    10,451     $    10,250     $    10,249     $     9,666
 Rental income--affiliated company .................            414             414             411             414             414
 Recovery of real estate taxes .....................           --              --              --             1,219            --
                                                        -----------     -----------     -----------     -----------     -----------
   Total revenues ..................................         11,695          10,865          10,661          11,882          10,080
                                                        -----------     -----------     -----------     -----------     -----------
EXPENSES
 Real estate operating expenses ....................          5,885           5,530           5,312           5,416           5,874
 Administrative and general expenses ...............          2,392           2,240           2,119           2,077           1,939
 Bad debts (recovery) ..............................            (48)           --               (17)            (53)           (419)
 Depreciation and amortization .....................          1,080           1,010           1,003           1,011             967
                                                        -----------     -----------     -----------     -----------     -----------
   Total expenses ..................................          9,309           8,780           8,417           8,451           8,361
                                                        -----------     -----------     -----------     -----------     -----------
INCOME FROM OPERATIONS BEFORE
 INVESTMENT INCOME, INTEREST EXPENSE AND
 INCOME TAXES ......................................          2,386           2,085           2,244           3,431           1,719
                                                        -----------     -----------     -----------     -----------     -----------

INVESTMENT INCOME AND INTEREST EXPENSE
 Investment income .................................            264             297             278             269             268
 Interest expense ..................................            573             619             684             812             696
                                                        -----------     -----------     -----------     -----------     -----------
                                                               (309)           (322)           (406)           (543)           (428)
                                                        -----------     -----------     -----------     -----------     -----------
INCOME BEFORE INCOME TAXES .........................          2,077           1,763           1,838           2,888           1,291
INCOME TAXES PROVIDED ..............................            786             697             674           1,050             480
                                                        -----------     -----------     -----------     -----------     -----------
NET INCOME .........................................    $     1,291     $     1,066     $     1,164     $     1,838     $       811
                                                        ===========     ===========     ===========     ===========     ===========
NET INCOME PER COMMON SHARE ........................    $       .62     $       .50     $       .54     $       .86     $       .38
                                                        ===========     ===========     ===========     ===========     ===========
DIVIDENDS PER SHARE ................................           --              --              --              --              --
                                                        ===========     ===========     ===========     ===========     ===========
AVERAGE COMMON SHARES OUTSTANDING ..................      2,066,390       2,118,908       2,135,780       2,135,780       2,136,175
                                                        ===========     ===========     ===========     ===========     ===========

J.W. MAYS, INC.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

================================================================================

FISCAL 2001 COMPARED TO FISCAL 2000

     Net income for the year ended July 31, 2001 amounted to $1,290,594, or $.62 per share, compared to net income for the year ended July 31, 2000 of $1,065,938, or $.50 per share.

     Revenues in the current year increased to $11,694,953 from $10,864,565 in the comparable 2000 fiscal year. The increase is primarily due to the leasing of 11,200 square feet to one tenant and 42,250 square feet to a second tenant, both at the Company's Jamaica, New York property. The leases commenced September 1, 2000 and May 1, 2001, respectively.

     Real estate operating expenses in the current year increased to $5,885,113 from $5,529,850 in the comparable 2000 year primarily due to an increase in real estate taxes, payroll, utility, insurance and maintenance costs, partially offset by a decrease in water and sewer costs and licenses and permits.

     Administrative and general expenses in the current year increased to $2,392,218 from $2,240,372 in the comparable 2000 year primarily due to an increase in payroll, pension and medical costs.

     Depreciation and amortization expense in the current year increased to $1,079,449 from $1,009,859 in the 2000 year primarily due to depreciation on the additional improvements to the Jamaica, New York property.

     Interest expense exceeded investment income by $309,111 in fiscal 2001 and by $321,546 in the comparable 2000 year. The decrease was due to scheduled repayments of debt.

     The bad debt recovery in the amount of $47,532 in the year ended July 31, 2001 relates to the bad debt write-off of $424,011 in the 1996 fiscal year. See
Note 12 to the Consolidated Financial Statements. There was no comparable item in the 2000 year.

     The Company purchased 55,000 shares of its outstanding common stock during the year ended July 31, 2001. The effect on earnings per share for the year ended July 31, 2001 was to increase it by $0.0066.


FISCAL 2000 COMPARED TO FISCAL 1999

     Net income for the year ended July 31, 2000 amounted to $1,065,938, or $.50 per share, compared to net income for the year ended July 31, 1999 of $1,163,822, or $.54.

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

     The pre-tax bad debt final recovery in the amount of $17,115 in the 1999 year relates to prior years' bad debt write-off from McCrory Stores Corporation ("McCrory") which occupied space in the Company's Jowein building in the Fulton Mall, in downtown Brooklyn, New York and which filed for relief under Chapter 11 of the Bankruptcy Code in February 1992. McCrory vacated the premises in 1994.

================================================================================


LIQUIDITY AND CAPITAL RESOURCES:

     The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

     Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements. The Company's cash and cash equivalents amounted to $1,003,130 at July 31, 2001.

     In fiscal 2001, the Company leased to the State of New York 42,250 square feet of office space in the Company's Jamaica, New York property. Occupancy commenced May 1, 2001.

     During fiscal 2000, the Company leased an additional 11,200 square feet of office space to the State of New York for use by the Department of Labor which space is contiguous to the existing office space occupied by the Department of Labor in the Company's Jamaica, New York property. Rent for the additional space commenced September 1, 2000.

     The tenant that occupies 25,915 square feet at the Company's Fishkill, New York property exercised its option to renew its lease for an additional five years. The option period became effective in November, 2000.

     For the year ending July 31, 2001 the Company increased its cash flow by approximately $400,000 due to scheduled rental increases from existing tenants. The lease with an affiliated company will expire in 2002. This will reduce annual rental income by approximately $413,000.

     The Company secured financing from a bank in the principal amount of $3,500,000 (see Note 3(b)). As of July 31, 2001, the Company secured advances of $2,300,000 against the principal amount. On August 2, 2001, the Company took down the balance of the loan of $1,200,000 and immediately converted the loan in the principal amount of $3,500,000 to a ten (10) year second mortgage permanent loan at an interest rate during the first five (5) years at a fixed rate per annum of 6.98% (2.25% above the five (5) year Treasury Note rate of 4.73%).

     The Company has obtained a judgment at a Trial Court in the New York State Court of Claims in the amount of $4,147,500 plus interest, against the State of New York in connection with a condemnation by the State relative to the taking of the Fishkill, New York property and has recently granted a motion that the State pay the Company's legal fees as well. The State immediately appealed the judgment and, we are informed, will appeal the motion granting Mays its legal fees. This award will not be reflected in the Company's financial statement unless, and until, the judgment is reviewed and affirmed or otherwise modified on appeal by the applicable appellate court in the State of New York.


CASH FLOWS FROM OPERATING ACTIVITIES:

     Deferred Expenses: Cash expenditures for the fiscal year ended July 31, 2001 increased by $306,408 due to legal and professional costs and brokerage commissions incurred in obtaining a new tenant, and financing costs to obtain a loan, the proceeds of which were used by the Company toward its costs of capital improvements relating to the new tenant's occupancy at the Company's Jamaica, New York property.

     Receivables: The Company is due the amount of $787,348 as of July 31, 2001, as reimbursement for expenditures for renovations made on behalf of one tenant at the Jamaica, New York property. The original amount of the reimbursement was $1,558,903 of which $771,551 was received as of July 31, 2001.

     Prepaid Expenses: Cash expenditures for the fiscal year ended July 31, 2001 increased by $184,833 compared to the comparable fiscal year ended July 31, 2000, due primarily to an increase in real estate taxes and insurance premiums.

     Payroll and other Accrued Liabilities: Liabilities increased by $112,500 due principally to the recording of a brokerage commission in obtaining a new tenant at the Company's Jamaica, New York property.

================================================================================


CASH FLOWS FROM INVESTING ACTIVITIES:

     Capital Expenditures: The Company had expenditures of $4,602,273 ($4,184,122 for the fiscal year ended July 31, 2001) to renovate 11,200 square feet of additional space for an existing tenant and 42,250 square feet for a new tenant, both at its Jamaica, New York property, of which $1,558,903 is to be reimbursed by the tenants ($1,387,094 for the fiscal year ended July 31, 2001). The renovation for the 11,200 square feet was completed during December, 2000 and the renovation for the 42,250 square feet was substantially completed May 1, 2001.

     The Company had expenditures of $236,907 for the fiscal year ended July 31, 2001 for renovations of its Fishkill, New York building. The renovations were completed during July, 2001.


CASH FLOWS FROM FINANCING ACTIVITIES:

     Borrowing: Mortgage Debt -- The Company secured financing from a bank in the principal amount of $3,500,000 (see Note 3 (b)). As of July 31, 2001, the Company secured advances of $2,300,000 against the principal amount. The balance of the mortgage, due May 1, 2001, on the Brooklyn, New York property in the amount of $166,822 was paid off on April 30, 2001.

     The Company purchased 55,000 shares of its outstanding common stock in a private transaction for a total purchase price of $513,750 in the fiscal year ended July 31, 2001.

J.W. MAYS, INC.



================================================================================




QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)


                                                                     Three months ended
                                               -----------------------------------------------------------
                                               Oct. 31, 2000   Jan. 31, 2001  Apr. 30, 2001  July 31, 2001
                                               -------------   -------------  -------------  -------------
   Revenues .................................      $2,737         $2,812         $2,855         $3,291
   Revenues less expenses ...................         487            243            434            913
   Net income ...............................         313            134            294            550
   Net income per common share ..............      $  .15         $  .07         $  .14         $  .26

                                                                     Three months ended
                                               -----------------------------------------------------------
                                               Oct. 31, 1999   Jan. 31, 2000  Apr. 30, 2000  July 31, 2000
                                               -------------   -------------  -------------  -------------
   Revenues .................................      $2,705         $2,727         $2,716         $2,717
   Revenues less expenses ...................         462            331            449            521
   Net income ...............................         295            197            294            280
   Net income per common share ..............      $  .14         $  .09         $  .14         $  .13




Income per share is computed independently for each of the quarters presented on the basis described in Note 1 to the Consolidated Financial Statements.


COMMON STOCK AND DIVIDEND INFORMATION

     Effective November 8, 1999, the Company's common stock commenced trading on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the Symbol:
"Mays". Such shares were previously traded on The Nasdaq National Market.

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2001 and 2000:

        Three months ended                                 Sales Price
        ------------------                             ------------------
                                                        High         Low
                                                       ------       -----
         October 31, 2000 ..........................   14.000       8.500
         January 31, 2001 ..........................   10.500       7.594
         April 30, 2001 ............................   11.750       9.500
         July 31, 2001 .............................    9.950       9.500

         October 31, 1999 ..........................    7.250       5.125
         January 31, 2000 ..........................    6.375       5.000
         April 30, 2000 ............................    6.125       5.000
         July 31, 2000 .............................    7.000       4.500


     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

     On September 21, 2001, the Company had approximately 3,500 shareholders of record.

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

Lloyd J. Shulman         Chairman of the Board, Chief Executive Officer and
                          President and Chief Operating Officer

Alex Slobodin            Executive Vice President and Treasurer

Mark Greenblatt          Vice President and Assistant Treasurer

Ward N. Lyke, Jr.        Vice President--Management Information Services

George Silva             Vice President

Salvatore Cappuzzo       Secretary


BOARD OF DIRECTORS

Lance D. Myers(1,2,3,4)  From March 6, 2000 with the law firm of Holland &
                          Knight LLP; From February 1983 through March 5, 2000, with the law firm of Cullen and Dykman

Dean L. Ryder(2,3,4)     President, Putnam County National Bank

Jack Schwartz(1,2,3,4)   Private Consultant

Lloyd J. Shulman(1,3,4)  Chairman of the Board, Chief Executive Officer and
                          President and Chief Operating Officer, J.W. Mays, Inc.
Sylvia W. Shulman(2,3,4) Retired

Lewis D. Siegel(2,3,4)   First Vice President--Investments, Salomon Smith Barney

Alex Slobodin(1,3)       Executive Vice President and Treasurer, J.W. Mays, Inc.



COMMITTEE ASSIGNMENTS KEY:

(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Investment Advisory Committee
(4) Member of Executive Compensation Committee



FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 2001, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.




22