Form 10-K, Exhibit 13
period 2002-07-31
MAYS J W INC
filed 2002-10-21
CIK 54187

J.W. MAYS, INC.















                                                     ANNUAL REPORT

                                                          2002

                                                Year Ended July 31, 2002

                                 J.W. MAYS, INC.

CONTENTS

                                                                        Page No.
================================================================================
Summary of Selected Financial Data .......................................     2
The Company ..............................................................     2
Message to Shareholders ..................................................     3
Consolidated Balance Sheets ..............................................   4-5
Consolidated Statements of Income and Retained Earnings ..................     6
Consolidated Statements of Comprehensive Income ..........................     6
Consolidated Statements of Cash Flows ....................................     7
Notes to Consolidated Financial Statements ...............................  8-16
Report of Management .....................................................    17
Independent Auditors' Report .............................................    17
Five Year Summary of Consolidated Operations .............................    18
Management's Discussion and Analysis of Financial Condition and Results
  of Operations .......................................................... 19-21
Quarterly Financial Information (Unaudited) ..............................    21
Common Stock and Dividend Information ........................................21
Officers and Directors .......................................................22

EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201-5805

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038-4502

SPECIAL COUNSEL
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189

INDEPENDENT AUDITORS
D'Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, November 26, 2002, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC


SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                     2002     2001     2000     1999     1998
==============================================================================
Rental Income                      $12,533  $11,281  $10,451  $10,250  $10,249
Rental Income--Affiliated Company      462      414      414      411      414
Recovery of Real Estate Taxes           69     --       --       --      1,219
------------------------------------------------------------------------------
Total Revenues                      13,064   11,695   10,865   10,661   11,882
------------------------------------------------------------------------------
Net Income                           1,254    1,291    1,066    1,164    1,838
------------------------------------------------------------------------------
Real Estate-Net                     32,094   31,525   29,339   28,586   28,024
------------------------------------------------------------------------------
Total Assets                        48,266   45,578   42,485   41,657   41,375
------------------------------------------------------------------------------
Long-Term Debt:
  Mortgages Payable                  7,779    7,332    6,000    6,440    7,814
  Other                                399      364      362      491      582
                                   -------  -------  -------  -------  -------
    Total                            8,178    7,696    6,362    6,931    8,396
------------------------------------------------------------------------------
Shareholders' Equity                34,652   33,033   31,803   31,067   30,059
------------------------------------------------------------------------------
Net Income Per Common Share        $   .62  $   .62  $   .50  $   .54  $   .86

------------------------------------------------------------------------------
Cash Dividends Declared Per Share     --       --       --       --       --
------------------------------------------------------------------------------

Average common shares outstanding for fiscal 2002, 2,033,280; 2001, 2,066,390; 2000, 2,118,908; 1999 and 1998, 2,135,780.


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

     More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2002.

J.W. MAYS, INC.


TO OUR SHAREHOLDERS

================================================================================

     Despite this difficult year economically, I am pleased to report that our Company finished this past year with an increase in revenues and with net income per share virtually identical to last year's excellent year.

     In fiscal 2002 our revenues were $13,064,424 compared to $11,694,953 in the 2001 fiscal year. Net income for fiscal 2002 was $1,254,190, or $.62 per share. This compares to net income of $1,290,594, or $.62 per share. [Our results for fiscal year 2002 would have been significantly better but for the default and subsequent bankruptcy filing by a large retail tenant in our Jamaica building.]

     During fiscal 2002, the Company leased 15,527 square feet primarily for retail use to an existing tenant in the Company's Brooklyn, New York property. Rent for this additional space commenced in April, 2002. The Company also leased 5,460 square feet of office space to an existing tenant in the Company's Jowein building also in Brooklyn, New York. Rent for that additional space commenced in June, 2002.

     We are continuing to actively pursue governmental agencies and prospective corporate tenants which may be seeking office or retail space in our properties. We are taking all appropriate legal action to remove the tenant which filed for bankruptcy so that we may ultimately rent such space or a portion thereof to a qualified tenant or tenants.

     In closing, I believe that our Company is well positioned to continue its growth, and I want to thank the personnel of Mays and our Board colleagues for their continuing commitment and support.


/s/ Lloyd J. Shulman
-----------------------------------------------
Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 11, 2002


J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2002 and 2001

ASSETS
                                                               2002         2001
====================================================================================
Property and Equipment-at cost (Notes 1 and 3):
  Buildings and improvements ...........................   $43,962,492   $42,371,769
  Improvements to leased property ......................     9,158,009     9,158,009
  Fixtures and equipment ...............................       657,013       613,460
  Land .................................................     4,008,835     4,008,835
  Other ................................................       216,702       214,426
  Construction in progress .............................        68,520         4,100
                                                           -----------   -----------
                                                            58,071,571    56,370,599
  Less accumulated depreciation and amortization .......    25,704,058    24,607,468
                                                           -----------   -----------
    Property and equipment-net .........................    32,367,513    31,763,131
                                                           -----------   -----------
Current Assets:
  Cash and cash equivalents (Notes 10 and 11) ..........     2,951,013     1,003,130
  Marketable securities (Notes 1, 2 and 11) ............        44,653        43,741
  Receivables (Note 7) .................................       551,678       619,062
  Deferred income taxes (Notes 1 and 5) ................       107,000       112,000
  Security deposits ....................................        14,745          --
  Prepaid expenses .....................................     1,431,240     1,083,256
  Real estate taxes refundable .........................        82,769          --
                                                           -----------   -----------
    Total current assets ...............................     5,183,098     2,861,189
                                                           -----------   -----------
Other Assets:
  Deferred charges (Note 1) ............................     2,858,009     2,980,935
  Less accumulated amortization ........................     1,629,773     1,654,395
                                                           -----------   -----------
    Net ................................................     1,228,236     1,326,540
  Security deposits ....................................       701,455       663,358
  Unbilled receivables (Notes 1 and 7) .................     4,313,327     4,756,828
  Unbilled receivable-affiliated company (Notes 1 and 7)          --         181,937
  Receivables (Note 7) .................................       193,444       430,914
  Marketable securities (Notes 1, 2 and 11) ............     4,278,813     3,593,770
                                                           -----------   -----------
    Total other assets .................................    10,715,275    10,953,347
                                                           -----------   -----------

    TOTAL ASSETS .......................................   $48,265,886   $45,577,667
                                                           ===========   ===========

See Notes to Consolidated Financial Statements.


LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                             2002          2001
==================================================================================================
Long-Term Debt:
  Mortgages payable (Notes 3 and 11) .................................   $ 7,778,871   $ 7,331,449
  Other (Note 4) .....................................................       399,328       364,190
                                                                         -----------   -----------
    Total long-term debt .............................................     8,178,199     7,695,639
                                                                         -----------   -----------

Deferred Income Taxes (Notes 1 and 5) ................................     3,093,000     2,924,000
                                                                         -----------   -----------
Current Liabilities:
  Accounts payable ...................................................        55,605        29,324
  Payroll and other accrued liabilities (Note 8) .....................       808,807       680,746
  Income taxes payable (Notes 1 and 5) ...............................       747,268       200,689
  Other taxes payable ................................................         3,676         2,941
  Current portion of long-term debt-mortgages payable (Notes 3 and 11)       712,864       968,395
  Current portion of long-term debt-other (Note 4) ...................        14,745        43,333
                                                                         -----------   -----------
    Total current liabilities ........................................     2,342,965     1,925,428
                                                                         -----------   -----------
    Total liabilities ................................................    13,614,164    12,545,067
                                                                         -----------   -----------
Shareholders' Equity:
  Common stock, par value $1 each share (shares-5,000,000
   authorized; 2,178,297 issued) .....................................     2,178,297     2,178,297
  Additional paid in capital .........................................     3,346,245     3,346,245
  Unrealized gain on available-for-sale securities (Notes 1 and 2) ...       880,810       515,878
  Retained earnings ..................................................    29,306,722    28,052,532
                                                                         -----------   -----------
                                                                          35,712,074    34,092,952
  Less common stock held in treasury, at cost-145,017 shares at
   July 31, 2002 and at July 31, 2001 ................................     1,060,352     1,060,352
                                                                         -----------   -----------
    Total shareholders' equity .......................................    34,651,722    33,032,600
                                                                         -----------   -----------
Commitments (Notes 6 and 7) and Contingencies (Note 12)

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................   $48,265,886   $45,577,667
                                                                         ===========   ===========



J.W. MAYS, INC.


CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                Years Ended July 31,
                                                   --------------------------------------------
                                                        2002            2001            2000
===============================================================================================
Revenues
 Rental income (Notes 1 and 7) .................   $ 12,533,168    $ 11,281,344    $ 10,450,955
 Rental income--affiliated company (Note 7) ....        462,282         413,609         413,610
 Recovery of real estate taxes .................         68,974            --              --
                                                   ------------    ------------    ------------
   Total revenues ..............................     13,064,424      11,694,953      10,864,565
                                                   ------------    ------------    ------------

Expenses
 Real estate operating expenses (Note 6) .......      6,025,464       5,885,113       5,529,850
 Administrative and general expenses ...........      2,599,405       2,392,218       2,240,372
 Bad debts (recovery) (Notes 12 and 13) ........        483,050         (47,532)           --
 Depreciation and amortization (Note 1) ........      1,141,889       1,079,449       1,009,859
                                                   ------------    ------------    ------------
   Total expenses ..............................     10,249,808       9,309,248       8,780,081
                                                   ------------    ------------    ------------

Income from operations before investment income,
 interest expense and income taxes .............      2,814,616       2,385,705       2,084,484
                                                   ------------    ------------    ------------
Investment income and interest expense
 Investment income (Notes 1 and 2) .............        232,538         263,641         296,768
 Interest expense (Notes 3 and 10) .............        673,964         572,752         618,314
                                                   ------------    ------------    ------------
                                                       (441,426)       (309,111)       (321,546)
                                                   ------------    ------------    ------------
Income before income taxes .....................      2,373,190       2,076,594       1,762,938
Income taxes provided (Notes 1 and 5) ..........      1,119,000         786,000         697,000
                                                   ------------    ------------    ------------
Net income .....................................      1,254,190       1,290,594       1,065,938
Retained earnings, beginning of year ...........     28,052,532      26,761,938      25,696,000
                                                   ------------    ------------    ------------
Retained earnings, end of year .................   $ 29,306,722    $ 28,052,532    $ 26,761,938
                                                   ============    ============    ============

Income per common share (Note 1) ...............   $        .62    $        .62    $        .50

                                                   ============    ============    ============
Dividends per share ............................           --              --              --
                                                   ============    ============    ============
Average common shares outstanding ..............      2,033,280       2,066,390       2,118,908
                                                   ============    ============    ============

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                              Years Ended July 31,
                                                                   ----------------------------------------
                                                                       2002           2001          2000
===========================================================================================================
Net Income .....................................................   $ 1,254,190    $ 1,290,594   $ 1,065,938
                                                                   -----------    -----------   -----------
Other comprehensive income, net of tax
 Unrealized gain (loss) on available-for-sale securities, net of taxes (benefit) of $189,000, $233,000 and $(38,000)
 for the fiscal years 2002, 2001 and 2000, respectively ........       364,932        452,761       (73,881)
Reclassification adjustment ....................................       (18,595)           761       (26,734)
                                                                   -----------    -----------   -----------

Other comprehensive income (loss) ..............................       346,337        453,522      (100,615)
                                                                   -----------    -----------   -----------

Comprehensive income ...........................................   $ 1,600,527    $ 1,744,116   $   965,323
                                                                   ===========    ===========   ===========

See Notes to Consolidated Financial Statements.



J.W. MAYS, INC.


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years Ended July 31,
                                                           -----------------------------------------
                                                               2002           2001           2000
====================================================================================================
Cash Flows From Operating Activities
 Net income ............................................   $ 1,254,190    $ 1,290,594    $ 1,065,938
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Deferred income taxes ...............................       (15,000)       426,000        530,000
   Realized (gain) loss on marketable securities .......        17,705            761        (26,734)
   Impairment of marketable securities .................        49,890           --             --
   Depreciation and amortization .......................     1,141,889      1,079,449      1,009,859
   Amortization of deferred expenses ...................       259,671        228,746        214,139
   Other assets--deferred expenses .....................      (161,367)      (402,749)      (145,848)
               --unbilled receivables ..................       443,501        (21,713)      (311,698)
               --unbilled receivable--affiliated company       181,937        181,938        181,937
               --receivables ...........................       237,470           --           12,534

 Changes in:
  Receivables ..........................................        67,384       (834,104)       199,371
  Prepaid expenses .....................................      (347,984)       (77,977)       (44,665)
  Income taxes refundable ..............................          --             --           38,727
  Real estate taxes refundable .........................       (82,769)          --             --
  Accounts payable .....................................        26,281        (14,339)        13,935
  Payroll and other accrued liabilities ................       128,061        (75,914)       376,520
  Income taxes payable .................................       546,579        178,324         22,365
  Other taxes payable ..................................           735           (473)         1,209
                                                           -----------    -----------    -----------
    Net cash provided by operating activities ..........     3,748,173      1,958,543      3,137,589
                                                           -----------    -----------    -----------

Cash Flows From Investing Activities
 Acquisition of property and equipment .................    (1,746,271)    (3,288,175)    (1,778,229)
 Security deposits .....................................       (52,842)       (16,434)        (7,335)
 Marketable securities:
  Receipts from sales or maturities ....................       348,794        276,000        139,134
  Payments for purchases ...............................      (548,412)      (127,056)      (280,342)
                                                           -----------    -----------    -----------
    Net cash (used) by investing activities ............    (1,998,731)    (3,155,665)    (1,926,772)
                                                           -----------    -----------    -----------

Cash Flows From Financing Activities
 Borrowing--mortgage ...................................     1,200,000      2,300,000           --
 Increase--security deposits ...........................        49,883         11,955          2,687
 Payments--mortgage and other debt .....................    (1,051,442)    (1,127,035)      (917,765)
 Purchase of treasury stock ............................          --         (513,750)      (256,500)
                                                           -----------    -----------    -----------
    Net cash provided (used) by financing activities ...       198,441        671,170     (1,171,578)
                                                           -----------    -----------    -----------
 Net increase (decrease) in cash and cash equivalents ..     1,947,883       (525,952)        39,239
 Cash and cash equivalents at beginning of year ........     1,003,130      1,529,082      1,489,843
                                                           -----------    -----------    -----------
 Cash and cash equivalents at end of year ..............   $ 2,951,013    $ 1,003,130    $ 1,529,082
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

     ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Company's financial statements in accordance with GAAP requires management to make estimates that affect the reported consolidated statements of income and retained earnings, comprehensive income and the consolidated balance sheets and related disclosures. Significant estimates in these consolidated statements include allowances for uncollectible rent receivable and unbilled rent receivable. Actual results could differ from those estimates.

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

     MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining-balance method. Amortization of improvements to leased property is calculated over the shorter of the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

           Building and improvements ...........................   18-40 years
           Improvements to leased property .....................    3-40 years
           Fixtures and equipment ..............................    7-12 years
           Other ...............................................     3-5 years

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

     The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2002 and 2001, there were no impairments of its property and equipment.

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

     INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,033,280 in fiscal 2002, 2,066,390 in fiscal 2001 and 2,118,908 in fiscal 2000. The Company's adoption of FASB 128 "Earnings per Share" has had no effect on the computation of previously reported earnings per share.

2.   MARKETABLE SECURITIES:

     As of July 31, 2002 and 2001, the Company's marketable securities were classified as follows:


                                                 2002                                             2001
                           -----------------------------------------------   ----------------------------------------------
                                          GROSS        GROSS                               GROSS       GROSS
                                        UNREALIZED  UNREALIZED      FAIR                 UNREALIZED  UNREALIZED     FAIR
                              COST        GAINS       LOSSES       VALUE        COST       GAINS       LOSSES       VALUE
                           ----------   ----------   --------   ----------   ----------   --------    --------   ----------
Current:
Certificate of deposit ... $   44,653   $     --     $   --     $   44,653   $   43,741   $   --      $   --     $   43,741
                           ==========   ==========   ========   ==========   ==========   ========    ========   ==========
Non-current:
 Available-for-sale:
  Equity securities ...... $2,944,003   $1,334,810   $   --     $4,278,813   $2,812,892   $780,878    $   --     $3,593,770
                           ==========   ==========   ========   ==========   ==========   ========    ========   ==========



     Investment income for the years ended July 31, 2002, 2001 and 2000 consists of the following

                                       2002         2001         2000
                                    ---------    ---------    ---------
Interest income .................   $ 106,137    $  60,511    $  67,516
Dividend income .................     193,996      203,891      202,518
Gain (loss) on sale of securities     (67,595)        (761)      26,734
                                    ---------    ---------    ---------
  Total .........................   $ 232,538    $ 263,641    $ 296,768
                                    =========    =========    =========

3. LONG-TERM DEBT:

                                                               JULY 31, 2002             JULY 31, 2001
                                                          -----------------------   -----------------------
                                      CURRENT
                                       ANNUAL    FINAL       DUE           DUE          DUE         DUE
                                      INTEREST  PAYMENT     WITHIN        AFTER       WITHIN       AFTER
                                        RATE      DATE     ONE YEAR     ONE YEAR     ONE YEAR     ONE YEAR
                                      --------  -------   ----------   ----------   ----------   ----------
Mortgages:
 Jamaica, New York property ....   (a)     5%   4/01/07   $  266,667   $2,333,333   $  266,667   $2,600,000
 Jamaica, New York property ....   (b)  6.98%   8/01/06      145,257    3,240,406       74,623    2,225,377
 Jowein building, Brooklyn, N.Y    (c)     9%   3/31/05      123,220      243,872      112,727      367,092
 Fishkill, New York property ...   (d)  8.25%   7/01/04      105,275    1,961,260       96,965    2,066,535
 Circleville, Ohio property ....   (e)     7%   9/30/02       72,445         --        417,413       72,445
                                                          ----------   ----------   ----------   ----------
   Total .......................                          $  712,864   $7,778,871   $  968,395   $7,331,449
                                                          ==========   ==========   ==========   ==========


     (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The interest rate on the loan was 8.50% for a period of five (5) years and six (6) months, with such rate to change on the first day of the sixty-seventh (67th) month of the term to a rate equal to the then prime rate plus .25%, fixed for the balance of the term. As of April 1, 2002, the effective rate was reduced to 5.00% per annum. The loan is to become due and payable on the first day of the month following the expiration of ten (10) years and six (6) months from the closing date.

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

     The loan is structured in two phases:

          1.) A fifteen-month construction term with interest only on the amount owed at a floating rate per annum equal to the prime rate.

          2.) Upon completion of the renovations, the construction loan was converted to a ten (10) year second mortgage permanent loan on a fifteen
     (15) year level amortization, plus interest. The interest rate on the permanent loan during the first five (5) years is fixed at 6.98% per annum. The interest rate during the five (5) year renewal term is at a fixed rate per annum equal to 2.25% above the five (5) year Treasury Note Rate then in effect.

Payments are made, in arrears, on the first day of each and every month calculated (a) during the period of the construction loan, interest only, and
(b) during the ten (10) year period of the term loan, at the sum of the interest rate plus amortization sufficient to fully liquidate the loan over a fifteen
(15) year period. As additional collateral security, the Company will conditionally assign to the bank all leases and rents on the premises, or portions thereof, whether now existing or hereafter consummated. The Company has an option to prepay principal, in whole or in part, plus interest accrued thereon, at any time during the term, without premium or penalty. Other provisions of the loan agreement provide certain restrictions on the incurrence of indebtedness and the sale or transfer of the Company's ground lease interest in the premises. Both credit facilities will be subject to the bank's existing first position mortgage loan on the premises. On August 2, 2001, the Company took down the principal balance of the loan of $1,200,000.

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

     (d) On June 2, 1999, the existing first mortgage loan balance on the Fishkill, New York property was extended for a period of five years. Under the terms of the extension agreement the annual interest rate was reduced from 9% to 8.25% and the interest and principal payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period.

     (e) The mortgage loan, which is self-amortizing, matures September 30, 2002. The loan is payable at an annual interest rate of 7%. Under the terms of the loan, constant monthly payments, including interest and principal, are currently in the amount of $36,540. The final payment was made September 1, 2002.

     Maturities of long-term debt--mortgages payable outstanding at July 31, 2002, are as follows: Years ending July 31, 2003 (included in current liabilities), $712,864; 2004, $2,517,727; 2005, $542,756; 2006, $445,602; and
2007, $4,272,786.

4. LONG-TERM DEBT--OTHER:

     Long-Term debt-Other consists of the following:

                                 JULY 31, 2002         JULY 31, 2001
                            ---------------------   --------------------
                           DUE WITHIN   DUE AFTER  DUE WITHIN  DUE AFTER
                            ONE YEAR     ONE YEAR   ONE YEAR    ONE YEAR
                            --------     --------   --------    --------
Deferred compensation* ..   $   --       $   --      $ 43,333    $   --
Lease security deposits**     14,745      399,328       --       364,190
                            --------     --------   --------    --------
   Total ................   $ 14,745     $399,328   $ 43,333    $364,190
                            ========     ========   ========    ========

     Maturities of long-term debt-other, outstanding at July 31, 2002, are as follows: Years ending July 31, 2003 (included in current liabilities), $14,745; 2004, $6,539; 2005, $114,734; 2006, $63,023; 2007, $23,308, and thereafter,
$191,724.

---------

* In fiscal 1964, the Company entered into a deferred compensation agreement with Max L. Shulman, its then Chairman of the Board. The agreement, as amended, provided for $520,000 to be paid in monthly installments of $8,666.67 for a period of 60 months, payable upon the expiration of his employment, retirement or permanent disability as defined in the agreement, or death. Mr. Shulman retired December 31, 1996 and the monthly payments commenced January, 1997. The final payment was made December 13, 2001.

** Does not include three irrevocable letters of credit totaling $319,000 at July 31, 2002 and $291,500 at July 31, 2001, provided by three tenants.

5.   INCOME TAXES:

     Significant components of the Company's deferred tax assets and liabilities as of July 31, 2002 and 2001, are a result of temporary differences related to the items described as follows:


                                                               2002                           2001
                                                   ----------------------------   ----------------------------
                                                    DEFERRED        DEFERRED       DEFERRED        DEFERRED
                                                   TAX ASSETS   TAX LIABILITIES   TAX ASSETS   TAX LIABILITIES
                                                   ----------   ---------------   ----------   ---------------
Alternative minimum tax credit carryforward ....   $     --        $    --        $  197,888       $     --
Deferred compensation not currently deductible .         --             --            14,733             --
Rental income received in advance ..............       74,413           --            59,128             --
Unbilled receivables ...........................         --        1,466,531            --          1,679,180
Property and equipment .........................         --        1,180,645            --          1,160,513
Impairment of marketable securities ............       16,962           --              --               --
Unrealized gain on available-for-sale securities         --          453,835            --            265,499
Other ..........................................       23,636           --            21,443             --
                                                   ----------     ----------      ----------       ----------
                                                   $  115,011     $3,101,011      $  293,192       $3,105,192
                                                   ==========     ==========      ==========       ==========

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2002.

     Income taxes provided for the years ended July 31, 2002, 2001 and 2000 consist of the following:

                         2002           2001          2000
                     -----------    -----------   -----------
Current:
 Federal .........   $   675,900    $   202,900   $    29,600
 State and City ..       458,100        157,100       137,400
Deferred taxes ...       (15,000)       426,000       530,000
                     -----------    -----------   -----------
   Total provision   $ 1,119,000    $   786,000   $   697,000
                     ===========    ===========   ===========

     Components of the deferred tax provision for the years ended July 31, 2002, 2001 and 2000 consist of the following:


                                                       2002         2001         2000
                                                    ---------    ---------    ---------
Book depreciation over (under) tax depreciation .   $  20,132    $  45,941    $ (15,088)
Reduction (increase) of rental income received in
 advance ........................................     (15,285)      46,935      (92,652)
Increase (decrease) in unbilled receivables .....    (212,649)     (54,477)      44,119
Deferred compensation ...........................      14,733       35,360       35,360
Net operating loss carryforwards ................        --        192,056      571,506
Alternative minimum tax (benefit) ...............     197,888      158,926      (29,521)
(Decrease) in impairment of marketable securities     (16,962)        --           --
Other ...........................................      (2,857)       1,259       16,276
                                                    ---------    ---------    ---------
                                                    $ (15,000)   $ 426,000    $ 530,000
                                                    =========    =========    =========

Taxes provided for the years ended July 31, 2002, 2001 and 2000 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:


                                                  2002            2001            2000
                                              -----------     -----------     -----------
Income before income taxes ................   $ 2,662,158     $ 2,076,594     $ 1,762,937
Dividends received deduction ..............       (91,500)        (80,700)        (45,694)
Other-net .................................        10,200          11,424          44,522
                                              -----------     -----------     -----------
Adjusted pre-tax income ...................   $ 2,580,858     $ 2,007,318     $ 1,761,765
                                              ===========     ===========     ===========
Statutory rate ............................            34%             34%             34%
Income tax provision at statutory rate ....   $   877,500     $   682,420     $   599,000
State and City income taxes, net of federal
 income tax benefit .......................       241,500         103,580          98,000
                                              -----------     -----------     -----------
Income taxes provided .....................   $ 1,119,000     $   786,000     $   697,000
                                              ===========     ===========     ===========

     The Company's fiscal 2000 federal income tax liability of $30,000 was determined using the Alternative Minimum Tax ("AMT"), a separate parallel tax system. The excess of the AMT over the regular tax is a credit which can be carried forward indefinitely to reduce future regular tax liabilities. The Company had additional AMT credits from prior years. AMT credits totalling $197,888 and $158,926 were utilized to reduce the fiscal 2002 and 2001 regular federal tax liability. At July 31, 2002 the Company had utilized all of its available AMT credits.

6.   LEASES:

     The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 25 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years ended July 31, 2002 was exceeded by sublease rental income, as follows:

                                             2002         2001         2000
                                          ----------   ----------   ----------
Minimum rental expense ................   $1,163,427   $1,160,973   $1,158,749
Contingent rental expense .............    1,173,187    1,169,893    1,094,897
                                          ----------   ----------   ----------
                                           2,336,614    2,330,866    2,253,646
Sublease rental income ................    7,129,183    6,155,370    5,512,126
                                          ----------   ----------   ----------
   Excess of rental income over expense   $4,792,569   $3,824,504   $3,258,480
                                          ==========   ==========   ==========

     Rent expense paid to an affiliate principally owned by certain directors of the Company totaled $169,800 for fiscal year ended July 31, 2002, $165,300 for fiscal year ended July 31, 2001 and $160,800 for fiscal year ended July 31, 2000. Rent expense is recognized on a straight-line basis over the lives of the leases.

     Future minimum non-cancellable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

                                                           OPERATING
                                                             LEASES
                                                          ----------
               2003 ....................................  $1,139,869
               2004 ....................................   1,139,869
               2005 ....................................   1,127,612
               2006 ....................................   1,120,869
               2007 ....................................   1,120,869
               After 2007 ..............................   4,235,867
                                                          ----------
                   Total required* .....................  $9,884,955
                                                          ==========

* Minimum payments have not been reduced by minimum sublease rentals of $35,058,765 under operating leases due in the future under non-cancellable leases.

7.   RENTAL INCOME:

     Rental income for each of the fiscal years 2002, 2001 and 2000 is as follows:

                                          JULY 31,
                           ---------------------------------------
                               2002          2001          2000
                           -----------   -----------   -----------
Minimum rentals
  Company owned property   $ 5,260,341   $ 5,006,728   $ 4,890,946
  Operating leases .....     6,167,925     5,256,494     4,751,200
                           -----------   -----------   -----------
                            11,428,266    10,263,222     9,642,146
                           -----------   -----------   -----------
Contingent rentals
  Company owned property       605,926       532,855       461,493
  Operating leases .....       961,258       898,876       760,926
                           -----------   -----------   -----------
                             1,567,184     1,431,731     1,222,419
                           -----------   -----------   -----------
    Total ..............   $12,995,450   $11,694,953   $10,864,565
                           ===========   ===========   ===========

     Future minimum non-cancellable rental income for leases with initial or remaining terms of one year or more is as follows:

FISCAL                 COMPANY          OPERATING
YEAR                OWNED PROPERTY        LEASES           TOTAL
------               -----------       -----------      -----------
2003 ..............  $ 5,111,795       $ 5,691,022      $10,802,817
2004 ..............    4,494,669         5,078,560        9,573,229
2005 ..............    3,870,820         4,580,830        8,451,650
2006 ..............    3,352,038         4,247,218        7,599,256
2007 ..............    3,067,413         3,761,680        6,829,093
After 2007 ........   10,309,259         9,590,008       19,899,267
                     -----------       -----------      -----------
    Total .........  $30,205,994       $32,949,318      $63,155,312
                     ===========       ===========      ===========

     Rental income from an affiliate principally owned by certain directors of the Company totaled $462,282 for fiscal year 2002, $413,609 for fiscal year 2001 and $413,610 for fiscal year 2000. Rental income is recognized on a straight-line basis over the lives of the leases.

     Amounts due from the affiliated company are as follows:

                                                                  JULY 31,
                                                            --------------------
                                                              2002        2001
                                                            --------    --------
Unbilled receivables .....................................  $   --      $181,937

8.   PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities for the fiscal years ended July 31, 2002 and 2001 consist of the following:

                              2002       2001
                            --------   --------
Payroll .................   $119,088   $ 97,826
Interest ................     47,924     54,779
Professional fees .......    109,181     50,465
Rents received in advance    218,861    173,906
Utilities ...............     52,400     51,766
Brokers commissions .....     10,496    122,996
Construction costs ......    106,577     32,000
Other ...................    144,280     97,008
                            --------   --------
    Total ...............   $808,807   $680,746
                            ========   ========

9.   EMPLOYEES' RETIREMENT PLAN:

     The Company sponsors a noncontributory Money Purchase Plan covering substantially all of its employees. Operations were charged $255,840, $260,785 and $230,719 as contributions to the Plan for fiscal years 2002, 2001 and 2000, respectively.

10.  CASH FLOW INFORMATION:

     For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosure:

                                                      YEARS ENDED JULY 31,
                                                ------------------------------
                                                  2002       2001       2000
                                                --------   --------   --------
Interest paid, net of capitalized interest of
 $45,205 for fiscal year 2001. There was no
 capitalized interest for fiscal years 2002
 and 2000 ...................................   $680,820   $567,153   $623,688
Income taxes paid ...........................   $587,421   $181,676   $105,908

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

                                       JULY 31, 2002
                                   -----------------------
                                    CARRYING        FAIR
                                      VALUE        VALUE
                                   ----------   ----------
Cash and cash equivalents ......   $2,951,013   $2,951,013
Marketable securities ..........   $4,278,813   $4,278,813
Tenant security deposits .......   $  414,073   $  414,073
Long-term debt-mortgages payable   $8,491,735   $8,537,565

     Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

     The Company derives rental income from thirty-nine tenants, of which one tenant accounted for 15.96% and another tenant accounted for 15.73% of rental income during the year ended July 31, 2002. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2002.

================================================================================

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

13.  SUBSEQUENT EVENT:

     As of July 31, 2002, one of the retail tenants at the Company's Jamaica, New York location, under lease dated March 29, 1990 covering approximately 95,060 square feet, the lease subsequently amended and the space reduced to 81,242 square feet, is in arrears in the payment of fixed rent, additional rent and expenses of $163,009 for which the Company is seeking to terminate the lease. In addition, the Company has recorded as Unbilled Receivables the sum of $320,041 applicable to this tenant, for a combined total of $483,050.

     The tenant filed under Chapter 11 of the United States Bankruptcy Code on October 7, 2002. The tenant has not paid the amounts due and is in arrears on rent due for August through October. The Company has reason to believe that the tenant does not intend to pay such amounts and, therefore, has elected to write off the amount of fixed rent due of $136,704 and the additional rent and expenses of $26,305, plus the amount of the Unbilled Receivables of $320,041, for a combined total of $483,050.

     The unbilled receivables at July 31, 2002, a non-cash item, represents the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease.

J.W. MAYS, INC.

REPORT OF MANAGEMENT

================================================================================

     Management is responsible for the preparation and reliability of the financial statements and the other financial information in this Annual Report. Management has established systems of internal control over financial reporting designed to provide reasonable assurance that the financial records used for preparing financial statements are reliable and reflect the transactions of the Company and that established policies and procedures are carefully followed. The Company reviews, modifies and improves its system of internal controls in response to changes in operations.

     The Board of Directors, acting through the Audit Committee which is comprised solely of independent directors who are not employees of the Company, oversees the financial reporting process. The financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America and include amounts based on judgments and estimates made by management. Actual results could differ from amounts estimated.

     To ensure complete independence, D'Arcangelo & Co., LLP, the independent auditors, has full and free access to meet with the Audit Committee, without management representatives present, to discuss results of the audit, the adequacy of internal controls and the quality of financial reporting.


INDEPENDENT AUDITORS' REPORT

================================================================================

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2002 and 2001, and the related consolidated statements of income and retained earnings, comprehensive income and cash flows for the three years ended July 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 2002 and 2001, and the results of their operations and their cash flows for the three years ended July 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

D'ARCANGELO & CO., LLP
Purchase, New York
October 11, 2002


J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS

     (dollars in thousands except per share data)

                                                                             YEARS ENDED JULY 31,
                                                    -----------------------------------------------------------------------
                                                        2002           2001           2000           1999           1998
                                                    -----------    -----------    -----------    -----------    -----------
Revenues
 Rental income ..................................   $    12,533    $    11,281    $    10,451    $    10,250    $    10,249
 Rental income-affiliated company ...............           462            414            414            411            414
 Recovery of real estate taxes ..................            69           --             --             --            1,219
                                                    -----------    -----------    -----------    -----------    -----------
   Total revenues ...............................        13,064         11,695         10,865         10,661         11,882
                                                    -----------    -----------    -----------    -----------    -----------
Expenses
 Real estate operating expenses .................         6,025          5,885          5,530          5,312          5,416
 Administrative and general expenses ............         2,600          2,392          2,240          2,119          2,077
 Bad debts (recovery) ...........................           483            (48)          --              (17)           (53)
 Depreciation and amortization ..................         1,142          1,080          1,010          1,003          1,011
                                                    -----------    -----------    -----------    -----------    -----------
   Total expenses ...............................        10,250          9,309          8,780          8,417          8,451
                                                    -----------    -----------    -----------    -----------    -----------
Income from operations before
 investment income, interest expense and
 income taxes ...................................         2,814          2,386          2,085          2,244          3,431
                                                    -----------    -----------    -----------    -----------    -----------
Investment income and interest expense
 Investment income ..............................           233            264            297            278            269
 Interest expense ...............................           674            573            619            684            812
                                                    -----------    -----------    -----------    -----------    -----------
                                                           (441)          (309)          (322)          (406)          (543)
                                                    -----------    -----------    -----------    -----------    -----------
Income before income taxes ......................         2,373          2,077          1,763          1,838          2,888
Income taxes provided ...........................         1,119            786            697            674          1,050
                                                    -----------    -----------    -----------    -----------    -----------
Net Income ......................................   $     1,254    $     1,291    $     1,066    $     1,164    $     1,838
                                                    ===========    ===========    ===========    ===========    ===========
Net income per common share .....................   $       .62    $       .62    $       .50    $       .54    $       .86
                                                    ===========    ===========    ===========    ===========    ===========
Dividends per share .............................          --             --             --             --             --
                                                    ===========    ===========    ===========    ===========    ===========
Average common shares outstanding ...............     2,033,280      2,066,390      2,118,908      2,135,780      2,135,780
                                                    ===========    ===========    ===========    ===========    ===========


J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

================================================================================

FISCAL 2002 COMPARED TO FISCAL 2001

     Net income for the year ended July 31, 2002 amounted to $1,254,190, or $.62 per share, compared to net income for the year ended July 31, 2001 of $1,290,594, or $.62 per share.

     Revenues in the current year increased to $13,064,424 from $11,694,953 in the comparable 2001 fiscal year. The increase is primarily due to the leasing of 42,250 square feet to a tenant, at the Company's Jamaica, New York property. The lease commenced May 1, 2001. The increase is also due to increases in rent from two tenants at the Company's Jowein building in Brooklyn, New York. There was also a real estate tax refund on a portion of the Company's Brooklyn, New York property.

     Real estate operating expenses in the current year increased to $6,025,464 from $5,885,113 in the comparable 2001 year primarily due to an increase in real estate taxes, insurance and maintenance costs, partially offset by a decrease in utility costs.

     Administrative and general expenses in the current year increased to $2,599,405 from $2,392,218 in the comparable 2001 year primarily due to an increase in payroll, medical costs and legal and professional costs.

     Depreciation and amortization expense in the current year increased to $1,141,889 from $1,079,449 in the 2001 year primarily due to depreciation on the additional improvements to the Jamaica, New York property.

     Interest expense exceeded investment income by $441,426 in fiscal 2002 and by $309,111 in the comparable 2001 year. The increase was due to interest expense on the additional mortgage on the Jamaica, New York property and the write-down of $49,890 due to the impairment of the Company's investment in Enron Capital Resources Series A preferred stock offset in part by scheduled repayment of debt.

     The bad debt recovery in the amount of $47,532 in the year ended July 31, 2001 relates to the bad debt write-off of $424,011 in the 1996 fiscal year. See
Note 12 to the Consolidated Financial Statements. There was no comparable item in the 2002 year.

     A tenant filed under Chapter 11 of the United States Bankruptcy Code on October 7, 2002. The amount of $483,050 "bad-debt" represents the write off of fixed rent due of $136,704, the additional rent and expenses of $26,305 and unbilled receivables (a non-cash item) of $320,041, for the total of $483,050. See Note 13 to the Consolidated Financial Statements. There was no comparable item in the 2001 year.

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

================================================================================

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

     Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements. The Company's cash and cash equivalents amounted to $2,951,013 at July 31, 2002. The Company's rate of return on investments in preferred and common stock is 7.01% annualized, exclusive of unrealized gains.

     For the year ending July 31, 2002 the Company increased its cash flow by approximately $478,000 due to scheduled rental increases from existing tenants.

     The Company had obtained a judgment at a Trial Court in the New York State Court of Claims in the amount of $4,147,500, plus interest and legal fees, against the State of New York in connection with a condemnation by the State affecting a portion of the Fishkill, New York property. On appeal to the Appellate Division of the State of New York, the judgment was reversed and the award reduced to $24,105. The Company has made a motion to (1) increase the award and (2) obtain leave to appeal to the Court of Appeals.

     One tenant occupies the entire Circleville, Ohio property comprising a warehouse distribution building of approximately 193,000 square feet on approximately 11.66 acreage of land. The term of the lease terminated September 30, 2002. An extension and modification of lease (term and rental) for the entire premise has been negotiated and executed for three years to September 30, 2005. Tenant has the option to surrender up to 73,350 square feet of the 193,000 square feet, on/and after May 31, 2003.

     The Company had leased from an affiliate one of the stores which was closed in connection with its reorganization proceedings in 1982. The Company, by agreement with the affiliate, modified and assigned its lease to a third party. The agreement with the affiliate provides for certain monthly payments to be made to the Company through August 30, 2002, the termination date of the agreement. For the twelve months ending July 31, 2002, the Company received $462,282

     During fiscal 2002, the Company leased an additional 15,527 square feet primarily for retail use to an existing tenant in the Company's Brooklyn, New York property. Rent for the additional space commenced in April, 2002. The Company also leased an additional 5,460 square feet of office space to an existing tenant in the Company's Jowein building in Brooklyn, New York. Rent for the additional space commenced in June, 2002.

     The Company secured financing from a bank in the principal amount of $3,500,000 (see Note 3(b) to the Consolidated Financial Statements). As of July 31, 2001, the Company secured advances of $2,300,000 against the principal amount of the loan. On August 2, 2001, the Company took down the balance of the loan of $1,200,000 and immediately converted the loan in the principal amount of $3,500,000 to a ten (10) year second mortgage permanent loan at an interest rate during the first five (5) years at a fixed rate per annum of 6.98% (2.25% above the five (5) year Treasury Note Rate of 4.73%).

CASH FLOWS FROM OPERATING ACTIVITIES:

     Receivables: The Company's is due the amount of $430,914 as of July 31, 2002 as reimbursement for expenditures for renovations made on behalf of a tenant at the Jamaica, New York building. The amount of $430,914 is to be paid in installments through April, 2004. The original amount of the reimbursement was $1,591,753 of which 1,160,839 has been received. The Company is also due as reimbursement for expenditures made on behalf of a tenant at the Jowein building in Brooklyn, New York. The original amount of the reimbursement was $189,110 of which $158,236 has been received.

     Prepaid Expenses: Cash expenditures for the fiscal year ended July 31, 2002 increased by $519,436 compared to the fiscal year ended July 31, 2001, due to an increase in real estate taxes and insurance costs.

     Deferred Expenses: The Company had expenditures of $75,888 in connection with a condemnation by the State of New York affecting a portion of the Fishkill, New York property.

================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES:

     Capital Expenditures: The Company had expenditures of $435,891 to renovate office space for an existing tenant at its Jowein building in Brooklyn, New York for the fiscal year ended July 31, 2002. The total cost of this renovation will be reimbursed by the tenant through increased rental income. The renovations were completed in May, 2002. The Company also had expenditures of $765,949 for the fiscal year ended July 31, 2002 to renovate office space for an existing tenant in the same building. Of the $765,949 of expenditures $189,110 will be reimbursed by the tenant. The renovations were completed in July, 2002. The Company had expenditures of $68,500 as of July 31, 2002 for the upgrading of electrical service and the renovation of a portion of the exterior of its Brooklyn, New York building. The total cost will be approximately $627,000. The project is anticipated to be completed by December, 2002.

CASH FLOWS FROM FINANCING ACTIVITIES:

     Borrowing: Mortgage Debt - The Company secured financing from a bank of the principal amount of $3,500,000 (see Note 3(b) to the Consolidated Financial Statements). On August 2, 2001, the Company took down the balance of the loan of $1,200,000.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)


                                                   THREE MONTHS ENDED
                              -------------------------------------------------------------
                              OCT. 31, 2001   JAN. 31, 2002   APR. 30, 2002   JULY 31, 2002
                              -------------   -------------   -------------   -------------
Revenues ..................       $3,166          $3,179          $3,286         $3,433
Revenues less expenses ....          704             521             721            427
Net income ................          388             345             337            184
Net income per common share       $  .19          $  .17          $  .17         $  .09


                                                   THREE MONTHS ENDED
                              -------------------------------------------------------------
                              OCT. 31, 2000   JAN. 31, 2001   APR. 30, 2001   JULY 31, 2001
                              -------------   -------------   -------------   -------------
Revenues ..................       $2,737          $2,812          $2,855         $3,291
Revenues less expenses ....          487             243             434            913
Net income ................          313             134             294            550
Net income per common share       $  .15          $  .07          $  .14         $  .26


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

     Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2002 and 2001:

                                      SALES PRICE
                                    ---------------
THREE MONTHS ENDED                   HIGH      LOW
------------------                  -----    ------
October 31, 2001 .............      10.80     9.280
January 31, 2002 .............      14.90    10.000
April 30, 2002 ...............      13.00    11.500
July 31, 2002 ................      13.65    12.100

October 31, 2000 .............      14.00     8.500
January 31, 2001 .............      10.50     7.594
April 30, 2001 ...............      11.75     9.500
July 31, 2001 ................       9.95     9.500

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 18, 2002, the Company had approximately 3,500 shareholders of record.

J.W. MAYS, INC.


================================================================================

OFFICERS

Lloyd J. Shulman           Chairman of the Board, Chief Executive Officer and
                             President and Chief Operating Officer
Alex Slobodin              Executive Vice President and Treasurer
Mark Greenblatt            Vice President and Assistant Treasurer
Ward N. Lyke, Jr.          Vice President-Management Information Services
George Silva               Vice President-Operations
Salvatore Cappuzzo         Secretary

BOARD OF DIRECTORS
Lance D. Myers 1,2,3,4     From March 6, 2000 with the law firm of Holland &
                             Knight LLP. From February 1983 through March 5, 2000, with the law firm of Cullen and Dykman
Dean L. Ryder 2,3,4        President, Putnam County National Bank
Jack Schwartz 1,2,3,4      Private Consultant
Lloyd J. Shulman 1,3,4     Chairman of the Board, Chief Executive Officer and
                             President and Chief Operating Officer, J.W. Mays, Inc.
Sylvia W. Shulman 3,4      Retired
Lewis D. Siegel 2,3,4      First Vice President-Investments, Salomon Smith
                             Barney
Alex Slobodin 1,3          Executive Vice President and Treasurer, J.W. Mays,
                             Inc.

COMMITTEE ASSIGNMENTS KEY:
1  Member of Executive Committee
2  Member of Audit Committee
3  Member of Investment Advisory Committee
4  Member of Executive Compensation Committee

FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 2002, will be furnished without charge to shareholders upon written request to:
Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.

                      [This page intentionally left blank]

                      [This page intentionally left blank]