Form 10-K, Exhibit 13
period 2003-07-31
MAYS J W INC
filed 2003-10-16
CIK 54187

                                   EXHIBIT 13

            (COPY OF ANNUAL REPORT TO SHAREHOLDERS ATTACHED HERETO)

                        FISCAL YEAR ENDED JULY 31, 2003

===============================================================================

                                J.W. MAYS, INC.






                                                   ANNUAL REPORT

                                                       2003

                                             Year Ended July 31, 2003



===============================================================================

J.W. MAYS, INC.

CONTENTS

                                                          PAGE NO.
-------------------------------------------------------------------------------
Summary of Selected Financial Data                              2
The Company                                                     2
Message to Shareholders                                         3
Consolidated Balance Sheets                                   4-5
Consolidated Statements of Income and
Retained Earnings                                               6
Consolidated Statements of Comprehensive
Income                                                          6
Consolidated Statements of Cash Flows                           7
Notes to Consolidated Financial Statements                   8-15
Report of Management                                           16
Independent Auditors' Report                                   16
Five Year Summary of Consolidated Operations                   17
Management's Discussion and Analysis of
Financial Condition and Results of Operations               18-21
Controls and Procedures                                        21
Quarterly Financial Information (Unaudited)                    21
Common Stock and Dividend Information                          22
Officers and Directors                                         23



EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201-5805

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038-4502

SPECIAL COUNSEL
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189

INDEPENDENT AUDITORS
D'Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, November 25, 2003, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                       2003      2002      2001      2000      1999
-----------------------------------------------------------------------------------------------------
Rental Income                                         $13,120   $12,533   $11,281   $10,451   $10,250
Rental Income -- Affiliated Company                        70       462       414       414       411
Recovery of Real Estate Taxes                           --           69     --        --        --
-----------------------------------------------------------------------------------------------------
Total Revenues                                         13,190    13,064    11,695    10,865    10,661
-----------------------------------------------------------------------------------------------------
Net Income                                              1,147     1,254     1,291     1,066     1,164
-----------------------------------------------------------------------------------------------------
Real Estate-Net                                        33,171    32,094    31,525    29,339    28,586
-----------------------------------------------------------------------------------------------------
Total Assets                                           48,346    48,266    45,578    42,485    41,657
-----------------------------------------------------------------------------------------------------
Long-Term Debt:
    Mortgages Payable                                   5,261     7,779     7,332     6,000     6,440
    Other                                                 569       399       364       362       491
                                                      -------   -------   -------   -------   -------
        Total                                           5,830     8,178     7,696     6,362     6,931
-----------------------------------------------------------------------------------------------------
Shareholders' Equity                                   35,705    34,652    33,033    31,803    31,067
-----------------------------------------------------------------------------------------------------
Net Income Per Common Share                           $   .57   $   .62   $   .62   $   .50   $   .54
-----------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share                       --        --        --        --        --
-----------------------------------------------------------------------------------------------------

Average common shares outstanding for fiscal 2003, 2,026,855; 2002, 2,033,280; 2001, 2,066,390; 2000, 2,118,908; 1999, 2,135,780.

THE COMPANY
--------------------------------------------------------------------------------

    J.W. Mays, Inc. was founded in 1924 and incorporated under the laws of the State of New York on July 6, 1927.

    The Company operates a number of commercial real estate properties located in Brooklyn and Jamaica in New York City, in Levittown and Massapequa, Long Island, New York, in Fishkill, Dutchess County, New York and in Circleville, Ohio. The major portion of these properties is owned and the balance is leased. A substantial percentage of these properties are leased to tenants while the remainder is available for lease.

    More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2003.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:
--------------------------------------------------------------------------------

    The financial position of our Company continued to improve in the fiscal year ended July 31, 2003 with profits earned in each of the four quarters.

    In fiscal 2003 our revenues were $13,189,989 compared to $13,064,424 in the 2002 fiscal year. Net income for fiscal 2003 was $1,147,031, or $.57 per share. This compares to net income of $1,254,190, or $.62 per share for fiscal 2002.

    During fiscal 2003, the Company leased 10,904 square feet primarily for warehouse use to an existing tenant in the Company's Brooklyn, New York property. Rent for this additional space commenced in April 2003. In addition, the Company leased 22,192 square feet for office use in the same building. The Company also leased 8,300 square feet for office use to two tenants in the Company's Jowein building in Brooklyn, New York. Rent for these three tenants is anticipated to commence in December 2003 for two tenants, and February 2004 for the other tenant. To replace a retail store which vacated the Jamaica, New York location in March 2003, the Company divided the space into three retail stores, of which two have been leased. Rent commenced in September 2003.

    We are continuing to actively pursue government agencies and prospective corporate tenants which may be seeking office or retail space in our properties.

    With profound regret and a deep sense of loss, we record the death of Alex Slobodin, Executive Vice President and Treasurer of our Company, who had served our Company with unselfish devotion and deep understanding for many, many years.

    I believe our Company is well-positioned to continue its growth, and I want to thank the personnel of Mays and our Board colleagues for their continuing commitment and support.

/s/ Lloyd J. Shulman
Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 10, 2003

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2003 and 2002
ASSETS

                                                                 2003            2002
------------------------------------------------------------------------------------------

Property and Equipment-at cost (Notes 1 and 3):
    Buildings and improvements..............................  $46,181,865      $43,962,492
    Improvements to leased property.........................    9,158,009        9,158,009
    Fixtures and equipment..................................      694,520          657,013
    Land....................................................    4,008,835        4,008,835
    Other...................................................      242,538          216,702
    Construction in progress................................       62,436           68,520
                                                              -----------      -----------
                                                               60,348,203       58,071,571
    Less accumulated depreciation and amortization..........   26,865,819       25,704,058
                                                              -----------      -----------
        Property and equipment-net..........................   33,482,384       32,367,513
                                                              -----------      -----------

Current Assets:
    Cash and cash equivalents (Notes 9 and 10)..............    1,862,444        2,951,013
    Marketable securities (Notes 1, 2 and 10)...............       45,111           44,653
    Receivables (Note 6)....................................      433,495          551,678
    Income taxes refundable (Notes 1 and 4).................      210,382          --
    Deferred income taxes (Notes 1 and 4)...................      116,000          107,000
    Security deposits.......................................       20,836           14,745
    Prepaid expenses........................................    1,562,998        1,431,240
    Real estate taxes refundable............................      --                82,769
                                                              -----------      -----------
        Total current assets................................    4,251,266        5,183,098
                                                              -----------      -----------

Other Assets:
    Deferred charges (Note 1)...............................    3,018,471        2,858,009
    Less accumulated amortization...........................    1,682,714        1,629,773
                                                              -----------      -----------
        Net.................................................    1,335,757        1,228,236
    Security deposits.......................................      872,436          701,455
    Unbilled receivables (Note 1)...........................    4,247,812        4,313,327
    Receivables (Note 6)....................................      --               193,444
    Marketable securities (Notes 1, 2 and 10)...............    4,155,891        4,278,813
                                                              -----------      -----------
        Total other assets..................................   10,611,896       10,715,275
                                                              -----------      -----------

        TOTAL ASSETS........................................  $48,345,546      $48,265,886
                                                              -----------      -----------
                                                              -----------      -----------

See Notes to Consolidated Financial Statements.

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 2003          2002
---------------------------------------------------------------------------------------

Long-Term Debt:
    Mortgages payable (Notes 3 and 10)......................  $ 5,261,146   $ 7,778,871
    Security deposits payable...............................      568,421       399,328
                                                              -----------   -----------
        Total long-term debt................................    5,829,567     8,178,199
                                                              -----------   -----------

Deferred Income Taxes (Notes 1 and 4).......................    3,135,000     3,093,000
                                                              -----------   -----------

Current Liabilities:
    Accounts payable........................................       46,829        55,605
    Payroll and other accrued liabilities (Note 7)..........    1,085,981       808,807
    Income taxes payable (Notes 1 and 4)....................      --            747,268
    Other taxes payable.....................................        4,264         3,676
    Current portion of mortgages payable (Notes 3 and 10)...    2,517,725       712,864
    Current portion of security deposits payable............       20,836        14,745
                                                              -----------   -----------
        Total current liabilities...........................    3,675,635     2,342,965
                                                              -----------   -----------

        Total liabilities...................................   12,640,202    13,614,164
                                                              -----------   -----------

Shareholders' Equity:
    Common stock, par value $1 each share (shares-5,000,000
      authorized; 2,178,297 issued).........................    2,178,297     2,178,297
    Additional paid in capital..............................    3,346,245     3,346,245
    Unrealized gain on available-for-sale securities (Notes
      1 and 2)..............................................    1,014,901       880,810
    Retained earnings.......................................   30,453,753    29,306,722
                                                              -----------   -----------
                                                               36,993,196    35,712,074
    Less common stock held in treasury, at cost-162,517
      shares at July 31, 2003 and 145,017 shares at July 31,
      2002 (Note 11)........................................    1,287,852     1,060,352
                                                              -----------   -----------
        Total shareholders' equity..........................   35,705,344    34,651,722
                                                              -----------   -----------

Commitments (Notes 5 and 6) and Contingencies (Note 12)

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........  $48,345,546   $48,265,886
                                                              -----------   -----------
                                                              -----------   -----------

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2003          2002          2001
-----------------------------------------------------------------------------------------------------
Revenues
  Rental income (Notes 1 and 6).............................  $13,120,360   $12,533,168   $11,281,344
  Rental income-affiliated company (Note 6).................       69,629       462,282       413,609
  Recovery of real estate taxes.............................      --             68,974       --
                                                              -----------   -----------   -----------
      Total revenues........................................   13,189,989    13,064,424    11,694,953
                                                              -----------   -----------   -----------
Expenses
  Real estate operating expenses (Note 5)...................    6,914,941     6,025,464     5,885,113
  Administrative and general expenses.......................    2,929,578     2,599,405     2,392,218
  Bad debts (recovery) (Note 12)............................     (163,009)      483,050       (47,532)
  Depreciation and amortization (Note 1)....................    1,201,119     1,141,889     1,079,449
                                                              -----------   -----------   -----------
      Total expenses........................................   10,882,629    10,249,808     9,309,248
                                                              -----------   -----------   -----------
Income from operations before investment income, interest
  expense, other expenses and income taxes..................    2,307,360     2,814,616     2,385,705
                                                              -----------   -----------   -----------
Investment income, interest expense and other expenses:
  Loss on disposition of asset..............................      (80,301)      --            --
  Investment income (Notes 1 and 2).........................      300,287       232,538       263,641
  Investment expense (Notes 3 and 9)........................     (548,315)     (673,964)     (572,752)
                                                              -----------   -----------   -----------
                                                                 (328,329)     (441,426)     (309,111)
                                                              -----------   -----------   -----------
Income before income taxes..................................    1,979,031     2,373,190     2,076,594
Income taxes provided (Notes 1 and 4).......................      832,000     1,119,000       786,000
                                                              -----------   -----------   -----------
Net income..................................................    1,147,031     1,254,190     1,290,594
Retained earnings, beginning of year........................   29,306,722    28,052,532    26,761,938
                                                              -----------   -----------   -----------
Retained earnings, end of year..............................  $30,453,753   $29,306,722   $28,052,532
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Income per common share (Note 1)............................  $       .57   $       .62   $       .62
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Dividends per share.........................................      --            --            --
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Average common shares outstanding...........................    2,026,855     2,033,280     2,066,390
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2003          2002          2001
-----------------------------------------------------------------------------------------------------
Net income..................................................  $ 1,147,031   $ 1,254,190   $ 1,290,594
                                                              -----------   -----------   -----------
Other comprehensive income, net of tax
  Unrealized gain on available-for-sale securities, net of
  taxes of $94,000, $189,000 and $233,000 for the fiscal
  years 2003, 2002 and 2001, respectively...................      134,091       364,932       452,761
Reclassification adjustment.................................       (2,696)      (18,595)          761
                                                              -----------   -----------   -----------
Other comprehensive income..................................      131,395       346,337       453,522
                                                              -----------   -----------   -----------
Comprehensive income........................................  $ 1,278,426   $ 1,600,527   $ 1,744,116
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2003          2002          2001
-----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income................................................  $ 1,147,031   $ 1,254,190   $ 1,290,594
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Deferred income taxes.................................      (61,000)      (15,000)      426,000
      Realized loss on marketable securities................        2,696        17,705           761
      Impairment of marketable securities...................      --             49,890       --
      Depreciation and amortization.........................    1,201,119     1,141,889     1,079,449
      Amortization of deferred expenses.....................      446,019       259,671       228,746
      Other assets -- deferred expenses.....................     (553,540)     (161,367)     (402,749)
                  -- unbilled receivables...................       65,515       443,501       (21,713)
                  -- unbilled receivable -- affiliated
                     company................................      --            181,937       181,938
                  -- receivables............................      193,444       237,470       --
Changes in:
  Receivables...............................................      118,183        67,384      (834,104)
  Prepaid expenses..........................................     (131,758)     (347,984)      (77,977)
  Income taxes refundable...................................     (210,382)      --            --
  Real estate taxes refundable..............................       82,769       (82,769)      --
  Accounts payable..........................................       (8,776)       26,281       (14,339)
  Payroll and other accrued liabilities.....................      277,174       128,061       (75,914)
  Income taxes payable......................................     (747,268)      546,579       178,324
  Other taxes payable.......................................          588           735          (473)
                                                              -----------   -----------   -----------
      Net cash provided by operating activities.............    1,821,814     3,748,173     1,958,543
                                                              -----------   -----------   -----------
Cash Flows From Investing Activities
  Acquisition of property and equipment.....................   (2,315,990)   (1,746,271)   (3,288,175)
  Security deposits.........................................     (177,072)      (52,842)      (16,434)
  Marketable securities:
      Receipts from sales or maturities.....................      420,817       348,794       276,000
      Payments for purchases................................      (72,958)     (548,412)     (127,056)
                                                              -----------   -----------   -----------
        Net cash (used) by investing activities.............   (2,145,203)   (1,998,731)   (3,155,665)
                                                              -----------   -----------   -----------
Cash Flows From Financing Activities
  Borrowing -- mortgage.....................................      --          1,200,000     2,300,000
  Increase -- security deposits.............................      175,184        49,883        11,955
  Payments -- mortgage and other debt.......................     (712,864)   (1,051,442)   (1,127,035)
  Purchase of treasury stock................................     (227,500)      --           (513,750)
                                                              -----------   -----------   -----------
      Net cash provided (used) by financing activities......     (765,180)      198,441       671,170
                                                              -----------   -----------   -----------
  Net increase (decrease) in cash and cash equivalents......   (1,088,569)    1,947,883      (525,952)
  Cash and cash equivalents at beginning of year............    2,951,013     1,003,130     1,529,082
                                                              -----------   -----------   -----------
  Cash and cash equivalents at end of year..................  $ 1,862,444   $ 2,951,013   $ 1,003,130
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

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

    ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America ('GAAP'). The preparation of the Company's financial statements in accordance with GAAP requires management to make estimates that affect the reported consolidated statements of income and retained earnings, comprehensive income and the consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

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

    MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2003.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining-balance method. Amortization of improvements to leased property is calculated over the shorter of the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

Building and improvements...................................       18-40 years
Improvements to leased property.............................        3-40 years
Fixtures and equipment......................................        7-12 years
Other.......................................................         3-5 years

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

    The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2003 and 2002, there were no impairments of its property and equipment.

    COMPREHENSIVE INCOME: SFAS No. 130, 'Reporting Comprehensive Income', establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. Comprehensive income is defined to include all changes in equity except those resulting from investments by and distributions to shareholders.

--------------------------------------------------------------------------------

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

    INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,026,855 in fiscal 2003, 2,033,280 in fiscal 2002 and 2,066,390 in fiscal 2001.

2. MARKETABLE SECURITIES:

    As of July 31, 2003 and 2002, the Company's marketable securities were classified as follows:

                                                     2003                                                2002
                       --------------------------------------------------   ----------------------------------------------
                                       GROSS         GROSS                                  GROSS        GROSS
                                    UNREALIZED    UNREALIZED       FAIR                   UNREALIZED   UNREALIZED     FAIR
                           COST        GAINS        LOSSES        VALUE         COST        GAINS        LOSSES       VALUE
                           ----        -----        ------        -----         ----        -----        ------       -----
Current:
 Held-to-Maturity:
   Certificate of
    deposit...........  $   45,111  $   --        $   --        $   45,111   $   44,653   $   --       $   --       $   44,653
                        ----------  ----------    ----------    ----------   ----------   ----------   ----------   ----------
                        ----------  ----------    ----------    ----------   ----------   ----------   ----------   ----------

Non-current:
 Available-for-sale:
   Equity securities... $2,592,990  $1,562,901    $   --        $4,155,891   $2,944,003   $1,334,810   $   --       $4,278,813
                        ----------  ----------    ----------    ----------   ----------   ----------   ----------   ----------
                        ----------  ----------    ----------    ----------   ----------   ----------   ----------   ----------

    Investment income for the years ended July 31, 2003, 2002 and 2001 consists of the following:

                                                 2003       2002       2001
                                                 ----       ----       ----
Interest income..............................  $ 99,094   $106,137   $ 60,511
Dividend income..............................   203,889    193,996    203,891
(Loss) on sale of securities.................    (2,696)   (67,595)      (761)
                                               --------   --------   --------
    Total....................................  $300,287   $232,538   $263,641
                                               --------   --------   --------
                                               --------   --------   --------

--------------------------------------------------------------------------------

3. LONG-TERM DEBT:

                                                                   JULY 31, 2003            July 31, 2002
                                         Current              -----------------------   ---------------------
                                          Annual     Final       DUE          DUE         Due         Due
                                         Interest   Payment     WITHIN       AFTER       Within      After
                                           Rate      Date      ONE YEAR     ONE YEAR    One Year    One Year
                                           ----      ----      --------     --------    --------    --------
Mortgages:
  Jamaica, New York property......  (a)  5     %    4/01/07   $  266,666   $2,066,667   $266,667   $2,333,333
  Jamaica, New York property......  (b)  6.98  %    8/01/06      155,110    3,085,296   145,257     3,240,406
  Jowein building, Brooklyn, NY...  (c)  9     %    3/31/05      134,689      109,183   123,220       243,872
  Fishkill, New York property.....  (d)  8.25  %    7/01/04    1,961,260       --       105,275     1,961,260
  Circleville, Ohio property......  (e)  7     %    9/30/02       --           --        72,445        --
                                                              ----------   ----------   --------   ----------
    Total.........................                            $2,517,725   $5,261,146   $712,864   $7,778,871
                                                              ----------   ----------   --------   ----------
                                                              ----------   ----------   --------   ----------

    (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The interest rate on the loan was 8.50% for a period of five (5) years. As of April 1, 2002, the effective rate was reduced to 5.00% per annum. The outstanding balance of the loan, totaling $1,355,555, will become due and payable on April 1, 2007.

    (b) The Company, on December 13, 2000, closed a loan with a bank in the amount of $3,500,000. The loan is secured by a second position leasehold mortgage covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The loan proceeds were utilized by the Company toward its costs of capital improvements of the premises in connection with the Company's lease of 42,250 square feet of a floor in the building to the State of New York.

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

    (c) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. Effective April 1, 2000, the maturity date of the mortgage, which was scheduled to be on March 31, 2000, was extended to March 31, 2005. The interest rate remained at 9%. During

--------------------------------------------------------------------------------
the extended period the constant quarterly payments of interest and principal increased from $37,263 to $38,044. The mortgage loan is self-amortizing.

    (d) On June 2, 1999, the existing first mortgage loan balance on the Fishkill, New York property was extended for a period of five years. Under the terms of the extension agreement the annual interest rate was reduced from 9% to 8.25% and the interest and principal payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period.

    (e) The mortgage loan, which was self-amortizing, matured September 30, 2002. The final payment was made September 1, 2002.

    Maturities of long-term debt-mortgages payable outstanding at July 31, 2003, are as follows: Years ending July 31, 2004 (included in current liabilities), $2,517,725; 2005, $542,757; 2006, $445,604; and 2007, $4,272,785.

4. INCOME TAXES:

    Significant components of the Company's deferred tax assets and liabilities as of July 31, 2003 and 2002 are a result of temporary differences related to the items described as follows:

                                                               2003                           2002
                                                   ----------------------------   ----------------------------
                                                    DEFERRED       DEFERRED        Deferred       Deferred
                                                   TAX ASSETS   TAX LIABILITIES   Tax Assets   Tax Liabilities
                                                   ----------   ---------------   ----------   ---------------
Rental income received in advance................   $ 83,833      $  --            $ 74,413      $  --
Unbilled receivables.............................     --           1,444,256         --           1,466,531
Property and equipment...........................     --           1,151,439         --           1,180,645
Impairment of marketable securities..............     16,962         --              16,962         --
Unrealized gain on available-for-sale
  securities.....................................     --             531,386         --             453,835
Other............................................     15,205           7,919         23,636         --
                                                    --------      ----------       --------      ----------
                                                    $116,000      $3,135,000       $115,011      $3,101,011
                                                    --------      ----------       --------      ----------
                                                    --------      ----------       --------      ----------

    The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2003.

    Income taxes provided for the years ended July 31, 2003, 2002 and 2001 consist of the following:

                                                                           2003        2002        2001
                                                                           ----        ----        ----
                Current:
                  Federal..............................................  $586,000   $  675,900   $202,900
                  State and City.......................................   307,000      458,100    157,100
                Deferred taxes.........................................   (61,000)     (15,000)   426,000
                                                                         --------   ----------   --------
                    Total provision....................................  $832,000   $1,119,000   $786,000
                                                                         --------   ----------   --------
                                                                         --------   ----------   --------

--------------------------------------------------------------------------------

    Components of the deferred tax provision for the years ended July 31, 2003, 2002 and 2001 consist of the following:

                                                                              2003       2002        2001
                                                                              ----       ----        ----
                Book depreciation over (under) tax depreciation..........   $(29,206)  $  20,132   $ 45,941
                Reduction (increase) of rental income received in
                  advance................................................    ( 9,420)    (15,285)    46,935
                (Decrease) in unbilled receivables.......................    (22,275)   (212,649)   (54,477)
                Deferred compensation....................................         --      14,733     35,360
                Net operating loss carryforwards.........................         --          --    192,056
                Alternative minimum tax..................................         --     197,888    158,926
                Impairment of marketable securities......................         --     (16,962)        --
                Other....................................................        (99)     (2,857)     1,259
                                                                            --------   ---------   --------
                                                                            $(61,000)  $ (15,000)  $426,000
                                                                            --------   ---------   --------
                                                                            --------   ---------   --------

    Taxes provided for the years ended July 31, 2003, 2002 and 2001 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

                                                                         2003         2002         2001
                                                                         ----         ----         ----
                Income before income taxes..........................  $1,979,033   $2,373,190   $2,076,594
                Dividends received deduction........................    (103,600)     (91,500)     (80,700)
                Other-net...........................................       8,000       10,200       11,424
                                                                      ----------   ----------   ----------
                Adjusted pre-tax income.............................  $1,883,433   $2,291,890   $2,007,318
                                                                      ----------   ----------   ----------
                                                                      ----------   ----------   ----------
                Statutory rate......................................          34%          34%          34%
                Income tax provision at statutory rate..............  $  640,370   $  779,250   $  682,420
                State and City income taxes, net of federal income
                  tax benefit.......................................     191,630      339,750      103,580
                                                                      ----------   ----------   ----------
                Income taxes provided...............................  $  832,000   $1,119,000   $  786,000
                                                                      ----------   ----------   ----------
                                                                      ----------   ----------   ----------

    The Company had Alternative Minimum Tax ('AMT') credits available to reduce its regular tax liabilities. AMT credits totaling $197,888 and $158,926 were utilized to reduce the fiscal 2002 and 2001 regular federal tax liabilities. As of July 31, 2002, the Company had utilized all of its available AMT credits.

5. LEASES:

    The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 24 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

    Rental expense for leased real property for each of the three fiscal years ended July 31, 2003 was exceeded by sublease rental income, as follows:

                                                                         2003         2002         2001
                                                                         ----         ----         ----
                Minimum rental expense..............................  $1,164,109   $1,163,427   $1,160,973
                Contingent rental expense...........................   1,164,601    1,173,187    1,169,893
                                                                      ----------   ----------   ----------
                                                                       2,328,710    2,336,614    2,330,866
                Sublease rental income..............................   7,121,713    7,129,183    6,155,370
                                                                      ----------   ----------   ----------
                    Excess of sublease income over expense..........  $4,793,003   $4,792,569   $3,824,504
                                                                      ----------   ----------   ----------
                                                                      ----------   ----------   ----------

--------------------------------------------------------------------------------

    Rent expense paid to an affiliate principally owned by certain directors of the Company totaled $169,800 for fiscal year ended July 31, 2003 and 2002, and $165,300 for fiscal year ended July 31, 2001. Rent expense is recognized on a straight-line basis over the lives of the leases.

    Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

                Fiscal                                                               OPERATING
                 Year                                                                  LEASES
                 ----                                                                  ------
                 2004  ............................................................  $1,142,244
                 2005  ............................................................   1,129,987
                 2006  ............................................................   1,123,244
                 2007  ............................................................   1,123,244
                 2008  ............................................................   1,123,244
                After 2008.........................................................   3,121,925
                                                                                     ----------
                        Total required*............................................  $8,763,888
                                                                                     ----------
                                                                                     ----------

    * Minimum payments have not been reduced by minimum sublease rentals of $37,768,256 under operating leases due in the future under non-cancellable leases.

6. RENTAL INCOME:

    Rental income for each of the fiscal years 2003, 2002 and 2001 is as follows:

                                                                                  July 31,
                                                                   ---------------------------------------
                                                                      2003          2002          2001
                                                                      ----          ----          ----
                Minimum rentals
                    Company owned property.......................  $ 5,288,068   $ 5,260,341   $ 5,006,728
                    Operating leases.............................    6,178,459     6,167,925     5,256,494
                                                                   -----------   -----------   -----------
                                                                    11,466,527    11,428,266    10,263,222
                                                                   -----------   -----------   -----------
                Contingent rentals
                    Company owned property.......................      780,208       605,926       532,855
                    Operating leases.............................      943,254       961,258       898,876
                                                                   -----------   -----------   -----------
                                                                     1,723,462     1,567,184     1,431,731
                                                                   -----------   -----------   -----------
                        Total....................................  $13,189,989   $12,995,450   $11,694,953
                                                                   -----------   -----------   -----------
                                                                   -----------   -----------   -----------

    Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

                FISCAL                                               COMPANY         LEASED
                 YEAR                                            OWNED PROPERTY     PROPERTY        TOTAL
                 ----                                            --------------     --------        -----
                 2004  ........................................    $ 5,266,742     $ 6,385,144   $11,651,886
                 2005  ........................................      4,467,047       5,611,170    10,078,217
                 2006  ........................................      3,948,265       5,277,558     9,225,823
                 2007  ........................................      3,663,641       4,792,019     8,455,660
                 2008  ........................................      3,655,728       4,022,255     7,677,983
                After 2008.....................................     10,107,269      11,680,110    21,787,379
                                                                   -----------     -----------   -----------
                        Total..................................    $31,108,692     $37,768,256   $68,876,948
                                                                   -----------     -----------   -----------
                                                                   -----------     -----------   -----------

    Rental income from an affiliate principally owned by certain directors of the Company totaled $69,629 for fiscal year 2003, $462,282 for fiscal year 2002 and $413,609 for fiscal year 2001. The lease with the affiliate
                                                                              13

--------------------------------------------------------------------------------
ended in August 2002 and was not renewable. Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

    Payroll and other accrued liabilities for the fiscal years ended July 31, 2003, and 2002 consist of the following:

                                                                                 2003        2002
                                                                                 ----        ----
                Payroll.....................................................  $  123,645   $119,088
                Interest....................................................      44,245     47,924
                Professional fees...........................................      81,000    109,181
                Rents received in advance...................................     246,567    218,861
                Utilities...................................................      50,340     52,400
                Brokers commissions.........................................     357,096     10,496
                Construction costs..........................................      29,495    106,577
                Other.......................................................     153,593    144,280
                                                                              ----------   --------
                        Total...............................................  $1,085,981   $808,807
                                                                              ----------   --------
                                                                              ----------   --------

8. EMPLOYEE'S RETIREMENT PLAN:

    The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its employees. Operations were charged $271,089, $255,840, and $260,785 as contributions to the Plan for fiscal years 2003, 2002 and 2001, respectively.

9. CASH FLOW INFORMATION:

    For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

    Supplemental disclosures:

                                                                               Years Ended July 31,
                                                                         --------------------------------
                                                                            2003        2002       2001
                                                                            ----        ----       ----
                Interest paid, net of capitalized interest of $45,205
                  for fiscal year 2001. There was no capitalized
                  interest for fiscal years 2003 and 2002..............  $  546,994   $680,820   $567,153
                Income taxes paid......................................  $1,850,650   $587,421   $181,676

10. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS:

    The following disclosure of estimated fair value was determined by the Company, using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.

    The Company estimates the fair value of its financial instruments using the following methods and assumptions: (i) quoted market prices, when available, are used to estimate the fair value of investments in marketable debt and equity securities: (ii) discounted cash flow analyses are used to estimate the fair value of long-term debt, using the Company's estimate of current interest rates for similar debt; and (iii) carrying amounts
14

--------------------------------------------------------------------------------
in the balance sheet approximate fair value for cash and cash equivalents and tenant security deposits due to their high liquidity.

                                                           JULY 31, 2003
                                                      -----------------------
                                                       CARRYING       FAIR
                                                        VALUE        VALUE
                                                        -----        -----
Cash and cash equivalents...........................  $1,862,444   $1,862,444
Marketable securities...............................  $4,201,002   $4,201,002
Tenant security deposits............................  $  589,257   $  589,257
Long-term debt-mortgage payable.....................  $7,778,871   $8,345,040

    Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

    The Company derives rental income from thirty-nine tenants, of which one tenant accounted for 18.27% and another tenant accounted for 15.39% of rental income during the year ended July 31, 2003. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2003.

    The Company has three irrevocable letters of credit totaling $319,000 at July 31, 2003 and July 31, 2002, provided by three tenants.

11. CAPITALIZATION:

    The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2003 and 145,017 shares at July 31, 2002. During 2003, 17,500 shares of treasury stock were purchased for $227,500.

12. CONTINGENCIES:

    Jamesway Corporation ('Jamesway'), which occupied retail space in the Fishkill, New York property and whose lease extended to January 31, 2005, filed for relief under Chapter 11 of the Bankruptcy Code on October 18, 1995. Jamesway rejected its lease for the Fishkill location with the approval of the Bankruptcy Court, effective February 29, 1996, but continued occupancy until March 22, 1996. The Company has realized from Jamesway $513,343 or 54% on account of its unsecured claim and 100% of its allowed administrative claim of $54,887, for a total of $568,230. The Company has made no provision in its financial statements for the balance of its claim filed against Jamesway due to the fact that the recovery of $47,532 in the year ended July 31, 2001 represents the final recovery from Jamesway.

    There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's Consolidated Financial Statements.

J.W. MAYS, INC.

REPORT OF MANAGEMENT
--------------------------------------------------------------------------------

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

    The Board of Directors, acting through the Audit Committee, which is comprised solely of independent directors who are not employees of the Company, oversees the financial reporting process. The financial statements have been prepared in accordance with accounting standards generally accepted in the United States of America and include amounts based on judgments and estimates made by management. Actual results could differ from estimated amounts.

    To ensure complete independence, D'Arcangelo & Co., LLP, the independent auditors, has full and free access to meet with the Audit Committee, without management representatives present, to discuss results of the audit, the adequacy of internal controls and the quality of financial reporting.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of income and retained earnings, comprehensive income and cash flows for the three years ended July 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 2003 and 2002, and the results of their operations and their cash flows for the three years ended July 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

D'ARCANGELO & CO., LLP
Purchase, New York
October 10, 2003

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

                                                                 Years Ended July 31,
                                               ---------------------------------------------------------
                                                 2003        2002        2001        2000        1999
--------------------------------------------------------------------------------------------------------
Revenues
    Rental income............................  $  13,120   $  12,533   $  11,281   $  10,451   $  10,250
    Rental income-affiliated company.........         70         462         414         414         411
    Recovery of real estate taxes............     --              69      --          --          --
                                               ---------   ---------   ---------   ---------   ---------
        Total revenues.......................     13,190      13,064      11,695      10,865      10,661
                                               ---------   ---------   ---------   ---------   ---------
Expenses
    Real estate operating expenses...........      6,915       6,025       5,885       5,530       5,312
    Administrative and general expenses......      2,930       2,600       2,392       2,240       2,119
    Bad debts (recovery).....................       (163)        483         (48)     --             (17)
    Depreciation and amortization............      1,201       1,142       1,080       1,010       1,003
                                               ---------   ---------   ---------   ---------   ---------
        Total expenses.......................     10,883      10,250       9,309       8,780       8,417
                                               ---------   ---------   ---------   ---------   ---------
Income from operations before investment
  income, interest expense, other expenses
  and income taxes...........................      2,307       2,814       2,386       2,085       2,244
                                               ---------   ---------   ---------   ---------   ---------
Investment income, interest expense and other
  expenses:
    Loss on disposition of asset.............        (80)     --          --          --          --
    Investment income........................        300         233         264         297         278
    Interest expense.........................       (548)       (674)       (573)       (619)       (684)
                                               ---------   ---------   ---------   ---------   ---------
                                                    (328)       (441)       (309)       (322)       (406)
                                               ---------   ---------   ---------   ---------   ---------
Income before income taxes...................      1,979       2,373       2,077       1,763       1,838
Income taxes provided........................        832       1,119         786         697         674
                                               ---------   ---------   ---------   ---------   ---------
Net Income...................................  $   1,147   $   1,254   $   1,291   $   1,066   $   1,164
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Net income per common share..................  $     .57   $     .62   $     .62   $     .50   $     .54
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Dividends per share..........................     --          --          --          --          --
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Average common shares outstanding............  2,026,855   2,033,280   2,066,390   2,118,908   2,135,780
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------

J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FISCAL 2003 COMPARED TO FISCAL 2002

    Net income for the year ended July 31, 2003 amounted to $1,147,031, or $.57 per share, compared to net income for the year ended July 31, 2002 of $1,254,190, or $.62 per share.

    Revenues in the current year increased to $13,189,989 from $13,064,424 in the comparable 2002 fiscal year. The increase was due to various rent escalations from tenants and increases in real estate taxes and operating cost escalations offset by the loss of a retail tenant at the Company's Jamaica, New York location, who vacated in March 2003, and the expiration of an agreement with an affiliated company which expired in August 2002.

    Real estate operating expenses in the current year increased to $6,914,941 from $6,025,464 in the comparable 2002 year primarily due to increases in real estate taxes, insurance, utilities, payroll and maintenance costs. The real estate taxes increased due to the rate increase by the City of New York, and the insurance increased due to the terrorist attacks of September 11, 2001. Utility costs increased due to the severe winter.

    Administrative and general expenses in the current year increased to $2,929,578 from $2,599,405 in the comparable 2002 year primarily due to an increase in insurance and legal costs.

    Depreciation and amortization expense in the current year increased to $1,201,119 from $1,141,889 in the 2002 year primarily due to depreciation on the additional improvements to the Jamaica, New York property, the Brooklyn, New York property and the Jowein building in Brooklyn, New York.

    Interest expense and other expenses exceeded investment income by $328,329 in fiscal 2003 and by $441,426 in the comparable 2002 year. The decrease was due to a reduction of the interest rate on a mortgage on the Jamaica, New York property and by scheduled repayments of debt offset by a loss on disposition of asset on a portion of the Company's Fishkill, New York property.

    The bad debt recovery in the amount of $163,009 in the year ended July 31, 2003 relates to the bad debt write-off of $483,050 in the 2002 fiscal year.

    The Company purchased 17,500 shares of its outstanding common stock during the year ended July 31, 2003. The effect on earnings per share for the year ended July 31, 2003 was to increase it by $.0018.

FISCAL 2002 COMPARED TO FISCAL 2001

    Net income for the year ended July 31, 2002 amounted to $1,254,190, or $.62 per share, compared to net income for the year ended July 31, 2001 of $1,290,594, or $ .62 per share.

    Revenues in the 2002 fiscal year increased to $13,064,424 from $11,694,953 in the comparable 2001 fiscal year. The increase is primarily due to the leasing of 42,250 square feet to a tenant at the Company's Jamaica, New York property. The lease commenced May 1, 2001. The increase is also due to increases in rent from two tenants at the Company's Jowein building in Brooklyn, New York. There was also a real estate tax refund on a portion of the Company's Brooklyn, New York property.

    Real estate operating expenses in the 2002 fiscal year increased to $6,025,464 from $5,885,113 in the comparable 2001 year primarily due to an increase in real estate taxes, insurance and maintenance costs, partially offset by a decrease in utility costs.

    Administrative and general expenses in the 2002 fiscal year increased to $2,599,405 from $2,392,218 in the comparable 2001 year primarily due to an increase in payroll, medical costs and legal and professional costs.

    Depreciation and amortization expense in the 2002 fiscal year increased to $1,141,889 from $1,079,449 in the 2001 year primarily due to depreciation on the additional improvements to the Jamaica, New York property.

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

--------------------------------------------------------------------------------

    The bad debt recovery in the amount of $47,532 in the year ended July 31, 2001 relates to the bad debt write-off of $424,011 in the 1996 fiscal year. See
Note 12 to the Consolidated Financial Statements. There was no comparable item in the 2002 year.

    A tenant filed under Chapter 11 of the United States Bankruptcy Code on October 7, 2002. The bad debt amount of $483,050 represents the write-off of fixed rent due of $136,704, the additional rent and expenses of $26,305 and unbilled receivables (a non-cash item) of $320,041, for the total of $483,050. There was no comparable item in the 2001 year.

LIQUIDITY AND CAPITAL RESOURCES:

    The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

    Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements. The Company's cash and cash equivalents amounted to $1,862,444 at July 31, 2003. The Company's rate of return on investments in preferred and common stock is 7.26% annualized, exclusive of unrealized gains.

    For the year ended July 31, 2003 the Company increased its cash flow by approximately $400,000 due to scheduled rental increases from existing tenants.

    One tenant occupies the entire Circleville, Ohio property comprising a warehouse distribution building of approximately 193,000 square feet on approximately 11.66 acreage of land. The lease, which commenced September 24, 1992, terminated September 30, 2002. An extension and modification of lease (term and rental) for the entire premises has been executed for a three-year period to September 30, 2005. The tenant has the option to surrender up to 73,350 square feet after April 1, 2003, upon sixty days prior written notice.

    The Company had obtained a judgment at a Trial Court in the New York State Court of Claims in the amount of $4,147,500, plus interest and legal fees, against the State of New York in connection with a condemnation by the State affecting a portion of the Fishkill, New York property. On appeal by the State of New York to the Appellate Division of the State of New York, the judgment was reversed and the award reduced to $24,105. The Company had made a motion to the Appellate Division to (1) increase the award; and (2) for leave to appeal to the Court of Appeals, both of which were denied, except that the Appellate Division increased the award from $24,105 to $81,677. The Company's motion seeking leave to appeal directly to the New York State Court of Appeals was denied. The Company does not intend to appeal this matter any further. The final award, excluding interest of $40,503, is included in loss on disposition of asset in the consolidated statements of income and retained earnings.

    As of July 31, 2002, one of the retail tenants at the Company's Jamaica, New York location, under lease dated March 29, 1990, as amended, was in arrears in the payment of fixed rent, additional rent and other operating expenses of $163,009. The tenant filed under Chapter 11 of the United States Bankruptcy Code on October 7, 2002. The Company at the time had reason to believe that the tenant did not intend to pay the $163,009 and, accordingly, elected at July 31, 2002 to write off the amount due of $163,009 as a bad debt. The bad debt recovery in the amount of $163,009 in the year ended July 31, 2003 represents payment by the tenant of the above amount.

    At December 4, 2002, the date of the Quarterly Report on Form 10-Q for the Quarter ended October 31, 2002, the retail tenant at the Company's Jamaica, New York location that filed under Chapter 11 of the United States Bankruptcy Code on October 7, 2002, had not paid the fixed rent and the additional rent and other operating expenses due for the period August 1, 2002 through October 6, 2002, totaling $186,766. At the time, the Company had reason to believe that the tenant did not intend to pay such amount and, accordingly, did not record as income, during the three months ended October 31, 2002, the amount of $186,766. The tenant paid the amount of $186,766 less $100,000 credit to vacate the premises by February 10, 2003, and accordingly the Company has recorded the amount as income in the quarter ended January 31, 2003. The tenant has paid the fixed rent and additional rent and other operating expenses for the period October 7, 2002 through February 28, 2003. The tenant vacated the premises in March 2003.

    The City of New York, a tenant in the Company's Jowein building in Brooklyn, New York, whose lease expires April 29, 2010, has elected to exercise its option to terminate the Lease Agreement effective May 31, 2004. The

--------------------------------------------------------------------------------
approximate loss in annual revenue to the Company commencing June 1, 2004, relating to the termination of the lease will be approximately $2,440,000. Upon the termination of the Lease Agreement, the Company will be due $295,695 from the City of New York representing the unamortized portion of the Company's work cost to prepare the leased premises for occupancy. The Company is actively seeking, through brokers, tenants to occupy the space to be vacated, as well as the additional 87,000 square feet of available space in the building.

    During fiscal 2003, the Company leased an additional 10,904 square feet primarily for warehouse use to an existing tenant in the Company's Brooklyn, New York property. Rent for the additional space commenced in April 2003. In addition, the Company leased 22,192 square feet for office use in the same building. Rent is anticipated to commence in February 2004. The Company also leased 8,300 square feet for office use to two tenants in the Company's Jowein building in Brooklyn, New York. Rent is anticipated to commence in December 2003. To replace the retail store which vacated the Jamaica, New York location in March 2003, the Company divided the space into three retail stores. As of July 31, 2003, the Company has leased 54,289 square feet to two tenants. Rent commenced in September 2003.

    The first mortgage loan balance on the Fishkill, New York property matures on July 1, 2004, with a balloon payment due of $1,856,852. The Company is presently having discussions with the bank to extend this mortgage (See
Note 3(d)).

CONTRACTUAL OBLIGATIONS:

    At July 31, 2003, the Company had certain contractual cash obligations, as set forth in the following tables:

        Payment Due by Period
           Contractual Cash                           Less than 1      1-3          4-5        After 5
             Obligations                   Total         Year         Years        Years        Years
             -----------                -----------   -----------   ----------   ----------   ----------
    Mortgages Payable.................  $ 7,778,871   $2,517,725    $  988,361   $4,272,785   $   --
    Security Deposits Payable.........      589,257       20,836       180,728       33,348      354,345
    Operating leases..................    8,763,888    1,142,244     2,253,231    2,246,488    3,121,925
                                        -----------   ----------    ----------   ----------   ----------
    Total Contractual Cash
      Obligations.....................  $17,132,016   $3,680,805    $3,422,320   $6,552,621   $3,476,270
                                        -----------   ----------    ----------   ----------   ----------
                                        -----------   ----------    ----------   ----------   ----------

CASH FLOWS FROM OPERATING ACTIVITIES:

    Receivables: The Company is due the amount of $214,103 as of July 31, 2003 as reimbursement for expenditures for renovations made on behalf of a tenant at the Jamaica, New York building. The amount of $214,103 is to be paid in installments through April 2004. The original amount of the reimbursement was $1,591,753 of which $1,377,650 has been received.

    Deferred Expenses: The Company had expenditures of $409,629 for brokerage leasing commissions relating to one new tenant at the Brooklyn, New York building, two new tenants at the Jowein building in Brooklyn, New York, and one tenant which is replacing an existing tenant at the Jamaica, New York building, during the year ended July 31, 2003. The Company also wrote off legal and professional expenses in the amount of $161,978 due to the disposition of asset on a portion of the Fishkill, New York property.

    Prepaid Expenses: Expenditures for the year ended July 31, 2003 increased by $45,363 compared to the year ended July 31, 2002, due to an increase in real estate taxes of $399,907, offset by a decrease in insurance premiums paid of $354,544.

    Payroll and Other Accrued Liabilities: The increase was primarily due to brokerage leasing commissions incurred in order to lease space at the Company's properties as of July 31, 2003. The original amount of the brokerage leasing commissions was $409,629. As of July 31, 2003, $52,533 has been paid.

CASH FLOWS FROM INVESTING ACTIVITIES:

    Capital Expenditures: The Company had expenditures of $611,614 for the year ended July 31, 2003 for the upgrading of electrical service and the renovation of a portion of the exterior of its Brooklyn, New York building. The total cost was $680,134. The project was completed in January 2003. The Company had expenditures of $287,617 for the year ended July 31, 2003 for the renovation of a portion of the exterior of its Jamaica, New York building. The total cost was $287,617. The project was completed in December 2002. The Company also had

--------------------------------------------------------------------------------
expenditures of $513,149 for the dividing of space into three separate retail stores, which was formerly occupied by one department store that vacated the premises in March, 2003, at its Jamaica, New York building. The total cost of the project was approximately $800,000. The project was completed in September, 2003.

CASH FLOWS FROM FINANCING ACTIVITIES:

    The Company purchased 17,500 shares of its outstanding common stock in a private transaction for a total purchase price of $227,500 in the year ended July 31, 2003.

CONTROLS AND PROCEDURES:

    The Company's management reviewed the Company's internal controls and procedures and the effectiveness of these controls. As of July 31, 2003, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

    There was no change in the Company's internal controls over financial reporting or in other factors during the Company's last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting. There were no significant deficiencies or material weaknesses, and therefore there were no corrective actions taken.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

                                                                           Three Months Ended
                                                 -----------------------------------------------------------------------
                                                 Oct. 31, 2002      Jan. 31, 2003      Apr. 30, 2003      July 31, 2003
                                                 -------------      -------------      -------------      -------------
  Revenues.....................................     $3,245             $3,477             $3,210              $3,258
  Revenues less expenses.......................        545                666                222                 547
  Net income...................................        317                351                146                 333
  Net income per common share..................     $  .16             $  .17             $  .07              $  .17

                                                                           Three Months Ended
                                                 -----------------------------------------------------------------------
                                                 Oct. 31, 2001      Jan. 31, 2002      Apr. 30, 2002      July 31, 2002
                                                 -------------      -------------      -------------      -------------
  Revenues.....................................     $3,166             $3,179             $3,286              $3,433
  Revenues less expenses.......................        704                521                721                 427
  Net income...................................        388                345                337                 184
  Net income per common share..................     $  .19             $  .17             $  .17              $  .09

Income per share is computed independently for each of the quarters presented on the basis described in Note 1 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------

COMMON STOCK AND DIVIDEND INFORMATION

    Effective November 8, 1999, the Company's common stock commenced trading on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the Symbol:
'Mays'. Such shares were previously traded on The Nasdaq National Market.

    Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2003 and 2002.

                                                              Sales Price
                                                        -----------------------
                  Three Months Ended                     High             Low
                  ------------------                     ----             ---
October 31, 2002......................................  $13.600         $11.500
January 31, 2003......................................   14.100          12.150
April 30, 2003........................................   13.490          12.100
July 31, 2003.........................................   14.000          12.170

October 31, 2001......................................  $10.800         $ 9.280
January 31, 2002......................................   14.900          10.000
April 30, 2002........................................   13.000          11.500
July 31, 2002.........................................   13.650          12.100

    The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

   On September 18, 2003, the Company had approximately 3,500 shareholders of record.

J.W. MAYS, INC.
--------------------------------------------------------------------------------

OFFICERS

Lloyd J. Shulman                            Chairman of the Board, Chief Executive Officer and President
                                              and Chief Operating Officer
Mark S. Greenblatt                          Vice President and Treasurer
Ward N. Lyke, Jr.                           Vice President-Management Information Services
George Silva                                Vice President-Operations
Salvatore Cappuzzo                          Secretary

BOARD OF DIRECTORS

Mark S. Greenblatt (1)(3)(5)                Vice President and Treasurer, J.W. Mays, Inc.
Lance D. Myers (1)(3)(4)(5)                 From March 6, 2000 with the law firm of Holland & Knight LLP
                                              From February 1983 through March 5, 2000, with the law
                                              firm of Cullen and Dykman
Dean L. Ryder (2)(3)(4)                     President, Putnam County National Bank
Jack Schwartz (1)(2)(3)(4)                  Private Consultant
Lloyd J. Shulman (1)(3)(4)                  Chairman of the Board, Chief Executive Officer and President
                                              and Chief Operating Officer, J.W. Mays, Inc.
Sylvia W. Shulman (3)(4)                    Retired
Lewis D. Siegel (2)(3)(4)                   First Vice President-Investments, Smith Barney Citigroup

COMMITTEE ASSIGNMENTS KEY:
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Investment Advisory Committee
(4) Member of Executive Compensation Committee
(5) Member of Disclosure Committee

FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 2003, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]