Form 10-K, Exhibit 13
period 2004-07-31
MAYS J W INC
filed 2004-10-14
CIK 54187

                                J.W. MAYS, INC.







                                                   ANNUAL REPORT
                                                       2004


                                             Year Ended July 31, 2004

J.W. MAYS, INC.

CONTENTS

                                                             PAGE NO.
------------------------------------------------------------------------
Summary of Selected Financial Data                                2
The Company                                                       2
Message to Shareholders                                           3
Consolidated Balance Sheets                                     4-5
Consolidated Statements of Income and
Retained Earnings                                                 6
Consolidated Statements of Comprehensive
Income                                                            6
Consolidated Statements of Cash Flows                             7
Notes to Consolidated Financial Statements                     8-16
Report of Management                                             17
Report of Independent Registered Public Accounting Firm          17
Five Year Summary of Consolidated Operations                     18
Management's Discussion and Analysis of
Financial Condition and Results of Operations                 19-22
Controls and Procedures                                          22
Quarterly Financial Information (Unaudited)                      23
Common Stock and Dividend Information                            23
Officers and Directors                                           24

EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201-5805

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038-4502

SPECIAL COUNSEL
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
D'Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, November 23, 2004, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                       2004      2003      2002      2001      2000
-----------------------------------------------------------------------------------------------------
Rental Income                                         $14,025   $13,120   $12,533   $11,281   $10,451
Rental Income -- Affiliated Company                     --           70       462       414       414
Recovery of Real Estate Taxes                           --        --           69     --        --
Loss on Disposition of Fixed Assets                        (4)    --        --        --        --
-----------------------------------------------------------------------------------------------------
Total Revenues                                         14,021    13,190    13,064    11,695    10,865
-----------------------------------------------------------------------------------------------------
Net Income                                              1,135     1,147     1,254     1,291     1,066
-----------------------------------------------------------------------------------------------------
Real Estate-Net                                        39,907    33,171    32,094    31,525    29,339
-----------------------------------------------------------------------------------------------------
Total Assets                                           51,809    48,346    48,266    45,578    42,485
-----------------------------------------------------------------------------------------------------
Long-Term Debt:
    Mortgages Payable                                   7,830     5,261     7,779     7,332     6,000
    Other                                                 641       569       399       364       362
                                                      -------   -------   -------   -------   -------
        Total                                           8,471     5,830     8,178     7,696     6,362
-----------------------------------------------------------------------------------------------------
Shareholders' Equity                                   36,996    35,705    34,652    33,033    31,803
-----------------------------------------------------------------------------------------------------
Net Income Per Common Share                           $   .56   $   .57   $   .62   $   .62   $   .50
-----------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share                       --        --        --        --        --
-----------------------------------------------------------------------------------------------------

Average common shares outstanding for fiscal 2004, 2,015,780; 2003, 2,026,855; 2002, 2,033,280; 2001, 2,066,390; 2000, 2,118,908.

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

    More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2004.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:
--------------------------------------------------------------------------------

    The financial position of our Company continued to improve in the fiscal year ended July 31, 2004 with profits earned in each of the four quarters.

    In fiscal 2004 our revenues were $14,020,571 compared to $13,189,989 in the 2003 fiscal year. Net income for fiscal 2004 was $1,135,466 or $.56 per share. This compares to net income of $1,147,031 or $.57 per share for fiscal 2003.

    During fiscal 2004, the Company leased 47,615 square feet for office use to two tenants in the Company's Brooklyn, New York property. One tenant leased 25,423 square feet and its rent commenced April, 2004. The second tenant leased 22,192 square feet and its rent commenced June, 2004. The Company also leased 8,300 square feet for office use to two tenants in the Company's Jowein building in Brooklyn, New York. Rent commenced in December, 2003 for one tenant and in May, 2004 for the other tenant. To replace the retail store which vacated the Jamaica, New York property in March, 2003, the Company divided the premises into three retail stores. As of July 31, 2004, the Company has leased 54,289 square feet to two tenants. Rent commenced in September, 2003.

    The rental income from the additional tenants will partially offset the loss in rental income created by the loss of the City of New York as a tenant at the Company's Jowein building in Brooklyn, New York in June 2004.

    The Company, on August 19, 2004 closed on a $12,000,000 multiple draw term loan. The loan will refinance the existing mortgage on the Company's Fishkill, New York property which matured on July 1, 2004, and fund capital improvements for new tenants at the Company's properties at 9 Bond Street in Brooklyn, New York and Fishkill, New York.

    The increased rentals from the additional tenants and the multiple draw term loan should resolve the Company's current working capital deficit.

    We are continuing to actively pursue government agencies, educational institutions and prospective corporate tenants which may be seeking office or retail space in our properties.

    I believe our Company is well-positioned to continue its growth, and I want to thank the personnel of Mays and our Board colleagues for their continuing commitment and support.

LLOYD J. SHULMAN

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 8, 2004

J.W. MAYS, INC.


CONSOLIDATED BALANCE SHEETS
July 31, 2004 and 2003

ASSETS

                                                                 2004             2003
------------------------------------------------------------------------------------------
Property and Equipment-at cost (Notes 1 and 3):
    Buildings and improvements..............................  $53,533,121      $46,181,865
    Improvements to leased property.........................    9,158,009        9,158,009
    Fixtures and equipment..................................      711,001          694,520
    Land....................................................    4,713,503        4,008,835
    Other...................................................      212,747          242,538
    Construction in progress................................      --                62,436
                                                              -----------      -----------
                                                               68,328,381       60,348,203
    Less accumulated depreciation and amortization..........   28,174,404       26,865,819
                                                              -----------      -----------
        Property and equipment-net..........................   40,153,977       33,482,384
                                                              -----------      -----------

Current Assets:
    Cash and cash equivalents (Notes 9 and 10)..............      603,289        1,862,444
    Marketable securities (Notes 1, 2 and 10)...............       45,395           45,111
    Receivables (Note 6)....................................      181,407          433,495
    Income taxes refundable (Notes 1 and 4).................      126,911          210,382
    Deferred income taxes (Notes 1 and 4)...................       79,000          116,000
    Security deposits.......................................      191,118           20,836
    Prepaid expenses........................................    1,532,163        1,562,998
                                                              -----------      -----------
        Total current assets................................    2,759,283        4,251,266
                                                              -----------      -----------

Other Assets:
    Deferred charges (Notes 1 and 11).......................    2,005,894        3,018,471
    Less accumulated amortization (Note 11).................      956,805        1,682,714
                                                              -----------      -----------
        Net.................................................    1,049,089        1,335,757
    Security deposits.......................................      946,183          872,436
    Unbilled receivables (Note 1)...........................    4,316,666        4,247,812
    Marketable securities (Notes 1, 2 and 10)...............    2,583,812        4,155,891
                                                              -----------      -----------
        Total other assets..................................    8,895,750       10,611,896
                                                              -----------      -----------

        TOTAL ASSETS........................................  $51,809,010      $48,345,546
                                                              -----------      -----------
                                                              -----------      -----------

See Notes to Consolidated Financial Statements.

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 2004          2003
---------------------------------------------------------------------------------------
Long-Term Debt:
    Mortgages payable (Notes 3 and 10)......................  $ 7,830,160   $ 5,261,146
    Security deposits payable...............................      641,209       568,421
                                                              -----------   -----------
        Total long-term debt................................    8,471,369     5,829,567
                                                              -----------   -----------

Deferred Income Taxes (Notes 1 and 4).......................    3,175,000     3,135,000
                                                              -----------   -----------

Current Liabilities:
    Payable to securities broker (Note 13)..................    1,434,025       --
    Accounts payable........................................       87,581        46,829
    Payroll and other accrued liabilities (Note 7)..........      936,048     1,085,981
    Other taxes payable.....................................        4,764         4,264
    Current portion of mortgages payable (Notes 3 and 10)...      587,634     2,517,725
    Current portion of security deposits payable............      116,118        20,836
                                                              -----------   -----------
        Total current liabilities...........................    3,166,170     3,675,635
                                                              -----------   -----------

        Total liabilities...................................   14,812,539    12,640,202
                                                              -----------   -----------

Shareholders' Equity:
    Common stock, par value $1 each share (shares-5,000,000
      authorized; 2,178,297 issued).........................    2,178,297     2,178,297
    Additional paid in capital..............................    3,346,245     3,346,245
    Unrealized gain on available-for-sale securities (Notes
      1 and 2)..............................................    1,170,562     1,014,901
    Retained earnings.......................................   31,589,219    30,453,753
                                                              -----------   -----------
                                                               38,284,323    36,993,196
    Less common stock held in treasury, at cost-162,517
      shares at July 31, 2004 and July 31, 2003
      (Note 12).............................................    1,287,852     1,287,852
                                                              -----------   -----------
        Total shareholders' equity..........................   36,996,471    35,705,344
                                                              -----------   -----------

Commitments (Notes 5 and 6) and Contingencies (Note 14)

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........  $51,809,010   $48,345,546
                                                              -----------   -----------
                                                              -----------   -----------

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2004          2003          2002
-----------------------------------------------------------------------------------------------------
Revenues
  Rental income (Notes 1 and 6).............................  $14,024,924   $13,120,360   $12,533,168
  Rental income-affiliated company (Note 6).................      --             69,629       462,282
  Recovery of real estate taxes.............................      --            --             68,974
  Loss on disposition of fixed assets.......................       (4,353)      --            --
                                                              -----------   -----------   -----------
      Total revenues........................................   14,020,571    13,189,989    13,064,424
                                                              -----------   -----------   -----------
Expenses
  Real estate operating expenses (Note 5)...................    7,715,493     6,914,941     6,025,464
  Administrative and general expenses.......................    2,771,106     2,929,578     2,599,405
  Bad debts (recovery)......................................      --           (163,009)      483,050
  Depreciation and amortization (Note 1)....................    1,317,522     1,201,119     1,141,889
                                                              -----------   -----------   -----------
      Total expenses........................................   11,804,121    10,882,629    10,249,808
                                                              -----------   -----------   -----------
Income from operations before investment income, interest
  expense, other expenses and income taxes..................    2,216,450     2,307,360     2,814,616
                                                              -----------   -----------   -----------
Investment income, interest expense and other expenses:
  Loss on disposition of asset..............................      --            (80,301)      --
  Investment income (Notes 1 and 2).........................      253,116       300,287       232,538
  Investment expense (Notes 3 and 9)........................     (547,100)     (548,315)     (673,964)
                                                              -----------   -----------   -----------
                                                                 (293,984)     (328,329)     (441,426)
                                                              -----------   -----------   -----------
Income before income taxes..................................    1,922,466     1,979,031     2,373,190
Income taxes provided (Notes 1 and 4).......................      787,000       832,000     1,119,000
                                                              -----------   -----------   -----------
Net income..................................................    1,135,466     1,147,031     1,254,190
Retained earnings, beginning of year........................   30,453,753    29,306,722    28,052,532
                                                              -----------   -----------   -----------
Retained earnings, end of year..............................  $31,589,219   $30,453,753   $29,306,722
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Income per common share (Note 1)............................  $       .56   $       .57   $       .62
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Dividends per share.........................................      --            --            --
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Average common shares outstanding...........................    2,015,780     2,026,855     2,033,280
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2004          2003          2002
-----------------------------------------------------------------------------------------------------
Net income..................................................  $ 1,135,466   $ 1,147,031   $ 1,254,190
                                                              -----------   -----------   -----------
Other comprehensive income, net of tax
  Unrealized gain on available-for-sale securities, net of
  taxes of $55,000, $94,000 and $189,000 for the fiscal
  years 2004, 2003 and 2002, respectively...................      250,275       131,395       346,337
Reclassification adjustment.................................      (94,614)        2,696        18,595
                                                              -----------   -----------   -----------
Net change in comprehensive income..........................      155,661       134,091       364,932
                                                              -----------   -----------   -----------
Comprehensive income........................................  $ 1,291,127   $ 1,281,122   $ 1,619,122
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

See Notes to Consolidated Financial Statements.
6

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2004          2003          2002
-----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income................................................  $ 1,135,466   $ 1,147,031   $ 1,254,190
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Deferred income taxes.................................       22,000       (61,000)      (15,000)
      Realized (gain) loss on marketable securities.........      (94,614)        2,696        17,705
      Loss on disposition of fixed assets...................       (4,353)      --            --
      Impairment of marketable securities...................      --            --             49,890
      Depreciation and amortization.........................    1,317,522     1,201,119     1,141,889
      Amortization of deferred expenses.....................      519,058       446,019       259,671
      Other assets -- deferred expenses.....................     (232,390)     (553,540)     (161,367)
                  -- unbilled receivables...................      (68,854)       65,515       443,501
                  -- unbilled receivable -- affiliated
        company.............................................      --            --            181,937
                  -- receivables............................      --            193,444       237,470
Changes in:
  Receivables...............................................      252,088       118,183        67,384
  Prepaid expenses..........................................       30,835      (131,758)     (347,984)
  Income taxes refundable...................................       83,471      (210,382)      --
  Real estate taxes refundable..............................      --             82,769       (82,769)
  Accounts payable..........................................       40,752        (8,776)       26,281
  Payroll and other accrued liabilities.....................     (149,933)      277,174       128,061
  Income taxes payable......................................      --           (747,268)      546,579
  Other taxes payable.......................................          500           588           735
                                                              -----------   -----------   -----------
      Net cash provided by operating activities.............    2,851,548     1,821,814     3,748,173
                                                              -----------   -----------   -----------
Cash Flows From Investing Activities
  Acquisition of property and equipment.....................   (7,984,762)   (2,315,990)   (1,746,271)
  Security deposits.........................................     (244,029)     (177,072)      (52,842)
  Marketable securities:
      Receipts from sales or maturities.....................    1,877,354       420,817       348,794
      Payments for purchases................................         (284)      (72,958)     (548,412)
                                                              -----------   -----------   -----------
        Net cash (used) by investing activities.............   (6,351,721)   (2,145,203)   (1,998,731)
                                                              -----------   -----------   -----------
Cash Flows From Financing Activities
  Borrowings -- security broker.............................    3,151,518       --            --
  Payments -- security broker...............................   (1,717,493)      --            --
  Increase -- security deposits.............................      168,070       175,184        49,883
  Borrowing -- mortgage.....................................    1,350,000       --          1,200,000
  Payments -- mortgage and other debt payments..............     (711,077)     (712,864)   (1,051,442)
  Purchase of treasury stock................................      --           (227,500)      --
                                                              -----------   -----------   -----------
      Net cash provided (used) by financing activities......    2,241,018      (765,180)      198,441
                                                              -----------   -----------   -----------
  Net increase (decrease) in cash and cash equivalents......   (1,259,155)   (1,088,569)    1,947,883
  Cash and cash equivalents at beginning of year............    1,862,444     2,951,013     1,003,130
                                                              -----------   -----------   -----------
  Cash and cash equivalents at end of year..................  $   603,289   $ 1,862,444   $ 2,951,013
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

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

    MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2004.

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

    The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2004 and 2003, there were no impairments of its property and equipment.

    COMPREHENSIVE INCOME: Statement of Financial Accounting Standards ('SFAS') No. 130, 'Reporting Comprehensive Income', establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. Comprehensive income is defined to include all changes in equity except those resulting from investments by and distributions to shareholders.

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

    INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal 2004, 2,026,855 in fiscal 2003 and 2,033,280 in fiscal 2002.

2. MARKETABLE SECURITIES:

    As of July 31, 2004 and 2003, the Company's marketable securities were classified as follows:

                                                  2004                                                2003
                            -------------------------------------------------   -------------------------------------------------
                                          GROSS         GROSS                                  GROSS        GROSS
                                       UNREALIZED    UNREALIZED       FAIR                   UNREALIZED   UNREALIZED      FAIR
                              COST        GAINS        LOSSES        VALUE         COST        GAINS        LOSSES       VALUE
                              ----        -----        ------        -----         ----        -----        ------       -----
Current:
 Held-to-Maturity:
   Certificate of
   deposit................  $ 45,395   $   --           $-         $   45,395   $   45,111   $   --          $--       $   45,111
                            --------   ----------       ----       ----------   ----------   ----------      ----      ----------
                            --------   ----------       ----       ----------   ----------   ----------      ----      ----------

Non-current:
 Available-for-sale:
   Equity securities......  $810,250   $1,773,562       $--        $2,583,812   $2,592,990   $1,562,901      $--       $4,155,891
                            --------   ----------       ----       ----------   ----------   ----------      ----      ----------
                            --------   ----------       ----       ----------   ----------   ----------      ----      ----------

    Investment income for the years ended July 31, 2004, 2003 and 2002 consists of the following:

                                                 2004       2003       2002
                                                 ----       ----       ----
Interest income..............................  $ 14,085   $ 99,094   $106,137
Dividend income..............................   144,417    203,889    193,996
Gain (loss) on sale of securities............    94,614     (2,696)   (67,595)
                                               --------   --------   --------
    Total....................................  $253,116   $300,287   $232,538
                                               --------   --------   --------
                                               --------   --------   --------

--------------------------------------------------------------------------------

3. LONG-TERM DEBT:

                                                                JULY 31, 2004            July 31, 2003
                                        Current             ---------------------   -----------------------
                                         Annual    Final      DUE         DUE          Due          Due
                                        Interest  Payment    WITHIN      AFTER        Within       After
                                          Rate     Date     ONE YEAR    ONE YEAR     One Year     One Year
                                          ----     ----     --------    --------     --------     --------
Mortgages:
  Jamaica, New York property.....  (a)     5  %   4/01/07   $266,667   $1,800,000   $  266,666   $2,066,667
  Jamaica, New York property.....  (b)     6.98%  8/01/06    166,907    2,918,389      155,110    3,085,296
  Jowein building, Brooklyn,
    NY...........................  (c)     9  %   3/31/05    109,183       --          134,689      109,183
  Jowein building, Brooklyn,
    NY...........................  (d)     9  %   4/01/09     44,877    1,264,807       --           --
  Fishkill, New York property....  (e)  Variable  2/18/08      --       1,846,964    1,961,260       --
                                                            --------   ----------   ----------   ----------
    Total........................                           $587,634   $7,830,160   $2,517,725   $5,261,146
                                                            --------   ----------   ----------   ----------
                                                            --------   ----------   ----------   ----------

    (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. As of April 1, 2002, the effective rate was reduced from 8.50% to 5.00% per annum. The outstanding balance of the loan, totaling $1,355,555, will become due and payable on April 1, 2007.

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

--------------------------------------------------------------------------------

    (d) The Company, on May 7, 2004, closed a loan with an affiliated corporation (See Note 3c) in the amount of $1,350,000. The term of the loan is for a period of five (5) years at an interest rate of 9.00% per annum. Interest and amortization of principal are paid quarterly based on a fifteen (15) year level amortization period. The funds were used to purchase a one-half interest in a property that is part of the Company's Brooklyn, New York building (Fulton Street at Bond Street). The outstanding balance of the loan, totaling $1,056,007, will become due and payable on April 1, 2009.

    (e) On June 2, 1999, the existing first mortgage loan balance on the Fishkill, New York property was extended for a period of five years. Under the terms of the extension agreement, the annual interest rate was reduced from 9% to 8.25% and the interest and principal payments are to be made in constant monthly amounts based upon a fifteen (15) year payout period. On August 19, 2004 the Company extended the loan for an additional forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. The payments for the extended period of forty-two (42) months will be interest only on the amount owing at a floating rate per annum equal to the one-month LIBOR rate plus 2.25%, but not less than 3.40%. The payments for the seven-year permanent mortgage loan would be on a seventeen (17) year level amortization, plus interest. The interest rate on the permanent loan would be a fixed rate equal to the Federal Home Loan Bank of New York's seven-year (7) fixed interest rate plus 2.25% per annum.

    The loan closed was a $12,000,000 multiple draw term loan. In addition to refinancing the existing first mortgage loan balance on the Fishkill, New York property, the loan will finance seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements to future tenant leases at the Company's Brooklyn, New York (9 Bond Street) and Fishkill, New York properties.

    Maturities of long-term debt-mortgages payable outstanding at July 31, 2004, are as follows: Years ending July 31, 2005 (included in current liabilities), $587,634; 2006, $494,659; 2007, $4,326,406; 2008 $1,905,576; and 2009,
$1,103,519.

    Interest paid to related parties for the three years ended July 31, 2004 was $44,862, $28,033, and $38,604, respectively.

4. INCOME TAXES:

    Significant components of the Company's deferred tax assets and liabilities as of July 31, 2004 and 2003 are a result of temporary differences related to the items described as follows:

                                                               2004                           2003
                                                   ----------------------------   ----------------------------
                                                    DEFERRED       DEFERRED        DEFERRED       DEFERRED
                                                   TAX ASSETS   TAX LIABILITIES   TAX ASSETS   TAX LIABILITIES
                                                   ----------   ---------------   ----------   ---------------
Rental income received in advance................   $51,594       $  --            $ 83,833      $  --
Unbilled receivables.............................     --           1,467,666         --           1,444,256
Property and equipment...........................     --           1,105,526         --           1,151,439
Impairment of marketable securities..............     --             --              16,962         --
Unrealized gain on available-for-sale
  securities.....................................     --             603,011         --             531,386
Other............................................    27,609          --              15,286           9,000
                                                    -------       ----------       --------      ----------
                                                    $79,203       $3,176,203       $116,081      $3,136,081
                                                    -------       ----------       --------      ----------
                                                    -------       ----------       --------      ----------

    The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2004.

--------------------------------------------------------------------------------

    Income taxes provided for the years ended July 31, 2004, 2003 and 2002 consist of the following:

                                                                           2004       2003        2002
                                                                           ----       ----        ----
                Current:
                  Federal..............................................  $506,500   $586,000   $  675,900
                  State and City.......................................   258,500    307,000      458,100
                  Deferred taxes.......................................    22,000    (61,000)     (15,000)
                                                                         --------   --------   ----------
                    Total provision....................................  $787,000   $832,000   $1,119,000
                                                                         --------   --------   ----------
                                                                         --------   --------   ----------

    Components of the deferred tax provision for the years ended July 31, 2004, 2003 and 2002 consist of the following:

                                                                              2004       2003       2002
                                                                              ----       ----       ----
                Book depreciation over (under) tax depreciation..........   $(45,913)  $(29,206)  $  20,132
                Reduction (increase) of rental income received in
                  advance................................................     32,239     (9,420)    (15,285)
                Increase (decrease) in unbilled receivables..............     23,410    (22,275)   (212,649)
                Deferred compensation....................................      --         --         14,733
                Alternative minimum tax..................................      --         --        197,888
                Capital loss carry forward...............................     (8,506)     --         --
                Increase (decrease) in impairment of marketable
                  securities.............................................     16,962      --        (16,962)
                Other....................................................      3,808        (99)     (2,857)
                                                                            --------   --------   ---------
                                                                            $ 22,000   $(61,000)  $ (15,000)
                                                                            --------   --------   ---------
                                                                            --------   --------   ---------

    Taxes provided for the years ended July 31, 2004, 2003 and 2002 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

                                                                         2004         2003         2002
                                                                         ----         ----         ----
                Income before income taxes..........................  $1,922,467   $1,979,033   $2,373,190
                Dividends received deduction........................    (100,000)    (103,600)     (91,500)
                Other-net...........................................      11,100        8,000       10,200
                                                                      ----------   ----------   ----------
                Adjusted pre-tax income.............................  $1,833,567   $1,883,433   $2,291,890
                                                                      ----------   ----------   ----------
                                                                      ----------   ----------   ----------
                Statutory rate......................................          34%          34%          34%
                Income tax provision at statutory rate..............  $  623,420   $  640,370   $  779,250
                State and City income taxes, net of federal income
                  tax benefit.......................................     163,580      191,630      339,750
                                                                      ----------   ----------   ----------
                Income taxes provided...............................  $  787,000   $  832,000   $1,119,000
                                                                      ----------   ----------   ----------
                                                                      ----------   ----------   ----------

    The Company had Alternative Minimum Tax ('AMT') credits available to reduce its regular tax liabilities. AMT credits totaling $197,888 were utilized to reduce the fiscal 2002 regular federal tax liabilities. As of July 31, 2002, the Company had utilized all of its available AMT credits.

5. LEASES:

    The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 20 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

--------------------------------------------------------------------------------

    Rental expense for leased real property for each of the three fiscal years ended July 31, 2004 was exceeded by sublease rental income, as follows:

                                                                         2004         2003         2002
                                                                         ----         ----         ----
                Minimum rental expense..............................  $1,230,929   $1,164,109   $1,163,427
                Contingent rental expense...........................   1,316,308    1,164,601    1,173,187
                                                                      ----------   ----------   ----------
                                                                       2,547,237    2,328,710    2,336,614
                Sublease rental income..............................   7,580,001    7,121,713    7,129,183
                                                                      ----------   ----------   ----------
                    Excess of sublease income over expense..........  $5,032,764   $4,793,003   $4,792,569
                                                                      ----------   ----------   ----------
                                                                      ----------   ----------   ----------

    Rent expense paid to an affiliate principally owned by certain directors of the Company totaled $169,800 for fiscal years ended July 31, 2004, 2003 and 2002. Rent expense is recognized on a straight-line basis over the lives of the leases.

    Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

                FISCAL                                                               OPERATING
                 YEAR                                                                  LEASES
                 ----                                                                  ------
                 2005  ............................................................  $1,099,728
                 2006  ............................................................   1,091,205
                 2007  ............................................................   1,091,205
                 2008  ............................................................   1,091,205
                 2009  ............................................................   1,033,387
                After 2009.........................................................   2,000,431
                                                                                     ----------
                        Total required*............................................  $7,407,161
                                                                                     ----------
                                                                                     ----------

    * Minimum payments have not been reduced by minimum sublease rentals of $31,571,493 under operating leases due in the future under non-cancelable leases.

    Rental commitments for operating leases on properties as to which the Company has entered into agreements to purchase are included in the above table.

6. RENTAL INCOME:

    Rental income for each of the fiscal years 2004, 2003 and 2002 is as follows:

                                                                                  July 31,
                                                                   ---------------------------------------
                                                                      2004          2003          2002
                                                                      ----          ----          ----
                Minimum rentals
                    Company owned property.......................  $ 5,418,020   $ 5,288,068   $ 5,260,341
                    Operating leases.............................    6,391,641     6,178,459     6,167,925
                                                                   -----------   -----------   -----------
                                                                    11,809,661    11,466,527    11,428,266
                                                                   -----------   -----------   -----------
                Contingent rentals
                    Company owned property.......................    1,026,903       780,208       605,926
                    Operating leases.............................    1,188,360       943,254       961,258
                                                                   -----------   -----------   -----------
                                                                     2,215,263     1,723,462     1,567,184
                                                                   -----------   -----------   -----------
                        Total....................................  $14,024,924   $13,189,989   $12,995,450
                                                                   -----------   -----------   -----------
                                                                   -----------   -----------   -----------

--------------------------------------------------------------------------------

    Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

                FISCAL                                               COMPANY         LEASED
                 YEAR                                            OWNED PROPERTY     PROPERTY        TOTAL
                 ----                                            --------------     --------        -----
                 2005  ........................................    $ 5,059,178     $ 5,683,517   $10,742,695
                 2006  ........................................      4,540,096       5,350,205     9,890,301
                 2007  ........................................      4,076,884       4,833,707     8,910,591
                 2008  ........................................      3,712,277       4,001,544     7,713,821
                 2009  ........................................      3,671,486       3,916,418     7,587,904
                After 2009.....................................      6,658,935       7,786,102    14,445,037
                                                                   -----------     -----------   -----------
                        Total..................................    $27,718,856     $31,571,493   $59,290,349
                                                                   -----------     -----------   -----------
                                                                   -----------     -----------   -----------

    Rental income from an affiliate principally owned by certain directors of the Company totaled $69,629 for fiscal year 2003 and $462,282 for fiscal year 2002. The lease with the affiliate ended in August 2002 and was not renewable. Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

    Payroll and other accrued liabilities for the fiscal years ended July 31, 2004, and 2003 consist of the following:

                                                                                2004        2003
                                                                                ----        ----
                Payroll.....................................................  $128,907   $  123,645
                Interest....................................................    51,830       44,245
                Professional fees...........................................   129,900       81,000
                Rents received in advance...................................   151,747      246,567
                Utilities...................................................    53,500       50,340
                Brokers commissions.........................................   180,506      357,096
                Construction costs..........................................     3,000       29,495
                Other.......................................................   236,658      153,593
                                                                              --------   ----------
                        Total...............................................  $936,048   $1,085,981
                                                                              --------   ----------
                                                                              --------   ----------

8. EMPLOYEE'S RETIREMENT PLAN:

    The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its employees. Operations were charged $265,174, $271,089, and $255,840 as contributions to the Plan for fiscal years 2004, 2003 and 2002, respectively.

9. CASH FLOW INFORMATION:

    For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

    Supplemental disclosures:

                                                                               Years Ended July 31,
                                                                         --------------------------------
                                                                           2004        2003        2002
                                                                           ----        ----        ----
                Interest paid..........................................  $539,414   $  546,994   $680,820
                Income taxes paid......................................  $681,529   $1,850,650   $587,421

--------------------------------------------------------------------------------

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

                                                           JULY 31, 2004
                                                      -----------------------
                                                       CARRYING       FAIR
                                                        VALUE        VALUE
                                                        -----        -----
Cash and cash equivalents...........................  $  603,289   $  603,289
Marketable securities...............................  $2,629,207   $2,629,207
Tenant security deposits payable....................  $  757,327   $  757,327
Mortgages payable...................................  $8,417,794   $8,518,777

    Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

    The Company derives rental income from forty-three tenants, of which one tenant accounted for 17.04% and another tenant accounted for 15.07% of rental income during the year ended July 31, 2004. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2004.

    The Company has three irrevocable letters of credit totaling $319,000 at July 31, 2004 and July 31, 2003, provided by three tenants.

11. DEFERRED CHARGES:

    Deferred charges for the fiscal years ended July 31, 2004, and 2003 consist of the following:

                                                  JULY 31, 2004                   JULY 31, 2003
                                          -----------------------------   -----------------------------
                                          GROSS CARRYING   ACCUMULATED    GROSS CARRYING   ACCUMULATED
                                              AMOUNT       AMORTIZATION       AMOUNT       AMORTIZATION
                                              ------       ------------       ------       ------------
Leasing brokerage commissions...........    $1,044,955       $405,040       $1,830,014      $  960,113
Professional fees for leasing...........       374,086        230,789          687,295         447,121
Financing costs.........................       472,734        283,382          389,234         239,305
Other...................................       114,119         37,594          111,928          36,175
                                            ----------       --------       ----------      ----------
    Total...............................    $2,005,894       $956,805       $3,018,471      $1,682,714
                                            ----------       --------       ----------      ----------
                                            ----------       --------       ----------      ----------

    The aggregate amortization expense for the three years ended July 31, 2004 was $519,058, $446,019, and $259,671, respectively.

--------------------------------------------------------------------------------

    The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

FISCAL
 YEAR
----
2005.......................................................  $253,801
2006.......................................................  $184,243
2007.......................................................  $139,090
2008.......................................................  $ 93,282
2009.......................................................  $126,694

12. CAPITALIZATION:

    The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2004 and at July 31, 2003. In 2003, 17,500 shares of the treasury stock were purchased for $227,500.

13. PAYABLE TO SECURITIES BROKER:

    The Company borrowed funds, payable on demand, from a securities broker. The loan balance at July 31, 2004 in the amount of $1,434,025, secured by the Company's marketable securities, accrues interest at a floating rate, which at July 31, 2004, was at the annual rate of 3.625%.

14. CONTINGENCIES:

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

    To ensure complete independence, D'Arcangelo & Co., LLP, the independent registered public accounting firm, has full and free access to meet with the Audit Committee, without management representatives present, to discuss results of the audit, the adequacy of internal controls and the quality of financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2004 and 2003, and the related consolidated statements of operations and retained earnings, comprehensive income, and cash flows for each of the three years in the period ended July 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and its subsidiaries as of July 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 2004, in conformity with U.S. generally accepted accounting principles.

D'ARCANGELO & CO., LLP
Purchase, New York
October 8, 2004

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

                                                                 Years Ended July 31,
                                               ---------------------------------------------------------
                                                 2004        2003        2002        2001        2000
--------------------------------------------------------------------------------------------------------
Revenues
    Rental income............................  $  14,025   $  13,120   $  12,533   $  11,281   $  10,451
    Rental income-affiliated company.........     --              70         462         414         414
    Recovery of real estate taxes............     --          --              69      --          --
    Loss on disposition of fixed assets......         (4)     --          --          --          --
                                               ---------   ---------   ---------   ---------   ---------
        Total revenues.......................     14,021      13,190      13,064      11,695      10,865
                                               ---------   ---------   ---------   ---------   ---------
Expenses
    Real estate operating expenses...........      7,716       6,915       6,025       5,885       5,530
    Administrative and general expenses......      2,771       2,930       2,600       2,392       2,240
    Bad debts (recovery).....................     --            (163)        483         (48)     --
    Depreciation and amortization............      1,318       1,201       1,142       1,080       1,010
                                               ---------   ---------   ---------   ---------   ---------
        Total expenses.......................     11,805      10,883      10,250       9,309       8,780
                                               ---------   ---------   ---------   ---------   ---------
Income from operations before investment
  income, interest expense, other expenses
  and income taxes...........................      2,216       2,307       2,814       2,386       2,085
                                               ---------   ---------   ---------   ---------   ---------
Investment income, interest expense and other
  expenses:
    Loss on disposition of asset.............     --             (80)     --          --          --
    Investment income........................        253         300         233         264         297
    Interest expense.........................       (547)       (548)       (674)       (573)       (619)
                                               ---------   ---------   ---------   ---------   ---------
                                                    (294)       (328)       (441)       (309)       (322)
                                               ---------   ---------   ---------   ---------   ---------
Income before income taxes...................      1,922       1,979       2,373       2,077       1,763
Income taxes provided........................        787         832       1,119         786         697
                                               ---------   ---------   ---------   ---------   ---------
Net Income...................................  $   1,135   $   1,147   $   1,254   $   1,291   $   1,066
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Net income per common share..................  $     .56   $     .57   $     .62   $     .62   $     .50
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Dividends per share..........................     --          --          --          --          --
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Average common shares outstanding............  2,015,780   2,026,855   2,033,280   2,066,390   2,118,908
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------

J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FISCAL 2004 COMPARED TO FISCAL 2003

    Net income for the year ended July 31, 2004 amounted to $1,135,466, or $.56 per share, compared to net income for the year ended July 31, 2003 of $1,147,031, or $.57 per share.

    Revenues in the current year increased to $14,020,571 from $13,189,989 in the comparable 2003 fiscal year. The increase was primarily due to the leasing of two retail tenants at the Company's Jamaica, New York property, two office tenants at the Company's 9 Bond Street building in Brooklyn, New York and two office tenants at the Company's Jowein building in Brooklyn, New York.

    Real estate operating expenses in the current year increased to $7,715,493 from $6,914,941 in the comparable 2003 year primarily due to increases in real estate taxes, rental expense, payroll, maintenance, licenses and permits and leasing commissions, partially offset by a decrease in insurance costs.

    Administrative and general expenses in the current year decreased to $2,771,106 from $2,929,578 in the comparable 2003 year primarily due to decreases in payroll, insurance and legal costs.

    Depreciation and amortization expense in the current year increased to $1,317,522 from $1,201,119 in the comparable 2003 year primarily due to depreciation on the additional improvements to the Jamaica, New York property, the 9 Bond Street Brooklyn, New York property and the Jowein building in Brooklyn, New York.

    Interest expense and other expenses exceeded investment income by $293,984 in fiscal 2004 and by $328,329 in the comparable 2003 year. The decrease was due primarily to scheduled repayments of debt, the gain on sales of the Company's marketable securities and the loss on disposition of asset on a portion of the Company's Fishkill, New York property which was recorded in the comparable 2003 year.

    The bad debt recovery in the amount of $163,009 in the 2003 year relates to a prior year's bad debt write-off of one of the retail tenants at the Jamaica, New York property.

FISCAL 2003 COMPARED TO FISCAL 2002

    Net income for the year ended July 31, 2003 amounted to $1,147,031, or $.57 per share, compared to net income for the year ended July 31, 2002 of $1,254,190, or $.62 per share.

    Revenues in the current year increased to $13,189,989 from $13,064,424 in the comparable 2002 fiscal year. The increase was due to various rent escalations from tenants and increases in real estate taxes and operating cost escalations offset by the loss of a retail tenant at the Company's Jamaica, New York location, which vacated in March 2003, and the expiration of an agreement with an affiliated company which expired in August 2002.

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

    Depreciation and amortization expense in the current year increased to $1,201,119 from $1,141,889 in the comparable 2002 year primarily due to depreciation on the additional improvements to the Jamaica, New York property, the 9 Bond Street Brooklyn, New York property and the Jowein building in Brooklyn, New York.

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

--------------------------------------------------------------------------------

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

    Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements. The Company's cash and cash equivalents amounted to $603,289 at July 31, 2004.

    The current working capital deficit of $406,887 was caused by the Company's outlay of cash for renovations made on behalf of tenants in the Company's premises. The loan discussed below, along with the increased rentals from the additional tenants should resolve the deficit in current working capital within the next fiscal year.

    The City of New York, a tenant in the Company's Jowein building in Brooklyn, New York, whose lease expires April 29, 2010, elected to exercise its option to terminate the Lease Agreement effective May 31, 2004. The City of New York vacated the premises June 8, 2004. The loss in annual revenue to the Company commencing June, 2004, relating to the termination of the lease, will approximate $2,440,000. Upon the termination of the Lease Agreement, the Company was paid $295,695 from the City of New York representing the unamortized portion of the Company's cost to prepare the leased premises for occupancy. The Company is actively seeking, through brokers, tenants to occupy the vacated space as well as the additional 87,000 square feet of available space in the building.

    The Company leased 47,615 square feet for office use to two tenants in the Company's 9 Bond Street Brooklyn, New York property. One tenant leased 25,423 square feet and its rent commenced April, 2004. The second tenant leased 22,192 square feet and its rent commenced June, 2004. The Company also leased 8,300 square feet for office use to two tenants in the Company's Jowein building in Brooklyn, New York. Rent commenced in December, 2003 for one tenant, and in May, 2004 for the other tenant. To replace the retail store which vacated the Jamaica, New York property in March, 2003, the Company divided the premises into three retail stores. As of July 31, 2004, the Company has leased 54,289 square feet to two tenants. Rent commenced in September, 2003.

    The first mortgage loan balance on the Fishkill, New York property matured on July 1, 2004, with a balloon payment due of $1,856,852. The Company on August 19, 2004, extended this mortgage with the bank. (See Note 3(e) to the Consolidated Financial Statements).

    The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan will finance seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements to future tenant leases at the Company's Brooklyn, New York (9 Bond Street) and Fishkill, New York properties. The loan will also refinance the existing mortgage on the Company's Fishkill, New York property which matured on July 1, 2004 (see Note 3(e) to the Consolidated Financial Statements). The Company will have three and one half years to draw down amounts under this loan. The loan will consist of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property (the 'First Permanent Loan') (see Note 3(e) to the Consolidated Financial Statements); b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the 'Second Permanent Loan'); and c) multiple, successively subordinate building loans in the amount of $8,295,274 ('Subordinate Building Loan'). The loan is structured in two phases: 1) a forty-two month loan with payments of interest only at the floating one month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and
2) after the forty-two month period, the loan would convert to a seven-year (7) mortgage permanent loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York's seven-year (7) fixed interest rate plus 2.25% per annum. As of August 19, 2004, the Company refinanced the existing mortgage on the Company's Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company's 9 Bond Street property in Brooklyn, New York. The outstanding balance as of August 19, 2004 was $4,654,726.

    The Company on May 7, 2004, purchased a one-half interest in a parcel which is part of its Brooklyn, New York properties. The parcel was leased to the Company. The purchase price was $1,500,000. The Company financed $1,350,000 of the purchase price from an affiliated company. The term of the loan is for a period of five

--------------------------------------------------------------------------------
(5) years at an interest rate of 9%. Interest and amortization will be based on fifteen (15) year level amortization period. (See Note 3(d) to the Consolidated Financial Statements).

    The Company on October 1, 2004, purchased a one-quarter interest in a parcel which is part of its Brooklyn, New York properties. The parcel was leased to the Company. The purchase price was $750,000.

    The Company in August 2004 came to an agreement with the owner of a one-third interest in a parcel, which is part of its Brooklyn, New York properties, to purchase the parcel. The parcel was leased to the Company. The purchase price will be $940,000.

    The Company in September 2004 entered into a contract to purchase a one-half interest in a parcel which is part of its Brooklyn, New York properties. The parcel was leased to the Company. The purchase price will be $1,500,000.

    The Company on August 23, 2004, paid the total amount due on the loan to a securities broker. (See Note 13 to the Consolidated Financial Statements).

    The tenant at the Company's Levittown, New York property, whose lease expired September 30, 2004, did not renew the lease and vacated the premises. The annual loss in rental income from this tenant is approximately $350,000. The Company is actively seeking, through brokers, tenants to occupy the vacated space.

CONTRACTUAL OBLIGATIONS:

    At July 31, 2004, the Company had certain contractual cash obligations, as set forth in the following tables:

                                                             Payment Due by Period
                                        ----------------------------------------------------------------
           Contractual Cash                           Less than 1      1-3          4-5        After 5
             Obligations                   Total         Year         Years        Years        Years
             -----------                -----------   -----------   ----------   ----------   ----------
    Mortgages Payable.................  $ 8,417,794   $  587,634    $4,821,065   $3,009,095   $   --
    Security Deposits Payable.........      757,327      116,118        89,142       28,165      523,902
    Operating leases..................    7,407,161    1,099,728     2,182,410    2,124,592    2,000,431
                                        -----------   ----------    ----------   ----------   ----------
    Total Contractual Cash
      Obligations.....................  $16,582,282   $1,803,480    $7,092,617   $5,161,852   $2,524,333
                                        -----------   ----------    ----------   ----------   ----------
                                        -----------   ----------    ----------   ----------   ----------

CASH FLOWS FROM OPERATING ACTIVITIES:

    Receivables: The Company received $193,444 in the year ended July 31, 2004 as reimbursement for expenditures for renovations made on behalf of a tenant at the Jamaica, New York property. The original amount of the reimbursement was $1,591,753. As of July 31, 2004, the total amount has been received.

    Prepaid Expenses: Expenditures for the year ended July 31, 2004 decreased by $58,434 compared to the period ended July 31, 2003, due to decreases in insurance premiums paid offset by increases in real estate taxes.

    Deferred Expenses: The Company had an expenditure for a brokerage commission in the amount of $71,665 relating to a tenant at one of the Brooklyn, New York properties. The Company also had expenditures of $83,500 for costs incurred to obtain loan financing for renovations to be performed at the Brooklyn, New York building (9 Bond Street) to accommodate new tenants and the refinancing of the existing mortgage on the Company's Fishkill, New York property.

    Payroll and Other Accrued Liabilities: The Company paid $244,664 for commissions incurred in order to lease space at the Company's properties in the year ended July 31, 2004. The original amount of the brokerage commissions was $481,294. As of July 31, 2004, $300,788 has been paid.

CASH FLOWS FROM INVESTING ACTIVITIES:

    Capital Expenditures: The Company had expenditures of $218,904 for the year ended July 31, 2004 for the renovation of a portion of the exterior of one of its Brooklyn, New York properties. The total cost was $253,185. The project was completed in April, 2004.

    The Company had expenditures of $370,369 for the year ended July 31, 2004 for the dividing of space into three separate stores, which was formerly occupied by one department store that vacated the premises in
                                                                              21

--------------------------------------------------------------------------------
March, 2003, at its Jamaica, New York property. The total cost of the project was $883,518. The project was completed in October, 2003.

    The Company had expenditures of $935,800 for the year ended July 31, 2004 for the renovation of 8,300 square feet for office space for two tenants at its Jowein building in Brooklyn, New York. The total cost of the project was $961,655. The project was completed in October, 2003.

    The Company had expenditures of $2,485,288 for the year ended July 31, 2004 for the renovation of 22,192 square feet for office space for a tenant at one of its Brooklyn, New York properties. The total cost of the project was $2,485,288. The project was completed in January, 2004.

    The Company also had expenditures of $2,006,197 for the year ended July 31, 2004 for the renovation of 25,423 square feet for office space for a tenant at one of its Brooklyn, New York properties. The total cost of the project was $2,006,197. The project was completed in March, 2004.

    Security Deposits: The Company made an expenditure of $75,000 for a deposit on the purchase of a one-quarter interest in a parcel which is part of one of its Brooklyn, New York properties as of July 31, 2004. The one-half interest on the parcel was acquired on October 1, 2004 at a total purchase price of $750,000.

    Other Assets: Security Deposits -- The Company increased tenant security deposits by $179,364, due to the leasing of office space to two tenants at one of the Company's Brooklyn, New York properties.

CASH FLOWS FROM FINANCING ACTIVITIES:

    Borrowing: Mortgage -- The Company borrowed $1,350,000 from an affiliated company in order to purchase a one-half interest in a parcel which is part of one of its Brooklyn, New York properties. (See Note 3(d) to the Consolidated Financial Statements).

    Borrowing: Payable to securities broker -- The Company borrowed $1,434,025, net of repayments of $1,717,493, payable on demand from a securities broker. (See Note 13 to the Consolidated Financial Statements).

    Lease security: The Company increased tenant security deposits by $179,364 due to the leasing of office space to two tenants at one of the Company's Brooklyn, New York properties.

CONTROLS AND PROCEDURES:

    The Company's management reviewed the Company's internal controls and procedures and the effectiveness of these controls. As of July 31, 2004, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

    There was no change in the Company's internal controls over financial reporting or in other factors during the Company's last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting. There were no significant deficiencies or material weaknesses, and therefore there were no corrective actions taken.

    Our accounting department is comprised of four persons. Due to such a limited number of persons, a complete segregation of all of the duties as to which the department is responsible is not possible. In order to make sure that the inability to segregate all duties does not affect our timely and accurate financial reporting, we need to remain vigilant in maintaining compensating controls. These compensating controls will continue to be monitored in order to assure us that our internal controls over financial reporting remain at a high level despite the limited number of accounting department personnel.

--------------------------------------------------------------------------------

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

                                                                           Three Months Ended
                                                 -----------------------------------------------------------------------
                                                 Oct. 31, 2003      Jan. 31, 2004      Apr. 30, 2004      July 31, 2004
                                                 -------------      -------------      -------------      -------------
  Revenues.....................................     $3,320             $3,441             $3,490              $3,770
  Revenues less expenses.......................        482                278                559                 603
  Net income...................................        281                148                274                 432
  Net income per common share..................     $  .14             $  .07             $  .14              $  .21

                                                                           Three Months Ended
                                                 -----------------------------------------------------------------------
                                                 Oct. 31, 2002      Jan. 31, 2003      Apr. 30, 2003      July 31, 2003
                                                 -------------      -------------      -------------      -------------
  Revenues.....................................     $3,245             $3,477             $3,210              $3,258
  Revenues less expenses.......................        545                666                222                 547
  Net income...................................        317                351                146                 333
  Net income per common share..................     $  .16             $  .17             $  .07              $  .17

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

    Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2004 and 2003.

                                                              Sales Price
                                                        -----------------------
                  Three Months Ended                     High             Low
                  ------------------                     ----             ---
October 31, 2003......................................  $13.850         $13.000
January 31, 2004......................................   14.200          13.250
April 30, 2004........................................   14.400          13.200
July 31, 2004.........................................   14.390          13.060

October 31, 2002......................................  $13.600         $11.500
January 31, 2003......................................   14.100          12.150
April 30, 2003........................................   13.490          12.100
July 31, 2003.........................................   14.000          12.170

    The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

   On September 17, 2004, the Company had approximately 3,500 shareholders of record.

J.W. MAYS, INC.
--------------------------------------------------------------------------------

OFFICERS

Lloyd J. Shulman                            Chairman of the Board, Chief Executive Officer and President
                                              and Chief Operating Officer
Mark S. Greenblatt                          Vice President and Treasurer
Ward N. Lyke, Jr.                           Vice President and Assistant Treasurer
George Silva                                Vice President-Operations
Salvatore Cappuzzo                          Secretary

BOARD OF DIRECTORS

Mark S. Greenblatt(3),(5)                   Vice President and Treasurer, J.W. Mays, Inc.
Lance D. Myers(1),(3),(4),(5),(6)           Partner, Holland & Knight LLP
Dean L. Ryder(2),(3),(4),(6)                President, Putnam County National Bank
Jack Schwartz(1),(2),(3),(4),(6)            Private Consultant
Lloyd J. Shulman(1),(3)                     Chairman of the Board, Chief Executive Officer and President
                                            and Chief Operating Officer, J.W. Mays, Inc.
Sylvia W. Shulman(3)                        Retired
Lewis D. Siegel(2),(3),(4),(6)              Senior Vice President-Investments, Smith Barney Citigroup

COMMITTEE ASSIGNMENTS KEY:
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Investment Advisory Committee
(4) Member of Executive Compensation Committee
(5) Member of Disclosure Committee
(6) Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 2004, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]