Form 10-K, Exhibit 13
period 2005-07-31
MAYS J W INC
filed 2005-10-14
CIK 54187

                                J.W. MAYS, INC.











                                                   ANNUAL REPORT
                                                       2005
                                             Year Ended July 31, 2005

J.W. MAYS, INC.

CONTENTS

                                                             PAGE NO.
---------------------------------------------------------------------
Summary of Selected Financial Data                                2
The Company                                                       2
Message to Shareholders                                           3
Consolidated Balance Sheets                                     4-5
Consolidated Statements of Income and Retained Earnings           6
Consolidated Statements of Comprehensive Income                   6
Consolidated Statements of Cash Flows                             7
Notes to Consolidated Financial Statements                     8-16
Report of Management                                             17
Report of Independent Registered Public Accounting Firm          17
Five Year Summary of Consolidated Operations                     18
Management's Discussion and Analysis of
Financial Condition and Results of Operations                 19-23
Controls and Procedures                                          23
Quarterly Financial Information (Unaudited)                      23
Common Stock and Dividend Information                            24
Officers and Directors                                           25

EXECUTIVE OFFICES
9 Bond Street, Brooklyn, N.Y. 11201-5805

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038-4502

SPECIAL COUNSEL
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
D'Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, November 22, 2005, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

                                                       2005      2004      2003      2002      2001
-----------------------------------------------------------------------------------------------------
Rental Income                                         $12,879   $14,025   $13,120   $12,533   $11,281
Rental Income -- Affiliated Company                     --        --           70       462       414
Recovery of Real Estate Taxes                           --        --        --           69     --
Gain (loss) on Disposition of Fixed Assets                  4        (4)    --        --        --
-----------------------------------------------------------------------------------------------------
Total Revenues                                         12,883    14,021    13,190    13,064    11,695
-----------------------------------------------------------------------------------------------------
Net Income                                                348     1,135     1,147     1,254     1,291
-----------------------------------------------------------------------------------------------------
Real Estate-Net                                        44,370    39,907    33,171    32,094    31,525
-----------------------------------------------------------------------------------------------------
Total Assets                                           57,177    51,809    48,346    48,266    45,578
-----------------------------------------------------------------------------------------------------
Long-Term Debt:
    Mortgages Payable                                  12,476     7,830     5,261     7,779     7,332
    Notes Payable                                       1,000     --        --        --        --
    Other                                                 925       641       569       399       364
                                                      -------   -------   -------   -------   -------
        Total                                          14,401     8,471     5,830     8,178     7,696
-----------------------------------------------------------------------------------------------------
Shareholders' Equity                                   37,339    36,996    35,705    34,652    33,033
-----------------------------------------------------------------------------------------------------
Net Income Per Common Share                           $   .17   $   .56   $   .57   $   .62   $   .62
-----------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share                       --        --        --        --        --
-----------------------------------------------------------------------------------------------------

Average common shares outstanding for fiscal 2005, 2,015,780; 2004, 2,015,780; 2003, 2,026,855; 2002, 2,033,280; 2001, 2,066,390.

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

    More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2005.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:
--------------------------------------------------------------------------------

    The financial position of our Company continued to be positive during the fiscal year ended July 31, 2005 with profits earned in each of the four quarters.

    In fiscal 2005, our revenues were $12,882,965 compared to $14,020,571 in the 2004 fiscal year. Net income for fiscal 2005 was $348,368 or $.17 per share. This compares to net income of $1,135,466 or $.56 per share for fiscal 2004.

    During fiscal 2005, the Company leased 43,801 square feet for office use to two tenants in the Company's Jowein building in Brooklyn, New York. One tenant leased 28,801 square feet and its rent commenced May, 2005. The second tenant leased 15,000 square feet and its rent will commence in October, 2005. The Company also leased 4,320 square feet to an existing tenant at its 9 Bond Street building in Brooklyn, New York. Rent commenced in April, 2005. To replace the retail store which vacated the Jamaica, New York property in March, 2003, the Company divided the premises into three retail stores. As of July 31, 2005, the Company has leased the entire space to three tenants. Rent commenced in September, 2003 for two tenants and March, 2005 for the third tenant.

    The rental income from the additional tenants will partially offset the loss in rental income created by the loss of the City of New York as a tenant at the Company's Jowein building in Brooklyn, New York in June, 2004 and the loss of the tenant at the Company's Levittown, New York property in September, 2004.

    The Company, on August 19, 2004, closed on a $12,000,000 multiple draw term loan. The loan will refinance the existing mortgage on the Company's Fishkill, New York property which matured on July 1, 2004, and fund capital improvements for new tenants at the Company's properties at 9 Bond Street in Brooklyn, New York and Fishkill, New York. The Company also secured financing from two banks in the amounts of $1,700,000 and $1,200,000. These loans will finance the construction costs and brokerage commissions associated with the leasing of the 28,801 square feet and the 15,000 square feet, respectively, at the Company's Jowein building in Brooklyn, New York.

    The increased rentals from the additional tenants and the additional financing should adequately cover the Company's planned operating and capital requirements.

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



LLOYD J. SHULMAN

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 7, 2005

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2005 and 2004
ASSETS

                                                                 2005             2004
------------------------------------------------------------------------------------------

Property and Equipment-at cost (Notes 1 and 3):
    Buildings and improvements..............................  $57,368,282      $53,533,121
    Improvements to leased property.........................    9,158,009        9,158,009
    Fixtures and equipment..................................      719,322          711,001
    Land....................................................    6,146,554        4,713,503
    Other...................................................      257,472          212,747
    Construction in progress................................      592,545          --
                                                              -----------      -----------
                                                               74,242,184       68,328,381
    Less accumulated depreciation and amortization..........   29,605,517       28,174,404
                                                              -----------      -----------
        Property and equipment-net..........................   44,636,667       40,153,977
                                                              -----------      -----------

Current Assets:
    Cash and cash equivalents (Notes 9 and 10)..............      522,897          603,289
    Marketable securities (Notes 1, 2 and 10)...............       45,668           45,395
    Receivables (Note 6)....................................      141,192          181,407
    Income taxes refundable (Notes 1 and 4).................      234,616          126,911
    Deferred income taxes (Notes 1 and 4)...................      104,000           79,000
    Security deposits.......................................       66,998          191,118
    Prepaid expenses........................................    1,552,114        1,532,163
                                                              -----------      -----------
        Total current assets................................    2,667,485        2,759,283
                                                              -----------      -----------

Other Assets:
    Deferred charges (Notes 1 and 11).......................    2,830,730        2,005,894
    Less accumulated amortization (Note 11).................    1,188,451          956,805
                                                              -----------      -----------
        Net.................................................    1,642,279        1,049,089
    Security deposits.......................................    1,233,116          946,183
    Unbilled receivables (Note 1)...........................    4,422,984        4,316,666
    Marketable securities (Notes 1, 2 and 10)...............    2,574,514        2,583,812
                                                              -----------      -----------
        Total other assets..................................    9,872,893        8,895,750
                                                              -----------      -----------

        TOTAL ASSETS........................................  $57,177,045      $51,809,010
                                                              -----------      -----------
                                                              -----------      -----------

See Notes to Consolidated Financial Statements.

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                 2005          2004
---------------------------------------------------------------------------------------

Long-Term Debt:
    Mortgages and term loan payable (Notes 3 and 10)........  $12,476,347   $ 7,830,160
    Note Payable -- related party (Notes 10 and 13).........    1,000,000       --
    Security deposits payable (Note 10).....................      924,341       641,209
                                                              -----------   -----------
        Total long-term debt................................   14,400,688     8,471,369
                                                              -----------   -----------

Deferred Income Taxes (Notes 1 and 4).......................    3,151,000     3,175,000
                                                              -----------   -----------

Current Liabilities:
    Payable to securities broker............................      --          1,434,025
    Accounts payable........................................       65,539        87,581
    Payroll and other accrued liabilities (Note 7)..........    1,133,918       936,048
    Other taxes payable.....................................        5,188         4,764
    Current portion of mortgages payable (Notes 3 and 10)...    1,015,173       587,634
    Current portion of security deposits payable
      (Note 10).............................................       66,998       116,118
                                                              -----------   -----------
        Total current liabilities...........................    2,286,816     3,166,170
                                                              -----------   -----------

        Total liabilities...................................   19,838,504    14,812,539
                                                              -----------   -----------

Shareholders' Equity:
    Common stock, par value $1 each share (shares-5,000,000
      authorized; 2,178,297 issued).........................    2,178,297     2,178,297
    Additional paid in capital..............................    3,346,245     3,346,245
    Unrealized gain on available-for-sale securities -- net
      of deferred taxes of $600,000 at July 31, 2005 and
      $603,000 at July 31, 2004. (Notes 1 and 2)............    1,164,264     1,170,562
    Retained earnings.......................................   31,937,587    31,589,219
                                                              -----------   -----------
                                                               38,626,393    38,284,323
    Less common stock held in treasury, at cost-162,517
      shares at July 31, 2005 and July 31, 2004
      (Note 12).............................................    1,287,852     1,287,852
                                                              -----------   -----------
        Total shareholders' equity..........................   37,338,541    36,996,471
                                                              -----------   -----------

Commitments (Notes 5 and 6) and Contingencies (Note 14)

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........  $57,177,045   $51,809,010
                                                              -----------   -----------
                                                              -----------   -----------

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2005          2004          2003
-----------------------------------------------------------------------------------------------------
Revenues
  Rental income (Notes 1 and 6).............................  $12,879,226   $14,024,924   $13,120,360
  Rental income-affiliated company (Note 6).................      --            --             69,629
  Gain (loss) on disposition of equipment...................        3,739        (4,353)      --
                                                              -----------   -----------   -----------
      Total revenues........................................   12,882,965    14,020,571    13,189,989
                                                              -----------   -----------   -----------
Expenses
  Real estate operating expenses (Note 5)...................    7,321,272     7,715,493     6,914,941
  Administrative and general expenses.......................    2,764,210     2,771,106     2,929,578
  Bad debts (recovery)......................................      --            --           (163,009)
  Depreciation and amortization (Note 1)....................    1,464,883     1,317,522     1,201,119
                                                              -----------   -----------   -----------
      Total expenses........................................   11,550,365    11,804,121    10,882,629
                                                              -----------   -----------   -----------
Income from operations before investment income, interest
  expense, other expenses and income taxes..................    1,332,600     2,216,450     2,307,360
                                                              -----------   -----------   -----------
Investment income, interest expense and other expenses:
  Loss on disposition of asset..............................      --            --            (80,301)
  Investment income (Notes 1 and 2).........................       84,307       253,116       300,287
  Investment expense (Notes 3 and 9)........................     (725,539)     (547,100)     (548,315)
                                                              -----------   -----------   -----------
                                                                 (641,232)     (293,984)     (328,329)
                                                              -----------   -----------   -----------
Income before income taxes..................................      691,368     1,922,466     1,979,031
Income taxes provided (Notes 1 and 4).......................      343,000       787,000       832,000
                                                              -----------   -----------   -----------
Net income..................................................      348,368     1,135,466     1,147,031
Retained earnings, beginning of year........................   31,589,219    30,453,753    29,306,722
                                                              -----------   -----------   -----------
Retained earnings, end of year..............................  $31,937,587   $31,589,219   $30,453,753
                                                              -----------   -----------   -----------
Income per common share (Note 1)............................  $       .17   $       .56   $       .57
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Dividends per share.........................................      --            --            --
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------
Average common shares outstanding...........................    2,015,780     2,015,780     2,026,855
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2005          2004          2003
-----------------------------------------------------------------------------------------------------
Net income..................................................  $   348,368   $ 1,135,466   $ 1,147,031
                                                              -----------   -----------   -----------
Other comprehensive income, net of tax
  Unrealized gain (loss) on available-for-sale securities,
  net of taxes (benefit) of ($3,000), $55,000 and $94,000
  for the fiscal years 2005, 2004 and 2003, respectively....       (6,298)      250,275       131,395
Reclassification adjustment.................................      --            (94,614)        2,696
                                                              -----------   -----------   -----------
Net change in comprehensive income..........................       (6,298)      155,661       134,091
                                                              -----------   -----------   -----------
Comprehensive income........................................  $   342,070   $ 1,291,127   $ 1,281,122
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

See Notes to Consolidated Financial Statements.
6

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years Ended July 31,
                                                              ---------------------------------------
                                                                 2005          2004          2003
-----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income................................................  $   348,368   $ 1,135,466   $ 1,147,031
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Deferred income taxes.................................      (46,000)       22,000       (61,000)
      Realized (gain) loss on marketable securities.........      --            (94,614)        2,696
      Gain (loss) on disposition of equipment...............        3,739        (4,353)      --
      Depreciation and amortization.........................    1,464,883     1,317,522     1,201,119
      Amortization of deferred expenses.....................      310,695       519,058       446,019
      Other assets -- deferred expenses.....................     (903,885)     (232,390)     (553,540)
                  -- unbilled receivables...................     (106,318)      (68,854)       65,515
                  -- receivables............................      --            --            193,444
Changes in:
  Receivables...............................................       40,215       252,088       118,183
  Prepaid expenses..........................................      (19,951)       30,835      (131,758)
  Income taxes refundable...................................     (107,705)       83,471      (210,382)
  Real estate taxes refundable..............................      --            --             82,769
  Accounts payable..........................................      (22,042)       40,752        (8,776)
  Payroll and other accrued liabilities.....................      197,870      (149,933)      277,174
  Income taxes payable......................................      --            --           (747,268)
  Other taxes payable.......................................          424           500           588
                                                              -----------   -----------   -----------
      Net cash provided by operating activities.............    1,160,293     2,851,548     1,821,814
                                                              -----------   -----------   -----------
Cash Flows From Investing Activities
  Acquisition of property and equipment.....................   (5,951,312)   (7,984,762)   (2,315,990)
  Security deposits.........................................     (162,813)     (244,029)     (177,072)
  Marketable securities:
      Receipts from sales or maturities.....................      --          1,877,354       420,817
      Payments for purchases................................         (273)         (284)      (72,958)
                                                              -----------   -----------   -----------
        Net cash (used) by investing activities.............   (6,114,398)   (6,351,721)   (2,145,203)
                                                              -----------   -----------   -----------
Cash Flows From Financing Activities
  Borrowings -- security broker.............................      981,062     3,151,518       --
  Payments -- security broker...............................   (2,415,087)   (1,717,493)      --
  Increase -- security deposits.............................      234,012       168,070       175,184
  Borrowing -- mortgage and other debt......................    6,720,000     1,350,000       --
  Payments -- mortgage and other debt payments..............     (646,274)     (711,077)     (712,864)
  Purchase of treasury stock................................      --            --           (227,500)
                                                              -----------   -----------   -----------
      Net cash provided (used) by financing activities......    4,873,713     2,241,018      (765,180)
                                                              -----------   -----------   -----------
  Net (decrease) in cash and cash equivalents...............      (80,392)   (1,259,155)   (1,088,569)
  Cash and cash equivalents at beginning of year............      603,289     1,862,444     2,951,013
                                                              -----------   -----------   -----------
  Cash and cash equivalents at end of year..................  $   522,897   $   603,289   $ 1,862,444
                                                              -----------   -----------   -----------
                                                              -----------   -----------   -----------

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

    RENTAL INCOME: All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. Contingent rental income is recorded when earned and is not based on tenant revenue. Based upon its periodic accessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required.

    MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2005.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining-balance method. Amortization of improvements to leased property is calculated over the shorter of the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

Buildings and improvements..................................       18-40 years
Improvements to leased property.............................        3-40 years
Fixtures and equipment......................................        7-12 years
Other.......................................................         3-5 years

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

    The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2005 and 2004, there were no impairments of its property and equipment.

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

--------------------------------------------------------------------------------

Comprehensive income is defined to include all changes in equity except those resulting from investments by and distributions to shareholders.

    DEFERRED CHARGES: Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 21 years, using the straight-line method.

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

    INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal 2005 and fiscal 2004 and 2,026,855 in fiscal 2003.

2. MARKETABLE SECURITIES:

    As of July 31, 2005 and 2004, the Company's marketable securities were classified as follows:

                                                    2005                                               2004
                              -------------------------------------------------   ---------------------------------------------
                                            GROSS         GROSS                                GROSS        GROSS
                                         UNREALIZED    UNREALIZED       FAIR                 UNREALIZED   UNREALIZED    FAIR
                                COST        GAINS        LOSSES        VALUE        COST       GAINS        LOSSES     VALUE
                                ----        -----        ------        -----        ----       -----        ------     -----
Current:
 Held-to-Maturity:
   Certificate of deposit...  $ 45,668   $   --          -$-         $   45,668   $ 45,395   $   --         -$-      $   45,395
                              --------   ----------       ----       ----------   --------   ----------      ----    ----------
                              --------   ----------       ----       ----------   --------   ----------      ----    ----------

Non-current:
 Available-for-sale:
   Equity securities........  $810,250   $1,764,264      -$-         $2,574,514   $810,250   $1,773,562     -$-      $2,583,812
                              --------   ----------       ----       ----------   --------   ----------      ----    ----------
                              --------   ----------       ----       ----------   --------   ----------      ----    ----------

    Investment income for the years ended July 31, 2005, 2004 and 2003 consists of the following:

                                                 2005       2004       2003
                                                 ----       ----       ----
Interest income...............................  $ 9,446   $ 14,085   $ 99,094
Dividend income...............................   74,861    144,417    203,889
Gain (loss) on sale of securities.............    --        94,614     (2,696)
                                                -------   --------   --------
    Total.....................................  $84,307   $253,116   $300,287
                                                -------   --------   --------
                                                -------   --------   --------

--------------------------------------------------------------------------------

3. LONG-TERM DEBT -- MORTGAGES AND TERM LOAN:

                                                                     JULY 31, 2005             July 31, 2004
                                            Current             ------------------------   ---------------------
                                             Annual    Final       DUE           DUE         Due         Due
                                            Interest  Payment     WITHIN        AFTER       Within      After
                                              Rate     Date      ONE YEAR     ONE YEAR     One Year    One Year
                                              ----     ----      --------     --------     --------    --------
Mortgages:
  Jamaica, New York property.......    (a)     5   %  4/01/07   $  266,667   $ 1,533,333   $266,667   $1,800,000
  Jamaica, New York property.......    (b)     6.98%  8/01/06      178,937     2,739,452    166,907    2,918,389
  Jowein building, Brooklyn, NY....    (c)     9   %  3/31/05       --           --         109,183       --
  Jowein building, Brooklyn, NY....    (d)     9   %  4/01/09       49,055     1,215,752     44,877    1,264,807
  Fishkill, New York property......  (e,f)  Variable  2/18/08       --         1,834,726     --        1,846,964
  Bond St. building, Brooklyn,
    NY.............................    (f)  Variable  2/18/08       --         2,820,000     --           --
  Term loan payable to bank........    (g)     6.50%  5/01/10      300,514     1,353,084     --           --
  Jowein building, Brooklyn, NY....    (h)  Variable  8/01/10      220,000       980,000     --           --
                                                                ----------   -----------   --------   ----------
    Total..........................                             $1,015,173   $12,476,347   $587,634   $7,830,160
                                                                ----------   -----------   --------   ----------
                                                                ----------   -----------   --------   ----------

    (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The outstanding balance of the loan, totaling $1,355,555, will become due and payable on April 1, 2007.

    (b) The Company, on December 13, 2000, closed a loan with a bank in the amount of $3,500,000. The loan is secured by a second position leasehold mortgage covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The outstanding balance of the loan, totaling $2,739,452 will become due and payable on August 1, 2006.

Payments are made, in arrears, on the first day of each and every month calculated during the ten (10) year period of the term loan, at the sum of the interest rate plus amortization sufficient to fully liquidate the loan over a fifteen (15) year period. As additional collateral security, the Company will conditionally assign to the bank all leases and rents on the premises, or portions thereof, whether now existing or hereafter consummated. The Company has an option to prepay principal, in whole or in part, plus interest accrued thereon, at any time during the term, without premium or penalty. Other provisions of the loan agreement provide certain restrictions on the incurrence of indebtedness on the Jamaica property and the sale or transfer of the Company's ground lease interest in the premises.

    (c) Mortgage is held by an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors. Interest and amortization of principal are paid quarterly. The constant quarterly payments of interest and principal are $38,044. The mortgage loan was self-amortizing. As of July 31, 2005, the mortgage loan was paid in full.

    (d) The Company, on May 7, 2004, closed a loan with an affiliated corporation (see Note 3(c)) in the amount of $1,350,000. The term of the loan is for a period of five (5) years at an interest rate of 9.00% per annum. Interest and amortization of principal are paid quarterly based on a fifteen (15) year level amortization period. The constant quarterly payments of interest and principal are $40,316. The funds were used to purchase a one-half interest in a property that is part of the Company's Brooklyn, New York building (Bond Street building). The outstanding balance of the loan, totaling $1,056,007, will become due and payable on April 1, 2009.

    (e) On June 2, 1999, the existing first mortgage loan balance on the Fishkill, New York property was extended for a period of five years. Under the terms of the extension agreement, the annual interest rate was reduced from 9% to 8.25% and the interest and principal payments were made in constant monthly amounts based upon a fifteen (15) year payout period. On August 19, 2004 the Company extended the loan for an additional forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan.

--------------------------------------------------------------------------------

The payments for the extended period of forty-two (42) months will be interest only on the amount owing at a floating rate per annum equal to the one-month LIBOR rate plus 2.25%, but not less than 3.40%. The payments for the seven-year permanent mortgage loan would be on a seventeen (17) year level amortization, plus interest. The interest rate on the permanent loan would be a fixed rate equal to the Federal Home Loan Bank of New York's seven-year (7) fixed interest rate plus 2.25% per annum. (See Note 3(f)).

    (f) The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan finances seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company's Brooklyn, New York (Bond Street building) and Fishkill, New York properties. The loan also refinances the existing mortgage on the Company's Fishkill, New York property which matured on July 1, 2004 (see Note 3(e)). The Company will have three and one-half years to draw down amounts under this loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property (the 'First Permanent Loan') (see Note 3(e)),
b) a permanent subordinate mortgage loan in the amount $1,870,000 (the 'Second Permanent Loan'), and c) multiple, successively subordinate loans in the amount $8,295,274 ('Subordinate Building Loans'). The loan is structured in two phases:
1) a forty-two month loan with payments of interest only at the floating one-month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and
2) after the forty-two month period, the loan would convert to a seven-year (7) permanent mortgage loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York's seven-year (7) fixed interest rate plus 2.25% per annum at the time of conversion. As of August 19, 2004, the Company refinanced the existing mortgage on the Company's Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company's Bond Street building in Brooklyn, New York. The outstanding balance as of July 31, 2005 was $4,654,726.

    (g) On February 18, 2005, the Company secured financing in the amount of $1,700,000, from a bank whose president is a director of the Company. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 28,801 square feet for office use to a tenant at the Company's Jowein building, in Brooklyn, New York. The loan is a multiple draw loan, for a period of five (5) years, and is self-amortizing, at an interest rate of 6.50% per annum. As of July 31, 2005, the Company drew down the $1,700,000.

    (h) The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan will be used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company's Jowein building in Brooklyn, New York. The loan will be secured by the assignment of lease of 15,000 square feet. The loan is for a period of five (5) years and is self-amortizing, at an interest rate of prime plus 1.00% per annum floating.

    Maturities of long-term debt-mortgages payable outstanding at July 31, 2005, are as follows: Years ending July 31, 2006 (included in current liabilities), $1,015,173; 2007, $4,887,045; 2008, $5,295,452; 2009 $1,708,544; 2010, $565,306;
and 2011, $20,000.

    Interest paid to related parties for the three years ended July 31, 2005 was $120,179, $44,862, and $28,033, respectively.

--------------------------------------------------------------------------------

4. INCOME TAXES:

    Significant components of the Company's deferred tax assets and liabilities as of July 31, 2005 and 2004 are a result of temporary differences related to the items described as follows:

                                                               2005                           2004
                                                   ----------------------------   ----------------------------
                                                    DEFERRED       DEFERRED        DEFERRED       DEFERRED
                                                   TAX ASSETS   TAX LIABILITIES   TAX ASSETS   TAX LIABILITIES
                                                   ----------   ---------------   ----------   ---------------
Rental income received in advance................   $ 82,604      $  --            $51,594       $  --
Unbilled receivables.............................     --           1,503,815         --           1,467,666
Property and equipment...........................     --           1,048,421         --           1,105,526
Unrealized gain on available-for-sale
  securities.....................................     --             599,850         --             603,011
Other............................................     22,482         --             27,609          --
                                                    --------      ----------       -------       ----------
                                                    $105,086      $3,152,086       $79,203       $3,176,203
                                                    --------      ----------       -------       ----------
                                                    --------      ----------       -------       ----------

    The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2005.

    Income taxes provided for the years ended July 31, 2005, 2004 and 2003 consist of the following:

                                                                             2005       2004       2003
                                                                             ----       ----       ----
                Current:
                  Federal................................................  $218,665   $506,500   $586,000
                  State and City.........................................   170,335    258,500    307,000
                Deferred taxes...........................................   (46,000)    22,000    (61,000)
                                                                           --------   --------   --------
                    Total provision......................................  $343,000   $787,000   $832,000
                                                                           --------   --------   --------
                                                                           --------   --------   --------

    Components of the deferred tax provision for the years ended July 31, 2005, 2004 and 2003 consist of the following:

                                                                               2005       2004       2003
                                                                               ----       ----       ----
                Book depreciation (under) tax depreciation................   $(57,105)  $(45,913)  $(29,206)
                Reduction (increase) of rental income received in
                  advance.................................................    (31,010)    32,239     (9,420)
                Increase (decrease) in unbilled receivables...............     36,149     23,410    (22,275)
                Capital loss carry forward................................      --        (8,506)     --
                Increase in impairment of marketable securities...........      --        16,962      --
                Other.....................................................      5,966      3,808        (99)
                                                                             --------   --------   --------
                                                                             $(46,000)  $ 22,000   $(61,000)
                                                                             --------   --------   --------
                                                                             --------   --------   --------

--------------------------------------------------------------------------------

    Taxes provided for the years ended July 31, 2005, 2004 and 2003 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

                                                                          2005        2004         2003
                                                                          ----        ----         ----
                Income before income taxes............................  $691,368   $1,922,466   $1,979,031
                Dividends received deduction..........................   (52,403)    (100,000)    (103,600)
                Other-net.............................................     6,962       11,100        8,000
                                                                        --------   ----------   ----------
                Adjusted pre-tax income...............................  $645,927   $1,833,566   $1,883,431
                                                                        --------   ----------   ----------
                                                                        --------   ----------   ----------
                Statutory rate........................................       34%          34%          34%
                Income tax provision at statutory rate................  $219,620   $  623,420   $  640,370
                State and City income taxes, net of federal income tax
                  benefit.............................................   123,380      163,580      191,630
                                                                        --------   ----------   ----------
                Income taxes provided.................................  $343,000   $  787,000   $  832,000
                                                                        --------   ----------   ----------
                                                                        --------   ----------   ----------

5. LEASES:

    The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 26 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

    Rental expense for leased real property for each of the three fiscal years ended July 31, 2005 was exceeded by sublease rental income, as follows:

                                                                         2005         2004         2003
                                                                         ----         ----         ----
                Minimum rental expense..............................  $1,119,336   $1,230,929   $1,164,109
                Contingent rental expense...........................   1,339,355    1,316,308    1,164,601
                                                                      ----------   ----------   ----------
                                                                       2,458,691    2,547,237    2,328,710
                Sublease rental income..............................   6,947,617    7,580,001    7,121,713
                                                                      ----------   ----------   ----------
                    Excess of sublease income over expense..........  $4,488,926   $5,032,764   $4,793,003
                                                                      ----------   ----------   ----------
                                                                      ----------   ----------   ----------

    Rent expense paid to an affiliate principally owned by certain directors of the Company totaled $169,800 for fiscal years ended July 31, 2005, 2004 and 2003. Rent expense is recognized on a straight-line basis over the lives of the leases.

    Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

                FISCAL                                                               OPERATING
                 YEAR                                                                  LEASES
                 ----                                                                  ------
                 2006  ............................................................  $1,189,188
                 2007  ............................................................   1,282,688
                 2008  ............................................................   1,282,688
                 2009  ............................................................   1,224,870
                 2010  ............................................................     884,848
                After 2010.........................................................   2,527,375
                                                                                     ----------
                        Total required*............................................  $8,391,657
                                                                                     ----------
                                                                                     ----------

    * Minimum payments have not been reduced by minimum sublease rentals of $32,466,925 under operating leases due in the future under non-cancelable leases.

--------------------------------------------------------------------------------

6. RENTAL INCOME:

    Rental income for each of the fiscal years 2005, 2004 and 2003 is as follows:

                                                                                  July 31,
                                                                   ---------------------------------------
                                                                      2005          2004          2003
                                                                      ----          ----          ----
                Minimum rentals
                    Company owned property.......................  $ 5,376,270   $ 5,418,020   $ 5,288,068
                    Operating leases.............................    6,048,649     6,391,641     6,178,459
                                                                   -----------   -----------   -----------
                                                                    11,424,919    11,809,661    11,466,527
                                                                   -----------   -----------   -----------
                Contingent rentals
                    Company owned property.......................      555,339     1,026,903       780,208
                    Operating leases.............................      898,968     1,188,360       943,254
                                                                   -----------   -----------   -----------
                                                                     1,454,307     2,215,263     1,723,462
                                                                   -----------   -----------   -----------
                        Total....................................  $12,879,226   $14,024,924   $13,189,989
                                                                   -----------   -----------   -----------
                                                                   -----------   -----------   -----------

    Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

                FISCAL                                               COMPANY         LEASED
                 YEAR                                            OWNED PROPERTY     PROPERTY        TOTAL
                 ----                                            --------------     --------        -----
                 2006  ........................................    $ 5,157,067     $ 6,320,709   $11,477,776
                 2007  ........................................      4,743,385       5,799,963    10,543,348
                 2008  ........................................      4,256,361       4,862,428     9,118,789
                 2009  ........................................      3,986,809       4,550,485     8,537,294
                 2010  ........................................      3,638,638       4,028,268     7,666,906
                 After 2010....................................      3,642,577       6,905,072    10,547,649
                                                                   -----------     -----------   -----------
                        Total..................................    $25,424,837     $32,466,925   $57,891,762
                                                                   -----------     -----------   -----------
                                                                   -----------     -----------   -----------

    Rental income from an affiliate principally owned by certain directors of the Company totaled $69,629 for fiscal year 2003. The lease with the affiliate ended in August 2002 and was not renewable. Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

    Payroll and other accrued liabilities for the fiscal years ended July 31, 2005, and 2004 consist of the following:

                                                                                 2005        2004
                                                                                 ----        ----
                Payroll.....................................................  $  144,345   $128,907
                Interest....................................................      76,931     51,830
                Professional fees...........................................      97,097    129,900
                Rents received in advance...................................     242,953    151,747
                Utilities...................................................      57,400     53.500
                Brokers commissions.........................................     194,488    180,506
                Construction costs..........................................     188,000      3,000
                Other.......................................................     132,704    236,658
                                                                              ----------   --------
                        Total...............................................  $1,133,918   $936,048
                                                                              ----------   --------
                                                                              ----------   --------

--------------------------------------------------------------------------------

8. EMPLOYEE'S RETIREMENT PLAN:

    The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its employees. Operations were charged $287,777, $265,174 and $271,089 as contributions to the Plan for fiscal years 2005, 2004 and 2003, respectively.

9. CASH FLOW INFORMATION:

    For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

    Supplemental disclosures:

                                                                               Years Ended July 31,
                                                                         --------------------------------
                                                                           2005       2004        2003
                                                                           ----       ----        ----
                Interest paid, net of capitalized interest of $24,966
                  (2005)...............................................  $700,438   $539,414   $  546,994
                Income taxes paid......................................  $496,705   $681,529   $1,850,650

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

                                                          JULY 31, 2005
                                                    -------------------------
                                                     CARRYING        FAIR
                                                       VALUE         VALUE
                                                       -----         -----
Cash and cash equivalents.........................  $   522,897   $   522,897
Marketable securities.............................  $ 2,620,182   $ 2,620,182
Tenant security deposits payable..................  $   991,339   $   991,339
Mortgages and notes payable.......................  $14,491,520   $13,870,215

    Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

    The Company derives rental income from forty-five tenants, of which one tenant accounted for 16.86% and another tenant accounted for 11.62% of rental income during the year ended July 31, 2005. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2005.

    The Company has two irrevocable letters of credit totaling $137,500 at July 31, 2005 provided by two tenants, and had three irrevocable letters of credit totaling $319,000 at July 31, 2004 provided by three tenants.

--------------------------------------------------------------------------------

11. DEFERRED CHARGES:

    Deferred charges for the fiscal years ended July 31, 2005, and 2004 consist of the following:

                                                  JULY 31, 2005                   JULY 31, 2004
                                          -----------------------------   -----------------------------
                                          GROSS CARRYING   ACCUMULATED    GROSS CARRYING   ACCUMULATED
                                              AMOUNT       AMORTIZATION       AMOUNT       AMORTIZATION
                                              ------       ------------       ------       ------------
Leasing brokerage commissions...........    $1,656,326      $  537,918      $1,044,955       $405,040
Professional fees for leasing...........       429,836         265,178         374,086        230,789
Financing costs.........................       625,115         344,914         472,734        283,382
Other...................................       119,453          40,441         114,119         37,594
                                            ----------      ----------      ----------       --------
    Total...............................    $2,830,730      $1,188,451      $2,005,894       $956,805
                                            ----------      ----------      ----------       --------
                                            ----------      ----------      ----------       --------

    The aggregate amortization expense for the three years ended July 31, 2005 was $310,695, $519,058, and $446,019, respectively.

    The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

 FISCAL
  YEAR
 ----
2006.......................................................  $324,662
2007.......................................................  $243,685
2008.......................................................  $197,578
2009.......................................................  $196,219
2010.......................................................  $190,664

12. CAPITALIZATION:

    The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2005 and at July 31, 2004.

13. NOTE PAYABLE:

    On December 15, 2004, the Company borrowed $1,000,000 from a director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan is for a period of three (3) years maturing on December 15, 2007, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The funds were used towards the purchase of a one-half interest in a parcel which is part of the Company's Brooklyn, New York properties. The total purchase price was $1,500,000. The constant quarterly payments of interest are $18,750. The interest paid for the year ended July 31, 2005 was $46,875.

14. CONTINGENCIES:

    There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's Consolidated Financial Statements.

15. SUBSEQUENT EVENT:

    Levitz Home Furnishings, Inc. (formerly Seaman Furniture Company, Inc.) which occupies retail space at the Company's Jowein building in Brooklyn, New York and is estimated to account for approximately 6% of the annual rental income of the Company for the fiscal year ended July 31, 2006, filed for Chapter 11 bankruptcy protection from creditors on October 11, 2005. Levitz Home Furnishings, Inc. has not expressed its intentions as to what actions it may take with respect to such property, and the Company is unable to determine the effect, if any, of such filing on its operations.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2005 and 2004, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the three years in the period ended July 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 2005, in conformity with U.S. generally accepted accounting principles.

D'ARCANGELO & CO., LLP
Purchase, New York
October 7, 2005
except for Note 15 as to
which the date is October 12, 2005

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

                                                                 Years Ended July 31,
                                               ---------------------------------------------------------
                                                 2005        2004        2003        2002        2001
--------------------------------------------------------------------------------------------------------
Revenues
    Rental income............................  $  12,879   $  14,025   $  13,120   $  12,533   $  11,281
    Rental income-affiliated company.........     --          --              70         462         414
    Recovery of real estate taxes............     --          --          --              69      --
    Gain (loss) on disposition of fixed
      assets.................................          4          (4)     --          --          --
                                               ---------   ---------   ---------   ---------   ---------
        Total revenues.......................     12,883      14,021      13,190      13,604      11,695
                                               ---------   ---------   ---------   ---------   ---------
Expenses
    Real estate operating expenses...........      7,321       7,716       6,915       6,025       5,885
    Administrative and general expenses......      2,764       2,771       2,930       2,600       2,392
    Bad debts (recovery).....................     --          --            (163)        483         (48)
    Depreciation and amortization............      1,465       1,318       1,201       1,142       1,080
                                               ---------   ---------   ---------   ---------   ---------
        Total expenses.......................     11,550      11,805      10,883      10,250       9,309
                                               ---------   ---------   ---------   ---------   ---------
Income from operations before investment
  income, interest expense, other expenses
  and income taxes...........................      1,333       2,216       2,307       2,814       2,386
                                               ---------   ---------   ---------   ---------   ---------
Investment income, interest expense and other
  expenses:
    Loss on disposition of asset.............     --          --             (80)     --          --
    Investment income........................         84         253         300         233         264
    Interest expense.........................       (726)       (547)       (548)       (674)       (573)
                                               ---------   ---------   ---------   ---------   ---------
                                                    (642)       (294)       (328)       (441)       (309)
                                               ---------   ---------   ---------   ---------   ---------
Income before income taxes...................        691       1,922       1,979       2,373       2,077
Income taxes provided........................        343         787         832       1,119         786
                                               ---------   ---------   ---------   ---------   ---------
Net Income...................................  $     348   $   1,135   $   1,147   $   1,254   $   1,291
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Net income per common share..................  $     .17   $     .56   $     .57   $     .62   $     .62
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Dividends per share..........................     --          --          --          --          --
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Average common shares outstanding............  2,015,780   2,015,780   2,026,855   2,033,280   2,066,390
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------

J.W. MAYS, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FISCAL 2005 COMPARED TO FISCAL 2004

    Net income for the year ended July 31, 2005 amounted to $348,368, or $.17 per share, compared to net income for the year ended July 31, 2004 of $1,135,466, or $.56 per share.

    Revenues in the current year decreased to $12,882,965 from $14,020,571 in the comparable 2004 fiscal year. The decrease in revenues was due to the New York City Department of Finance vacating the Company's Jowein building in Brooklyn, New York in June 2004, and the tenant vacating the Levittown, New York premises in September 2004, partially offset by the revenues from the Company's leasing to two office tenants at its Bond Street building in Brooklyn, New York, the leasing to three office tenants at its Jowein building in Brooklyn, New York, and the leasing to a retail tenant at its Jamaica, New York building.

    Real estate operating expenses in the current year decreased to $7,321,272 from $7,715,493 in the comparable 2004 year primarily due to decreases in rental expense, insurance costs, maintenance costs, leasing commissions and licenses and permits, partially offset by increases in real estate taxes, payroll costs, and utility costs.

    Administrative and general expenses in the current year decreased to $2,764,210 from $2,771,106 in the comparable 2004 year primarily due to decreases in medical costs and legal and professional costs, partially offset by an increase in payroll costs.

    Depreciation and amortization expense in the current year increased to $1,464,883 from $1,317,522 in the comparable 2004 year primarily due to depreciation on the additional improvements to the Jamaica, New York property, the 9 Bond Street Brooklyn, New York property and the Jowein building in Brooklyn, New York and acquisitions of the three parcels in Brooklyn, New York.

    Interest expense and other expenses exceeded investment income by $641,232 in fiscal 2005 and by $293,984 in the comparable 2004 year. The increase was due primarily to increased interest expense on the additional loans with banks, a note payable from a director, a decrease in income due to the gains on the sale of the Company's marketable securities in the 2004 year, and a decrease in dividend income due to the sale of the Company's marketable securities, partially offset by scheduled repayments of debt.

    The income tax provision for the year ended July 31, 2005 is approximately fifty percent of income before income taxes, compared to approximately forty-one percent in the year ended July 31, 2004. The increase in the tax percent was caused by the state and city tax provision in the year ended July 31, 2005 being based on capital and in the year ended July 31, 2004, it was based on income.

FISCAL 2004 COMPARED TO FISCAL 2003

    Net income for the year ended July 31, 2004 amounted to $1,135,466, or $.56 per share, compared to net income for the year ended July 31, 2003 of $1,147,031, or $.57 per share.

    Revenues in fiscal 2004 increased to $14,020,571 from $13,189,989 in the comparable 2003 fiscal year. The increase was primarily due to the leasing of two retail tenants at the Company's Jamaica, New York property, two office tenants at the Company's 9 Bond Street building in Brooklyn, New York and two office tenants at the Company's Jowein building in Brooklyn, New York.

    Real estate operating expenses in fiscal 2004 increased to $7,715,493 from $6,914,941 in the comparable 2003 year primarily due to increases in real estate taxes, rental expense, payroll, maintenance, licenses and permits and leasing commissions, partially offset by a decrease in insurance costs.

    Administrative and general expenses in fiscal 2004 decreased to $2,771,106 from $2,929,578 in the comparable 2003 year primarily due to decreases in payroll, insurance and legal costs.

    Depreciation and amortization expense in fiscal 2004 increased to $1,317,522 from $1,201,119 in the comparable 2003 year primarily due to depreciation on the additional improvements to the Jamaica, New York property, the 9 Bond Street Brooklyn, New York property and the Jowein building in Brooklyn, New York.

--------------------------------------------------------------------------------

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

    Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements. The Company's cash and cash equivalents amounted to $522,897 at July 31, 2005.

    In November 2004, the Company leased 24,109 square feet for retail use at its Jamaica, New York property. The space was formerly a retail store which vacated the property in March 2003. The Company divided the premises into three retail stores. As of July 31, 2005, the Company has leased the entire 78,398 square feet to three tenants. Rent commenced in September 2003 for two tenants and rent commenced in March 2005 for the other tenant.

    In January 2005 and in March 2005, the Company leased 28,801 square feet and 15,000 square feet, respectively, for office use to two tenants at the Company's Jowein building in Brooklyn, New York. This space was a portion of the space previously leased to the City of New York Department of Finance, which vacated the premises in June 2004. Rent commenced in May 2005 for one tenant and will commence in October 2005 for the other tenant. In February 2005, the Company also leased 4,320 square feet to an existing tenant at its 9 Bond Street building in Brooklyn, New York. Rent commenced in April 2005.

    The first mortgage loan balance on the Fishkill, New York property matured on July 1, 2004, with a balloon payment due of $1,856,852. The Company on August 19, 2004, extended this mortgage with the bank. (See Note 3(e) to the Consolidated Financial Statements).

    The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan finances seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements to future tenant leases at the Company's Brooklyn, New York (Bond Street building) and Fishkill, New York properties. The loan also refinances the existing mortgage on the Company's Fishkill, New York property which matured on July 1, 2004 (see Note 3(e) to the Consolidated Financial Statements). The Company will have three and one-half years to draw down amounts under this loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property (the 'First Permanent Loan') (see Note 3(e) to the Consolidated Financial Statements); b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the 'Second Permanent Loan'); and c) multiple, successively subordinate building loans in the amount of $8,295,274 ('Subordinate Building Loans'). The loan is structured in two phases: 1) a forty-two month loan with payments of interest only at the floating one month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and
2) after the forty-two month period, the loan would convert to a seven-year (7) permanent mortgage loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York's seven year (7) fixed interest rate plus 2.25% per annum. As of August 19, 2004, the Company refinanced the existing mortgage on the Company's Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company's Bond Street building in Brooklyn, New York. The outstanding balance as of July 31, 2005 was $4,654,726.

    The Company on October 1, 2004 purchased a one-quarter interest in a parcel, which is part of its Brooklyn, New York properties. The parcel was leased to the Company. The purchase price was $750,000.

    The Company on November 4, 2004 purchased a one-third interest in a parcel, which is part of its Brooklyn, New York properties. The parcel was leased to the Company. The purchase price was $940,000.

--------------------------------------------------------------------------------

    The Company on December 17, 2004 purchased a one-half interest in a parcel, which is part of its Brooklyn, New York properties. The parcel was leased to the Company. The purchase price was $1,500,000.

    On December 15, 2004, the Company borrowed $1,000,000 from a director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan is for a period of three (3) years maturing on December 15, 2007, at an interest rate of 7.50% per annum. The funds were used towards the purchase of a one-half interest in a parcel which is part of the Company's Brooklyn, New York properties. The total purchase price was $1,500,000 (see Note 13 to the Consolidated Financial Statements).

    The Company on August 23, 2004 paid the total amount due on the loan to a securities broker, which was $1,423,458.

    The tenant at the Company's Levittown, New York property, whose lease expired September 30, 2004, did not renew the lease and vacated the premises. The annual loss in rental income from this tenant is approximately $350,000. The Company is actively seeking, through brokers, tenants to occupy the vacated space.

    On February 18, 2005, the Company secured financing in the amount of $1,700,000 from a bank whose president is a director of the Company. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 28,801 square feet for office use to a tenant at the Company's Jowein building in Brooklyn, New York. The loan will be a multiple draw loan for a period of five (5) years, and is self-amortizing at an interest rate of 6.50% per annum. As of July 31, 2005, the Company drew down the $1,700,000. (See Note 3(g) to the Consolidated Financial Statements).

    The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan will be used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company's Jowein building in Brooklyn, New York. The loan will be secured by the assignment of lease of 15,000 square feet. The loan is for a period of five
(5) years and is self-amortizing, at an interest rate of prime plus 1.00% per annum floating. (See Note 3(h) to the Consolidated Financial Statements).

    The Company, in August 2005, entered into two lease agreements with an existing tenant at the Company's 9 Bond Street building in Brooklyn, New York. One lease agreement is for 12,000 square feet and will be used for offices and the rent is anticipated to commence in March 2006. The other lease agreement is for 2,505 square feet and will be used as part of the tenant's retail operation, and rent will commence in November 2005.

    The Company has been informed by a tenant, who occupies 47,100 square feet of rental space at its Jamaica, New York property, that the tenant would not be exercising its option to extend its lease agreement. The tenant will vacate the premises upon the expiration of its lease agreement on January 31, 2006. The annual loss in rental income to the Company will be approximately $575,000. The Company is actively seeking, through brokers, tenants to occupy the space when it is vacated.

    The lease with the tenant that leased the entire premises at the Company's Circleville, Ohio building, under a triple-net lease, lease extension and modification expired September 30, 2005. The tenant has informed the Company that it will enter into a further lease extension and modification agreement for part of the premises, 75,000 square feet, for a period of five years, with a right to cancel after three years, to expire on September 30, 2010. The Company has engaged brokers to pursue tenants for the remaining 118,000 square feet of space available for leasing.

    On October 11, 2005, a tenant in our Jowein building filed for Chapter 11 protection. This tenant is expected to account for 6% of our projected annual income for the year ended July 31, 2006. While we cannot ascertain what the effect of this filing will be on the Company, cash flows would be adversely affected by approximately $60,000 per month should the tenant vacate the premises.

CONTRACTUAL OBLIGATIONS:

    At July 31, 2005, the Company had certain contractual cash obligations, as set forth in the following tables:

                                                             Payment Due by Period
                                       -----------------------------------------------------------------
          Contractual Cash                           Less than 1       1-3          4-5        After 5
             Obligations                  Total         Year          Years        Years        Years
             -----------               -----------   -----------   -----------   ----------   ----------
    Mortgages payable................  $13,491,520   $1,015,173    $10,182,497   $2,273,850   $   20,000
    Note payable.....................    1,000,000       --          1,000,000       --           --
    Security deposits payable........      991,339       66,998         33,553      258,496      632,292
    Operating leases.................    8,391,657    1,189,188      2,565,376    2,109,718    2,527,375
                                       -----------   ----------    -----------   ----------   ----------
    Total contractual cash
      obligations....................  $23,874,516   $2,271,359    $13,781,426   $4,642,064   $3,179,667
                                       -----------   ----------    -----------   ----------   ----------
                                       -----------   ----------    -----------   ----------   ----------

--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

    Prepaid Expenses: Expenditures for the year ended July 31, 2005 increased by $154,306 compared to the period ended July 31, 2004, due to increases in real estate taxes paid offset by decreases in insurance premiums paid.

    Deferred Expenses: The Company had expenditures of $138,679 in the year ended July 31, 2005 for costs incurred to obtain loan financing for renovations to be performed at the Brooklyn, New York building (Bond Street building) to accommodate new tenants and the refinancing of the existing mortgage on the Company's Fishkill, New York property. The Company also had expenditures for brokerage commissions in the amount of $611,371 relating to tenants at its Jamaica, New York and Brooklyn, New York properties.

    Payroll and Other Accrued Liabilities: The Company paid $582,537 for commissions incurred in order to lease space at the Company's properties in the year ended July 31, 2005. The original amount of the brokerage commissions was $1,092,665. As of July 31, 2005, $898,177 had been paid. The Company incurred additional brokerage commissions in the amount of $611,371 relating to four new tenants, which is included in the $1,092,665, in the year ended July 31, 2005.

CASH FLOWS FROM INVESTING ACTIVITIES:

    In addition to the acquisition of the 3 parcels in Brooklyn, New York for $3,190,000 ($3,015,000 expended in fiscal 2005), the Company had the following expenditures:

    The Company had expenditures of $582,545 for the year ended July 31, 2005 for the renovation of 15,000 square feet for office space for a tenant at its Jowein building in Brooklyn, New York. The cost of the project was $1,028,300 and was completed in September 2005.

    The Company had expenditures of $1,559,732 for the year ended July 31, 2005 for the renovation of 28,801 square feet for office space for a tenant and the renovation of the buildings lobby at its Jowein building in Brooklyn, New York. The total cost of the project was $1,559,732. The project was completed in May 2005.

CASH FLOWS FROM FINANCING ACTIVITIES:

    Borrowing: The Company secured financing from one of the Company's directors in the principal amount of $1,000,000. (See Note 13 to the Consolidated Financial Statements). The funds were used towards the purchase of a one-half interest in a parcel, which is part of the Company's Brooklyn, New York properties. The total purchase price was $1,500,000.

    The Company also secured financing from a bank in the principal amount of $2,820,000. (See Note 3(f) to the Consolidated Financial Statements).

    The Company secured financing in the amount of $1,700,000 from a bank whose president is a director of the Company. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 28,801 square feet for office use to a tenant at the Company's Jowein building in Brooklyn, New York. (See Note 3(g) to the Consolidated Financial Statements).

    The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan will be used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company's Jowein building in Brooklyn, New York. (See Note 3(h) to the Consolidated Financial Statements).

    Borrowing: Payable to securities broker -- The Company in the year ended July 31, 2005, paid down, net of borrowing, $1,434,025 of the amount payable to a securities broker.

    Lease security: The Company increased tenant security deposits by $233,577 due to the leasing of space to tenants, three at the Company's Brooklyn, New York properties, and one at its building in Jamaica, New York.

CONTROLS AND PROCEDURES:

    The Company's management reviewed the Company's internal controls and procedures and the effectiveness of these controls. As of July 31, 2005, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including its Chief Executive Officer and
22

--------------------------------------------------------------------------------

Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

                                                                           Three Months Ended
                                                 -----------------------------------------------------------------------
                                                 Oct. 31, 2004      Jan. 31, 2005      Apr. 30, 2005      July 31, 2005
                                                 -------------      -------------      -------------      -------------
  Revenues.....................................     $3,157             $3,172             $3,177              $3,377
  Revenues less expenses.......................        222                 12                 72                 385
  Net income...................................        115                 36                 43                 154
  Net income per common share..................     $  .06             $  .01             $  .02              $  .08

                                                                           Three Months Ended
                                                 -----------------------------------------------------------------------
                                                 Oct. 31, 2003      Jan. 31, 2004      Apr. 30, 2004      July 31, 2004
                                                 -------------      -------------      -------------      -------------
  Revenues.....................................     $3,320             $3,441             $3,490              $3,770
  Revenues less expenses.......................        482                278                559                 603
  Net income...................................        281                148                274                 432
  Net income per common share..................     $  .14             $  .07             $  .14              $  .21

Income per share is computed independently for each of the quarters presented on the basis described in Note 1 to the Consolidated Financial Statements.

--------------------------------------------------------------------------------

COMMON STOCK AND DIVIDEND INFORMATION

    Effective November 8, 1999, the Company's common stock commenced trading on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the Symbol:
'Mays'. Such shares were previously traded on The Nasdaq National Market.

    Following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2005 and 2004:

                                                              Sales Price
                                                        -----------------------
                  Three Months Ended                     High             Low
                  ------------------                     ----             ---
October 31, 2004......................................  $14.100         $12.210
January 31, 2005......................................   16.100          13.500
April 30, 2005........................................   17.700          15.160
July 31, 2005.........................................   16.760          15.020

October 31, 2003......................................  $13.850         $13.000
January 31, 2004......................................   14.200          13.250
April 30, 2004........................................   14.400          13.200
July 31, 2004.........................................   14.390          13.060

    The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

    On September 16, 2005, the Company had approximately 3,500 shareholders of record.

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

COMMITTEE ASSIGNMENTS KEY:
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Investment Advisory Committee
(4) Member of Executive Compensation Committee
(5) Member of Disclosure Committee (Mr. Lyke is also a member)
(6) Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company's Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 2005, will be furnished without charge to shareholders upon written request to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.