Form 10-K, Exhibit 13
period 2006-07-31
MAYS J W INC
filed 2006-10-12
CIK 54187

J.W. MAYS, INC.

Annual Report 2006 Year Ended July 31, 2006

J.W. MAYS, INC.

J.W. MAYS, INC.

Summary of Selected Financial Data
(dollars in thousands except per share data)

	2006	2005	2004	2003	2002

Rental Income	$13,470	$12,879	$14,025	$13,120	$12,533
Rental Income—Affiliated Company	—	—	—	70	462
Recovery of Real Estate Taxes	196	—	—	—	69
Gain (loss) on Disposition of Fixed Assets	—	4	(4)	—	—

Total Revenues	13,666	12,883	14,021	13190	13,064

Net Income	1,433	348	1,135	1,147	1,254

Real Estate-Net	45,586	44,370	39,907	33,171	32,094

Total Assets	57,290	57,177	51,809	48,346	48,266

Long-Term Debt:
Mortgages Payable	10,697	12,476	7,830	5,261	7,779
Note Payable	1,000	1,000	—	—	—
Other	1,031	925	641	569	399

Total	12,728	14,401	8,471	5,830	8,178

Shareholders' Equity	37,639	37,339	36,996	35,705	34,652

Net Income Per Common Share	$.71	$.17	$.56	$.57	$.62

Cash Dividends Declared Per Share	—	—	—	—	—

Average common shares outstanding for fiscal 2006, 2,015,780; 2005, 2,015,780; 2004, 2,015,780; 2003, 2,026,855; 2002, 2,033,280.

The Company

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

      More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2006.

J.W. MAYS, INC.

To Our Shareholders:

      The financial position of our Company continued to be positive during the fiscal year ended July 31, 2006 with profits earned in three of the four quarters.

      In fiscal 2006, our revenues were $13,666,177 compared to $12,882,965 in the 2005 fiscal year. Net income for fiscal 2006 was $1,433,382 or $.71 per share. This compares to net income of $348,368 or $.17 per share for fiscal 2005.

      During fiscal 2006, the Company leased 10,000 square feet for office use to one tenant in the Company's Jowein building in Brooklyn, New York. Rent commenced in October 2005. The Company also leased 13,026 square feet for office use to a tenant in the Company's 9 Bond Street building in Brooklyn, New York. Rent commenced August 2006. The Company also entered into three lease agreements with an existing tenant at the Company's 9 Bond Street building in Brooklyn, New York. One lease agreement is for 12,000 square feet and will be used for offices, and the rent commenced in March 2006. The second lease agreement is for 2,505 square feet and will be used as part of the tenant's retail operation, and the rent commenced in November 2005. The third lease agreement is for 7,411 square feet and will be used for office space, and the rent commenced in October 2006.

      In August and September 2006, the Company entered into three additional lease agreements. Two of the agreements were for retail use at the Company's Jamaica, New York building. One tenant leased 47,100 square feet and the other tenant leased 28,335 square feet. These tenants replaced the tenants who vacated the premises in February 2006 and June 2006, respectively. Rent is anticipated to commence in June 2007 and November 2006, respectively. The rental income from these lease agreements will more than offset the rental income lost from the previous tenants. The third lease agreement is for 10,000 square feet and will be used for office space at the Company's Jowein building in Brooklyn, New York. Rent is anticipated to commence in November 2006. The costs of construction to the Company for these tenants will be minor.

      The increased rentals from the additional tenants and the Company's multiple draw term loan should adequately cover the Company's planned operating and capital requirements.

      We are continuing to actively pursue government agencies, educational institutions and prospective corporate tenants which may be seeking office or retail space in our properties.

      I believe our Company is well-positioned to continue its growth, and I want to thank the personnel of Mays and our Board colleagues for their continuing commitment and support.

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 6, 2006

J.W. MAYS, INC.

Consolidated Balance Sheets
July 31, 2006 and 2005

Assets

	2006	2005

Property and Equipment-at cost (Notes 1 and 3):
Buildings and improvements	$60,601,064	$57,368,282
Improvements to leased property	9,158,009	9,158,009
Fixtures and equipment	721,099	719,322
Land	6,146,554	6,146,554
Other	257,472	257,472
Construction in progress	59,846	592,545

	76,944,044	74,242,184
Less accumulated depreciation and amortization	31,149,936	29,605,517

Property and equipment-net	45,794,108	44,636,667

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	2,335,328	522,897
Marketable securities (Notes 1, 2 and 10)	45,942	45,668
Receivables (Note 6)	86,199	141,192
Income taxes refundable (Notes 1 and 4)	—	234,616
Deferred income taxes (Notes 1 and 4)	131,000	104,000
Security deposits	8,297	66,998
Prepaid expenses	1,722,222	1,552,114

Total current assets	4,328,988	2,667,485

Other Assets:
Deferred charges (Notes 1 and 11)	2,761,585	2,830,730
Less accumulated amortization (Notes 1 and 11)	1,301,110	1,188,451

Net	1,460,475	1,642,279
Receivables	6,267	—
Security deposits	1,337,900	1,233,116
Unbilled receivables (Note 1)	4,204,567	4,422,984
Marketable securities (Notes 1, 2 and 10)	158,000	2,574,514

Total other assets	7,167,209	9,872,893

TOTAL ASSETS	$57,290,305	$57,177,045

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders' Equity

	2006	2005

Long-Term Debt:
Mortgages and term loan payable (Notes 3 and 10)	$10,696,864	$12,476,347
Note payable—related party (Notes 10 and 13)	1,000,000	1,000,000
Security deposits payable (Note 10)	1,030,800	924,341

Total long-term debt	12,727,664	14,400,688

Deferred Income Taxes (Notes 1 and 4)	2,445,000	3,151,000

Current Liabilities:
Accounts payable	61,908	65,539
Payroll and other accrued liabilities (Note 7)	1,269,578	1,133,918
Income taxes payable	794,314	—
Other taxes payable	5,645	5,188
Current portion of mortgages and term loan payable (Notes 3 and 10)	2,338,492	1,015,173
Current portion of security deposits payable (Note 10)	8,297	66,998

Total current liabilities	4,478,234	2,286,816

Total liabilities	19,650,898	19,838,504

Shareholders' Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities—net of deferred taxes of $16,000 at July 31, 2006 and $600,000 at July 31, 2005. (Notes 1, 2 and 4)	31,748	1,164,264
Retained earnings	33,370,969	31,937,587

	38,927,259	38,626,393
Less common stock held in treasury, at cost-162,517 shares at July 31, 2006 and July 31, 2005 (Note 12)	1,287,852	1,287,852

Total shareholders' equity	37,639,407	37,338,541

Commitments (Notes 5 and 6) and Contingencies (Note 14)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$57,290,305	$57,177,045

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Income and Retained Earnings

	Years Ended July 31,
	2006	2005	2004

Revenues
Rental income (Notes 1 and 6)	$13,470,572	$12,879,226	$14,024,924
Recovery of real estate taxes	195,605	—	—
Gain (loss) on disposition of equipment	—	3,739	(4,353)

Total revenues	13,666,177	12,882,965	14,020,571

Expenses
Real estate operating expenses (Note 5)	7,855,318	7,321,272	7,715,493
Administrative and general expenses	3,011,080	2,764,210	2,771,106
Depreciation and amortization (Note 1)	1,544,419	1,464,883	1,317,522

Total expenses	12,410,817	11,550,365	11,804,121

Income from operations before investment income, interest expense, other expenses and income taxes	1,255,360	1,332,600	2,216,450

Investment income, interest expense and other expenses:
Investment income (Notes 1 and 2)	2,107,616	84,307	253,116
Interest expense (Notes 3 and 9)	(970,594)	(725,539)	(547,100)

	1,137,022	(641,232)	(293,984)

Income before income taxes	2,392,382	691,368	1,922,466
Income taxes provided (Notes 1 and 4)	959,000	343,000	787,000

Net income	1,433,382	348,368	1,135,466
Retained earnings, beginning of year	31,937,587	31,589,219	30,453,753

Retained earnings, end of year	$33,370,969	$31,937,587	$31,589,219

Income per common share (Note 1)	$.71	$.17	$.56

Dividends per share	—	—	—

Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended July 31,
	2006	2005	2004

Net income	$1,433,382	$348,368	$1,135,466

Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of taxes (benefit) of ($584,000), ($3,000), and $55,000 for the fiscal years 2006, 2005 and 2004, respectively	878,040	(6,298)	250,275
Reclassification adjustment	(2,010,556)	—	(94,614)

Net change in comprehensive income	(1,132,516)	(6,298)	155,661

Comprehensive income	$300,866	$342,070	$1,291,127

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Cash Flows

	Years Ended July 31,
	2006	2005	2004

Cash Flows From Operating Activities
Net Income	$1,433,382	$348,368	$1,135,466
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(149,000)	(46,000)	22,000
Realized (gain) on marketable securities	(2,010,556)	—	(94,614)
(Gain) loss on disposition of equipment	—	(3,739)	4,353
Depreciation and amortization	1,544,419	1,464,883	1,317,522
Amortization of deferred expenses	474,691	310,695	519,058
Other assets—deferred expenses	(292,887)	(903,885)	(232,390)
—unbilled receivables	218,417	(106,318)	(68,854)
—receivables	(6,267)	—	—
Changes in:
Receivables	54,993	40,215	252,088
Prepaid expenses	(170,108)	(19,951)	30,835
Income taxes refundable	234,616	(107,705)	83,471
Accounts payable	(3,631)	(22,042)	40,752
Payroll and other accrued liabilities	135,660	197,870	(149,933)
Income taxes payable	794,314	—	—
Other taxes payable	457	424	500

Net cash provided by operating activities	2,258,500	1,152,815	2,860,254

Cash Flows From Investing Activities
Acquisition of property and equipment	(2,701,860)	(5,951,312)	(8,009,968)
Security deposits	(46,083)	(162,813)	(244,029)
Marketable securities:
Receipts from sales or maturities	2,710,554	—	1,877,354
Payments for purchases	(274)	(273)	(284)
Proceeds from sale of equipment	—	7,478	16,500

Net cash (used) by investing activities	(37,663)	(6,106,920)	(6,360,427)

Cash Flows From Financing Activities
Borrowings—security broker	567,422	981,062	3,151,518
Payments—security broker	(567,422)	(2,415,087)	(1,717,493)
Increase—security deposits	47,758	234,012	168,070
Borrowings—mortgage and other debt	559,009	6,720,000	1,350,000
Payments—mortgage and other debt payments	(1,015,173)	(646,274)	(711,077)

Net cash provided (used) by financing activities	(408,406)	4,873,713	2,241,018

Net increase (decrease) in cash and cash equivalents	1,812,431	(80,392)	(1,259,155)
Cash and cash equivalents at beginning of year	522,897	603,289	1,862,444

Cash and cash equivalents at end of year	$2,335,328	$522,897	$603,289

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies:

      CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a New York corporation and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

      ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company's financial statements in accordance with GAAP requires management to make estimates that affect the reported consolidated statements of income and retained earnings, comprehensive income and the consolidated balance sheets and related disclosures. Actual results could differ from those estimates.

      RENTAL INCOME: All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. Contingent rental income is recorded when earned and is not based on tenant revenue. Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required.

      MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders' equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2006.

      PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining-balance method. Amortization of improvements to leased property is calculated over the shorter of the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

Buildings and improvements	18-40 years
Improvements to leased property	3-40 years
Fixtures and equipment	7-12 years
Other	3-5 years

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

      The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2006 and 2005, there were no impairments of its property and equipment.

      COMPREHENSIVE INCOME: Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information.

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

      INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2006, 2005 and 2004.

2. Marketable Securities:

      As of July 31, 2006 and 2005, the Company's marketable securities were classified as follows:

	2006				2005
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Current:
Held-to-Maturity: Certificate of deposit	$45,942	$—	$—	$45,942	$45,668	$—	$—	$45,668

Non-current:
Available-for-sale: Equity securities	$110,252	$47,748	$—	$158,000	$810,250	$1,764,264	$—	$2,574,514

      Investment income for the years ended July 31, 2006, 2005 and 2004 consists of the following:

	2006	2005	2004
Interest income	$28,037	$9,446	$14,085
Dividend income	69,023	74,861	144,417
Gain on sale of securities	2,010,556	—	94,614

Total	$2,107,616	$84,307	$253,116

3. Long-Term Debt—Mortgages and Term Loan:

				July 31, 2006		July 31, 2005
		Current Annual Interest Rate	Final Payment Date	Due Within One Year	Due After One Year	Due Within One Year	Due After One Year
Mortgages:
Jamaica, New York property	(a)	5%	4/01/07	$1,533,333	$—	$266,667	$1,533,333
Jamaica, New York property	(b)	6.98%	10/01/11	190,899	2,548,553	178,937	2,739,452
Jowein building, Brooklyn, NY	(c)	9%	4/01/09	53,621	1,162,131	49,055	1,215,752
Fishkill, New York property	(d,e)	Variable	2/18/08	—	1,834,726	—	1,834,726
Bond St. building, Brooklyn, NY	(e)	Variable	2/18/08	—	3,379,009	—	2,820,000
Term loan payable to bank	(f)	6.50%	5/01/10	320,639	1,032,445	300,514	1,353,084
Jowein building, Brooklyn, NY	(g)	Variable	8/01/10	240,000	740,000	220,000	980,000

Total				$2,338,492	$10,696,864	$1,015,173	$12,476,347

      (a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The outstanding balance of the loan, totaling $1,355,555, will become due and payable on April 1, 2007.

      (b) The Company, on December 13, 2000, closed a loan with a bank in the amount of $3,500,000. The loan is secured by a second position leasehold mortgage covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The outstanding balance of the loan, totaling $2,739,452 will become due and payable on October 1, 2006. The Company has the option to extend this loan for an additional five (5) years. The interest rate for the extended period will be 2.25% above the 5-year treasury rate in effect on the first maturity date. The Company exercised its option to extend the loan for the additional five (5) years. At the end of the five-year period there will be a balance due on the loan, which will be determined when the interest rate is finalized.

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

      (c) The Company, on May 7, 2004, closed a loan with an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors, in the amount of $1,350,000. The term of the loan is for a period of five (5) years at an interest rate of 9.00% per annum. Interest and amortization of principal are paid quarterly based on a fifteen (15) year level amortization period. The constant quarterly payments of interest and principal are $40,316. The funds were used to purchase a one-half interest in a property that is part of the Company's Brooklyn, New York building (Bond Street building). The outstanding balance of the loan, totaling $1,056,007, will become due and payable on April 1, 2009.

      (d) On June 2, 1999, the existing first mortgage loan balance on the Fishkill, New York property was extended for a period of five years. Under the terms of the extension agreement, the annual interest rate was reduced from 9% to 8.25% and the interest and principal payments were made in constant monthly amounts based upon a fifteen (15) year payout period. On August 19, 2004 the Company extended the loan for an additional forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. The payments for the extended period of forty-two (42) months will be interest only on the amount owing at a floating rate per annum equal to the one-month LIBOR rate plus 2.25%, but not less than 3.40%. The payments for the seven-year permanent mortgage loan would be on a seventeen (17) year level amortization, plus interest. The interest rate on the permanent loan would be a fixed rate equal to the Federal Home Loan Bank of New York's seven-year (7) fixed interest rate plus 2.25% per annum. (See Note 3(e)).

      (e) The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan finances seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company's Brooklyn, New York (Bond Street building) and Fishkill, New York properties. The loan also refinanced the existing mortgage on the Company's Fishkill, New York property which matured on July 1, 2004 (see Note 3(d)). The Company will have three and one-half years to draw down amounts under this loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property (the “First Permanent Loan”) (see Note 3(d)), b) a permanent subordinate mortgage loan in the amount $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). The loan is structured in two phases: 1) a forty-two month loan with payments of interest only at the floating one-month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and 2) after the forty-two month period, the loan would convert to a seven-year (7) permanent mortgage loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York's seven-year (7) fixed interest rate plus 2.25% per annum at the time of conversion. As of August 19, 2004, the Company refinanced the existing mortgage on the Company's Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company's Bond Street building in Brooklyn, New York. On May 9, 2006, the Company drew down an additional $559,009 on its multiple draw term loan to finance tenant improvements for the leasing of 13,026 square feet for office use at the Company's 9 Bond Street building in Brooklyn, New York. The total amount to be financed for tenant improvements and brokerage commissions will be $916,661. The outstanding balance as of July 31, 2006 was $5,213,735.

      (f) On February 18, 2005, the Company secured financing in the amount of $1,700,000, from a bank whose president is a director of the Company. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 28,801 square feet for office use to a tenant at the Company's Jowein building, in Brooklyn, New York. The loan is a multiple draw loan, for a period of five (5) years, and is self-amortizing, at an interest rate of 6.50% per annum.

      (g) The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan will be used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company's Jowein building in Brooklyn, New York. The loan will be secured by the assignment of lease of 15,000 square feet. The loan is for a period of five (5) years and is self-amortizing, at a floating interest rate of prime plus 1.00% per annum.

      Maturities of long-term debt-mortgages payable outstanding at July 31, 2006, are as follows: Years ending July 31, 2007 (included in current liabilities); $2,338,492; 2008; $6,059,828; 2009; $1,929,305; 2010; $802,616; 2011; $275,098; and 2012; $1,630,017.

      Interest paid to related parties for the three years ended July 31, 2006 was $111,840, $120,179, and $44,862, respectively.

4. Income Taxes:

      Significant components of the Company's deferred tax assets and liabilities as of July 31, 2006 and 2005 are a result of temporary differences related to the items described as follows:

	2006		2005
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$118,833	$—	$82,604	$—
Unbilled receivables	—	1,429,553	—	1,503,815
Property and equipment	—	999,764	—	1,048,421
Unrealized gain on marketable securities	—	16,234	—	599,850
Other	20,772	—	22,482	—

	$139,605	$2,445,551	$105,086	$3,152,086

      The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2006.

      Income taxes provided for the years ended July 31, 2006, 2005 and 2004 consist of the following:

	2006	2005	2004
Current:
Federal	$786,824	$218,665	$506,500
State and City	289,449	170,335	258,500
Prior:
State and City	31,727	—	—
Deferred taxes (benefit)	(149,000)	(46,000)	22,000

Total provision	$959,000	$343,000	$787,000

      Components of the deferred tax provision for the years ended July 31, 2006, 2005 and 2004 consist of the following:

	2006	2005	2004
Book depreciation (under) tax depreciation	$(48,657)	$(57,105)	$(45,913)
Reduction (increase) of rental income received in advance	(36,229)	(31,010)	32,239
Increase (decrease) in unbilled receivables	(74,262)	36,149	23,410
Capital loss carry forward	—	—	(8,506)
Increase in impairment of marketable securities	—	—	16,962
Other	10,148	5,966	3,808

	$(149,000)	$(46,000)	$22,000

      Taxes provided for the years ended July 31, 2006, 2005 and 2004 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2006	2005	2004
Income before income taxes	$2,392,382	$691,368	$1,922,466
Dividends received deduction	(48,316)	(52,403)	(100,000)
Other-net	(28,923)	6,962	11,100

Adjusted pre-tax income	$2,315,143	$645,927	$1,833,566

Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$787,150	$219,620	$623,420
State and City income taxes, net of federal income tax benefit	171,850	123,380	163,580

Income taxes provided	$959,000	$343,000	$787,000

5. Leases:

      The Company's real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 25 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

      Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2006 was exceeded by sublease rental income, as follows:

	2006	2005	2004
Minimum rental expense	$1,212,338	$1,119,336	$1,230,929
Contingent rental expense	1,351,183	1,339,355	1,316,308

	2,563,521	2,458,691	2,547,237
Sublease rental income	7,248,000	6,947,617	7,580,001

Excess of sublease income over expense	$4,684,479	$4,488,926	$5,032,764

      Rent expense paid to an affiliate principally owned by certain directors of the Company totaled $273,300 for fiscal year ended July 31, 2006, and $169,800 for fiscal years ended July 31, 2005 and 2004. Rent expense is recognized on a straight-line basis over the lives of the leases.

      Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Fiscal Year	Operating Leases
2007	$1,747,765
2008	1,747,765
2009	1,689,947
2010	1,349,925
2011	890,237
After 2011	9,107,391

Total required*	$16,533,030

      * Minimum payments have not been reduced by minimum sublease rentals of $37,297,209 under operating leases due in the future under non-cancelable leases.

6. Rental Income:

      Rental income for each of the fiscal years 2006, 2005 and 2004 is as follows:

	July 31,
	2006	2005	2004
Minimum rentals
Company owned property	$5,634,643	$5,376,270	$5,418,020
Leased property	6,378,907	6,048,649	6,391,641

	12,013,550	11,424,919	11,809,661

Contingent rentals
Company owned property	587,929	555,339	1,026,903
Leased property	869,093	898,968	1,188,360

	1,457,022	1,454,307	2,215,263

Total	$13,470,572	$12,879,226	$14,024,924

      Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal Year	Company Owned Property	Leased Property	Total
2007	$5,627,108	$6,173,241	$11,800,349
2008	5,149,060	5,973,969	11,123,029
2009	4,822,465	5,671,534	10,493,999
2010	4,337,370	5,090,825	9,428,195
2011	2,972,273	3,932,875	6,905,148
After 2011	3,493,417	10,454,765	13,948,182

Total	$26,401,693	$37,297,209	$63,698,902

      Rental income is recognized on a straight-line basis over the lives of the leases.

7. Payroll and Other Accrued Liabilities:

      Payroll and other accrued liabilities for the fiscal years ended July 31, 2006, and 2005 consist of the following:

	2006	2005
Payroll	$160,870	$144,345
Interest	90,560	76,931
Professional fees	90,789	97,097
Rents received in advance	349,508	242,953
Utilities	61,600	57,400
Brokers commissions	253,167	194,488
Construction costs	105,712	188,000
Other	157,372	132,704

Total	$1,269,578	$1,133,918

8. Employee's Retirement Plan:

      The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its employees. Operations were charged $291,306, $287,777 and $265,174 as contributions to the Plan for fiscal years 2006, 2005 and 2004, respectively.

9. Cash Flow Information:

      For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

      Supplemental disclosures:

	Years Ended July 31,
	2006	2005	2004
Interest paid, net of capitalized interest of $49,279 (2006) and $24,966 (2005)	$942,537	$700,438	$539,414
Income taxes paid	$93,530	$496,705	$681,529

10. Financial Instruments and Credit Risk Concentrations:

      The following disclosure of estimated fair value was determined by the Company using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.

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

	July 31, 2006
	Carrying Value	Fair Value
Cash and cash equivalents	$2,335,328	$2,335,328
Marketable securities	$203,942	$203,942
Security deposits payable	$1,039,097	$1,039,097
Mortgages, notes and term loan payable	$14,035,356	$12,956,685

      Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

      The Company derives rental income from forty-eight tenants, of which one tenant accounted for 16.85% and another tenant accounted for 13.23% of rental income during the year ended July 31, 2006. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2006.

      The Company has two irrevocable letters of credit totaling $137,500 at July 31, 2006 and July 31, 2005, provided by two tenants.

11. Deferred Charges:

      Deferred charges for the fiscal years ended July 31, 2006 and 2005 consist of the following:

	July 31, 2006		July 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$1,694,004	$673,038	$1,656,326	$537,918
Professional fees for leasing	368,510	216,291	429,836	265,178
Financing costs	683,780	411,781	625,115	344,914
Other	15,291	—	119,453	40,441

Total	$2,761,585	$1,301,110	$2,830,730	$1,188,451

      The aggregate amortization expense for the three years in the period ended July 31, 2006 was $474,691, $310,695, and $519,058, respectively.

      The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year
2007	$274,342
2008	$213,775
2009	$212,505
2010	$206,479
2011	$171,583

12. Capitalization:

      The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2006 and at July 31, 2005.

13. Note Payable:

      On December 15, 2004, the Company borrowed $1,000,000 from a director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan is for a period of three (3) years maturing on December 15, 2007, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The funds were used towards the purchase of a one-half interest in a parcel which is part of the Company's Brooklyn, New York properties. The total purchase price was $1,500,000. The constant quarterly payments of interest are $18,750. The interest paid for the years ended July 31, 2006 and 2005 was $75,000 and $46,875, respectively.

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

      We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2006 and 2005, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the three years in the period ended July 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 2006, in conformity with U.S. generally accepted accounting principles.

D'ARCANGELO & CO., LLP
Purchase, New York
October 6, 2006

J.W. MAYS, INC.

Five Year Summary of Consolidated Operations
(dollars in thousands except per share data)

	Years Ended July 31,
	2006	2005	2004	2003	2002

Revenues
Rental income	$13,470	$12,879	$14,025	$13,120	$12,533
Rental income-affiliated company	—	—	—	70	462
Recovery of real estate taxes	196	—	—	—	69
Gain (loss) on disposition of fixed assets	—	4	(4)	—	—

Total revenues	13,666	12,883	14,021	13,190	13,064

Expenses
Real estate operating expenses	7,855	7,321	7,716	6,915	6,025
Administrative and general expenses	3,011	2,764	2,771	2,930	2,600
Bad debts (recovery)	—	—	—	(163)	483
Depreciation and amortization	1,545	1,465	1,318	1,201	1,142

Total expenses	12,411	11,550	11,805	10,883	10,250

Income from operations before investment income, interest expense, other expenses and income taxes	1,255	1,333	2,216	2,307	2,814

Investment income, interest expense and other expenses:
Loss on disposition of asset	—	—	—	(80)	—
Investment income	2,108	84	253	300	233
Interest expense	(971)	(726)	(547)	(548)	(674)

	1,137	(642)	(294)	(328)	(441)

Income before income taxes	2,392	691	1,922	1,979	2,373
Income taxes provided	959	343	787	832	1,119

Net Income	$1,433	$348	$1,135	$1,147	$1,254

Net income per common share	$.71	$.17	$.56	$.57	$.62

Dividends per share	—	—	—	—	—

Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,026,855	2,033,280

J.W. MAYS, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

Fiscal 2006 Compared to Fiscal 2005

      Net income for the year ended July 31, 2006 amounted to $1,433,382, or $.71 per share, compared to net income for the year ended July 31, 2005 of $348,368, or $.17 per share.

      Revenues in the current year increased to $13,166,177 from $12,882,965 in the comparable 2005 fiscal year. The increase in revenues was due to the Company's leasing to three office tenants at its Jowein building in Brooklyn, New York, the leasing to a retail tenant at its Jamaica, New York building, the recovery of real estate taxes, partially offset by two retail tenants vacating the Jamaica, New York building and the office tenant vacating the Fishkill, New York building.

      The recovery of real estate taxes in the current year in the amount of $195,605, net of legal expenses, represents prior years' real estate taxes from two of the Company's properties.

      Real estate operating expenses in the current year increased to $7,855,318 from $7,321,272 in the comparable 2005 year primarily due to increases in rental expense, real estate taxes, maintenance costs, utility costs, leasing commissions and licenses and permits, partially offset by decreases in insurance costs.

      Administrative and general expenses in the current year increased to $3,011,080 from $2,764,210 in the comparable 2005 year primarily due to increases in payroll costs, insurance costs, legal and professional costs, and bad debt expense due to a tenant vacating the Company's Jamaica, New York building.

      Depreciation and amortization expense in the current year increased to $1,544,419 from $1,464,883 in the comparable 2005 year primarily due to depreciation on the additional improvements to the Brooklyn, New York and the Jamaica, New York properties and acquisitions of the three parcels in Brooklyn, New York.

      Investment income exceeded interest expense and other expenses by $1,137,022 in fiscal 2006, and was exceeded by interest expense and other expenses by $641,232 in the comparable 2005 year. The investment income increase in the 2006 year was due to the gain on the sale of one of the Company's marketable securities, which was caused by a merger, scheduled repayments of debt, partially offset by increased interest expense on the additional loans and increases in interest rates with banks and a note payable from a director.

Fiscal 2005 Compared to Fiscal 2004

      Net income for the year ended July 31, 2005 amounted to $348,368, or $.17 per share, compared to net income for the year ended July 31, 2004 of $1,135,466, or $.56 per share.

      Revenues in fiscal 2005 decreased to $12,882,965 from $14,020,571 in the comparable 2004 fiscal year. The decrease in revenues was due to the New York City Department of Finance vacating the Company's Jowein building in Brooklyn, New York in June 2004, and the tenant vacating the Levittown, New York premises in September 2004, partially offset by the revenues from the Company's leasing to two office tenants at its Bond Street building in Brooklyn, New York, the leasing to three office tenants at its Jowein building in Brooklyn, New York, and the leasing to a retail tenant at its Jamaica, New York building.

      Real estate operating expenses in fiscal 2005 decreased to $7,321,272 from $7,715,493 in the comparable 2004 year primarily due to decreases in rental expense, insurance costs, maintenance costs, leasing commissions and licenses and permits, partially offset by increases in real estate taxes, payroll costs, and utility costs.

      Administrative and general expenses in fiscal 2005 decreased to $2,764,210 from $2,771,106 in the comparable 2004 year primarily due to decreases in medical costs and legal and professional costs, partially offset by an increase in payroll costs.

      Depreciation and amortization expense in fiscal 2005 increased to $1,464,883 from $1,317,522 in the comparable 2004 year primarily due to depreciation on the additional improvements to the Brooklyn, New York and the Jamaica, New York properties and acquisitions of the three parcels in Brooklyn, New York.

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

      Management considers current working capital and borrowing capabilities adequate to cover the Company's planned operating and capital requirements. The Company's cash and cash equivalents amounted to $2,335,328 at July 31, 2006.

      In March 2005 and in October 2005, the Company leased 15,000 square feet and 10,000 square feet, respectively, for office use to two tenants at the Company's Jowein building in Brooklyn, New York. This space was a portion of the space previously leased to the City of New York Department of Finance, which vacated the premises in June 2004. Rent commenced in October 2005 for both tenants. The Company also leased 13,026 square feet for office use to a tenant in the Company's 9 Bond Street building in Brooklyn, New York. Rent commenced in August 2006.

      The Company, in August 2005, entered into two lease agreements with an existing tenant at the Company's 9 Bond Street building in Brooklyn, New York. One lease agreement is for 12,000 square feet and will be used for offices and the rent commenced in March 2006. The other lease agreement is for 2,505 square feet and will be used as part of the tenant's retail operation, and rent commenced in November 2005. The Company, in March 2006, leased an additional 7,411 square feet to this same tenant for office space at the Company's 9 Bond Street building in Brooklyn, New York. Rent commenced in October 2006.

      The Company was informed by a tenant, who occupies 47,100 square feet of rental space at its Jamaica, New York property, that the tenant would not be exercising its option to extend its lease agreement. The tenant vacated the premises on February 28, 2006. The annual loss in rental income to the Company will be approximately $600,000. The Company was informed by a tenant at the Company's Jamaica, New York property of its intention to vacate the premises in June 2006. The annual loss in rental income from this tenant is approximately $300,000.

      The lease with the tenant that leased the entire premises at the Company's Circleville, Ohio building, under a triple-net lease, lease extension and modification expired September 30, 2005. The tenant entered into a further lease extension and modification agreement for part of the premises, 75,000 square feet, for a period of five years, with a right to cancel after three years, to expire on November 11, 2010. The Company has engaged brokers to pursue tenants for the remaining 118,000 square feet of space available for leasing. The Company is also considering selling its Circleville, Ohio property in order to produce additional working capital in case additional capital requirements becomes necessary.

      On October 11, 2005, a tenant in our Jowein building filed for Chapter 11 protection. This tenant accounted for 5% of our annual income for the year ended July 31, 2006. Pursuant to an amendment to the lease and the assumption and assignment of the lease to PLVTZ, LLC and the Pride Capital Group (d/b/a Great American Group) (“PLVTZ”), the Company has assigned the Lease to PLVTZ and reduced the rent payable under the lease by 12% for the first year ($84,905) commencing April 1, 2006 (“Commencement Date”), and 10% during the second year ($70,754) after the Commencement Date. In addition, the Company has agreed to waive certain pre-petition arrears owed by the tenant ($49,427).

      The tenant at the Company's Fishkill, New York property, whose lease expired on November 26, 2005, did not renew the lease and vacated the premises. The annual loss in rental income from this tenant is approximately $180,000. The Company is actively seeking, through brokers, tenants to occupy the vacated space.

      On May 9, 2006, the Company drew down an additional $559,009 on its multiple draw term loan, to finance tenant improvements for the leasing of 13,026 square feet for office use at the Company's 9 Bond Street building in Brooklyn, New York. The total amount to be financed for tenant improvements and brokerage commissions will be $916,661. (See Note 3(e) to the Consolidated Financial Statements).

      In August and September 2006, the Company entered into three additional lease agreements. Two of the lease agreements were for retail use at the Company's Jamaica, New York building. One tenant leased 47,100 square feet and the other tenant leased 28,335 square feet. These tenants replaced the tenants who vacated the premises in February 2006 and June 2006, respectively. Rent is anticipated to commence in June 2007 and November 2006, respectively. The rental income from these lease agreements will more than offset the rental income lost from the previous tenants. The third lease agreement is for 10,000 square feet and will be used for office space at the Company's Jowein building in Brooklyn, New York. Rent is anticipated to commence in November 2006. The cost of construction to the Company for these tenants will be minor.

Contractual Obligations:

      At July 31, 2006, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
Contractual Cash Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Mortgages payable	$13,035,356	$2,338,492	$7,989,133	$1,077,714	$1,630,017
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	1,039,097	8,297	21,204	553,138	456,458
Operating leases	16,533,030	1,747,765	3,437,712	2,240,162	9,107,391

Total contractual cash obligations	$31,607,483	$4,094,554	$12,448,049	$3,871,014	$11,193,866

Cash Flows From Operating Activities:

      Prepaid Expenses: Expenditures for the year ended July 31, 2006 increased by $167,764 compared to the period ended July 31, 2005, due to increases in real estate taxes and insurance premiums paid.

      Deferred Expenses: The Company had expenditures for brokerage commissions in the year ended July 31, 2006, in the amount of $209,578, relating to tenants at its Brooklyn, New York properties.

      Payroll and Other Accrued Liabilities: The Company paid $150,899 for commissions incurred in order to lease space at the Company's properties in the year ended July 31, 2006. The original amount of the brokerage commissions was $1,302,243. As of July 31, 2006, $1,049,076 had been paid. The Company also incurred additional brokerage commissions in the amount of $209,578 relating to two tenants.

Cash Flows From Investing Activities:

      The Company had expenditures of $530,557 for the year ended July 31, 2006 for the renovation of 15,000 square feet for office space for a tenant at its Jowein building in Brooklyn, New York. The cost of the project was $1,054,989 and was completed in September 2005.

      The Company had expenditures of $266,820 for the year ended July 31, 2006 for the renovations to an existing tenant at the Company's Jamaica, New York property. The tenant was on a month to month lease agreement and upon completion of the renovations the lease agreement became a ten-year lease with increased rental income. The total cost of the project was $276,820 and was completed in December 2005.

      The Company had expenditures of $1,075,000 for the year ended July 31, 2006 for the renovation of 13,026 square feet of office space for a tenant at its 9 Bond Street building in Brooklyn, New York. The cost of the project was $1,075,000 and was completed in June 2006.

Cash Flows From Financing Activities:

      Borrowing: The Company drew down an additional $559,009 on its multiple draw term loan, to finance tenant improvements for the leasing of 13,026 square feet for office use at the Company's 9 Bond Street building in Brooklyn, New York. The total amount to be financed for tenant improvements and brokerage commissions will be $916,661. (See Note 3(e) to the Consolidated Financial Statements).

      Lease security: The Company increased tenant security deposits by $114,946 due to the leasing of space to six tenants at the Company's Brooklyn, New York properties.

Controls and Procedures:

      The Company's management reviewed the Company's internal controls and procedures and the effectiveness of these controls. As of July 31, 2006, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

Quarterly Financial Information (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2005	Jan. 31, 2006	Apr. 30, 2006	July 31, 2006
Revenues	$3,341	$3,387	$3,526	$3,412
Revenues less expenses	207	(41)	116	2,110
Net income	127	(58)	95	1,269
Net income per common share	$.06	$(.03)	$.05	$.63

	Three Months Ended
	Oct. 31, 2004	Jan. 31, 2005	Apr. 30, 2005	July 31, 2005
Revenues	$3,157	$3,172	$3,177	$3,377
Revenues less expenses	222	12	72	385
Net income	115	36	43	154
Net income per common share	$.06	$.01	$.02	$.08

Income per share is computed independently for each of the quarters presented on the basis described in Note 1 to the Consolidated Financial Statements.

Common Stock and Dividend Information

      Effective November 8, 1999, the Company's common stock commenced trading on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the Symbol: “Mays”. Such shares were previously traded on The Nasdaq National Market. Effective August 1, 2006, NASDAQ became operational as an exchange in NASDAQ-Listed Securities. It is now known as The NASDAQ Stock Market LLC.

      The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2006 and 2005:

	Sales Price
Three Months Ended	High	Low
October 31, 2005	$17.390	$14.750
January 31, 2006	17.900	16.150
April 30, 2006	18.490	17.530
July 31, 2006	18.450	18.000
October 31, 2004	$14.100	$12.210
January 31, 2005	16.100	13.500
April 30, 2005	17.700	15.160
July 31, 2005	16.760	15.020

      The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

      On September 15, 2006, the Company had approximately 1,500 shareholders of record.

J.W. MAYS, INC.

Officers

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

Board of Directors

Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Lance D. Myers[1,3,4,5,6]	Partner, Holland & Knight LLP
Dean L. Ryder[2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer, J.W. Mays, Inc.
Sylvia W. Shulman[3]	Retired
Lewis D. Siegel[2,3,4,6]	Senior Vice President-Investments, Smith Barney Citigroup

Committee Assignments Key:

1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Executive Compensation Committee
5 Member of Disclosure Committee (Mr. Lyke is also a member)
6 Member of Nominating Committee

Form 10-K Annual Report

Copies of the Company's Form 10-K Annual Report
to the Securities and Exchange Commission
for the fiscal year ended July 31, 2006,
will be furnished without charge to
shareholders upon written request
to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.