Form 10-K, Exhibit 13
period 2007-07-31
MAYS J W INC
filed 2007-10-11
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report
2007
Year Ended July 31, 2007

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038-4502

Special Counsel
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 20, 2007, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

Summary of Selected Financial Data
(dollars in thousands except per share data)

	2007	2006	2005	2004	2003

Rental Income	$13,810	$13,470	$12,879	$14,025	$13,120
Rental Income—Affiliated Company	—	—	—	—	70
Recovery of Real Estate Taxes	39	196	—	—	—
Gain (Loss) on Disposition of Fixed Assets	4,309	—	4	(4)	—

Total Revenues	18,158	13,666	12,883	14,021	13,190

Net Income	2,056	1,433	348	1,135	1,147

Real Estate-Net	44,779	45,586	44,370	39,907	33,171

Total Assets	60,162	57,290	57,177	51,809	48,346

Long-Term Debt:
Mortgages and Term Loan Payable	11,554	10,697	12,476	7,830	5,261
Note Payable	1,000	1,000	1,000	—	—
Other	1,078	1,031	925	641	569

Total	13,632	12,728	14,401	8,471	5,830

Shareholders’ Equity	39,697	37,639	37,339	36,996	35,705

Net Income Per Common Share	$1.02	$.71	$.17	$.56	$.57

Cash Dividends Declared Per Share	—	—	—	—	—

Average common shares outstanding for fiscal 2007, 2,015,780; 2006, 2,015,780; 2005, 2,015,780; 2004, 2,015,780; 2003, 2,026,855.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2007.

J.W. MAYS, INC.

To Our Shareholders:

The financial position of our Company continued to be positive during the fiscal year ended July 31, 2007 with profits earned in fiscal 2007.

In fiscal 2007, our revenues were $18,158,702 compared to $13,666,177 in the 2006 fiscal year. Net income for fiscal 2007 was $2,055,939, or $1.02 per share. This compares to net income of $1,433,382, or $.71 per share for fiscal 2006.

During fiscal 2007, the Company leased an additional 116,578 square feet to five tenants at the Company’s properties. Two of the lease agreements were for retail use at the Company’s Jamaica, New York building. One tenant leased 47,100 square feet and the other tenant leased 28,335 square feet. These tenants replaced the tenants who vacated the premises in February 2006 and June 2006, respectively. Rent commenced in November 2006 for the tenant that leased 28,335 square feet and commenced in May 2007 for the tenant that leased 47,100 square feet. The rental income from these lease agreements will more than offset the rental income lost from the previous tenants. Two other lease agreements were for 15,900 square feet and 10,000 square feet and the tenants will occupy the office space at the Company’s Jowein building in Brooklyn, New York. Rent is anticipated to commence in December 2007 for the tenant that leased 15,900 square feet and rent commenced in December 2006 for the tenant that leased 10,000 square feet.

The fifth tenant which entered into a lease agreement is a restaurant at the Company’s Levittown, New York premises. The restaurant will construct a new building and expects to open in fiscal 2008.

In July 2007, the Company sold a small building in Brooklyn, New York for $4,700,000, but will continue to lease the premises until April 30, 2010.

The increased rentals from the additional tenants and the Company’s sale of the building should adequately cover the Company’s planned operating and capital requirements.

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

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 5, 2007

J.W. MAYS, INC.

Consolidated Balance Sheets

July 31, 2007 and 2006

Assets

	2007	2006

Property and Equipment-at cost (Notes 1 and 3):
Buildings and improvements	$60,896,956	$60,601,064
Improvements to leased property	9,089,969	9,158,009
Fixtures and equipment	726,966	721,099
Land	6,037,134	6,146,554
Other	227,747	257,472
Construction in progress	544,636	59,846

	77,523,408	76,944,044
Less accumulated depreciation and amortization	32,553,041	31,149,936

Property and equipment-net	44,970,367	45,794,108

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	5,965,350	2,335,328
Marketable securities (Notes 1, 2 and 10)	47,418	45,942
Receivables (Notes 1 and 6)	126,253	86,199
Deferred income taxes (Notes 1 and 4)	129,000	131,000
Security deposits	16,903	8,297
Prepaid expenses	1,703,539	1,722,222

Total current assets	7,988,463	4,328,988

Other Assets:
Deferred charges (Notes 1 and 11)	3,410,592	2,761,585
Less accumulated amortization (Notes 1 and 11)	1,219,123	1,301,110

Net	2,191,469	1,460,475
Receivables	4,667	6,267
Security deposits	1,385,606	1,337,900
Unbilled receivables (Note 1)	3,461,147	4,204,567
Marketable securities (Notes 1, 2 and 10)	160,500	158,000

Total other assets	7,203,389	7,167,209

TOTAL ASSETS	$60,162,219	$57,290,305

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity

	2007	2006

Long-Term Debt:
Mortgages and term loan payable (Notes 3 and 10)	$11,553,510	$10,696,864
Note payable—related party (Notes 10 and 13)	1,000,000	1,000,000
Security deposits payable (Note 10)	1,078,006	1,030,800

Total long-term debt	13,631,516	12,727,664

Deferred Income Taxes (Notes 1 and 4)	2,250,000	2,445,000

Current Liabilities:
Accounts payable	89,621	61,908
Payroll and other accrued liabilities (Note 7)	2,147,708	1,269,578
Income taxes payable	1,456,558	794,314
Other taxes payable	7,909	5,645
Current portion of mortgages and term loan payable (Notes 3 and 10)	865,158	2,338,492
Current portion of security deposits payable (Note 10)	16,903	8,297

Total current liabilities	4,583,857	4,478,234

Total liabilities	20,465,373	19,650,898

Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued) (Note 12)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities—net of deferred taxes of $17,000 at July 31, 2007 and $16,000 at July 31, 2006 (Notes 1, 2 and 4)	33,248	31,748
Retained earnings	35,426,908	33,370,969

	40,984,698	38,927,259
Less common stock held in treasury, at cost-162,517 shares at July 31, 2007 and July 31, 2006 (Note 12)	1,287,852	1,287,852

Total shareholders’ equity	39,696,846	37,639,407

Commitments (Notes 5 and 6) and Contingencies (Note 14)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$60,162,219	$57,290,305

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Income and Retained Earnings

	Years Ended July 31,
	2007	2006	2005

Revenues
Rental income (Notes 1 and 6)	$13,809,879	$13,470,572	$12,879,226
Recovery of real estate taxes	39,483	195,605	—
Gain on disposition of fixed assets	4,309,340	—	3,739
Total revenues	18,158,702	13,666,177	12,882,965

Expenses
Real estate operating expenses (Note 5)	8,587,081	7,855,318	7,321,272
Administrative and general expenses	3,255,094	3,011,080	2,764,210
Depreciation and amortization (Note 1)	1,582,153	1,544,419	1,464,883
Total expenses	13,424,328	12,410,817	11,550,365

Income from operations before investment income, interest expense, other expenses and income taxes	4,734,374	1,255,360	1,332,600
Investment income, interest expense and other expenses:
Investment income (Notes 1 and 2)	84,094	2,107,616	84,307
Interest expense (Notes 3 and 9)	(997,529)	(970,594)	(725,539)

	(913,435)	1,137,022	(641,232)

Income before income taxes	3,820,939	2,392,382	691,368
Income taxes provided (Notes 1 and 4)	1,765,000	959,000	343,000
Net income	2,055,939	1,433,382	348,368
Retained earnings, beginning of year	33,370,969	31,937,587	31,589,219
Retained earnings, end of year	$35,426,908	$33,370,969	$31,937,587

Income per common share (Note 1)	$1.02	$.71	$.17
Dividends per share	—	—	—
Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended July 31,
	2007	2006	2005

Net income	$2,055,939	$1,433,382	$348,368
Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of taxes (benefit) of $1,000, ($584,000) and ($3,000) for the fiscal years 2007, 2006 and 2005, respectively	1,500	878,040	(6,298)
Reclassification adjustment	—	(2,010,556)	—
Net change in comprehensive income	1,500	(1,132,516)	(6,298)
Comprehensive income	$2,057,439	$300,866	$342,070

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Cash Flows

	Years Ended July 31,
	2007	2006	2005

Cash Flows From Operating Activities
Net Income	$2,055,939	$1,433,382	$348,368
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(194,000)	(149,000)	(46,000)
Realized (gain) on marketable securities	—	(2,010,556)	—
(Gain) on disposition of fixed assets	(4,309,340)	—	(3,739)
Depreciation and amortization	1,582,153	1,544,419	1,464,883
Amortization of deferred expenses	449,701	474,691	310,695
Other assets—deferred expenses	(1,180,695)	(292,887)	(903,885)
—unbilled receivables	743,420	218,417	(106,318)
—receivables	1,600	(6,267)	—
Changes in:
Receivables	(40,054)	54,993	40,215
Prepaid expenses	18,683	(170,108)	(19,951)
Income taxes refundable	—	234,616	(107,705)
Accounts payable	27,713	(3,631)	(22,042)
Payroll and other accrued liabilities	878,130	135,660	197,870
Income taxes payable	662,244	794,314	—
Other taxes payable	2,264	457	424
Net cash provided by operating activities	697,758	2,258,500	1,152,815

Cash Flows From Investing Activities
Acquisition of property and equipment	(901,294)	(2,701,860)	(5,951,312)
Security deposits	(56,312)	(46,083)	(162,813)
Marketable securities:
Receipts from sales or maturities	—	2,710,554	—
Payments for purchases	(1,476)	(274)	(273)
Proceeds from sale of fixed assets..	4,452,222	—	7,478
Net cash provided (used) by investing activities	3,493,140	(37,663)	(6,106,920)

Cash Flows From Financing Activities
Borrowings—security broker	—	567,422	981,062
Payments—security broker	—	(567,422)	(2,415,087)
Increase—security deposits	55,812	47,758	234,012
Borrowings—mortgage and other debt	315,706	559,009	6,720,000
Payments—mortgage and other debt	(932,394)	(1,015,173)	(646,274)
Net cash provided (used) by financing activities	(560,876)	(408,406)	4,873,713
Net increase (decrease) in cash and cash equivalents	3,630,022	1,812,431	(80,392)
Cash and cash equivalents at beginning of year	2,335,328	522,897	603,289
Cash and cash equivalents at end of year	$5,965,350	$2,335,328	$522,897

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies:

CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a New York corporation and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates that affect the reported consolidated statements of income and retained earnings, comprehensive income and the consolidated balance sheets and related disclosures. Actual results could differ from those estimates. The rent expense accrued to a related party is considered a significant estimate and may vary materially from the amount recorded in the financial statements (see note 5).

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

MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2007.

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

Maintenance, repairs, renewals and improvements of a non-permanent nature are charged to expense when incurred. Expenditures for additions and major renewals or improvements are capitalized. The cost of assets sold or retired and the accumulated depreciation or amortization thereon are eliminated from the respective accounts in the year of disposal, and the resulting gain or loss is credited or charged to income. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life.

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2007 and 2006, there were no impairments of its property and equipment.

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

DEFERRED CHARGES: Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 21 years, using the straight-line method. The Company has no non-amortizable deferred charges.

INCOME TAXES: Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets result principally from the recording of certain accruals and reserves which currently are not deductible for tax purposes. Deferred tax liabilities result principally from temporary differences in the recognition of gains and losses from certain investments and from the use, for tax purposes, of accelerated depreciation.

INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2007, 2006 and 2005.

2. Marketable Securities:

As of July 31, 2007 and 2006, the Company’s marketable securities were classified as follows:

	2007				2006
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Current:
Held-to-Maturity: Certificate of deposit	$47,418	$—	$—	$47,418	$45,942	$—	$—	$45,942

Non-current:
Available-for-sale: Equity securities	$110,252	$50,248	$—	$160,500	$110,252	$47,748	$—	$158,000

Investment income for the years ended July 31, 2007, 2006 and 2005 consists of the following:

	2007	2006	2005
Interest income	$26,294	$28,037	$9,446
Dividend income	57,800	69,023	74,861
Gain on sale of securities	—	2,010,556	—

Total	$84,094	$2,107,616	$84,307

3. Long-Term Debt—Mortgages and Term Loan:

			Current Annual Interest Rate	Final Payment Date	July 31, 2007		July 31, 2006
					Due Within One Year	Due After One Year	Due Within One Year	Due After One Year
Mortgages:
Jamaica, New York property	(a	)	6%	4/01/12	$58,365	$1,283,137	$1,533,333	$—
Jamaica, New York property	(b	)	6.81%	10/01/11	112,037	2,501,111	190,899	2,548,553
Jowein building, Brooklyn, NY	(c	)	9%	4/01/09	58,612	1,103,520	53,621	1,162,131
Fishkill, New York property	(d,e	)	Variable	2/18/08	17,928	1,816,798	—	1,834,726
Bond St. building, Brooklyn, NY	(e	)	Variable	2/18/08	36,102	3,658,613	—	3,379,009
Term loan payable to bank	(f	)	6.50%	5/01/10	342,114	690,331	320,639	1,032,445
Jowein building, Brooklyn, NY	(g	)	Variable	8/01/10	240,000	500,000	240,000	740,000

Total					$865,158	$11,553,510	$2,338,492	$10,696,864

(a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. In March, 2007, the Company extended the loan for five years with an option for an additional five-year period. The interest rate for the initial five years is 6.00% per annum. Interest and amortization of principal will be made in constant monthly amounts based on a fifteen year (15) payout period. The outstanding balance of the loan totaling $1,036,602 will become due and payable on April 1, 2012.

(b) The Company, on December 13, 2000, closed a loan with a bank in the amount of $3,500,000. The loan is secured by a second position leasehold mortgage covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The outstanding balance of the loan, totaling $2,739,452 became due and payable on October 1, 2006. The Company exercised its option to extend the loan for an additional five (5) years to October 1, 2011. The interest rate for the extended period is 6.81% per annum. At the end of the five year period, there will be a balance due on the loan of $2,077,680.

As additional collateral security, the Company conditionally assigned to the bank all leases and rents on the premises, or portions thereof, whether now existing or hereafter consummated. The Company has an option to prepay principal, in whole or in part, plus interest accrued thereon, at any time during the term, without premium or penalty. Other provisions of the loan agreement provide certain restrictions on the incurrence of indebtedness on the Jamaica property and the sale or transfer of the Company’s ground lease interest in the premises.

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

(d) On June 2, 1999, the existing first mortgage loan balance on the Fishkill, New York property was extended for a period of five years. Under the terms of the extension agreement, the annual interest rate was reduced from 9% to 8.25% and the interest and principal payments were made in constant monthly amounts based upon a fifteen (15) year payout period. On August 19, 2004 the Company extended the loan for an additional forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. The payments for the extended period of forty-two (42) months will be interest only on the amount owing at a floating rate per annum equal to the one-month LIBOR rate plus 2.25%, but not less than 3.40%. The payments for the seven-year permanent mortgage loan would be on a seventeen (17) year level amortization, plus interest. The interest rate on the permanent loan would be a fixed rate equal to the Federal Home Loan Bank of New

York’s seven-year (7) fixed interest rate plus 2.25% per annum. (See Note 3(e)) The Company intends to convert the loan to a seven (7) year permanent mortgage loan prior to maturity.

(e) The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan finances seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company’s Brooklyn, New York (Bond Street building) and Fishkill, New York properties. The loan also refinanced the existing mortgage on the Company’s Fishkill, New York property which matured on July 1, 2004 (see Note 3(d)). The Company will have three and one-half years to draw down amounts under this loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property (the “First Permanent Loan”) (see Note 3(d)), b) a permanent subordinate mortgage loan in the amount $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). The loan is structured in two phases: 1) a forty-two month loan with payments of interest only at the floating one-month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and 2) after the forty-two month period, the loan would convert to a seven-year (7) permanent mortgage loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York’s seven-year (7) fixed interest rate plus 2.25% per annum at the time of conversion. As of August 19, 2004, the Company refinanced the existing mortgage on the Company’s Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company’s Bond Street building in Brooklyn, New York. On May 9, 2006 and November 16, 2006, the Company drew down additional amounts of $559,009 and $315,706, respectively, on its multiple draw term loan to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The total amount financed for tenant improvements and brokerage commissions will be $916,670. The outstanding balance of the multiple draw term loan as of July 31, 2007 was $5,529,441, which will be used for both the Bond Street and Fishkill properties. The interest rate at July 31, 2007 was 7.57% per annum. The Company intends to convert the loan to a seven (7) year permanent mortgage loan prior to maturity.

(f) On February 18, 2005, the Company secured financing in the amount of $1,700,000, from a bank whose president is a director of the Company. The loan is a multiple draw loan, for a period of five (5) years, and is self-amortizing, at an interest rate of 6.50% per annum.

(g) The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company’s Jowein building in Brooklyn, New York. The loan is secured by the assignment of lease of 15,000 square feet. The loan is for a period of five (5) years and is self-amortizing, at a floating interest rate of prime plus 1.00% per annum. The interest rate at July 31, 2007 was 9.25% per annum.

Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2007, are as follows: Years ending July 31, 2008 (included in current liabilities); $865,158; 2009; $2,061,396; 2010; $943,801; 2011; $426,016; 2012; $3,413,291; and thereafter, $4,709,006.

Interest paid to related parties for the three years ended July 31, 2007 was $107,239, $111,840, and $120,179, respectively.

4. Income Taxes:

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2007 and 2006 are a result of temporary differences related to the items described as follows:

	2007		2006
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$105,337	$—	$118,833	$—
Unbilled receivables	—	1,176,790	—	1,429,553
Property and equipment	—	1,056,422	—	999,764
Unrealized gain on marketable securities	—	17,084	—	16,234
Other	23,959	—	20,772	—

	$129,296	$2,250,296	$139,605	$2,445,551

The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2007.

Income taxes provided for the years ended July 31, 2007, 2006 and 2005 consist of the following:

	2007	2006	2005
Current:
Federal	$1,238,771	$786,824	$218,665
State and City	720,229	289,449	170,335
Prior:
State and City	—	31,727	—
Deferred taxes (benefit)	(194,000)	(149,000)	(46,000)

Total provision	$1,765,000	$959,000	$343,000

Components of the deferred tax provision for the years ended July 31, 2007, 2006 and 2005 consist of the following:

	2007	2006	2005
Book depreciation over (under) tax depreciation	$56,658	$(48,657)	$(57,105)
Reduction (increase) of rental income received in advance	13,496	(36,229)	(31,010)
Increase (decrease) in unbilled receivables	(252,763)	(74,262)	36,149
Other	(11,391)	10,148	5,966

	$(194,000)	$(149,000)	$(46,000)

Taxes provided for the years ended July 31, 2007, 2006 and 2005 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2007	2006	2005
Income before income taxes	$3,820,939	$2,392,382	$691,368
Dividends received deduction	(40,460)	(48,316)	(52,403)
Other-net	(2,600)	(28,923)	6,962

Adjusted pre-tax income	$3,777,879	$2,315,143	$645,927

Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$1,282,480	$787,150	$219,620
State and City income taxes, net of federal income tax benefit	482,520	171,850	123,380

Income tax provision	$1,765,000	$959,000	$343,000

5. Leases:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 24 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2007 was exceeded by sublease rental income, as follows:

	2007	2006	2005
Minimum rental expense	$1,801,414	$1,212,338	$1,119,336
Contingent rental expense	1,349,508	1,351,183	1,339,355

	3,150,922	2,563,521	2,458,691
Sublease rental income	6,985,512	7,248,000	6,947,617

Excess of sublease income over expense	$3,834,590	$4,684,479	$4,488,926

Rent expense related to an affiliate principally owned by certain directors of the Company totaled $825,000 for fiscal year ended July 31, 2007, included $448,200 of rent expense accrued for a renewal of a lease which the final amount has not yet been determined and may go to an independent arbitrator, $273,300 for fiscal year ended July 31, 2006, and $169,800 for fiscal year ended July 31, 2005. The rent expense accrued to a related party is considered a significant estimate and may vary materially from the amount recorded in the financial statements. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Fiscal Year	Operating Leases
2008	$1,855,023
2009	1,797,205
2010	1,457,183
2011	1,013,339
2012	731,370
After 2012	9,957,375

Total required*	$16,811,495

*	Minimum payments have not been reduced by minimum sublease rentals of $34,666,934 under operating leases due in the future under non-cancelable leases.

6. Rental Income:

Rental income for each of the fiscal years 2007, 2006 and 2005 is as follows:

	July 31,
	2007	2006	2005
Minimum rentals
Company owned property	$6,319,755	$5,634,643	$5,376,270
Leased property	6,103,279	6,378,907	6,048,649

	12,423,034	12,013,550	11,424,919

Contingent rentals
Company owned property	504,612	587,929	555,339
Leased property	882,233	869,093	898,968

	1,386,845	1,457,022	1,454,307

Total	$13,809,879	$13,470,572	$12,879,226

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal Year	Company Owned Property	Leased Property	Total
2008	$6,081,776	$7,024,313	$13,106,089
2009	5,654,801	6,949,666	12,604,467
2010	5,186,919	6,122,767	11,309,686
2011	3,909,354	3,992,940	7,902,294
2012	1,415,339	2,641,129	4,056,468
After 2012	5,158,603	7,936,119	13,094,722

Total	$27,406,792	$34,666,934	$62,073,726

Rental income is recognized on a straight-line basis over the lives of the leases.

7. Payroll and Other Accrued Liabilities:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2007 and 2006 consist of the following:

	2007	2006
Payroll	$235,964	$160,870
Interest	87,443	90,560
Professional fees	186,152	90,789
Rents received in advance	309,816	349,508
Utilities	72,341	61,600
Brokers commissions	705,366	253,167
Construction costs	—	105,712
Rent expense...	448,200	—
Other	102,426	157,372

Total	$2,147,708	$1,269,578

8. Employee’s Retirement Plan:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its employees. Operations were charged $266,506, $291,306 and $287,777 as contributions to the Plan for fiscal years 2007, 2006 and 2005, respectively.

9. Cash Flow Information:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	Years Ended July 31,
	2007	2006	2005
Interest paid, net of capitalized interest of $19,684 (2007), $49,279 (2006) and $24,966 (2005)	$1,015,254	$942,537	$700,438
Income taxes paid	$1,296,928	$93,530	$496,705

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

The Company estimates the fair value of its financial instruments using the following methods and assumptions: (i) quoted market prices, when available, are used to estimate the fair value of investments in marketable debt and equity securities; (ii) discounted cash flow analyses are used to estimate the fair value of long-term debt, using the Company’s estimate of current interest rates for similar debt; and (iii) carrying amounts in the balance sheet approximate fair value for cash and cash equivalents and tenant security deposits due to their high liquidity.

	July 31, 2007
	Carrying Value	Fair Value
Cash and cash equivalents	$5,965,350	$5,965,350
Marketable securities	207,918	207,918
Security deposits payable	1,094,909	1,094,909
Mortgages, notes and term loan payable	13,418,668	12,164,339

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with high credit quality financial institutions and instruments to minimize risk.

The Company derives rental income from forty-nine tenants, of which one tenant accounted for 15.67% and another tenant accounted for 13.39% of rental income during the year ended July 31, 2007. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2007.

The Company has two irrevocable letters of credit totaling $137,500 at July 31, 2007 and July 31, 2006, provided by two tenants.

11. Deferred Charges:

Deferred charges for the fiscal years ended July 31, 2007 and 2006 consist of the following:

	July 31, 2007		July 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$2,263,370	$547,055	$1,694,004	$673,038
Professional fees for leasing	403,367	203,327	368,510	216,291
Financing costs	728,564	468,741	683,780	411,781
Other	15,291	—	15,291	—

Total	$3,410,592	$1,219,123	$2,761,585	$1,301,110

The aggregate amortization expense for the three years in the period ended July 31, 2007 was $449,701, $474,691, and $310,695, respectively.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year
2008	$346,734
2009	$352,343
2010	$337,165
2011	$268,717
2012	$185,752

12. Capitalization:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2007 and at July 31, 2006.

13. Note Payable:

On December 15, 2004, the Company borrowed $1,000,000 from a director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan is for a period of three (3) years maturing on December 15, 2007, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The funds were used towards the purchase of a one-half interest in a parcel which is part of the Company’s Brooklyn, New York properties. The total purchase price was $1,500,000. The constant quarterly payments of interest are $18,750. The interest paid for the years ended July 31, 2007 and 2006 was $75,000 and July 31, 2005 was $46,875. The Company intends to negotiate with the director to extend this loan.

14. Contingencies:

There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements.

In response to a termination notice that the Company received concerning its tenancy in a portion of the Jowein building, Brooklyn, New York, on April 25, 2007, the Company filed a lawsuit against its landlords in New York State Supreme Court, Kings County. In the lawsuit, the Company seeks a judgment declaring that the landlords’ termination notice was improperly issued and that the Company is not required to correct or cure the purported defaults cited in the termination notice. In addition, the Company seeks an order temporarily, preliminarily and permanently enjoining the landlords from taking any action to terminate the lease or otherwise interfere with the Company’s possession of the premises.

On May 16, 2007, the New York State Supreme Court granted the Company’s motion for preliminary injunctive relief and enjoined the landlords, during the pendency of this action, from taking any action to evict the Company, terminate the Company’s lease which is scheduled to expire on April 30, 2010, and/or commencing summary action adverse to the Company’s rights or otherwise disturb the Company’s possession of the premises. The landlords have answered the complaint denying the allegations and asserting counterclaims against the Company relating to the premises. Discovery is ongoing. Management of the Company is unable to predict the outcome of this matter or whether the Company will be required to expend significant amounts of money in order to correct any of the purported defaults.

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

To ensure complete independence, D’Arcangelo & Co., LLP, the independent registered public accounting firm, has full and free access to meet with the Audit Committee, without management representatives present, to discuss results of the audit, the adequacy of internal controls and the quality of financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2007 and 2006, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the three years in the period ended July 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 2007, in conformity with U.S. generally accepted accounting principles.

D’ARCANGELO & CO., LLP
Purchase, New York
October 5, 2007

J.W. MAYS, INC.

Five Year Summary of Consolidated Operations
(dollars in thousands except per share data)

	Years Ended July 31,
	2007	2006	2005	2004	2003

Revenues
Rental income	$13,810	$13,470	$12,879	$14,025	$13,120
Rental income-affiliated company	—	—	—	—	70
Recovery of real estate taxes	39	196	—	—	—
Gain (loss) on disposition of fixed assets	4,309	—	4	(4)	—

Total revenues	18,158	13,666	12,883	14,021	13,190

Expenses
Real estate operating expenses	8,587	7,855	7,321	7,716	6,915
Administrative and general expenses	3,255	3,011	2,764	2,771	2,930
Bad debts (recovery)	—	—	—	—	(163)
Depreciation and amortization	1,582	1,545	1,465	1,318	1,201

Total expenses	13,424	12,411	11,550	11,805	10,883

Income from operations before investment income, interest expense, other expenses and income taxes	4,734	1,255	1,333	2,216	2,307

Investment income, interest expense and other expenses:
Loss on disposition of asset	—	—	—	—	(80)
Investment income	84	2,108	84	253	300
Interest expense	(997)	(971)	(726)	(547)	(548)

	(913)	1,137	(642)	(294)	(328)

Income before income taxes	3,821	2,392	691	1,922	1,979
Income taxes provided	1,765	959	343	787	832

Net Income	$2,056	$1,433	$348	$1,135	$1,147

Net income per common share	$1.02	$.71	$.17	$.56	$.57

Dividends per share	—	—	—	—	—

Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,026,855

J.W. MAYS, INC.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations

Fiscal 2007 Compared to Fiscal 2006

Net income for the year ended July 31, 2007 amounted to $2,055,939, or $1.02 per share, compared to net income for the year ended July 31, 2006 of $1,433,382, or $.71 per share.

Revenues in the current year increased to $18,158,702 from $13,666,177 in the comparable 2006 fiscal year. The increase in revenue was due to the Company’s gain on the sale of a building in Brooklyn, New York in the amount of $4,309,340 and the Company’s leasing to four additional tenants at the Company’s Brooklyn, New York and Jamaica, New York properties.

The recovery of real estate taxes in the current year in the amount of $39,483, net of legal expenses, represents prior years’ real estate taxes from one of the Company’s properties. The comparable 2006 year had a recovery of real estate taxes in the amount of $195,605, net of legal expenses.

Real estate operating expenses in the current year increased to $8,587,081 from $7,855,318 in the comparable 2006 year primarily due to increases in rental expense in the Company’s Brooklyn, New York and Jamaica, New York properties, maintenance costs and licenses and permits, partially offset by decreases in real estate taxes, payroll costs, utility costs and leasing commission costs.

Administrative and general expenses in the current year increased to $3,255,094 from $3,011,080 in the comparable 2006 year primarily due to increases in payroll costs, bad debt expense due to a tenant vacating the Company’s Brooklyn, New York building, and legal and professional costs, partially offset by decreases in pension costs.

Depreciation and amortization expense in the current year increased to $1,582,153 from $1,544,419 in the comparable 2006 year primarily due to depreciation on the additional improvements to the Brooklyn, New York properties.

Interest expense in the current year exceeded investment income by $913,435 and was exceeded by investment income of $1,137,022 in the comparable 2006 year. The higher investment income amount in the 2006 year was due to the gain on the sale of one of the Company’s marketable securities, which was caused by a merger.

Fiscal 2006 Compared to Fiscal 2005

Net income for the year ended July 31, 2006 amounted to $1,433,382, or $.71 per share, compared to net income for the year ended July 31, 2005 of $348,368, or $.17 per share.

Revenues in the current year increased to $13,166,177 from $12,882,965 in the comparable 2005 fiscal year. The increase in revenues was due to the Company’s leasing to three office tenants at its Jowein building in Brooklyn, New York, the leasing to a retail tenant at its Jamaica, New York building, the recovery of real estate taxes, partially offset by two retail tenants vacating the Jamaica, New York building and the office tenant vacating the Fishkill, New York building.

The recovery of real estate taxes in the current year in the amount of $195,605, net of legal expenses, represents prior years’ real estate taxes from two of the Company’s properties.

Real estate operating expenses in the current year increased to $7,855,318 from $7,321,272 in the comparable 2005 year primarily due to increases in rental expense, real estate taxes, maintenance costs, utility costs, leasing commissions and licenses and permits, partially offset by decreases in insurance costs.

Administrative and general expenses in the current year increased to $3,011,080 from $2,764,210 in the comparable 2005 year primarily due to increases in payroll costs, insurance costs, legal and professional costs, and bad debt expense due to a tenant vacating the Company’s Jamaica, New York building.

Depreciation and amortization expense in the current year increased to $1,544,419 from $1,464,883 in the comparable 2005 year primarily due to depreciation on the additional improvements to the Brooklyn, New York and the Jamaica, New York properties and acquisitions of the three parcels in Brooklyn, New York.

Investment income exceeded interest expense and other expenses by $1,137,022 in fiscal 2006, and was exceeded by interest expense and other expenses by $641,232 in the comparable 2005 year. The investment income increase in the 2006 year was due to the gain on the sale of one of the Company’s marketable securities, which was caused by a merger, scheduled repayments of debt, partially offset by increased interest expense on the additional loans and increases in interest rates with banks and a note payable from a director.

Liquidity and Capital Resources:

The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $5,965,350 at July 31, 2007.

The Company on July 25, 2007, entered into a contract of sale and simultaneously closed on the sale of a property in Brooklyn, New York. The Company received $4,700,000 on the sale of the premises. The Company will continue to operate the building until the lease with the tenant who occupies part of the premises expires in April 2010.

In March 2006, the Company leased an additional 7,411 square feet for office use to an existing tenant at the Company’s Bond Street building, in Brooklyn, New York. Rent commenced in October 2006.

In August and September 2006, the Company entered into three additional lease agreements. Two of the lease agreements were for retail use at the Company’s Jamaica, New York building. One tenant leased 47,100 square feet and the other tenant leased 28,335 square feet. These tenants replaced the tenants who vacated the premises in February 2006 and June 2006, respectively. Rent commenced in November 2006 for the tenant that leased 28,335 square feet and commenced in May 2007 for the tenant that leased 47,100 square feet. The rental income from these lease agreements will more than offset the rental income lost from the previous tenants. The third lease agreement is for 10,000 square feet and will be used for office space at the Company’s Jowein building in Brooklyn, New York. Rent commenced in December 2006. The cost of construction to the Company for these tenants was insignificant.

In October 2006, the Company entered into a lease agreement with a restaurant at the Company’s Levittown premises. The restaurant will construct a new building. The tenant expects to open the restaurant in fiscal 2008. Rent commenced in September 2007. This will replace the tenant that vacated the premises in September 2004. The annual rental income from this lease agreement will more than offset the annual rental income lost from the previous tenant.

The Company was informed by a tenant who occupies 32,890 square feet of office space in its Jamaica, New York property, that the tenant would not be exercising its option to extend its lease agreement. The tenant vacated the premises on April 30, 2007. The Company entered into a lease agreement with a new tenant for the occupancy of the entire 32,890 square feet. As of May 1, 2007, the new tenant was occupying the premises.

The Company was informed by a tenant who occupies 22,192 square feet of office space at its Brooklyn, New York property that the tenant would vacate the premises in July 2007. The annual loss in rental income to the Company will be approximately $470,000. The Company is actively seeking, through brokers, tenants to occupy the vacated space.

In May 2007, the Company entered into a lease agreement with a tenant for 15,900 square feet of office space at its Jowein building in Brooklyn, New York. Rent is anticipated to commence in December 2007.

The following table represents the increase (decrease) in square foot occupancy at the Company’s properties, due to the aforementioned lease agreements.

Bond Street building, Brooklyn, New York	(22,192)
Bond Street building, Brooklyn, New York	7,411
Jowein building, Brooklyn, New York	25,900
Jamaica building, Jamaica, New York	75,435
Levittown, New York building	15,243

Total	101,797

As part of the $12,000,000 multiple draw term loan, the bank agreed to finance the cost of two new elevators at the Company’s Bond Street building in Brooklyn, New York. The amount to be financed will be $850,000. (See Note 3(e) to the Consolidated Financial Statements). The total cost of the elevator project is estimated to be $1,100,000 and is anticipated to be completed in fiscal 2008.

Contractual Obligations:

At July 31, 2007, the Company had certain contractual cash obligations, as set forth in the following tables:

Contractual Cash Obligations	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Mortgages and term loan payable	$12,418,668	$865,158	$3,005,197	$3,839,307	$4,709,006
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	1,094,909	16,903	276,456	382,889	418,661
Operating leases	16,811,495	1,855,023	3,254,388	1,744,709	9,957,375

Total contractual cash obligations	$31,325,072	$2,737,084	$7,536,041	$5,966,905	$15,085,042

Cash Flows From Operating Activities:

Deferred Expenses: The Company had expenditures for brokerage commissions in the year ended July 31, 2007, in the amount of $1,056,921, relating to tenants at its Brooklyn, New York, Jamaica, New York and Levittown, New York properties.

Payroll and Other Accrued Liabilities: The Company paid $615,207 for commissions incurred in order to lease space at the Company’s properties in the year ended July 31, 2007. The original amount of the brokerage commissions was $2,366,743. As of July 31, 2007, $1,661,377 had been paid. The Company also incurred additional brokerage commissions in the amount of $1,064,500 relating to five tenants.

The Company has accrued an additional $448,200 in rent expense to its landlord, which is an affiliated Company, on its Jamaica, New York property. The final amount of rent expense has not yet been determined and may go to an independent arbitrator.

Cash Flows From Investing Activities:

The Company had expenditures of $282,803 for the year ended July 31, 2007 for the renovation of 32,890 square feet for office space for a tenant at its Jamaica, New York building. The cost of the project will be approximately $600,000 and is anticipated to be completed in October 2007.

The Company had expenditures of $245,630 for the year ended July 31, 2007 for the construction of two new elevators. The total cost of the project is approximately $1,100,000, of which $850,000 will be financed by a bank. The project is anticipated to be completed in fiscal 2008.

Cash Flows From Financing Activities:

Borrowing: The Company drew down an additional $315,706 on its multiple draw term loan, to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The total amount financed for tenant improvements and brokerage commissions is $916,670. (See Note 3(e) to the Consolidated Financial Statements).

Lease security: The Company increased tenant security deposits by $99,167 due to the leasing of space to two tenants at the Company’s Brooklyn, New York and Jamaica, New York properties.

Controls and Procedures:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2007, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no significant deficiencies or material weaknesses, and therefore there were no corrective actions taken.

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

Quarterly Financial Information (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2006	Jan. 31, 2007	Apr. 30, 2007	July 31, 2007
Revenues	$3,317	$3,391	$3,476	$7,975
Revenues less expenses	(169)	(32)	(104)	4,126
Net income (loss)	(178)	(9)	19	2,224
Net income (loss) per common share	$(.09)	$(.00)	$.01	$1.10

	Three Months Ended
	Oct. 31, 2005	Jan. 31, 2006	Apr. 30, 2006	July 31, 2006
Revenues	$3,341	$3,387	$3,526	$3,412
Revenues less expenses	207	(41)	116	2,110
Net income (loss)	127	(58)	95	1,269
Net income (loss) per common share	$.06	$(.03)	$.05	$.63

Income per share is computed independently for each of the quarters presented on the basis described in Note 1 to the Consolidated Financial Statements.

Common Stock and Dividend Information

Effective November 8, 1999, the Company’s common stock commenced trading on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the Symbol: “Mays”. Such shares were previously traded on The Nasdaq National Market. Effective August 1, 2006, NASDAQ became operational as an exchange in NASDAQ-Listed Securities. It is now known as The NASDAQ Stock Market LLC.

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2007 and 2006:

Three Months Ended	Sales Price
	High	Low
October 31, 2006	$23.80	$17.54
January 31, 2007	22.00	20.51
April 30, 2007	22.25	20.86
July 31, 2007	24.53	21.76

October 31, 2005	$17.39	$14.75
January 31, 2006	17.90	16.15
April 30, 2006	18.49	17.53
July 31, 2006	18.45	18.00

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 14, 2007, the Company had approximately 1,500 shareholders of record.

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

2 Member of Audit Committee

3 Member of Investment Advisory Committee

4 Member of Executive Compensation Committee

5 Member of Disclosure Committee (Mr. Lyke is also a member)

6 Member of Nominating Committee

Form 10-K Annual Report

Copies of the Company’s Form 10-K Annual Report
to the Securities and Exchange Commission
for the fiscal year ended July 31, 2007
will be furnished without charge to
shareholders upon written request
to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.