Form 10-K, Exhibit 13
period 2008-07-31
MAYS J W INC
filed 2008-10-09
CIK 54187

J.W. MAYS, INC.

Annual Report
2008
Year Ended July 31, 2008

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038-4502

Special Counsel
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 25, 2008, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

Summary of Selected Financial Data
(dollars in thousands except per share data)

	2008	2007	2006	2005	2004

Rental Income	$14,572	$13,810	$13,470	$12,879	$14,025
Recovery of Real Estate Taxes	91	39	196	—	—
Gain (Loss) on Disposition of Property and Equipment	(17)	4,309	—	4	(4)

Total Revenues	14,646	18,158	13,666	12,883	14,021

Net Income (Loss)	(76)	2,056	1,433	348	1,135

Real Estate-Net	45,277	44,779	45,586	44,370	39,907

Total Assets	57,283	60,162	57,290	57,177	51,809

Long-Term Debt:
Mortgages and Term Loan Payable	9,514	11,554	10,697	12,476	7,830
Note Payable	1,000	1,000	1,000	1,000	—
Other	1,370	1,078	1,031	925	641

Total	11,884	13,632	12,728	14,401	8,471

Shareholders’ Equity	39,454	39,697	37,639	37,339	36,996

Net Income (Loss) Per Common Share	$(.04)	$1.02	$.71	$.17	$.56

Cash Dividends Declared Per Share	—	—	—	—	—

Average common shares outstanding for fiscal 2008-2004; 2,015,780.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2008.

J.W. MAYS, INC.

To Our Shareholders:

Fiscal 2008 has been an extremely challenging year.

In fiscal 2008, our revenues were $14,646,049 compared to $18,158,702 in the 2007 fiscal year. The 2007 fiscal year included a gain on the sale of a property in the amount of $4,309,340. Net loss for fiscal 2008 was ($75,641) or ($.04) per share. This compares to net income of $2,055,939 or $1.02 per share for fiscal 2007.

During fiscal 2008, the Company leased an additional 128,337 square feet to three tenants at the Company’s properties. Two of the lease agreements were for office space at the Company’s Brooklyn, New York (Bond Street building) property. One tenant leased 11,128 square feet and the other tenant leased 57,209 square feet. Part of the space leased replaces the tenant that vacated the premises in July, 2007. Rent commenced in July, 2008, for one tenant and rent is anticipated to commence in February, 2009, for the other tenant.

The third tenant which entered into a lease agreement was for 60,000 square feet for warehouse space at the Company’s Circleville, Ohio property. Rent commenced in March, 2008.

The increased rentals from the additional tenants should adequately cover the Company’s planned operating and capital requirements.

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

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 6, 2008

J.W. MAYS, INC.

Consolidated Balance Sheets

July 31, 2008 and 2007
Assets

	2008	2007

Property and Equipment-at cost (Notes 1 and 3):
Buildings and improvements	$62,488,206	$60,896,956
Improvements to leased property	9,154,777	9,089,969
Fixtures and equipment	544,384	726,966
Land	6,067,805	6,037,134
Other	227,582	227,747
Construction in progress	634,869	544,636

	79,117,623	77,523,408
Less accumulated depreciation and amortization	33,693,516	32,553,041

Property and equipment-net	45,424,107	44,970,367

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	1,475,390	5,965,350
Marketable securities (Notes 1, 2 and 10)	49,097	47,418
Receivables (Notes 1 and 6)	171,031	126,253
Deferred income taxes (Notes 1 and 4)	320,000	129,000
Security deposits	13,674	16,903
Prepaid expenses	1,833,569	1,703,539

Total current assets	3,862,761	7,988,463

Other Assets:
Deferred charges (Notes 1 and 11)	3,461,708	3,410,592
Less accumulated amortization (Notes 1 and 11)	1,361,804	1,219,123

Net	2,099,904	2,191,469
Receivables (Notes 1 and 6)	3,067	4,667
Security deposits	1,428,573	1,385,606
Unbilled receivables (Note 1)	2,859,076	3,461,147
Marketable securities (Notes 1, 2, 10 and 15)	1,605,840	160,500

Total other assets	7,996,460	7,203,389

TOTAL ASSETS	$57,283,328	$60,162,219

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity

	2008	2007

Long-Term Debt:
Mortgages and term loan payable (Notes 3 and 10)	$9,513,528	$11,553,510
Note payable—related party (Notes 10 and 13)	1,000,000	1,000,000
Security deposits payable (Note 10)	1,102,134	1,078,006
Payroll and other accrued liabilities (Note 7)	268,272	—

Total long-term debt	11,883,934	13,631,516

Deferred Income Taxes (Notes 1 and 4)	1,935,000	2,250,000

Current Liabilities:
Accounts payable	39,364	89,621
Payroll and other accrued liabilities (Note 7)	1,785,336	2,147,708
Income taxes payable	102,945	1,456,558
Other taxes payable	1,891	7,909
Current portion of mortgages and term loan payable (Notes 3 and 10)	2,067,639	865,158
Current portion of security deposits payable (Note 10)	13,674	16,903

Total current liabilities	4,010,849	4,583,857

Total liabilities	17,829,783	20,465,373

Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain (loss) on available-for-sale securities—net of deferred taxes (benefit) of ($70,000) at July 31, 2008 and $17,000 at July 31, 2007. (Notes 1, 2 and 4)	(134,412)	33,248
Retained earnings	35,351,267	35,426,908

	40,741,397	40,984,698
Less common stock held in treasury, at cost-162,517 shares at July 31, 2008 and July 31, 2007 (Note 12)	1,287,852	1,287,852

Total shareholders’ equity	39,453,545	39,696,846

Commitments (Notes 5 and 6) and Contingencies (Note 14)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$57,283,328	$60,162,219

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.
Consolidated Statements of Income and Retained Earnings

	Years Ended July 31,
	2008	2007	2006

Revenues
Rental income (Notes 1 and 6)	$14,572,005	$13,809,879	$13,470,572
Recovery of real estate taxes	91,043	39,483	195,605
Gain (loss) on disposition of property and equipment	(16,999)	4,309,340	—

Total revenues	14,646,049	18,158,702	13,666,177

Expenses
Real estate operating expenses (Note 5)	8,886,483	8,587,081	7,855,318
Administrative and general expenses	3,455,068	3,255,094	3,011,080
Depreciation and amortization (Note 1)	1,604,321	1,582,153	1,544,419

Total expenses	13,945,872	13,424,328	12,410,817

Income from operations before investment income, interest expense, other expenses and income taxes	700,177	4,734,374	1,255,360

Investment income, interest expense and other expenses:
Investment income (Notes 1 and 2)	212,705	84,094	2,107,616
Interest expense (Notes 3, 9 and 13)	(883,523)	(997,529)	(970,594)

	(670,818)	(913,435)	1,137,022

Income before income taxes	29,359	3,820,939	2,392,382
Income taxes provided (Notes 1 and 4)	105,000	1,765,000	959,000

Net income (loss)	(75,641)	2,055,939	1,433,382
Retained earnings, beginning of year	35,426,908	33,370,969	31,937,587

Retained earnings, end of year	$35,351,267	$35,426,908	$33,370,969

Net income (loss) per common share (Note 1)	$(.04)	$1.02	$.71

Dividends per share	—	—	—

Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended July 31,
	2008	2007	2006

Net income (loss)	$(75,641)	$2,055,939	$1,433,382

Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of taxes (benefit) of ($87,000), $1,000 and ($584,000) for the fiscal years 2008, 2007 and 2006, respectively	(167,660)	1,500	878,040
Reclassification adjustment	—	—	(2,010,556)

Net change in comprehensive income	(167,660)	1,500	(1,132,516)

Comprehensive income (loss)	$(243,301)	$2,057,439	$300,866

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.
Consolidated Statements of Cash Flows

	Years Ended July 31,
	2008	2007	2006

Cash Flows From Operating Activities
Net Income (loss)	$(75,641)	$2,055,939	$1,433,382
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(419,000)	(194,000)	(149,000)
Realized (gain) on marketable securities	—	—	(2,010,556)
(Gain) loss on disposition of property and equipment	16,999	(4,309,340)	—
Depreciation and amortization	1,604,321	1,582,153	1,544,419
Amortization of deferred charges	379,970	449,701	474,691
Other assets—deferred charges	(288,405)	(1,180,695)	(292,887)
—unbilled receivables	602,071	743,420	218,417
—receivables	1,600	1,600	(6,267)
Changes in:
Receivables	(44,778)	(40,054)	54,993
Prepaid expenses	(130,030)	18,683	(170,108)
Income taxes refundable	—	—	234,616
Accounts payable	(50,257)	27,713	(3,631)
Payroll and other accrued liabilities	(94,100)	878,130	135,660
Income taxes payable	(1,353,613)	662,244	794,314
Other taxes payable	(6,018)	2,264	457

Net cash provided by operating activities	143,119	697,758	2,258,500

Cash Flows From Investing Activities
Acquisition of property and equipment	(2,075,060)	(901,294)	(2,701,860)
Proceeds from sale of property and equipment	—	4,452,222	—
Security deposits	(39,738)	(56,312)	(46,083)
Marketable securities:
Receipts from sales or maturities	—	—	2,710,554
Payments for purchases	(1,701,679)	(1,476)	(274)

Net cash provided (used) by investing activities	(3,816,477)	3,493,140	(37,663)

Cash Flows From Financing Activities
Borrowings—security broker	—	—	567,422
Payments—security broker	—	—	(567,422)
Increase—security deposits	20,899	55,812	47,758
Borrowings—mortgage and other debt	41,955	315,706	559,009
Payments—mortgage and other debt payments	(879,456)	(932,394)	(1,015,173)

Net cash (used) by financing activities	(816,602)	(560,876)	(408,406)

Net increase (decrease) in cash and cash equivalents	(4,489,960)	3,630,022	1,812,431
Cash and cash equivalents at beginning of year	5,965,350	2,335,328	522,897

Cash and cash equivalents at end of year	$1,475,390	$5,965,350	$2,335,328

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

MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities (Level 1) with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2008. The implementation of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, had no impact on the presentation of marketable securities in the Company’s financial statements.

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2008 and 2007, there were no impairments of its property and equipment.

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

INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2008, 2007 and 2006.

2. Marketable Securities:

As of July 31, 2008 and 2007, the Company’s marketable securities were classified as follows:

	2008				2007
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Current:
Held-to-Maturity: Certificate of deposit	$49,097	$—	—	$49,097	$47,418	$—	$—	$47,418

Non-current:
Available-for-sale: Equity securities	$1,810,252	$—	(204,412)	$1,605,840	$110,252	$50,248	$—	$160,500

The gross unrealized losses have been in existence for less than twelve months and management does not expect losses upon maturity.

Investment income for the years ended July 31, 2008, 2007 and 2006 consists of the following:

	2008	2007	2006
Interest income	$97,301	$26,294	$28,037
Dividend income	115,404	57,800	69,023
Gain on sale of marketable securities	—	—	2,010,556

Total	$212,705	$84,094	$2,107,616

3. Long-Term Debt—Mortgages and Term Loan:

			Current Annual Interest Rate	Final Payment Date	July 31, 2008		July 31, 2007
					Due Within One Year	Due After One Year	Due Within One Year	Due After One Year
Mortgages:
Jamaica, New York property	(a	)	6%	4/01/12	$61,964	$1,221,173	$58,365	$1,283,137
Jamaica, New York property	(b	)	6.81%	10/01/11	120,396	2,380,715	112,037	2,501,111
Jowein building, Brooklyn, NY	(c	)	9%	4/01/09	1,103,520	—	58,612	1,103,520
Fishkill, New York property	(d,e	)	6.98%	2/18/15	58,199	1,753,961	17,928	1,816,798
Bond St. building, Brooklyn, NY	(e	)	6.98%	2/18/15	118,535	3,572,373	36,102	3,658,613
Term loan payable to bank	(f	)	6.50%	5/01/10	365,025	325,306	342,114	690,331
Jowein building, Brooklyn, NY	(g	)	Variable	8/01/10	240,000	260,000	240,000	500,000

Total					$2,067,639	$9,513,528	$865,158	$11,553,510

(a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. In March, 2007, the Company extended the loan for five years with an option for an additional five-year period. The interest rate for the extended period is 6.00% per annum. Interest and amortization of principal will be made in constant monthly amounts based on a fifteen year (15) payout period. The outstanding balance of the loan totaling $1,036,602 will become due and payable on April 1, 2012.

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

(d) On August 19, 2004 the Company extended the then existing loan for forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. (See Note 3(e) below). The Company, in February 2008, converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%.

(e) The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan finances seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company’s Brooklyn, New York (Bond Street building) and Fishkill, New York properties. The loan will also finance $850,000 towards the construction of two new elevators at the Company’s Brooklyn, New York property (Bond Street building). The Company had three and one-half years to draw down amounts under this loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property, which matured on July 1, 2004 (the “First Permanent Loan”)(see Note 3(d)), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). The loan is structured in two phases: 1) a forty-two (42) month loan with payments of interest only at the floating one–month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and 2) after the forty-two month period, the loan would convert to a seven-year (7) permanent mortgage loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York’s seven-year (7) fixed interest rate plus 2.25% per annum at the time of conversion. As of August 19, 2004, the Company refinanced the existing mortgage on the Company’s Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company’s Bond Street building in Brooklyn, New York. In fiscal 2006, 2007 and 2008, the Company drew down additional amounts totaling $916,670, on its multiple draw term loan to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The Company in February 2008 converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%. Since the loan has been converted to a permanent mortgage loan, the balance of the financing on this loan is for the new elevators at the Company’s Bond Street building in Brooklyn, New York in the amount of $850,000 referred to above. As of July 31, 2008, the Company has not drawn down any of the $850,000. The $850,000 is available until the elevator work is completed. The monthly payments to the bank will increase once the $850,000 is drawn down.

(f) On February 18, 2005, the Company secured financing in the amount of $1,700,000, from a bank whose president is a director of the Company. The loan is a multiple draw loan, for a period of five (5) years, and is self-amortizing, at an interest rate of 6.50% per annum.

(g) The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company’s Jowein building in Brooklyn, New York. The loan is secured by the assignment of the lease of 15,000 square feet. The loan is for a period of five (5) years and is self-amortizing, at a floating interest rate of prime plus 1.00% per annum. The interest rate at July 31, 2008 was 6.00% per annum.

Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2008, are as follows: Years ending July 31, 2009 (included in current liabilities); $2,067,639; 2010; $949,604; 2011; $431,275; 2012; $3,417,892; 2013; $234,368; and thereafter, $4,480,389.

Interest paid to related parties for the three years ended July 31, 2008 was $102,211, $107,239, and $111,840, respectively.

4. Income Taxes:

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2008 and 2007 are a result of temporary differences related to the items described as follows:

	2008		2007
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$277,719	$—	$105,337	$—
Unbilled receivables	—	972,086	—	1,176,790
Property and equipment	—	1,032,461	—	1,056,422
Unrealized gain on marketable securities	69,500	—	—	16,234
Other	42,328	—	23,109	—

	$389,547	$2,004,547	$128,446	$2,249,446

The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2008.

Income taxes provided for the years ended July 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
Current:
Federal	$342,400	$1,238,771	$786,824
State and City	181,600	720,229	289,449
Prior:
State and City	—	—	31,727
Deferred taxes (benefit)	(419,000)	(194,000)	(149,000)

Total provision	$105,000	$1,765,000	$959,000

Components of the deferred tax provision (benefit) for the years ended July 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006
Book depreciation over (under) tax depreciation	$(23,961)	$56,658	$(48,657)
Reduction (increase) of rental income received in advance	(172,382)	13,496	(36,229)
(Decrease) in unbilled receivables	(204,704)	(252,763)	(74,262)
Other	(17,953)	(11,391)	10,148

	$(419,000)	$(194,000)	$(149,000)

Taxes provided for the years ended July 31, 2008, 2007 and 2006 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2008	2007	2006
Income before income taxes	$29,358	$3,820,939	$2,392,382
Dividends received deduction	(80,782)	(40,460)	(48,316)
Other-net	(2,700)	(2,600)	(28,923)

Adjusted pre-tax income	$(54,124)	$3,777,879	$2,315,143

Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$(18,072)	$1,282,480	$787,150
State and City income taxes, net of federal income tax benefit	123,072	482,520	171,850

Income tax provision	$105,000	$1,765,000	$959,000

5. Leases:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 23 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2008 was exceeded by sublease rental income, as follows:

	2008	2007	2006
Minimum rental expense	$1,880,197	$1,801,414	$1,212,338
Contingent rental expense	1,550,313	1,349,508	1,351,183

	3,430,510	3,150,922	2,563,521
Sublease rental income	7,660,825	6,985,512	7,248,000

Excess of sublease income over expense	$4,230,315	$3,834,590	$4,684,479

Rent expense related to an affiliate principally owned by certain directors of the Company totaled $825,000 for fiscal year ended July 31, 2008, $825,000 for fiscal year ended July 31, 2007, and $273,300 for fiscal year ended July 31, 2006. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Fiscal Year	Operating Leases
2009	$2,031,025
2010	2,097,949
2011	1,742,259
2012	1,729,116
2013	1,729,116
After 2013	25,937,287

Total required*	$35,266,752

*	Minimum payments have not been reduced by minimum sublease rentals of $44,441,003 under operating leases due in the future under non-cancelable leases.

6. Rental Income:

Rental income for each of the fiscal years 2008, 2007 and 2006 is as follows:

	July 31,
	2008	2007	2006
Minimum rentals
Company owned property	$6,423,034	$6,319,755	$5,634,643
Leased property	6,858,020	6,103,279	6,378,907

	13,281,054	12,423,034	12,013,550

Contingent rentals
Company owned property	488,146	504,612	587,929
Leased property	802,805	882,233	869,093

	1,290,951	1,386,845	1,457,022

Total	$14,572,005	$13,809,879	$13,470,572

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal Year	Company Owned Property	Leased Property	Total
2009	$6,552,835	$6,874,347	$13,427,182
2010	5,970,789	6,676,016	12,646,805
2011	5,456,661	4,795,083	10,251,744
2012	5,286,620	3,765,214	9,051,834
2013	5,121,360	3,392,793	8,514,153
After 2013	28,842,178	18,937,550	47,779,728

Total	$57,230,443	$44,441,003	$101,671,446

Rental income is recognized on a straight-line basis over the lives of the leases.

7. Payroll and Other Accrued Liabilities:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2008, and 2007 consist of the following:

	2008	2007
Payroll	$98,024	$235,964
Interest	77,936	87,443
Professional fees	143,526	186,152
Rents received in advance	816,821	309,816
Utilities	36,100	72,341
Brokers commissions	471,792	705,366
Construction costs	145,200	—
Rent expense	—	448,200
Other	264,209	102,426

Total	$2,053,608	$2,147,708

8. Employees’ Retirement Plan:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $300,368, $266,506 and $291,306 as contributions to the Plan for fiscal years 2008, 2007 and 2006, respectively.

9. Cash Flow Information:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	Years Ended July 31,
	2008	2007	2006
Interest paid, net of capitalized interest of $55,833 (2008), $19,684 (2007) and $49,279 (2006)	$893,030	$1,015,254	$942,537
Income taxes paid	$1,837,616	$1,296,928	$93,530

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

	July 31, 2008
	Carrying Value	Fair Value
Cash and cash equivalents	$1,475,390	$1,475,390
Marketable securities	$1,654,937	$1,654,937
Security deposits payable	$1,115,808	$1,115,808
Mortgages, notes and term loan payable	$12,581,167	$13,281,470

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk.

The Company derives rental income from forty-nine tenants, of which one tenant accounted for 13.74% and another tenant accounted for 12.09% of rental income during the year ended July 31, 2008. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2008.

The Company has three irrevocable letters of credit totaling $367,500 at July 31, 2008 provided by three tenants and two irrevocable letters of credit totaling $137,500 at July 31, 2007, provided by two tenants.

11. Deferred Charges:

Deferred charges for the fiscal years ended July 31, 2008 and 2007 consist of the following:

	July 31, 2008		July 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$2,269,914	$655,424	$2,263,370	$547,055
Professional fees for leasing	431,123	197,871	403,367	203,327
Financing costs	760,671	508,509	728,564	468,741
Other	—	—	15,291	—

Total	$3,461,708	$1,361,804	$3,410,592	$1,219,123

The aggregate amortization expense for the three years in the period ended July 31, 2008 was $379,970, $449,701 and $474,691 respectively.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year
2009	$370,455
2010	$363,526
2011	$295,655
2012	$207,060
2013	$196,137

12. Capitalization:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2008 and at July 31, 2007.

13. Note Payable:

On December 15, 2004, the Company borrowed $1,000,000 from a director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan was for a period of three (3) years maturing on December 15, 2007, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The funds were used towards the purchase of a one-half interest in a parcel which is part of the Company’s Brooklyn, New York properties. The total purchase price was $1,500,000. The constant quarterly payments of interest are $18,750. The Company extended the note for an additional three (3) years maturing on December 15, 2010, at an interest rate of 7.50% per annum. The interest paid for each of the years ended July 31, 2008, 2007 and 2006 was $75,000.

14. Contingencies:

There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements, although the Company is unable to predict the outcome of the matter described below.

In response to a termination notice that the Company received concerning its tenancy in a portion of the Jowein Building, Brooklyn, New York, on April 25, 2007, the Company filed a lawsuit against its landlords in New York State Supreme Court, Kings County. In the lawsuit, the Company seeks a judgment declaring that the landlord’s termination notice was improperly issued and that the Company is not required to correct or cure the purported defaults cited in the termination notice. In addition, the Company seeks an order temporarily, preliminarily and permanently enjoining the landlords from taking any action to terminate the lease or otherwise interfere with the Company’s possession of the premises.

On May 16, 2007, the New York State Supreme Court granted the Company’s motion for preliminary injunctive relief and enjoined the landlords, during the pendency of this action, from taking any action to evict the Company, terminate the Company’s lease which is scheduled to expire on April 30, 2010, and/or commencing summary action adverse to the Company’s rights or otherwise disturb the Company’s possession of the premises. The landlords have answered the complaint denying the allegations and asserting counterclaims against the Company relating to the premises. Discovery has been completed and the case is awaiting the scheduling of a trial date. Management of the Company is unable to predict the outcome of this matter or whether the Company will be required to expend significant amounts of money in order to correct any of the purported defaults.

15. Subsequent Event:

Due to the recent decline in the Stock Market, the Company’s marketable securities have declined by $478,104 since July 31, 2008. The Company has not sold any of its marketable securities, therefore it has not realized any losses.

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

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2008 and 2007, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the three years in the period ended July 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 2008, in conformity with U.S. generally accepted accounting principles.

D’ARCANGELO & CO., LLP
Purchase, New York
October 6, 2008

J.W. MAYS, INC.

Five Year Summary of Consolidated Operations
(dollars in thousands except per share data)

	Years Ended July 31,
	2008	2007	2006	2005	2004

Revenues
Rental income	$14,572	$13,810	$13,470	$12,879	$14,025
Recovery of real estate taxes	91	39	196	—	—
Gain (loss) on disposition of property and equipment	(17)	4,309	—	4	(4)

Total revenues	14,646	18,158	13,666	12,883	14,021

Expenses
Real estate operating expenses	8,887	8,587	7,855	7,321	7,716
Administrative and general expenses	3,455	3,255	3,011	2,764	2,771
Depreciation and amortization	1,604	1,582	1,545	1,465	1,318

Total expenses	13,946	13,424	12,411	11,550	11,805

Income from operations before investment income, interest expense, other expenses and income taxes	700	4,734	1,255	1,333	2,216

Investment income, interest expense and other expenses:
Investment income	213	84	2,108	84	253
Interest expense	(884)	(997)	(971)	(726)	(547)

	(671)	(913)	1,137	(642)	(294)

Income before income taxes	29	3,821	2,392	691	1,922
Income taxes provided	105	1,765	959	343	787

Net Income (loss)	$(76)	$2,056	$1,433	$348	$1,135

Net income (loss) per common share	$(.04)	$1.02	$.71	$.17	$.56

Dividends per share	—	—	—	—	—

Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

J.W. MAYS, INC.
Management’s Discussion and Analysis of Financial Condition and
Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and related notes thereto contained in this report. In this discussion, the words “Company”, “we”, “our” and “us” refer to J.W. Mays, Inc. and subsidiaries.

The following can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. The words “outlook”, “intend”, “plans”, “efforts”, “anticipates”, “believes”, “expects” or words of similar import typically identify such statements. Various important factors that could cause actual results to differ materially from those expressed in the forward-looking statements are identified under the heading “Cautionary Statement Regarding Forward-Looking Statements” below. Our actual results may vary significantly from the results contemplated by these forward-looking statements based on a number of factors including, but not limited to, availability of labor, marketing success, competitive conditions and the change in economic conditions of the various markets we serve.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 8 and 9 to the Consolidated Financial Statements).

Fiscal 2008 Compared to Fiscal 2007

Net loss for the year ended July 31, 2008 amounted to ($75,641) or ($.04) per share, compared to net income for the year ended July 31, 2007 of $2,055,939, or $1.02 per share.

Revenues in the current year decreased to $14,646,049 from $18,158,702 in the comparable 2007 fiscal year. The decrease in revenue was due to the Company’s gain on the sale of a building in Brooklyn, New York in the amount of $4,309,340 in fiscal 2007 and the vacating of a tenant at the Company’s Brooklyn, New York property in July 2007 and the reduced rent received by the tenant that replaced Levitz Home Furnishings, Inc., at the Company’s Jowein building in Brooklyn, New York, offset by the Company’s leasing to five additional tenants at the Company’s Brooklyn, Jamaica and Levittown, New York properties.

The recovery of real estate taxes in the current year in the amount of $91,043, net of legal expenses, represents prior years’ real estate taxes from one of the Company’s properties. The comparable 2007 year had a recovery of real estate taxes in the amount of $39,483, net of legal expenses.

Real estate operating expenses in the current year increased to $8,886,483 from $8,587,081 in the comparable 2007 year primarily due to increases in rental expense in the Company’s Brooklyn, New York property, utility costs and payroll costs, partially offset by decreases in real estate taxes, insurance costs, licenses and permits and leasing commission costs.

Administrative and general expenses in the current year increased to $3,455,068 from $3,255,094 in the comparable 2007 year primarily due to increases in payroll costs, insurance costs, legal and professional costs, and pension costs.

Depreciation and amortization expense in the current year increased to $1,604,321 from $1,582,153 in the comparable 2007 year primarily due to depreciation on the additional improvements to the Jamaica, New York property.

Interest expense in the current year exceeded investment income by $670,818 and $913,435 in the comparable 2007 year. The decrease in the excess of interest expense over investment income was due primarily to increased investment income and scheduled repayments of debt.

Fiscal 2007 Compared to Fiscal 2006

Net income for the year ended July 31, 2007 amounted to $2,055,939, or $1.02 per share, compared to net income for the year ended July 31, 2006 of $1,433,382, or $.71 per share.

Revenues in the current year increased to $18,158,702 from $13,666,177 in the comparable 2006 fiscal year. The increase in revenues was due to the Company’s gain on the sale of a building in Brooklyn, New York in the amount of $4,309,340 and the Company’s leasing to four additional tenants at the Company’s Brooklyn, New York and Jamaica, New York properties.

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

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $1,475,390 at July 31, 2008.

In October 2006, the Company entered into a lease agreement with a restaurant at the Company’s Levittown premises. The restaurant constructed a new building. The tenant opened the restaurant in May 2008. The tenant began paying partial rent in September 2007 and the full rent in May 2008. This will replace the tenant that vacated the premises in September 2004. The annual rental income from this lease agreement will more than offset the annual rental income lost from the previous tenant.

In July 2007, a tenant who occupied 22,192 square feet of office space at the Company’s Brooklyn, New York property, vacated the premises. The annual loss in rental income to the Company was approximately $470,000. In March 2008, the Company entered into a lease agreement with a tenant for 11,128 square feet of the vacated space. Rent commenced in July 2008.

In July 2008, the Company entered into a lease agreement with a tenant for 57,209 square feet of office space at the Company’s Brooklyn, New York property. Part of the rented space is for the balance of 11,064 square feet of vacated space mentioned in the above paragraph. Rent is anticipated to commence in February, 2009. The cost of construction for this tenant will be insignificant.

In May, 2007, the Company entered into a lease agreement with a tenant for 15,900 square feet of office space at its Jowein building in Brooklyn, New York. Rent commenced in March 2008.

In March, 2008, the Company entered into a lease agreement with a tenant for 60,000 square feet for warehouse space at its Circleville, Ohio property. Rent commenced in March 2008.

Levitz Home Furnishings, Inc. whose lease was assigned to PLVTZ, LLC, d/b/a Levitz Home Furnishings (“Levitz”) which occupied retail space at the Company’s Jowein building in Brooklyn, New York and which accounted for 5.60% of the annual rental income of the Company for the fiscal year ended July 31, 2007, filed for Chapter 11 bankruptcy protection from creditors on November 8, 2007. Levitz vacated the premises on January 31, 2008 and informed the Company in February 2008, of its intentions to reject the lease. The annual rental income from Levitz was approximately $800,000. The Company, in March 2008, rented the premises to a tenant for the remaining term of the Levitz lease (through April 2010) at slightly less than half the Levitz rental.

The following table represents the increase in square foot occupancy leased at the Company’s properties during fiscal 2008.

Bond Street building, Brooklyn, New York	68,337
Circleville, Ohio	60,000

Total	128,337

As part of the $12,000,000 multiple draw term loan, the bank agreed to finance the cost of two new elevators at the Company’s Bond Street building in Brooklyn, New York. The amount to be financed will be $850,000. (See Note 3(e) to the Consolidated Financial Statements). The total cost of the elevator project is estimated to be $1,100,000 and is anticipated to be completed in 2008. In February, 2008, the Company converted the multiple draw term loan to a permanent mortgage. The $850,000 for elevators is the remaining amount of financing due under this loan.

On September 22, 2008, the Company made a payment in the amount of $300,000, which was a partial payment towards the principal amount of its loan on the Jowein building in Brooklyn, New York. (See Note 3(c) to the Consolidated Financial Statements.)

Contractual Obligations:

At July 31, 2008, the Company had certain contractual cash obligations, as set forth in the following tables:

Contractual Cash Obligations	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Mortgages and term loan payable	$11,581,167	$2,067,639	$1,380,879	$3,652,260	$4,480,389
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	1,115,808	13,674	491,607	218,561	391,966
Operating leases	35,266,752	2,031,025	3,840,208	3,458,232	25,937,287

Total contractual cash obligations	$48,963,727	$4,112,338	$6,712,694	$7,329,053	$30,809,642

Cash Flows From Operating Activities:

Deferred Charges: The Company had expenditures for brokerage commissions in the year ended July 31, 2008, in the amount of $173,731, relating to tenants at its Brooklyn, New York and Circleville, Ohio properties.

Payroll and Other Accrued Liabilities: The Company paid $407,305 for commissions incurred in order to lease space at the Company’s properties in the year ended July 31, 2008. The original amount of the brokerage commissions was $2,540,474. As of July 31, 2008, $2,068,682 had been paid. The Company also incurred additional brokerage commissions in the amount of $173,731 relating to two tenants and referred to above.

A tenant at the Company’s Jowein building in Brooklyn, New York paid the rent in advance to the end of the lease term which is April 2010. The amount paid in advance as of July 31, 2008 is $625,960.

The Company has paid $896,400 in rent to its landlord of which $448,200 was accrued at July 31, 2007, which is an affiliated company, on its Jamaica, New York property.

Cash Flows From Investing Activities:

The Company had expenditures of $285,242 for the year ended July 31, 2008 for the renovation of 32,890 square feet for office space for a tenant at its Jamaica, New York building. The cost of the project was $564,937 and was completed in December 2007.

The Company had expenditures of $191,972 for the year ended July 31, 2008, for the construction of two new elevators. The total cost of the project is approximately $1,100,000, of which $850,000 will be financed by a bank. The project is anticipated to be completed in 2008.

The Company had expenditures of $905,912 during the year ended July 31, 2008, for the installation of new heat ventilation and air conditioning equipment along with the corresponding electrical service required at the Company’s Jamaica, New York building. The project was completed in May 2008.

Cash Flows From Financing Activities:

Borrowing: The Company drew down an additional $41,955 on its multiple draw term loan, to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The total amount financed for tenant improvements and brokerage commissions was $916,670. (See Note 3(e) to the Consolidated Financial Statements).

Cautionary Statement Regarding Forward-Looking Statements:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of this Annual Report on Form 10-K and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the securities industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2008 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•	changes in the rate of economic growth in the United States;

•	changes in the financial condition of our customers;

•	changes in regulatory environment;

•	lease cancellations;

•	changes in our estimates of costs;

•	war and/or terrorist attacks on facilities where services are or may be provided;

•	outcomes of pending and future litigation;

•	increasing competition by other companies;

•	compliance with our loan covenants;

•	recoverability of claims against our customers and others by us and claims by third parties against us; and

•	changes in estimates used in our critical accounting policies.

Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in proxy statements, quarterly reports on Form 10-Q, Annual Reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

Controls and Procedures:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2008, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

Quarterly Financial Information (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2007	Jan. 31, 2008	Apr. 30, 2008	July 31, 2008
Revenues	$3,477	$3,735	$3,489	$3,945
Revenues less expenses	(20)	(308)	(129)	486
Net income (loss)	(36)	(245)	67	138
Net income (loss) per common share	$(.02)	$(.12)	$.03	$.07

	Three Months Ended
	Oct. 31, 2006	Jan. 31, 2007		Apr. 30, 2007	July 31, 2007
Revenues	$3,317		$3,391	$3,476	$7,975
Revenues less expenses	(169)		(32)	(104)	4,126
Net income (loss)	(178)		(9)	19	2,224
Net income (loss) per common share	$(.09)	$	( .00)	$.01	$1.10

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2008 and 2007:

Three Months Ended	Sales Price
	High	Low
October 31, 2007	$24.69	$21.36
January 31, 2008	22.15	19.00
April 30, 2008	20.25	19.60
July 31, 2008	21.00	18.00
October 31, 2006	$23.80	$17.54
January 31, 2007	22.00	20.51
April 30, 2007	22.25	20.86
July 31, 2007	24.53	21.76

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 12, 2008, the Company had approximately 1,500 shareholders of record.

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

Form 10-K Annual Report

Copies of the Company’s Form 10-K Annual Report
to the Securities and Exchange Commission
for the fiscal year ended July 31, 2008.
will be furnished without charge to
shareholders upon written request
to: Secretary, J.W. Mays, Inc.,
9 Bond Street, Brooklyn, New York 11201-5805.