Form 10-K, Exhibit 13
period 2009-07-31
MAYS J W INC
filed 2009-10-08
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report
2009
Year Ended July 31, 2009

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038-4502

Special Counsel
Holland & Knight LLP
195 Broadway
New York, N.Y. 10007-3189

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 24, 2009, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

Summary of Selected Financial Data
(dollars in thousands except per share data)

	2009	2008	2007	2006	2005

Rental Income	$16,103	$14,572	$13,810	$13,470	$12,879
Recovery of Real Estate Taxes	547	91	39	196	—
Gain (Loss) on Disposition of Property and Equipment	(5)	(17)	4,309	—	4

Total Revenues	16,645	14,646	18,158	13,666	12,883

Net Income (Loss)	756	(76)	2,056	1,433	348

Real Estate-Net	44,831	45,277	44,779	45,586	44,370

Total Assets	55,707	57,283	60,162	57,290	57,177

Long-Term Debt:
Mortgages and Term Loan Payable	8,564	9,514	11,554	10,697	12,476
Note Payable	1,000	1,000	1,000	1,000	1,000
Other	805	1,370	1,078	1,031	925

Total	10,369	11,884	13,632	12,728	14,401

Shareholders’ Equity	40,286	39,454	39,697	37,639	37,339

Net Income (Loss) Per Common Share	$.38	$(.04)	$1.02	$.71	$.17

Cash Dividends Declared Per Share	—	—	—	—	—

Average common shares outstanding for fiscal years 2005 through 2009; 2,015,780.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2009.

J.W. MAYS, INC.

To Our Shareholders:

The financial condition of our Company improved during the fiscal year ended July 31, 2009 with profits earned in all four quarters, notwithstanding the continued national and international recession during this period.

In fiscal 2009, our revenues were $16,644,716 compared to $14,646,049 in the 2008 fiscal year. Net income for fiscal 2009 was $756,086 or $.38 per share. This compares to net loss of ($75,641) or ($.04) per share for fiscal 2008.

During fiscal 2009, additional rent commenced for 57,209 square feet of office space at the Company’s Bond Street, Brooklyn, New York Property in February 2009.

Increased rentals from existing tenants and the new tenant in fiscal 2009, and before, should adequately cover the Company’s planned operating and capital requirements.

Our emphasis on pursuing and obtaining government agencies, educational institutions and prospective corporate and retail tenants in the last several years has helped us weather the commercial property headwinds which, hopefully, are abating.

I want to express the sincerest gratitude of the Board and all of Mays’ personnel to Mrs. Sylvia W. Shulman who stepped down from serving as a member of the Board as of December 31, 2008. Her leadership and guidance will be missed by all who have known, respected and loved her.

I believe our Company is well-positioned to continue its growth. I specifically want to thank the Mays’ personnel and our Board colleagues for their ongoing commitment and support.

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 7, 2009

J.W. MAYS, INC.

Consolidated Balance Sheets

July 31, 2009 and 2008
Assets

	2009	2008

Property and Equipment-at cost (Notes 1 and 3):
Buildings and improvements	$63,145,461	$62,488,206
Improvements to leased property	9,154,777	9,154,777
Fixtures and equipment	519,525	544,384
Land	6,067,805	6,067,805
Other	245,387	227,582
Construction in progress	1,109,538	634,869

	80,242,493	79,117,623
Less accumulated depreciation and amortization	35,204,996	33,693,516

Property and equipment-net	45,037,497	45,424,107

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	653,719	1,475,390
Marketable securities (Notes 1, 2 and 10)	49,888	49,097
Receivables (Notes 1 and 6)	268,501	171,031
Deferred income taxes (Notes 1 and 4)	360,000	320,000
Security deposits	257,108	13,674
Prepaid expenses	1,974,478	1,833,569

Total current assets	3,563,694	3,862,761

Other Assets:
Deferred charges (Notes 1 and 11)	3,348,869	3,461,708
Less accumulated amortization (Notes 1 and 11)	1,662,701	1,361,804

Net	1,686,168	2,099,904
Receivables (Notes 1 and 6)	181,467	3,067
Security deposits	1,136,404	1,428,573
Unbilled receivables (Note 1)	2,476,588	2,859,076
Marketable securities (Notes 1, 2 and 10)	1,625,552	1,605,840

Total other assets	7,106,179	7,996,460

TOTAL ASSETS	$55,707,370	$57,283,328

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity

	2009	2008

Long-Term Debt:
Mortgages and term loan payable (Notes 3 and 10)	$8,563,925	$9,513,528
Note payable—related party (Notes 10 and 13)	1,000,000	1,000,000
Security deposits payable (Note 10)	804,756	1,102,134
Payroll and other accrued liabilities (Note 7)	—	268,272

Total long-term debt	10,368,681	11,883,934

Deferred Income Taxes (Notes 1 and 4):	1,929,000	1,935,000

Current Liabilities:
Accounts payable	91,403	39,364
Payroll and other accrued liabilities (Note 7)	1,476,955	1,785,336
Income taxes payable	346,355	102,945
Other taxes payable	2,300	1,891
Current portion of mortgages and term loan payable (Notes 3 and 10)	949,603	2,067,639
Current portion of security deposits payable (Note 10)	257,108	13,674

Total current liabilities	3,123,724	4,010,849

Total liabilities	15,421,405	17,829,783

Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized (loss) on available-for-sale securities—net of deferred taxes (benefit) of ($30,000) at July 31, 2009 and ($70,000) at July 31, 2008. (Notes 1, 2 and 4)	(58,078)	(134,412)
Retained earnings	36,107,353	35,351,267

	41,573,817	40,741,397
Less common stock held in treasury, at cost-162,517 shares at July 31, 2009 and July 31, 2008 (Note 12)	1,287,852	1,287,852

Total shareholders’ equity	40,285,965	39,453,545

Commitments (Notes 5 and 6) and Contingencies (Note 15)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,707,370	$57,283,328

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.
Consolidated Statements of Income and Retained Earnings

	Years Ended July 31,
	2009	2008	2007

Revenues
Rental income (Notes 1 and 6)	$16,103,482	$14,572,005	$13,809,879
Recovery of real estate taxes	546,418	91,043	39,483
Gain (loss) on disposition of property and equipment	(5,184)	(16,999)	4,309,340

Total revenues	16,644,716	14,646,049	18,158,702

Expenses
Real estate operating expenses (Note 5)	9,224,301	8,886,483	8,587,081
Administrative and general expenses	3,470,670	3,455,068	3,255,094
Depreciation and amortization (Note 1)	1,625,016	1,604,321	1,582,153

Total expenses	14,319,987	13,945,872	13,424,328

Income from operations before investment income (loss), interest expense and income taxes	2,324,729	700,177	4,734,374

Investment income (loss) and interest expense:
Investment income (loss)(Notes 1 and 2)	(77,877)	212,705	84,094
Interest expense (Notes 3, 9 and 13)	(762,766)	(883,523)	(997,529)

	(840,643)	(670,818)	(913,435)

Income before income taxes	1,484,086	29,359	3,820,939
Income taxes provided (Notes 1 and 4)	728,000	105,000	1,765,000

Net income (loss)	756,086	(75,641)	2,055,939
Retained earnings, beginning of year	35,351,267	35,426,908	33,370,969

Retained earnings, end of year	$36,107,353	$35,351,267	$35,426,908

Net income (loss) per common share (Note 1)	$.38	$(.04)	$1.02

Dividends per share	$—	$—	$—

Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended July 31,
	2009	2008	2007

Net income (loss)	$756,086	$(75,641)	$2,055,939

Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of taxes (benefit) of $40,000, ($87,000) and $1,000 for the fiscal years 2009, 2008 and 2007, respectively	(29,346)	(167,660)	1,500
Reclassification adjustment	105,680	—	—

Net change in comprehensive income	76,334	(167,660)	1,500

Comprehensive income (loss)	$832,420	$(243,301)	$2,057,439

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.
Consolidated Statements of Cash Flows

	Years Ended July 31,
	2009	2008	2007

Cash Flows From Operating Activities
Net Income (loss)	$756,086	$(75,641)	$2,055,939
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	(86,000)	(419,000)	(194,000)
Realized loss on marketable securities	223,881	—	—
(Gain) loss on disposition of property and equipment	5,184	16,999	(4,309,340)
Depreciation and amortization	1,625,016	1,604,321	1,582,153
Amortization of deferred charges	413,736	379,970	449,701
Other assets—deferred charges	—	(288,405)	(1,180,695)
—unbilled receivables	382,488	602,071	743,420
—receivables	(178,400)	1,600	1,600
Changes in:
Receivables	(97,470)	(44,778)	(40,054)
Prepaid expenses	(140,909)	(130,030)	18,683
Accounts payable	52,039	(50,257)	27,713
Payroll and other accrued liabilities	(576,653)	(94,100)	878,130
Income taxes payable	243,410	(1,353,613)	662,244
Other taxes payable	409	(6,018)	2,264

Net cash provided by operating activities	2,622,817	143,119	697,758

Cash Flows From Investing Activities
Acquisition of property and equipment	(1,243,590)	(2,075,060)	(901,294)
Proceeds from sale of property and equipment	—	—	4,452,222
Security deposits	48,735	(39,738)	(56,312)
Marketable securities:
Receipts from sales or maturities	176,119	—	—
Payments for purchases	(304,169)	(1,701,679)	(1,476)

Net cash provided (used) by investing activities	(1,322,905)	(3,816,477)	3,493,140

Cash Flows From Financing Activities
Increase (decrease)—security deposits	(53,944)	20,899	55,812
Borrowings—mortgage and other debt	—	41,955	315,706
Payments—mortgage and other debt payments	(2,067,639)	(879,456)	(932,394)

Net cash (used) by financing activities	(2,121,583)	(816,602)	(560,876)

Net increase (decrease) in cash and cash equivalents	(821,671)	(4,489,960)	3,630,022
Cash and cash equivalents at beginning of year	1,475,390	5,965,350	2,335,328

Cash and cash equivalents at end of year	$653,719	$1,475,390	$5,965,350

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies:

CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a New York corporation and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

ACCOUNTING RECORDS AND USE OF ESTIMATES: The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for doubtful accounts, depreciation and amortization, income tax assets and liabilities, fair value of marketable securities and revenue recognition. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

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

MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities (which is considered a Level 1 valuation) with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2009. The implementation of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, had no impact on the presentation of marketable securities in the Company’s financial statements. The Company does not have any assets valued, using Levels 2 or 3 valuation methods. During 2009, the Company adopted FASB Staff Position 115-2 (FSP), Recognition and Presentation of Other-Than-Temporary Impairments. The implementation of this did not have an impact on the Company’s financial statements.

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

Maintenance, repairs, renewals and improvements of a non-permanent nature are charged to expense when incurred. Expenditures for additions and major renewals or improvements are capitalized along with the associated interest cost during construction. The cost of assets sold or retired and the accumulated depreciation or amortization thereon are eliminated from the respective accounts in the year of disposal, and the resulting gain or loss is credited or charged to income. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life.

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2009 and 2008, there were no impairments of its property and equipment.

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

INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2009, 2008 and 2007.

RECENT ACCOUNTING PRONOUNCEMENTS: In May 2009, the FASB issued Statement of Accounting Standards No. 165, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires the disclosure of the date through which we have evaluated subsequent events and the basis for that date. This pronouncement is effective for interim or annual periods ending after June 15, 2009 and does apply to this fiscal year ending July 31, 2009.

In July 2009, the FASB, in an effort to codify all authoritative accounting guidance related to a particular topic in a single place, issued Statement of Financial Account Standards No. 168 (“FAS 168”), “The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162.” It replaces the U.S. generally accepted accounting principles (“U.S. GAAP”) hierarchy created by Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” by establishing only two levels of generally accepted accounting principles: authoritative and non authoritative. All authoritative guidance will carry the same level of authority. The statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of FAS 168 will not have an impact on our financial position or results of operations.

2. Marketable Securities:

As of July 31, 2009 and 2008, the Company’s marketable securities were classified as follows:

	2009				2008
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Current:
Held-to-Maturity: Certificate of deposit	$49,888	$—	$—	$49,888	$49,097	$—	$—	$49,097

Non-current:
Available-for-sale: Corporate Equity securities	$1,410,252	$52,810	$140,888	$1,322,174	$1,810,252	$49,268	$253,680	$1,605,840

Held-to-Maturity: Corporate Debt Securities	$303,378	$—	$4,173	$299,205	$—	$—	$—	$—

The Company’s debt and equity securities gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position, at July 31, 2009 are as follows. These investment securities are considered to be temporarily impaired because, if held to maturity, the Company should not incur any losses. All of our investments in corporate debt securities mature in the 1-5 year time frame.

	Fair Value	Less Than 12 Months	More than 12 Months
Corporate Equity Securities	$1,322,174	$—	$140,888
Corporate Debt Securities	299,205	4,173	—

	$1,621,379	$4,173	$140,888

Investment income for the years ended July 31, 2009, 2008 and 2007 consists of the following:

	2009	2008	2007
Interest income	$17,029	$97,301	$26,294
Dividend income	128,975	115,404	57,800
(Loss) on sale of marketable securities	(223,881)	—	—

Total	$(77,877)	$212,705	$84,094

3. Long-Term Debt—Mortgages and Term Loan:

			Current Annual Interest Rate	Final Payment Date	July 31, 2009		July 31, 2008
					Due Within One Year	Due After One Year	Due Within One Year	Due After One Year
Mortgages:
Jamaica, New York property	(a	)	6%	4/01/12	$65,786	$1,155,387	$61,964	$1,221,173
Jamaica, New York property	(b	)	6.81%	10/01/11	128,856	2,251,859	120,396	2,380,715
Jowein building, Brooklyn, NY	(c	)	9%	4/01/09	—	—	1,103,520	—
Fishkill, New York property	(d,e	)	6.98%	2/18/15	62,453	1,691,509	58,199	1,753,961
Bond St. building, Brooklyn, NY	(e	)	6.98%	2/18/15	127,202	3,445,170	118,535	3,572,373
Term-loan payable to bank	(f	)	6.50%	5/01/10	325,306	—	365,025	325,306
Jowein building, Brooklyn, NY	(g	)	Variable	8/01/10	240,000	20,000	240,000	260,000

Total					$949,603	$8,563,925	$2,067,639	$9,513,528

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

(c) The Company, on May 7, 2004, closed a loan with an affiliated corporation owned by members, including certain directors of the Company, of the family of the late Joe Weinstein, former Chairman of the Board of Directors, in the amount of $1,350,000. The term of the loan was for a period of five (5) years at an interest rate of 9.00% per annum. Interest and amortization of principal were paid quarterly based on a fifteen (15) year level amortization period. The constant quarterly payments of interest and principal were $40,316. The outstanding balance of the loan, totaling $764,648, became due and payable on April 1, 2009. On September 22, 2008, the Company made a payment in the amount of $300,000, which was a partial payment towards the principal amount of the loan and accrued interest to date and in March 2009 the Company paid the balance of the loan in the amount of $764,648. Interest paid for the years ended July 31, 2009, 2008 and 2007 was $48,148, $102,211, and $107,239, respectively.

(d) On August 19, 2004 the Company extended the then existing loan for forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. (See Note 3(e) below). The Company, in February 2008, converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%.

(e) The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan finances seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company’s Brooklyn, New York (Bond Street building) and Fishkill, New York properties. The loan will also finance $850,000 towards the construction of two new elevators at the Company’s Brooklyn, New York property (Bond Street building). The Company had three and one-half years to draw down amounts under this loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property, which matured on July 1, 2004 (the “First Permanent Loan”)(see Note 3(d)), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). The loan is structured in two phases: 1) a forty-two (42) month loan with payments of interest only at the floating one–month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and 2) after the forty-two month period, the loan would convert to a seven-year (7) permanent mortgage loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York’s seven-year (7) fixed interest rate plus 2.25% per annum at the time of conversion. As of August 19, 2004, the Company refinanced the existing mortgage on the Company’s Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company’s Bond Street building in Brooklyn, New York. In fiscal 2006, 2007 and 2008, the Company drew down additional amounts totaling $916,670, on its multiple draw term loan to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The Company in February 2008 converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%. Since the loan has been converted to a permanent mortgage loan, the balance of the financing on this loan is for the new elevators at the Company’s Bond Street building in Brooklyn, New York in the amount of $850,000 referred to above. As of July 31, 2009, the Company has not drawn down any of the $850,000. The $850,000 is available until the elevator work is completed. The monthly payments to the bank will increase once the $850,000 is drawn down. On September 17, 2009, the Company drew down $751,500 of the $850,000 elevator loan.

(f) On February 18, 2005, the Company secured financing in the amount of $1,700,000, from a bank whose president is a director of the Company. The loan is a multiple draw loan, for a period of five (5) years, and is self-amortizing, at an interest rate of 6.50% per annum. Interest paid for the years ended July 31, 2009, 2008 and 2007 was $32,147, $55,183 and $76,773, respectively.

(g) The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company’s Jowein building in Brooklyn, New York. The loan is secured by the assignment of the lease of 15,000 square feet. The loan is for a period of five (5) years and is self-amortizing, at a floating interest rate of prime plus 1.00% per annum. The interest rate at July 31, 2009 was 4.25% per annum.

Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2009, are as follows: Years ending July 31, 2010 (included in current liabilities); $949,603; 2011; $431,275; 2012; $3,417,893; 2013; $234,368; 2014; and thereafter, $4,480,389.

The carrying value of all properties collateralizing to above debt is $32,558,255 at July 31, 2009.

4. Income Taxes:

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2009 and 2008 are a result of temporary differences related to the items described as follows:

	2009		2008
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$165,886	$—	$277,719	$—
Unbilled receivables	—	842,040	—	972,086
Property and equipment	—	1,113,218	—	1,032,461
Unrealized gain on marketable securities	29,947	—	69,500	—
Other	190,425	—	42,328	—

	$386,258	$1,955,258	$389,547	$2,004,547

The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2009.

Income taxes provided for the years ended July 31, 2009, 2008 and 2007 consist of the following:

	2009	2008	2007
Current:
Federal	$475,000	$342,400	$1,238,771
State and City	277,000	181,600	720,229
Prior:
State and City	62,000	—	—
Deferred taxes (benefit)	(86,000)	(419,000)	(194,000)

Total provision	$728,000	$105,000	$1,765,000

Components of the deferred tax provision (benefit) for the years ended July 31, 2009, 2008 and 2007 consist of the following:

	2009	2008	2007
Book depreciation over (under) tax depreciation	$87,557	$(23,961)	$56,658
Reduction (increase) of rental income received in advance	111,833	(172,382)	13,496
(Decrease) in unbilled receivables	(130,046)	(204,704)	(252,763)
Other	(155,344)	(17,953)	(11,391)

	$(86,000)	$(419,000)	$(194,000)

Taxes provided for the years ended July 31, 2009, 2008 and 2007 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2009	2008	2007
Income before income taxes	$1,541,311	$29,358	$3,820,939
Dividends received deduction	(48,983)	(80,782)	(40,460)
Other-net	(4,800)	(2,700)	(2,600)

Adjusted pre-tax income	$1,487,528	$(54,124)	$3,777,879

Statutory rate	34%	34%	34%
Income tax provision at statutory rate	506,000	(18,072)	1,282,480
State and City income taxes, net of federal income tax benefit	222,000	123,072	482,520

Income tax provision	$728,000	$105,000	$1,765,000

The Company records interest and penalties relating to its tax returns and provisions as interest expense and administrative and general expenses, respectively.

The Company’s tax returns through the year ended July 31, 2006 have been audited by the various taxing authorities.

5. Leases:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 22 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2009 was exceeded by sublease rental income, as follows:

	2009	2008	2007
Minimum rental expense	$2,000,787	$2,000,673	$1,801,414
Contingent rental expense	1,766,361	1,550,313	1,349,508

	3,767,148	3,550,986	3,150,922
Sublease rental income	7,807,957	7,660,825	6,985,512

Excess of sublease income over expense	$4,040,809	$4,109,839	$3,834,590

Rent expense related to an affiliate principally owned by certain directors of the Company totaled $825,000 for fiscal years ended July 31, 2009, 2008 and 2007. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Fiscal Year	Operating Leases
2010	$2,097,949
2011	1,742,259
2012	1,729,116
2013	1,729,116
2014	1,717,755
After 2014	24,429,731

Total required*	$33,445,926

*	Minimum payments have not been reduced by minimum sublease rentals of $37,955,215 under operating leases due in the future under non-cancelable leases.

6. Rental Income:

Rental income for each of the fiscal years 2009, 2008 and 2007 is as follows:

	July 31,
	2009	2008	2007
Minimum rentals
Company owned property	$7,672,673	$6,423,034	$6,319,755
Leased property	7,043,384	6,858,020	6,103,279

	14,716,057	13,281,054	12,423,034

Contingent rentals
Company owned property	622,852	488,146	504,612
Leased property	764,573	802,805	882,233

	1,387,425	1,290,951	1,386,845

Total	$16,103,482	$14,572,005	$13,809,879

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal Year	Company Owned Property	Leased Property	Total
2010	$7,059,241	$6,784,949	$13,844,190
2011	5,974,643	4,870,260	10,844,903
2012	5,372,269	3,840,047	9,212,316
2013	5,207,009	3,467,626	8,674,635
2014	4,579,217	3,041,849	7,621,066
After 2014	24,303,478	15,950,484	40,253,962

Total	$52,495,857	$37,955,215	$90,451,072

Rental income is recognized on a straight-line basis over the lives of the leases.

7. Payroll and Other Accrued Liabilities:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2009, and 2008 consist of the following:

	2009	2008
Payroll	$121,233	$98,024
Interest	64,034	77,936
Professional fees	101,737	143,526
Rents received in advance	510,976	816,821
Utilities	39,600	36,100
Brokers commissions	34,139	471,792
Construction costs	221,600	145,200
Other	383,636	264,209

Total	$1,476,955	$2,053,608

8. Employees’ Retirement Plan:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Pension Plan contributions to the plan for the years ended July 31, 2009, 2008 and 2007 were $20,168, $20,380 and $16,545 respectively. The Company also contributes to union sponsored health benefit plans.

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $311,539, $300,368 and $266,506 as contributions to the Plan for fiscal years 2009, 2008 and 2007, respectively.

9. Cash Flow Information:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	July 31,
	2009	2008	2007
Interest paid, net of capitalized interest of $65,745 (2009) $55,833 (2008) and $19,684 (2007)	$745,668	$893,030	$1,015,254
Income taxes paid	$601,587	$1,837,616	$1,296,928

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

	July 31, 2009
	Carrying Value	Fair Value
Cash and cash equivalents	$653,719	$653,719
Marketable securities	$1,675,440	$1,671,267
Security deposits payable	$1,061,864	$1,061,864
Mortgages, notes and term loan payable	$10,513,528	$12,135,125

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, cash and cash equivalents and receivables. Marketable securities and cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

The Company derives rental income from fifty-seven tenants, of which one tenant accounted for 16.16% and another tenant accounted for 13.19% of rental income during the year ended July 31, 2009. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2009.

The Company has three irrevocable letters of credit totaling $367,500 at July 31, 2009 and July 31, 2008 provided by three tenants.

11. Deferred Charges:

Deferred charges for the fiscal years ended July 31, 2009 and 2008 consist of the following:

	July 31, 2009		July 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$2,246,242	$923,594	$2,269,914	$655,424
Professional fees for leasing	341,956	188,154	431,123	197,871
Financing costs	760,671	550,953	760,671	508,509

Total	$3,348,869	$1,662,701	$3,461,708	$1,361,804

The aggregate amortization expense for the three years in the period ended July 31, 2009 was $413,736, $379,970 and $449,701, respectively.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year
2010	$363,334
2011	$294,852
2012	$205,975
2013	$195,001
2014	$189,186

12. Capitalization:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2009 and at July 31, 2008.

13. Note Payable:

On December 15, 2004, the Company borrowed $1,000,000 from a former director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan was for a period of three (3) years maturing on December 15, 2007, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The funds were used towards the purchase of a one-half interest in a parcel which is part of the Company’s Brooklyn, New York properties. The total purchase price was $1,500,000. The constant quarterly payments of interest are $18,750. The Company extended the note for an additional three (3) years maturing on December 15, 2010, at an interest rate of 7.50% per annum. The interest paid for each of the years ended July 31, 2009, 2008 and 2007 was $75,000.

14. Related Party Transactions:

In the years ended July 31, 2009, 2008 and 2007, Holland & Knight LLP, a law firm in which Lance D. Myers, a member of our Board of Directors, is a partner, performed legal services for us for which it was paid $303,020, $195,540, and $158,997, respectively.

15. Contingencies:

There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements, except for the matter described below the Company is unable to predict the outcome of the matter.

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

On May 16, 2007, the New York State Supreme Court granted the Company’s motion for preliminary injunctive relief and enjoined the landlords, during the pendency of this action, from taking any action to evict the Company, terminate the Company’s lease which is scheduled to expire on April 30, 2010, and/or commencing summary action adverse to the Company’s rights or otherwise disturb the Company’s possession of the premises. The landlords have answered the complaint denying the allegations and asserting counterclaims against the Company relating to the premises. Discovery has been completed and a trial date has been scheduled for October 19, 2009, but it is likely that the trial will be adjourned until November 2009. Management of the Company is unable to predict the outcome of this matter or whether the Company will be required to expend significant amounts of money in order to correct any of the purported defaults.

If the lease is not renewed prior to expiration, the Company is committed to return the premises in the condition the Company received it, taking into account normal wear and tear on the building. At this time the Company is only able to estimate this cost at a range between $700,000 and $1,200,000.

16. Subsequent events:

The Company evaluated events occurring between the end of its most recent fiscal year and October 8, 2009, the date the financial statements were issued.

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

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2009 and 2008, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the three years in the period ended July 31, 2009. J.W. Mays Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 2009, in conformity with U.S. generally accepted accounting principles.

D’ARCANGELO & CO., LLP
Purchase, New York
October 8, 2009

J.W. MAYS, INC.

Five Year Summary of Consolidated Operations
(dollars in thousands except per share data)

	Years Ended July 31,
	2009	2008	2007	2006	2005

Revenues
Rental income	$16,103	$14,572	$13,810	$13,470	$12,879
Recovery of real estate taxes	547	91	39	196	—
Gain (loss) on disposition of property and equipment	(5)	(17)	4,309	—	4

Total revenues	16,645	14,646	18,158	13,666	12,883

Expenses
Real estate operating expenses	9,224	8,887	8,587	7,855	7,321
Administrative and general expenses	3,471	3,455	3,255	3,011	2,764
Depreciation and amortization	1,625	1,604	1,582	1,545	1,465

Total expenses	14,320	13,946	13,424	12,411	11,550

Income from operations before investment income (loss), interest expense, and income taxes	2,325	700	4,734	1,255	1,333

Investment income (loss) and interest expense:
Investment income (loss)	(78)	213	84	2,108	84
Interest expense	(763)	(884)	(997)	(971)	(726)

	(841)	(671)	(913)	1,137	(642)

Income before income taxes	1,484	29	3,821	2,392	691
Income taxes provided	728	105	1,765	959	343

Net Income (loss)	$756	$(76)	$2,056	$1,433	$348

Net income (loss) per common share	$.38	$(.04)	$1.02	$.71	$.17

Dividends per share	—	—	—	—	—

Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

Fiscal 2009 Compared to Fiscal 2008

Net income for the year ended July 31, 2009 amounted to $756,086, or $.38 per share, compared to net loss for the year ended July 31, 2008 of ($75,641), or ($.04) per share.

Revenues in the current year increased to $16,644,716 from $14,646,049 in the comparable 2008 fiscal year. The increase in revenue was due to the Company’s leasing to six additional tenants at the Company’s Brooklyn, Jamaica, Levittown, New York and Circleville, Ohio properties.

The recovery of real estate taxes in the current year in the amount of $546,418, net of legal expenses, represents prior years’ real estate taxes from two of the Company’s properties. The comparable 2008 year had a recovery of real estate taxes in the amount of $91,043, net of legal expenses.

Real estate operating expenses in the current year increased to $9,224,301 from $8,886,483 in the comparable 2008 year primarily due to increases in real estate taxes, maintenance and payroll costs, partially offset by decreases in insurance costs and utility costs.

Administrative and general expenses in the current year increased to $3,470,670 from $3,455,068 in the comparable 2008 year primarily due to increases in payroll costs, and legal and professional costs, partially offset by a bad debt from a tenant vacating the Company’s Jowein Building, in Brooklyn, New York in the comparable 2008 year.

Depreciation and amortization expense in the current year increased to $1,625,016 from $1,604,321 in the comparable 2008 year primarily due to depreciation on the additional improvements to the Jamaica, New York property.

Interest expense in the current year exceeded investment income by $840,643 and $670,818 in the comparable 2008 year. The increase in the excess of interest expense over investment income was due to the loss on the sale of the Company’s investment in Lehman Brothers Holding Inc. preferred stock in the amount of $99,900 and losses on the sale of three other preferred stocks which totaled $123,981 and a decrease in investment income, partially offset by scheduled repayments of debt.

Fiscal 2008 Compared to Fiscal 2007

Net loss for the year ended July 31, 2008 amounted to ($75,641), or ($.04) per share, compared to net income for the year ended July 31, 2007 of $2,055,939, or $1.02 per share.

Revenues in fiscal 2008 decreased to $14,646,049 from $18,158,702 in the comparable 2007 fiscal year. The decrease in revenue was due to the Company’s gain on the sale of a building in Brooklyn, New York in the amount of $4,309,340 in fiscal 2007 and the vacating of a tenant at the Company’s Brooklyn, New York property in July 2007 and the reduced rent received by the tenant that replaced Levitz Home Furnishings, Inc., at the Company’s Jowein building in Brooklyn, New York, offset by the Company’s leasing to five additional tenants at the Company’s Brooklyn, Jamaica and Levittown, New York properties.

The recovery of real estate taxes in fiscal 2008 in the amount of $91,043, net of legal expenses, represents prior years’ real estate taxes from one of the Company’s properties. The comparable 2007 year had a recovery of real estate taxes in the amount of $39,483, net of legal expenses.

Real estate operating expenses in fiscal 2008 increased to $8,886,483 from $8,587,081 in the comparable 2007 year primarily due to increases in rental expense in the Company’s Brooklyn, New York property, utility costs and payroll costs, partially offset by decreases in real estate taxes, insurance costs, licenses and permits and leasing commission costs.

Administrative and general expenses in fiscal 2008 increased to $3,455,068 from $3,255,094 in the comparable 2007 year primarily due to increases in payroll costs, insurance costs, legal and professional costs, and pension costs.

Depreciation and amortization expense in fiscal 2008 increased to $1,604,321 from $1,582,153 in the comparable 2007 year primarily due to depreciation on the additional improvements to the Jamaica, New York property.

Interest expense in fiscal 2008 exceeded investment income by $670,818 and $913,435 in the comparable 2007 year. The decrease in the excess of interest expense over investment income was due primarily to increased investment income and scheduled repayments of debt.

Liquidity and Capital Resources:

The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $653,719 at July 31, 2009.

In July 2008, the Company entered into a lease agreement with a tenant for 57,209 square feet of office space at the Company’s Brooklyn, New York property. Rent commenced in February 2009. The cost of construction to the Company for this tenant was insignificant.

On September 22, 2008, the Company made a payment in the amount of $300,000, which was a partial payment towards the principal amount of its loan and accrued interest to date on the Jowein Building in Brooklyn, New York and in March 2009, the Company paid the balance of the loan in the amount of $764,648 in addition to quarterly payments. (See Note 3(c) to the Consolidated Financial Statements.)

As part of the $12,000,000 multiple draw term loan, the bank agreed to finance the cost of two new elevators at the Company’s Bond Street building in Brooklyn, New York. The amount to be financed will be $850,000. (See Note 3(e) to the Consolidated Financial Statements). The total cost of the elevator project was approximately $1,200,000 and was completed in August 2009. On September 17, 2009, the Company drew down $751,500 of the $850,000 elevator loan (see Note 3(e) to the Consolidated Financial Statements).

The leases with the Company’s landlords at the Jowein building in Brooklyn, New York, expire on April 30, 2010. The Company is committed to return the premises in the condition the Company received it, taking into account normal wear and tear. At this time we are only able to estimate that the costs required to separate the building will range between $700,000 and $1,200,000. The loss in cash flow to the company will be insignificant when compared to the fiscal 2009 cash flow.

On August 12, 2009, a tenant in our 9 Bond Street building in Brooklyn, New York filed for Chapter 11 protection. This tenant is expected to account for 1.66% of our projected annual income for the year ending July 31, 2010. While we cannot ascertain what the effect of this filing will be on the Company, cash flows would be adversely affected by approximately $23,000 per month should the tenant reject the lease and vacate the premises.

In September 2009, the Company entered into a lease agreement with a drive-in restaurant at the Company’s Massapequa premises. The drive-in restaurant intends to construct a new building. The tenant’s occupancy is subject to it receiving the necessary building permits and licenses to construct the building and open for business within a reasonable time period. Rent is anticipated to commence in late 2010. This will replace the tenant that vacated the premises in April 2009. The rental income from this lease agreement will more than offset the rental income lost from the previous tenant.

Contractual Obligations:

At July 31, 2009, the Company had certain contractual cash obligations, as set forth in the following tables:

Contractual Cash Obligations	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Mortgages and term loan payable	$9,513,528	$949,603	$3,849,168	$485,871	$4,228,886
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	1,061,864	257,108	262,902	220,900	320,954
Operating leases	33,445,926	2,097,949	3,471,375	3,446,871	24,429,731

Total contractual cash obligations	$45,021,318	$3,304,660	$8,583,445	$4,153,642	$28,979,571

Cash Flows:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2009, 2008 and 2007:

	2009	2008	2007
Net cash provided by operating activities	$2,622,817	$143,119	$697,758
Net cash provided (used) by investing activities	(1,322,905)	(3,816,477)	3,493,140
Net cash (used) by financing activities	(2,121,583)	(816,602)	(560,876)

Cash Flows From Operating Activities:

Payroll and Other Accrued Liabilities: The Company paid $422,325 for commissions incurred in order to lease space at the Company’s properties in the year ended July 31, 2009. The original amount of the brokerage commissions was $2,540,474. As of July 31, 2009, $2,506,335 had been paid.

A tenant at the Company’s Jowein building in Brooklyn, New York paid the rent in advance to the end of the lease term which is April 2010. The amount paid in advance as of July 31, 2009 is $268,264.

Cash Flows From Investing Activities:

The Company had expenditures of $595,550 for the year ended July 31, 2009, for the construction of two new elevators. The total cost of the project is approximately $1,200,000, of which $850,000 will be financed by a bank. The project was completed in August 2009.

Cash Flows From Financing Activities:

On September 22, 2008, the Company made a payment in the amount of $300,000, which was a partial payment towards the principal amount of its loan and accrued interest to date on the Jowein Building in

Brooklyn, New York and in March 2009, the Company paid the balance of the loan in the amount of $764,648 in addition to quarterly payments. (See Note 3(c) to the Consolidated Financial Statements.)

Cautionary Statement Regarding Forward-Looking Statements:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of this Annual Report on Form 10-K and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the securities industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2009 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

Controls and Procedures:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2009, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

Quarterly Financial Information (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2008	Jan. 31, 2009	Apr. 30, 2009	July 31, 2009
Revenues	$3,923	$4,497	$4,072	$4,153
Revenues less expenses	134	509	382	459
Net income	60	261	344	91
Net income per common share	$.03	$.13	$.17	$.05

	Three Months Ended
	Oct. 31, 2007	Jan. 31, 2008	Apr. 30, 2008	July 31, 2008
Revenues	$3,477	$3,735	$3,489	$3,945
Revenues less expenses	(20)	(308)	(129)	486
Net income (loss)	(36)	(245)	67	138
Net income (loss) per common share	$(.02)	$(.12)	$.03	$.07

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2009 and 2008:

Three Months Ended	Sales Price
	High	Low
October 31, 2008	$18.05	$10.90
January 31, 2009	11.40	4.15
April 30, 2009	6.56	4.20
July 31, 2009	16.00	5.77
October 31, 2007	$24.69	$21.36
January 31, 2008	22.15	19.00
April 30, 2008	20.25	19.60
July 31, 2008	21.00	18.00

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 11, 2009, the Company had approximately 1,500 shareholders of record.

J.W. MAYS, INC.

Officers

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

Board of Directors
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Lance D. Myers[1,3,4,5,6]	Partner, Holland & Knight LLP
Dean L. Ryder[2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer, J.W. Mays, Inc.
Lewis D. Siegel[2,3,4,6]	Senior Vice President-Investments, Wells Fargo Advisers, LLC.

Committee Assignments Key:
1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Executive Compensation Committee
5 Member of Disclosure Committee (Mr. Lyke is also a member)
6 Member of Nominating Committee

Form 10-K Annual Report

Copies of the Company’s Form 10-K Annual Report
to the Securities and Exchange Commission
for the fiscal year ended July 31, 2009.
will be furnished without charge to
shareholders upon written request
to: Secretary, J.W. Mays, Inc.
9 Bond Street, Brooklyn, New York 11201-5805.

Copies of the Notice of meeting, Proxy Statement,
Proxy Card and Annual Report to Shareholders are available at:
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03443