Form 10-K, Exhibit 13
period 2010-07-31
MAYS J W INC
filed 2010-10-07
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report
2010
Year Ended July 31, 2010

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038-4502

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
3000 Westchester Avenue
Purchase, N.Y. 10577-2538

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 23, 2010, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

Summary of Selected Financial Data
(dollars in thousands except per share data)

	2010	2009	2008	2007	2006

Rental Income	$14,525	$13,853	$12,295	$11,364	$11,030
Recovery of Real Estate Taxes	243	547	91	39	196
Gain (Loss) on Disposition of Property and Equipment	—	(5)	(17)	4,309	—

Total Revenues	14,768	14,395	12,369	15,712	11,226

Net Income (Loss) from Continuing Operations	661	665	(174)	1,780	1,069
Net Income (Loss) from Discontinued Operations—Net of Taxes	(229)	91	98	276	364

Net Income (Loss)	432	756	(76)	2,056	1,433

Real Estate—Net	44,374	44,831	45,277	44,779	45,586

Total Assets	55,245	55,707	57,283	60,162	57,290

Long-Term Debt:
Mortgages and Term Loan Payable	9,096	8,564	9,514	11,554	10,697
Note Payable	—	1,000	1,000	1,000	1,000
Other	557	805	1,370	1,078	1,031

Total	9,653	10,369	11,884	13,632	12,728

Shareholders’ Equity	40,818	40,286	39,454	39,697	37,639

Income (Loss) per Common Share from Continuing Operations	.33	.33	(.09)	.88	.53
Income (Loss) per Common Share from Discontinued Operations	(.12)	.05	.05	.14	.18

Income (Loss) Per Common Share	$.21	$.38	$(.04)	$1.02	$.71

Cash Dividends Declared Per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2006 through 2010; 2,015,780.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2010.

J.W. MAYS, INC.

To Our Shareholders:

The financial condition of our Company continued to be positive during the fiscal year ended July 31, 2010 with profits earned in three of the four quarters, notwithstanding the continued national and international recession during this period.

In fiscal 2010, our revenues from continuing operations were $14,767,737 compared to $14,395,150 in the 2009 fiscal year. Net income for fiscal 2010 was $432,208 or $.21 per share. This compares to net income of $756,086 or $.38 per share for fiscal 2009.

Increased rentals from existing tenants and the new tenant in fiscal 2009, should adequately cover the Company’s planned operating and capital requirements.

Our emphasis on pursuing and obtaining government agencies, educational institutions and prospective corporate and retail tenants in the last several years has helped us weather the commercial property headwinds which, hopefully, are abating.

The settlement of the lawsuit, discussed in Note 16 of the Consolidated Financial Statements, on the Company’s tenancy in a portion of the Jowein building at 490 Fulton Street in Brooklyn, New York, will bring greater stability to the Company’s financial condition.

I believe our Company is well-positioned to continue its positive operational performance. I specifically want to thank the Mays’ personnel and our Board colleagues for their ongoing commitment and support, and I want to thank our shareholders for their continuing belief in our Company and its future.

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 7, 2010

J.W. MAYS, INC.

Consolidated Balance Sheets

July 31, 2010 and 2009
Assets

	2010	2009

Property and Equipment—at cost (Notes 1, 3, 4 and 16):
Buildings and improvements	$65,404,942	$63,145,461
Improvements to leased property	3,445,698	9,154,777
Fixtures and equipment	533,341	519,525
Land	6,067,805	6,067,805
Other	245,387	245,387
Construction in progress	—	1,109,538

	75,697,173	80,242,493
Less accumulated depreciation and amortization	31,156,602	35,204,996

Property and equipment—net	44,540,571	45,037,497

Current Assets:
Cash and cash equivalents (Notes 10 and 11)	1,551,630	653,719
Marketable securities (Notes 1, 2 and 11)	351,267	49,888
Receivables (Notes 1 and 7)	249,968	268,501
Income taxes refundable	256,198	—
Deferred income taxes (Notes 1 and 5)	285,000	360,000
Security deposits	333,590	257,108
Prepaid expenses	1,236,551	1,974,478

Total current assets	4,264,204	3,563,694

Other Assets:
Deferred charges (Notes 1 and 12)	3,433,658	3,348,869
Less accumulated amortization (Notes 1 and 12)	1,842,480	1,662,701

Net	1,591,178	1,686,168
Receivables (Notes 1 and 7)	150,000	181,467
Security deposits	862,911	1,136,404
Unbilled receivables (Notes 1 and 7)	1,925,781	2,476,588
Marketable securities (Notes 1, 2 and 11)	1,910,407	1,625,552

Total other assets	6,440,277	7,106,179

TOTAL ASSETS	$55,245,052	$55,707,370

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity

	2010	2009

Long-Term Debt:
Mortgages and term loan payable (Notes 4 and 11)	$9,096,527	$8,563,925
Note payable—related party (Notes 11 and 14)	—	1,000,000
Security deposits payable (Note 11)	556,736	804,756

Total long-term debt	9,653,263	10,368,681

Deferred Income Taxes (Notes 1 and 5):	1,804,000	1,929,000

Current Liabilities:
Accounts payable	95,049	91,403
Payroll and other accrued liabilities (Notes 6 and 8)	1,159,881	1,476,955
Income taxes payable	—	346,355
Other taxes payable	2,695	2,300
Current portion of long-term debt (Notes 4, 11 and 14)	1,365,606	949,603
Current portion of security deposits payable (Note 11)	346,590	257,108

Total current liabilities	2,969,821	3,123,724

Total liabilities	14,427,084	15,421,405

Shareholders’ Equity:
Common stock, par value $1 each share (shares—5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain (loss) on available-for-sale securities—net of deferred taxes (benefit) of $21,000 at July 31, 2010 and ($30,000) at July 31, 2009. (Notes 1, 2, 5 and 11)	41,717	(58,078)
Retained earnings	36,539,561	36,107,353

	42,105,820	41,573,817
Less common stock held in treasury, at cost—162,517 shares at July 31, 2010 and July 31, 2009 (Note 13)	1,287,852	1,287,852

Total shareholders’ equity	40,817,968	40,285,965

Commitments (Notes 6 and 7) and Contingencies (Note 16)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,245,052	$55,707,370

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Income and Retained Earnings

	Years Ended July 31,
	2010	2009	2008

Revenues
Rental income (Notes 1, 3 and 7)	$14,524,314	$13,853,916	$12,294,638
Recovery of real estate taxes	243,423	546,418	91,043
(Loss) on disposition of property and equipment	—	(5,184)	(16,999)

Total revenues	14,767,737	14,395,150	12,368,682

Expenses
Real estate operating expenses (Notes 3 and 6)	7,583,514	7,281,481	7,087,053
Administrative and general expenses (Note 3)	3,828,033	3,470,670	3,251,727
Depreciation and amortization (Notes 1 and 3)	1,563,225	1,497,675	1,477,648

Total expenses	12,974,772	12,249,826	11,816,428

Income from continuing operations before investment income (loss), interest expense and income taxes	1,792,965	2,145,324	552,254

Investment income (loss) and interest expense:
Investment income (loss) (Notes 1 and 2)	71,720	(77,877)	212,705
Interest expense (Notes 3, 4, 10 and 14)	(723,747)	(762,766)	(883,523)

	(652,027)	(840,643)	(670,818)

Income (loss) from continuing operations before income taxes	1,140,938	1,304,681	(118,564)
Income taxes provided (Notes 1 and 5)	480,000	640,000	55,000

Net income (loss) from continuing operations	660,938	664,681	(173,564)
Discontinued operations (Note 3)
Net Income (loss) from discontinued operations—net of taxes	(228,730)	91,405	97,923

Net income (loss)	432,208	756,086	(75,641)
Retained earnings, beginning of year	36,107,353	35,351,267	35,426,908

Retained earnings, end of year	$36,539,561	$36,107,353	$35,351,267

Income (loss) per common share from continuing operations	$.33	$.33	$(.09)
Income (loss) per common share from discontinued operations	(.12)	.05	.05

Income (loss) per common share	$.21	$.38	$(.04)

Dividends per share	$—	$—	$—

Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended July 31,
	2010	2009	2008

Net income (loss)	$432,208	$756,086	$(75,641)

Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of taxes (benefit) of $51,000, $40,000 and ($87,000) for the fiscal years 2010, 2009 and 2008, respectively	99,795	(29,346)	(167,660)
Reclassification adjustment	—	105,680	—

Net change in comprehensive income	99,795	76,334	(167,660)

Comprehensive income (loss)	$532,003	$832,420	$(243,301)

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Cash Flows

	Years Ended July 31,
	2010	2009	2008

Cash Flows From Operating Activities
Income (loss) from continued operations	$660,938	$664,681	$(173,564)
Income (loss) from discontinued operations—net of taxes	(228,730)	91,405	97,923

Net income (loss)	432,208	756,086	(75,641)
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on nonmonetary exchange of fixed assets	(900,000)	—	—
Deferred income taxes	(101,000)	(86,000)	(419,000)
Realized (loss) on marketable securities	43,880	223,881	—
(Gain) loss on disposition of property and equipment	—	5,184	16,999
Depreciation and amortization	1,660,684	1,625,016	1,604,321
Amortization of deferred charges	383,454	413,736	379,970
Other assets—deferred charges	(288,464)	—	(288,405)
—unbilled receivables	550,807	382,488	602,071
—receivables	31,467	(178,400)	1,600
Changes in:
Receivables	18,533	(97,470)	(44,778)
Prepaid expenses	737,927	(140,909)	(130,030)
Income taxes refundable	(256,198)	—	—
Accounts payable	3,646	52,039	(50,257)
Payroll and other accrued liabilities	(317,074)	(576,653)	(94,100)
Income taxes payable	(346,355)	243,410	(1,353,613)
Other taxes payable	395	409	(6,018)

Net cash provided by operating activities	1,653,910	2,622,817	143,119

Cash Flows From Investing Activities
Acquisition of property and equipment	(263,758)	(1,243,590)	(2,075,060)
Security deposits	197,011	48,735	(39,738)
Marketable securities:
Receipts from sales or maturities	1,006,120	176,119	—
Payments for purchases	(1,485,439)	(304,169)	(1,701,679)

Net cash (used) by investing activities	(546,066)	(1,322,905)	(3,816,477)

Cash Flows From Financing Activities
Increase (decrease)—security deposits	(158,538)	(53,944)	20,899
Borrowings—mortgage and other debt	850,000	—	41,955
Payments—mortgage and other debt payments	(901,395)	(2,067,639)	(879,456)

Net cash (used) by financing activities	(209,933)	(2,121,583)	(816,602)

Net increase (decrease) in cash and cash equivalents	897,911	(821,671)	(4,489,960)
Cash and cash equivalents at beginning of year	653,719	1,475,390	5,965,350

Cash and cash equivalents at end of year	$1,551,630	$653,719	$1,475,390

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

RECENT ACCOUNTING PRONOUNCEMENTS: In July 2009, the Financial Accounting Standards Board, or FASB, issued FASB Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (the “Statement”), a replacement of FASB Statement No. 162, which was titled “The Hierarchy of Generally Accepted Accounting Principles” (the “Codification”). The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. Although the adoption of the Statement did not materially affect our financial statements, the references to accounting literature within the Notes to the Consolidated Financial Statements and elsewhere in this report conform to the Codification.

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2010 and 2009, there were no impairments of its property and equipment.

COMPREHENSIVE INCOME: FASB ASC 220-10 (formerly known as SFAS No. 130), “Reporting Comprehensive Income”, establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. Comprehensive income is defined to include all changes in equity except those resulting from investments by and distributions to shareholders.

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

INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2010, 2009 and 2008.

NONMONETARY ASSET EXCHANGES: In connection with the lease termination and settlement, the Company transferred title to 484 Fulton Street, Brooklyn, New York and in return received title to 14 Hanover Place, Brooklyn, New York. These transactions are recorded at the appraised values of the buildings transferred and received. The appraised values of the two properties were not derived from a negotiation between parties as to the actual purchase and sale prices for such properties since no such negotiation took place. The exchange was accounted for under ASC Topic 805 “Exchanges of Nonmonetary Assets”.

MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities (which is considered a Level 1 valuation) with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2010. The implementation of ASC 810-10 (formerly FASB 157), Fair Value Measurements, had no impact on the presentation of marketable securities in the Company’s financial statements. The Company does not have any assets valued using Level 2 or 3 valuation methods. During 2009, the Company adopted ASC 320-10-65, Transition Related to FSB FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairment (“ASC 320-10-65”). The implementation of ASC 320-10-65 did not have an impact on the Company’s financial statements.

RECLASSIFICATIONS: The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 2010. These reclassifications have no effect on net income or loss.

2. Marketable Securities:

As of July 31, 2010 and 2009, the Company’s marketable securities were classified as follows:

	July 31, 2010				July 31, 2009
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Current:
Held-to-Maturity: Certificate of deposit	$50,032	$—	$—	$50,032	$49,888	$—	$—	$49,888
Corporate debt securities	301,235	3,412	123	304,524	—	—	—	—

	$351,267	$3,412	$123	$354,556	$49,888	$—	$—	$49,888

Non-current:
Available-for-sale: Mutual funds	$675,739	$10,328	$—	$686,067	$—	$—	$—	$—
Equity securities	510,252	60,428	8,040	562,640	1,410,252	52,810	140,888	1,322,174

	$1,185,991	$70,756	$8,040	$1,248,707	$1,410,252	$52,810	$140,888	$1,322,174

Held-to-Maturity:
Corporate debt securities	$661,700	$13,127	$133	$674,694	$303,378	$—	$4,173	$299,205

The Company’s debt and equity securities, gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position, at July 31, 2010 are as follows. All of our investments in corporate debt securities mature in the 1-5 year time frame.

	Fair Value	Less Than 12 Months	More Than 12 Months
Corporate equity securities	$191,960	$ —	$8,040
Corporate debt securities	104,358	256	—

	$296,318	$256	$8,040

Investment income for the years ended July 31, 2010, 2009 and 2008 consists of the following:

	2010	2009	2008
Interest income	$34,379	$17,029	$97,301
Dividend income	81,221	128,975	115,404
(Loss) on sale of marketable securities	(43,880)	(223,881)	—

Total	$71,720	$(77,877)	$212,705

3. Discontinued Operations:

The Company’s lease with its landlords at the Jowein building in Brooklyn, New York expired on April 30, 2010. The Company returned the premises in “as is” condition and the Company has no obligation to correct, cure or take any action relating to repairing such premises other than the cure of certain existing violations.

As part of the settlement the Company paid to the landlords’ successor (“490 Owner”) $1,000,000. The Company also transferred to 490 Owner title to 484 Fulton Street, Brooklyn, New York (with an appraised value of $4,490,000) subject to the existing tenancy and 490 Owner has caused title to 14 Hanover Place, Brooklyn, New York (with an appraised value of $900,000) to be transferred to the Company. The appraised values of the two buildings were merely based upon a review of “comparables” (other properties which are believed by the appraisers to be similar to the properties subject to the appraisals). The appraised values of the two properties were not derived from a negotiation between the parties as to the actual purchase and sale prices for such properties since no such negotiation took place. Nor were such appraised values derived using other valuation methods, such as the net present value from cash flows. Accordingly, these appraised values are merely estimated values of the properties. The exchange was accounted for under ASC Topic 805 “Exchanges of Nonmonetary Assets. The tax treatment will be considered as a 1031 exchange.

The Consolidated Statements of Income and Retained Earnings have been reclassified to show discontinued operations as a single line item. The Components are as follows:

	Years Ended July 31,
	2010	2009	2008
Revenues
Rental income	$1,437,819	$2,249,566	$2,277,367
Fair value adjustment—nonmonetary exchange	4,490,000	—	—

Total	5,927,819	2,249,566	2,277,367

Expenses
Real estate operating expenses	1,498,676	1,942,820	1,799,430
Administrative and general expenses	—	—	203,341
Lease termination expenses	4,731,414	—	—
Depreciation and amortization	97,459	127,341	126,673

Total	6,327,549	2,070,161	2,129,444

Income (loss) from operations	(399,730)	179,405	147,923
Income tax (benefit)	(171,000)	88,000	50,000

Net income (loss) from discontinued operations—net of taxes	$(228,730)	$91,405	$97,923

4. Long-Term Debt—Mortgages and Term Loan:

			Current Annual Interest Rate	Final Payment Date	July 31, 2010		July 31, 2009
					Due Within One Year	Due After One Year	Due Within One Year	Due After One Year
Mortgages:
Jamaica, New York property	(a	)	6%	4/01/12	$69,844	$1,085,542	$65,786	$1,155,387
Jamaica, New York property	(b	)	6.81%	10/01/11	137,910	2,113,949	128,856	2,251,859
Fishkill, New York property	(c,d	)	6.98%	2/18/15	39,122	1,673,579	62,453	1,691,509
Bond St. building, Brooklyn, NY	(d	)	6.98%	2/18/15	98,730	4,223,457	127,202	3,445,170
Term-loan payable to bank	(e	)	6.50%	5/01/10	—	—	325,306	—
Jowein building, Brooklyn, NY	(f	)	Variable	8/01/10	20,000	—	240,000	20,000

Total					$365,606	$9,096,527	$949,603	$8,563,925

(a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. In March, 2007, the Company extended the loan for five years with an option for an additional five-year period. The interest rate for the extended period is 6.00% per annum. Interest and amortization of principal is being made in constant monthly amounts based on a fifteen year (15) payout period. The outstanding balance of the loan totaling $1,036,602 will become due and payable on April 1, 2012.

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

(c) On August 19, 2004 the Company extended the then existing loan for forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. (See Note 4(d) below). The Company, in February 2008, converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%.

(d) The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan financed seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company’s Brooklyn, New York (Bond Street building) and Fishkill, New York properties. The loan also financed $850,000 towards the construction of two new elevators at the Company’s Brooklyn, New York property (Bond Street building). The Company had three and one-half years to draw down amounts under this loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill Property, which matured on July 1, 2004 (the “First Permanent Loan”) (see Note 4(c)), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). The loan is structured in two phases: 1) a forty-two (42) month loan with payments of interest only at the floating one-month LIBOR rate plus 2.25% per annum, but not less than 3.40%; and 2) after the forty-two (42) month period, the loan would convert to a seven-year (7) permanent mortgage loan on a seventeen (17) year level amortization, plus interest, at the option of the Company. The interest rate on the permanent loan would be at a fixed rate equal to the Federal Home Loan Bank of New York’s seven-year (7) fixed interest rate plus 2.25% per annum at the time of conversion. As of August 19, 2004, the Company refinanced the existing mortgage on the Company’s Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company’s Bond Street building in Brooklyn, New York. In fiscal 2006, 2007 and 2008, the Company drew down additional amounts totaling $916,670, on its multiple draw term loan to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The Company in February 2008 converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%. When the loan was converted to a permanent mortgage loan, $850,000 was reserved for the new elevators at the Company’s Bond Street building in Brooklyn, New York in the amount of $850,000 referred to above. In the year ended July 31, 2010, the Company has drawn down the $850,000.

(e) On February 18, 2005, the Company secured financing in the amount of $1,700,000, from a bank whose president is a director of the Company. The loan was a multiple draw loan, for a period of five (5) years, and was self-amortizing, at an interest rate of 6.50% per annum. Interest paid for the years ended July 31, 2010, 2009 and 2008 was $8,068, $32,147 and $55,183, respectively. The loan was paid in full as of May 1, 2010.

(f) The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company’s Jowein building in Brooklyn, New York. The loan was secured by the assignment of the lease of 15,000 square feet. The loan was for a period of five (5) years and was self-amortizing, at a floating interest rate of prime plus 1.00% per annum. The interest rate at July 31, 2010 was 4.25% per annum. The loan was paid in full as of August 1, 2010.

Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2010, are as follows: Years ending July 31, 2011 (included in current liabilities); $365,606, 2012; $3,347,422, 2013; $158,746, 2014; $170,352, 2015; and thereafter, $5,420,007.

The carrying value of all properties collateralizing the above debt is $32,672,292 at July 31, 2010.

5. Income Taxes:

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2010 and 2009 are a result of temporary differences related to the items described as follows:

	2010		2009
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$61,147	$—	$165,886	$—
Unbilled receivables	—	654,766	—	842,040
Property and equipment	—	1,123,591	—	1,113,218
Unrealized gain on marketable securities	—	21,323	29,947	—
Other	224,533	—	190,425	—

	$285,680	$1,799,680	$386,258	$1,955,258

The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2010.

Income taxes provided for the years ended July 31, 2010, 2009 and 2008 consist of the following:

	2010	2009	2008
Current:
Federal	$315,000	$475,000	$342,400
State and City	143,932	277,000	181,600
Prior:
State and City	(48,932)	62,000	—
Deferred taxes (benefit)	(101,000)	(86,000)	(419,000)

Total provision	$309,000	$728,000	$105,000

Income taxes provided for the years ended July 31, 2010, 2009 and 2008 consist of the following:

Continuing operations	$480,000	$640,000	$55,000
Discontinued operations	(171,000)	88,000	50,000

Total provision	$309,000	$728,000	$105,000

Components of the deferred tax provision (benefit) for the years ended July 31, 2010, 2009 and 2008 consist of the following:

	2010	2009	2008
Book depreciation over (under) tax depreciation	$10,372	$87,557	$(23,961)
Reduction (increase) of rental income received in advance	104,739	111,833	(172,382)
(Decrease) in unbilled receivables	(187,274)	(130,046)	(204,704)
Other	(28,837)	(155,344)	(17,953)

	$(101,000)	$(86,000)	$(419,000)

Taxes provided for the years ended July 31, 2010, 2009 and 2008 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2010	2009	2008
Income before income taxes	$741,207	$1,541,311	$29,358
Dividends received deduction	(14,214)	(48,983)	(80,782)
Other—net	5,546	(4,800)	(2,700)

Adjusted pre-tax income	$732,539	$1,487,528	$(54,124)

Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$246,300	$506,000	$(18,072)
State and City income taxes, net of federal income tax benefit	62,700	222,000	123,072

Income tax provision	$309,000	$728,000	$105,000

The Company records interest and penalties relating to its tax returns and provisions as interest expense and administrative and general expenses, respectively.

The Company’s tax returns through the year ended July 31, 2006 have been audited by the various taxing authorities. Generally tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions.

6. Leases:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 1 year to 21 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2010 was exceeded by sublease rental income, as follows:

	2010	2009	2008
Minimum rental expense	$2,108,028	$2,000,787	$2,000,673
Contingent rental expense	1,594,141	1,766,361	1,550,313

	3,702,169	3,767,148	3,550,986
Sublease rental income	7,405,626	7,807,957	7,660,825

Excess of sublease income over expense	$3,703,457	$4,040,809	$4,109,839

Rent expense related to an affiliate principally owned by a director of the Company totaled $825,000 for fiscal years ended July 31, 2010, 2009 and 2008. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Fiscal Year	Operating Leases
2011	$1,702,537
2012	1,729,116
2013	1,729,116
2014	1,717,755
2015	1,711,504
After 2015	22,718,227

Total required*	$31,308,255

*	Minimum payments have not been reduced by minimum sublease rentals of $42,157,387 under operating leases due in the future under non-cancelable leases.

7. Rental Income:

Rental income for each of the fiscal years 2010, 2009 and 2008 is as follows:

	July 31,
	2010	2009	2008
Minimum rentals
Company owned property	$8,071,157	$7,672,673	$6,423,034
Leased property	6,769,132	7,043,384	6,858,020

	14,840,289	14,716,057	13,281,054

Contingent rentals
Company owned property	485,350	622,852	488,146
Leased property	636,494	764,573	802,805

	1,121,844	1,387,425	1,290,951

Total	$15,962,133	$16,103,482	$14,572,005

Rental income for each of the fiscal years 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Continuing operations	$14,524,314	$13,853,916	$12,294,638
Discontinued operations	1,437,819	2,249,566	2,277,367

Total	$15,962,133	$16,103,482	$14,572,005

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal Year	Company Owned Property	Leased Property	Total
2011	$7,233,945	$5,695,124	$12,929,069
2012	6,491,854	5,551,974	12,043,828
2013	6,102,188	5,151,333	11,253,521
2014	5,020,204	4,240,028	9,260,232
2015	4,728,693	3,650,075	8,378,768
After 2015	22,377,947	17,868,853	40,246,800

Total	$51,954,831	$42,157,387	$94,112,218

Rental income is recognized on a straight-line basis over the lives of the leases.

8. Payroll and Other Accrued Liabilities:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2010, and 2009 consist of the following:

	2010	2009
Payroll	$126,165	$121,233
Interest	64,522	64,034
Professional fees	192,382	101,737
Rents received in advance	179,844	510,976
Utilities	45,500	39,600
Brokers commissions	87,000	34,139
Construction costs	—	221,600
Other	464,468	383,636

Total	$1,159,881	$1,476,955

9. Employees’ Retirement Plan:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2010, 2009 and 2008 were $23,142, $20,168 and $20,380, respectively. The Company also contributes to union sponsored health benefit plans.

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $330,789, $311,539 and $300,368 as contributions to the Plan for fiscal years 2010, 2009 and 2008, respectively.

10. Cash Flow Information:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	July 31,
	2010	2009	2008
Interest paid, net of capitalized interest of $569 (2010) $65,745 (2009) and $55,833 (2008)	$723,623	$745,668	$893,030
Income taxes paid	$864,174	$601,587	$1,837,616

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

	July 31, 2010
	Carrying Value	Fair Value
Cash and cash equivalents	$1,551,630	$1,551,630
Marketable securities	$2,261,674	$2,277,957
Security deposits payable	$903,326	$903,326
Mortgages, note and term loan payable	$10,462,133	$12,104,518

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

The Company derived rental income from fifty-seven tenants, of which one tenant accounted for 16.26% and another tenant accounted for 15.89% of rental income during the year ended July 31, 2010. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2010.

The Company has two irrevocable letters of credit totaling $267,500 at July 31, 2010 provided by two tenants and three irrevocable letters of credit totaling $367,500 at July 31, 2009 provided by three tenants as security.

12. Deferred Charges:

Deferred charges for the fiscal years ended July 31, 2010 and 2009 consist of the following:

	July 31, 2010		July 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$2,306,365	$1,121,462	$2,246,242	$923,594
Professional fees for leasing	332,558	129,257	341,956	188,154
Financing costs	760,671	591,761	760,671	550,953
Other	34,064	—	—	—

Total	$3,433,658	$1,842,480	$3,348,869	$1,662,701

The aggregate amortization expense for the three years in the period ended July 31, 2010 was $383,454, $413,736 and $379,970, respectively.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year
2011	$346,882
2012	$273,669
2013	$258,087
2014	$200,166
2015	$163,913

13. Capitalization:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2010 and at July 31, 2009.

14. Note Payable:

On December 15, 2004, the Company borrowed $1,000,000 from a former director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan was for a period of three (3) years maturing on December 15, 2007, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The constant quarterly payments of interest are $18,750. The Company extended the note for an additional three (3) years maturing on December 15, 2010, at an interest rate of 7.50% per annum. The interest paid for each of the years ended July 31, 2010, 2009 and 2008 was $75,000.

15. Related Party Transactions:

In the years ended July 31, 2010, 2009 and 2008, Holland & Knight LLP, a law firm in which Lance D. Myers, a member of our Board of Directors, is a partner, performed legal services for us for which it was paid $430,450, $303,020, and $195,540, respectively.

16. Contingencies:

There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements.

In response to a termination notice that the Company received concerning its tenancy in a portion of the Jowein building, Brooklyn, New York, on April 25, 2007, the Company filed a lawsuit against its landlords in New York State Supreme Court, Kings County. In the lawsuit, the Company sought a judgment declaring that the landlords’ termination notice was improperly issued and that the Company was not required to correct or cure the purported defaults cited in the termination notice. In addition, the Company sought an order temporarily, preliminarily and permanently enjoining the landlords from taking any action to terminate the lease or otherwise interfere with the Company’s possession of the premises.

The lawsuit that was brought by the Company against its prior landlords concerning the Company’s tenancy in a portion of the Jowein building at 490 Fulton Street, Brooklyn, New York (“490 Fulton”) has been dismissed pursuant to a stipulation of discontinuance filed on June 1, 2010. The dismissal of the lawsuit is with prejudice and includes all claims and counterclaims relating to the Company’s tenancy and the lawsuit.

In connection with the settlement, the Company has paid to the landlords’ successor (“490 Owner”) $1,000,000. In return, 490 Owner has provided to the Company general releases of past, present and future claims relating to the lease of 490 Fulton from former landlords Snyder Fulton Street, LLC and Fulton Interest, LLC and successor landlord 490 Owner.

The Company has transferred to 490 Owner title to 484 Fulton Street, Brooklyn, New York (with an appraised value of $4,490,000) subject to the existing tenancy and 490 Owner has caused title to 14 Hanover Place, Brooklyn, New York (with an appraised value of $900,000) to be transferred to the Company. The appraised values of the two buildings were merely based upon a review of “comparables” (other properties which are believed by the appraisers to be similar to the properties subject to the appraisals). The appraised values of the two properties were not derived from a negotiation between the parties as to the actual purchase and sale prices for such properties since no such negotiation took place. Nor were such appraised values derived using other valuation methods, such as the net present value from cash flows. Accordingly, these appraised values are merely estimated values of the properties.

The Company has entered into a 49-year lease with a designee of 490 Owner for approximately 20,000 square feet in the basement, first and second floors of 25 Elm Place, Brooklyn, New York at an annual rental of $100,000, with 10% rent escalations every five years.

The Company surrendered to 490 Owner possession of 490 Fulton as of May 1, 2010 in “as is” condition and the Company has no obligation to correct, cure or take any action relating to repairing such premises other than the cure of certain existing violations as documented in the settlement agreement. The Company retains rights to access and maintain certain offices, equipment and systems in the alleyway between 490 Fulton and 25 Elm Place.

490 Owner will indemnify and hold the Company harmless from all claims by its affiliates and the landlord concerning the Company’s obligations under its lease at 14 Hanover Place.

The Company is required to remove the foot bridge over Bond Street in Brooklyn, New York by June 2012. The estimated cost has not yet been determined.

If the Company sells, transfers, disposes of or demolishes 25 Elm Place, Brooklyn, New York, then the Company may be liable to create a condominium unit for the loading dock. The necessity of creating the condominium unit and the cost of such condominium unit cannot be determined at this time.

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

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2010 and 2009, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2010. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Purchase, New York
October 7, 2010

J.W. MAYS, INC.

Five Year Summary of Consolidated Operations
(dollars in thousands except per share data)

	Years Ended July 31,
	2010	2009	2008	2007	2006

Revenues
Rental income	$14,525	$13,853	$12,295	$11,364	$11,030
Recovery of real estate taxes	243	547	91	39	196
Gain (loss) on disposition of property and equipment	—	(5)	(17)	4,309	—

Total revenues	14,768	14,395	12,369	15,712	11,226

Expenses
Real estate operating expenses	7,584	7,281	7,088	6,785	6,154
Administrative and general expenses	3,828	3,471	3,252	3,255	3,011
Depreciation and amortization	1,563	1,497	1,477	1,451	1,414

Total expenses	12,975	12,249	11,817	11,491	10,579

Income from continuing operations before investment income (loss), interest expense, and income taxes	1,793	2,146	552	4,221	647

Investment income (loss) and interest expense:
Investment income (loss)	72	(78)	213	84	2,108
Interest expense	(724)	(763)	(884)	(997)	(971)

	(652)	(841)	(671)	(913)	1,137

Income (loss) from continuing operations before income taxes	1,141	1,305	(119)	3,308	1,784
Income taxes provided	480	640	55	1,528	715

Net income (loss) from continuing operations	661	665	(174)	1,780	1,069
Discontinued operations
Net income (loss) from discontinued operations—net of taxes	(229)	91	98	276	364

Net Income (loss)	$432	$756	$(76)	$2,056	$1,433

Income per common share:
Income (loss) per common share from continuing operations	$.33	$.33	$(.09)	$.88	$.53
Income (loss) per common share from discontinued operations	(.12)	.05	.05	.14	.18

Income (loss) per common share	$.21	$.38	$(.04)	$1.02	$.71

Dividends per share	$—	$—	$—	$—	$—

Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

Forward-Looking Statements

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

Fiscal 2010 Compared to Fiscal 2009

Net income for the year ended July 31, 2010 amounted to $432,208, or $.21 per share, compared to net income for the year ended July 31, 2009 of $756,086, or $.38 per share.

Net income from continuing operations for the year ended July 31, 2010 amounted to $660,938, or $.33 per share, compared to net income from continuing operations for the year ended July 31, 2009 of $664,681, or $.33 per share.

Net loss from discontinued operations for the year ended July 31, 2010 amounted to ($228,730), or ($.12) per share, compared to net income from discontinued operations for the year ended July 31, 2009 of $91,405, or $.05 per share. The loss in the 2010 year was due to the payment of $1,000,000 for the settlement of the litigation and $141,414 for the New York State and New York City transfer taxes on the properties transferred.

Revenues from continuing operations in the current year increased to $14,767,737 from $14,395,150 in the comparable 2009 year. The increase in revenues was due to the Company leasing to one additional tenant at the Company’s Brooklyn, New York, Nine Bond Street property and increased rental income from existing tenants, offset by a larger real estate tax refund in the 2009 year (see below).

The recovery of real estate taxes in the current year in the amount of $243,423, net of legal expenses, represents prior years’ real estate taxes from two of the Company’s properties. The comparable 2009 year had a recovery of real estate taxes in the amount of $546,418, net of legal expenses.

Real estate operating expenses from continuing operations in the current year increased to $7,583,514 from $7,281,481 in the comparable 2009 year primarily due to increases in rental expense and real estate taxes, partially offset by decreases in maintenance, insurance and utility costs.

Administrative and general expenses from continuing operations in the current year increased to $3,828,033 from $3,470,670 in the comparable 2009 year primarily due to increases in legal and professional and payroll costs, partially offset by decreases in insurance costs.

Depreciation and amortization expense from continuing operations in the current year increased to $1,563,225 from $1,497,675 in the comparable 2009 year primarily due to increased depreciation on the Nine Bond Street, Brooklyn, New York property.

Interest expense and other investment expenses in the current year exceeded investment income by $652,027 and by $840,643 in the comparable 2009 year. The decrease in the excess of interest expense over investment income was due to the principal write-down of $99,900 due to the impairment of the Company’s investment in Lehman Brothers Holdings Inc. preferred stock and the losses on the sale of marketable securities in the 2009 year and by scheduled repayments of debt, partially offset by additional interest expense on the additional elevator loan.

Fiscal 2009 Compared to Fiscal 2008

Net income for the year ended July 31, 2009 amounted to $756,086, or $.38 per share, compared to net loss for the year ended July 31, 2008 of ($75,641), or ($.04) per share.

Net income from continuing operations for the year ended July 31, 2009 amounted to $664,681, or $.33 per share, compared to net loss from continuing operations for the year ended July 31, 2008 of ($173,564), or ($.09) per share.

Net income from discontinued operations for the year ended July 31, 2009 amounted to $91,405, or $.05 per share, compared to net income from discontinued operations for the year ended July 31, 2008 of $97,923, or $.05 per share.

Revenues from continuing operations in 2009 increased to $14,395,150 from $12,368,682 in the comparable 2008 year. The increase in revenues was due to the Company’s leasing to six additional tenants at the Company’s Brooklyn, Jamaica, Levittown, New York, and Circleville, Ohio properties.

The recovery of real estate taxes in 2009 in the amount of $546,418, net of legal expenses, represents prior years’ real estate taxes from two of the Company’s properties. The comparable 2008 year had a recovery of real estate taxes in the amount of $91,043, net of legal expenses.

Real estate operating expenses from continuing operations in 2009 increased to $7,281,481 from $7,087,053 in the comparable 2008 year primarily due to increases in real estate taxes, maintenance and payroll costs, partially offset by decreases in insurance costs and utility costs.

Administrative and general expenses from continuing operations in 2009 increased to $3,470,670 from $3,251,727 in the comparable 2008 year primarily due to increases in payroll costs and legal and professional costs.

Depreciation and amortization expense from continuing operations in 2009 increased to $1,497,675 from $1,477,648 in the comparable 2008 year primarily due to depreciation on the additional improvements to the Jamaica, New York property.

Interest expense in 2009 exceeded investment income by $840,643 and by $670,818 in the comparable 2008 year. The increase in the excess of interest expense over investment income was due to the loss on the sale of the Company’s investment in Lehman Brothers Holding Inc. preferred stock in the amount of $99,900 and losses on the sale of three other preferred stocks which totaled $123,981 and a decrease in investment income, partially offset by scheduled repayments of debt.

Liquidity and Capital Resources:

The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $1,551,630 at July 31, 2010.

As part of the $12,000,000 multiple draw term loan, the bank agreed to finance the cost of two new elevators at the Company’s Bond Street building in Brooklyn, New York totalling $850,000. (See Note 4(d) to the Consolidated Financial Statements). The total cost of the elevator project was $1,270,607 and was completed in August 2009.

A tenant which occupied 26,110 square feet of retail space at the Company’s Jowein building in Brooklyn, New York, vacated the premises in October 2009. The annual loss in rental income will be approximately $400,000. Part of the space this tenant occupied was the property transferred in an exchange for another property (see Notes 3 and 16 to the Consolidated Financial Statements). For the rest of the premises, the Company entered into a 49-year lease with an affiliate of the landlords for approximately 20,000 square feet in the basement, first floor and second floor of 25 Elm Place, Brooklyn, New York at an annual rental of $100,000, with 10% rent escalations every five years.

The leases with the Company’s landlords at the Jowein building in Brooklyn, New York, expired on April 30, 2010. The Company returned the premises in “as is” condition and the Company will have no obligation to correct, cure or take any action relating to repairing such premises other than the cure of certain existing violations. As part of the settlement, the Company paid to the landlords’ successor (“490 Owner”) $1,000,000. The Company also transferred to 490 Owner title to 484 Fulton Street, Brooklyn, New York (with an appraised value of $4,490,000) subject to the existing tenancy and 490 Owner has caused title to 14 Hanover Place, Brooklyn, New York (with an appraised value of $900,000) to be transferred to the Company. The appraised values of the two buildings were merely based upon a review of “comparables” (other properties which are believed by the appraisers to be similar to the properties subject to the appraisals). The appraised values of the two properties were not derived from a negotiation between the parties as to the actual purchase and sale prices for such properties since no such negotiation took place. Nor were such appraised values derived using other valuation methods, such as the net present value from cash flows. Accordingly, these appraised values are merely estimated values of the properties. (See Note 3 to the Consolidated Financial Statements).

On August 12, 2009, a tenant in our Nine Bond Street building in Brooklyn, New York filed for Chapter 11 protection. This tenant accounted for 1.67% of our annual net rental income for the year ended July 31, 2010. While we cannot ascertain what the effect of this filing will be on the Company, cash flows would be adversely affected by approximately $23,000 per month should the tenant reject the lease and vacate the premises.

On July 19, 2010, a tenant in our Jowein building in Brooklyn, New York filed for Chapter 11 protection. This tenant accounted for .66% of our annual net rental income for the year ended July 31, 2010. While we cannot ascertain what the effect of this filing will be on the Company, cash flows would be adversely affected by approximately $10,000 per month should the tenant reject the lease and vacate the premises. The pre-petition amount owed by the tenant is $23,442.

In September 2009, the Company entered into a lease agreement with a drive-in restaurant at the Company’s Massapequa premises. The drive-in restaurant intends to construct a new building. The tenant’s occupancy is subject to it receiving the necessary building permits and licenses to construct the building and open for business within a reasonable time period. Rent is anticipated to commence in 2011. This will replace the tenant that vacated the premises in April 2009. The rental income from this lease agreement will more than offset the rental income lost from the previous tenant.

Contractual Obligations:

At July 31, 2010, the Company had certain contractual cash obligations, as set forth in the following tables:

Contractual Cash Obligations	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Mortgages and term loan payable	$9,462,133	$365,606	$3,506,168	$5,590,359	$ —
Note payable	1,000,000	1,000,000	—	—	—
Security deposits payable	903,326	346,590	205,646	88,322	262,768
Operating leases	31,308,255	1,702,537	3,458,232	3,429,259	22,718,227

Total contractual cash obligations	$42,673,714	$3,414,733	$7,170,046	$9,107,940	$22,980,995

Cash Flows:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2010, 2009 and 2008:

	2010	2009	2008
Net cash provided by operating activities	$1,653,910	$2,622,817	$143,119
Net cash (used) by investing activities	(546,066)	(1,322,905)	(3,816,477)
Net cash (used) by financing activities	(209,933)	(2,121,583)	(816,602)

Cash Flows From Operating Activities:

The Company had expenditures of $1,141,414 ($1,000,000 was for the settlement of the litigation and $141,414 was for the New York State and New York City transfer taxes on the properties transferred) in order to settle its litigation with the Company’s landlord at its Jowein building in Brooklyn, New York upon the expiration of the lease agreement on April 30, 2010 (see Note 3 to the Consolidated Financial Statements).

Cash Flows From Investing Activities:

The Company had expenditures of $161,069 for the year ended July 31, 2010, for the construction of two new elevators. The total cost of the project was $1,270,607, of which $850,000 was financed by a bank. The project was completed in August 2009.

Cash Flows From Financing Activities:

Borrowing: The Company drew down an additional $850,000 on its multiple draw term loan to finance two new elevators at the Company’s Nine Bond Street building in Brooklyn, New York. (See Note 4(d) to the Consolidated Financial Statements.)

Cautionary Statement Regarding Forward-Looking Statements:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward- looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2010 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

Controls and Procedures

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2010, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no significant deficiencies or material weaknesses, and therefore there were no corrective actions taken.

Quarterly Financial Information (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2009	Jan. 31, 2010	Apr. 30, 2010	July 31, 2010
Revenues	$3,753	$3,625	$3,764	$3,626

Revenues less expenses	$505	$158	$384	$94

Net income from continuing operations	$329	$111	$61	$160
Income (loss) from discontinued operations (net of tax)	(30)	8	(15)	(192)

Net income (loss)	$299	$119	$46	$(32)

Net income (loss) per common share
From continuing operations	$.16	$.06	$.03	$.08
From discontinued operations	(.01)	—	(.01)	(.10)

Total income (loss) per common share	$.15	$.06	$.02	$(.02)

	Three Months Ended
	Oct. 31, 2008	Jan. 31, 2009	Apr. 30, 2009	July 31, 2009
Revenues	$3,375	$3,935	$3,505	$3,580

Revenues less expenses	$69	$437	$295	$504

Net income from continuing operations	$31	$185	$318	$131
Income (loss) from discontinued operations (net of tax)	29	76	26	(40)

Net income (loss)	$60	$261	$344	$91

Net income (loss) per common share
From continuing operations	$.02	$.09	$.16	$.06
From discontinued operations	.01	.04	.01	(.01)

Total income (loss) per common share	$.03	$.13	$.17	$.05

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2010 and 2009:

Three Months Ended	Sales Price
	High	Low
October 31, 2009	$15.91	$12.64
January 31, 2010	21.28	12.50
April 30, 2010	23.55	13.12
July 31, 2010	21.92	13.00
October 31, 2008	$18.05	$10.90
January 31, 2009	11.40	4.15
April 30, 2009	6.56	4.20
July 31, 2009	16.00	5.77

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 10, 2010, the Company had approximately 1,500 shareholders of record.

J.W. MAYS, INC.

Officers

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President—Operations
Salvatore Cappuzzo	Secretary

Board of Directors
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Lance D. Myers[1,3,4,5,6]	Partner, Holland & Knight LLP—Mr. Myers resigned as a Director as of September 30, 2010
Dean L. Ryder[2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer, J.W. Mays, Inc.
Lewis D. Siegel[2,3,4,6]	Senior Vice President—Investments, Wells Fargo Advisers, LLC.

Committee Assignments Key:
1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Executive Compensation Committee
5 Member of Disclosure Committee (Mr. Lyke is also a member)
6 Member of Nominating Committee

Form 10-K Annual Report

Copies of the Company’s Form 10-K Annual Report
to the Securities and Exchange Commission
for the fiscal year ended July 31, 2010
will be furnished without charge to
shareholders upon written request
to: Secretary, J.W. Mays, Inc.
9 Bond Street, Brooklyn, New York 11201-5805.

Copies of the Notice of meeting, Proxy Statement,
Proxy Card and Annual Report to Shareholders are available at:
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03443