Form 10-K, Exhibit 13
period 2011-07-31
MAYS J W INC
filed 2011-10-06
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report
2011
Year Ended July 31, 2011

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038-4502

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
800 Westchester Avenue, Suite N-400
Rye Brook, N.Y. 10573-1301

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 22, 2011, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

Summary of Selected Financial Data
(dollars in thousands except per share data)

	2011	2010	2009	2008	2007

Rental Income	$14,857	$14,525	$13,853	$12,295	$11,364
Recovery of Real Estate Taxes	—	243	547	91	39
Gain (Loss) on Disposition of Property and Equipment	(8)	—	(5)	(17)	4,309

Total Revenues	14,849	14,768	14,395	12,369	15,712

Net Income (loss) from Continuing Operations	758	661	665	(174)	1,780
Net Income (loss) from Discontinued Operations—net of taxes	(228)	(229)	91	98	276

Net Income (loss)	530	432	756	(76)	2,056

Real Estate—Net	44,592	44,374	44,831	45,277	44,779

Total Assets	56,341	55,245	55,707	57,283	60,162

Long-Term Debt:
Mortgages and Term Loan Payable	5,750	9,096	8,564	9,514	11,554
Note Payable	1,000	—	1,000	1,000	1,000
Other	922	557	805	1,370	1,078

Total	7,672	9,653	10,369	11,884	13,632

Shareholders’ Equity	41,433	40,818	40,286	39,454	39,697

Income (loss) per Common Share from Continuing Operations	.37	.33	.33	(.09)	.88
Income (loss) per Common Share from Discontinued Operations	(.11)	(.12)	.05	.05	.14

Income (loss) Per Common Share	$.26	$.21	$.38	$(.04)	$1.02

Cash Dividends Declared Per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2007 through 2011; 2,015,780.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2011.

J.W. MAYS, INC.

To Our Shareholders:

The financial condition of our Company continued to be positive during the fiscal year ended July 31, 2011 with profits earned in three of the four quarters, notwithstanding the continued national and international recession during this period.

In fiscal 2011, our revenues from continuing operations were $14,848,512 compared to $14,767,737 in the 2010 fiscal year. Net income for fiscal 2011 was $530,356, or $.26 per share. This compares to net income of $432,208, or $.21 per share for fiscal 2010.

Increased rentals from existing tenants and a new tenant that will commence occupancy and payment of rent in fiscal 2012, should adequately cover the Company’s planned operating and capital requirements.

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

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 6, 2011

J.W. MAYS, INC.

Consolidated Balance Sheets

July 31, 2011 and 2010
Assets

	2011	2010

Property and Equipment—at cost (Notes 1, 3, 4 and 15):
Buildings and improvements	$65,575,947	$65,404,942
Improvements to leased property	3,445,698	3,445,698
Fixtures and equipment	533,341	533,341
Land	6,067,805	6,067,805
Other	209,864	245,387
Construction in progress	1,554,457	—

	77,387,112	75,697,173
Less accumulated depreciation and amortization	32,696,221	31,156,602

Property and equipment—net	44,690,891	44,540,571

Current Assets:
Cash and cash equivalents (Notes 10 and 11)	2,656,354	1,551,630
Marketable securities (Notes 1, 2 and 11)	619,096	351,267
Receivables (Notes 1, 7 and 11)	264,857	249,968
Income taxes refundable	315,577	256,198
Deferred income taxes (Notes 1 and 5)	331,000	285,000
Security deposits	128,704	333,590
Prepaid expenses	1,197,574	1,236,551

Total current assets	5,513,162	4,264,204

Other Assets:
Deferred charges (Notes 1 and 12)	3,468,585	3,433,658
Less accumulated amortization (Notes 1 and 12)	1,565,380	1,842,480

Net	1,903,205	1,591,178
Receivables (Notes 1 and 7)	150,000	150,000
Security deposits	1,145,434	862,911
Unbilled receivables (Notes 1, 7 and 11)	1,606,099	1,925,781
Marketable securities (Notes 1, 2 and 11)	1,332,460	1,910,407

Total other assets	6,137,198	6,440,277

TOTAL ASSETS	$56,341,251	$55,245,052

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity

	2011	2010

Long-Term Debt:
Mortgages and term loan payable (Notes 4 and 11)	$5,750,259	$9,096,527
Note payable—related party (Notes 11 and 14)	1,000,000	—
Security deposits payable (Note 11)	836,235	556,736
Payroll and other accrued liabilities (Notes 6 and 8)	85,570	—

Total long-term debt	7,672,064	9,653,263

Deferred Income Taxes (Notes 1 and 5):	2,091,000	1,804,000

Current Liabilities:
Accounts payable	142,593	95,049
Payroll and other accrued liabilities (Notes 6 and 8)	1,511,225	1,159,881
Other taxes payable	3,376	2,695
Current portion of long-term debt (Notes 4, 11 and 14)	3,346,267	1,365,606
Current portion of security deposits payable (Note 11)	141,704	346,590

Total current liabilities	5,145,165	2,969,821

Total liabilities	14,908,229	14,427,084

Shareholders’ Equity:
Common stock, par value $1 each share (shares—5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities—net of deferred taxes of $64,000 at July 31, 2011 and $21,000 at July 31, 2010. (Notes 1, 2, 5 and 11)	126,415	41,717
Retained earnings	37,069,917	36,539,561

	42,720,874	42,105,820
Less common stock held in treasury, at cost—162,517 shares at July 31, 2011 and July 31, 2010 (Note 13)	1,287,852	1,287,852

Total shareholders’ equity	41,433,022	40,817,968

Commitments (Notes 6 and 7) and Contingencies (Note 15)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,341,251	$55,245,052

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Income and Retained Earnings

	Years Ended July 31,
	2011	2010	2009

Revenues
Rental income (Notes 1, 3 and 7)	$14,856,365	$14,524,314	$13,853,916
Recovery of real estate taxes	—	243,423	546,418
(Loss) on disposition of property and equipment	(7,853)	—	(5,184)

Total revenues	14,848,512	14,767,737	14,395,150

Expenses
Real estate operating expenses (Notes 3 and 6)	7,837,227	7,583,514	7,281,481
Administrative and general expenses (Note 3)	3,574,616	3,828,033	3,470,670
Depreciation and amortization (Notes 1 and 3)	1,556,788	1,563,225	1,497,675

Total expenses	12,968,631	12,974,772	12,249,826

Income from continuing operations before investment income (loss), interest expense and income taxes	1,879,881	1,792,965	2,145,324

Investment income (loss) and interest expense:
Investment income (loss) (Notes 1 and 2)	103,084	71,720	(77,877)
Interest expense (Notes 3, 4, 10 and 14)	(652,830)	(723,747)	(762,766)

	(549,746)	(652,027)	(840,643)

Income from continuing operations before income taxes	1,330,135	1,140,938	1,304,681
Income taxes provided (Notes 1 and 5)	572,000	480,000	640,000

Net income from continuing operations	758,135	660,938	664,681
Discontinued operations (Note 3)
Income (loss) from discontinued operations—net of taxes	(227,779)	(228,730)	91,405

Net income	530,356	432,208	756,086
Retained earnings, beginning of year	36,539,561	36,107,353	35,351,267

Retained earnings, end of year	$37,069,917	$36,539,561	$36,107,353

Income per common share from continuing operations	$.37	$.33	$.33
Income (loss) per common share from discontinued operations	(.11)	(.12)	.05

Income per common share	$.26	$.21	$.38

Dividends per share	$—	$—	$—

Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income

	Years Ended July 31,
	2011	2010	2009

Net income	$530,356	$432,208	$756,086

Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of taxes of $43,000, $51,000 and $40,000 for the fiscal years 2011, 2010 and 2009, respectively	70,978	99,795	(29,346)
Reclassification adjustment	13,720	—	105,680

Net change in other comprehensive income	84,698	99,795	76,334

Comprehensive income	$615,054	$532,003	$832,420

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

Consolidated Statements of Cash Flows

	Years Ended July 31,
	2011	2010	2009

Cash Flows From Operating Activities
Income from continuing operations	$758,135	$660,938	$664,681
Income (loss) from discontinued operations—net of taxes	(227,779)	(228,730)	91,405

Net income	530,356	432,208	756,086
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on nonmonetary exchange of fixed assets	—	(900,000)	—
Deferred income taxes	198,000	(101,000)	(86,000)
Realized (gain) loss on marketable securities	(10,264)	43,880	223,881
Loss on disposition of property and equipment	7,853	—	5,184
Depreciation and amortization	1,556,788	1,660,684	1,625,016
Amortization of deferred charges	363,148	383,454	413,736
Other assets—deferred charges	(675,175)	(288,464)	—
—unbilled receivables	319,682	550,807	382,488
—receivables	—	31,467	(178,400)
Changes in:
Receivables	(14,889)	18,533	(97,470)
Prepaid expenses	38,977	737,927	(140,909)
Income taxes refundable	(59,379)	(256,198)	—
Accounts payable	47,544	3,646	52,039
Payroll and other accrued liabilities	436,914	(317,074)	(576,653)
Income taxes payable	—	(346,355)	243,410
Other taxes payable	681	395	409

Net cash provided by operating activities	2,740,236	1,653,910	2,622,817

Cash Flows From Investing Activities
Acquisition of property and equipment	(1,714,961)	(263,758)	(1,243,590)
Security deposits	(77,637)	197,011	48,735
Marketable securities:
Receipts from sales or maturities	804,259	1,006,120	176,119
Payments for purchases	(356,179)	(1,485,439)	(304,169)

Net cash (used) by investing activities	(1,344,518)	(546,066)	(1,322,905)

Cash Flows From Financing Activities
Increase (decrease)—security deposits payable	74,613	(158,538)	(53,944)
Borrowings—mortgage and other debt	—	850,000	—
Payments—mortgage and other debt payments	(365,607)	(901,395)	(2,067,639)

Net cash (used) by financing activities	(290,994)	(209,933)	(2,121,583)

Net increase (decrease) in cash and cash equivalents	1,104,724	897,911	(821,671)
Cash and cash equivalents at beginning of year	1,551,630	653,719	1,475,390

Cash and cash equivalents at end of year	$2,656,354	$1,551,630	$653,719

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

RENTAL INCOME: All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. Contingent rental income is recorded when earned and is not based on tenant revenue. Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required. Management has determined that no allowance for uncollectable receivables is considered necessary.

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2011 and 2010, there were no impairments of its property and equipment.

COMPREHENSIVE INCOME: “FASB” (Financial Accounting Standards Board) “ASC” (Accounting Standards Codification) 220-10, “Reporting Comprehensive Income”, establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other income statement information. Comprehensive income is defined to include all changes in equity except those resulting from investments by and distributions to shareholders.

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

INCOME PER SHARE OF COMMON STOCK: Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2011, 2010 and 2009.

NONMONETARY ASSET EXCHANGES: In connection with the lease termination and settlement, the Company transferred title to 484 Fulton Street, Brooklyn, New York and in return received title to 14 Hanover Place, Brooklyn, New York. These transactions are recorded at the appraised values of the buildings transferred and received. The appraised values of the two properties were not derived from a negotiation between parties as to the actual purchase and sale prices for such properties since no such negotiation took place. The exchange was accounted for under ASC Topic 805 “Exchanges of Nonmonetary Assets.”

MARKETABLE SECURITIES: The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities (which is considered a Level 1 valuation) with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2011. The implementation of ASC 810-10, “Fair Value Measurements”, had no impact on the presentation of marketable securities in the Company’s financial statements. The Company does not have any assets valued using Level 2 or 3 valuation methods during the three years ended July 31, 2011.

In accordance with the provisions of Fair Value Measurements, the following are the entity’s financial assets presented at fair value at July 31, 2011.

Fair value measurements at reporting date using

Description	July 31 2011	Quoted prices in active markets for identical assets/ liabilities	Significant other observable inputs	Significant unobservable inputs	July 31 2010	Quoted prices in active markets for identical assets/ liabilities	Significant other observable inputs	Significant unobservable inputs
		(Level 1)	(Level 2)	(Level 3)		(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities—
Available-for-sale	$1,332,460	$1,332,460	$—	$—	$1,248,707	$1,248,707	$—	$—
Held-to-maturity	575,937	575,937	—	—	979,218	979,218	—	—

	$1,908,397	$1,908,397	$—	$—	$2,227,925	$2,227,925	$—	$—

RECLASSIFICATIONS: The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 2010. These reclassifications have no effect on net income or loss.

2. Marketable Securities:

As of July 31, 2011 and 2010, the Company’s marketable securities were classified as follows:

	July 31, 2011				July 31, 2010
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Current:
Held-to-Maturity: Certificate of deposit	$50,157	$—	$—	$50,157	$50,032	$—	$—	$50,032
Corporate debt securities	568,939	7,072	74	575,937	301,235	3,412	123	304,524

	$619,096	$7,072	$74	$626,094	$351,267	$3,412	$123	$354,556

Non-current:
Available-for-sale: Mutual funds	$1,031,793	$107,627	$—	$1,139,420	$675,739	$10,328	$—	$686,067
Equity securities	110,252	82,788	—	193,040	510,252	60,428	8,040	562,640

	$1,142,045	$190,415	$—	$1,332,460	$1,185,991	$70,756	$8,040	$1,248,707

Held-to-Maturity:
Corporate debt securities
Securities	$—	$—	$—	$—	$661,700	$13,127	$133	$674,694

The Company’s debt and equity securities, gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position, at July 31, 2011 are as follows. All of our investments in corporate debt securities mature in the 1-5 year time frame.

	Fair Value	Less Than 12 Months
Corporate debt securities	$91,024	$74

Investment income (loss) for the years ended July 31, 2011, 2010 and 2009 consists of the following:

	2011	2010	2009
Interest income	$44,409	$34,379	$17,029
Dividend income	48,072	81,221	128,975
Gain (loss) on sale of marketable securities	10,603	(43,880)	(223,881)

Total	$103,084	$71,720	$(77,877)

3. Discontinued Operations:

The Company’s lease with its landlords at the Jowein building in Brooklyn, New York expired on April 30, 2010. The Company returned the premises in “as is” condition and the Company has no obligation to correct, cure or take any action relating to repairing such premises other than the cure of certain existing violations.

As part of the settlement the Company paid to the landlords’ successor (“490 Owner”) $1,000,000. The Company also transferred to 490 Owner title to 484 Fulton Street, Brooklyn, New York (with an appraised value of $4,490,000) subject to the existing tenancy and 490 Owner has caused title to 14 Hanover Place, Brooklyn, New York (with an appraised value of $900,000) to be transferred to the Company. The appraised values of the two buildings were merely based upon a review of “comparables” (other properties which are believed by the appraisers to be similar to the properties subject to the appraisals). The appraised values of the two properties were not derived from a negotiation between the parties as to the actual purchase and sale prices for such properties since no such negotiation took place. Nor were such appraised values derived using other valuation methods, such as the net present value from cash flows. Accordingly, these appraised values are merely estimated values of the properties. The exchange was accounted for under ASC Topic 805 “Exchanges of Nonmonetary Assets”. The tax treatment was reported as a 1031 exchange.

The Consolidated Statements of Income and Retained Earnings have been reclassified to show discontinued operations as a single line item. The Components are as follows:

	Years Ended July 31,
	2011	2010	2009
Revenues
Rental income	$—	$1,437,819	$2,249,566
Fair value adjustment—nonmonetary exchange	—	4,490,000	—

Total	—	5,927,819	2,249,566

Expenses
Real estate operating expenses	—	1,498,676	1,942,820
Lease termination expenses	327,779	4,731,414	—
Depreciation and amortization	—	97,459	127,341

Total	327,779	6,327,549	2,070,161

Income (loss) from discontinued operations	(327,779)	(399,730)	179,405
Income tax (benefit)	(100,000)	(171,000)	88,000

Net income (loss) from discontinued operations—net of taxes	$(227,779)	$(228,730)	$91,405

As of July 31, 2010, The Company accrued all reasonably estimable expenses related to the termination of the lease. The termination agreement required the Company to remove a foot bridge over Fulton Street by June 2012. The removal of the foot bridge commenced during the year ended July 31, 2011 and is anticipated to be completed in October 2011, accounting for substantially all the costs incurred in the current year. Approximately $160,000 of the costs incurred are included in accounts payable at July 31, 2011. No substantial costs related to the termination of the lease agreement are expected to be incurred in the future.

4. Long-Term Debt—Mortgages and Term Loan:

			Current Annual Interest Rate	Final Payment Date	July 31, 2011		July 31, 2010
					Due Within One Year	Due After One Year	Due Within One Year	Due After One Year
Mortgages:
Jamaica, New York property	(a	)	6%	4/01/12	$1,085,542	$—	$69,844	$1,085,542
Jamaica, New York property	(b	)	6.81%	10/01/11	2,113,948	—	137,910	2,113,949
Fishkill, New York property	(c,d	)	6.98%	2/18/15	41,655	1,631,924	39,122	1,673,579
Bond St. building, Brooklyn, NY	(d	)	6.98%	2/18/15	105,122	4,118,335	98,730	4,223,457
Jowein building, Brooklyn, NY	(e	)	Variable	8/01/10	—	—	20,000	—

Total					$3,346,267	$5,750,259	$365,606	$9,096,527

(a) The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan is secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. In March, 2007, the Company extended the loan for five years with an option for an additional five-year period. The interest rate for the extended period is 6.00% per annum. Interest and amortization of principal is being made in constant monthly amounts based on a fifteen year (15) payout period. The outstanding balance of the loan totaling $1,036,602 will become due and payable on April 1, 2012. The Company has not determined whether it will extend this loan or pay it in full upon maturity.

(b) The Company, on December 13, 2000, closed a loan with a bank in the amount of $3,500,000. The loan is secured by a second position leasehold mortgage covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The outstanding balance of the loan, totaling $2,739,452 became due and payable on October 1, 2006. The Company exercised its option to extend the loan for an additional five (5) years to October 1, 2011. The interest rate for the extended period is 6.81% per annum. The Company paid the balance due on the loan in the amount of $2,090,493 in September, 2011.

(c) On August 19, 2004 the Company extended the then existing loan for forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. (See Note 4(d) below). The Company, in February 2008, converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%.

(d) The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan financed seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company’s Brooklyn, New York (Bond Street building) and Fishkill, New York properties through February 2008. The loan also financed $850,000 towards the construction of two new elevators at the Company’s Brooklyn, New York property (Bond Street building). The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill, New York property, which matured on July 1, 2004 (the “First Permanent Loan”)(see Note 4(c)), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). As of August 19, 2004, the Company refinanced the existing mortgage on the Company’s Fishkill, New York property, which balance was $1,834,726 and took down an additional $2,820,000 for capital improvements for two tenants at the Company’s Bond Street building in Brooklyn, New York. In fiscal 2006, 2007 and 2008, the Company drew down additional amounts totaling $916,670, on its multiple draw term loan to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The Company in February 2008 converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%. Since the loan has been converted to a permanent mortgage loan, the balance of the financing on this loan was for the new elevators at the Company’s Bond Street building in Brooklyn, New York in the amount of $850,000 referred to above. The $850,000 was drawn down in fiscal 2010.

(e) The Company, on July 22, 2005, closed a loan with a bank for $1,200,000. The loan was used to finance the construction costs and brokerage commissions associated with the leasing of 15,000 square feet for office use to a tenant at the Company’s Jowein building in Brooklyn, New York. The loan was secured by the assignment of lease of 15,000 square feet. The loan was for a period of five (5) years and was self-amortizing, at a floating interest rate of prime plus 1.00% per annum. The loan was paid in full as of August 1, 2010.

Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2011, are as follows: Years ending July 31, 2012 (included in current liabilities); $3,346,267, 2013; $158,662; 2014; $170,262; 2015; $5,421,335.

The carrying value of all properties collateralizing the above debt is $33,236,162 at July 31, 2011.

5. Income Taxes:

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2011 and 2010 are a result of temporary differences related to the items described as follows:

	2011		2010
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$75,942	$—	$61,147	$—
Unbilled receivables	—	546,074	—	654,766
Property and equipment	—	1,480,944	—	1,123,591
Unrealized gain on marketable securities	—	64,741	—	21,323
Other	255,817	—	224,533	5,000

	$331,759	$2,091,759	$285,680	$1,804,680

The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2011 and 2010.

Income taxes provided for the years ended July 31, 2011, 2010 and 2009 consist of the following:

	2011	2010	2009
Current:
Federal	$21,519	$315,000	$475,000
State and City	186,720	143,932	277,000
Prior:
Federal	47,326	—	—
State and City	18,435	(48,932)	62,000
Deferred taxes (benefit)	198,000	(101,000)	(86,000)

Total provision	$472,000	$309,000	$728,000

Income taxes provided for the years ended July 31, 2011, 2010 and 2009 consist of the following:

	2011	2010	2009
Continuing operations	$572,000	$480,000	$640,000
Discontinued operations	(100,000)	(171,000)	88,000

Total provision	$472,000	$309,000	$728,000

Components of the deferred tax provision (benefit) for the years ended July 31, 2011, 2010 and 2009 consist of the following:

	2011	2010	2009
Book depreciation exceeding tax depreciation	$357,354	$10,372	$87,557
Reduction (increase) of rental income received in advance	(14,795)	104,739	111,833
(Decrease) in unbilled receivables	(108,692)	(187,274)	(130,046)
Other	(35,867)	(28,837)	(155,344)

	$198,000	$(101,000)	$(86,000)

Taxes provided for the years ended July 31, 2011, 2010 and 2009 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2011	2010	2009
Income before income taxes	$1,002,302	$741,207	$1,541,311
Dividends received deduction	(8,412)	(14,214)	(48,983)
Other—net	9,792	5,546	(4,800)

Adjusted pre-tax income	$1,003,682	$732,539	$1,487,528

Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$336,598	$246,300	$506,000
State and City income taxes, net of federal income tax benefit	135,402	62,700	222,000

Income tax provision	$472,000	$309,000	$728,000

The Company evaluates the effect of uncertain tax positions in accordance with the provisions of GAAP. The Company records interest and penalties relating to its tax returns and provisions as interest expense and administrative and general expenses, respectively.

The Company’s tax returns through the year ended July 31, 2006 have been audited by the various taxing authorities. Generally tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions.

6. Leases:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 2 year to 20 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2011 was exceeded by sublease rental income, as follows:

	2011	2010	2009
Minimum rental expense	$1,709,197	$2,108,028	$2,000,787
Contingent rental expense	726,340	1,594,141	1,766,361

	2,435,537	3,702,169	3,767,148
Sublease rental income	5,807,901	7,405,626	7,807,957

Excess of sublease income over expense	$3,372,364	$3,703,457	$4,040,809

Rent expense related to an affiliate principally owned by certain directors of the Company totaled $825,000 for fiscal years ended July 31, 2011, 2010 and 2009. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Fiscal Year	Operating Leases
2012	$1,729,116
2013	1,729,116
2014	1,717,755
2015	1,711,504
2016	1,711,504
After 2016	21,006,723

Total required*	$29,605,718

*	Minimum payments have not been reduced by minimum sublease rentals of $38,351,149 under operating leases due in the future under non-cancelable leases.

7. Rental Income:

Rental income for each of the fiscal years 2011, 2010 and 2009 is as follows:

	July 31,
	2011	2010	2009
Minimum rentals
Company owned property	$8,564,516	$8,071,157	$7,672,673
Leased property	5,483,174	6,769,132	7,043,384

	14,047,690	14,840,289	14,716,057

Contingent rentals
Company owned property	483,948	485,350	622,852
Leased property	324,727	636,494	764,573

	808,675	1,121,844	1,387,425

Total	$14,856,365	$15,962,133	$16,103,482

Rental income for each of the fiscal years 2011, 2010 and 2009 is as follows:

	2011	2010	2009
Continuing operations	$14,856,365	$14,524,314	$13,853,916
Discontinued operations	—	1,437,819	2,249,566

Total	$14,856,365	$15,962,133	$16,103,482

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal Year	Company Owned Property	Leased Property	Total
2012	$9,081,824	$5,671,797	$14,753,621
2013	8,325,106	5,260,338	13,585,444
2014	7,304,053	4,453,867	11,757,920
2015	6,500,880	3,821,701	10,322,581
2016	6,442,941	3,583,386	10,026,327
After 2016	27,431,710	15,560,060	42,991,770

Total	$65,086,514	$38,351,149	$103,437,663

Rental income is recognized on a straight-line basis over the lives of the leases.

8. Payroll and Other Accrued Liabilities:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2011, and 2010 consist of the following:

	2011	2010
Payroll	$133,020	$126,165
Interest	59,349	64,522
Professional fees	147,741	192,382
Rents received in advance	223,360	179,844
Utilities	10,800	45,500
Brokers commissions	313,140	87,000
Construction costs	160,905	—
Other	548,480	464,468

Total	1,596,795	1,159,881
Less current portion	1,511,225	1,159,881

Long-term portion	$85,570	$—

9. Employees’ Retirement Plan:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2011, 2010 and 2009 were $27,039, $23,142 and $20,168, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

Contingent liability for pension plan

Information as to the Company’s portion of accumulated pension plan benefits and plan assets is not reported separately by the union sponsored pension plan. A contingent liability may exist because an employer under the Employee Retirement Income Security Act, upon withdrawal from a multi- employer defined benefit plan, is required to continue to pay its proportionate share of the plan’s unfunded vested benefits, if any. The liability under this provision has not been determined; however, the Company has no intention of withdrawing from the plan. Union annuity and health and welfare benefits plans are defined contribution plans and do not have unfunded vested benefits.

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $340,751, $330,789 and $311,539 as contributions to the Plan for fiscal years 2011, 2010 and 2009, respectively.

10. Cash Flow Information:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	July 31,
	2011	2010	2009
Interest paid, net of capitalized interest of $44,108 (2011) $569 (2010) and $65,745 (2009)	$658,004	$723,623	$745,668
Income taxes paid	$333,380	$864,174	$601,587

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

	July 31, 2011
	Carrying Value	Fair Value
Cash and cash equivalents	$2,656,354	$2,656,354
Marketable securities	$1,951,556	$1,958,554
Security deposits payable	$977,939	$977,939
Mortgages, note and term loan payable	$10,096,526	$11,517,059

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities and cash and cash equivalents. Marketable securities and cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

Other assets subject to credit risk include receivables and unbilled receivables. The Company derived rental income from forty-eight tenants, of which one tenant accounted for 18.62% and another tenant accounted for 16.58% of rental income during the year ended July 31, 2011. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2011. Of the receivables recorded at July 31, 2011, one tenant accounted for 77.53% of the receivables due to a restructuring of the payments due on leases. Of the unbilled receivables, one tenant accounted for 27% of the balance at July 31, 2011. No other tenants accounted for either 10% of billed receivables, unbilled receivables, or combined billed and unbilled receivables. Write-offs of uncollectible amounts were minimal for the three years ended July 31, 2011.

The Company has one irrevocable letter of credit totaling $230,000 at July 31, 2011 provided by one tenant and two irrevocable letters of credit totaling $297,500 at July 31, 2010 provided by two tenants as security.

12. Deferred Charges:

Deferred charges for the fiscal years ended July 31, 2011 and 2010 consist of the following:

	July 31, 2011		July 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$2,349,667	$796,518	$2,306,365	$1,121,462
Professional fees for leasing	324,183	127,679	332,558	129,257
Financing costs	760,671	629,829	760,671	591,761
Other	34,064	11,354	34,064	—

Total	$3,468,585	$1,565,380	$3,433,658	$1,842,480

The aggregate amortization expense for the three years in the period ended July 31, 2011 was $363,148, $383,454 and $413,736, respectively.

The weighted average life of current year additions to deferred charges was 15.77 years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year
2012	$338,589
2013	$323,059
2014	$257,298
2015	$211,962
2016	$171,899

13. Capitalization:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2011 and at July 31, 2010.

14. Note Payable:

On December 15, 2004, the Company borrowed $1,000,000 from a former director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan was for a period of three (3) years maturing on December 15, 2007 and was extended for an additional three (3) years maturing on December 15, 2010, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The constant quarterly payments of interest were $18,750 through December 15, 2010. The Company, on November 11, 2010, further extended the note for an additional three (3) years maturing on December 15, 2013, at an interest rate of 5.00% per annum. The constant quarterly payment of interest is $12,500. The interest paid for the year ended July 31, 2011 was $59,375 and for the years 2010 and 2009 was $75,000.

15. Contingencies:

There are various lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements.

The Company is required to remove the foot bridge over Bond Street in Brooklyn, New York by June 2012. The removal of the foot bridge is anticipated to be completed in October 2011 at a cost of $309,423.

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

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2011 and 2010, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2011. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Rye Brook, New York
October 6, 2011

J.W. MAYS, INC.

Five Year Summary of Consolidated Operations
(dollars in thousands except per share data)

	Years Ended July 31,
	2011	2010	2009	2008	2007

Revenues
Rental income	$14,857	$14,525	$13,853	$12,295	$11,364
Recovery of real estate taxes	—	243	547	91	39
Gain (loss) on disposition of property and equipment	(8)	—	(5)	(17)	4,309

Total revenues	14,849	14,768	14,395	12,369	15,712

Expenses
Real estate operating expenses	7,837	7,584	7,281	7,088	6,785
Administrative and general expenses	3,575	3,828	3,471	3,252	3,255
Depreciation and amortization	1,557	1,563	1,497	1,477	1,451

Total expenses	12,969	12,975	12,249	11,817	11,491

Income from continuing operations before investment income (loss), interest expense, and income taxes	1,880	1,793	2,146	552	4,221

Investment income (loss) and interest expense:
Investment income (loss)	103	72	(78)	213	84
Interest expense	(653)	(724)	(763)	(884)	(997)

	(550)	(652)	(841)	(671)	(913)

Income (loss) from continuing operations before income taxes	1,330	1,141	1,305	(119)	3,308
Income taxes provided	572	480	640	55	1,528

Net income (loss) from continuing operations	758	661	665	(174)	1,780
Discontinued operations
Net income (loss) from discontinued operations—net of taxes	(228)	(229)	91	98	276

Net Income (loss)	$530	$432	$756	$(76)	$2,056

Income per common share
Income (loss) per common share from continuing operations	$.37	$.33	$.33	$(.09)	$.88
Income (loss) per common share from discontinued operations	(.11)	(.12)	.05	.05	.14

Net income (loss) per common share	$.26	$.21	$.38	$(.04)	$1.02

Dividends per share	$—	$—	$—	$—	$—

Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

Forward Looking Statements

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

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 8 through 9 to the Consolidated Financial Statements).

Fiscal 2011 Compared to Fiscal 2010

Net income for the year ended July 31, 2011 amounted to $530,356, or $.26 per share, compared to net income for the year ended July 31, 2010 of $432,208, or $.21 per share.

Net income from continuing operations for the year ended July 31, 2011 amounted to $758,135, or $.37 per share, compared to net income from continuing operations for the year ended July 31, 2010 of $660,938, or $.33 per share.

Net loss from discontinued operations for the year ended July 31, 2011 amounted to ($227,779), or ($.11) per share, compared to a net loss from discontinued operations for the year ended July 31, 2010 of ($228,730), or ($.12) per share. The loss in the 2011 year was due to the cost of removing the foot bridge over Bond Street in Brooklyn, New York.

Revenues from continuing operations in the current year increased to $14,848,512 from $14,767,737 in the comparable 2010 year. The increase in revenues was due to increased rental income from existing tenants, offset by the recovery of real estate taxes in fiscal 2010 (see below).

The recovery of real estate taxes in the 2010 year in the amount of $243,423, net of legal expenses, represents prior years’ real estate taxes from two of the Company’s properties. The comparable 2011 year did not have a recovery of real estate taxes.

Real estate operating expenses from continuing operations in the current year increased to $7,837,227 from $7,583,514 in the comparable 2010 year primarily due to increases in real estate taxes and payroll costs, partially offset by decreases in maintenance, insurance, utility costs and rental expense.

Administrative and general expenses from continuing operations in the current year decreased to $3,574,616 from $3,828,033 in the comparable 2010 year primarily due to decreases in legal and professional and insurance costs, partially offset by increases in payroll costs, medical costs and data processing costs.

Depreciation and amortization expense from continuing operations in the current year decreased to $1,556,788 from $1,563,225 in the comparable 2010 year.

Interest expense and other investment expenses in the current year exceeded investment income by $549,746 and by $652,027 in the comparable 2010 year. The decrease in the excess of interest expense over investment income was primarily due to scheduled repayments of debt.

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

Revenues from continuing operations in 2010 increased to $14,767,737 from $14,395,150 in the comparable 2009 year. The increase in revenues was due to the Company leasing to one additional tenant at the Company’s Brooklyn, New York, Nine Bond Street property and increased rental income from existing tenants, offset by a larger real estate tax refund in the 2009 year (see below).

The recovery of real estate taxes in 2010 in the amount of $243,423, net of legal expenses, represents prior years’ real estate taxes from two of the Company’s properties. The comparable 2009 year had a recovery of real estate taxes in the amount of $546,418 net of legal expenses.

Real estate operating expenses from continuing operations in 2010 increased to $7,583,514 from $7,281,481 in the comparable 2009 year primarily due to increases in rental expense and real estate taxes, partially offset by decreases in maintenance, insurance and utility costs.

Administrative and general expenses from continuing operations in 2010 increased to $3,828,033 from $3,470,670 in the comparable 2009 year primarily due to increases in legal and professional and payroll costs, partially offset by decreases in insurance costs.

Depreciation and amortization expense from continuing operations in 2010 increased to $1,563,225 from $1,497,675 in the comparable 2009 year primarily due to increased depreciation on the Nine Bond Street, Brooklyn, New York property.

Interest expense and other investment expenses in 2010 exceeded investment income by $652,027 and by $840,643 in the comparable 2009 year. The decrease in the excess of interest expense over investment income was due to the principal write-down of $99,900 due to the impairment of the Company’s investment in Lehman Brothers Holdings Inc. preferred stock and the losses on the sale of marketable securities in the 2009 year and by scheduled repayments of debt, partially offset by additional interest expense on the additional elevator loan.

Liquidity and Capital Resources:

The Company has been operating as a real estate enterprise since the discontinuance of the retail department store segment of its operations on January 3, 1989.

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $2,656,354 at July 31, 2011.

In September 2009, the Company entered into a lease agreement with a drive-in restaurant at the Company’s Massapequa premises. The drive-in restaurant intends to construct a new building. The tenant’s occupancy is subject to it receiving the necessary building permits and licenses to construct the building and open for business within a reasonable time period. Rent is anticipated to commence in 2012. This will replace the tenant that vacated the premises in April 2009. The rental income from this lease agreement will more than offset the rental income lost from the previous tenant.

In October 2010, the Company entered into a lease agreement with a tenant for 18,218 square feet for office space at the Company’s Nine Bond Street, Brooklyn, New York building. The cost of construction and brokerage commissions to the Company will be approximately $2,100,000. The Company has financed these costs through operating funds. Rent is anticipated to commence in early 2012.

In September, 2011, the Company paid the outstanding balance of a loan on the Jamaica, New York property in the amount of $2,090,493 (see Note 4(b) to the Consolidated Financial Statements)

Contractual Obligations:

At July 31, 2011, the Company had certain contractual cash obligations, as set forth in the following tables:

Contractual Cash Obligations	Payment Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Mortgages and term loan payable	$9,096,526	$3,346,267	$328,924	$5,421,335	$ —
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	977,939	141,704	166,936	381,276	288,023
Operating leases	29,605,718	1,729,116	3,446,871	3,423,008	21,006,723

Total contractual cash obligations	$40,680,183	$5,217,087	$4,942,731	$9,225,619	$21,294,746

Cash Flows

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2011, 2010 and 2009:

	2011	2010	2009
Net cash provided by operating activities	$2,740,236	$1,653,910	$2,622,817
Net cash (used) by investing activities	(1,344,518)	(546,066)	(1,322,905)
Net cash (used) by financing activities	(290,994)	(209,933)	(2,121,583)

Cash Flows From Operating Activities:

Deferred Charges: The Company had expenditures for brokerage commissions for the year ended July 31, 2011 in the amount of $488,562, relating to two tenants at its Nine Bond Street, Brooklyn, New York property. The Company also incurred $169,740 for brokerage commissions on renewals of existing tenant leases.

Payroll and Other Accrued Liabilities: The Company incurred $488,562 for brokerage commissions in order to lease space at the Company’s property at Nine Bond Street, Brooklyn, New York for the year ended July 31, 2011. The Company also incurred $169,740 for brokerage commissions on renewals of existing tenant leases

Cash Flows From Investing Activities:

The Company had expenditures of $1,492,112 for the year ended July 31, 2011, for the renovation of 18,218 square feet for office space for a tenant at the Company’s Nine Bond Street, Brooklyn, New York building. The cost of the project is estimated to be $1,600,000 and is anticipated to be completed in late 2011.

The Company had expenditures of $309,423 for the year ended July 31, 2011 for the removal of the foot bridge over Bond Street in Brooklyn, New York. The removal of the foot bridge is anticipated to be completed in October 2011. (See Note 3 to the Consolidated Financial Statements).

Cautionary Statement Regarding Forward-Looking Statements:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2011 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

Controls and Procedures

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2011, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no significant deficiencies or material weaknesses, and therefore there were no corrective actions taken.

Quarterly Financial Information (Unaudited)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2010	Jan. 31, 2011	Apr. 30, 2011	July 31, 2011
Revenues	$3,608	$3,707	$3,794	$3,740

Revenues less expenses	$324	$85	$434	$487

Net income (loss) from continuing operations	$175	$(6)	$214	$375
(Loss) from discontinued operations (net of tax)	—	(177)	(11)	(40)

Net income (loss)	$175	$(183)	$203	$335

Net income (loss) per common share
From continuing operations	$.09	$—	$.11	$.17
From discontined operations	—	(.09)	—	(.02)

Total income (loss) per common share	$.09	$(.09)	$.11	$.15

	Three Months Ended
	Oct. 31, 2009	Jan. 31, 2010	Apr. 30, 2010	July 31, 2010
Revenues	$3,753	$3,625	$3,764	$3,626

Revenues less expenses	$505	$158	$384	$94

Net income from continuing operations	$329	$111	$61	$160
Income (loss) from discontinued operations (net of tax)	(30)	8	(15)	(192)

Net income (loss)	$299	$119	$46	$(32)

Net income (loss) per common share
From continuing operations	$.16	$.06	$.03	$.08
From discontined operations	(.01)	—	(.01)	(.10)

Total income (loss) per common share	$.15	$.06	$.02	$(.02)

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2011 and 2010:

Three Months Ended	Sales Price
	High	Low
October 31, 2010	$16.89	$12.60
January 31, 2011	19.91	11.73
April 30, 2011	20.00	17.25
July 31, 2011	20.05	16.50
October 31, 2009	$15.91	$12.64
January 31, 2010	21.28	12.50
April 30, 2010	23.55	13.12
July 31, 2010	21.92	13.00

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 9, 2011, the Company had approximately 1,350 shareholders of record.

J.W. MAYS, INC.

Officers

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President—Operations
Salvatore Cappuzzo	Secretary

Board of Directors
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer, J.W. Mays, Inc.
Lewis D. Siegel[2,3,4,6]	Senior Vice President—Investments, Wells Fargo Advisers, LLC.

Committee Assignments Key:
1 Member of Executive Committee
2 Member of Audit Committee
3 Member of Investment Advisory Committee
4 Member of Executive Compensation Committee
5 Member of Disclosure Committee (Mr. Lyke is also a member)
6 Member of Nominating Committee

Form 10-K Annual Report

Copies of the Company’s Form 10-K Annual Report
to the Securities and Exchange Commission
for the fiscal year ended July 31, 2011
will be furnished without charge to
shareholders upon written request
to: Secretary, J.W. Mays, Inc.
9 Bond Street, Brooklyn, New York 11201-5805.

Copies of the Notice of meeting, Proxy Statement,
Proxy Card and Annual Report to Shareholders are available at:
http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03443