Form 10-K, Exhibit 13
period 2012-07-31
MAYS J W INC
filed 2012-10-04
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report 2012 Year Ended July 31, 2012

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
800 Westchester Avenue, Suite N-400
Rye Brook, N.Y. 10573-1301

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 20, 2012, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

	2012	2011	2010	2009	2008
Rental Income	$16,530	$14,857	$14,525	$13,853	$12,295
Recovery of Real Estate Taxes	—	—	243	547	91
(Loss) on Disposition of Property and Equipment	(4)	(8)	—	(5)	(17)
Total Revenues	16,526	14,849	14,768	14,395	12,369
Net Income (Loss) from Continuing Operations	1,270	758	661	665	(174)
Net Income (Loss) from Discontinued Operations -
net of taxes	—	(228)	(229)	91	98
Net Income (Loss)	1,270	530	432	756	(76)
Real Estate-Net	44,158	44,592	44,374	44,831	45,277
Total Assets	55,385	56,341	55,245	55,707	57,283
Long-Term Debt:
Mortgages and Term Loan Payable	5,592	5,750	9,096	8,564	9,514
Note Payable	1,000	1,000	—	1,000	1,000
Other	772	922	557	805	1,370
Total	7,364	7,672	9,653	10,369	11,884
Shareholders’ Equity	42,710	41,433	40,818	40,286	39,454
Income (Loss) per Common Share from
Continuing Operations	.63	.37	.33	.33	(.09)
Income (Loss) per Common Share from
Discontinued Operations	—	(.11)	(.12)	.05	.05
Income (Loss) per Common Share	$.63	$.26	$.21	$.38	$(.04)
Cash Dividends Declared per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2008 through 2012; 2,015,780.

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

     More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2012.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

     The financial condition of our Company continued to be positive during the fiscal year ended July 31, 2012 with profits earned in all four quarters, notwithstanding the continued national and international recession during this period.

     In fiscal 2012, our revenues from continuing operations were $16,525,848 compared to $14,848,512 in the 2011 fiscal year. Net income for fiscal 2012 was $1,270,353, or $.63 per share. This compares to net income of $530,356, or $.26 per share for fiscal 2011.

     Increased rentals are from existing tenants and two new tenants that commenced occupancy and payment of rent in fiscal 2012.

     Our emphasis on pursuing and obtaining government agencies, educational institutions and prospective corporate and retail tenants in the last several years has helped us increase rental income and net income during this difficult economic environment.

     I believe our Company is well-positioned to continue its positive operational performance. I specifically want to thank the Mays’ personnel and our Board colleagues for their ongoing commitment and support, and I want to thank our shareholders for their continuing belief in our Company and its future.

LLOYD J. SHULMAN
Chairman, President and Chief Executive Officer

October 4, 2012

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31 2012 and 2011

Assets	2012	2011
Property and Equipment-at cost (Notes 1, 3, 4 and 15):
Buildings and improvements	$68,160,718	$65,575,947
Improvements to leased property	1,478,012	3,445,698
Fixtures and equipment	167,687	533,341
Land	6,067,805	6,067,805
Other	219,385	209,864
Construction in progress	72,467	1,554,457
	76,166,074	77,387,112
Less accumulated depreciation and amortization	31,906,695	32,696,221
Property and equipment-net	44,259,379	44,690,891

Current Assets:
Cash and cash equivalents (Notes 10 and 11)	1,340,203	2,656,354
Marketable securities (Notes 1, 2 and 11)	226,397	619,096
Receivables (Notes 1, 7 and 11)	276,585	264,857
Income taxes refundable	—	315,577
Deferred income taxes (Notes 1 and 5)	599,000	331,000
Security deposits	217,022	128,704
Prepaid expenses	1,220,333	1,197,574
Total current assets	3,879,540	5,513,162

Other Assets:
Deferred charges (Notes 1 and 12)	3,594,846	3,468,585
Less accumulated amortization (Notes 1 and 12)	1,888,642	1,565,380
Net	1,706,204	1,903,205
Receivables (Notes 1, 7 and 11)	120,000	150,000
Security deposits	989,873	1,145,434
Unbilled receivables (Notes 1, 7 and 11)	2,214,540	1,606,099
Marketable securities (Notes 1, 2 and 11)	2,215,209	1,332,460
Total other assets	7,245,826	6,137,198

TOTAL ASSETS	$55,384,745	$56,341,251

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2012	2011
Long-Term Debt:
Mortgages and term loan payable (Notes 4 and 11)	$5,591,597	$5,750,259
Note payable—related party (Notes 11 and 14)	1,000,000	1,000,000
Security deposits payable (Note 11)	743,894	836,235
Payroll and other accrued liabilities (Notes 1, 6 and 8)	28,457	85,570
Total long-term debt	7,363,948	7,672,064

Deferred Income Taxes (Notes 1 and 5)	3,282,000	2,091,000

Current Liabilities:
Accounts payable	85,083	142,593
Payroll and other accrued liabilities (Notes 1, 6 and 8)	1,483,944	1,511,225
Income taxes payable	79,362	—
Other taxes payable	4,287	3,376
Current portion of long-term debt (Notes 4, 11 and 14)	158,662	3,346,267
Current portion of security deposits payable (Note 11)	217,022	141,704

Total current liabilities	2,028,360	5,145,165

Total liabilities	12,674,308	14,908,229

Shareholders’ Equity:
Common stock, par value $1 each share
(shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities —
net of deferred taxes of $110,000 at July 31, 2012
and $64,000 at July 31, 2011. (Notes 1, 2, 5 and 11)	133,477	126,415
Retained earnings	38,340,270	37,069,917
	43,998,289	42,720,874
Less common stock held in treasury, at cost - 162,517 shares at
July 31, 2012 and July 31, 2011 (Note 13)	1,287,852	1,287,852
Total shareholders’ equity	42,710,437	41,433,022

Commitments (Notes 6 and 7) and Contingencies (Note 15)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,384,745	$56,341,251

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2012	2011	2010
Revenues
Rental income (Notes 1, 3 and 7)	$16,530,063	$14,856,365	$14,524,314
Recovery of real estate taxes	—	—	243,423
(Loss) on disposition of property and equipment	(4,215)	(7,853)	—
Total revenues	16,525,848	14,848,512	14,767,737
Expenses
Real estate operating expenses (Notes 3 and 6)	8,044,218	7,837,227	7,583,514
Administrative and general expenses (Note 3)	3,614,784	3,574,616	3,828,033
Depreciation and amortization (Notes 1 and 3)	1,574,913	1,556,788	1,563,225
Total expenses	13,233,915	12,968,631	12,974,772
Income from continuing operations before investment income,
interest expense and income taxes	3,291,933	1,879,881	1,792,965
Investment income and interest expense:
Investment income (Notes 1 and 2)	32,184	103,084	71,720
Interest expense (Notes 3, 4, 10 and 14)	(522,764)	(652,830)	(723,747)
	(490,580)	(549,746)	(652,027)
Income from continuing operations before income taxes	2,801,353	1,330,135	1,140,938
Income taxes provided (Notes 1 and 5)	1,531,000	572,000	480,000
Net income from continuing operations	1,270,353	758,135	660,938
Discontinued operations (Note 3)
(Loss) from discontinued operations - net of taxes	—	(227,779)	(228,730)
Net income	1,270,353	530,356	432,208
Retained earnings, beginning of year	37,069,917	36,539,561	36,107,353
Retained earnings, end of year	$38,340,270	$37,069,917	$36,539,561
Income per common share from continuing operations	$.63	$.37	$.33
(Loss) per common share from discontinued operations	—	(.11)	(.12)
Income per common share	$.63	$.26	$.21
Dividends per share	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2012	2011	2010
Net income	$1,270,353	$530,356	$432,208
Other comprehensive income, net of tax
Unrealized gain on available-for-sale securities, net of
taxes of $46,000, $43,000 and $51,000 for the fiscal years
2012, 2011 and 2010, respectively	7,062	70,978	99,795
Reclassification adjustment	—	13,720	—
Net change in other comprehensive income	7,062	84,698	99,795
Comprehensive income	$1,277,415	$615,054	$532,003

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2012	2011	2010
Cash Flows From Operating Activities
Income from continuing operations	$1,270,353	$758,135	$660,938
(Loss) from discontinued operations - net of taxes	—	(227,779)	(228,730)
Net income	1,270,353	530,356	432,208
Adjustments to reconcile net income to net cash provided by
operating activities:
Gain on nonmonetary exchange of fixed assets	—	—	(900,000)
Deferred income taxes	877,000	198,000	(101,000)
Realized (gain) loss on marketable securities	18,606	(10,264)	43,880
Loss on disposition of property and equipment	4,215	7,853	—
Depreciation and amortization	1,574,913	1,556,788	1,660,684
Amortization of deferred charges	334,261	363,148	383,454
Other assets - deferred charges	(137,260)	(675,175)	(288,464)
- unbilled receivables	(608,441)	319,682	550,807
- receivables	30,000	—	31,467
Changes in:
Receivables	(11,728)	(14,889)	18,533
Prepaid expenses	(22,759)	38,977	737,927
Income taxes refundable	315,577	(59,379)	(256,198)
Accounts payable	(57,510)	47,544	3,646
Payroll and other accrued liabilities	(84,394)	436,914	(317,074)
Income taxes payable	79,362	—	(346,355)
Other taxes payable	911	681	395
Net cash provided by operating activities	3,583,106	2,740,236	1,653,910
Cash Flows From Investing Activities
Acquisition of property and equipment	(1,147,616)	(1,714,961)	(263,758)
Security deposits	67,243	(77,637)	197,011
Marketable securities:
Receipts from sales or maturities	551,949	804,259	1,006,120
Payments for purchases	(1,007,543)	(356,179)	(1,485,439)
Net cash (used) by investing activities	(1,535,967)	(1,344,518)	(546,066)
Cash Flows From Financing Activities
Increase (decrease) - security deposits payable	(17,023)	74,613	(158,538)
Borrowings - mortgage and other debt	—	—	850,000
Payments - mortgage and other debt payments	(3,346,267)	(365,607)	(901,395)
Net cash (used) by financing activities	(3,363,290)	(290,994)	(209,933)
Net increase (decrease) in cash and cash equivalents	(1,316,151)	1,104,724	897,911
Cash and cash equivalents at beginning of year	2,656,354	1,551,630	653,719
Cash and cash equivalents at end of year	$1,340,203	$2,656,354	$1,551,630

Non-cash investing and financing activities - disposal of
fully depreciated property and equipment	$2,364,440	$—	$—

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Consolidation

     The consolidated financial statements include the accounts of the Company, a New York corporation and its subsidiaries, which are wholly-owned. Material intercompany items have been eliminated in consolidation.

Accounting Records and Use of Estimates

     The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for doubtful accounts, depreciation and amortization, income tax assets and liabilities, fair value of marketable securities, revenue recognition and accrued expenses. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

Rental Income

     All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. Contingent rental income is recorded when earned and is not based on tenant revenue. Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary.

Property and Equipment

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

     The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2012 and 2011, there were no impairments of its property and equipment.

Deferred Charges

     Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 21 years, using the straight-line method.

Income Taxes

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

Income Per Share of Common Stock

     Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2012, 2011 and 2010.

Nonmonetary Asset Exchanges

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

Marketable Securities

     The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities (which is considered a Level 1 valuation) with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2012.

     The Company adopted Accounting Standards Certification (ASC) 820, Fair Value Measurements and Disclosures in 2011. ASC 820 establishes a fair value hierarchy that prioritizes the valuation techniques and creates the following three broad levels, with Level 1 valuation being the highest priority:

Level 1 valuation inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date (e.g., equity securities traded on the New York Stock Exchange).

Level 2 valuation inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted market prices of similar assets or liabilities in active markets, or quoted market prices for identical or similar assets or liabilities in markets that are not active).

Level 3 valuation inputs are unobservable (e.g., an entity’s own data) and should be used to measure fair value to the extent that observable inputs are not available.

     In accordance with the provisions of Fair Value Measurements, the following are the Company’s financial assets measured on a recurring basis presented at fair value.

Fair Value Measurements at Reporting Date Using
		Quoted				Quoted
		Prices in				Prices in
		Active				Active
		Markets For	Significant			Markets For	Significant
		Identical	Other	Significant		Identical	Other	Significant
		Assets/	Observable	Unobservable		Assets/	Observable	Unobservable
		Liabilities	Inputs	Inputs		Liabilities	Inputs	Inputs
Description	July 31, 2012	(Level 1)	(Level 2)	(Level 3)	July 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities -
available-for-sale	$2,215,209	$2,215,209	$—	$—	$1,332,460	$1,332,460	$—	$—
Held-to-maturity	178,176	178,176	—	—	575,937	575,937	—	—
	$2,393,385	$2,393,385	$—	$—	$1,908,397	$1,908,397	$—	$—

Reclassifications

     The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 2010. These reclassifications have no effect on net income or loss.

Recently Issued Accounting Literature

     In September 2011, the FASB issued Update No. 2011-09, Compensation - Retirement Benefits (Topic 715): Disclosures About an Employer’s Participation in a Multiemployer Plan. This standard requires enhanced disclosures about an entity’s participation in multiemployer plans that offer pension and other postretirement benefits and became effective for interim and annual periods ending on or after December 15, 2011. The adoption of this update for the year ended July 31, 2012 did not have a material impact on our consolidated financial statements.

2. MARKETABLE SECURITIES:

     As of July 31, 2012 and 2011, the Company’s marketable securities were classified as follows:

	July 31, 2012				July 31, 2011
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized			Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Current:
Held-to-Maturity:
Certificate of deposit	$50,246	$—	$—	$50,246	$50,157	$—	$—	$50,157
Corporate debt securities	176,151	2,025	—	178,176	568,939	7,072	74	575,937
	$226,397	$2,025	$—	$228,422	$619,096	$7,072	$74	$626,094
Non-current:
Available-for-sale:
Mutual funds	$1,255,982	$123,203	$—	$1,379,185	$1,031,793	$107,627	$—	$1,139,420
Equity securities	715,750	135,813	15,539	836,024	110,252	82,788	—	193,040
	$1,971,732	$259,016	$15,539	$2,215,209	$1,142,045	$190,415	$—	$1,332,460

     The Company’s debt and equity securities, gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position, at July 31, 2012 are as follows. All of our investments in corporate debt securities mature in the 1-5 year time frame.

		Less Than
	Fair Value	12 Months
Equity securities	$183,734	$15,539

     Investment income for the years ended July 31, 2012, 2011 and 2010 consists of the following:

	2012	2011	2010
Interest income	$5,121	$44,409	$34,379
Dividend income	45,669	48,072	81,221
Gain (loss) on sale of marketable securities	(18,606)	10,603	(43,880)
Total	$32,184	$103,084	$71,720

3. DISCONTINUED OPERATIONS:

     The Company’s lease with its landlords at the Jowein building in Brooklyn, New York expired on April 30, 2010. The Company returned the premises in “as is” condition and the Company has no obligation to correct, cure or take any action relating to repairing such premises other than the cure of certain existing violations.

     As part of the settlement the Company paid to the landlords’ successor (“490 Owner”) $1,000,000. The Company also transferred to 490 Owner title to 484 Fulton Street, Brooklyn, New York (with an appraised value of $4,490,000) subject to the existing tenancy and 490 Owner has caused title to 14 Hanover Place, Brooklyn, New York (with an appraised value of $900,000) to be transferred to the Company. The appraised values of the two buildings were merely based upon a review of “comparables” (other properties which are believed by the appraisers to be similar to the properties subject to the appraisals). The appraised values of the two properties were not derived from a negotiation between the parties as to the actual purchase and sale prices for such properties since no such negotiation took place. Nor were such appraised values derived using other valuation methods, such as the net present value from cash flows. Accordingly, these appraised values are merely estimated values of the properties. The exchange was accounted for under ASC Topic 805 “Exchanges of Nonmonetary Assets.” The tax treatment was reported as a 1031 exchange.

     The Consolidated Statements of Income and Retained Earnings have been reclassified to show discontinued operations as a single line item. The components are as follows:

	Years Ended July 31,
	2012	2011	2010
Revenues
Rental income	$—	$—	$1,437,819
Fair value adjustment - nonmonetary exchange	—	—	4,490,000
Total	—	—	5,927,819

Expenses
Real estate operating expenses	—	—	1,498,676
Lease termination expenses	—	327,779	4,731,414
Depreciation and amortization	—	—	97,459
Total	—	327,779	6,327,549

(Loss) from discontinued operations	—	(327,779)	(399,730)
Income tax (benefit)	—	(100,000)	(171,000)
Net (loss) from discontinued operations - net of taxes	$—	$(227,779)	$(228,730)

     The termination agreement required the Company to remove a foot bridge over Fulton Street by June 2012. The removal of the foot bridge commenced during the year ended July 31, 2011 and was completed in October 2011. No substantial costs related to the termination of the lease agreement are expected to be incurred in the future.

4. LONG-TERM DEBT—MORTGAGES AND TERM LOAN:

				July 31, 2012		July 31, 2011
		Current
		Annual	Final	Due	Due	Due	Due
		Interest	Payment	Within	After	Within	After
		Rate	Date	One Year	One Year	One Year	One Year
Mortgages:
Jamaica, New York property	(a)	6%	4/01/12	$—	$—	$1,085,542	$—
Jamaica, New York property	(b)	6.81%	10/01/11	—	—	2,113,948	—
Fishkill, New York property	(c,d)	6.98%	2/18/15	45,028	1,586,896	41,655	1,631,924
Bond St. building, Brooklyn, NY	(d)	6.98%	2/18/15	113,634	4,004,701	105,122	4,118,335
Total				$158,662	$5,591,597	$3,346,267	$5,750,259
____________________

(a)	The Company, on September 11, 1996, closed a loan with a bank in the amount of $4,000,000. The loan was secured by a first mortgage lien covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. In March 2007, the Company extended the loan for five years with an option for an additional five-year period. The interest rate for the extended period was 6.00% per annum. Interest and amortization of principal was being made in constant monthly amounts based on a fifteen year (15) payout period. The Company paid off the balance of the loan in the amount of $1,036,602 in March 2012.

(b)	The Company, on December 13, 2000, closed a loan with a bank in the amount of $3,500,000. The loan was secured by a second position leasehold mortgage covering the entire leasehold interest of the Company, as tenant, in a certain ground lease and building in the Jamaica, New York property. The Company paid the balance due on the loan in the amount of $2,090,493 in September 2011.

(c)	On August 19, 2004 the Company extended the then existing loan for forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. (See Note 4(d) below). The Company, in February 2008, converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%.

(d)	The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. This loan financed seventy-five (75%) percent of the cost of capital improvements for an existing lease to a tenant and capital improvements for future tenant leases at the Company’s Brooklyn, New York (Bond Street building) and Fishkill, New York properties through February 2008. The loan also financed $850,000 towards the construction of two new elevators at the Company’s Brooklyn, New York property (Bond Street building). The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill, New York property, which matured on July 1, 2004 (the “First Permanent Loan”) (see Note 4(c)), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). As of August 19, 2004, the Company refinanced the existing mortgage on the Company’s Fishkill, New York property, which balance was $1,834,726, and took down an additional $2,820,000 for capital improvements for two tenants at the Company’s Bond Street building in Brooklyn, New York. In fiscal 2006, 2007 and 2008, the Company drew down additional amounts totaling $916,670, on its multiple draw term loan to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The Company in February 2008 converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%. Since the loan has been converted to a permanent mortgage loan, the balance of the financing on this loan was for the new elevators at the Company’s Bond Street building in Brooklyn, New York in the amount of $850,000 referred to above. The $850,000 was drawn down in fiscal 2010.

     Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2012 are as follows: Years ending July 31, 2013 (included in current liabilities); $158,662; 2014; $170,262; 2015; $5,421,335.

     The carrying value of all properties collateralizing the above debt is $22,732,225 at July 31, 2012.

5. INCOME TAXES:

     Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2012 and 2011 are a result of temporary differences related to the items described as follows:

	2012		2011
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$182,887	$—	$75,942	$—
Unbilled receivables	—	995,691	—	546,074
Property and equipment	—	2,176,716	—	1,480,944
Unrealized gain on marketable securities	—	109,471	—	64,741
Other	416,246	—	255,817	—
	$599,133	$3,281,878	$331,759	$2,091,759

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2012 and 2011.

     Income taxes provided for the years ended July 31, 2012, 2011 and 2010 consist of the following:

Current:	2012	2011	2010
Federal	$362,463	$68,845	$315,000
State and City	291,537	205,155	95,000
Deferred taxes (benefit)
Federal	408,000	198,000	(101,000)
State and City	469,000	—	—
Total provision	$1,531,000	$472,000	$309,000

     Income taxes provided for the years ended July 31, 2012, 2011 and 2010 consist of the following:

	2012	2011	2010
Continuing operations	$1,531,000	$572,000	$480,000
Discontinued operations	—	(100,000)	(171,000)
Total provision	$1,531,000	$472,000	$309,000

     Components of the deferred tax provision (benefit) for the years ended July 31, 2012, 2011 and 2010 consist of the following:

	2012	2011	2010
Book depreciation exceeding tax depreciation	$695,771	$357,354	$10,372
Reduction (increase) of rental income received in advance	(106,944)	(14,795)	104,739
Increase (decrease) in unbilled receivables	449,617	(108,692)	(187,274)
Other	(161,444)	(35,867)	(28,837)
	$877,000	$198,000	$(101,000)

     For the year ended July 31, 2012, deferred tax expense is $877,000, of which $ 469,000 is due to a change in the expected calculation of New York State and New York City taxes. Historically, the Company has calculated the aforementioned taxes based on capital; as such, the taxes were considered franchise taxes and were not included when calculating deferred taxes. Currently, management expects future taxes for New York State and New York City to be calculated based on income. Due to a move from a tax based on capital to a calculation based on income, the Company increased the deferred tax asset, deferred tax liability, and deferred taxes on unrealized gain on available-for-sale securities by $145,000, $641,000, and $27,000, respectively, at July 31, 2012, with the charge to deferred tax expense for $469,000.

     Taxes provided for the years ended July 31, 2012, 2011 and 2010 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2012	2011	2010
Income before income taxes	$2,801,353	$1,002,302	$741,207
Dividends received deduction	(7,992)	(8,412)	(14,214)
Other-net	8,023	9,792	5,546
Adjusted pre-tax income	$2,801,384	$1,003,682	$732,539
Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$869,586	$336,598	$246,300
State and City income taxes, net of federal income tax benefit	192,414	135,402	62,700
State and City deferred income taxes	469,000	—	—
Income tax provision	$1,531,000	$472,000	$309,000

     For the year ended July 31, 2012, the Company utilized a $121,103 federal net operating loss carry forward, resulting in a current federal benefit in the income tax provision of $41,175.

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

     In December 2011, the Internal Revenue Service (IRS) issued new Temporary Regulations that provide guidance on amounts paid to improve tangible property and acquire or produce tangible property, as well as guidance regarding the disposition of property and the expensing of supplies and materials (commonly referred to as the “Repair” Regulations), which are generally effective for taxable years beginning on or after January 1, 2012. The finalized regulations are effective for the Company’s fiscal year ending July 31, 2013. The Company is currently in the process of assessing the impact the new regulations will have on its tax obligations for fiscal 2013 and beyond, and at this time does not anticipate that it will have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

6. LEASES:

     The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 9 years to 31 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2012 was exceeded by sublease rental income, as follows:

	2012	2011	2010
Minimum rental expense	$1,752,764	$1,709,197	$2,108,028
Contingent rental expense	743,248	726,340	1,594,141
	2,496,012	2,435,537	3,702,169
Sublease rental income	6,222,388	5,807,901	7,405,626
Excess of sublease income over expense	$3,726,376	$3,372,364	$3,703,457

     Rent expense related to an affiliate principally owned by certain directors of the Company totaled $825,000 for fiscal years ended July 31, 2012, 2011 and 2010. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

     Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Operating
Fiscal Year	Leases
2013	$1,729,116
2014	1,730,725
2015	1,731,609
2016	1,731,609
2017	1,731,609
After 2017	19,825,083
Total required*	$28,479,751
____________________

*	Minimum payments have not been reduced by minimum sublease rentals of $38,660,505 under operating leases due in the future under non-cancelable leases.

7. RENTAL INCOME:

     Rental income for each of the fiscal years 2012, 2011 and 2010 is as follows:

	July 31,
	2012	2011	2010
Minimum rentals
Company owned property	$9,920,860	$8,564,516	$8,071,157
Leased property	5,900,541	5,483,174	6,769,132
	15,821,401	14,047,690	14,840,289
Contingent rentals
Company owned property	386,815	483,948	485,350
Leased property	321,847	324,727	636,494
	708,662	808,675	1,121,844
Total	$16,530,063	$14,856,365	$15,962,133

     Rental income for each of the fiscal years 2012, 2011 and 2010 is as follows:

	2012	2011	2010
Continuing operations	$16,530,063	$14,856,365	$14,524,314
Discontinued operations	—	—	1,437,819
Total	$16,530,063	$14,856,365	$15,962,133

     Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2013	$8,993,030	$6,059,607	$15,052,637
2014	7,588,782	5,268,029	12,856,811
2015	6,765,239	4,635,864	11,401,103
2016	6,605,458	4,397,549	11,003,007
2017	5,966,673	3,554,928	9,521,601
After 2017	22,989,765	14,744,528	37,734,293
Total	$58,908,947	$38,660,505	$97,569,452

     Rental income is recognized on a straight-line basis over the lives of the leases.

8. PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities for the fiscal years ended July 31, 2012 and 2011 consist of the following:

	2012	2011
Payroll	$148,854	$133,020
Interest	40,812	59,349
Professional fees	141,120	147,741
Rents received in advance	409,287	223,360
Utilities	9,250	10,800
Brokers commissions	135,195	313,140
Construction costs	—	160,905
Other	627,883	548,480
Total	1,512,401	1,596,795
Less current portion	1,483,944	1,511,225
Long term portion	$28,457	$85,570

9. EMPLOYEES’ RETIREMENT PLANS:

     The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2012, 2011 and 2010 were $29,628, $27,039 and $23,142, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

Contingent liability for pension plan

     Information as to the Company’s portion of accumulated pension plan benefits and plan assets is not reported separately by the union sponsored pension plan. A contingent liability may exist because an employer under the Employee Retirement Income Security Act, upon withdrawal from a multi-employer defined benefit plan, is required to continue to pay its proportionate share of the plan’s unfunded vested benefits, if any. The liability under this provision has not been determined; however, the Company has no intention of withdrawing from the plan. Union annuity and health and welfare benefits plans are defined contribution plans and do not have unfunded vested benefits.

     The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $334,152, $340,751 and $330,789 as contributions to the Plan for fiscal years 2012, 2011 and 2010, respectively.

10. CASH FLOW INFORMATION:

     For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosures:

	July 31,
	2012	2011	2010
Interest paid, net of capitalized interest of $4,056 (2012),
$44,108 (2011) and $569 (2010)	$541,301	$658,004	$723,623
Income taxes paid	$259,061	$333,380	$864,174

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

	July 31, 2012
	Carrying	Fair
	Value	Value
Cash and cash equivalents	$1,340,203	$1,340,203
Marketable securities	$2,441,606	$2,443,631
Security deposits payable	$960,916	$960,916
Mortgages, note and term loan payable	$6,750,259	$8,164,075

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

     Other assets subject to credit risk include receivables and unbilled receivables. The Company derived rental income from fifty tenants, of which one tenant accounted for 19.34% and another tenant accounted for 15.46% of rental income during the year ended July 31, 2012. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2012. Of the receivables recorded at July 31, 2012, one tenant accounted for 42.02% of the receivables due to a restructuring of the payments due on leases and another tenant accounted for 12.63% of the receivables. Of the unbilled receivables, one tenant accounted for 23.58% and another tenant accounted for 13.44% of the balance at July 31, 2012. No other tenants accounted for either 10% of billed receivables, unbilled receivables, or combined billed and unbilled receivables. Write-offs of uncollectible amounts were minimal for the three years ended July 31, 2012.

     The Company has one irrevocable letter of credit totaling $230,000 at July 31, 2012 and 2011 provided by one tenant.

12. DEFERRED CHARGES:

     Deferred charges for the fiscal years ended July 31, 2012 and 2011 consist of the following:

	July 31, 2012		July 31, 2011
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$2,486,928	$1,060,337	$2,349,667	$796,518
Professional fees for leasing	313,183	138,161	324,183	127,679
Financing costs	760,671	667,436	760,671	629,829
Other	34,064	22,708	34,064	11,354
Total	$3,594,846	$1,888,642	$3,468,585	$1,565,380

     The aggregate amortization expense for the three years in the period ended July 31, 2012 was $334,261, $363,148, and $383,454, respectively.

     The weighted average life of current year additions to deferred charges was 13.00 years.

     The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2013	$345,896
2014	$290,773
2015	$241,117
2016	$188,653
2017	$145,438

13. CAPITALIZATION:

     The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2012 and at July 31, 2011.

14. NOTE PAYABLE:

     On December 15, 2004, the Company borrowed $1,000,000 from a former director of the Company, who is also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan was for a period of three (3) years maturing on December 15, 2007 and was extended for an additional three (3) years maturing on December 15, 2010, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The constant quarterly payments of interest were $18,750 through December 15, 2010. The Company, on November 11, 2010, further extended the note for an additional three (3) years maturing on December 15, 2013, at an interest rate of 5.00% per annum. The constant quarterly payment of interest is $12,500. The interest paid for the year ended July 31, 2012 was $50,000, for 2011 $59,375 and 2010 was $75,000.

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

J.W. MAYS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2012 and 2011, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2012. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Rye Brook, New York
October 4, 2012

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

	Years Ended July 31,
	2012	2011	2010	2009	2008
Revenues
Rental income	$16,530	$14,857	$14,525	$13,853	$12,295
Recovery of real estate taxes	—	—	243	547	91
(Loss) on disposition of property
and equipment	(4)	(8)	—	(5)	(17)
Total revenues	16,526	14,849	14,768	14,395	12,369

Expenses
Real estate operating expenses	8,044	7,837	7,584	7,281	7,088
Administrative and general expenses	3,615	3,575	3,828	3,471	3,252
Depreciation and amortization	1,575	1,557	1,563	1,497	1,477
Total expenses	13,234	12,969	12,975	12,249	11,817

Income from continuing operations before
investment income (loss), interest expense,
and income taxes	3,292	1,880	1,793	2,146	552

Investment income (loss) and interest expense:
Investment income (loss)	32	103	72	(78)	213
Interest expense	(523)	(653)	(724)	(763)	(884)
	(491)	(550)	(652)	(841)	(671)
Income (loss) from continuing operations
before income taxes	2,801	1,330	1,141	1,305	(119)
Income taxes provided	1,531	572	480	640	55
Net income (loss) from continuing operations	1,270	758	661	665	(174)
Discontinued operations
Net income (loss) from discontinued
operations - net of taxes	—	(228)	(229)	91	98
Net Income (loss)	$1,270	$530	$432	$756	$(76)
Income per common share
Income (loss) per common share from
continuing operations	$.63	$.37	$.33	$.33	$(.09)
Income (loss) per common share from
discontinued operations	—	(.11)	(.12)	.05	.05
Net income (loss) per common share	$.63	$.26	$.21	$.38	$(.04)
Dividends per share	$—	$—	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 9 through 11 to the Consolidated Financial Statements). Newly effective accounting principles are also disclosed in Note 1.

FISCAL 2012 COMPARED TO FISCAL 2011

     Net income for the year ended July 31, 2012 amounted to $1,270,353, or $.63 per share, compared to net income for the year ended July 31, 2011 of $530,356, or $.26 per share.

     Net income from continuing operations for the year ended July 31, 2012 amounted to $1,270,353, or $.63 per share, compared to net income from continuing operations for the year ended July 31, 2011 of $758,135, or $.37 per share.

     In the year ended July 31, 2012, the Company did not have income (loss) from discontinued operations. In the year ended July 31, 2011, the Company had a net loss from discontinued operations of ($227,779), or ($.11) per share. The loss in the 2011 year was due to the cost of removing the foot bridge over Bond Street in Brooklyn, New York.

     Revenues from continuing operations in the current year increased to $16,525,848 from $14,848,512 in the comparable 2011 year. The increase in revenues was due to increased rental income from existing tenants and two additional tenants at the Company’s Nine Bond Street property in Brooklyn, New York and Massapequa, New York property.

     Real estate operating expenses from continuing operations in the current year increased to $8,044,218 from $7,837,227 in the comparable 2011 year primarily due to increases in real estate taxes, payroll costs, license and permits costs and rent expense, partially offset by decreases in utility costs.

     Administrative and general expenses from continuing operations in the current year increased to $3,614,784 from $3,574,616 in the comparable 2011 year primarily due to increases in legal and professional costs, partially offset by decreases in payroll costs, medical costs and data processing costs.

     Depreciation and amortization expense from continuing operations in the current year increased to $1,574,913 from $1,556,788 in the comparable 2011 year due mainly to improvements on the Company’s Nine Bond Street property in Brooklyn, New York.

     Interest expense and other investment expenses in the current year exceeded investment income by $490,580 and by $549,746 in the comparable 2011 year. The decrease in the excess of interest expense over investment income was primarily due to scheduled repayments of debt.

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

     Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $1,340,203 at July 31, 2012.

     In September 2009, the Company entered into a lease agreement with a drive-in restaurant at the Company’s Massapequa premises. The drive-in restaurant is constructing a new building. Rent commenced in April 2012. This replaced the tenant that vacated the premises in April 2009. The rental income from this lease agreement will more than offset the rental income lost from the previous tenant.

     In October 2010, the Company entered into a lease agreement with a tenant for 18,218 square feet for office space at the Company’s Nine Bond Street, Brooklyn, New York building. The cost of construction and brokerage commissions to the Company was $2,160,241. The Company has financed these costs through operating funds. The project was completed in November 2011. Rent commenced in March 2012.

     In September 2011, the Company paid the outstanding balance of a loan on the Jamaica, New York property in the amount of $2,090,493 (see Note 4(b) to the Consolidated Financial Statements).

     In March 2012, the Company paid the outstanding balance of a loan on the Jamaica, New York property in the amount of $1,036,602 (see Note 4(a) to the Consolidated Financial Statements).

CONTRACTUAL OBLIGATIONS:

     At July 31, 2012, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
		Less Than 1	1-3	4-5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years
Mortgages and term loan payable	$5,750,259	$158,662	$5,591,597	$—	$—
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	960,916	217,022	298,563	220,183	225,148
Operating leases	28,479,751	1,729,116	3,462,334	3,463,218	19,825,083
Total contractual cash obligations	$36,190,926	$2,104,800	$10,352,494	$3,683,401	$20,050,231

CASH FLOWS

     The following table summarizes our cash flow activity for the fiscal years ended July 31, 2012, 2011 and 2010:

	2012	2011	2010
Net cash provided by operating activities	$3,583,106	$2,740,236	$1,653,910
Net cash (used) by investing activities	(1,535,967)	(1,344,518)	(546,066)
Net cash (used) by financing activities	(3,363,290)	(290,994)	(209,933)

CASH FLOWS FROM OPERATING ACTIVITIES:

     Deferred Charges: The Company had expenditures for brokerage commissions for the year ended July 31, 2012 in the amount of $137,261, relating to a tenant at its Massapequa, New York property, a tenant at its Nine Bond Street, Brooklyn, New York property and a tenant at its Circleville, Ohio property.

     Payroll and Other Accrued Liabilities: The Company incurred $137,261 for brokerage commissions in order to lease space at the Company’s property in Massapequa, New York, Nine Bond Street, Brooklyn, New York property and Circleville, Ohio property for the year ended July 31, 2012. The balance due as of July 31, 2012 is $135,195.

CASH FLOWS FROM INVESTING ACTIVITIES:

     The Company had expenditures of $147,884 for the year ended July 31, 2012, for the renovation of 18,218 square feet for office space for a tenant at the Company’s Nine Bond Street, Brooklyn, New York building. The cost of the project was $1,684,831 and was completed in November 2011. The Company also had expenditures of $258,000 and $307,898 for the year ended July 31, 2012 for a new heating system and electrical service, respectively, at its 25 Elm Place, Brooklyn, New York building. The Company also had expenditures of $162,808 for renovations for an existing tenant whose lease was renewed for ten years and $96,782 for facade work at the Company’s Jamaica, New York building.

CASH FLOWS FROM FINANCING ACTIVITIES:

     The Company paid the outstanding balances of loans on the Jamaica, New York property in the amount of $2,090,493 and $1,036,602 in September 2011 and March 2012, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

     This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2012 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

  changes in the rate of economic growth in the United States;

  changes in the financial condition of our customers;

  changes in regulatory environment;

  lease cancellations;

  changes in our estimates of costs;

  war and/or terrorist attacks on facilities where services are or may be provided;

  outcomes of pending and future litigation;

  increasing competition by other companies;

  compliance with our loan covenants;

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

CONTROLS AND PROCEDURES

     The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2012, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

     There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no material weaknesses, and therefore there were no corrective actions taken.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012	July 31, 2012
Revenues	$3,983	$4,109	$4,181	$4,253
Revenues less expenses	$492	$538	$849	$922
Net income	$372	$314	$140	$444
Net income per common share	$.18	$.16	$.07	$.22

	Three Months Ended
	Oct. 31, 2010	Jan. 31, 2011	Apr. 30, 2011	July 31, 2011
Revenues	$3,608	$3,707	$3,794	$3,740
Revenues less expenses	$324	$85	$434	$487
Net income (loss) from continuing operations	$175	$(6)	$214	$375
(Loss) from discontinued operations (net of tax)	—	(177)	(11)	(40)
Net income (loss)	$175	$(183)	$203	$335
Net income (loss) per common share
From continuing operations	$.09	$—	$.11	$.17
From discontinued operations	—	(.09)	—	(.02)
Total income (loss) per common share	$.09	$(.09)	$.11	$.15

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

     The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2012 and 2011:

	Sales Price
Three Months Ended	High	Low
October 31, 2011	$17.00	$13.10
January 31, 2012	17.00	13.30
April 30, 2012	19.69	14.80
July 31, 2012	20.25	17.10

October 31, 2010	$16.89	$12.60
January 31, 2011	19.91	11.73
April 30, 2011	20.00	17.25
July 31, 2011	20.05	16.50

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

     On September 7, 2012, the Company had approximately 1,350 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer, J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee

[2]	Member of Audit Committee

[3]	Member of Investment Advisory Committee

[4]	Member of Executive Compensation Committee

[5]	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers are also members)

[6]	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

     Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2012 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

     Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=03443