Form 10-K, Exhibit 13
period 2013-07-31
MAYS J W INC
filed 2013-10-03
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report 2013 Year Ended July 31, 2013

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
800 Westchester Avenue, Suite N-400
Rye Brook, N.Y. 10573-1301

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 19, 2013, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

	2013	2012	2011	2010	2009
Rental Income	$15,892	$16,530	$14,857	$14,525	$13,853
Recovery of Real Estate Taxes	—	—	—	243	547
Total Revenues	15,892	16,530	14,857	14,768	14,400
Net Income from Continuing Operations	664	1,270	758	661	665
Net Income (Loss) from Discontinued Operations -
net of taxes	—	—	(228)	(229)	91
Net Income	664	1,270	530	432	756
Real Estate-Net	45,450	44,158	44,592	44,374	44,831
Total Assets	56,694	55,385	56,341	55,245	55,707
Long-Term Debt:
Mortgages and Term Loan Payable	5,422	5,592	5,750	9,096	8,564
Note Payable	1,000	1,000	1,000	—	1,000
Other	639	772	922	557	805
Total	7,061	7,364	7,672	9,653	10,369
Shareholders’ Equity	43,424	42,710	41,433	40,818	40,286
Income per Common Share from
Continuing Operations	.33	.63	.37	.33	.33
Income (Loss) per Common Share from
Discontinued Operations	—	—	(.11)	(.12)	.05
Income per Common Share	$.33	$.63	$.26	$.21	$.38
Cash Dividends Declared per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2009 through 2013: 2,015,780.

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

     More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2013.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

     The financial condition of our Company continued to be positive during the fiscal year ended July 31, 2013 with profits earned in three of the four quarters, notwithstanding the continued national and international recession during this period.

     In fiscal 2013, our revenues from operations were $15,891,823 compared to $16,530,063 in the 2012 fiscal year. Net income for fiscal 2013 was $663,671, or $.33 per share. This compares to net income of $1,270,353, or $.63 per share for fiscal 2012. The decrease in net income was primarily due to bad debt expense in the amount of $324,536 from two tenants, loss on disposition of property and equipment in the amount of $316,021, both of which are non-recurring items and the loss of two office tenants discussed below.

     Although the Company had two office tenants vacate the Jowein building in Brooklyn, New York in January 2013, the Company was able to lease the majority of that space in April 2013 and June 2013, respectively. The Company also entered into a lease agreement with an office tenant at its Nine Bond Street building in Brooklyn, New York. The rental for this tenant will commence in early 2014. These new leases and increased rentals from existing tenants should increase our revenues from operations in the future.

     Our emphasis on pursuing and obtaining government agencies, educational institutions and prospective corporate and retail tenants in the last several years has helped us increase rental income and net income, although net income decreased from 2012 to 2013, during this difficult economic environment.

     I believe our Company is well-positioned to continue its positive operational performance. I specifically want to thank the Mays’ personnel and our Board colleagues for their ongoing commitment and support, and I want to thank our shareholders for their continuing belief in our Company and its future.

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 3, 2013

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2013 and 2012

Assets	2013	2012
Property and Equipment-at cost (Notes 1, 3, 4 and 15):
Buildings and improvements	$70,513,716	$68,160,718
Improvements to leased property	1,478,012	1,478,012
Fixtures and equipment	194,893	167,687
Land	6,067,805	6,067,805
Other	238,906	219,385
Construction in progress	487,934	72,467
	78,981,266	76,166,074
Less accumulated depreciation and amortization	33,346,801	31,906,695
Property and equipment-net	45,634,465	44,259,379

Current Assets:
Cash and cash equivalents (Notes 10 and 11)	664,718	1,340,203
Marketable securities (Notes 1, 2 and 11)	50,326	226,397
Receivables (Notes 1, 7 and 11)	309,517	276,585
Income taxes refundable	325,072	—
Deferred income taxes (Notes 1 and 5)	676,000	599,000
Security deposits	257,975	217,022
Prepaid expenses	1,321,270	1,220,333
Total current assets	3,604,878	3,879,540

Other Assets:
Deferred charges (Notes 1 and 12)	3,806,743	3,594,846
Less accumulated amortization (Notes 1 and 12)	1,920,661	1,888,642
Net	1,886,082	1,706,204
Receivables (Notes 1, 7 and 11)	90,000	120,000
Security deposits	896,970	989,873
Unbilled receivables (Notes 1, 7 and 11)	2,172,269	2,214,540
Marketable securities (Notes 1, 2 and 11)	2,409,273	2,215,209
Total other assets	7,454,594	7,245,826

TOTAL ASSETS	$56,693,937	$55,384,745

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2013	2012
Long-Term Debt:
Mortgages and term loan payable (Notes 4 and 11)	$5,421,335	$5,591,597
Note payable—related party (Notes 11 and 14)	1,000,000	1,000,000
Security deposits payable (Note 11)	579,709	743,894
Payroll and other accrued liabilities (Notes 1, 6 and 8)	59,683	28,457
Total long-term debt	7,060,727	7,363,948

Deferred Income Taxes (Notes 1 and 5)	3,684,000	3,282,000

Current Liabilities:
Accounts payable	57,668	85,083
Payroll and other accrued liabilities (Notes 1, 6 and 8)	2,033,923	1,483,944
Income taxes payable	—	79,362
Other taxes payable	5,118	4,287
Current portion of long-term debt (Notes 4 and 11)	170,262	158,662
Current portion of security deposits payable (Note 11)	257,975	217,022

Total current liabilities	2,524,946	2,028,360

Total liabilities	13,269,673	12,674,308

Shareholders’ Equity:
Common stock, par value $1 each share
(shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities —
net of deferred taxes of $150,000 at July 31, 2013
and $110,000 at July 31, 2012. (Notes 1, 2, 5 and 11)	183,633	133,477
Retained earnings	39,003,941	38,340,270
	44,712,116	43,998,289
Less common stock held in treasury, at cost - 162,517 shares at
July 31, 2013 and July 31, 2012 (Note 13)	1,287,852	1,287,852
Total shareholders’ equity	43,424,264	42,710,437

Commitments (Notes 6 and 7) and Contingencies (Note 15)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,693,937	$55,384,745

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2013	2012	2011
Revenues
Rental income (Notes 1, 3 and 7)	$15,891,823	$16,530,063	$14,856,365
Total revenues	15,891,823	16,530,063	14,856,365
Expenses
Real estate operating expenses (Notes 3 and 6)	8,821,467	8,044,218	7,837,227
Administrative and general expenses (Note 3)	3,584,104	3,614,784	3,574,616
Depreciation and amortization (Notes 1 and 3)	1,636,561	1,574,913	1,556,788
Loss on disposition of property and equipment	316,021	4,215	7,853
Total expenses	14,358,153	13,238,130	12,976,484
Income from continuing operations before investment income,
interest expense and income taxes	1,533,670	3,291,933	1,879,881
Investment income and interest expense
Investment income (Notes 1 and 2)	74,326	32,184	103,084
Interest expense (Notes 3, 4, 10 and 14)	(426,325)	(522,764)	(652,830)
	(351,999)	(490,580)	(549,746)
Income from continuing operations before income taxes	1,181,671	2,801,353	1,330,135
Income taxes provided (Notes 1 and 5)	518,000	1,531,000	572,000
Net income from continuing operations	663,671	1,270,353	758,135
Discontinued operations (Note 3)
(Loss) from discontinued operations - net of taxes	—	—	(227,779)
Net income	663,671	1,270,353	530,356
Retained earnings, beginning of year	38,340,270	37,069,917	36,539,561
Retained earnings, end of year	$39,003,941	$38,340,270	$37,069,917
Income per common share from continuing operations	$.33	$.63	$.37
(Loss) per common share from discontinued operations	—	—	(.11)
Income per common share	$.33	$.63	$.26
Dividends per share	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2013	2012	2011
Net income	$663,671	$1,270,353	$530,356
Other comprehensive income, net of tax
Unrealized gain on available-for-sale securities, net of
taxes of $40,000, $46,000 and $43,000 for the fiscal years
2013, 2012 and 2011, respectively	50,156	7,062	70,978
Reclassification adjustment	—	—	13,720
Net change in other comprehensive income	50,156	7,062	84,698
Comprehensive income	$713,827	$1,277,415	$615,054

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended July 31,
		2013	2012	2011
	Cash Flows From Operating Activities
	Income from continuing operations	$663,671	$1,270,353	$758,135
	(Loss) from discontinued operations - net of taxes	—	—	(227,779)
	Net income	663,671	1,270,353	530,356
	Adjustments to reconcile net income to net cash provided by
	operating activities:
	Deferred income taxes	285,000	877,000	198,000
	Realized (gain) loss on sale of marketable securities	5,572	18,606	(10,264)
	Loss on disposition of property and equipment	316,021	4,215	7,853
	Depreciation and amortization	1,636,561	1,574,913	1,556,788
	Amortization of deferred charges	456,524	334,261	363,148
Other assets	- deferred charges	(636,402)	(137,260)	(675,175)
	- unbilled receivables	(282,265)	(608,441)	319,682
	- unbilled receivable - bad debts	324,536	—	—
	- receivables	30,000	30,000	—
	Changes in:
	Receivables	(32,932)	(11,728)	(14,889)
	Prepaid expenses	(100,937)	(22,759)	38,977
	Income taxes refundable	(325,072)	315,577	(59,379)
	Accounts payable	(27,415)	(57,510)	47,544
	Payroll and other accrued liabilities	581,205	(84,394)	436,914
	Income taxes payable	(79,362)	79,362	—
	Other taxes payable	831	911	681
	Net cash provided by operating activities	2,815,536	3,583,106	2,740,236
	Cash Flows From Investing Activities
	Acquisition of property and equipment	(3,327,668)	(1,147,616)	(1,714,961)
	Security deposits	51,950	67,243	(77,637)
	Marketable securities:
	Receipts from sales or maturities	621,809	551,949	804,259
	Payments for purchases	(555,218)	(1,007,543)	(356,179)
	Net cash (used) by investing activities	(3,209,127)	(1,535,967)	(1,344,518)
	Cash Flows From Financing Activities
	Increase (decrease) - security deposits payable	(123,232)	(17,023)	74,613
	Payments - mortgage and other debt payments	(158,662)	(3,346,267)	(365,607)
	Net cash (used) by financing activities	(281,894)	(3,363,290)	(290,994)
	Net increase (decrease) in cash and cash equivalents	(675,485)	(1,316,151)	1,104,724
	Cash and cash equivalents at beginning of year	1,340,203	2,656,354	1,551,630
	Cash and cash equivalents at end of year	$664,718	$1,340,203	$2,656,354

	Non-cash investing and financing activities - disposal of
	fully depreciated property and equipment	$—	$2,364,440	$—

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Consolidation

     The consolidated financial statements include the accounts of the Company, a New York corporation and its subsidiaries (J. W. M. Realty Corp. and Dutchess Mall Sewage Plant, Inc.), which are wholly-owned. Material intercompany items have been eliminated in consolidation.

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

Rental Income

     All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. Contingent rental income is recorded when earned and is not based on tenant revenue. The effect of lease modifications that result in rent relief or other credits to tenants, including any retroactive effects relating to prior periods, is recognized in the period when the lease modification is signed. At the time of the lease modification, we assess the realizability of any accrued but unpaid rent and amounts that had been recognized as revenue in prior periods. If the amounts are not determined to be realizable, the accrued but unpaid rent is written off.

     Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Due to the early termination of one lease and the modification without extension of a second lease, the Company recorded a bad debt expense of $324,536 for the year ended July 31, 2013, and $5,103 for the year ended July 31, 2012. There were no bad debts recorded in the year ended July 31, 2011.

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

     The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2013 and 2012, there were no impairments of its property and equipment.

Deferred Charges

     Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 21 years, using the straight-line method. If a lease is terminated early, such costs are expensed.

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

Income Per Share of Common Stock

     Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2013, 2012 and 2011.

Nonmonetary Asset Exchanges

     In connection with the lease termination and settlement in 2010, the Company transferred title to 484 Fulton Street, Brooklyn, New York and in return received title to 14 Hanover Place, Brooklyn, New York. These transactions are recorded at the appraised values of the buildings transferred and received. The appraised values of the two properties were not derived from a negotiation between parties as to the actual purchase and sale prices for such properties since no such negotiation took place. The exchange was accounted for under ASC Topic 805 “Exchanges of Nonmonetary Assets”.

Marketable Securities

     The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities (which is considered a Level 1 valuation) with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2013.

     The Company adopted Accounting Standards Certification (ASC) 820, “Fair Value Measurements and Disclosures” in 2011. ASC 820 establishes a fair value hierarchy that prioritizes the valuation techniques and creates the following three broad levels, with Level 1 valuation being the highest priority:

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

Fair value measurements at reporting date using
		Quoted				Quoted
		prices				prices
		in active				in active
		markets for	Significant			markets for	Significant
		identical	other	Significant		identical	other	Significant
		assets/	observable	unobservable		assets/	observable	unobservable
		liabilities	inputs	inputs		liabilities	inputs	inputs
Description	July 31, 2013	(Level 1)	(Level 2)	(Level 3)	July 31, 2012	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities -
available-for-sale	$2,409,273	$2,409,273	$—	$—	$2,215,209	$2,215,209	$—	$—
Held-to-maturity	—	—	—	—	178,176	178,176	—	—
	$2,409,273	$2,409,273	$—	$—	$2,393,385	$2,393,385	$—	$—

Reclassifications

     The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 2013. These reclassifications have no effect on net income or loss as previously reported.

Recently Issued Accounting Literature

     In September 2011, the FASB issued Update No. 2011-09, Compensation - Retirement Benefits (Topic 715): Disclosures About an Employer’s Participation in a Multiemployer Plan. This standard requires enhanced disclosures about an entity’s participation in multiemployer plans that offer pension and other postretirement benefits and became effective for interim and annual periods ending on or after December 15, 2011. The adoption of this update for the year ended July 31, 2012, and thereafter, did not have a material impact on our consolidated financial statements. In February 2013, the FASB issued Update No. 2013-02, Other Comprehensive Income (Topic 220): This standard supersedes and replaces the presentation requirements for reclassifications out of accumulated other comprehensive income for all public and private organizations. The amendment requires an entity to provide additional information about reclassifications out of accumulated other comprehensive income. The adoption of this update for the year ended July 31, 2013 did not have a material impact on our consolidated financial statements.

2. MARKETABLE SECURITIES:

     As of July 31, 2013 and 2012, the Company’s marketable securities were classified as follows:

	July 31, 2013				July 31, 2012
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized			Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Current:
Held-to-maturity:
Certificate of deposit	$50,326	$—	$—	$50,326	$50,246	$—	$—	$50,246
Corporate debt securities	—	—	—	—	176,151	2,025	—	178,176
	$50,326	$—	$—	$50,326	$226,397	$2,025	$—	$228,422
Non-current:
Available-for-sale:
Mutual funds	$1,559,925	$242,041	$12,052	$1,789,914	$1,255,982	$123,203	$—	$1,379,185
Equity securities	515,715	105,341	1,697	619,359	715,750	135,813	15,539	836,024
	$2,075,640	$347,382	$13,749	$2,409,273	$1,971,732	$259,016	$15,539	$2,215,209

     The Company’s debt and equity securities, gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position at July 31, 2013 are as follows.

		Less Than
	Fair Value	12 Months
Mutual funds	$511,322	$12,052
Equity securities	181,684	1,697
Total	$693,006	$13,749

     Investment income for the years ended July 31, 2013, 2012 and 2011 consists of the following:

	2013	2012	2011
Interest income	$7,955	$5,121	$44,409
Dividend income	71,943	45,669	48,072
Gain (loss) on sale of marketable securities	(5,572)	(18,606)	10,603
Total	$74,326	$32,184	$103,084

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

     The Consolidated Statements of Income and Retained Earnings have been reclassified to show discontinued operations as a single line item. The components are as follows:

	Years Ended July 31,
	2013	2012	2011
Revenues
Rental income	$—	$—	$—
Fair value adjustment - nonmonetary exchange	—	—	—
Total	—	—	—

Expenses
Real estate operating expenses	—	—	—
Lease termination expenses	—	—	327,779
Depreciation and amortization	—	—	—
Total	—	—	327,779

(Loss) from discontinued operations	—	—	(327,779)
Income tax (benefit)	—	—	(100,000)
Net (loss) from discontinued operations - net of taxes	$—	$—	$(227,779)

     The termination agreement required the Company to remove a foot bridge over Fulton Street by June 2012. The removal of the foot bridge commenced during the year ended July 31, 2012 and was completed in October 2011. No substantial costs related to the termination of the lease agreement are expected to be incurred in the future.

4. LONG-TERM DEBT—MORTGAGES AND TERM LOAN:

				July 31, 2013		July 31, 2012
		Current
		Annual	Final	Due	Due	Due	Due
		Interest	Payment	Within	After	Within	After
		Rate	Date	One Year	One Year	One Year	One Year
Mortgages:
Fishkill, New York property	(a,b)	6.98%	2/18/15	$48,320	$1,538,575	$45,028	$1,586,896
Bond St. building, Brooklyn, NY	(b)	6.98%	2/18/15	121,942	3,882,760	113,634	4,004,701
Total				$170,262	$5,421,335	$158,662	$5,591,597
____________________

(a)	On August 19, 2004 the Company extended the then existing loan for forty-two (42) months, with an option to convert the loan to a seven (7) year permanent mortgage loan. (See Note 4(b) below). The Company, in February 2008, converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%.

(b)	The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill, New York property, which matured on July 1, 2004 (the “First Permanent Loan”)(see Note 4(a)), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). As of August 19, 2004, the Company refinanced the existing mortgage on the Company’s Fishkill, New York property, which balance was $1,834,726, and took down an additional $2,820,000 for capital improvements for two tenants at the Company’s Bond Street building in Brooklyn, New York. In fiscal 2006, 2007 and 2008, the Company drew down additional amounts totaling $916,670, on its multiple draw term loan to finance tenant improvements and brokerage commissions for the leasing of 13,026 square feet for office use at the Company’s Bond Street building in Brooklyn, New York. The Company in February 2008 converted the loan to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%.

     Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2013 are as follows: Years ending July 31, 2014 (included in current liabilities); $170,262; 2015; $5,421,335.

     The carrying value of all properties collateralizing the above debt is $23,126,330 at July 31, 2013.

5. INCOME TAXES:

     Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2013 and 2012 are a result of temporary differences related to the items described as follows:

	2013		2012
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$222,408	$—	$182,887	$—
Unbilled receivables	—	976,652	—	995,691
Property and equipment	—	2,557,262	—	2,176,716
Unrealized gain on marketable securities	—	150,001	—	109,471
Other	453,536	—	416,246	—
	$675,944	$3,683,915	$599,133	$3,281,878

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2013 and 2012.

     Income taxes provided for the years ended July 31, 2013, 2012 and 2011 consist of the following:

Current:	2013	2012	2011
Federal	$30,642	$362,463	$68,845
State and City	202,358	291,537	205,155
Deferred taxes:
Federal	267,000	408,000	198,000
State and City	18,000	469,000	—
Total provision	$518,000	$1,531,000	$472,000

     Income taxes provided for the years ended July 31, 2013, 2012 and 2011 consist of the following:

	2013	2012	2011
Continuing operations	$518,000	$1,531,000	$572,000
Discontinued operations	—	—	(100,000)
Total provision	$518,000	$1,531,000	$472,000

     Components of the deferred tax provision (benefit) for the years ended July 31, 2013, 2012 and 2011 consist of the following:

	2013	2012	2011
Book depreciation exceeding tax depreciation	$380,598	$695,771	$357,354
(Increase) of rental income received in advance	(39,528)	(106,944)	(14,795)
Increase (decrease) in unbilled receivables	(19,005)	449,617	(108,692)
Other	(37,065)	(161,444)	(35,867)
	$285,000	$877,000	$198,000

     For the year ended July 31, 2012, deferred tax expense is $877,000, of which $469,000 is due to a change in the expected calculation of New York State and New York City taxes. Historically, the Company has calculated the aforementioned taxes based on capital; as such, the taxes were considered franchise taxes and were not included when calculating deferred taxes. Effective April 30, 2012, management assumes future taxes for New York State and New York City will be calculated based on income. This change in management’s assumption relating to operating income in future periods for state and city deferred tax calculation increased the deferred tax asset, deferred tax liability, and deferred taxes on unrealized gain on available-for-sale securities by $145,000, $641,000, and $27,000, respectively, at July 31, 2012, with the charge to deferred tax expense for $469,000.

     Taxes provided for the years ended July 31, 2013, 2012 and 2011 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2013	2012	2011
Income before income taxes	$1,181,671	$2,801,353	$1,002,302
Dividends received deduction	(12,590)	(7,992)	(8,412)
Other-net	10,567	8,023	9,792
Adjusted pre-tax income	$1,179,648	$2,801,384	$1,003,682
Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$366,444	$869,586	$336,598
State and City income taxes, net of federal income tax benefit	133,556	192,414	135,402
State and City deferred income taxes	18,000	469,000	—
Income tax provision	$518,000	$1,531,000	$472,000

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

     In December 2011, the Internal Revenue Service (IRS) issued new Temporary Regulations that provide guidance on amounts paid to improve tangible property and acquire or produce tangible property, as well as guidance regarding the disposition of property and the expensing of supplies and materials (commonly referred to as the “Repair” Regulations). The Temporary regulations have been postponed to require implementation in tax years beginning on or after January 1, 2014. Taxpayers may elect to apply them to tax years beginning on or after January 1, 2012. The Company does not anticipate that it will have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

6. LEASES:

     The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 8 years to 30 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2013 was exceeded by sublease rental income, as follows:

	2013	2012	2011
Minimum rental expense	$1,726,817	$1,752,764	$1,709,197
Contingent rental expense	736,406	743,248	726,340
	2,463,223	2,496,012	2,435,537
Sublease rental income	6,161,173	6,222,388	5,807,901
Excess of sublease income over expense	$3,697,950	$3,726,376	$3,372,364

     Rent expense related to an affiliate principally owned by a director of the Company totaled $825,000 for fiscal years ended July 31, 2013, 2012 and 2011. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

     Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Operating
Fiscal Year	Leases
2014	$1,730,729
2015	1,731,609
2016	1,731,609
2017	1,731,609
2018	1,731,609
After 2018	18,093,474
Total required*	$26,750,639
____________________

*	Minimum payments have not been reduced by minimum sublease rentals of $30,788,911 under operating leases due in the future under non-cancelable leases.

7. RENTAL INCOME:

     Rental income for each of the fiscal years 2013, 2012 and 2011 is as follows:

	July 31,
	2013	2012	2011
Minimum rentals
Company owned property	$9,308,907	$9,920,860	$8,564,516
Leased property	5,845,114	5,900,541	5,483,174
	15,154,021	15,821,401	14,047,690
Contingent rentals
Company owned property	421,743	386,815	483,948
Leased property	316,059	321,847	324,727
	737,802	708,662	808,675
Total	$15,891,823	$16,530,063	$14,856,365

     Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2014	$9,473,264	$4,820,441	$14,293,705
2015	8,745,347	4,180,252	12,925,599
2016	8,911,460	3,920,187	12,831,647
2017	5,984,190	3,474,157	9,458,347
2018	5,725,083	2,359,732	8,084,815
After 2018	14,467,616	12,034,142	26,501,758
Total	$53,306,960	$30,788,911	$84,095,871

     Rental income is recognized on a straight-line basis over the lives of the leases.

8. PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities for the fiscal years ended July 31, 2013 and 2012 consist of the following:

	2013	2012
Payroll	$190,361	$148,854
Interest	39,859	40,812
Professional fees	149,026	141,120
Rents received in advance	497,470	409,287
Utilities	9,007	9,250
Brokers commissions	309,713	135,195
Construction costs	175,639	—
Other	722,531	627,883
Total	2,093,606	1,512,401
Less current portion	2,033,923	1,483,944
Long term portion	$59,683	$28,457

9. EMPLOYEES’ RETIREMENT PLANS:

     The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $350,536, $334,152, and $340,751 as contributions to the Plan for fiscal years 2013, 2012 and 2011, respectively.

     The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2013, 2012 and 2011 were $37,501, $29,628, and $27,039, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

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

     Supplemental disclosures:

	July 31,
	2013	2012	2011
Interest paid, net of capitalized interest of $24,659 (2013),
$4,056 (2012) and $44,108 (2011)	$427,278	$541,301	$658,004
Income taxes paid	$637,382	$259,061	$333,380

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

	July 31, 2013
	Carrying	Fair
	Value	Value
Cash and cash equivalents	$664,718	$664,718
Marketable securities	$2,459,599	$2,459,599
Security deposits payable	$837,684	$837,684
Mortgages, note and term loan payable	$6,591,597	$7,883,952

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

     Other assets subject to credit risk include receivables and unbilled receivables. The Company derived rental income from fifty tenants, of which one tenant accounted for 20.19% and another tenant accounted for 16.01% of rental income during the year ended July 31, 2013. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2013. Of the receivables recorded at July 31, 2013, one tenant accounted for 31.80% of the receivables due to a restructuring of the payments due on leases and two other tenants accounted for 19.00% and 10.60% of the receivables, respectively. Of the unbilled receivables, one tenant accounted for 27.74% and another tenant accounted for 22.38% of the balance at July 31, 2013. No other tenants accounted for 10% of billed receivables, unbilled receivables, or combined billed and unbilled receivables. Write-offs of unbilled receivables, primarily due to restructuring of leases, were $324,536 for 2013, $5,103 for 2012 and $0 for 2011.

     The Company has one irrevocable letter of credit totaling $230,000 at July 31, 2013 and 2012 provided by one tenant.

12. DEFERRED CHARGES:

     Deferred charges for the fiscal years ended July 31, 2013 and 2012 consist of the following:

	July 31, 2013		July 31, 2012
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$2,708,480	$1,051,598	$2,486,928	$1,060,337
Professional fees for leasing	337,592	164,945	313,183	138,161
Financing costs	760,671	704,118	760,671	667,436
Other	—	—	34,064	22,708
Total	$3,806,743	$1,920,661	$3,594,846	$1,888,642

     The aggregate amortization expense for the three years in the period ended July 31, 2013 was $456,524, $334,261, and $363,148, respectively.

     The weighted average life of current year additions to deferred charges was 10.18 years.

     The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2014	$343,849
2015	$311,455
2016	$265,154
2017	$195,756
2018	$153,328

13. CAPITALIZATION:

     The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2013 and at July 31, 2012.

14. NOTE PAYABLE:

     On December 15, 2004, the Company borrowed $1,000,000 from a former director of the Company, who was also a greater than 10% beneficial owner of the outstanding common stock of the Company. The term of the loan was for a period of three (3) years maturing on December 15, 2007 and was extended for an additional three (3) years maturing on December 15, 2010, at an interest rate of 7.50% per annum. The loan is unsecured. The note is prepayable in whole or in part at any time without penalty. The Company, on November 11, 2010, further extended the note for an additional three (3) years maturing on December 15, 2013, at an interest rate of 5.00% per annum. The constant quarterly payment of interest is $12,500. The interest paid for the year ended July 31, 2013 was $50,000, for 2012 was $50,000 and 2011 was $59,375. The Company intends to refinance the note for a minimum period through December 15, 2014. The lender, a former director, passed away on November 17, 2012.

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

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2013 and 2012, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2013. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Rye Brook, New York
October 3, 2013

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

	Years Ended July 31,
	2013	2012	2011	2010	2009
Revenues
Rental income	$15,892	$16,530	$14,857	$14,525	$13,853
Recovery of real estate taxes	—	—	—	243	547
Total revenues	15,892	16,530	14,857	14,768	14,400

Expenses
Real estate operating expenses	8,821	8,044	7,837	7,584	7,281
Administrative and general expenses	3,584	3,615	3,575	3,828	3,471
Depreciation and amortization	1,637	1,575	1,557	1,563	1,497
Loss on disposition of
property and equipment	316	4	8	—	5
Total expenses	14,358	13,238	12,977	12,975	12,254

Income from continuing operations before
investment income, interest expense,
and income taxes	1,534	3,292	1,880	1,793	2,146

Investment income (loss) and interest expense
Investment income (loss)	74	32	103	72	(78)
Interest expense	(426)	(523)	(653)	(724)	(763)
	(352)	(491)	(550)	(652)	(841)
Income from continuing operations
before income taxes	1,182	2,801	1,330	1,141	1,305
Income taxes provided	518	1,531	572	480	640
Net income from continuing operations	664	1,270	758	661	665
Discontinued operations
Net income (loss) from discontinued
operations - net of taxes	—	—	(228)	(229)	91
Net income	$664	$1,270	$530	$432	$756
Income per common share
Income per common share from
continuing operations	$.33	$.63	$.37	$.33	$.33
Income (loss) per common share from
discontinued operations	—	—	(.11)	(.12)	.05
Net income per common share	$.33	$.63	$.26	$.21	$.38
Dividends per share	$—	$—	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 8 through 10 to the Consolidated Financial Statements). Newly effective accounting principles are also disclosed in Note 1. Information about our deferred tax assets is included in Note 5 to the Consolidated Financial Statements on pages 13 and 14. Our significant intangible assets are included in deferred charges as described in Note 12 to the Consolidated Financial Statements on page 18.

FISCAL 2013 COMPARED TO FISCAL 2012

     Net income for the year ended July 31, 2013 amounted to $663,671, or $.33 per share, compared to net income for the year ended July 31, 2012 of $1,270,353, or $.63 per share.

     Revenues in the current year decreased to $15,891,823 from $16,530,063 in the comparable 2012 year. The decrease in revenues was primarily due to two office tenants vacating the Company’s Jowein building in Brooklyn, New York and on a retail tenant at the Company’s Nine Bond Street, Brooklyn, New York building which is currently in litigation for eviction, partially offset by one new office tenant at the Company’s Nine Bond Street, Brooklyn, New York building and two new office tenants at the Company’s Jowein building in Brooklyn, New York.

     Real estate operating expenses in the current year increased to $8,821,467 from $8,044,218 in the comparable 2012 year primarily due to increases in maintenance costs, real estate taxes, payroll costs, leasing commissions and a bad debt expense in the amount of $240,258 from a retail tenant at the Company’s Nine Bond Street, Brooklyn, New York building and a bad debt expense in the amount of $84,278 from a retail tenant at the Company’s Jamaica, New York building, partially offset by decreases in utility costs and licenses and permits costs.

     Administrative and general expenses in the current year decreased to $3,584,104 from $3,614,784 in the comparable 2012 year primarily due to decreases in legal and professional costs.

     Depreciation and amortization expense in the current year increased to $1,636,561 from $1,574,913 in the comparable 2012 year primarily due to improvements to the Nine Bond Street, Brooklyn, New York building and the Jowein building in Brooklyn, New York.

     The current year had a loss on disposition of property and equipment in the amount of $316,021, due to renovations of office space at the Company’s Jowein building in Brooklyn, New York, compared to $4,215 in the 2012 year.

     Interest expense in the current year exceeded investment income by $351,999 and by $490,580 in the comparable 2012 year. The decrease in the excess of interest expense over investment income was primarily due to scheduled repayments of debt.

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

     Revenues from continuing operations in the current year increased to $16,530,063 from $14,856,365 in the comparable 2011 year. The increase in revenues was due to increased rental income from existing tenants and two additional tenants at the Company’s Nine Bond Street property in Brooklyn, New York and Massapequa, New York property.

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

     The 2012 year had a loss on disposition of property and equipment in the amount of $4,215, compared to $7,853 in the 2011 year.

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

     Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $664,718 at July 31, 2013.

     In January 2013, a tenant who occupies 7,401 square feet of retail space at the Company’s Nine Bond Street, Brooklyn, New York property informed the Company that it will vacate the premises. The Company is currently in litigation to evict this tenant from the premises. The annual loss in rental income to the Company will be approximately $430,000. The Company expensed unbilled receivables in the amount of $240,258 in the year ended July 31, 2013. The Company is utilizing brokers to actively seek tenants to occupy the space when this tenant vacates the premises.

     In February 2013, the Company entered into a lease agreement with a tenant for 10,000 square feet for office space at the Company’s Nine Bond Street, Brooklyn, New York property. The cost of construction will be approximately $1,200,000 and brokerage commissions will be $247,830. Occupancy is anticipated to commence in late 2013 and rent is anticipated to commence in early 2014. The Company had to relocate part of its general offices to accommodate the tenant at a cost of $556,868. Both of these projects will be financed through operating funds.

     A tenant who occupied 56,547 square feet of office space at the Company’s Jowein building in Brooklyn, New York, vacated the premises in January 2013. The annual loss in rental income to the Company was $1,357,000. The Company, in April 2013, entered into a lease agreement for 41,385 square feet of the total vacated. The rental income from this lease will more than offset the rental income lost from the previous tenant on a per square foot comparison. The cost of construction was $665,000 and brokerage commissions were $110,000, and were financed through operating funds. The project was completed in May 2013 and rent commenced in July 2013.

     A tenant who occupied 22,000 square feet of office space at the Company’s Jowein building in Brooklyn, New York, vacated the premises in January 2013. The annual loss in rental income to the Company was $546,000. The Company, in January 2013, entered into a lease agreement to replace this tenant. The rental income from this lease will more than offset the rental income lost from the previous tenant. The cost of construction was $849,438 and brokerage commissions were $259,162, which were financed through operating funds. The project was completed in April 2013, at which time rent and occupancy commenced.

     The Company also renewed leases with two office tenants at the Company’s Jowein building in Brooklyn, New York who occupy 8,000 and 8,300 square feet, respectively. The renewal periods were extended to June 30, 2016, and September 30, 2018, respectively.

     Two of the Company’s retail tenants at its Jamaica, New York building who occupy 28,335 square feet and 25,954 square feet and whose leases expire in August 2013 and September 2013, respectively, will not have their leases renewed. The loss in annual rental income will be $240,000 and $300,000, respectively. The Company expensed unbilled receivables in the amount of $84,278 in the year ended July 31, 2013 for the tenant that occupied 28,335 square feet. The Company is utilizing brokers to actively seek tenants to occupy the vacated space.

CONTRACTUAL OBLIGATIONS:

     At July 31, 2013, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
		Less than 1	1-3	4-5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years
Mortgages and term loan payable	$5,591,597	$170,262	$5,421,335	$—	$—
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	837,684	257,975	219,187	41,683	318,839
Operating leases	26,750,639	1,730,729	3,463,218	3,463,218	18,093,474
Total contractual cash obligations	$34,179,920	$2,158,966	$10,103,740	$3,504,901	$18,412,313

CASH FLOWS

     The following table summarizes our cash flow activity for the fiscal years ended July 31, 2013, 2012 and 2011:

	2013	2012	2011
Net cash provided by operating activities	$2,815,536	$3,583,106	$2,740,236
Net cash (used) by investing activities	(3,209,127)	(1,535,967)	(1,344,518)
Net cash (used) by financing activities	(281,894)	(3,363,290)	(290,994)

CASH FLOWS FROM OPERATING ACTIVITIES:

     Deferred Charges: The Company had expenditures for brokerage commissions for the year ended July 31, 2013 in the amount of $611,994, relating to two tenants at its Jowein building in Brooklyn, New York and a tenant at its Nine Bond Street, Brooklyn, New York building.

     Payroll and Other Accrued Liabilities: The Company incurred $611,994 for brokerage commissions in order to lease space at the Company’s Jowein building in Brooklyn, New York and Nine Bond Street, Brooklyn, New York building for the year ended July 31, 2013. The balance due for these brokerage commissions as of July 31, 2013 is $238,677.

CASH FLOWS FROM INVESTING ACTIVITIES:

     The Company had expenditures of $206,094 for the year ended July 31, 2013, for work on the elevators in the Brooklyn, New York and Jamaica, New York buildings. The cost of the project will be approximately $300,000 and is anticipated to be completed in late 2013.

     The Company had expenditures of $849,438 for the year ended July 31, 2013, for the renovation of 22,000 square feet for office space for a tenant at the Company’s Jowein building in Brooklyn, New York. The project was completed in April 2013.

     The Company had expenditures of $963,483 in the year ended July 31, 2013 for the renovation of 10,000 square feet for office space for a tenant and the partial relocation of the Company’s general offices at the Company’s Nine Bond Street, Brooklyn, New York building. The cost of the project is approximately $1,200,000 for the 10,000 square feet of office space and was $556,868 for the partial relocation of the Company’s general offices. The Company’s offices were completed in July 2013 and the 10,000 square feet of office space is anticipated to be completed in November 2013.

     The Company had expenditures of $665,000 for the year ended July 31, 2013 for the renovation of 41,385 square feet for office space for a tenant at the Company’s Jowein building in Brooklyn, New York. The project was completed in May 2013.

RELATED PARTY TRANSACTIONS:

     During fiscal 2013, the Company paid Weinstein Enterprises, Inc. (“Enterprises”) total rentals of $825,000 for leases on which two of the Company’s real estate properties are located. The Company paid the estate of a beneficial owner of greater than 10% of the outstanding common stock of the Company, interest of $50,000 on an unsecured note. In the opinion of the Company, the rentals paid to Enterprises and the interest paid to the beneficial owner are no more favorable than would be payable for comparable properties, mortgages and loans, respectively, in arms-length transactions with non-affiliated parties.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

     This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2013 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in proxy statements, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K filed with the U. S. Securities and Exchange Commission.

CONTROLS AND PROCEDURES

     The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2013, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

     There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no material weaknesses or significant deficiencies noted, and therefore there were no corrective actions taken.

J.W. MAYS, INC.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2012	Jan. 31, 2013	Apr. 30, 2013	July 31, 2013
Revenues	$4,195	$4,105	$3,704	$3,888
Revenues less expenses	$845	$(82)	$182	$237
Net income (loss)	$501	$(11)	$73	$101
Net income (loss) per common share	$.25	$(.01)	$.04	$.05

	Three Months Ended
	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012	July 31, 2012
Revenues	$3,983	$4,109	$4,181	$4,253
Revenues less expenses	$492	$538	$849	$922
Net income	$372	$314	$140	$444
Net income per common share	$.18	$.16	$.07	$.22

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

     The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2013 and 2012:

	Sales Price
Three Months Ended	High	Low
October 31, 2012	$28.57	$19.25
January 31, 2013	25.00	21.00
April 30, 2013	22.75	21.90
July 31, 2013	26.85	20.89

October 31, 2011	$17.00	$13.10
January 31, 2012	17.00	13.30
April 30, 2012	19.69	14.80
July 31, 2012	20.25	17.10

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

     On September 6, 2013, the Company had approximately 1,350 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer,
J.W. Mays, Inc.

Committee Assignments Key:

1	Member of Executive Committee

2	Member of Audit Committee

3	Member of Investment Advisory Committee

4	Member of Executive Compensation Committee

5	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers are also members)

6	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

     Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2013 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

     Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443