Form 10-K, Exhibit 13
period 2014-07-31
MAYS J W INC
filed 2014-10-02
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.
Annual Report 2014 Year Ended July 31, 2014

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
800 Westchester Avenue, Suite N-400
Rye Brook, N.Y. 10573-1301

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 18, 2014, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

	2014	2013	2012	2011	2010
Rental Income	$16,935	$15,892	$16,530	$14,857	$14,525
Recovery of Real Estate Taxes	—	—	—	—	243
Revenue to Temporarily Vacate Lease	146	—	—	—	—
Total Revenues	17,081	15,892	16,530	14,857	14,768
Net Income from Continuing Operations	739	664	1,270	758	661
Net Loss from Discontinued Operations -
net of taxes	—	—	—	(228)	(229)
Net Income	739	664	1,270	530	432
Real Estate-Net	47,320	45,450	44,158	44,592	44,374
Total Assets	61,177	56,694	55,385	56,341	55,245
Long-Term Debt:
Mortgages and Term Loan Payable	5,181	5,422	5,592	5,750	9,096
Note Payable	1,000	1,000	1,000	1,000	—
Deferred Revenue	2,188	—	—	—	—
Other	736	639	772	922	557
Total	9,105	7,061	7,364	7,672	9,653
Shareholders’ Equity	44,109	43,424	42,710	41,433	40,818
Income per Common Share from
Continuing Operations	.37	.33	.63	.37	.33
Loss per Common Share from
Discontinued Operations	—	—	—	(.11)	(.12)
Income per Common Share	$.37	$.33	$.63	$.26	$.21
Cash Dividends Declared per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2010 through 2014: 2,015,780.

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

     More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2014.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

     The financial condition of our Company continued to be positive during the fiscal year ended July 31, 2014 with profits earned in three of the four quarters during this period.

     In fiscal 2014, our revenues from operations were $17,081,430 compared to $15,891,823 in the 2013 fiscal year. Net income for fiscal 2014 was $739,323, or $.37 per share. This compares to net income of $663,671, or $.33 per share for fiscal 2013.

     Although the Company had two retail tenants vacate the Jamaica building in Jamaica, New York in October 2013 and February 2014, respectively, the Company was able to lease the vacated space in November 2013 and March 2014, respectively. The rental income received from these tenants will be greater than the rental income from the previous tenants. The Company also entered into a lease agreement for previously vacant space with an office tenant at its Nine Bond Street building in Brooklyn, New York. The rental for this tenant commenced in March 2014. In October 2013, the Company leased 99,992 square feet to a retail tenant at its previously vacant Fishkill, New York property. These new leases and increased rentals from existing tenants should increase our revenues from operations in the future.

     Our emphasis on pursuing and obtaining government agencies, educational institutions and prospective corporate and retail tenants in the last several years has helped us increase rental income and net income and, to a great extent, we have been able to retain these tenants over a long period of time.

     I believe our Company is well-positioned to continue its positive operational performance. I specifically want to thank the Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their loyalty to our Company.

LLOYD J. SHULMAN
Chairman, President and Chief Executive Officer

October 2, 2014

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2014 and 2013

Assets	2014	2013
Property and Equipment-at cost (Notes 1, 3 and 16):
Buildings and improvements	$74,547,177	$70,513,716
Improvements to leased property	1,478,012	1,478,012
Fixtures and equipment	144,545	194,893
Land	6,067,805	6,067,805
Other	238,906	238,906
Construction in progress	—	487,934
	82,476,445	78,981,266
Less accumulated depreciation and amortization	35,017,447	33,346,801
Property and equipment-net	47,458,998	45,634,465

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	1,892,760	664,718
Marketable securities (Notes 1, 2 and 10)	—	50,326
Receivables (Notes 1, 6 and 10)	311,006	309,517
Receivable to temporarily vacate lease (Note 15)	1,250,000	—
Income taxes refundable	196,006	325,072
Deferred income taxes (Notes 1 and 4)	1,564,000	676,000
Security deposits	—	257,975
Prepaid expenses	1,383,994	1,321,270
Total current assets	6,597,766	3,604,878

Other Assets:
Deferred charges (Notes 1 and 11)	3,835,016	3,806,743
Less accumulated amortization (Notes 1 and 11)	2,126,926	1,920,661
Net	1,708,090	1,886,082
Receivables (Notes 1, 6 and 10)	60,000	90,000
Security deposits	1,440,755	896,970
Unbilled receivables (Notes 1, 6 and 10)	2,556,743	2,172,269
Marketable securities (Notes 1, 2 and 10)	1,354,213	2,409,273
Total other assets	7,119,801	7,454,594

TOTAL ASSETS	$61,176,565	$56,693,937

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2014	2013
Long-Term Debt:
Mortgages and term loan payable (Notes 3 and 10)	$5,181,335	$5,421,335
Note payable - related party (Notes 10 and 13)	1,000,000	1,000,000
Security deposits payable (Note 10)	736,103	579,709
Payroll and other accrued liabilities (Notes 1, 5 and 7)	—	59,683
Deferred revenue (Note 15)	2,187,500	—
Total long-term debt	9,104,938	7,060,727

Deferred Income Taxes (Notes 1 and 4)	4,220,000	3,684,000

Current Liabilities:
Accounts payable	144,250	57,668
Payroll and other accrued liabilities (Notes 1, 5 and 7)	2,174,487	2,033,923
Deferred revenue (Note 15)	1,166,667	—
Other taxes payable	6,357	5,118
Current portion of long-term debt (Notes 3 and 10)	240,000	170,262
Current portion of security deposits payable (Note 10)	10,500	257,975

Total current liabilities	3,742,261	2,524,946

Total liabilities	17,067,199	13,269,673

Shareholders’ Equity:
Common stock, par value $1 each share
(shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities -
net of deferred taxes of $107,000 at July 31, 2014
and $150,000 at July 31, 2013. (Notes 1, 4 and 10)	129,412	183,633
Retained earnings	39,743,264	39,003,941
	45,397,218	44,712,116
Less common stock held in treasury, at cost - 162,517 shares at
July 31, 2014 and July 31, 2013 (Note 12)	1,287,852	1,287,852
Total shareholders’ equity	44,109,366	43,424,264

Commitments (Notes 5 and 6) and Contingencies (Notes 8 and 16)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,176,565	$56,693,937

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2014	2013	2012
Revenues
Rental income (Notes 1 and 6)	$16,935,597	$15,891,823	$16,530,063
Revenue to temporarily vacate lease (Note 15)	145,833	—	—
Total revenues	17,081,430	15,891,823	16,530,063
Expenses
Real estate operating expenses (Note 5)	9,628,631	8,821,467	8,044,218
Administrative and general expenses	4,255,631	3,584,104	3,614,784
Depreciation and amortization (Note 1)	1,721,850	1,636,561	1,574,913
Loss on disposition of property and equipment	4,291	316,021	4,215
Total expenses	15,610,403	14,358,153	13,238,130
Income before investment income,
interest expense and income taxes	1,471,027	1,533,670	3,291,933
Investment income and interest expense:
Investment income (Notes 1 and 2)	232,311	74,326	32,184
Interest expense (Notes 3, 9 and 13)	(423,015)	(426,325)	(522,764)
	(190,704)	(351,999)	(490,580)
Income before income taxes	1,280,323	1,181,671	2,801,353
Income taxes provided (Notes 1 and 4)	541,000	518,000	1,531,000
Net income	739,323	663,671	1,270,353
Retained earnings, beginning of year	39,003,941	38,340,270	37,069,917
Retained earnings, end of year	$39,743,264	$39,003,941	$38,340,270
Income per common share (Note 1)	$0.37	$0.33	$0.63
Dividends per share	$—	$—	$—
Average common shares outstanding (Note 1)	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2014	2013	2012
Net income	$739,323	$663,671	$1,270,353
Unrealized gain on available-for-sale securities:
Unrealized holding gains arising during the period net of
taxes of $26,000, $40,000 and $46,000 for the fiscal
years 2014, 2013 and 2012, respectively (Note 14)	31,966	50,156	7,062
Reclassification adjustment for net (losses) included in net income, net of taxes of ($69,000) for the year ended
July 31, 2014 (Note 14)	(86,187)	—	—
Unrealized gain (loss) on available-for-sale securities, net of taxes	(54,221)	50,156	7,062
Comprehensive income	$685,102	$713,827	$1,277,415

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended July 31,
		2014	2013	2012
	Cash Flows From Operating Activities:
	Net income	$739,323	$663,671	$1,270,353
	Adjustments to reconcile net income to net cash
	provided by operating activities:
	Deferred income taxes	(309,000)	285,000	877,000
	Deferred revenue	3,354,167	—	—
	Realized (gain) loss on sale of marketable securities	(182,870)	5,572	18,606
	Loss on disposition of property and equipment	4,291	316,021	4,215
	Depreciation and amortization	1,721,850	1,636,561	1,574,913
	Amortization of deferred charges	468,607	456,524	334,261
Other assets	- deferred charges	(290,615)	(636,402)	(137,260)
	- unbilled receivables	(450,739)	(282,265)	(613,544)
	- unbilled receivable - bad debts	66,265	324,536	5,103
	- receivables	30,000	30,000	30,000
	Changes in:
	Receivables	(1,489)	(32,932)	(11,728)
	Receivable to temporarily vacate lease	(1,250,000)	—	—
	Prepaid expenses	(62,724)	(100,937)	(22,759)
	Income taxes refundable	129,066	(325,072)	315,577
	Accounts payable	86,582	(27,415)	(57,510)
	Payroll and other accrued liabilities	80,881	581,205	(84,394)
	Income taxes payable	—	(79,362)	79,362
	Other taxes payable	1,239	831	911
	Net cash provided by operating activities	4,134,834	2,815,536	3,583,106
	Cash Flows From Investing Activities:
	Acquisition of property and equipment	(3,550,674)	(3,327,668)	(1,147,616)
	Security deposits	(285,810)	51,950	67,243
	Marketable securities:
	Receipts from sales or maturities	1,248,412	621,809	551,949
	Payments for purchases	(57,377)	(555,218)	(1,007,543)
	Net cash (used) by investing activities	(2,645,449)	(3,209,127)	(1,535,967)
	Cash Flows From Financing Activities:
	Decrease - security deposits payable	(91,081)	(123,232)	(17,023)
	Payments - mortgage and other debt payments	(170,262)	(158,662)	(3,346,267)
	Net cash (used) by financing activities	(261,343)	(281,894)	(3,363,290)
	Net increase (decrease) in cash and cash equivalents	1,228,042	(675,485)	(1,316,151)
	Cash and cash equivalents at beginning of year	664,718	1,340,203	2,656,354
	Cash and cash equivalents at end of year	$1,892,760	$664,718	$1,340,203

	Non-cash investing and financing activities - disposal of
	fully depreciated property and equipment	$—	$—	$2,364,440

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

     Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Due to the early termination of two leases and the modification without extension of a third lease, the Company recorded a bad debt expense of $66,265 for the year ended July 31, 2014, $324,536 for the year ended July 31, 2013, and $5,103 for the year ended July 31, 2012.

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

     The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2014 and 2013, there were no impairments of its property and equipment.

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

Income Per Share of Common Stock

     Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2014, 2013 and 2012.

Marketable Securities

     The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities (which is considered a Level 1 valuation) with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2014.

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

     Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2014 and 2013.

Equity securities are valued at the closing price reported on the active market on which the individual securities are traded that the Company has access to.

Mutual funds are valued at the daily closing price as reported by the fund. Mutual funds held by the Company are open-end mutual funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Company are deemed to be actively traded.

     In accordance with the provisions of Fair Value Measurements, the following are the Company’s financial assets measured on a recurring basis presented at fair value.

	Fair value measurements at reporting date using
Description	July 31, 2014	Level 1	Level 2	Level 3	July 31, 2013	Level 1	Level 2	Level 3
Assets:
Marketable securities -
available-for-sale	$1,354,213	$1,354,213	$–	$–	$2,409,273	$2,409,273	$–	$–

Fair Value of Investments in Entities that Use NAV

     The following table summarizes investments measured at fair value based on NAV per share as of July 31, 2014 and 2013, respectively.

		Unfunded	Redemption Frequency
July 31, 2014	Fair Value	Commitments	(if currently eligible)	Redemption Notice Period
First Eagle Global CL I	$273,000	n/a	Daily	None
Parnasus Core Equity Investor CL	$277,571	n/a	Daily	None
Transamerica Tactical Income CL A	$269,649	n/a	Daily	None

		Unfunded	Redemption Frequency
July 31, 2013	Fair Value	Commitments	(if currently eligible)	Redemption Notice Period
First Eagle Global CL I	$243,973	n/a	Daily	None
Parnasus Core Equity Investor CL	$591,057	n/a	Daily	None
Transamerica Tactical Income CL A	$251,561	n/a	Daily	None
Janus Short Term Bond I	$259,761	n/a	Daily	None
Permanent Portfolio Inc.	$443,562	n/a	Daily	None

Recently Issued Accounting Literature

     In September 2011, the Financial Accounting Standards Board (“FASB”) issued Update No. 2011-09, Compensation - Retirement Benefits (Topic 715): Disclosures About an Employer’s Participation in a Multiemployer Plan. This standard requires enhanced disclosures about an entity’s participation in multiemployer plans that offer pension and other postretirement benefits and became effective for interim and annual periods ending on or after December 15, 2011. Other than the additional disclosure requirements, the adoption of this standard for the year ended July 31, 2012 did not have a material impact on our consolidated financial statements.

     In February 2013, the FASB amended the disclosure requirements regarding the reporting of amounts reclassified out of accumulated other comprehensive income. The amendment does not change the current requirement for reporting net income or other comprehensive income, but requires additional disclosures about items reclassified out of accumulated other comprehensive income, and the consolidated statement of income and retained earnings line items impacted by the reclassifications. We adopted this standard effective August 1, 2013 and have presented the disclosures in comparative form. Other than the additional disclosure requirements, the adoption of this standard did not have a material impact on our consolidated financial statements. The effect of applying this standard is reflected in Note 14.

     In April 2014, the FASB issued an update (“ASU 2014-08”) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity to ASC Topic 205, Presentation of Financial Statements and ASC Topic 360, Property Plant and Equipment. Under ASU 2014-08, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The adoption of this update on August 1, 2015 is not expected to have any impact on our consolidated financial statements.

     In May 2014, the FASB issued an update (“ASU 2014-09”) establishing ASC Topic 606 Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and annual reporting in fiscal years that begin after December 15, 2016. The adoption of the update on August 1, 2017 is not expected to have a significant impact on our consolidated financial statements.

2. MARKETABLE SECURITIES:

     As of July 31, 2014 and 2013, the Company’s marketable securities were classified as follows:

	July 31, 2014				July 31, 2013
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Fair		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Current:
Held-to-maturity:
Certificate of deposit	$—	$—	$ —	$—	$50,326	$—	$—	$50,326
	$—	$—	$ —	$—	$50,326	$—	$—	$50,326
Non-current:
Available-for-sale:
Mutual funds	$691,047	$129,173	$ —	$820,220	$1,559,925	$242,041	$12,052	$1,789,914
Equity securities	426,754	107,239	—	533,993	515,715	105,341	1,697	619,359
	$1,117,801	$236,412	$ —	$1,354,213	$2,075,640	$347,382	$13,749	$2,409,273

     Investment income for the years ended July 31, 2014, 2013 and 2012 consists of the following:

	2014	2013	2012
Interest income	$2,557	$7,955	$5,121
Dividend income	46,884	71,943	45,669
Gain (loss) on sale of marketable securities	182,870	(5,572)	(18,606)
Total	$232,311	$74,326	$32,184

3. LONG-TERM DEBT—MORTGAGES AND TERM LOAN:

			July 31, 2014		July 31, 2013
	Current
	Annual	Final	Due	Due	Due	Due
	Interest	Payment	Within	After	Within	After
	Rate	Date	One Year	One Year	One Year	One Year
Mortgages:
Fishkill, New York property	6.98%	2/18/15	$68,112	$1,470,463	$48,320	$1,538,575
Bond St. building, Brooklyn, NY	6.98%	2/18/15	171,888	3,710,872	121,942	3,882,760
Total			$240,000	$5,181,335	$170,262	$5,421,335

     The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. The loan consists of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill, New York property, which matured on July 1, 2004 (the “First Permanent Loan”), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). The Company, in February 2008, converted the loan totaling $12,000,000 to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%. The outstanding balance of the loan totaling $5,318,490 will become due and payable on February 18, 2015. At this time, the Company is in the process of refinancing this mortgage with the current lender for an expected term of five (5) years.

     Estimated maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2014 are as follows: Years ending July 31, 2015 (included in current liabilities): $240,000; 2016: $240,000; 2017: $240,000; 2018: $240,000; 2019: $240,000 and thereafter, $4,221,335.

     The carrying value of all properties collateralizing the above debt is $25,447,800 at July 31, 2014.

4. INCOME TAXES:

     Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2014 and 2013 are a result of temporary differences related to the items described as follows:

	2014		2013
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$199,413	$—	$222,408	$—
Unbilled receivables	—	1,149,512	—	976,652
Property and equipment	—	2,964,078	—	2,557,262
Deferred revenue	946,033	—	—	—
Unrealized gain on marketable securities	—	106,291	—	150,001
Other	418,376	—	453,536	—
	$1,563,822	$4,219,881	$675,944	$3,683,915

     The Company has determined, based on its history of operating earnings and expectations for the future, that it is more likely than not that future taxable income will be sufficient to fully utilize the deferred tax assets at July 31, 2014 and 2013.

     Income taxes provided for the years ended July 31, 2014, 2013 and 2012 consist of the following:

	2014	2013	2012
Current:
Federal	$501,667	$30,642	$362,463
State and City	348,333	202,358	291,537
Deferred taxes:
Federal	(187,000)	267,000	408,000
State and City	(122,000)	18,000	469,000
Total provision	$541,000	$518,000	$1,531,000

Components of the deferred tax provision (benefit) for the years ended July 31, 2014, 2013 and 2012 consist of the following:

	2014	2013	2012
Tax depreciation exceeding book depreciation	$406,019	$380,598	$695,771
Decrease (increase) of rental income
received in advance	22,995	(39,528)	(106,944)
Increase (decrease) in unbilled receivables	172,860	(19,005)	449,617
Deferred revenue	(946,033)	—	—
Other	35,159	(37,065)	(161,444)
	$(309,000)	$285,000	$877,000

     For the year ended July 31, 2012, deferred tax expense was $877,000, of which $469,000 was due to a change in the expected calculation of New York State and New York City taxes. Historically, the Company has calculated the aforementioned taxes based on capital; as such, the taxes were considered franchise taxes and were not included when calculating deferred taxes. Effective April 30, 2012, management assumed future taxes for New York State and New York City will be calculated based on income. This change in management’s assumption relating to operating income in future periods for state and city deferred tax calculation increased the deferred tax asset, deferred tax liability, and deferred taxes on unrealized gain on available-for-sale securities by $145,000, $641,000, and $27,000, respectively, at July 31, 2012, with the charge to deferred tax expense for $469,000.

     Taxes provided for the years ended July 31, 2014, 2013 and 2012 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2014	2013	2012
Income before income taxes	$1,280,323	$1,181,671	$2,801,353
Dividends received deduction	(8,205)	(12,590)	(7,992)
Other-net	10,124	10,567	8,023
Adjusted pre-tax income	$1,282,242	$1,179,648	$2,801,384
Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$433,100	$366,444	$869,586
State and City income taxes, net of federal income tax benefit	229,900	133,556	192,414
State and City deferred income taxes	(122,000)	18,000	469,000
Income tax provision	$541,000	$518,000	$1,531,000

     For the year ended July 31, 2014, the Company utilized a $182,841 capital loss carryforward, resulting in a current benefit of approximately $82,200.

     For the year ended July 31, 2012, the Company utilized a $121,103 federal net operating loss carryforward, resulting in a current federal benefit in the income tax provision of $41,175.

     The Company evaluates the effect of uncertain tax positions in accordance with the provisions of GAAP. The Company records interest and penalties relating to its tax returns and provisions as interest expense and administrative and general expenses, respectively.

     The Company’s federal tax returns have been audited through the year ended July 31, 2006 and the Internal Revenue Service has issued a notice of intent to audit the 2013 tax return and the New York State tax returns have been audited through July 31, 2012. New York City is in the process of auditing through July 31, 2012. Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions.

     On September 13, 2013, the U.S. Department of the Treasury and the Internal Revenue Service released final income tax regulations on the deduction and capitalization of expenditures related to tangible property (“tangible property regulations”). The tangible property regulations clarify and expand sections 162(a) and 263(a) of the Internal Revenue Code (“IRC”), which relate to amounts paid to acquire, produce, or improve tangible property. Additionally, the tangible property regulations provide final guidance under IRC section 167 regarding accounting for and retirement of depreciable property and regulations under IRC section 168 relating to the accounting for property under the Modified Accelerated Cost Recovery System. The tangible property regulations affect all taxpayers that acquire, produce, or improve tangible property, and generally apply to taxable years beginning on or after January 1, 2014, which will impact the fiscal year ending July 31, 2015. The tangible property regulations will require the Company to make additional tax accounting method changes as of August 1, 2014. Changes in tax law are accounted for in the period of enactment, therefore certain provisions of the legislation could impact the presentation of deferred tax assets and liabilities in the consolidated balance sheet but are not expected to have a material impact on the Company’s effective tax rate. The adoption of the regulations is expected to primarily affect timing and is not likely to have a material impact on the consolidated financial statements.

5. LEASES:

     The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 7 years to 29 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

     Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2014 was exceeded by sublease rental income, as follows:

	2014	2013	2012
Minimum rental expense	$1,732,220	$1,726,817	$1,752,764
Contingent rental expense	732,220	736,406	743,248
	2,464,440	2,463,223	2,496,012
Sublease rental income	5,985,195	6,161,173	6,222,388
Excess of sublease income over expense	$3,520,755	$3,697,950	$3,726,376

     Rent expense related to an affiliate principally owned by a director of the Company totaled $825,000 for fiscal years ended July 31, 2014, 2013 and 2012. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

     Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Operating
Fiscal Year	Leases
2015	$1,724,004
2016	1,724,004
2017	1,724,004
2018	1,731,609
2019	1,731,609
After 2019	16,361,865
Total required*	$24,997,095
____________________

*	Minimum payments have not been reduced by minimum sublease rentals of $32,911,324 under operating leases due in the future under non-cancelable leases.

6. RENTAL INCOME:

     Rental income for each of the fiscal years 2014, 2013 and 2012 is as follows:

	July 31,
	2014	2013	2012
Minimum rentals
Company owned property	$10,412,191	$9,308,907	$9,920,860
Leased property	5,709,743	5,845,114	5,900,541
	16,121,934	15,154,021	15,821,401
Contingent rentals
Company owned property	538,212	421,743	386,815
Leased property	275,451	316,059	321,847
	813,663	737,802	708,662
Total	$16,935,597	$15,891,823	$16,530,063

     Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2015	$9,920,781	$5,323,022	$15,243,803
2016	8,946,599	4,863,036	13,809,635
2017	6,402,631	4,318,427	10,721,058
2018	6,143,524	2,732,264	8,875,788
2019	5,290,419	2,706,053	7,996,472
After 2019	12,741,765	12,968,522	25,710,287
Total	$49,445,719	$32,911,324	$82,357,043

     Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

     Payroll and other accrued liabilities for the fiscal years ended July 31, 2014 and 2013 consist of the following:

	2014	2013
Payroll	$196,933	$190,361
Interest	38,835	39,859
Professional fees	144,623	149,026
Rents received in advance	448,425	497,470
Utilities	20,257	9,007
Brokers commissions	283,123	309,713
Construction costs	207,872	175,639
Other	834,419	722,531
Total	2,174,487	2,093,606
Less current portion	2,174,487	2,033,923
Long term portion	$—	$59,683

8. EMPLOYEES’ RETIREMENT PLANS:

     The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $366,741, $350,536, and $334,152 as contributions to the Plan for fiscal years 2014, 2013 and 2012, respectively.

MULTI-EMPLOYER PLAN:

     The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2014, 2013 and 2012 were $47,903, $37,501, and $29,628, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

     Information as to the Company’s portion of accumulated plan benefits and plan assets is not reported separately by the pension plan. Under the Employee Retirement Income Security Act, upon withdrawal from a multi-employer benefit plan, an employer is required to continue to pay its proportionate share of the plan’s unfunded vested benefits, if any. Any liability under this provision cannot be determined: however, the Company has not made a decision to withdraw from the plan.

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan:	United Food and Commercial Workers
Local 888 Pension Fund
Employer identification number:	13-1819138
Plan number:	002
Date of most recent Form 5500:	December 31, 2012
Certified zone status:	Critical Status
Status determination date:	January 1, 2012
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	None
Employer contributing greater than 5% of Plan contributions for
year ended December 31, 2012:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2016

9. CASH FLOW INFORMATION:

     For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

     Supplemental disclosures:

	July 31,
	2014	2013	2012
Interest paid, net of capitalized interest of $16,300 (2014),
$24,659 (2013) and $4,056 (2012)	$424,039	$427,278	$541,301
Income taxes paid	$720,583	$637,382	$259,061

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

	July 31, 2014
	Carrying	Fair
	Value	Value
Cash and cash equivalents	$1,892,760	$1,892,760
Marketable securities	$1,354,213	$1,354,213
Security deposits payable	$746,603	$746,603
Mortgages, note and term loan payable	$6,421,335	$7,592,416

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

     Other assets subject to credit risk include receivables and unbilled receivables. The Company derived rental income from fifty one tenants, of which one tenant accounted for 19.16% and another tenant accounted for 15.34% of rental income during the year ended July 31, 2014. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2014. Of the receivables recorded at July 31, 2014, one tenant accounted for 29.49% of the receivables due to a restructuring of the payments due on leases and one other tenant accounted for 39.48% of the receivables. Of the unbilled receivables, one tenant accounted for 26.40% and another tenant accounted for 24.19% of the balance at July 31, 2014. No other tenants accounted for 10% of billed receivables, unbilled receivables, or combined billed and unbilled receivables. Write-offs of unbilled receivables, primarily due to restructuring of leases, were $66,265 for 2014, $324,536 for 2013 and $5,103 for 2012.

     The Company has one irrevocable letter of credit totaling $230,000 at July 31, 2014 and 2013 provided by one tenant as a security deposit.

11. DEFERRED CHARGES:

     Deferred charges for the fiscal years ended July 31, 2014 and 2013 consist of the following:

	July 31, 2014		July 31, 2013
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$2,667,272	$1,166,367	$2,708,480	$1,051,598
Professional fees for leasing	387,073	219,758	337,592	164,945
Financing costs	780,671	740,801	760,671	704,118
Total	$3,835,016	$2,126,926	$3,806,743	$1,920,661

     The aggregate amortization expense for the three years in the period ended July 31, 2014 was $468,607, $456,524, and $334,261, respectively.

     The weighted average life of current year additions to deferred charges was 8.89 years.

     The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2015	$336,030
2016	$289,729
2017	$220,331
2018	$177,903
2019	$102,735

12. CAPITALIZATION:

     The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2014 and at July 31, 2013.

13. NOTE PAYABLE:

     On December 15, 2004, the Company borrowed $1,000,000 on an unsecured basis from a former director of the Company, who at the time was also a greater than 10% beneficial owner of the outstanding common stock of the Company. The former director passed away in November 2012 and the note is currently an asset of the estate of the former director. The loan has been repeatedly renewed to its current maturity date of December 15, 2016. The note is prepayable in whole or in part at any time without penalty. The constant quarterly payment of interest is $12,500. The interest paid for each of the three years ended July 31, 2014 was $50,000 each year.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME:

     The only component of accumulated other comprehensive income is unrealized gains (losses) on available-for-sale securities.

     A summary of the changes in accumulated other comprehensive income for the fiscal years ended July 31, 2014, 2013, and 2012 is as follows:

	Years Ended July 31,
	2014	2013	2012
Beginning balance, net of tax effect	$183,633	$133,477	$126,415
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities	57,966	90,156	53,062
Tax effect	(26,000)	(40,000)	(46,000)
Unrealized gains on available-for-sale securities, net of tax	31,966	50,156	7,062

Amounts reclassified from accumulated other
comprehensive income, net of tax effect:
Unrealized gains (losses) on available-for-sale
securities reclassified	(155,187)	—	—
Tax effect	69,000	—	—
Amount reclassified, net of tax effect	(86,187)	—	—
Ending balance, net of tax effect	$129,412	$183,633	$133,477

     A summary of the line items in the Consolidated Statements of Income and Retained Earnings affected by the amounts reclassified from accumulated other comprehensive income is as follows:

Details about accumulated other	Affected line item in the statement
comprehensive income components	where net income is presented

Other comprehensive income reclassified	Investment income
Tax effect	Income taxes provided

15. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT:

     On June 16, 2014, the Company entered into a Second Amendment of Lease (the “Amendment”) with 33 Bond St. LLC (“Bond”), its landlord, for certain truck bays and approximately 1,000 square feet located at the cellar level within a garage at Livingston and Bond Street (“Premises”). Pursuant to the Amendment, (1) a lease option for the Premises was exercised extending the lease until December 8, 2043, (2) the Company, simultaneously with the execution of the Amendment, vacated the Premises so that Bond may demolish the building in which the Premises is located in order to develop and construct a new building at the location, and (3) Bond agreed to redeliver to the Company possession of the reconfigured Premises after construction.

     As consideration under the Amendment, Bond agreed to pay the Company a total of $3,500,000. Upon execution of the Amendment, the Company recorded $3,500,000 to deferred revenue to be amortized to revenue to temporarily vacate the premises over the expected vacate period of 36 months. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and the balance due of $1,250,000 on June 16, 2015 has been recorded by the Company as a receivable.

     In connection with the Amendment, the parties also agreed to settle a pending lawsuit in the Supreme Court of the State of New York, Kings County, Index No. 50796/13 (the “Action”), in which the Company sought, among other things, a declaratory judgment that it validly renewed the lease for the Premises, and Bond sought, among other things, a declaratory judgment that the lease expired by its terms on December 8, 2013. Pursuant to a stipulation of settlement, filed on June 16, 2014, the Action, including all claims and counterclaims, has been discontinued with prejudice, without costs or attorneys’ fees to any party as against the other. The stipulation of settlement also contains general releases by both parties of all claims.

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

     Because of defective workmanship and breach of contract, the Company commenced litigation against a contractor to pay damages and return in full $376,467 of a deposit paid when work commenced to replace a roof on the Fishkill, New York building. As of July 31, 2014, this deposit is included in other assets on the balance sheet in security deposits. Based on limited information available at this time, the Company cannot predict the outcome of this matter and expects to vigorously pursue this contractor until the deposit is returned and damages are paid.

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

     We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2014 and 2013, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2014. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Rye Brook, New York
October 2, 2014

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

	Years Ended July 31,
	2014	2013	2012	2011	2010
Revenues:
Rental income	$16,935	$15,892	$16,530	$14,857	$14,525
Recovery of real estate taxes	—	—	—	—	243
Revenue to temporarily vacate lease	146	—	—	—	—
Total revenues	17,081	15,892	16,530	14,857	14,768

Expenses:
Real estate operating expenses	9,629	8,821	8,044	7,837	7,584
Administrative and general expenses	4,255	3,584	3,615	3,575	3,828
Depreciation and amortization	1,722	1,637	1,575	1,557	1,563
Loss on disposition of
property and equipment	4	316	4	8	—
Total expenses	15,610	14,358	13,238	12,977	12,975

Income from continuing operations before
investment income, interest expense,
and income taxes	1,471	1,534	3,292	1,880	1,793

Investment income (loss) and interest expense:
Investment income	232	74	32	103	72
Interest expense	(423)	(426)	(523)	(653)	(724)
	(191)	(352)	(491)	(550)	(652)

Income from continuing operations
before income taxes	1,280	1,182	2,801	1,330	1,141
Income taxes provided	541	518	1,531	572	480
Net income from continuing operations	739	664	1,270	758	661
Discontinued operations:
Net (loss) from discontinued
operations - net of taxes	—	—	—	(228)	(229)
Net income	$739	$664	$1,270	$530	$432
Income per common share:
Income per common share from
continuing operations	$.37	$.33	$.63	$.37	$.33
(Loss) per common share from
discontinued operations	—	—	—	(.11)	(.12)
Net income per common share	$.37	$.33	$.63	$.26	$.21
Dividends per share	$—	$—	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 9 through 11 to the Consolidated Financial Statements). Newly effective accounting principles are also disclosed in Note 1. Information about our deferred tax assets is included in Note 4 to the Consolidated Financial Statements on pages 13 and 14. Our significant intangible assets are included in deferred charges as described in Note 11 to the Consolidated Financial Statements on pages 17 and 18.

FISCAL 2014 COMPARED TO FISCAL 2013

     Net income for the year ended July 31, 2014 amounted to $739,323, or $.37 per share, compared to net income for the year ended July 31, 2013 of $663,671, or $.33 per share.

     Revenues in the current year increased to $17,081,430 from $15,891,823 in the comparable 2013 year primarily due to the settlement of litigation with a retail tenant in the amount of $181,257 at the Company’s Nine Bond Street, Brooklyn, New York building and increased rents from the office tenants who replaced previous office tenants at the Company’s Jowein building in Brooklyn, New York and revenue from temporarily vacating a lease in the amount of $145,833.

     Real estate operating expenses in the current year increased to $9,628,631 from $8,821,467 in the comparable 2013 year primarily due to increases in real estate taxes, payroll costs and maintenance costs, partially offset by a decrease in bad debt expense in the amount of $324,536 in the comparable 2013 year. The 2014 year had a bad debt expense in the amount of $66,265 from a tenant that vacated the Massapequa, New York property in June 2014.

     Administrative and general expenses in the current year increased to $4,255,631 from $3,584,104 in the comparable 2013 year primarily due to increases in payroll costs, legal and professional costs and pension costs.

     Depreciation and amortization expense in the current year increased to $1,721,850 from $1,636,561 in the comparable 2013 year primarily due to improvements to the Nine Bond Street, Brooklyn, New York building, the Jowein building in Brooklyn, New York and the Fishkill, New York building.

     The current year had a loss on disposition of property and equipment in the amount of $4,291. The 2013 year had a loss on disposition of property and equipment in the amount of $316,021.

     Interest expense in the current year exceeded investment income by $190,704 and by $351,999 in the comparable 2013 year. The decrease in interest expense over investment income was primarily due to the gain on sale of marketable securities and interest expense reductions effected by scheduled repayments of debt.

FISCAL 2013 COMPARED TO FISCAL 2012

     Net income for the year ended July 31, 2013 amounted to $663,671, or $.33 per share, compared to net income for the year ended July 31, 2012 of $1,270,353, or $.63 per share.

     Revenues in the year ended 2013 decreased to $15,891,823 from $16,530,063 in the comparable 2012 year. The decrease in revenues was primarily due to two office tenants vacating the Company’s Jowein building in Brooklyn, New York and on a retail tenant at the Company’s Nine Bond Street, Brooklyn, New York building which at the time was in litigation for eviction, partially offset by one new office tenant at the Company’s Nine Bond Street, Brooklyn, New York building and two new office tenants at the Company’s Jowein building in Brooklyn, New York.

     Real estate operating expenses in the year ended 2013 increased to $8,821,467 from $8,044,218 in the comparable 2012 year primarily due to increases in maintenance costs, real estate taxes, payroll costs, leasing commissions and a bad debt expense in the amount of $240,258 from a retail tenant at the Company’s Nine Bond Street, Brooklyn, New York building and a bad debt expense in the amount of $84,278 from a retail tenant at the Company’s Jamaica, New York building, partially offset by decreases in utility costs and licenses and permit costs.

     Administrative and general expenses in the year ended 2013 decreased to $3,584,104 from $3,614,784 in the comparable 2012 year primarily due to decreases in legal and professional costs.

     Depreciation and amortization expense in the year ended 2013 increased to $1,636,561 from $1,574,913 in the comparable 2012 year primarily due to improvements to the Nine Bond Street, Brooklyn, New York building and the Jowein building in Brooklyn, New York.

     The year ended 2013 had a loss on disposition of property and equipment in the amount of $316,021, due to renovations of office space at the Company’s Jowein building in Brooklyn, New York, compared to $4,215 in the 2012 year.

     Interest expense in the year ended 2013 exceeded investment income by $351,999 and by $490,580 in the comparable 2012 year. The decrease in the excess of interest expense over investment income was primarily due to scheduled repayments of debt.

LIQUIDITY AND CAPITAL RESOURCES

     Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $1,892,760 at July 31, 2014.

     In February 2013, the Company entered into a lease agreement with a tenant for 10,000 square feet for office space at the Company’s Nine Bond Street, Brooklyn, New York property. The cost of construction was $1,283,188 and brokerage commissions were $247,830. Occupancy commenced in December 2013 and rent commenced in March 2014. The Company had to relocate part of its general offices to accommodate the tenant at a cost of $556,868. Both of these projects were financed through operating funds.

     In October 2013, the Company leased 99,992 square feet to a retail tenant at the Company’s Fishkill property. Occupancy commenced in November 2013 and rent commenced in March 2014. The Company incurred total construction costs of $1,847,431, including a new roof, repavement of the parking lot and façade work.

     The Company also renewed leases with two office tenants at the Company’s Jowein building in Brooklyn, New York who occupy 8,000 and 8,300 square feet, respectively. The existing lease renewal periods were extended to June 30, 2016 and September 30, 2018, respectively. The Company also renewed a lease with an office tenant at the Company’s Jamaica, New York building, who occupies 38,109 square feet for an additional five year period expiring on November 30, 2018.

     Two of the Company’s retail tenants at its Jamaica, New York building who occupy 28,335 square feet and 25,954 square feet and whose leases expired in August 2013 and September 2013, respectively, did not renew their leases. The loss in annual rental income is $240,000 and $300,000, respectively. The tenant who occupied 28,335 square feet stayed as a tenant on a month to month rental until February 2014 and the tenant who occupied 25,954 square feet vacated the premises in October 2013. The Company in November 2013 leased the 25,954 square feet to a retail furniture store for a ten year period and in March 2014, leased with an existing retail tenant the 28,335 square feet for a fifteen year period. The rental income received from these tenants will be greater than the rental income from the previous tenants. Rent commenced in May 2014 for the retail furniture store and commenced in August 2014 for the existing retail tenant.

     In January 2013, a tenant who occupies 7,401 square feet of retail space at the Company’s Nine Bond Street, Brooklyn, New York property informed the Company that it planned to vacate the premises. Litigation to evict the tenant from the premises was settled by the Company in October 2013. Under the terms of the settlement the tenant is to pay all past rent due the Company in the amount of $181,257 and continued its occupancy under the terms of the lease agreement.

     In October 2013, a tenant at the Company’s Circleville, Ohio property extended its lease for a period of five years expiring on October 31, 2018. This tenant also increased the amount of square footage occupied from 30,000 square feet to 48,000 square feet.

     In June 2014, an office tenant at the Company’s Nine Bond Street, Brooklyn, New York building vacated the premises. The loss in rental income is approximately $100,000. The Company is utilizing brokers to actively seek tenants to occupy the vacated space.

     In June 2014, a fast food restaurant at the Company’s Massapequa, New York property vacated the premises. The loss in rental income is approximately $200,000. The Company is utilizing brokers to actively seek tenants to occupy the vacated space.

     On June 16, 2014, the Company entered into a Second Amendment of Lease (the “Amendment”) with 33 Bond St. LLC (“Bond”), its landlord, for certain truck bays and approximately 1,000 square feet located at the cellar level within a garage at Livingston and Bond Street (“Premises”). Pursuant to the Amendment, (1) a lease option for the Premises was exercised extending the lease until December 8, 2043, (2) the Company, simultaneously with the execution of the Amendment, vacated the Premises so that Bond may demolish the building in which the Premises is located in order to develop and construct a new building at the location, and (3) Bond agreed to redeliver to the Company possession of the reconfigured Premises after construction.

     As consideration under the Amendment, Bond agreed to pay the Company a total of $3,500,000. Upon execution of the Amendment, the Company recorded $3,500,000 to deferred revenue to be amortized to revenue to temporarily vacate the premises over the expected vacate period of 36 months. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and the balance due of $1,250,000 on June 16, 2015 has been recorded by the Company as a receivable.

     In connection with the Amendment, the parties also agreed to settle a pending lawsuit in the Supreme Court of the State of New York, Kings County, Index No. 50796/13 (the “Action”), in which the Company sought, among other things, a declaratory judgment that it validly renewed the lease for the Premises, and Bond sought, among other things, a declaratory judgment that the lease expired by its terms on December 8, 2013. Pursuant to a stipulation of settlement, filed on June 16, 2014, the Action, including all claims and counterclaims, has been discontinued with prejudice, without costs or attorneys’ fees to any party as against the other. The stipulation of settlement also contains general releases by both parties of all claims.

     The Company is replacing a boiler and a roof at its Nine Bond Street building in Brooklyn, New York and is also replacing the sidewalk at its Jowein building in Brooklyn, New York. The cost of these projects will be approximately $450,000.

CONTRACTUAL OBLIGATIONS:

     At July 31, 2014, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
		Less than 1	1-3	4-5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years
Mortgages and term loan payable	$5,421,335	$240,000	$480,000	$480,000	$4,221,335
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	746,603	10,500	173,354	223,373	339,376
Operating leases	24,997,095	1,724,004	3,448,008	3,463,218	16,361,865
Total contractual cash obligations	$32,165,033	$1,974,504	$5,101,362	$4,166,591	$20,922,576

CASH FLOWS:

     The following table summarizes our cash flow activity for the fiscal years ended July 31, 2014, 2013 and 2012:

	2014	2013	2012
Net cash provided by operating activities	$4,134,834	$2,815,536	$3,583,106
Net cash (used) by investing activities	(2,645,449)	(3,209,127)	(1,535,967)
Net cash (used) by financing activities	(261,343)	(281,894)	(3,363,290)

CASH FLOWS FROM OPERATING ACTIVITIES:

     Receivable to Temporarily Vacate Lease: The Company has a receivable in the amount of $1,250,000 due from its landlord for certain truck bays located at a garage at Livingston and Bond Street in Brooklyn, New York. The amount of $1,250,000 is to be received on June 16, 2015.

     Deferred Charges: The Company had expenditures for brokerage commissions for the year ended July 31, 2014 in the amount of $180,400, relating to a tenant at its Jamaica, New York building.

     Payroll and Other Accrued Liabilities: The Company incurred $180,400 for brokerage commissions in order to lease space at the Company’s Jamaica, New York building for the year ended July 31, 2014.

CASH FLOWS FROM INVESTING ACTIVITIES:

     The Company had expenditures of $97,014 for the year ended July 31, 2014, for work on the elevators in the Brooklyn, New York and Jamaica, New York buildings. The cost of the project is expected to be $315,738 of which $303,108 has been paid.

     The Company had expenditures of $319,231 for the year ended July 31, 2014 for construction costs at its Fishkill, New York building for a retail tenant’s renovation. The project was completed in November 2013.

     The Company had expenditures of $1,528,200 for the year ended July 31, 2014 for work at its Fishkill, New York property for a new roof, the repavement of the parking lot and façade work. The renovations were completed in July 2014.

     The Company had expenditures in the amount of $376,467 for deposits to an outside contractor for work to be done at the Company’s Fishkill, New York building.

     The Company had expenditures of $795,254 in the year ended July 31, 2014 for the renovation of 10,000 square feet for office space for a tenant at the Company’s Nine Bond Street, Brooklyn, New York building. The cost of the project was $1,283,188 and was completed in December 2013.

     The Company had expenditures of $191,928 for the year ended July 31, 2014 for renovations for an existing tenant at the Company’s Nine Bond Street, Brooklyn, New York building, as part of the tenant’s lease agreement. The total cost of the renovations was $191,928 and the renovations were completed in December 2013.

     The Company had expenditures of $188,940 in the year ended July 31, 2014 for renovations for an existing tenant at the Company’s Jamaica, New York building as part of the tenant’s lease agreement. The total cost of the renovations was $188,940 and the renovations were completed in March 2014.

RELATED PARTY TRANSACTIONS:

     During fiscal 2014, the Company paid Weinstein Enterprises, Inc. (“Enterprises”) total rentals of $825,000 for leases on which two of the Company’s real estate properties are located. The Company paid the estate of a beneficial owner of greater than 10% of the outstanding common stock of the Company, interest of $50,000 on an unsecured note. In the opinion of the Company, the rentals paid to Enterprises and the interest paid to the beneficial owner are no more favorable than would be payable for comparable properties, loans, respectively, in arms-length transactions with non-affiliated parties.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

     This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2014 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

CONTROLS AND PROCEDURES:

     The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2014, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

J.W. MAYS, INC.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2013	Jan. 31, 2014	Apr. 30, 2014	July 31, 2014
Revenues	$4,219	$4,139	$4,268	$4,455
Revenues less expenses	$817	$(57)	$291	$229
Net income (loss)	$436	$(57)	$218	$142
Net income (loss) per common share	$.22	$(.03)	$.11	$.07

	Three Months Ended
	Oct. 31, 2012	Jan. 31, 2013	Apr. 30, 2013	July 31, 2013
Revenues	$4,195	$4,105	$3,704	$3,888
Revenues less expenses	$845	$(82)	$182	$237
Net income (loss)	$501	$(11)	$73	$101
Net income (loss) per common share	$.25	$(.01)	$.04	$.05

     Income per share is computed independently for each of the quarters presented on the basis described in Note 1 to the Consolidated Financial Statements.

COMMON STOCK AND DIVIDEND INFORMATION:

     Effective November 8, 1999, the Company’s common stock commenced trading on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the Symbol: “Mays”. Such shares were previously traded on The Nasdaq National Market. Effective August 1, 2006, NASDAQ became operational as an exchange in NASDAQ-Listed Securities. It is now known as The NASDAQ Stock Market LLC.

     The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2014 and 2013:

	Sales Price
Three Months Ended	High	Low
October 31, 2013	$28.00	$25.00
January 31, 2014	38.06	25.50
April 30, 2014	53.00	38.06
July 31, 2014	67.14	45.00

October 31, 2012	$28.57	$19.25
January 31, 2013	25.00	21.00
April 30, 2013	22.75	21.90
July 31, 2013	26.85	20.89

     The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

     On September 5, 2014, the Company had approximately 1,350 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer,
J.W. Mays, Inc.

Committee Assignments Key:

1	Member of Executive Committee

2	Member of Audit Committee

3	Member of Investment Advisory Committee

4	Member of Executive Compensation Committee

5	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers are also members)

6	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

     Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2014 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

     Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443