Form 10-K, Exhibit 13
period 2015-07-31
MAYS J W INC
filed 2015-10-08
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2015

Year Ended July 31, 2015

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
800 Westchester Avenue, Suite N-400
Rye Brook, N.Y. 10573-1301

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 17, 2015, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

	2015	2014	2013	2012	2011
Rental Income	$17,732	$16,935	$15,892	$16,530	$14,857
Recovery of Real Estate Taxes	11	—	—	—	—
Revenue to Temporarily Vacate Lease	1,167	146	—	—	—
Total Revenues	18,910	17,081	15,892	16,530	14,857
Net Income from Continuing Operations	2,209	739	664	1,270	758
Net Loss from Discontinued Operations -
net of taxes	—	—	—	—	(228)
Net Income	2,209	739	664	1,270	530
Real Estate-Net	48,060	47,320	45,450	44,158	44,592
Total Assets	66,436	61,177	56,694	55,385	56,341
Long-Term Debt:
Mortgages and Term Loan Payable	5,786	5,181	5,422	5,592	5,750
Note Payable	1,000	1,000	1,000	1,000	1,000
Deferred Revenue	1,021	2,188	—	—	—
Other	815	736	639	772	922
Total	8,622	9,105	7,061	7,364	7,672
Shareholders’ Equity	46,385	44,109	43,424	42,710	41,433
Income per Common Share from
Continuing Operations	1.10	.37	.33	.63	.37
Loss per Common Share from
Discontinued Operations	—	—	—	—	(.11)
Income per Common Share	$1.10	$.37	$.33	$.63	$.26
Cash Dividends Declared per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2011 through 2015: 2,015,780.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2015.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

The financial condition of our Company continued to be positive during the fiscal year ended July 31, 2015 with profits earned in each of the four quarters during this period.

In fiscal 2015, our revenues from operations were $18,909,777 compared to $17,081,430 in the 2014 fiscal year. Net income for fiscal 2015 was $2,208,682, or $1.10 per share. This compares to net income of $739,323, or $.37 per share for fiscal 2014.

The Company entered into three new lease agreements with office tenants for formerly vacated space: two at its Jowein building in Brooklyn, New York and one at its Nine Bond Street building, in Brooklyn, New York. The Company also was able to extend four leases with existing tenants: one each at its Jowein and Nine Bond Street buildings in Brooklyn, New York, one at its Jamaica, New York building and one at its Circleville, Ohio building. The Company had revenue of $1,166,667 from temporarily vacating a lease. Finally, the Company was able to extend the mortgage with a bank at a lower interest rate and borrowed an additional $652,274. These new leases, increased rentals from existing tenants and the more favorable terms of the mortgage extension should increase our revenue from operations in the future.

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

LLOYD J. SHULMAN
Chairman, President and Chief Executive Officer

October 8, 2015

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2015 and 2014

Assets	2015	2014
Property and Equipment-at cost (Notes 1, 3, 4 and 16):
Buildings and improvements	$76,289,486	$74,547,177
Improvements to leased property	1,478,012	1,478,012
Fixtures and equipment	144,545	144,545
Land	6,067,805	6,067,805
Other	235,622	238,906
Construction in progress	639,042	—
	84,854,512	82,476,445
Less accumulated depreciation and amortization	36,663,120	35,017,447
Property and equipment-net	48,191,392	47,458,998

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	4,085,704	1,892,760
Receivables (Notes 1, 6 and 10)	638,643	311,006
Receivable to temporarily vacate lease (Note 15)	—	1,250,000
Income taxes refundable	695,265	196,006
Deferred income taxes (Notes 1 and 4)	3,531,000	1,564,000
Security deposits	83,012	—
Prepaid expenses	1,477,996	1,383,994
Total current assets	10,511,620	6,597,766

Other Assets:
Deferred charges (Notes 1 and 11)	3,859,594	3,835,016
Less accumulated amortization (Notes 1 and 11)	1,560,205	2,126,926
Net	2,299,389	1,708,090
Receivables (Notes 1, 6 and 10)	30,000	60,000
Security deposits	1,328,952	1,440,755
Unbilled receivables (Notes 1, 4, 6 and 10)	2,613,246	2,556,743
Marketable securities (Notes 1, 2, 10 and 14)	1,461,504	1,354,213
Total other assets	7,733,091	7,119,801

TOTAL ASSETS	$66,436,103	$61,176,565

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2015	2014
Long-Term Debt:
Mortgages and term loan payable (Notes 3 and 10)	$5,786,525	$5,181,335
Note payable - related party (Notes 10 and 13)	1,000,000	1,000,000
Security deposits payable (Note 10)	693,576	736,103
Payroll and other accrued liabilities (Notes 1, 5 and 7)	121,223	—
Deferred revenue (Note 15)	1,020,833	2,187,500
Total long-term debt	8,622,157	9,104,938

Deferred Income Taxes (Notes 1 and 4)	7,386,000	4,220,000

Current Liabilities:
Accounts payable	39,759	144,250
Payroll and other accrued liabilities (Notes 1, 5 and 7)	2,597,104	2,174,487
Deferred revenue (Note 15)	1,166,667	1,166,667
Other taxes payable	5,972	6,357
Current portion of long-term debt (Notes 3 and 10)	150,763	240,000
Current portion of security deposits payable (Note 10)	83,012	10,500

Total current liabilities	4,043,277	3,742,261

Total liabilities	20,051,434	17,067,199

Shareholders’ Equity:
Common stock, par value $1 each share
(shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities -
net of deferred taxes of $101,000 at July 31, 2015
and $107,000 at July 31, 2014 (Notes 1, 4 and 10)	196,033	129,412
Retained earnings	41,951,946	39,743,264
	47,672,521	45,397,218
Less common stock held in treasury, at cost - 162,517 shares at
July 31, 2015 and July 31, 2014 (Note 12)	1,287,852	1,287,852
Total shareholders’ equity	46,384,669	44,109,366

Commitments (Notes 5 and 6) and Contingencies (Notes 8 and 16)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,436,103	$61,176,565

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2015	2014	2013
Revenues
Rental income (Notes 1 and 6)	$17,732,485	$16,935,597	$15,891,823
Recovery of real estate taxes	10,625	—	—
Revenue to temporarily vacate lease (Note 15)	1,166,667	145,833	—
Total revenues	18,909,777	17,081,430	15,891,823
Expenses
Real estate operating expenses (Note 5)	9,658,282	9,628,631	8,821,467
Administrative and general expenses	4,342,762	4,255,631	3,584,104
Depreciation and amortization (Note 1)	1,695,454	1,721,850	1,636,561
Loss on disposition of property and equipment	27,648	4,291	316,021
Total expenses	15,724,146	15,610,403	14,358,153
Income before investment income,
interest expense and income taxes	3,185,631	1,471,027	1,533,670
Investment income and interest expense:
Investment income (Notes 1 and 2)	51,218	232,311	74,326
Interest expense (Notes 3, 9 and 13)	(315,167)	(423,015)	(426,325)
	(263,949)	(190,704)	(351,999)
Income before income taxes	2,921,682	1,280,323	1,181,671
Income taxes provided (Notes 1 and 4)	713,000	541,000	518,000
Net income	2,208,682	739,323	663,671
Retained earnings, beginning of year	39,743,264	39,003,941	38,340,270
Retained earnings, end of year	$41,951,946	$39,743,264	$39,003,941
Income per common share (Note 1)	$1.10	$0.37	$0.33
Dividends per share	$—	$—	$—
Average common shares outstanding (Note 1)	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2015	2014	2013
Net income	$2,208,682	$739,323	$663,671
Unrealized gain on available-for-sale securities:
Unrealized holding gains arising during the period net of
taxes (benefit) of ($6,000), $26,000 and $40,000 for the
fiscal years 2015, 2014 and 2013, respectively (Note 14)	66,621	31,966	50,156
Reclassification adjustment for net (losses) included in net income, net of taxes of ($69,000) for the year ended
July 31, 2014 (Note 14)	—	(86,187)	—
Unrealized gain (loss) on available-for-sale securities, net of taxes	66,621	(54,221)	50,156
Comprehensive income	$2,275,303	$685,102	$713,827

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended July 31,
		2015	2014	2013
Cash Flows From Operating Activities:
Net income		$2,208,682	$739,323	$663,671
Adjustments to reconcile net income to net cash
provided by operating activities:
Deferred income taxes		1,205,000	(309,000)	285,000
Deferred revenue		(1,166,667)	3,354,167	—
Realized (gain) loss on sale of marketable securities		(6,455)	(182,870)	5,572
Loss on disposition of property and equipment		27,648	4,291	316,021
Depreciation and amortization		1,695,454	1,721,850	1,636,561
Amortization of deferred charges		351,570	468,607	456,524
Other assets -	deferred charges	(942,869)	(290,615)	(636,402)
-	unbilled receivables	(56,503)	(450,739)	(282,265)
-	unbilled receivable - bad debts	—	66,265	324,536
-	receivables	30,000	30,000	30,000
Changes in:
Receivables		(327,637)	(1,489)	(32,932)
Receivable to temporarily vacate lease		1,250,000	(1,250,000)	—
Prepaid expenses		(94,002)	(62,724)	(100,937)
Income taxes refundable		(499,259)	129,066	(325,072)
Accounts payable		(104,491)	86,582	(27,415)
Payroll and other accrued liabilities		543,840	80,881	581,205
Income taxes payable		—	—	(79,362)
Other taxes payable		(385)	1,239	831
Net cash provided by operating activities		4,113,926	4,134,834	2,815,536
Cash Flows From Investing Activities:
Acquisition of property and equipment		(2,455,496)	(3,550,674)	(3,327,668)
Security deposits		28,791	(285,810)	51,950
Marketable securities:
Receipts from sales or maturities		344,271	1,248,412	621,809
Payments for purchases		(384,486)	(57,377)	(555,218)
Net cash (used) by investing activities		(2,466,920)	(2,645,449)	(3,209,127)
Cash Flows From Financing Activities:
Increase (decrease) - security deposits payable		29,985	(91,081)	(123,232)
Borrowings - mortgage debt		652,274	—	—
Payments - mortgage and other debt payments		(136,321)	(170,262)	(158,662)
Net cash provided (used) by financing activities		545,938	(261,343)	(281,894)
Net increase (decrease) in cash and cash equivalents		2,192,944	1,228,042	(675,485)
Cash and cash equivalents at beginning of year		1,892,760	664,718	1,340,203
Cash and cash equivalents at end of year		$4,085,704	$1,892,760	$664,718

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

Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Due to the early termination of two leases and the modification without extension of a third lease, the Company recorded a bad debt expense of $66,265 for the year ended July 31, 2014 and $324,536 for the year ended July 31, 2013, which is included in administrative and general expenses.

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2015 and 2014, there were no impairments of its property and equipment.

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

The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of tax returns by federal, state or city tax authorities. Financial statement effects on tax positions are recognized in the period in which it is more likely than not that the position will be sustained upon examination, the position is effectively settled or when the statute of limitations to challenge the position has expired. Interest and penalties, if any, related to unrecognized tax benefits are recorded as interest expense and administrative and general expenses, respectively.

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2015, 2014 and 2013.

Marketable Securities

The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading during the three years ended July 31, 2015.

The Company follows GAAP which establishes a fair value hierarchy that prioritizes the valuation techniques and creates the following three broad levels, with Level 1 valuation being the highest priority:

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2015 and 2014.

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

	Fair value measurements at reporting date using
Description	July 31, 2015	Level 1	Level 2	Level 3	July 31, 2014	Level 1	Level 2	Level 3
Assets:
Marketable securities -
available-for-sale	$1,461,504	$1,461,504	$–	$–	$1,354,213	$1,354,213	$–	$–

Fair Value of Investments in Entities that Use NAV

The following table summarizes investments measured at fair value based on NAV per share as of July 31, 2015 and 2014, respectively.

		Unfunded	Redemption Frequency
July 31, 2015	Fair Value	Commitments	(if currently eligible)	Redemption Notice Period
First Eagle Global CL I	$271,462	n/a	Daily	None
Parnasus Core Equity Investor CL	$305,626	n/a	Daily	None
Columbia Flexible CAP Income CL A	$271,076	n/a	Daily	None

		Unfunded	Redemption Frequency
July 31, 2014	Fair Value	Commitments	(if currently eligible)	Redemption Notice Period
First Eagle Global CL I	$273,000	n/a	Daily	None
Parnasus Core Equity Investor CL	$277,571	n/a	Daily	None
Transamerica Tactical Income CL A	$269,649	n/a	Daily	None

Implementation of new accounting standards:

In July 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Carryforward Exists.” The Company adopted ASU 2013-11 in the fourth quarter of fiscal year ended July 31, 2015. The adoption of this standard did not have a significant impact on these consolidated financial statements.

In May 2014, the FASB issued an update (“ASU 2014-09”) establishing ASC Topic 606 Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and annual reporting in fiscal years that begin after December 15, 2016. ASU 2015-14 extended the implementation date for fiscal years beginning after December 31, 2017. The adoption of the update on August 1, 2018 is not expected to have a significant impact on our consolidated financial statements.

2. MARKETABLE SECURITIES:

As of July 31, 2015 and 2014, the Company’s marketable securities were classified as follows:

	July 31, 2015				July 31, 2014
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Fair		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Non-current:
Available-for-sale:
Mutual funds	$719,245	$131,639	$2,720	$848,164	$691,047	$129,173	$—	$820,220
Equity securities	445,227	168,113	—	613,340	426,754	107,239	—	533,993
	$1,164,472	$299,752	$2,720	$1,461,504	$1,117,801	$236,412	$—	$1,354,213

The Company’s debt and equity securities, gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position at July 31, 2015 are as follows:

		Less Than
	Fair Value	12 Months
Mutual funds	$271,076	$2,720

Investment income for the years ended July 31, 2015, 2014 and 2013 consists of the following:

	2015	2014	2013
Interest income	$3,097	$2,557	$7,955
Dividend income	41,666	46,884	71,943
Gain (loss) on sale of marketable securities	6,455	182,870	(5,572)
Total	$51,218	$232,311	$74,326

3. LONG-TERM DEBT—MORTGAGES AND TERM LOAN:

			July 31, 2015		July 31, 2014
	Current
	Annual	Final	Due	Due	Due	Due
	Interest	Payment	Within	After	Within	After
	Rate	Date	One Year	One Year	One Year	One Year
Mortgages:
Fishkill, New York property	6.98%	2/18/15	$—	$—	$68,112	$1,470,463
Bond St. building, Brooklyn, NY	6.98%	2/18/15	—	—	171,888	3,710,872
Bond St. building, Brooklyn, NY	3.54%	2/01/20	150,763	5,786,525	—	—
Total			$150,763	$5,786,525	$240,000	$5,181,335

The Company, on August 19, 2004, closed a loan with a bank for a $12,000,000 multiple draw term loan. The loan consisted of: a) a permanent, first mortgage loan to refinance an existing first mortgage loan affecting the Fishkill, New York property, which matured on July 1, 2004 (the “First Permanent Loan”), b) a permanent subordinate mortgage loan in the amount of $1,870,000 (the “Second Permanent Loan”), and c) multiple, successively subordinate loans in the amount $8,295,274 (“Subordinate Building Loans”). The Company, in February 2008, converted the loan totaling $12,000,000 to a seven (7) year permanent mortgage loan. The interest rate on conversion was 6.98%. On January 9, 2015, the Company refinanced the loan for $6,000,000, which included the outstanding balance as of January 2015 in the amount of $5,347,726 and an additional borrowing of $652,274. The loan is for a period of five years with a payment based on a twenty-five year amortization period. The interest rate for this period is fixed at 3.54% per annum. The mortgage loan is secured by the Bond Street building in Brooklyn, New York.

Maturities of long-term debt-mortgages and term loan payable outstanding at July 31, 2015 are as follows: Years ending July 31, 2016 (included in current liabilities): $150,763; 2017: $1,156,845; 2018: $162,569; 2019: $168,501; and 2020: $5,298,610.

The carrying value of all properties collateralizing the above debt is $21,965,454 at July 31, 2015.

4. INCOME TAXES:

Income taxes provided for the years ended July 31, 2015, 2014 and 2013 consist of the following:

	2015	2014	2013
Current:
Federal	$(492,000)	$501,667	$30,642
State and City	—	348,333	202,358
Deferred taxes:
Federal	1,570,000	(187,000)	267,000
State and City	(365,000)	(122,000)	18,000
Total provision	$713,000	$541,000	$518,000

Taxes provided for the years ended July 31, 2015, 2014 and 2013 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2015	2014	2013
Income before income taxes	$2,921,682	$1,280,323	$1,181,671
Other-net	5,074	1,919	(2,023)
Adjusted pre-tax income	$2,926,756	$1,282,242	$1,179,648
Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$995,097	$435,962	$401,080
Federal tax assessment	41,175	—	—
State and City income taxes, net of federal income tax benefit	—	107,900	151,556
State and City deferred income taxes	(365,000)	—	—
Other-net	41,728	(2,862)	(34,636)
Income tax provision	$713,000	$541,000	$518,000

On September 13, 2013, the U.S. Department of the Treasury and the Internal Revenue Service released final income tax regulations on the deduction and capitalization of expenditures related to tangible property (“tangible property regulations”). The tangible property regulations clarify and expand sections 162(a) and 263(a) of the Internal Revenue Code (“IRC”), which relate to amounts paid to acquire, produce, or improve tangible property. Additionally, the tangible property regulations provide final guidance under IRC section 167 regarding accounting for and retirement of depreciable property and regulations under IRC section 168 relating to the accounting for property under the Modified Accelerated Cost Recovery System. The tangible property regulations affect all taxpayers that acquire, produce, or improve tangible property, and generally apply to taxable years beginning on or after January 1, 2014. The Company implemented the tangible property regulations as of August 1, 2014 to be included with the filing of its federal tax return due October 15, 2015.

For the year ended July 31, 2015, after implementing the tangible property regulations, the Company incurred a federal net operating loss of approximately $8,191,403. The Company was able to carryback approximately $1,582,003, generating a federal income tax refund receivable of $537,881. The remainder of the federal net operating loss approximating $6,609,000 will be available to offset future taxable income. In addition, as of July 31, 2015 the Company had state and city net operating loss carryforwards of approximately $9,000,000 available to offset future state and city taxable income. The net operating loss carryforwards will expire, if not used, in 2035.

The Company’s federal tax returns have been audited through the year ended July 31, 2013 and the New York State and New York City tax returns have been audited through July 31, 2012. The effects of these audits include an assessment by the Internal Revenue Service of approximately $146,000 and an assessment by the City of New York Department of Finance of approximately $5,000. Both assessments are included in the current tax provision as of July 31, 2015.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2015, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2015 and 2014 are a result of temporary differences related to the items described as follows:

	2015		2014
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$202,497	$—	$199,413	$—
Net operating loss carryforward	2,247,196	—	—	—
Unbilled receivables	—	888,489	—	1,149,631
Property and equipment	—	6,396,520	—	2,964,078
Deferred revenue	743,750	—	946,033	—
Unrealized gain on marketable securities	—	100,991	—	106,291
Other	337,557	—	418,554	—
	$3,531,000	$7,386,000	$1,564,000	$4,220,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal deferred tax assets at July 31, 2015 and 2014.

New York State and New York City taxes for years through July 31, 2015 are calculated using the higher of taxes based on income or the respective capital-based franchise taxes. In April 2014, the New York State governor signed into law legislation overhauling the New York State franchise tax on corporations. The changes in the law will be effective for the Company’s year ending July 31, 2016. The state capital-based tax will be phased out over a 7-year period. As of July, 2015, the Company anticipates New York State taxes will be based on capital through 2022, and New York City taxes will be based on capital for the foreseeable future.

Due to the application of the capital-based tax while the net operating loss still applies, or due to the possible absence of State taxable income in the years beyond 2022 to which the State loss can be carried, the Company has not recorded the New York State or New York City tax benefit of its net operating loss carryforwards. Also, to reflect its expectation that reversal of temporary differences will not result in New York State or City tax based on income, as of July 31, 2015 the Company decreased the deferred tax asset, deferred tax liability, and deferred taxes on unrealized loss on available-for-sale securities by $380,000, $771,000 and $26,000, respectively, resulting in a State and City deferred tax benefit of $365,000.

Components of the deferred tax provision (benefit) for the years ended July 31, 2015, 2014 and 2013 consist of the following:

	2015	2014	2013
Tax depreciation exceeding book depreciation	$3,897,397	$406,019	$380,598
Net operating loss carryforward	(2,247,196)	—	—
Decrease (increase) of rental income received in advance	(50,032)	22,995	(39,528)
Increase (decrease) in unbilled receivables	19,211	172,860	(19,005)
Deferred revenue	(28,333)	(946,033)	—
Other	(21,047)	35,159	(37,065)
	$1,570,000	$(309,000)	$285,000

5. LEASES:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 6 years to 28 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2015 was exceeded by sublease rental income, as follows:

	2015	2014	2013
Minimum rental expense	$1,726,481	$1,732,220	$1,726,817
Contingent rental expense	777,637	732,220	736,406
	2,504,118	2,464,440	2,463,223
Sublease rental income	6,566,297	5,985,195	6,161,173
Excess of sublease income over expense	$4,062,179	$3,520,755	$3,697,950

Rent expense related to an affiliate principally owned by a director of the Company totaled $825,000 for fiscal years ended July 31, 2015, 2014 and 2013. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Operating
Fiscal Year	Leases
2016	$1,724,004
2017	1,724,004
2018	1,731,609
2019	1,731,609
2020	1,731,609
After 2020	14,630,256
Total required*	$23,273,091

*	Minimum payments have not been reduced by minimum sublease rentals of $29,807,743 under operating leases due in the future under non-cancelable leases.

6. RENTAL INCOME:

Rental income for each of the fiscal years 2015, 2014 and 2013 is as follows:

	July 31,
	2015	2014	2013
Minimum rentals
Company owned property	$10,609,834	$10,412,191	$9,308,907
Leased property	6,262,367	5,709,743	5,845,114
	16,872,201	16,121,934	15,154,021
Contingent rentals
Company owned property	556,354	538,212	421,743
Leased property	303,930	275,451	316,059
	860,284	813,663	737,802
Total	$17,732,485	$16,935,597	$15,891,823

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2016	$10,291,591	$5,283,503	$15,575,094
2017	7,609,325	4,530,165	12,139,490
2018	7,643,896	2,944,001	10,587,897
2019	7,105,938	2,917,791	10,023,729
2020	6,802,539	2,626,163	9,428,702
After 2020	14,575,414	11,506,120	26,081,534
Total	$54,028,703	$29,807,743	$83,836,446

Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2015 and 2014 consist of the following:

	2015	2014
Payroll	$216,804	$196,933
Interest	24,349	38,835
Professional fees	175,000	144,623
Rents received in advance	595,578	448,425
Utilities	14,803	20,257
Brokers commissions	591,988	283,123
Construction costs	160,340	207,872
Other	939,465	834,419
Total	2,718,327	2,174,487
Less current portion	2,597,104	2,174,487
Long term portion	$121,223	$—

8. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $385,083, $366,741, and $350,536, as contributions to the Plan for fiscal years 2015, 2014 and 2013, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2015, 2014 and 2013 were $45,782, $47,903, and $37,501, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

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

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan:	United Food and Commercial Workers
Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2013
Certified zone status:	Critical Status
Status determination date:	January 1, 2013
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	None
Employer contributing greater than 5% of Plan contributions for year
ended December 31, 2013:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2016

9. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	July 31,
	2015	2014	2013
Interest paid, net of capitalized interest of $23,733 (2015),
$16,300 (2014) and $24,659 (2013)	$329,653	$424,039	$427,278
Income taxes paid	$237,702	$720,583	$637,382

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

	July 31, 2015
	Carrying	Fair
	Value	Value
Cash and cash equivalents	$4,085,704	$4,085,704
Marketable securities	$1,461,504	$1,461,504
Security deposits payable	$776,588	$776,588
Mortgages, note and term loan payable	$6,937,288	$6,999,768

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities and cash and cash equivalents. Marketable securities and cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

Other assets subject to credit risk include receivables and unbilled receivables. The Company derived rental income from forty nine tenants, of which one tenant accounted for 18.21% and another tenant accounted for 14.91% of rental income during the year ended July 31, 2015. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2015. Of the receivables recorded at July 31, 2015, one tenant accounted for 15.76% of the receivables due to a restructuring of the payments due on leases and two other tenants accounted for 22.71% and 13.69% of the receivables, respectively. Of the unbilled receivables, one tenant accounted for 30.44%, a second tenant accounted for 19.54% and a third tenant accounted for 12.25% of the balance at July 31, 2015. No other tenants accounted for more than 10% of billed receivables, unbilled receivables, or combined billed and unbilled receivables. Write-offs of unbilled receivables, primarily due to restructuring of leases, were $0 for 2015, $66,265 for 2014 and $324,536 for 2013.

The Company has one irrevocable letter of credit totaling $230,000 at July 31, 2015 and 2014 provided by one tenant as a security deposit.

11. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2015 and 2014 consist of the following:

	July 31, 2015		July 31, 2014
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$3,339,759	$1,304,518	$2,667,272	$1,166,367
Professional fees for leasing	405,448	244,251	387,073	219,758
Financing costs	114,387	11,436	780,671	740,801
Total	$3,859,594	$1,560,205	$3,835,016	$2,126,926

The aggregate amortization expense for the three years in the period ended July 31, 2015 was $351,570, $468,607, and $456,524, respectively.

The weighted average life of current year additions to deferred charges was 14.14 years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2016	$343,363
2017	$294,200
2018	$259,105
2019	$194,201
2020	$157,850

12. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2015 and at July 31, 2014.

13. NOTE PAYABLE:

On December 15, 2004, the Company borrowed $1,000,000 on an unsecured basis from a former director of the Company, who at the time was also a greater than 10% beneficial owner of the outstanding common stock of the Company. The former director passed away in November 2012 and the note is currently an asset of the estate of the former director. The loan has been repeatedly renewed to its current maturity date of December 15, 2016. The note is prepayable in whole or in part at any time without penalty. The constant quarterly payment of interest is $12,500. The interest paid for each of the three years ended July 31, 2015 was $50,000 each year.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME:

The only component of accumulated other comprehensive income is unrealized gains (losses) on available-for-sale securities. A summary of the changes in accumulated other comprehensive income for the fiscal years ended July 31, 2015, 2014, and 2013 is as follows:

	Years Ended July 31,
	2015	2014	2013
Beginning balance, net of tax effect	$129,412	$183,633	$133,477
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities	60,621	57,966	90,156
Tax effect	6,000	(26,000)	(40,000)
Unrealized gains on available-for-sale securities, net of tax effect	66,621	31,966	50,156

Amounts reclassified from accumulated other
comprehensive income, net of tax effect:
Unrealized gains (losses) on available-for-sale
securities reclassified	—	(155,187)	—
Tax effect	—	69,000	—
Amount reclassified, net of tax effect	—	(86,187)	—
Ending balance, net of tax effect	$196,033	$129,412	$183,633

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

As consideration under the Amendment, Bond agreed to pay the Company a total of $3,500,000. Upon execution of the Amendment, the Company recorded $3,500,000 to deferred revenue to be amortized to revenue to temporarily vacate the premises over the expected vacate period of 36 months. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and the balance due of $1,250,000 on June 16, 2015 has been received by the Company.

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

Because of defective workmanship and breach of contract, the Company commenced litigation against a contractor to pay damages and return in full $376,467 of a deposit paid when work commenced to replace a roof on the Fishkill, New York building. As of July 31, 2015, this deposit is included in other assets on the balance sheet in security deposits. Based on limited information available at this time, the Company cannot predict the outcome of this matter and expects to vigorously pursue this contractor until the deposit is returned and damages are paid.

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

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2015 and 2014, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2015. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Rye Brook, New York
October 8, 2015

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

	Years Ended July 31,
	2015	2014	2013	2012	2011
Revenues:
Rental income	$17,732	$16,935	$15,892	$16,530	$14,857
Recovery of real estate taxes	11	—	—	—	—
Revenue to temporarily vacate lease	1,167	146	—	—	—
Total revenues	18,910	17,081	15,892	16,530	14,857

Expenses:
Real estate operating expenses	9,658	9,629	8,821	8,044	7,837
Administrative and general expenses	4,343	4,255	3,584	3,615	3,575
Depreciation and amortization	1,695	1,722	1,637	1,575	1,557
Loss on disposition of
property and equipment	28	4	316	4	8
Total expenses	15,724	15,610	14,358	13,238	12,977

Income from continuing operations before
investment income, interest expense,
and income taxes	3,186	1,471	1,534	3,292	1,880

Investment income (loss) and interest expense:
Investment income	51	232	74	32	103
Interest expense	(315)	(423)	(426)	(523)	(653)
	(264)	(191)	(352)	(491)	(550)

Income from continuing operations
before income taxes	2,922	1,280	1,182	2,801	1,330
Income taxes provided	713	541	518	1,531	572
Net income from continuing operations	2,209	739	664	1,270	758
Discontinued operations:
Net (loss) from discontinued
operations - net of taxes	—	—	—	—	(228)
Net income	$2,209	$739	$664	$1,270	$530
Income per common share:
Income per common share from
continuing operations	$1.10	$.37	$.33	$.63	$.37
(Loss) per common share from
discontinued operations	—	—	—	—	(.11)
Net income per common share	$1.10	$.37	$.33	$.63	$.26
Dividends per share	$—	$—	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and require the most difficult, subjective or complex judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues, and expenses during the reporting period and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Estimates are based on historical experience, where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described below as our critical accounting policies. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 9 through 11 to the Consolidated Financial Statements). Newly effective accounting principles are also disclosed in Note 1.

Revenue Recognition

Substantially all of our revenue is recognized pursuant to the terms of long-term leases which usually range from 5 years to 20 years. Most of the leases provide for increases in fixed monthly rental income over the term of the lease. Accounting principles require us to recognize the rental income on a straight-line basis over the term of the lease; therefore during the first half of the lease period we recognize more rental income than is received from the tenant pursuant to the terms of the lease. The difference between the rental income recorded in the financial statements and the amounts due under the terms of the lease is recorded as unbilled receivables in the consolidated balance sheets. During the second half of the lease period, we recognize less rental income than is received from the tenant pursuant to the terms of the lease thereby reducing the amount of unbilled receivables. Modifications are sometimes made to the leases during the lease term which would affect the rental income recorded.

Receivables

Receivables, both billed and unbilled, are reviewed monthly for collectability. Management, based on available information, will make a decision as to whether the receivable is collectable. If circumstances indicate that a tenant will not be able to fulfill the terms of the lease, the unbilled receivable will be written off and revenue will be recorded as received.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the asset’s useful life. Significant improvements to the property are capitalized and the costs of improvements no longer in use are written off. Management reviews the value of the properties for significant decreases in valuation. If any significant decreases in valuation are noted, the adjustment is recorded in the financial statements.

Deferred Charges

In connection with obtaining new tenants and leases, we incur costs including brokerage commissions and legal fees. These costs are written off over the term of the lease on the straight-line basis. Should a tenant vacate prior to the expiration of the lease, the unamortized cost is written off at that time.

Income Taxes

Our income tax expense takes into effect taxes that are currently payable based on our income tax returns filed and taxes that will be payable in the future based on income earned in the current year that is not taxable until future events occur offset by expenses incurred in the current year that are not deductible until future events occur. Tax audits increase or decrease the amounts currently payable based on the results of the audits. The tax provision is an estimate and can change at any time due to changes in tax laws and tax rates.

Marketable Securities

We invest in mutual funds with our extra available cash. The mutual funds are valued daily by the funds based on the assets included within the funds. Our mutual fund investments are recorded in the consolidated financial statements at the daily value established by the mutual funds and we can liquidate our investments at any time. These mutual fund valuations are subject to market fluctuations and can substantially change in value at any time.

FISCAL 2015 COMPARED TO FISCAL 2014

Net income for the year ended July 31, 2015 amounted to $2,208,682, or $1.10 per share, compared to net income for the year ended July 31, 2014 of $739,323, or $.37 per share.

Revenues in the current year increased to $18,909,727 from $17,081,430 in the comparable 2014 year primarily due to revenue from an agreement to temporarily vacate a lease, one new office tenant at the Nine Bond Street building in Brooklyn, New York, two new retail tenants at the Jamaica, New York building at higher rents and a new tenant at the Company’s Fishkill, New York building.

Real estate operating expenses in the current year increased to $9,658,282 from $9,628,631 in the comparable 2014 year primarily due to increases in real estate taxes, payroll costs and insurance costs, partially offset by a decrease in maintenance costs, utility costs, leasing commissions and a bad debt expense in the amount of $66,265 from a tenant that vacated the Massapequa, New York property in the 2014 year.

Administrative and general expenses in the current year increased to $4,342,762 from $4,255,631 in the comparable 2014 year primarily due to increases in payroll costs, insurance costs, medical costs, pension costs partially offset by decreases in legal and professional costs. Additionally, New York State and New York City capital based franchise taxes of $229,943 were included in 2015, which there were none in the comparable 2014 year.

Depreciation and amortization expense in the current year decreased to $1,695,454 from $1,721,850 in the comparable 2014 year primarily due to expiring depreciation on the Fishkill, New York building, partially offset by improvements to the Nine Bond Street, Brooklyn, New York building.

The current year had a loss on disposition of property and equipment in the amount of $27,648. The 2014 year had a loss on disposition of property and equipment in the amount of $4,291.

Interest expense in the current year exceeded investment income by $263,949 and by $190,704 in the comparable 2014 year. The increase was due to a gain on sale of marketable securities in the 2014 year, offset by scheduled repayments of debt and a lower interest expense due to a lower interest rate on the refinanced mortgage with a bank in the 2015 year.

FISCAL 2014 COMPARED TO FISCAL 2013

Net income for the year ended July 31, 2014 amounted to $739,323, or $.37 per share, compared to net income for the year ended July 31, 2013 of $663,671, or $.33 per share.

Revenues in the year ended 2014 increased to $17,081,430 from $15,891,823 in the comparable 2013 year primarily due to the settlement of litigation with a retail tenant in the amount of $181,257 at the Company’s Nine Bond Street, Brooklyn, New York building and increased rents from the office tenants who replaced previous office tenants at the Company’s Jowein building in Brooklyn, New York and revenue from temporarily vacating a lease in the amount of $145,833.

Real estate operating expenses in the year ended 2014 increased to $9,628,631 from $8,821,467 in the comparable 2013 year primarily due to increases in real estate taxes, payroll costs and maintenance costs, partially offset by a decrease in bad debt expense in the amount of $324,536 in the comparable 2013 year. The 2014 year had a bad debt expense in the amount of $66,265 from a tenant that vacated the Massapequa, New York property in June 2014.

Administrative and general expenses in the year ended 2014 increased to $4,255,631 from $3,584,104 in the comparable 2013 year primarily due to increases in payroll costs, legal and professional costs and pension costs.

Depreciation and amortization expense in the year ended 2014 increased to $1,721,850 from $1,636,561 in the comparable 2013 year primarily due to improvements to the Nine Bond Street, Brooklyn, New York building, the Jowein building in Brooklyn, New York and the Fishkill, New York building.

The year ended 2014 had a loss on disposition of property and equipment in the amount of $4,291. The 2013 year had a loss on disposition of property and equipment in the amount of $316,021.

Interest expense in the year ended 2014 exceeded investment income by $190,704 and by $351,999 in the comparable 2013 year. The decrease in interest expense over investment income was primarily due to the gain on sale of marketable securities and interest expense reductions effected by scheduled repayments of debt.

LIQUIDITY AND CAPITAL RESOURCES

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $4,085,704 at July 31, 2015.

On June 16, 2014, the Company entered into a Second Amendment of Lease (the “Amendment”) with 33 Bond St. LLC (“Bond”), its landlord, for certain truck bays and approximately 1,000 square feet located at the cellar level within a garage at Livingston and Bond Street (“Premises”).

As consideration under the Amendment, Bond agreed to pay the Company a total of $3,500,000. Upon execution of the Amendment, the Company recorded $3,500,000 to deferred revenue to be amortized to revenue to temporarily vacate the premises over the expected vacate period of 36 months. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and the balance due of $1,250,000 was received on June 16, 2015.

In November 2014, the Company entered into a lease agreement with an existing tenant to occupy an additional 5,640 square feet of office space at the Jowein building in Brooklyn, New York. Occupancy and rent is anticipated to commence in October 2015 and December 2015, respectively. The amount of brokerage commissions and construction costs was $187,704.

In December 2014, a tenant at the Company’s Circleville, Ohio building leased an additional 12,000 square feet of warehouse space.

The Company in January 2015 extended the mortgage with a bank on its Nine Bond Street Brooklyn, New York building for a five year period (See Note 3). The Company borrowed an additional $652,274 with the extension.

In January 2015, the Company leased 3,080 square feet for office space at the Company’s Nine Bond Street Brooklyn, New York building. Rent commenced in May 2015. The amount of brokerage commissions and construction costs was $157,951.

In January 2015, the Company extended a lease with an existing tenant at the Company’s Jowein building in Brooklyn, New York, who occupies 17,364 square feet of office and storage space for an additional seven years until June 30, 2025. The cost of brokerage commissions was $125,839.

In May 2015, a tenant at the Company’s Circleville, Ohio building signed a modification of lease agreement expanding the leased premises from 60,000 square feet to 72,000 square feet.

In May 2015, the Company entered into a 20 year lease agreement with a new tenant (cancellation clause after the 10th year) to occupy 17,425 square feet of office space at the Jowein building in Brooklyn, New York. Rent is anticipated to commence in the summer of 2016 and will be approximately $550,000 annually. The amount of brokerage commissions and construction costs will be approximately $500,000 and $2,000,000, respectively. The construction is presently expected to be completed in the spring of 2016.

In May 2015, a tenant at the Company’s Circleville, Ohio building signed a modification of lease agreement expanding their lease five years until May 31, 2020 and expanding their permanent space from 60,000 square feet to 108,000 square feet with the right to lease an additional 12,000 square feet.

In June 2015, an office tenant at the Company’s Nine Bond Street, Brooklyn, New York building who occupies 13,451 square feet extended their lease for an additional five years until July 2021.

In July 2015, an office tenant at the Company’s Jamaica, New York building who occupies 6,021 square feet extended their lease for an additional ten years until December 31, 2025.

CONTRACTUAL OBLIGATIONS:

At July 31, 2015, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
		Less than 1	1-3	4-5	After 5
Contractual Cash Obligations	Total	Year	Years	Years	Years
Mortgages and term loan payable	$5,937,288	$150,763	$319,414	$5,467,111	$—
Note payable	1,000,000	—	1,000,000	—	—
Security deposits payable	776,588	83,012	42,480	222,311	428,785
Operating leases	23,273,091	1,724,004	3,455,613	3,463,218	14,630,256
Total contractual cash obligations	$30,986,967	$1,957,779	$4,817,507	$9,152,640	$15,059,041

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2015, 2014 and 2013:

	2015	2014	2013
Net cash provided by operating activities	$4,113,926	$4,134,834	$2,815,536
Net cash (used) by investing activities	(2,466,920)	(2,645,449)	(3,209,127)
Net cash provided (used) by financing activities	545,938	(261,343)	(281,894)

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Charges: The Company incurred expenditures in the amount of $826,901 for brokerage commissions for an office tenant at the Company’s Nine Bond Street building in Brooklyn, New York and three office tenants at the Company’s Jowein building in Brooklyn, New York and a tenant at the Company’s Circleville, Ohio building.

Payroll and Other Accrued Liabilities: The Company incurred additional brokerage commissions in the amount of $826,901 in the year ended July 31, 2015 which related to three new office tenants and two existing office tenants. The Company also made payments for brokerage commissions in the amount of $515,588, which reduced the balance due to $591,885.

CASH FLOWS FROM INVESTING ACTIVITIES:

The Company had expenditures of $78,290 for the year ended July 31, 2015, for work at its Circleville, Ohio building for new light fixtures. The cost of the project was $78,290 and was completed in December 2014.

The Company had the following expenditures for the year ended July 31, 2015 at its Jowein building in Brooklyn, New York:

●	New sidewalk for $162,437 which was completed in November 2014.
●	Renovation for a new office tenant for $90,394 which was completed in January 2015.
●	Renovation for an existing office tenant for $43,006 which was completed in March 2015.
●	Renovation for a new office tenant for $495,000. The total cost of the project will be approximately $2,000,000 and is anticipated to be completed in the spring of 2016.
●	The Company also had expenditures in the amount of $90,878 for various construction projects. All the projects were completed by July 2015.

The Company had expenditures of $249,162 for the year ended July 31, 2015 for various construction projects at its Fishkill, New York building. All the projects were completed by July 2015.

The Company had the following expenditures for the year ended July 31, 2015 at its Nine Bond Street, Brooklyn, New York building:

●	Replacement of two roofs for $316,467 which were completed in November 2014 and May 2015, respectively.
●	Renovation of office space for a new tenant for $90,148, which was completed in February 2015.
●	Conversion of the boiler from fuel oil to gas usage for $144,041. The total cost of the project is $236,465 and is anticipated to be completed in October 2015.
●	The Company also had expenditures in the amount of $314,068 for various construction projects. All the projects were completed by July 2015.

The Company had expenditures of $248,017 for the year ended July 31, 2015 for renovations for two existing office tenants at the Company’s Jamaica, New York building. The project was completed in March 2015. There were also expenditures for various constructions projects in the amount of $104,584. All the projects were completed by July 2015.

CASH FLOWS FROM FINANCING ACTIVITIES:

The Company in January 2015 extended the mortgage with a bank on its Nine Bond Street Brooklyn, New York building for a five year period (See Note 3). The Company financed an additional $652,274 with the extension. The Company also incurred expenditures in the amount of $114,387 to refinance this mortgage.

RELATED PARTY TRANSACTIONS:

During fiscal 2015, the Company paid Weinstein Enterprises, Inc. (“Enterprises”) total rentals of $825,000 for leases on which two of the Company’s real estate properties are located. The Company paid the estate of a beneficial owner of greater than 10% of the outstanding common stock of the Company, interest of $50,000 on an unsecured note. In the opinion of the Company, the rentals paid to Enterprises and the interest paid to the beneficial owner are no more favorable than would be payable for comparable properties and loans, respectively, in arms-length transactions with non-affiliated parties.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2015 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

●	changes in the rate of economic growth in the United States;
●	changes in the financial condition of our customers;
●	changes in regulatory environment;
●	lease cancellations;
●	changes in our estimates of costs;
●	war and/or terrorist attacks on facilities where services are or may be provided;
●	outcomes of pending and future litigation;
●	increasing competition by other companies;
●	compliance with our loan covenants;
●	recoverability of claims against our customers and others by us and claims by third parties against us; and
●	changes in estimates used in our critical accounting policies.

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

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in proxy statements, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

CONTROLS AND PROCEDURES

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2015, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no material weaknesses or significant deficiencies noted, and therefore there were no corrective actions taken.

J.W. MAYS, INC.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2014	Jan. 31, 2015	Apr. 30, 2015	July 31, 2015
Revenues	$4,643	$4,704	$4,739	$4,824
Revenues less expenses	$792	$584	$751	$795
Net income	$439	$329	$422	$1,019
Net income per common share	$.22	$.16	$.21	$.51

	Three Months Ended
	Oct. 31, 2013	Jan. 31, 2014	Apr. 30, 2014	July 31, 2014
Revenues	$4,219	$4,139	$4,268	$4,455
Revenues less expenses	$817	$(57)	$291	$229
Net income (loss)	$436	$(57)	$218	$142
Net income (loss) per common share	$.22	$(.03)	$.11	$.07

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2015 and 2014:

	Sales Price
Three Months Ended	High	Low
October 31, 2014	$64.25	$46.00
January 31, 2015	54.65	47.00
April 30, 2015	55.00	47.00
July 31, 2015	57.00	47.13

October 31, 2013	$28.00	$25.00
January 31, 2014	38.06	25.50
April 30, 2014	53.00	38.06
July 31, 2014	67.14	45.00

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 4, 2015, the Company had approximately 1,350 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer,
J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee
[2]	Member of Audit Committee
[3]	Member of Investment Advisory Committee
[4]	Member of Compensation Committee
[5]	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers, a partner in Holland & Knight LLP, are also members)
[6]	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U.S. Securities and Exchange Commission for the fiscal year ended July 31, 2015 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443