Form 10-K, Exhibit 13
period 2016-07-31
MAYS J W INC
filed 2016-10-06
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2016

Year Ended July 31, 2016

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
800 Westchester Avenue, Suite N-400
Rye Brook, N.Y. 10573-1301

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 22, 2016, at
10:00 A.M., New York time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

	2016	2015	2014	2013	2012
Rental Income	$17,416	$17,732	$16,935	$15,892	$16,530
Recovery of Real Estate Taxes	—	11	—	—	—
Revenue to Temporarily Vacate Lease	1,167	1,167	146	—	—
Total Revenues	18,583	18,910	17,081	15,892	16,530
Net Income	1,518	2,209	739	664	1,270
Real Estate-Net	48,928	48,060	47,320	45,450	44,158
Total Assets*	63,545	62,802	59,573	55,961	54,693
Long-Term Debt:
Mortgages and Term Loan Payable*	5,572	5,706	5,161	5,381	5,535
Note Payable	—	1,000	1,000	1,000	1,000
Deferred Revenue	—	1,021	2,188	—	—
Deferred Income Taxes*	4,617	3,855	2,656	3,008	2,683
Other	989	815	736	639	772
Total*	11,178	12,397	11,741	10,028	9,990
Shareholders’ Equity	$47,971	$46,385	$44,109	$43,424	$42,710

Income per Common Share	$.75	$1.10	$.37	$.33	$.63
Cash Dividends Declared per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2012 through 2016: 2,015,780.

* Reclassified for comparative purposes. See note 17.

THE COMPANY

J.W. Mays, Inc. was founded in 1924 and incorporated under the laws of the State of New York on July 6, 1927.

The Company operates a number of commercial real estate properties located in Brooklyn and Jamaica in New York City; in Levittown and Massapequa, Long Island, New York; in Fishkill, Dutchess County, New York; and in Circleville, Ohio. The major portion of these properties is owned and the balance is leased. A substantial percentage of these properties are leased to tenants while the remainder is available for lease.

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2016.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

The financial condition of our Company continued to be strong during the fiscal year ended July 31, 2016 with profits earned in each of the four quarters during this period.

In fiscal 2016, our revenues from operations were $18,582,854 compared to $18,909,777 in the 2015 fiscal year. Net income for fiscal 2016 was $1,517,760, or $.75 per share. This compares to net income of $2,208,682, or $1.10 per share for fiscal 2015.

The Company was able to extend seven leases with existing tenants: three at its Jowein and four at its Nine Bond Street buildings in Brooklyn, New York. These lease extensions combined with increased rentals from existing tenants should help enable the Company to maintain consistent revenue growth from operations in the future. The Company’s revenue during fiscal years 2015 and 2016 included $1,166,667 from temporarily vacating a lease.

Our emphasis on pursuing and obtaining government agencies, educational institutions and prospective corporate and retail tenants has helped us to have strong rental income and net income and, to a great extent, we have been able to retain these tenants over a long period of time.

I believe our Company is well-positioned to continue its positive operational performance. I specifically want to thank the Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their continuing loyalty to our Company.

LLOYD J. SHULMAN
Chairman, President and Chief Executive Officer

October 6, 2016

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2016 and 2015

Assets	2016	2015
Property and Equipment-at cost (Notes 1, 3, 4, 15 and 16):
Buildings and improvements	$77,693,718	$76,289,486
Improvements to leased property	1,478,012	1,478,012
Fixtures and equipment	144,545	144,545
Land	6,067,805	6,067,805
Other	195,478	235,622
Construction in progress	1,697,292	639,042
	87,276,850	84,854,512
Less accumulated depreciation and amortization	38,212,113	36,663,120
Property and equipment-net	49,064,737	48,191,392

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	5,228,826	4,085,704
Receivables (Notes 1, 6 and 10)	293,317	638,643
Income taxes refundable	17,004	695,265
Security deposits	—	83,012
Prepaid expenses	1,553,217	1,477,996
Total current assets	7,092,364	6,980,620

Other Assets:
Deferred charges (Notes 1, 11 and 17)	3,348,031	3,745,207
Less accumulated amortization (Notes 1, 11 and 17)	1,404,267	1,548,769
Net	1,943,764	2,196,438
Receivables (Notes 1, 6 and 10)	—	30,000
Security deposits	1,159,338	1,328,952
Unbilled receivables (Notes 1, 4, 6 and 10)	2,222,846	2,613,246
Marketable securities (Notes 1, 2, 10 and 14)	2,062,205	1,461,504
Total other assets	7,388,153	7,630,140

TOTAL ASSETS	$63,545,254	$62,802,152

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2016	2015
Long-Term Liabilities:
Mortgage and term loan payable, net (Notes 3, 10 and 17)	$5,572,477	$5,706,446
Note payable - related party (Notes 10 and 13)	—	1,000,000
Security deposits payable (Note 10)	897,965	693,576
Payroll and other accrued liabilities (Notes 1, 5 and 7)	90,917	121,223
Deferred revenue (Note 15)	—	1,020,833
Deferred income taxes (Notes 1, 4 and 17)	4,617,000	3,855,000
Total long-term liabilities	11,178,359	12,397,078

Current Liabilities:
Accounts payable	80,343	39,759
Payroll and other accrued liabilities (Notes 1, 5 and 7)	2,153,850	2,597,104
Deferred revenue (Note 15)	1,020,833	1,166,667
Other taxes payable	6,963	5,972
Note payable - related party (Notes 10 and 13)	1,000,000	—
Current portion of long-term debt (Notes 3, 10 and 17)	133,969	127,891
Current portion of security deposits payable (Note 10)	—	83,012

Total current liabilities	4,395,958	4,020,405

Total liabilities	15,574,317	16,417,483

Shareholders’ Equity:
Common stock, par value $1 each share
(shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities -
net of deferred taxes of $136,000 at July 31, 2016
and $101,000 at July 31, 2015 (Notes 1, 4, 10 and 14)	264,541	196,033
Retained earnings	43,469,706	41,951,946
	49,258,789	47,672,521
Less common stock held in treasury, at cost - 162,517 shares at
July 31, 2016 and July 31, 2015 (Note 12)	1,287,852	1,287,852
Total shareholders’ equity	47,970,937	46,384,669

Commitments (Notes 5 and 6) and Contingencies (Notes 8 and 16)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$63,545,254	$62,802,152

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2016	2015	2014
Revenues
Rental income (Notes 1, 6 and 18)	$17,416,187	$17,732,485	$16,935,597
Recovery of real estate taxes	—	10,625	—
Revenue to temporarily vacate lease (Note 15)	1,166,667	1,166,667	145,833
Total revenues	18,582,854	18,909,777	17,081,430
Expenses
Real estate operating expenses (Note 5)	10,080,913	9,658,282	9,628,631
Administrative and general expenses	4,356,461	4,342,762	4,255,631
Depreciation and amortization (Note 1)	1,635,660	1,695,454	1,721,850
(Gain) loss on disposition of property and equipment	(500)	27,648	4,291
Total expenses	16,072,534	15,724,146	15,610,403
Income before investment income,
interest expense and income taxes	2,510,320	3,185,631	1,471,027
Investment income and interest expense:
Investment income (Notes 1 and 2)	25,949	51,218	232,311
Interest expense (Notes 3, 9 and 13)	(222,509)	(315,167)	(423,015)
	(196,560)	(263,949)	(190,704)
Income before income taxes	2,313,760	2,921,682	1,280,323
Income taxes provided (Notes 1 and 4)	796,000	713,000	541,000
Net income	1,517,760	2,208,682	739,323
Retained earnings, beginning of year	41,951,946	39,743,264	39,003,941
Retained earnings, end of year	$43,469,706	$41,951,946	$39,743,264
Income per common share (Note 1)	$0.75	$1.10	$0.37
Dividends per share	$—	$—	$—
Average common shares outstanding (Note 1)	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2016	2015	2014
Net income	$1,517,760	$2,208,682	$739,323
Unrealized gain on available-for-sale securities:
Unrealized holding gains arising during the period net of
taxes (benefit) of $43,000, ($6,000) and $26,000 for the
fiscal years 2016, 2015 and 2014, respectively (Note 14)	85,515	66,621	31,966
Reclassification adjustment for net (losses) included in net income, net of taxes of ($8,000) for the year ended
July 31, 2016 and ($69,000) for the year ended
July 31, 2014 (Note 14)	(17,007)	—	(86,187)
Unrealized gain (loss) on available-for-sale securities, net of taxes	68,508	66,621	(54,221)
Comprehensive income	$1,586,268	$2,275,303	$685,102

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ended July 31,
		2016	2015	2014
	Cash Flows From Operating Activities:
	Net income	$1,517,760	$2,208,682	$739,323
	Adjustments to reconcile net income to net cash
	provided by operating activities:
	Deferred income taxes	727,000	1,205,000	(309,000)
	Deferred revenue	(1,166,667)	(1,166,667)	3,354,167
	Realized (gain) loss on sale of marketable securities	36,999	(6,455)	(182,870)
	(Gain) loss on disposition of property and equipment	(500)	27,648	4,291
	Depreciation and amortization	1,635,660	1,695,454	1,721,850
	Amortization of deferred charges	315,779	331,700	451,924
	Amortization of deferred finance costs	22,872	19,870	16,683
Other assets	- deferred charges	(63,105)	(942,869)	(290,615)
	- unbilled receivables	390,400	(56,503)	(450,739)
	- unbilled receivable - bad debts	—	—	66,265
	- receivables	30,000	30,000	30,000
	Changes in:
	Receivables	345,326	(327,637)	(1,489)
	Receivable to temporarily vacate lease	—	1,250,000	(1,250,000)
	Prepaid expenses	(75,221)	(94,002)	(62,724)
	Income taxes refundable	678,261	(499,259)	129,066
	Accounts payable	40,584	(104,491)	86,582
	Payroll and other accrued liabilities	(473,560)	543,840	80,881
	Other taxes payable	991	(385)	1,239
	Net cash provided by operating activities	3,962,579	4,113,926	4,134,834
	Cash Flows From Investing Activities:
	Acquisition of property and equipment	(2,508,505)	(2,455,496)	(3,550,674)
	Security deposits	252,626	28,791	(285,810)
	Marketable securities:
	Receipts from sales or maturities	314,008	344,271	1,248,412
	Payments for purchases	(848,200)	(384,486)	(57,377)
	Net cash (used) by investing activities	(2,790,071)	(2,466,920)	(2,645,449)
	Cash Flows From Financing Activities:
	Increase (decrease) - security deposits payable	121,377	29,985	(91,081)
	Borrowings - mortgage debt	—	652,274	—
	Payments - mortgage and other debt payments	(150,763)	(136,321)	(170,262)
	Net cash provided (used) by financing activities	(29,386)	545,938	(261,343)
	Net increase in cash and cash equivalents	1,143,122	2,192,944	1,228,042
	Cash and cash equivalents at beginning of year	4,085,704	1,892,760	664,718
	Cash and cash equivalents at end of year	$5,228,826	$4,085,704	$1,892,760

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

Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Due to the early termination of two leases and the modification without extension of a third lease, the Company recorded a bad debt expense of $66,265 for the year ended July 31, 2014, which is included in administrative and general expenses.

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2016 and 2015, there were no impairments of its property and equipment.

Deferred Charges

Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 21 years, using the straight-line method. If a lease is terminated early, such costs are expensed.

Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets result principally from the recording of certain accruals, reserves and net operating loss carry forward which currently are not deductible for tax purposes. Deferred tax liabilities result principally from temporary differences in the recognition of gains and losses from certain investments and from the use, for tax purposes, of accelerated depreciation. Deferred tax assets and liabilities are offset for each jurisdiction and are presented net on the balance sheet.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2016, 2015 and 2014.

Marketable Securities

The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading or held to maturity during the three years ended July 31, 2016.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2016 and 2015.

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

	Fair value measurements at reporting date using
Description	July 31, 2016	Level 1	Level 2	Level 3	July 31, 2015	Level 1	Level 2	Level 3
Assets:
Marketable securities -
available-for-sale	$2,062,205	$2,062,205	$–	$–	$1,461,504	$1,461,504	$–	$–

Fair Value of Investments in Entities that Use NAV

The following table summarizes investments measured at fair value based on NAV per share as of July 31, 2016 and 2015, respectively.

		Unfunded	Redemption Frequency
July 31, 2016	Fair Value	Commitments	(if currently eligible)	Redemption Notice Period
First Eagle Global CL I	$296,220	n/a	Daily	None
Parnasus Core Equity Investor CL	$398,379	n/a	Daily	None

		Unfunded	Redemption Frequency
July 31, 2015	Fair Value	Commitments	(if currently eligible)	Redemption Notice Period
First Eagle Global CL I	$271,462	n/a	Daily	None
Parnasus Core Equity Investor CL	$305,626	n/a	Daily	None
Columbia Flexible CAP Income CI A	$271,076	n/a	Daily	None

Reclassifications:

The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 2016. These reclassifications have no effect on net income or loss as previously reported.

Implementation of new accounting standards:

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-08, “Presentation of Financial Statements and Property, Plant, and Equipment: Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” Under ASU 2014-08, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, ASU 2014-08 expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals for individually significant components that do not meet the definition of discontinued operations. The Company adopted ASU 2014-08 in the fourth quarter of fiscal year ended July 31, 2016. The adoption of this standard did not have a significant impact on the consolidated financial statements.

In January 2015, the FASB issued ASU 2015-01, “Income Statement – Extraordinary and Unusual Items: Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” Under ASU 2015-01, all transactions will be treated as ordinary and usual revenues or expenses in the presentation of operating results. The criteria for special presentation of an item as extraordinary has been removed from accounting standards. The Company adopted ASU 2015-01 in the fourth quarter of fiscal year ended July 31, 2016. The adoption of this standard did not have a significant impact on the consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest – Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs.” The Company adopted ASU 2015-03 in the fourth quarter of fiscal year ended July 31, 2016 and applied retroactively to July 31, 2015. The adoption of this standard caused a reclassification in the consolidated balance sheet for 2015 whereby deferred financing costs which were presented as deferred charges are now presented as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The adoption of this standard did not have any impact on the consolidated statements of income and retained earnings, comprehensive income, or cash flows.

In May 2015, the FASB issued ASU 2015-07, “Fair Value Measurement: Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Equivalent).” The Company applied ASU 2015-07 in the fourth quarter of the fiscal year ended July 31, 2016 and applied retroactively to July 31, 2015. The standard removes the requirement to categorize investments measured at Net Asset Value which are redeemable with the investee at a future date (including periodic redemption dates) within the fair value hierarchy. The adoption of this standard did not have any impact on the consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes.” The Company applied ASU 2015-17 in the fourth quarter of the fiscal year ended July 31, 2016 and applied retroactively to July 31, 2015. The adoption of this standard caused a reclassification in the consolidated balance sheet for 2015 whereby all deferred taxes are classified as noncurrent in a classified balance sheet. In addition, the deferred tax assets and liabilities for each taxing jurisdiction are presented net on the balance sheet. The adoption of this standard did not have any impact on the consolidated statements of income and retained earnings, comprehensive income, or cash flows.

Recently issued accounting standards not yet adopted:

In May 2014, the FASB issued 2014-09 “Revenue from Contracts with Customers” (“ASU 2014-09”) establishing ASC Topic 606 Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and annual reporting in fiscal years that begin after December 15, 2016. ASU 2015-14 extended the implementation date for fiscal years beginning after December 31, 2017. The adoption of the update on August 1, 2018 is not expected to have a significant impact on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”) which is intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”) which provides further guidance on identifying performance obligations and improves the operability and understandability of the licensing implementation guidance. In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”) which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition. ASU 2016-08, ASU 2016-10 and ASU 2016-12 have the same effective date and transition requirements as ASU 2014-09. The Company is currently evaluating the impact of the adoption of the new standard on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 is intended to increase transparency and comparability among organizations of accounting for leasing arrangements. This guidance establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. Lessor accounting remains similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard (ASU 2014-09). ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Entities will be required to recognize and measure leases as of the earliest period presented using a modified retrospective approach. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The new standard will be effective for the Company for the fiscal year beginning August 1, 2019. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the new standard on its consolidated financial statements and related disclosures.

2. MARKETABLE SECURITIES:

As of July 31, 2016 and 2015, the Company’s marketable securities were classified as follows:

	July 31, 2016				July 31, 2015
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Fair		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Non-current:
Available-for-sale:
Mutual funds	$551,573	$143,026	$—	$694,599	$719,245	$131,639	$2,720	$848,164
Corporate equity
securities	1,110,091	258,869	1,354	1,367,606	445,227	168,113	—	613,340
	$1,661,664	$401,895	$1,354	$2,062,205	$1,164,472	$299,752	$2,720	$1,461,504

The Company’s debt and equity securities, gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position at July 31, 2016 are as follows:

	July 31, 2016		July 31, 2015
		Less Than		Less Than
	Fair Value	12 Months	Fair Value	12 Months
Corporate equity securities	$120,288	$1,354	$—	$—
Mutual funds	—	—	271,076	2,720
	$120,288	$1,354	$271,076	$2,720

Investment income for the years ended July 31, 2016, 2015 and 2014 consists of the following:

	2016	2015	2014
Interest income	$8,422	$3,097	$2,557
Dividend income	54,526	41,666	46,884
Gain (loss) on sale of marketable securities	(36,999)	6,455	182,870
Total	$25,949	$51,218	$232,311

3. LONG-TERM DEBT—MORTGAGE:

			July 31, 2016		July 31, 2015
	Current
	Annual	Final	Due	Due	Due	Due
	Interest	Payment	Within	After	Within	After
	Rate	Date	One Year	One Year	One Year	One Year
Mortgage:
Bond St. building, Brooklyn, NY	3.54%	2/1/2020	$156,846	$5,629,679	$150,763	$5,786,525
Less: Deferred financing costs			22,877	57,202	22,872	80,079
Total			$133,969	$5,572,477	$127,891	$5,706,446

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

Maturities of long-term mortgage and term loan payable outstanding at July 31, 2016 are as follows: Years ending July 31, 2017 (included in current liabilities): $156,846; 2018: $162,569; 2019: $168,500; and 2020: $5,298,610.

The carrying value of all properties collateralizing the above debt is $21,805,611 at July 31, 2016.

4. INCOME TAXES:

Income taxes provided for the years ended July 31, 2016, 2015 and 2014 consist of the following:

	2016	2015	2014
Current:
Federal	$69,000	$(492,000)	$501,667
State and City	—	—	348,333
Deferred taxes:
Federal	727,000	1,570,000	(187,000)
State and City	—	(365,000)	(122,000)
Total provision	$796,000	$713,000	$541,000

Taxes provided for the years ended July 31, 2016, 2015 and 2014 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2016	2015	2014
Income before income taxes	$2,313,760	$2,921,682	$1,280,323
Other-net	7,427	5,074	1,919
Adjusted pre-tax income	$2,321,187	$2,926,756	$1,282,242
Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$789,204	$995,097	$435,962
Federal tax assessment	—	41,175	—
State and City income taxes, net of federal income tax benefit	—	—	107,900
State and City deferred income taxes	—	(365,000)	—
Other-net	6,796	41,728	(2,862)
Income tax provision	$796,000	$713,000	$541,000

On September 13, 2013, the U.S. Department of the Treasury and the Internal Revenue Service released final income tax regulations on the deduction and capitalization of expenditures related to tangible property (“tangible property regulations”). The tangible property regulations clarify and expand sections 162(a) and 263(a) of the Internal Revenue Code (“IRC”), which relate to amounts paid to acquire, produce, or improve tangible property. Additionally, the tangible property regulations provided final guidance under IRC section 167 regarding accounting for and retirement of depreciable property and regulations under IRC section 168 relating to the accounting for property under the Modified Accelerated Cost Recovery System. The tangible property regulations affect all taxpayers that acquire, produce, or improve tangible property, and generally apply to taxable years beginning on or after January 1, 2014. The Company implemented the tangible property regulations as of August 1, 2014 with the filing of its federal tax return due October 15, 2015.

For the year ended July 31, 2016, after implementing the tangible property regulations, the Company incurred a federal net operating loss of approximately $8,191,000. The Company was able to carryback approximately $1,582,000, generating a federal income tax refund receivable of $537,881. The remaining federal net operating loss approximating $6,609,000 and $6,576,000 as of July 31, 2015 and July 31, 2016, respectively, is available to offset future taxable income. In addition, as of July 31, 2015 and 2016, the Company had state and city net operating loss carryforwards of approximately $9,000,000 and $8,943,000, respectively, available to offset future state and city taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

The Company’s federal tax returns have been audited through the year ended July 31, 2013 and the New York State and New York City tax returns have been audited through July 31, 2012.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2016, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2016 and 2015 are a result of temporary differences related to the items described as follows:

	2016		2015
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$158,199	$—	$202,497	$—
Net operating loss carryforward	2,235,743	—	2,247,196	—
Unbilled receivables	—	755,768	—	888,489
Property and equipment	—	6,950,048	—	6,396,520
Deferred revenue	347,083	—	743,750	—
Unrealized gain on marketable securities	—	136,184	—	100,991
Litigation deposit due from contractor	94,932	—	—	—
Other	389,043	—	337,557	—
	$3,225,000	$7,842,000	$3,531,000	$7,386,000
Net deferred tax liability		$4,617,000		$3,855,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal deferred tax assets at July 31, 2016 and 2015.

New York State and New York City taxes for years through July 31, 2015 are calculated using the higher of taxes based on income or the respective capital-based franchise taxes. In April 2014, the New York State governor signed into law legislation overhauling the New York State franchise tax on corporations. The changes in the law will be effective for the Company’s year ending July 31, 2016. The state capital-based tax will be phased out over a 7-year period. As of July 2015, the Company anticipates New York State taxes will be based on capital through 2022, and New York City taxes will be based on capital for the foreseeable future. Capital based franchise taxes are recorded to administrative and general expense.

Due to the application of the capital-based tax while the net operating loss still applies, or due to the possible absence of State taxable income in the years beyond 2022 to which the State loss can be carried, the Company has not recorded the New York State or New York City tax benefit of its net operating loss carryforwards. Also, to reflect its expectation that reversal of temporary differences will not result in New York State or City tax based on income, as of July 31, 2016 the Company decreased the deferred tax asset, deferred tax liability, and deferred taxes on unrealized loss on available-for-sale securities by $380,000, $771,000 and $26,000, respectively, resulting in a State and City deferred tax benefit of $365,000.

Components of the deferred tax provision (benefit) for the years ended July 31, 2016, 2015 and 2014 consist of the following:

	2016	2015	2014
Tax depreciation exceeding book depreciation	$553,647	$3,897,397	$406,019
Net operating loss carryforward	11,453	(2,247,196)	—
Decrease (increase) of rental income received in advance	44,298	(50,032)	22,995
Increase (decrease) in unbilled receivables	(132,736)	19,211	172,860
Deferred revenue	396,667	(28,333)	(946,033)
Litigation deposit due from contractor	(94,932)	—	—
Other	(51,397)	(21,047)	35,159
	$727,000	$1,570,000	$(309,000)

5. LEASES:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 5 years to 27 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2016 was exceeded by sublease rental income, as follows:

	2016	2015	2014
Minimum rental expense	$1,726,528	$1,726,481	$1,732,220
Contingent rental expense	825,695	777,637	732,220
	2,552,223	2,504,118	2,464,440
Sublease rental income	6,341,145	6,566,297	5,985,195
Excess of sublease income over expense	$3,788,922	$4,062,179	$3,520,755

Rent expense related to an affiliate principally owned by a director of the Company totaled $836,813 for fiscal year ended July 31, 2016 and $825,000 for fiscal years ended 2015 and 2014. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Operating
Fiscal Year	Leases
2017	$1,724,004
2018	1,731,609
2019	1,731,609
2020	1,731,609
2021	1,693,185
After 2021	12,937,071
Total required	$21,549,087

*	Minimum payments have not been reduced by minimum sublease rentals of $30,480,467 under operating leases due in the future under non-cancelable leases.

6. RENTAL INCOME:

Rental income for each of the fiscal years 2016, 2015 and 2014 is as follows:

	July 31,
	2016	2015	2014
Minimum rentals
Company owned property	$10,478,878	$10,609,834	$10,412,191
Leased property	6,008,185	6,262,367	5,709,743
	16,487,063	16,872,201	16,121,934
Contingent rentals
Company owned property	596,164	556,354	538,212
Leased property	332,960	303,930	275,451
	929,124	860,284	813,663
Total	$17,416,187	$17,732,485	$16,935,597

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2017	$10,328,975	$5,120,350	$15,449,325
2018	7,999,803	3,047,537	11,047,340
2019	7,541,845	3,016,494	10,558,339
2020	7,198,446	2,671,699	9,870,145
2021	6,963,780	1,810,764	8,774,544
After 2021	61,198,872	14,813,623	76,012,495
Total	$101,231,721	$30,480,467	$131,712,188

Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2016 and 2015 consist of the following:

	2016	2015
Payroll	$231,701	$216,804
Interest	23,889	24,349
Professional fees	160,000	175,000
Rents received in advance	465,290	595,578
Utilities	14,616	14,803
Brokers commissions	316,110	591,988
Construction costs	10,000	160,340
Other	1,023,161	939,465
Total	2,244,767	2,718,327
Less current portion	2,153,850	2,597,104
Long term portion	$90,917	$121,223

8. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $391,962, $385,083, and $366,741, as contributions to the Plan for fiscal years 2016, 2015 and 2014, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2016, 2015 and 2014 were $53,405, $45,782, and $47,903, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

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

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan:	United Food and Commercial Workers
Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2014
Certified zone status:	Critical Status
Status determination date:	January 1, 2014
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	None
Employer contributing greater than 5% of Plan contributions for year
ended December 31, 2014:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2016

9. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	July 31,
	2016	2015	2014
Interest paid, net of capitalized interest of $49,707 (2016),
$23,733 (2015) and $16,300 (2014)	$222,969	$329,653	$424,039
Income taxes paid (refunded)	$(367,755)	$237,702	$720,583

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

	July 31, 2016
	Carrying	Fair
	Value	Value
Cash and cash equivalents	$5,228,826	$5,228,826
Marketable securities	$2,062,205	$2,062,205
Security deposits payable	$897,965	$897,965
Mortgage and note payable	$6,786,525	$6,843,974

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities and cash and cash equivalents. Marketable securities and cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

Other assets subject to credit risk include receivables and unbilled receivables. The Company derived rental income from forty nine tenants, of which one tenant accounted for 18.98% and another tenant accounted for 15.73% of rental income during the year ended July 31, 2016. No other tenant accounted for more than 10% of rental income during the year ended July 31, 2016. Of the receivables recorded at July 31, 2016, one tenant accounted for 11.35% of the receivables due to a restructuring of the payments due on leases and three other tenants accounted for 12.48%, 32.60% and 11.53% of the receivables, respectively. Of the unbilled receivables, one tenant accounted for 39.21%, a second tenant accounted for 16.58% and a third tenant accounted for 15.79% of the balance at July 31, 2016. No other tenants accounted for more than 10% of billed receivables, unbilled receivables, or combined billed and unbilled receivables. Write- offs of unbilled receivables, primarily due to restructuring of leases, were $0 for 2016, $0 for 2015 and $66,265 for 2014.

The Company has one irrevocable letter of credit totaling $230,000 at July 31, 2016 and 2015 provided by one tenant as a security deposit.

11. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2016 and 2015 consist of the following:

	July 31, 2016		July 31, 2015
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$2,942,583	$1,134,929	$3,339,759	$1,304,518
Professional fees for leasing	405,448	269,338	405,448	244,251
Total	$3,348,031	$1,404,267	$3,745,207	$1,548,769

The aggregate amortization expense for the three years in the period ended July 31, 2016 was $315,779, $331,700, and $451,924, respectively.

The weighted average life of current year additions to deferred charges was 5 years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2017	$276,032
2018	$247,140
2019	$183,253
2020	$158,838
2021	$151,721

12. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2016 and at July 31, 2015.

13. NOTE PAYABLE:

On December 15, 2004, the Company borrowed $1,000,000 on an unsecured basis from a former director of the Company, who at the time was also a greater than 10% beneficial owner of the outstanding common stock of the Company. The former director passed away in November 2012 and the note had been an asset of the estate of the former director. In connection with the distribution of the assets of such estate, the note has been assigned to the trust under the will of the former director for the benefit of the formers director’s granddaughter. The loan has been repeatedly renewed to its current maturity date of December 15, 2016 at an interest rate of 5% per annum. The note is prepayable in whole or in part at any time without penalty. The constant quarterly payment of interest is $12,500. The interest paid for each of the three years ended July 31, 2016 was $50,000 each year.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME:

The only component of accumulated other comprehensive income is unrealized gains (losses) on available-for-sale securities.

A summary of the changes in accumulated other comprehensive income for the fiscal years ended July 31, 2016, 2015, and 2014 is as follows:

	Years Ended July 31,
	2016	2015	2014
Beginning balance, net of tax effect	$196,033	$129,412	$183,633
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities	128,515	60,621	57,966
Tax effect	(43,000)	6,000	(26,000)
Unrealized gains on available-for-sale securities, net of tax effect	85,515	66,621	31,966

Amounts reclassified from accumulated other
comprehensive income comprehensive income, net of tax effect:
Unrealized (losses) on available-for-sale securities reclassified	(25,007)	—	(155,187)
Tax effect	8,000	—	69,000
Amount reclassified, net of tax effect	$(17,007)	—	(86,187)
Ending balance, net of tax effect	$264,541	$196,033	$129,412

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

15. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT:

On June 16, 2014, the Company entered into a Second Amendment of Lease (the "Amendment") with 33 Bond St. LLC ("Bond"), its landlord, for certain truck bays and approximately 1,000 square feet located at the cellar level within a garage at Livingston and Bond Street ("Premises"). Pursuant to the Amendment, (1) a lease option for the Premises was exercised extending the lease until December 8, 2043, (2) the Company, simultaneously with the execution of the Amendment, vacated the Premises so that Bond may demolish the building in which the Premises is located in order to develop and construct a new building at the location, and (3) Bond agreed to redeliver to the Company possession of the reconfigured Premises after construction.

As consideration under the Amendment, Bond agreed to pay the Company a total of $3,500,000. Upon execution of the Amendment, the Company recorded $3,500,000 to deferred revenue to be amortized to revenue to temporarily vacate the premises over the expected vacate period of 36 months. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and the balance due of $1,250,000 on June 16, 2015 had been received by the Company.

In connection with the Amendment, the parties also agreed to settle a pending lawsuit in the Supreme Court of the State of New York, Kings County, Index No. 50796/13 (the "Action"), in which the Company sought, among other things, a declaratory judgment that it validly renewed the lease for the Premises, and Bond sought, among other things, a declaratory judgment that the lease expired by its terms on December 8, 2013. Pursuant to a stipulation of settlement, filed on June 16, 2014, the Action, including all claims and counterclaims, has been discontinued with prejudice, without costs or attorneys' fees to any party as against the other. The stipulation of settlement also contains general releases by both parties of all claims.

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

Because of defective workmanship and breach of contract, the Company commenced litigation against a contractor to pay damages and return in full $376,467 of a deposit paid when work commenced to replace a roof on the Fishkill, New York building. As of July 31, 2015, this deposit was included in other assets on the consolidated balance sheet in security deposits. The Company cannot predict the outcome of this matter and expects to vigorously pursue this contractor until the deposit is returned and damages are paid. As there is a reasonable possibility the contractor will not pay the Company in full, a charge to real estate operating expenses in the amount of $279,213 was recorded as of July 31, 2016, the difference between the deposit amount when work commenced and outstanding invoices due to the contractor.

17. CHANGE IN ACCOUNTING POLICIES

During the year, the Company changed its accounting policy with respect to the presentation of deferred financing costs. The Company now presents the deferred financing costs as an offset to the face value of the long-term debt. Prior to this change in policy, the Company included deferred financing costs as a component of deferred charges.

The Company believes the new policy is preferable as it implements the change in accounting standards required by ASU 2015-03 which is required effective with the year ending July 31, 2017.

The impact of this voluntary change in accounting policy on the consolidated financial statements is primarily to reduce deferred charges and face value of outstanding long-term debt. This change did not result in a material impact on the current year or any years included within these consolidated financial statements.

During the year, the Company changed its accounting policy with respect to the presentation of deferred tax assets and liabilities. The Company now presents the deferred tax assets and liabilities as a net long-term liability. Prior to this change in policy, the Company included deferred tax liabilities as a separate line item between long-term liabilities and current liabilities.

The Company believes the new policy is preferable as it implements the change in accounting standards required by ASU 2015-17 which is required effective with the year ending July 31, 2018. This change did not result in a material impact on the current year or any years included within these consolidated financial statements.

The impact on each line item of the primary financial statements relating to the Company’s adoption of ASU 2015-03 and ASU 2015-17 is as follows:

	2015
	As reported	Adjustment	Restated
Deferred charges	$3,859,594	$114,387	$3,745,207
Less accumulated depreciation	1,560,205	11,436	1,548,769
Net	2,299,389	102,951	2,196,438
Deferred tax asset	3,531,000	(3,531,000)	—
Mortgage payable, long-term	5,786,525	80,079	5,706,446
Current portion of long-term debt	150,763	22,872	127,891
Deferred tax liability	$7,386,000	$(3,531,000)	$3,855,000

The total effect on the consolidated balance sheet totals is as follows:

	2015
	As reported	Adjustment	Restated
Current assets	$10,511,620	$3,531,000	$6,980,620
Total assets	66,436,103	3,633,951	62,802,152
Long-term liabilities	8,622,157	3,774,921	12,397,078
Current liabilities	4,043,277	22,872	4,020,405
Total liabilities	20,051,434	3,633,951	16,417,483
Total liabilities and shareholders’ equity	$66,436,103	$3,633,951	$62,802,152

18. SUBSEQUENT EVENT:

In August 2016, a tenant at the Company’s Circleville, Ohio Property leased an additional 12,000 square feet of warehouse space effective August 15, 2016.

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

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2016 and 2015, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2016. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Rye Brook, New York
October 6, 2016

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

	Years Ended July 31,
	2016	2015	2014	2013	2012
Revenues:
Rental income	$17,416	$17,732	$16,935	$15,892	$16,530
Recovery of real estate taxes	—	11	—	—	—
Revenue to temporarily vacate lease	1,167	1,167	146	—	—
Total revenues	18,583	18,910	17,081	15,892	16,530

Expenses:
Real estate operating expenses	10,081	9,658	9,629	8,821	8,044
Administrative and general expenses	4,357	4,343	4,255	3,584	3,615
Depreciation and amortization	1,636	1,695	1,722	1,637	1,575
(Gain) loss on disposition of
property and equipment	(1)	28	4	316	4
Total expenses	16,073	15,724	15,610	14,358	13,238

Income before investment income,
interest expense, and income taxes	2,510	3,186	1,471	1,534	3,292

Investment income and interest expense:
Investment income	26	51	232	74	32
Interest expense	(222)	(315)	(423)	(426)	(523)
	(196)	(264)	(191)	(352)	(491)

Income before income taxes	2,314	2,922	1,280	1,182	2,801
Income taxes provided	796	713	541	518	1,531
Net income	$1,518	$2,209	$739	$664	$1,270

Net income per common share	$.75	$1.10	$.37	$.33	$.63
Dividends per share	$—	$—	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and require the most difficult, subjective or complex judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues, and expenses during the reporting period and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Estimates are based on historical experience, where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described below as our critical accounting policies. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 9 through 12 to the Consolidated Financial Statements). Newly effective accounting principles and recently issued accounting principles not yet adopted are also disclosed in Note 1.

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

Marketable securities

We invest in mutual funds with our extra available cash. The mutual funds are valued daily by the funds based on the assets included within the funds. Our mutual fund investments are recorded in the consolidated financial statements at the daily value established by the mutual funds and we can liquidate our investments at any time. Our investments in corporate equity securities are valued at prices established on the various stock exchanges. We can liquidate these investments at any time. Our investment valuations are subject to market fluctuations and can substantially change in value at any time.

FISCAL 2016 COMPARED TO FISCAL 2015

Net income for the year ended July 31, 2016 amounted to $1,517,760, or $.75 per share, compared to net income for the year ended July 31, 2015 of $2,208,682, or $1.10 per share.

Revenues in the current year decreased to $18,582,854 from $18,909,777 in the comparable 2015 year primarily due to non-payment of rent from a retail tenant, at the Nine Bond Street building in Brooklyn, New York, who vacated the building in December 2015, partially offset by a new office tenant at the same building and increased rent from existing tenants.

Real estate operating expenses in the current year increased to $10,080,913 from $9,658,282 in the comparable 2015 year primarily due to increases in real estate taxes, maintenance costs, payroll costs and a charge for litigation against a contractor in the amount of $279,213 (see Note 16), partially offset by decreases in utility costs and licenses and permits.

Administrative and general expenses in the current year increased to $4,356,461 from $4,342,762 in the comparable 2015 year primarily due to increases in New York State and New York City capital based franchise taxes, partially offset by a decrease in legal and professional costs.

Depreciation and amortization expense in the current year decreased to $1,635,660 from $1,695,454 in the comparable 2015 year primarily due to expiring depreciation on the Fishkill, New York building.

There was a $500 gain on disposition of property and equipment in the year ended July 31, 2016 versus a loss of $27,648 in the comparable period in 2015.

Interest expense in the current year exceeded investment income by $196,560 and by $263,949 in the comparable 2015 year. The decrease was due to a lower interest expense from a more favorable interest rate on the refinanced mortgage with a bank in the 2015 year and lower capitalized interest expense, partially offset by a loss on the sale of securities in the 2016 year.

FISCAL 2015 COMPARED TO FISCAL 2014

Net income for the year ended July 31, 2015 amounted to $ 2,208,682, or $1.10 per share, compared to net income for the year ended July 31, 2014 of $739,323, or $.37 per share.

Revenues in the year ended 2015 increased to $18,909,777 from $17,081,430 in the comparable 2014 year primarily due to revenue from an agreement to temporarily vacate a lease, one new office tenant at the Nine Bond Street building in Brooklyn, New York, two new retail tenants at the Jamaica, New York building at higher rents and a new tenant at the Company’s Fishkill, New York building.

Real estate operating expenses in the year ended 2015 increased to $9,658,282 from $ 9,628,631 in the comparable 2014 year primarily due to increases in real estate taxes, payroll costs and insurance costs, partially offset by a decrease in maintenance costs, utility costs, leasing commissions and a bad debt expense in the amount of $66,265 from a tenant that vacated the Massapequa, New York property in the 2014 year.

Administrative and general expenses in the year ended 2015 increased to $4,342,762 from $4,255,631 in the comparable 2014 year primarily due to increases in payroll costs, insurance costs, medical costs and pension costs, partially offset by decreases in legal and professional costs. Additionally, New York State and New York City capital based franchise taxes of $229,943 were included in 2015, which there were none in the comparable 2014 year.

Depreciation and amortization expense in the year ended 2015 decreased to $1,695,454 from $1,721,850 in the comparable 2014 year primarily due to expiring depreciation on the Fishkill, New York building, partially offset by improvements to the Nine Bond Street, Brooklyn, New York building.

The year ended 2015 had a loss on disposition of property and equipment in the amount of $27,648. The 2014 year had a loss on disposition of property and equipment in the amount of $4,291.

Interest expense in the year ended 2015 exceeded investment income by $263,949 and by $190,704 in the comparable 2014 year. The increase was due to a gain on sale of marketable securities in the 2014 year, offset by scheduled repayments of debt and a lower interest expense due to a lower interest rate on the refinanced mortgage with a bank in the 2015 year.

LIQUIDITY AND CAPITAL RESOURCES

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $5,228,826 at July 31, 2016.

In November 2014, the Company entered into a lease agreement with an existing tenant to occupy an additional 5,640 square feet of office space at the Jowein building in Brooklyn, New York. Occupancy and rent commenced in December 2015 and February 2016, respectively.

In May 2015, the Company entered into a 20 year lease agreement with a new tenant (cancellation clause after the 10th year) to occupy 17,425 square feet of office space at the Jowein building in Brooklyn, New York. Occupancy and rent is anticipated to commence in November 2016 and February 2017, respectively. The amount of brokerage commissions and construction costs will be approximately $500,000 and $2,000,000, respectively. The construction is expected to be completed in the fall of 2016.

In November 2015, the Company extended a lease with a retail tenant who occupies 1,000 square feet at the Company’s Nine Bond Street building in Brooklyn, New York. The original expiration date was November 30, 2015 and was extended until November 30, 2020.

A tenant who occupies 2,000 square feet of office space at its Jamaica, New York building, terminated its lease as of December 31, 2015. In July 2016, the Company leased these premises to an existing tenant at an increased rental.

The Company was in litigation with a retail tenant who occupied 7,401 square feet at its Nine Bond Street Brooklyn, New York building for non-payment of rent since June 2015. The tenant vacated the premises in December 2015. The Company has only accrued rent in the amount of the security deposit held, which is two months’ rent. The loss in rents is approximately $450,000 per annum. The Company is actively seeking through brokers, tenants to occupy the space.

In March 2016, the Company extended a lease with a retail tenant who occupies 126,996 square feet at the Company’s Nine Bond Street Brooklyn, New York property. The original expiration date was April 29, 2021 and was extended until January 31, 2036. The tenant also has two five year option periods.

In April 2016, a tenant who occupies 5,500 square feet of retail space at the Company’s Jowein building in Brooklyn, New York extended its lease for an additional five year period ending on September 30, 2021.

In April 2016, the Company extended a lease with an office tenant who occupies 11,128 square feet at the Company’s Nine Bond Street Brooklyn, New York property. The original expiration date was April 29, 2021 and was extended until January 31, 2036. The tenant also has two five year option periods.

In April 2016, the Company extended a lease with a warehouse tenant who occupies 8,500 square feet at the Company’s Jowein building in Brooklyn, New York property. The original expiration date was April 29, 2021 and was extended until January 31, 2036. The tenant also has two five year option periods.

In May 2016, an office tenant who occupies 1,558 square feet at the Company’s Nine Bond Street Brooklyn, New York property extended its lease for an additional five year period ending on July 31, 2021.

In July 2016, an office tenant who occupies 13,460 square feet at the Company’s Jowein building in Brooklyn, New York extended its lease for an additional seven year period ending June 30, 2023.

In August 2016, a tenant at the Company’s Circleville, Ohio property leased an additional 12,000 square feet of warehouse space effective August 15, 2016.

Revenue recognized for the temporary vacate of lease is expected to decrease in the year ending July 31, 2017 by approximately $146,000. The cash was received in prior years.

CONTRACTUAL OBLIGATIONS:

At July 31, 2016, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
		Less than 1	1-3	4-5	After
Contractual Cash Obligations	Total	Year	Years	Years	5 Years
Mortgage payable	$5,786,525	$156,846	$331,069	$5,298,610	$—
Note payable	1,000,000	1,000,000	—	—	—
Security deposits payable	897,965	—	218,263	111,430	568,272
Operating leases	21,549,087	1,724,004	3,463,218	3,424,794	12,937,071
Total contractual cash obligations	$29,233,577	$2,880,850	$4,012,550	$8,834,834	$13,505,343

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2016, 2015 and 2014:

	2016	2015	2014
Net cash provided by operating activities	$3,962,579	$4,113,926	$4,134,834
Net cash (used) by investing activities	(2,790,071)	(2,466,920)	(2,645,449)
Net cash provided (used) by financing activities	(29,386)	545,938	(261,343)

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Charges: The Company incurred expenditures in the amount of $63,105 for brokerage commissions for an existing office tenant at the Company’s Nine Bond Street building in Brooklyn, New York who renewed its lease for an additional five years.

Payroll and Other Accrued Liabilities: The Company had a balance due at July 31, 2016 for brokerage commissions of $316,110. Brokerage commissions in the amount of $352,877 were paid in the year ended July 31, 2016.

CASH FLOWS FROM INVESTING ACTIVITIES:

The Company had expenditures of $8,230 for the year ended July 31, 2016, for work at its Circleville, Ohio building for a new air conditioning unit which was installed in June 2016.

The Company had the following expenditures for the year ended July 31, 2016 at its Jowein building in Brooklyn, New York:

●	New roof for $135,000 which was completed in September 2015.

●	Renovation to the loading dock for $23,408 which was completed in March 2016.

●	Renovation for steel and sidewalk work for $99,621 which was completed in July 2016.

●

Renovation for a new office tenant for $1,202,292. The total cost of the project will be approximately $2,000,000 of which $1,697,292 has been incurred as of July 31, 2016. The renovation is anticipated to be completed in October 2016.

The Company had expenditures of $274,645 for the year ended July 31, 2016 for various construction projects at its Fishkill, New York building. All the projects were completed by July 2016.

The Company had the following expenditures for the year ended July 31, 2016 at its Nine Bond Street, Brooklyn, New York building:

●	Replacement of three roofs for $325,700 which were all completed by March 2016.

●	Conversion of the boiler from fuel oil to gas usage for $91,986. The total cost of the project is $236,027 and was completed in February 2016.

●	The Company also had expenditures in the amount of $84,803 for various construction projects. All the projects were completed by July 2016.

The Company had expenditures of $106,986 for the year ended July 31, 2016 for renovations for an existing office tenant at the Company’s Jamaica, New York building. The project was completed in February 2016. There were also expenditures for various construction projects in the amount of $109,811. All the projects were completed by July 2016.

RELATED PARTY TRANSACTIONS:

During fiscal 2016, the Company paid Weinstein Enterprises, Inc. (“Enterprises”) total rentals of $836,813 for leases on which two of the Company’s real estate properties are located. The Company also paid a trust under the will of a former director of the Company for the benefit of the former directors granddaughter, interest of $50,000 on an unsecured note. In the opinion of the Company, the rentals paid to Enterprises and the interest paid to the trust are no more favorable than would be payable for comparable properties and loans, respectively, in arms-length transactions with non-affiliated parties.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward- looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2016 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2016, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no material weaknesses or significant deficiencies noted, and therefore there were no corrective actions taken.

J.W. MAYS, INC.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2015	Jan. 31, 2016	Apr. 30, 2016	July 31, 2016
Revenues	$4,569	$4,608	$4,675	$4,731
Revenues less expenses	$640	$306	$695	$673
Net income	$401	$223	$451	$443
Net income per common share	$.20	$.11	$.22	$.22

	Three Months Ended
	Oct. 31, 2014	Jan. 31, 2015	Apr. 30, 2015	July 31, 2015
Revenues	$4,643	$4,704	$4,739	$4,824
Revenues less expenses	$792	$584	$751	$795
Net income	$439	$329	$422	$1,019
Net income per common share	$.22	$.16	$.21	$.51

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2016 and 2015:

	Sales Price
Three Months Ended	High	Low
October 31, 2015	$63.20	$55.00
January 31, 2016	57.90	54.91
April 30, 2016	55.00	46.00
July 31, 2016	57.87	47.62

October 31, 2014	$64.25	$46.00
January 31, 2015	54.65	47.00
April 30, 2015	55.00	47.00
July 31, 2015	57.00	47.13

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 2, 2016, the Company had approximately 800 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
John J. Pearl[2,3,4,6]	Retired partner in the accounting firm of D’Arcangelo & Co., LLP
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board and President, Chief Executive Officer and
Chief Operating Officer, J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee

[2]	Member of Audit Committee

[3]	Member of Investment Advisory Committee

[4]	Member of Compensation Committee

[5]	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers, a partner in Holland & Knight LLP, are also members)

[6]	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2016 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443