Form 10-K, Exhibit 13
period 2017-07-31
MAYS J W INC
filed 2017-10-05
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2017

Year Ended July 31, 2017

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
800 Westchester Avenue, Suite N-400
Rye Brook, N.Y. 10573-1301

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 21, 2017, at
10:00 A.M., Eastern Standard time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

	2017	2016	2015	2014	2013
Rental Income	$18,518	$17,416	$17,732	$16,935	$15,892
Recovery of Real Estate Taxes	11	—	11	—	—
Revenue to Temporarily Vacate Lease	1,021	1,167	1,167	146	—
Total Revenues	19,550	18,583	18,910	17,081	15,892
Net Income	1,926	1,518	2,209	739	664
Real Estate-Net	49,368	48,928	48,060	47,320	45,450
Total Assets	64,849	63,545	62,802	59,573	55,961
Long-Term Debt:
Mortgages and Term Loan Payable*	5,410	5,550	5,683	5,141	5,364
Note Payable	—	—	1,000	1,000	1,000
Deferred Revenue	—	—	1,021	2,188	—
Deferred Income Taxes	5,637	4,617	3,855	2,656	3,008
Other	1,020	989	815	736	639
Total	12,067	11,156	12,374	11,721	10,011
Shareholders’ Equity	$50,000	$47,971	$46,385	$44,109	$43,424

Income per Common Share	$.96	$.75	$1.10	$.37	$.33
Cash Dividends Declared per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2013 through 2017: 2,015,780.

* Includes reclassifications for comparative purposes.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2017.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

The financial condition of our Company continued to be strong during the fiscal year ended July 31, 2017 with profits earned in each of the four quarters during this period.

In fiscal 2017, our revenues from operations were $19,549,387 compared to $18,582,854 in the 2016 fiscal year. Net income for fiscal 2017 was $1,925,539, or $.96 per share. This compares to net income of $1,517,760, or $.75 per share for fiscal 2016.

The Company was able to extend four leases with existing tenants: one at its Jowein building, one at its Nine Bond Street building in Brooklyn, New York, one at its Jamaica, New York building and one at its Levittown, New York property. The Company also leased 7,700 square feet to a medical facility at its Nine Bond Street, Brooklyn, New York building. These lease extensions and the additional tenant combined with increased rentals from existing tenants should help enable the Company to maintain consistent revenue growth from operations in the future. The Company’s revenue during fiscal years 2017 and 2016 included $1,020,833 and $1,166,667, respectively, from temporarily vacating a lease.

Our emphasis on pursuing and obtaining government agencies, health care providers and prospective corporate and retail tenants has helped us to have strong rental income and net income and, to a great extent, we have been able to retain these tenants over a long period of time.

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

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 5, 2017

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2017 and 2016

Assets	2017	2016
Property and Equipment-at cost (Notes 1, 3, 4, 15 and 16):
Buildings and improvements	$80,825,601	$77,693,718
Improvements to leased property	1,478,012	1,478,012
Fixtures and equipment	144,545	144,545
Land	6,067,805	6,067,805
Other	193,015	195,478
Construction in progress	644,809	1,697,292
	89,353,787	87,276,850
Less accumulated depreciation and amortization	39,868,698	38,212,113
Property and equipment-net	49,485,089	49,064,737

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	5,381,195	5,228,826
Receivables (Notes 1, 6 and 10)	164,716	293,317
Income taxes refundable	6,891	17,004
Restricted cash	15,905	—
Prepaid expenses	1,675,019	1,553,217
Total current assets	7,243,726	7,092,364

Other Assets:
Deferred charges (Notes 1 and 11)	3,465,062	3,348,031
Less accumulated amortization (Notes 1 and 11)	1,384,142	1,404,267
Net	2,080,920	1,943,764
Restricted cash	1,279,829	1,159,338
Unbilled receivables (Notes 1, 4, 6 and 10)	1,943,648	2,222,846
Marketable securities (Notes 1, 2, 10 and 14)	2,815,727	2,062,205
Total other assets	8,120,124	7,388,153

TOTAL ASSETS	$64,848,939	$63,545,254

See Notes to Consolidated Financial Statements.

Liabilities And Shareholders’ Equity	2017	2016
Long-Term Liabilities:
Mortgage payable, net (Notes 3 and 10)	$5,409,908	$5,549,600
Security deposits payable (Note 10)	1,020,292	897,965
Payroll and other accrued liabilities (Notes 1, 5 and 7)	—	90,917
Deferred income taxes (Notes 1 and 4)	5,637,000	4,617,000
Total long-term liabilities	12,067,200	11,155,482

Current Liabilities:
Accounts payable	79,103	80,343
Payroll and other accrued liabilities (Notes 1, 5 and 7)	2,515,616	2,153,850
Deferred revenue (Note 15)	—	1,020,833
Other taxes payable	8,135	6,963
Note payable - related party (Notes 10 and 13)	—	1,000,000
Current portion of mortgage payable (Notes 3 and 10)	162,569	156,846
Current portion of security deposits payable (Note 10)	15,905	—

Total current liabilities	2,781,328	4,418,835

Total liabilities	14,848,528	15,574,317

Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities - net of deferred taxes of $190,000 at July 31, 2017 and $136,000 at July 31, 2016 (Notes 1, 4, 10 and 14)	368,476	264,541
Retained earnings	45,395,245	43,469,706
	51,288,263	49,258,789
Less common stock held in treasury, at cost - 162,517 shares at July 31, 2017 and July 31, 2016 (Note 12)	1,287,852	1,287,852
Total shareholders’ equity	50,000,411	47,970,937

Commitments (Notes 5 and 6) and Contingencies (Notes 8 and 16)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$64,848,939	$63,545,254

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2017	2016	2015
Revenues
Rental income (Notes 1 and 6)	$18,517,602	$17,416,187	$17,732,485
Recovery of real estate taxes	10,952	—	10,625
Revenue to temporarily vacate lease (Note 15)	1,020,833	1,166,667	1,166,667
Total revenues	19,549,387	18,582,854	18,909,777
Expenses
Real estate operating expenses (Note 5)	10,212,761	10,080,913	9,658,282
Administrative and general expenses	4,616,086	4,333,589	4,311,456
Depreciation (Note 1)	1,682,690	1,635,660	1,695,454
(Gain) loss on disposition of property and equipment	—	(500)	27,648
Total expenses	16,511,537	16,049,662	15,692,840
Income before investment income, interest expense and income taxes	3,037,850	2,533,192	3,216,937
Investment income and interest expense:
Investment income (Notes 1 and 2)	94,627	25,949	51,218
Interest expense (Notes 3, 9 and 13)	(225,938)	(245,381)	(346,473)
	(131,311)	(219,432)	(295,255)
Income before income taxes	2,906,539	2,313,760	2,921,682
Income taxes provided (Notes 1 and 4)	981,000	796,000	713,000
Net income	1,925,539	1,517,760	2,208,682
Retained earnings, beginning of year	43,469,706	41,951,946	39,743,264
Retained earnings, end of year	$45,395,245	$43,469,706	$41,951,946
Income per common share (Note 1)	$0.96	$0.75	$1.10
Dividends per share	$—	$—	$—
Average common shares outstanding (Note 1)	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2017	2016	2015
Net income	$1,925,539	$1,517,760	$2,208,682
Unrealized gain on available-for-sale securities:
Unrealized holding gains arising during the period net of taxes (benefit) of $68,000, $43,000 and ($6,000) for the fiscal years 2017, 2016 and 2015, respectively (Note 14)	130,776	85,515	66,621
Reclassification adjustment for net gains included in net income, net of taxes of $14,000 for the year ended July 31, 2017 and $8,000 for the year ended July 31, 2016 (Note 14)	(26,841)	(17,007)	—
Unrealized gain on available-for-sale securities, net of taxes	103,935	68,508	66,621
Comprehensive income	$2,029,474	$1,586,268	$2,275,303

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2017	2016	2015
Cash Flows From Operating Activities:
Net income	$1,925,539	$1,517,760	$2,208,682
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	966,000	727,000	1,205,000
Deferred revenue	(1,020,833)	(1,166,667)	(1,166,667)
Realized (gain) loss on sale of marketable securities	(23,734)	36,999	(6,455)
(Gain) loss on disposition of property and equipment	—	(500)	27,648
Depreciation	1,682,690	1,635,660	1,695,454
Amortization of deferred charges	279,875	315,779	331,700
Deferred finance costs included in interest expense	22,877	22,872	19,870
Other assets - deferred charges	(417,031)	(63,105)	(942,869)
- unbilled receivables	198,896	390,400	(56,503)
- unbilled receivable - bad debts	80,302	—	—
- receivables	—	30,000	30,000
Changes in:
Receivables	128,601	345,326	(327,637)
Receivable to temporarily vacate lease	—	—	1,250,000
Prepaid expenses	(121,802)	(75,221)	(94,002)
Income taxes refundable	10,113	678,261	(499,259)
Accounts payable	(1,240)	40,584	(104,491)
Payroll and other accrued liabilities	270,849	(473,560)	543,840
Other taxes payable	1,172	991	(385)
Net cash provided by operating activities	3,982,274	3,962,579	4,113,926
Cash Flows From Investing Activities:
Acquisition of property and equipment	(2,103,042)	(2,508,505)	(2,455,496)
Restricted cash	(136,396)	252,626	28,791
Marketable securities:
Receipts from sales	282,435	314,008	344,271
Payments for purchases	(854,288)	(848,200)	(384,486)
Net cash (used) by investing activities	(2,811,291)	(2,790,071)	(2,466,920)
Cash Flows From Financing Activities:
Increase - security deposits payable	138,232	121,377	29,985
Borrowings - mortgage debt	—	—	652,274
Payments - mortgage and other debt payments	(1,156,846)	(150,763)	(136,321)
Net cash provided (used) by financing activities	(1,018,614)	(29,386)	545,938
Net increase in cash and cash equivalents	152,369	1,143,122	2,192,944
Cash and cash equivalents at beginning of year	5,228,826	4,085,704	1,892,760
Cash and cash equivalents at end of year	$5,381,195	$5,228,826	$4,085,704

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

J.W. Mays, Inc. (the “Company” or “Registrant”) with executive offices at 9 Bond Street, Brooklyn, New York 11201, operates a number of commercial real estate properties in New York and one building in Ohio. The Company’s business was founded in 1924 and incorporated under the laws of the State of New York on July 6, 1927.

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

Restricted Cash

Restricted cash primarily consists of cash held in bank accounts for tenant security deposits and other amounts required under certain loan agreements.

Rental Income and Receivables

All of the real estate owned by the Company is held for leasing to tenants except for a small portion used for Company offices. Rent is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. Contingent rental income is recorded when earned and is not based on tenant revenue. The effect of lease modifications that result in rent relief or other credits to tenants, including any retroactive effects relating to prior periods, is recognized in the period when the lease modification is signed. At the time of the lease modification, we assess the realizability of any accrued but unpaid rent and amounts that had been recognized as revenue in prior periods. If the amounts are not determined to be realizable, the accrued but unpaid rent is written off. Accounts receivable are recognized in accordance with lease agreements at its net realizable value. Rental payments received in advance are deferred until earned.

Based upon its periodic assessment of the quality of the receivables, management, using its historical knowledge of the tenants and industry experience, determines whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Due to the early termination of a lease, the Company recorded a bad debt expense of $80,302 for the year ended July 31, 2017, which is included in administration and general expenses.

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2017 and 2016, there were no impairments of its property and equipment.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2017, 2016 and 2015.

Marketable Securities

The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading or held to maturity during the three years ended July 31, 2017.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2017 and 2016.

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

	Fair value measurements at reporting date using
Description	July 31, 2017	Level 1	Level 2	Level 3	July 31, 2016	Level 1	Level 2	Level 3
Assets:
Marketable securities - available-for-sale	$2,815,727	$2,815,727	$–	$–	$2,062,205	$2,062,205	$–	$–

Reclassifications:

The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 2017. These reclassifications have no effect on net income or loss as previously reported.

Recently issued accounting standards not yet adopted:

In May 2014, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2014-09 “Revenue from Contracts with Customers” (“ASU 2014-09”) establishing ASC Topic 606 Revenue from Contracts with Customers. ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. ASU 2014-09 is effective for interim and Annual Reporting in fiscal years that begin after December 15, 2016. ASU 2015-14 extended the implementation date for fiscal years beginning after December 31, 2017. The adoption of this ASU on August 1, 2018 is not expected to have a significant impact on our consolidated financial statements.

Subsequent to the issuance of ASU 2014-09, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”, ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”, ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, and ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” The additional ASU’s clarified certain provisions of ASU 2014-09 in response to recommendations from the Transition Resource Group established by the FASB and have the same effective date and transition requirements as ASU 2014-09. The adoption of these updates on August 1, 2018 is not expected to have significant impact on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01 “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. ASU No. 2016-01 will be effective for interim and annual periods beginning after December 15, 2017. The adoption of this ASU is not expected to have a significant impact on our balance sheet and statement of operations.

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 is intended to increase transparency and comparability among organizations of accounting for leasing arrangements. This guidance establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. Lessor accounting remains similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard (ASU 2014-09). ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Entities will be required to recognize and measure leases as of the earliest period presented using a modified retrospective approach. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The new standard will be effective for the Company for the fiscal year beginning August 1, 2019. Early adoption is permitted. The adoption of this guidance is expected to result in an increase in assets and liabilities on the Company’s balance sheet, with no material impact on the statement of operations. However, the ultimate impact of adopting this ASU will depend on the Company’s lease portfolio as of the adoption date.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash”. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Restricted cash and restricted cash equivalents will be included with cash and cash equivalents when reconciling the beginning of period and end of period balances on the statement of cash flows upon adoption of this standard. ASU 2016-18 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017, with early adoption permitted.

2. MARKETABLE SECURITIES:

As of July 31, 2017 and 2016, the Company’s marketable securities were classified as follows:

	July 31, 2017				July 31, 2016
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Fair		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Non-current:
Available-for-sale:
Mutual funds	$716,463	$193,932	$ —	$910,395	$551,573	$143,026	$—	$694,599
Corporate equity securities	1,540,788	364,544	—	1,905,332	1,110,091	258,869	1,354	1,367,606
	$2,257,251	$558,476	$ —	$2,815,727	$1,661,664	$401,895	$1,354	$2,062,205

The Company’s debt and equity securities, gross unrealized losses and fair value, aggregated by investment category and length of time that the investment securities have been in a continuous unrealized loss position at July 31, 2017 and July 31, 2016 are as follows:

	July 31, 2017		July 31, 2016
		Less Than		Less Than
	Fair Value	12 Months	Fair Value	12 Months
Corporate equity securities	$ —	$ —	$120,288	$1,354
Mutual funds	—	—	—	—
	$ —	$ —	$120,288	$1,354

Investment income for the years ended July 31, 2017, 2016 and 2015 consists of the following:

	2017	2016	2015
Interest income	$13,176	$8,422	$3,097
Dividend income	57,717	54,526	41,666
Gain (loss) on sale of marketable securities	23,734	(36,999)	6,455
Total	$94,627	$25,949	$51,218

3. LONG-TERM DEBT—MORTGAGE:

			July 31, 2017		July 31, 2016
	Current
	Annual	Final	Due	Due	Due	Due
	Interest	Payment	Within	After	Within	After
	Rate	Date	One Year	One Year	One Year	One Year
Mortgage:
Bond St. building, Brooklyn, NY	3.54%	2/1/2020	$162,569	$5,467,110	$156,846	$5,629,679
Less: Deferred financing costs			—	57,202	—	80,079
Total			$162,569	$5,409,908	$156,846	$5,549,600

On January 9, 2015, the Company refinanced its loan with a bank for $6,000,000, which included the outstanding balance as of January 2015 in the amount of $5,347,726 and an additional borrowing of $652,274. The loan is for a period of five years with a payment based on a twenty-five year amortization period. The interest rate for this period is fixed at 3.54% per annum. The mortgage loan is secured by the Bond Street building in Brooklyn, New York.

Maturities of long-term mortgage and term loan payable outstanding at July 31, 2017 are as follows: Years ending July 31, 2018 (included in current liabilities): $162,569; 2019: $168,500; and 2020: $5,298,610.

The carrying value of the property collateralizing the above debt is $22,308,859 at July 31, 2017.

4. INCOME TAXES:

Income taxes provided for the years ended July 31, 2017, 2016 and 2015 consist of the following:

	2017	2016	2015
Current:
Federal	$15,000	$69,000	$(492,000)
State and City	—	—	—
Deferred taxes:
Federal	966,000	727,000	1,570,000
State and City	—	—	(365,000)
Total provision	$981,000	$796,000	$713,000

Taxes provided for the years ended July 31, 2017, 2016 and 2015 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2017	2016	2015
Income before income taxes	$2,906,539	$2,313,760	$2,921,682
Other-net	4,507	7,427	5,074
Adjusted pre-tax income	$2,911,046	$2,321,187	$2,926,756
Statutory rate	34%	34%	34%
Income tax provision at statutory rate	$989,756	$789,204	$995,097
Federal tax assessment	—	—	41,175
State and City income taxes, net of federal income tax benefit	—	—	—
State and City deferred income taxes	—	—	(365,000)
Other-net	(8,756)	6,796	41,728
Income tax provision	$981,000	$796,000	$713,000

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

For the year ended July 31, 2015, after implementing the tangible property regulations, the Company incurred a federal net operating loss of approximately $8,191,000. The Company was able to carryback approximately $1,582,000, generating a federal income tax refund receivable of $537,881. The remaining federal net operating loss approximating $6,580,000 and $5,446,000 as of July 31, 2016 and July 31, 2017, respectively, is available to offset future taxable income. In addition, as of July 31, 2016 and 2017, the Company had state and city net operating loss carryforwards of approximately $10,107,000 and $8,274,000, respectively, available to offset future state and city taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

The Company’s federal tax returns have been audited through the year ended July 31, 2013 and the New York State and New York City tax returns have been audited through July 31, 2012.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2017, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2017 and 2016 are a result of temporary differences related to the items described as follows:

	2017		2016
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$240,974	$—	$158,199	$—
Net operating loss carryforward	1,851,535	—	2,235,743	—
Unbilled receivables	—	660,840	—	755,768
Property and equipment	—	7,347,278	—	6,950,048
Deferred revenue	—	—	347,083	—
Unrealized gain on marketable securities	—	189,882	—	136,184
Litigation deposit due from contractor	94,932	—	94,932	—
Other	373,559	—	389,043	—
	$2,561,000	$8,198,000	$3,225,000	$7,842,000
Net deferred tax liability		$5,637,000		$4,617,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal deferred tax assets at July 31, 2017 and 2016.

New York State and New York City taxes for years through July 31, 2015 were calculated using the higher of taxes based on income or the respective capital-based franchise taxes. In April 2014, the New York State governor signed into law legislation overhauling the New York State franchise tax on corporations. The changes in the law were effective for the Company’s year ending July 31, 2016. The state capital-based tax will be phased out over a 7-year period. The Company anticipates New York State taxes will be based on capital through 2021, and New York City taxes will be based on capital for the foreseeable future. Capital based franchise taxes are recorded to administrative and general expense.

Due to the application of the capital-based tax while the net operating loss still applies, or due to the possible absence of State taxable income in the years beyond 2021 to which the State loss can be carried, the Company has not recorded the New York State or New York City tax benefit of its net operating loss carryforwards. Also, to reflect its expectation that reversal of temporary differences will not result in New York State or City tax based on income, as of July 31, 2016 the Company decreased the deferred tax asset, deferred tax liability, and deferred taxes on unrealized loss on available-for-sale securities by $380,000, $771,000 and $26,000, respectively, resulting in a State and City deferred tax benefit of $365,000.

Components of the deferred tax provision (benefit) for the years ended July 31, 2017, 2016 and 2015 consist of the following:

	2017	2016	2015
Tax depreciation exceeding book depreciation	$397,273	$553,647	$3,897,397
Net operating loss carryforward	384,208	11,453	(2,247,196)
Decrease (increase) of rental income received in advance	(82,775)	44,298	(50,032)
Increase (decrease) in unbilled receivables	(94,927)	(132,736)	19,211
Deferred revenue	347,083	396,667	(28,333)
Litigation deposit due from contractor	—	(94,932)	—
Other	15,138	(51,397)	(21,047)
	$966,000	$727,000	$1,570,000

5. LEASES:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 4 years to 26 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2017 was exceeded by sublease rental income, as follows:

	2017	2016	2015
Minimum rental expense	$1,899,374	$1,726,528	$1,726,481
Contingent rental expense	833,641	825,695	777,637
	2,733,015	2,552,223	2,504,118
Sublease rental income	6,750,325	6,341,145	6,566,297
Excess of sublease income over expense	$4,017,310	$3,788,922	$4,062,179

Rent expense related to an affiliate principally owned by a director of the Company totaled $987,250 for fiscal year ended July 31, 2017, $836,813 for fiscal year ended 2016 and $825,000 for fiscal year ended 2015. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Operating
Fiscal Year	Leases
2018	$1,729,074
2019	1,731,609
2020	1,731,609
2021	1,693,185
2022	1,577,914
After 2022	11,359,157
Total required*	$19,822,548

*	Minimum payments have not been reduced by minimum sublease rentals of $34,770,374 under operating leases due in the future under non-cancelable leases.

6. RENTAL INCOME:

Rental income for each of the fiscal years 2017, 2016 and 2015 is as follows:

	July 31,
	2017	2016	2015
Minimum rentals
Company owned property	$11,144,902	$10,478,878	$10,609,834
Leased property	6,414,724	6,008,185	6,262,367
	17,559,626	16,487,063	16,872,201
Contingent rentals
Company owned property	622,375	596,164	556,354
Leased property	335,601	332,960	303,930
	957,976	929,124	860,284
Total	$18,517,602	$17,416,187	$17,732,485

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2018	$10,300,215	$5,667,144	$15,967,359
2019	8,254,168	4,972,576	13,226,744
2020	7,994,117	3,868,757	11,862,874
2021	7,625,285	3,014,815	10,640,100
2022	6,999,564	2,783,914	9,783,478
After 2022	59,509,226	14,463,168	73,972,394
Total	$100,682,575	$34,770,374	$135,452,949

Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2017 and 2016 consist of the following:

	2017	2016
Payroll	$260,741	$231,701
Interest	17,161	23,889
Professional fees	145,000	160,000
Rents received in advance	708,747	465,290
Utilities	12,452	14,616
Brokers commissions	287,940	316,110
Construction costs	146,132	10,000
Other	937,443	1,023,161
Total	2,515,616	2,244,767
Less current portion	2,515,616	2,153,850
Long term portion	$—	$90,917

8. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $399,651, $391,962, and $385,083, as contributions to the Plan for fiscal years 2017, 2016 and 2015, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2017, 2016 and 2015 were $56,880, $53,405, and $45,782, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

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

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan:	United Food and Commercial Workers
Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2015
Certified zone status:	Critical Status
Status determination date:	January 1, 2017
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year
ended December 31, 2015:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2019

For the plan years 2017-2019, under the pension fund’s rehabilitation plan, the Company agreed to pay a minimum contribution rate equal to 9.1% of the prior year total contribution rate. The Company has 30 employees and has a contract, expiring November 30, 2019, with a union covering rates of pay, hours of employment and other conditions of employment for approximately 23% of its employees. The Company considers that its labor relations with its employees and union are good.

9. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash.

Supplemental disclosures:

	July 31,
	2017	2016	2015
Interest paid, net of capitalized interest of $20,360 (2017), $49,707 (2016) and $23,733 (2015)	$209,789	$222,969	$329,653
Income taxes paid (refunded)	$213,096	$(367,755)	$237,702

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

	July 31, 2017		July 31, 2016
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Cash and cash equivalents	$5,381,195	$5,381,195	$5,228,826	$5,228,826
Marketable securities	$2,815,727	$2,815,727	$2,062,205	$2,062,205
Restricted cash	$1,295,734	$1,295,734	$1,159,338	$1,159,338
Security deposits payable	$1,036,197	$1,036,197	$897,965	$897,965
Mortgage	$5,629,679	$5,403,180	$6,786,525	$6,843,974

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, restricted cash, and cash and cash equivalents. Marketable securities, restricted cash, and cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

The Company derived rental income from approximately fifty tenants during the years ended July 31, 2017 and the preceding two fiscal years.

As of July 31, 2017 three tenants accounted for approximately 66.7% of receivables and three tenants accounted for 71.6% of unbilled receivables. As of July 31, 2016 four tenants accounted for 68.0% of receivables and three tenants accounted for 71.6% of unbilled receivables. During the years ended July 31, 2017 three tenants accounted for 44.0% of total rental revenue and for the years ended July 31, 2016 and 2015 two tenants accounts for 34.7% and 33.1% of total rental revenue, respectively.

The Company has one irrevocable letter of credit totaling $230,000 at July 31, 2017 and 2016 provided by one tenant as a security deposit.

11. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2017 and 2016 consist of the following:

	July 31, 2017		July 31, 2016
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$3,059,615	$1,089,934	$2,942,583	$1,134,929
Professional fees for leasing	405,447	294,208	405,448	269,338
Total	$3,465,062	$1,384,142	$3,348,031	$1,404,267

The aggregate amortization expense for the three years in the period ended July 31, 2017 was $279,875, $315,779, and $331,700, respectively.

The weighted average life of current year additions to deferred charges was 5 years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2018	$305,729
2019	$246,986
2020	$203,629
2021	$196,512
2022	$175,421

12. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2017 and at July 31, 2016.

13. NOTE PAYABLE:

On December 15, 2004, the Company borrowed $1,000,000 on an unsecured basis from a former director of the Company, who at the time was also a greater than 10% beneficial owner of the outstanding common stock of the Company. The former director passed away in November 2012 and the interest payments pursuant to the note were assigned to a trust provided for by the will of the deceased director. The constant quarterly payment of interest was $12,500 at an interest rate of 5% per annum. The Company paid this loan in full upon its maturity date of December 15, 2016. The interest paid for the year ended July 31, 2017 was $18,750 and for the years ended July 31, 2016 and 2015 it was $50,000 each year.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME:

The only component of accumulated other comprehensive income is unrealized gains (losses) on available-for-sale securities.

A summary of the changes in accumulated other comprehensive income for the fiscal years ended July 31, 2017, 2016, and 2015 is as follows:

	Years Ended July 31,
	2017	2016	2015
Beginning balance, net of tax effect	$264,541	$196,033	$129,412
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities	198,776	128,515	60,621
Tax effect	(68,000)	(43,000)	6,000
Unrealized gains on available-for-sale securities, net of tax effect	130,776	85,515	66,621

Amounts reclassified from accumulated other comprehensive income comprehensive income, net of tax effect:
Unrealized gain on available-for-sale securities reclassified	(40,841)	(25,007)	—
Tax effect	14,000	8,000	—
Amount reclassified, net of tax effect	(26,841)	(17,007)	—
Ending balance, net of tax effect	$368,476	$264,541	$196,033

A summary of the line items in the Consolidated Statements of Income and Retained Earnings affected by the amounts reclassified from accumulated other comprehensive income is as follows:

Details about accumulated other	Affected line item in the statement
comprehensive income components	where net income is presented
-------------------------------------------------------	-------------------------------------------------------
Other comprehensive income reclassified	Investment income
Tax effect	Income taxes provided

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

As consideration under the Amendment, Bond agreed to pay the Company a total of $3,500,000. Upon execution of the Amendment, the Company recorded $3,500,000 to deferred revenue to be amortized to revenue to temporarily vacate the premises over the expected vacate period of 36 months. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and the balance due of $1,250,000 on June 16, 2015 had been received by the Company. The Company anticipates re-occupying the premises in late 2017.

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

16. CONTINGENCIES:

Due to defective workmanship and breach of contract, the Company continues to pursue damages and return in full of a $376,467 deposit paid a contractor when construction commenced to replace a roof and various other work on the Fishkill, New York building. Both the contractor and subcontractors have claimed the Company tortuously interfered with the construction contracts arguing for fees and costs which approximate $700,000. While the Company strongly disputes the claims, it is possible that the court may rule against the Company and may assess damages in amounts up to approximately $700,000. It is also possible that the court may rule in favor of the Company and that no damages would be awarded against the Company and the Company could obtain an order for the return of all or a portion of amounts previously paid. A charge to real estate operating expenses in the amount of $279,213 was recorded for the fiscal year ended July 31, 2016. Following initial court decisions, another $141,132 was charged to operating expenses on October 31, 2016 and this amount was ordered by the Court to be paid, plus interest, in a judgement dated September 14, 2017. The testimony phase of the trial has been completed and the parties await further decisions and orders of the court.

There are various other lawsuits and claims pending against the Company. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements.

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

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and subsidiaries as of July 31, 2017 and 2016, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2017. J.W. Mays, Inc. and subsidiaries management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of J.W. Mays, Inc. and subsidiaries as of July 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

D’ARCANGELO & CO., LLP
Poughkeepsie, New York
October 5, 2017

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

	Years Ended July 31,
	2017	2016	2015	2014	2013
Revenues:
Rental income	$18,518	$17,416	$17,732	$16,935	$15,892
Recovery of real estate taxes	11	—	11	—	—
Revenue to temporarily vacate lease	1,021	1,167	1,167	146	—
Total revenues	19,550	18,583	18,910	17,081	15,892

Expenses:
Real estate operating expenses	10,213	10,081	9,658	9,629	8,821
Administrative and general expenses	4,616	4,334	4,312	4,218	3,547
Depreciation and amortization	1,683	1,636	1,695	1,722	1,637
(Gain) loss on disposition of property and equipment	—	(1)	28	4	316
Total expenses	16,512	16,050	15,693	15,573	14,321

Income before investment income, interest expense, and income taxes	3,038	2,533	3,217	1,508	1,571

Investment income and interest expense:
Investment income	95	26	51	232	74
Interest expense	(226)	(245)	(346)	(460)	(463)
	(131)	(219)	(295)	(228)	(389)

Income before income taxes	2,907	2,314	2,922	1,280	1,182
Income taxes provided	981	796	713	541	518
Net income	$1,926	$1,518	$2,209	$739	$664

Net income per common share	$.96	$.75	$1.10	$.37	$.33
Dividends per share	$—	$—	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

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

FISCAL 2017 COMPARED TO FISCAL 2016

Net income for the year ended July 31, 2017 amounted to $1,925,539, or $.96 per share, compared to net income for the year ended July 31, 2016 of $1,517,760, or $.75 per share.

Revenues in the current year increased to $19,549,387 from $18,582,854 in the comparable 2016 year primarily due to one new office tenant, at the Jowein building in Brooklyn, New York and increased rent from existing tenants, partially offset by a decrease in revenue from the temporary vacating of a lease.

Real estate operating expenses in the current year increased to $10,212,761 from $10,080,913 in the comparable 2016 year primarily due to increases in real estate taxes, utility costs, payroll costs, a charge for litigation against a contractor in the amount of $141,132 (see Note 16) and license and permits costs, partially offset by decreases in maintenance costs.

Administrative and general expenses in the current year increased to $4,616,086 from $4,333,589 in the comparable 2016 year primarily due to increases in a bad debt write off of $80,302 from a tenant who vacated the Nine Bond Street building in July 2017, payroll costs, medical costs, directors fees and legal and professional costs, partially offset by a decrease in New York State and New York City capital based franchise taxes.

Depreciation and amortization expense in the current year increased to $1,682,690 from $1,635,660 in the comparable 2016 year primarily due to improvements on the Jowein, Brooklyn, New York building.

There was a $500 gain on disposition of property and equipment in the year ended July 31, 2016 versus zero in the comparable period in 2017.

Interest expense in the current year exceeded investment income by $131,311 and by $219,432 in the comparable 2016 year. The decrease is primarily due to a gain on sale of marketable securities in the 2017 year whereas the 2016 year had a loss on the sale of securities.

FISCAL 2016 COMPARED TO FISCAL 2015

Net income for the year ended July 31, 2016 amounted to $1,517,760, or $.75 per share, compared to net income for the year ended July 31, 2015 of $2,208,682, or $1.10 per share.

Revenues in the year ended 2016 decreased to $18,582,854 from $18,909,777 in the comparable 2015 year primarily due to non-payment of rent from a retail tenant, at the Nine Bond Street building in Brooklyn, New York, who vacated the building in December 2015, partially offset by a new office tenant at the same building and increased rent from existing tenants.

Real estate operating expenses in the year ended 2016 increased to $10,080,913 from $9,658,282 in the comparable 2015 year primarily due to increases in real estate taxes, maintenance costs, payroll costs and a charge for litigation against a contractor in the amount of $279,213 (see Note 16), partially offset by decreases in utility costs and licenses and permits.

Administrative and general expenses in the year ended 2016 increased to $4,333,589 from $4,311,456 in the comparable 2015 year primarily due to increases in New York State and New York City capital based franchise taxes, partially offset by a decrease in legal and professional costs.

Depreciation and amortization expense in the year ended 2016 decreased to $1,635,660 from $1,695,454 in the comparable 2015 year primarily due to expiring depreciation on the Fishkill, New York building.

There was a $500 gain on disposition of property and equipment in the year ended July 31, 2016 versus a loss of $27,648 in the comparable period in 2015.

Interest expense in the year ended 2016 exceeded investment income by $219,432 and by $295,255 in the comparable 2015 year. The decrease was due to a lower interest expense from a more favorable interest rate on the refinanced mortgage with a bank in the 2015 year and lower capitalized interest expense, partially offset by a loss on the sale of securities in the 2016 year.

LIQUIDITY AND CAPITAL RESOURCES

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $5,381,195 at July 31, 2017.

In May 2015, the Company entered into a 20 year lease agreement with a new tenant (cancellation clause after the 10th year) to occupy 17,425 square feet of office space at the Jowein building in Brooklyn, New York. Occupancy commenced in March 2017 and rent commenced June 2017. The amount of brokerage commissions and construction costs were $496,266 and $1,750,570, respectively. The construction was completed in November 2016.

In August 2016, a tenant at the Company’s Circleville, Ohio property leased an additional 12,000 square feet of warehouse space effective August 16, 2016.

In October 2016, a tenant at the Company’s Levittown, New York property extended its lease for an additional five years expiring May 3, 2023.

In October 2016, a tenant who occupies 2,680 square feet of retail space at the Company’s Jamaica, New York property vacated the space. The space was leased to an existing tenant at a higher annual rental income effective November 2016.

On December 15, 2016, the Company made a payment in the amount of $1,000,000, which was payment in full for the unsecured note to a related party (see Note 13).

In December 2016, a tenant who occupies 47,100 square feet of retail space at the Company’s Jamaica, New York building extended its lease for an additional two years expiring May 31, 2019.

In February 2017, a tenant who occupies 25,423 square feet of office space at the Company’s Nine Bond Street, Brooklyn, New York building, whose lease expired on March 31, 2017, extended the lease until December 31, 2017.

In February 2017, a tenant who occupies 41,385 square feet of office space at the Company’s Jowein building in Brooklyn, New York surrendered 10,569 square feet and extended the lease for the remaining 30,816 square feet from May 31, 2019 until May 31, 2020. The 10,569 square feet surrendered was leased to a new tenant in February 2017 for a period of five years.

In March 2017, the Company leased 7,700 square feet to a medical facility at its Nine Bond Street, Brooklyn, New York building, for a term of ten years with two five year option periods. To accommodate this tenant, an existing tenant surrendered 400 square feet of retail space. The cost of renovations for this tenant will be approximately $400,000 and brokerage commissions were $216,052. The tenant is anticipated to take occupancy and commence payment of rent in January 2018.

On April 4, 2017, a tenant in our Nine Bond Street building in Brooklyn, New York filed for Chapter 11 protection. This tenant accounted for 2.33% of our annual net rental income for the year ended July 31, 2016. The tenant vacated the premises in July 2017. The annual loss in rental income will be $442,000.

A tenant who occupies 99,992 square feet of retail space at the Company’s Fishkill, New York building planned to vacate the space but in May 2017 an agreement was reached where the tenant will continue occupancy.

In May 2017, a tenant who occupies 8,300 square feet of office space at the Company’s Jowein building in Brooklyn, New York surrendered 5,000 square feet. The 5,000 square feet surrendered was leased to a new tenant in May 2017 for a period of ten years.

CONTRACTUAL OBLIGATIONS:

At July 31, 2017, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
Contractual Cash Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Mortgage payable	$5,629,679	$162,569	$5,467,110	$—	$—
Security deposits payable	1,036,197	15,905	204,676	165,739	649,877
Operating leases	19,822,548	1,729,074	3,463,218	3,271,099	11,359,157
Total contractual cash obligations	$26,488,424	$1,907,548	$9,135,004	$3,436,838	$12,009,034

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2017, 2016 and 2015:

	2017	2016	2015
Net cash provided by operating activities	$3,982,274	$3,962,579	$4,113,926
Net cash (used) by investing activities	(2,811,291)	(2,790,071)	(2,466,920)
Net cash provided (used) by financing activities	(1,018,614)	(29,386)	545,938

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Charges: The Company incurred expenditures in the amount of $417,031 for brokerage commissions for one new retail tenant and one existing tenant at the Company’s Jamaica, New York building, two new office tenants at the Company’s Jowein building in Brooklyn, New York and one new tenant which is a medical facility at the Company’s Nine Bond Street building in Brooklyn, New York.

Payroll and Other Accrued Liabilities: The Company incurred additional brokerage commissions in the amount of $417,031 which related to one new retail tenant, one existing retail tenant, two new office tenants and one new tenant which is a medical facility. The Company also made payments for brokerage commissions in the amount of $445,201, which reduced the balance due to $287,940.

CASH FLOWS FROM INVESTING ACTIVITIES:

The Company had expenditures of $370,085 for the year ended July 31, 2017 at its Jowein building in Brooklyn, New York for renovations for an existing tenant. The cost of the project was $370,085 and was completed in September 2016. The Company had expenditures of $129,561 for renovations to a new tenant. The cost of the project was $129,561 and was completed in March 2017. The Company had expenditures of $199,430 to renovate the building’s lobby in June 2017. The Company also had expenditures of $35,126 for roof projects.

The Company had expenditures of $53,278 for the year ended July 31, 2017, for a new office tenant at its Jowein building in Brooklyn, New York. The cost of the project was $1,750,570. The project was completed in November 2016.

The Company had expenditures of $221,442 for the year ended July 31, 2017 for façade restoration work at the Company’s Nine Bond Street, Brooklyn, New York building. The cost of the project was $221,442 and was completed in March 2017. The Company had expenditures of $146,859 for additional façade work. The cost of the project was $146,859 and was completed in May 2016. The Company had expenditures for elevator work in the amount of $399,661. The cost of the project will be approximately $635,000 and will be completed by October 2017. The Company had expenditures of $245,148 for a new tenant. The cost of the project will be approximately $400,000 and will be completed in October 2017. The Company also had expenditures of $155,595 for various other construction projects.

The Company had expenditures of $123,214 in the year ended July 31, 2017 for various construction projects at its Jamaica, New York building.

CASH FLOWS FROM FINANCING ACTIVITIES:

On December 15, 2016, the Company paid in full the amount of $1,000,000, for the unsecured note to a related party (see Note 13).

RELATED PARTY TRANSACTIONS:

During fiscal 2017, the Company paid Weinstein Enterprises, Inc. (“Enterprises”) total rentals of $987,250 for leases on which two of the Company’s real estate properties are located. The Company also paid a trust provided for by the will of the deceased director, interest of $18,750 on an unsecured note which was paid in full upon its maturity on December 15, 2016. In the opinion of the Company, the rentals paid to Enterprises and the interest paid to the trust are no more favorable than would be payable for comparable properties and loans, respectively, in arms-length transactions with non-affiliated parties.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2017 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2017, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no material weaknesses or significant deficiencies noted, and therefore there were no corrective actions taken.

J.W. MAYS, INC.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	July 31, 2017
Revenues	$4,783	$4,825	$4,952	$4,989
Revenues less expenses	$693	$490	$915	$809
Net income	$462	$324	$606	$534
Net income per common share	$.23	$.16	$.30	$.27

	Three Months Ended
	Oct. 31, 2015	Jan. 31, 2016	Apr. 30, 2016	July 31, 2016
Revenues	$4,569	$4,608	$4,675	$4,731
Revenues less expenses	$640	$306	$695	$673
Net income	$401	$223	$451	$443
Net income per common share	$.20	$.11	$.22	$.22

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2017 and 2016:

	Sales Price
Three Months Ended	High	Low
October 31, 2016	$48.50	$42.50
January 31, 2017	46.50	41.50
April 30, 2017	43.00	38.00
July 31, 2017	41.50	33.55

October 31, 2015	$63.20	$55.00
January 31, 2016	57.90	54.91
April 30, 2016	55.00	46.00
July 31, 2016	57.87	47.62

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 1, 2017, the Company had approximately 800 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Steven Gurney-Goldman[3]	Solil Management, LLC
John J. Pearl[2,3,4,6]	Retired partner in the accounting firm of D’Arcangelo & Co., LLP
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer, J.W. Mays, Inc.

Committee Assignments Key:

1	Member of Executive Committee
2	Member of Audit Committee
3	Member of Investment Advisory Committee
4	Member of Compensation Committee
5	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers, a partner in Holland & Knight LLP, are also members)
6	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2017 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443