Form 10-K, Exhibit 13
period 2018-07-31
MAYS J W INC
filed 2018-10-04
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report 2018 Year Ended July 31, 2018

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
510 Haight Avenue
Poughkeepsie, NY 12603

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 20, 2018, at
10:00 A.M., Eastern Standard time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York.

J.W. MAYS, INC.

SUMMARY OF SELECTED FINANCIAL DATA
(dollars in thousands except per share data)

	2018	2017	2016	2015	2014
Rental Income	$19,301	$18,518	$17,416	$17,732	$16,935
Recovery of Real Estate Taxes	—	11	—	11	—
Revenue to Temporarily Vacate Lease	—	1,021	1,167	1,167	146
Total Revenues	19,301	19,550	18,583	18,910	17,081
Net Income	2,974	1,926	1,518	2,209	739
Real Estate-Net	50,679	49,368	48,928	48,060	47,320
Total Assets	66,562	64,849	63,545	62,802	59,573
Long-Term Debt:
Mortgages and Term Loan Payable*	5,264	5,410	5,550	5,683	5,141
Note Payable	—	—	—	1,000	1,000
Deferred Revenue	—	—	—	1,021	2,188
Deferred Income Taxes	4,506	5,637	4,617	3,855	2,656
Other	1,242	1,020	989	815	736
Total Long-Term Debt	11,012	12,067	11,156	12,374	11,721
Shareholders’ Equity	$53,093	$50,000	$47,971	$46,385	$44,109

Income per Common Share	$1.48	$.96	$.75	$1.10	$.37
Cash Dividends Declared per Share	$—	$—	$—	$—	$—

Average common shares outstanding for fiscal years 2014 through 2018: 2,015,780.

* Includes reclassifications for comparative purposes.

THE COMPANY

J.W. Mays, Inc. was founded in 1924 and incorporated under the laws of the State of New York on July 6, 1927.

The Company operates a number of commercial real estate properties located in Brooklyn and Jamaica in New York City; in Levittown and Massapequa, Long Island, New York; in Fishkill, Dutchess County, New York; and in Circleville, Ohio. The major portions of these properties are owned and the balance is leased. A substantial percentage of these properties are leased to tenants while the remainder is available for lease.

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2018.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

The financial condition of our Company continued to be strong during the fiscal year ended July 31, 2018 with profits earned during this period.

In fiscal 2018, our revenues from operations were $19,300,882 compared to $19,549,387 in the 2017 fiscal year. Net income for fiscal 2018 was $2,974,141, or $1.48 per share. This compares to net income of $1,925,539, or $.96 per share for fiscal 2017.

The Company was able to extend four leases with existing tenants: two at its Nine Bond Street building in Brooklyn, New York, one at its Jowein building in Brooklyn, New York, and one at its Circleville, Ohio property. The Company was also able to sign two leases with tenants at its Nine Bond Street, Brooklyn, New York building which replaced the tenant that vacated the Premises in July 2017, and a lease with a tenant for the balance of the Massapequa property. These new tenants, lease extensions, and increased rentals from existing tenants should help enable the Company to maintain consistent revenue growth from operations in the future.

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

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 4, 2018

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2018 and 2017

Assets	2018	2017
Property and Equipment-at cost (Notes 1, 3, 4, 14 and 15):
Buildings and improvements	$82,728,826	$80,825,601
Improvements to leased property	1,478,012	1,478,012
Fixtures and equipment	144,545	144,545
Land	6,067,805	6,067,805
Other	205,619	193,015
Construction in progress	1,786,980	644,809
	92,411,787	89,353,787
Less accumulated depreciation	41,618,803	39,868,698
Property and equipment-net	50,792,984	49,485,089

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	5,255,073	5,381,195
Receivables (Notes 1, 6 and 10)	252,304	164,716
Income taxes refundable	8,792	6,891
Restricted cash	100,789	15,905
Prepaid expenses	1,951,132	1,675,019
Total current assets	7,568,090	7,243,726

Other Assets:
Deferred charges (Notes 1 and 11)	3,228,162	3,465,062
Less accumulated amortization (Notes 1 and 11)	1,369,445	1,384,142
Net	1,858,717	2,080,920
Restricted cash	1,523,761	1,279,829
Unbilled receivables (Notes 1, 4, 6 and 10)	1,677,093	1,943,648
Marketable securities (Notes 1, 2, 10 and 13)	3,141,828	2,815,727
Total other assets	8,201,399	8,120,124

TOTAL ASSETS	$66,562,473	$64,848,939

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2018	2017
Long-Term Liabilities:
Mortgage payable, net (Notes 3 and 10)	$5,264,285	$5,409,908
Security deposits payable (Note 10)	1,242,382	1,020,292
Deferred income taxes (Notes 1 and 4)	4,506,000	5,637,000
Total long-term liabilities	11,012,667	12,067,200

Current Liabilities:
Accounts payable	74,205	79,103
Payroll and other accrued liabilities (Notes 1, 5 and 7)	2,104,359	2,515,616
Other taxes payable	8,240	8,135
Current portion of mortgage payable (Notes 3 and 10)	168,501	162,569
Current portion of security deposits payable (Note 10)	101,289	15,905

Total current liabilities	2,456,594	2,781,328

Total liabilities	13,469,261	14,848,528

Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities - net of deferred taxes of $313,000 at July 31, 2018 and $190,000 at July 31, 2017 (Notes 1, 4, 10 and 13)	487,136	368,476
Retained earnings	48,369,386	45,395,245
	54,381,064	51,288,263
Less common stock held in treasury, at cost - 162,517 shares at July 31, 2018 and July 31, 2017 (Note 12)	1,287,852	1,287,852
Total shareholders’ equity	53,093,212	50,000,411

Commitments (Notes 5 and 6) and Contingencies (Notes 8 and 15)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,562,473	$64,848,939

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2018	2017	2016
Revenues
Rental income (Notes 1 and 6)	$19,300,882	$18,517,602	$17,416,187
Recovery of real estate taxes	—	10,952	—
Revenue to temporarily vacate lease (Note 14)	—	1,020,833	1,166,667
Total revenues	19,300,882	19,549,387	18,582,854
Expenses
Real estate operating expenses (Note 5)	11,074,396	10,212,761	10,080,913
Administrative and general expenses	4,598,144	4,616,086	4,333,589
Depreciation (Note 1)	1,775,690	1,682,690	1,635,660
(Gain) on disposition of property and equipment	—	—	(500)
Total expenses	17,448,230	16,511,537	16,049,662
Income from operations before investment income, interest expense and income taxes	1,852,652	3,037,850	2,533,192
Investment income and interest expense:
Investment income (Notes 1 and 2)	110,963	94,627	25,949
Interest expense (Notes 3 and 9)	(233,474)	(225,938)	(245,381)
	(122,511)	(131,311)	(219,432)
Income from operations before income taxes	1,730,141	2,906,539	2,313,760
Income taxes provided (benefit) (Notes 1 and 4)	(1,244,000)	981,000	796,000
Net income	2,974,141	1,925,539	1,517,760
Retained earnings, beginning of year	45,395,245	43,469,706	41,951,946
Retained earnings, end of year	$48,369,386	$45,395,245	$43,469,706
Income per common share (Note 1)	$1.48	$0.96	$0.75
Dividends per share	$—	$—	$—
Average common shares outstanding (Note 1)	2,015,780	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2018	2017	2016
Net income	$2,974,141	$1,925,539	$1,517,760
Unrealized gain on available-for-sale securities:
Unrealized holding gains arising during the period net of taxes of $130,963, $68,000 and $43,000 for the fiscal years 2018, 2017 and 2016, respectively (Note 13)	134,117	130,776	85,515
Reclassification adjustment for net gains included in net income, net of taxes of $7,963 for the year ended July 31, 2018 and $14,000 for the year ended July 31, 2017 and $8,000 for the year ended July 31, 2016 (Note 13)	(15,457)	(26,841)	(17,007)
Unrealized gain on available-for-sale securities, net of taxes	118,660	103,935	68,508
Comprehensive income	$3,092,801	$2,029,474	$1,586,268

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2018	2017	2016
Cash Flows From Operating Activities:
Net income	$2,974,141	$1,925,539	$1,517,760
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for deferred income taxes	(1,254,000)	966,000	727,000
Deferred revenue	—	(1,020,833)	(1,166,667)
Realized (gain) loss on sale of marketable securities	805	(23,734)	36,999
(Gain) on disposition of property and equipment	—	—	(500)
Depreciation	1,775,690	1,682,690	1,635,660
Amortization of deferred charges	296,298	279,875	315,779
Deferred finance costs included in interest expense	22,877	22,877	22,872
Other assets - deferred charges	(74,095)	(417,031)	(63,105)
- unbilled receivables	266,555	198,896	390,400
- unbilled receivable - bad debts	—	80,302	—
- receivables	—	—	30,000
Changes in:
Receivables	(87,588)	128,601	345,326
Prepaid expenses	(276,113)	(121,802)	(75,221)
Income taxes refundable	(1,901)	10,113	678,261
Accounts payable	(4,898)	(1,240)	40,584
Payroll and other accrued liabilities	(411,257)	270,849	(473,560)
Other taxes payable	105	1,172	991
Net cash provided by operating activities	3,226,619	3,982,274	3,962,579
Cash Flows From Investing Activities:
Acquisition of property and equipment	(3,083,585)	(2,103,042)	(2,508,505)
Restricted cash	(328,816)	(136,396)	252,626
Marketable securities:
Receipts from sales	268,857	282,435	314,008
Payments for purchases	(354,103)	(854,288)	(848,200)
Net cash (used) by investing activities	(3,497,647)	(2,811,291)	(2,790,071)
Cash Flows From Financing Activities:
Increase - security deposits payable	307,474	138,232	121,377
Payments - mortgage and other debt payments	(162,568)	(1,156,846)	(150,763)
Net cash provided (used) by financing activities	144,906	(1,018,614)	(29,386)
Net increase (decrease) in cash and cash equivalents	(126,122)	152,369	1,143,122
Cash and cash equivalents at beginning of year	5,381,195	5,228,826	4,085,704
Cash and cash equivalents at end of year	$5,255,073	$5,381,195	$5,228,826

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

Accounting Records and Use of Estimates

The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for doubtful accounts, depreciation, income tax assets and liabilities, fair value of marketable securities, revenue recognition and accrued expenses. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

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

Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Due to the early termination of a lease, the Company recorded a bad debt expense of $80,302 for the year ended July 31, 2017, which is included in administration and general expenses.

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2018 and 2017, there were no impairments of its property and equipment.

Deferred Charges

Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 21 years, using the straight-line method. If a lease is terminated early, such costs are expensed.

Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets result principally from the recording of certain accruals, reserves and net operating loss carry forwards which currently are not deductible for tax purposes. Deferred tax liabilities result principally from temporary differences in the recognition of unrealized gains and losses from certain investments and from the use, for tax purposes, of accelerated depreciation. Deferred tax assets and liabilities are offset for each jurisdiction and are presented net on the balance sheet.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2018, 2017 and 2016.

Marketable Securities

The Company categorizes marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities are carried at fair value with unrealized gains and losses included in income. Available-for-sale securities are carried at fair value measurements using quoted prices in active markets for identical assets or liabilities with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities are carried at amortized cost. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading or held to maturity during the three years ended July 31, 2018.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2018 and 2017.

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

	Fair value measurements at reporting date using
Description	July 31, 2018	Level 1	Level 2	Level 3	July 31, 2017	Level 1	Level 2	Level 3
Assets:
Marketable securities - available-for-sale	$3,141,828	$3,141,828	$–	$–	$2,815,727	$2,815,727	$–	$–

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

Subsequent to the issuance of ASU 2014-09, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”, ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”, ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, and ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” The additional ASU’s clarified certain provisions of ASU 2014-09 in response to recommendations from the Transition Resource Group established by the FASB and have the same effective date and transition requirements as ASU 2014-09. We adopted these standards effective August 1, 2018 and expect the adoption will not have a significant impact on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01 “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. ASU No. 2016-01 is effective for interim and annual periods beginning after December 15, 2017. We adopted this standard effective August 1, 2018 and expect the adoption will not have a significant impact on our consolidated financial statements.

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

In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842”, which provides amendments and clarification to ASU 2016-12 based on the FASB’s interaction with stakeholders. In July 2018, the FASB issued ASU No. 2018-11 “Leases (Topic 842): Targeted Improvements”, which amends Leases (Topic 842) to (i) add an optional transition method that would permit entities to apply the new requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, and (ii) provide a practical expedient for lessors regarding the separation of the lease and non-lease components of a contract. The standards are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The new standards will be effective for the Company for the fiscal year beginning August 1, 2019, with early adoption permitted, and the Company expects to use the cumulative-effect adjustment approach in the year of adoption. The adoption of this guidance is expected to result in an increase in assets and liabilities on the Company’s balance sheet, with no material impact on the statement of operations. However, the ultimate impact of adopting this ASU will depend on the Company’s lease portfolio as of the adoption date.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash”. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Restricted cash and restricted cash equivalents will be included with cash and cash equivalents when reconciling the beginning of period and end of period balances on the statement of cash flows upon adoption of this standard. ASU 2016-18 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. We adopted this standard effective August 1, 2018 and expect the adoption will not have a significant impact on our consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220)”. ASU 2018-02 allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the December 22, 2017 Tax Act. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this ASU is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this ASU should be applied either in the period of adoption or retrospectively to each period (or periods) in which the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. We are in the process of evaluating the impact of this standard on the consolidated financial statements.

2. MARKETABLE SECURITIES:

As of July 31, 2018 and 2017, the Company’s marketable securities were classified as follows:

	July 31, 2018				July 31, 2017
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Non-current:
Available-for-sale:
Mutual funds	$774,602	$237,149	$—	$1,011,751	$716,463	$193,932	$—	$910,395
Corporate equity securities	1,567,089	562,988	—	2,130,077	1,540,788	364,544	—	1,905,332
	$2,341,691	$800,137	$—	$3,141,828	$2,257,251	$558,476	$—	$2,815,727

Investment income for the years ended July 31, 2018, 2017 and 2016 consists of the following:

	2018	2017	2016
Interest income	$25,414	$13,176	$8,422
Dividend income	86,354	57,717	54,526
Gain (loss) on sale of marketable securities	(805)	23,734	(36,999)
Total	$110,963	$94,627	$25,949

3. LONG-TERM DEBT—MORTGAGE:

			July 31, 2018		July 31, 2017
	Current
	Annual	Final	Due	Due	Due	Due
	Interest	Payment	Within	After	Within	After
	Rate	Date	One Year	One Year	One Year	One Year
Mortgage:
Bond St. building, Brooklyn, NY	3.54%	2/1/2020	$168,501	$5,298,610	$162,569	$5,467,110
Less: Deferred financing costs			—	34,325	—	57,202
Total			$168,501	$5,264,285	$162,569	$5,409,908

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

Maturities of long-term mortgage and term loan payable outstanding at July 31, 2018 are as follows: Years ending July 31, 2019 (included in current liabilities): $168,501; and 2020: $5,298,610.

The carrying value of the property collateralizing the above debt is $22,280,525 at July 31, 2018.

4. INCOME TAXES:

On December 22, 2017, the United States government (“U.S.”) enacted significant changes to the U.S. tax law following the passage and signing of H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Tax Act”) (previously known as “The Tax Cuts and Jobs Act”). The Tax Act included significant changes to existing tax law, including a permanent reduction to the U.S. federal corporate income tax rate from 34% to 21%, a one-time repatriation tax on deferred foreign income, deductions, credits and business related exclusions.

The permanent reduction to the U.S. federal corporate income tax rate from 34% to 21% was effective January 1, 2018 (the “Effective Date”). When a U.S. federal tax rate change occurs during a fiscal year, taxpayers are required to compute a weighted daily average rate for the fiscal year of enactment. As a result of the Tax Act, the Company has calculated a U.S. federal statutory corporate income tax rate of 26% for the fiscal year ending July 31, 2018 and applied this rate in computing the income tax provision. The U.S. federal statutory corporate income tax rate of 26% is the weighted daily average rate between the pre-enactment U.S. federal statutory tax rate of 34%, applicable to the Company’s fiscal year ending July 31 2018 prior to the Effective Date, and the post-enactment U.S. federal statutory tax rate of 21% applicable thereafter. The Company expects the U.S. federal statutory rate to be 21% for fiscal years beginning after July 31, 2018.

On December 22, 2017, the SEC issued Staff Accounting Bulletin 118 (“SAB 118”). SAB 118 expresses views of the SEC regarding ASC Topic 740, Income Taxes (“ASC 740”), in the reporting period that includes the enactment date of the Tax Act. The SEC staff issuing SAB 118 (the “Staff’) recognized that a registrant’s review of certain income tax effects of the Tax Act may be incomplete at the time financial statements are issued for the reporting period that includes the enactment date, including interim periods therein. If a company does not have the necessary information available, prepared or analyzed for certain income tax effects of the Tax Act, SAB 118 allows a company to report provisional numbers and adjust those amounts during the measurement period not to extend beyond one year. The Company has recorded all known and estimable impacts of the Tax Act that are effective for the fiscal year ended July 31, 2018. Future adjustments to the provisional numbers will be recorded as discrete adjustments to income tax expense in the period in which those adjustments become estimable and/or are finalized.

As of July 31, 2017, the Company had net deferred federal tax liabilities totaling approximately $5.6 million. The lower future tax rate means the future expense of existing deferred tax liabilities needs to be computed at the new, lower tax rate which results in a reduction in deferred tax liabilities and an income tax benefit in the period of enactment.

As a direct result of the permanent reduction in federal tax rates from 34% to 21%, the value of these net deferred tax liabilities has declined. Accordingly, the Company’s income tax provision for the fiscal year ended July 31, 2018 includes a $2.4 million non-cash reduction to the value of net deferred tax liabilities to the revised value based on the new, lower tax rate.

In accordance with SAB 118, the provision estimates recorded represent reasonable estimates of the effects of the Tax Act for which the analysis is not yet complete. As the Company completes its analysis of the effects of the Tax Act, including performing and refining calculations and obtaining additional guidance from such standard setting and regulatory bodies as the US Internal Revenue Services, US Treasury Department and FASB, among others, it may record adjustments to the provisional estimates. The Company expects to finalize its provisional estimates at the earlier of the time it files its US federal income tax return for the fiscal year ended July 31, 2018 or the end of the measurement period provided for under SAB 118, which is December 31, 2018.

Income taxes provided for the years ended July 31, 2018, 2017 and 2016 consist of the following:

	2018	2017	2016
Current:
Federal	$10,000	$15,000	$69,000
Deferred taxes:
Federal	(1,841,000)	966,000	727,000
State	587,000	—	—
Total provision	$(1,244,000)	$981,000	$796,000

Taxes provided for the years ended July 31, 2018, 2017 and 2016 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2018	2017	2016
Income before income taxes	$1,730,141	$2,906,539	$2,313,760
Other-net	2,443	4,507	7,427
Adjusted pre-tax income	$1,732,584	$2,911,046	$2,321,187
Statutory rate	26.42%	34%	34%
Income tax provision at statutory rate	$457,749	$989,756	$789,204
Remeasurement of federal deferred income taxes	(2,390,000)	—	—
State deferred income taxes	587,000	—	—
Other-net	101,251	(8,756)	6,796
Income tax provision	$(1,244,000)	$981,000	$796,000

The Company has a federal net operating loss carryforward approximating $4,053,000, $5,446,000 and $6,580,000 as of July 31, 2018, July 31, 2017 and July 31, 2016, respectively, available to offset future taxable income. As of July 31, 2018, 2017 and 2016, the Company had unused state and city net operating loss carryforwards of approximately $10,107,000 for state and $8,274,000 for city, available to offset future state and city taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

The Company’s federal tax returns have been audited through the year ended July 31, 2013 and the New York State and New York City tax returns have been audited through July 31, 2012.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2018, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2018 and 2017 are a result of temporary differences related to the items described as follows:

	2018		2017
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$174,975	$—	$240,974	$—
Federal Net operating loss carryforward	851,175	—	1,851,535	—
State Net operating loss carryforward	665,934	—	—	660,840
Unbilled receivables	—	462,686	—	7,347,278
Property and equipment	—	5,916,568	—	—
Unrealized gain on marketable securities	—	220,746	—	189,882
Litigation deposit due from contractor	103,862	—	94,932	—
Other	298,054	—	373,559	—
	$2,094,000	$6,600,000	$2,561,000	$8,198,000
Net deferred tax liability		$4,506,000		$5,637,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2018.

New York State and New York City taxes are calculated using the higher of taxes based on income or the respective capital-based franchise taxes. Beginning with the Company’s tax year ended July 31, 2016, changes in the law required the state capital-based tax will be phased out over a 7-year period. The Company anticipates New York State taxes will be based on income beginning August 1, 2018. For the quarter ending July 31, 2018, the Company recorded a state deferred tax asset, deferred tax liability and deferred taxes on unrealized gain on available-for-sale securities in the amounts of $790,000, $1,430,000 and $53,000, respectively, resulting in a state deferred tax expense of $587,000. New York City taxes will be based on capital for the foreseeable future. Capital-based franchise taxes are recorded to administrative and general expense. State tax amounts in excess of the capital-based franchise taxes are recorded to income tax expense. Due to both the application of the capital-based tax and due to the possible absence of city taxable income, the Company does not record city deferred taxes.

Components of the deferred tax provision (benefit) for the years ended July 31, 2018, 2017 and 2016 consist of the following:

	2018	2017	2016
Tax depreciation exceeding book depreciation	$(1,430,906)	$397,273	$553,647
Federal operating loss carryforward	1,000,360	384,208	11,453
State net operating loss carryforward	(665,934)	—	—
Decrease (increase) of rental income received in advance	65,999	(82,775)	44,298
(Decrease) in unbilled receivables	(198,154)	(94,927)	(132,736)
Increase (decrease) in average rent payable	81,230	29,383	(28,389)
Deferred revenue	—	347,083	396,667
Litigation deposit due from contractor	(8,930)	—	(94,932)
Other	(97,665)	(14,245)	(23,008)
	$(1,254,000)	$966,000	$727,000

5. LEASES:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 3 years to 25 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the three fiscal years in the period ended July 31, 2018 was exceeded by sublease rental income, as follows:

	2018	2017	2016
Minimum rental expense	$1,750,859	$1,899,374	$1,726,528
Contingent rental expense	1,034,762	833,641	825,695
	2,785,621	2,733,015	2,552,223
Sublease rental income	6,901,958	6,750,325	6,341,145
Excess of sublease income over expense	$4,116,337	$4,017,310	$3,788,922

Rent expense related to an affiliate principally owned by a director of the Company totaled $987,250 for fiscal year ended July 31, 2018, $987,250 for fiscal year ended 2017 and $836,813 for fiscal year ended 2016. The rent expense is derived from two leases which expire July 31, 2027 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

The lease which expires July 31, 2027 related to an affiliate principally owned by a director of the Company, is for a ground lease which permitted the Company to construct a building during the lease period. In accordance with the terms of the lease, upon lease termination in 2027, the building and all improvements are turned over to the property owner.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Operating
Fiscal Year	Leases
2019	$1,853,841
2020	1,858,754
2021	1,860,485
2022	1,856,314
2023	1,864,455
After 2023	10,801,871
Total required*	$20,095,720

*	Minimum payments have not been reduced by minimum sublease rentals of $31,436,747 under operating leases due in the future under non-cancelable leases.

6. RENTAL INCOME:

Rental income for each of the fiscal years 2018, 2017 and 2016 is as follows:

	July 31,
	2018	2017	2016
Minimum rentals
Company owned property	$11,652,482	$11,144,902	$10,478,878
Leased property	6,502,219	6,414,724	6,008,185
	18,154,701	17,559,626	16,487,063
Contingent rentals
Company owned property	746,442	622,375	596,164
Leased property	399,739	335,601	332,960
	1,146,181	957,976	929,124
Total	$19,300,882	$18,517,602	$17,416,187

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2019	$10,702,102	$5,601,866	$16,303,968
2020	9,775,733	4,072,267	13,848,000
2021	9,331,495	3,216,011	12,547,506
2022	7,352,730	2,878,732	10,231,462
2023	8,261,901	2,463,368	10,725,269
After 2023	56,946,159	13,204,503	70,150,662
Total	$102,370,120	$31,436,747	$133,806,867

Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2018 and 2017 consist of the following:

	2018	2017
Payroll	$259,149	$260,741
Interest	16,666	17,161
Professional fees	140,000	145,000
Rents received in advance	644,728	708,747
Utilities	19,200	12,452
Brokers commissions	134,418	287,940
Construction costs	—	146,132
Other	890,198	937,443
Total	2,104,359	2,515,616
Less current portion	2,104,359	2,515,616
Long term portion	$—	$—

8. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $413,256, $399,651, and $391,962, as contributions to the Plan for fiscal years 2018, 2017 and 2016, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2018, 2017 and 2016 were $62,425, $56,880, and $53,405, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

CONTINGENT LIABILITY FOR PENSION PLANS:

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

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan:	United Food and Commercial Workers Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2016
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2018
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year ended December 31, 2016:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2019

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

Supplemental disclosures:

	July 31,
	2018	2017	2016
Interest paid, net of capitalized interest of $37,471 (2018), $20,360 (2017) and $49,707 (2016)	$211,092	$209,789	$222,969
Income taxes paid (refunded)	$36,494	$213,096	$(367,755)

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

The Company estimates the fair value of its financial instruments using the following methods and assumptions: (i) quoted market prices, when available, are used to estimate the fair value of investments in marketable debt and equity securities; (ii) discounted cash flow analyses are used to estimate the fair value of long-term debt, using the Company’s estimate of current interest rates for similar debt; and (iii) carrying amounts in the balance sheet approximate fair value for cash and cash equivalents, restricted cash, and tenant security deposits due to their high liquidity.

	July 31, 2018		July 31, 2017
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Cash and cash equivalents	$5,255,073	$5,255,073	$5,381,195	$5,381,195
Marketable securities	$3,141,828	$3,141,828	$2,815,727	$2,815,727
Restricted cash	$1,624,550	$1,624,550	$1,295,734	$1,295,734
Security deposits payable	$1,343,671	$1,343,671	$1,036,197	$1,036,197
Mortgage	$5,467,111	$4,939,149	$5,629,679	$5,403,180

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, restricted cash, cash and cash equivalents, and receivables. Marketable securities, restricted cash, cash and cash equivalents, and receivables are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

The Company derived rental income from approximately fifty tenants during the years ended July 31, 2018 and the preceding two fiscal years.

As of July 31, 2018 four tenants accounted for approximately 77.7% of receivables and three tenants accounted for 66.9% of unbilled receivables. As of July 31, 2017 three tenants accounted for 66.7% of receivables and three tenants accounted for 71.6% of unbilled receivables. During the year ended July 31, 2018, three tenants accounted for 44.6% of total rental revenue. Three tenants accounted for 44.0% and two tenants accounted for 34.7% of total rental revenue for the years ended July 31, 2017 and 2016, respectively.

The Company has no irrevocable Letters of Credit at July 31, 2018 and one irrevocable Letter of Credit totaling $230,000 at July 31, 2017 provided by one tenant as a security deposit.

11. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2018 and 2017 consist of the following:

	July 31, 2018		July 31, 2017
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$3,035,040	$1,264,427	$3,059,615	$1,089,934
Professional fees for leasing	193,122	105,018	405,447	294,208
Total	$3,228,162	$1,369,445	$3,465,062	$1,384,142

The aggregate amortization expense for the three years in the period ended July 31, 2018 was $296,298, $279,875, and $315,779, respectively.

The weighted average life of current year additions to deferred charges was four years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2019	$287,541
2020	$234,462
2021	$215,897
2022	$188,856
2023	$167,132

12. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2018 and at July 31, 2017.

13. ACCUMULATED OTHER COMPREHENSIVE INCOME:

The only component of accumulated other comprehensive income is unrealized gains (losses) on available-for-sale securities.

A summary of the changes in accumulated other comprehensive income for the fiscal years ended July 31, 2018, 2017, and 2016 are as follows:

	Years Ended July 31,
	2018	2017	2016
Beginning balance, net of tax effect	$368,476	$264,541	$196,033
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities	265,080	198,776	128,515
Tax effect	(130,963)	(68,000)	(43,000)
Unrealized gains on available-for-sale securities, net of tax effect	134,117	130,776	85,515

Amounts reclassified from accumulated other comprehensive income comprehensive income, net of tax effect:
Unrealized gain on available-for-sale securities reclassified	(23,420)	(40,841)	(25,007)
Tax effect	7,963	14,000	8,000
Amount reclassified, net of tax effect	(15,457)	(26,841)	(17,007)
Ending balance, net of tax effect	$487,136	$368,476	$264,541

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

14. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT:

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

As consideration under the Amendment, Bond agreed to pay the Company a total of $3,500,000. Upon execution of the Amendment, the Company recorded $3,500,000 to deferred revenue to be amortized to revenue to temporarily vacate the premises over the expected vacate period of 36 months. Bond tendered $2,250,000 simultaneously with the execution of the Amendment, and the balance due of $1,250,000 on June 16, 2015 had been received by the Company. The Company re-occupied the premises in October 2017.

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

15. CONTINGENCIES:

Due to defective workmanship and breach of contract, the Company continues to pursue damages and return in full of a $376,467 deposit paid a contractor when construction commenced to replace a roof and various other work on the Fishkill, New York building. Both the contractor and subcontractors have claimed the Company tortuously interfered with the construction contracts arguing for fees and costs which approximate $700,000. While the Company strongly disputes the claims, it is possible that the court may rule against the Company and may assess damages in amounts up to approximately $700,000. It is also possible that the court may rule in favor of the Company and that no damages would be awarded against the Company and the Company could obtain an order for the return of all or a portion of amounts previously paid. A charge to real estate operating expenses in the amount of $279,213 was recorded for the fiscal year ended July 31, 2017. Following initial court decisions, another $141,132 was charged to operating expenses on October 31, 2016 and this amount was ordered by the Court to be paid, plus interest, in a judgement dated September 14, 2017. The testimony phase of the trial has been completed and the parties await further decisions and orders of the court.

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

SCHEDULE II

J.W. MAYS, INC.
VALUATION AND QUALIFYING ACCOUNTS

	Year Ended July 31,
	2018	2017	2016
Allowance for net unrealized gains on marketable securities:
Balance, beginning of year	$558,476	$400,541	$297,031
Additions	241,661	157,935	103,510
Balance, end of year	$800,137	$558,476	$400,541

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2018

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
				Cost Capitalized								Life on Which
				Subsequent to		Gross Amount at Which Carried						Depreciation in
		Initial Cost to Company		Acquisition		At Close of Period						Latest Income
			Building &		Carried		Building &		Accumulated	Date of	Date	Statement is
Description	Encumbrances	Land	Improvements	Improvements	Cost	Land	Improvements	Total	Depreciation	Construction	Acquired	Computed
Office and Rental Buildings Brooklyn, New York Fulton Street at Bond Street	$5,467,111	$3,901,349	$7,403,468	$23,917,153	$—	$3,901,349	$31,320,621	$35,221,970	$12,941,445	Various	Various	(1) (2)
Jamaica, New York Jamaica Avenue at 169th Street	—	—	3,215,699	17,588,009	—	—	20,803,708	20,803,708	10,987,347	1959	1959	(1) (2)
Fishkill, New York Route 9 at Interstate Highway 84	—	594,723	7,212,116	5,853,612	—	594,723	13,065,728	13,660,451	9,058,246	10/74	11/72	(1)
Brooklyn, New York Jowein Building Fulton Street and Elm Place	—	1,324,957	728,327	15,600,458	—	1,324,957	16,328,785	17,653,742	5,591,005	1915	1950	(1) (2)
Levittown, New York Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio
Tarlton Road	—	120,849	4,388,456	86,520	—	120,849	4,474,976	4,595,825	2,804,919	9/92	12/92	(1)
Total(A)	$5,467,111	$6,067,805	$22,948,066	$63,045,752	$—	$6,067,805	$85,993,818	$92,061,623	$41,382,962
____________________

(1)	Building and improvements	18–40 years

(2)	Improvements to leased property	3–40 years

(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $350,164 and Accumulated Depreciation thereon of $235,841 at July 31, 2018.

	Year Ended July 31,
	2018	2017	2016
Investment in Real Estate
Balance at Beginning of Year	$89,016,227	$86,936,827	$84,474,345
Improvements	3,045,396	2,079,400	2,462,482
Retirements	—	—	—
Balance at End of Year	$92,061,623	$89,016,227	$86,936,827
Accumulated Depreciation
Balance at Beginning of Year	$39,648,642	$38,008,810	$36,413,975
Additions Charged to Costs and Expenses	1,734,320	1,639,832	1,594,835
Retirements	—	—	—
Balance at End of Year	$41,382,962	$39,648,642	$38,008,810

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

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and Subsidiaries (the Company) as of July 31, 2018 and 2017 and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three year period ended July 31, 2018, and the related notes and financial statement schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

{ACCOUNTING FIRM SIGNATURE WILL GO HERE}

We have served as the Company’s auditor since 1996.
Poughkeepsie, New York
October 4, 2018

J.W. MAYS, INC.

FIVE YEAR SUMMARY OF CONSOLIDATED OPERATIONS
(dollars in thousands except per share data)

	Years Ended July 31,
	2018	2017	2016	2015	2014
Revenues:
Rental income	$19,301	$18,518	$17,416	$17,732	$16,935
Recovery of real estate taxes	—	11	—	11	—
Revenue to temporarily vacate lease	—	1,021	1,167	1,167	146
Total revenues	19,301	19,550	18,583	18,910	17,081

Expenses:
Real estate operating expenses	11,074	10,213	10,081	9,658	9,629
Administrative and general expenses	4,598	4,616	4,334	4,312	4,218
Depreciation and amortization	1,776	1,683	1,636	1,695	1,722
(Gain) loss on disposition of property and equipment	—	—	(1)	28	4
Total expenses	17,448	16,512	16,050	15,693	15,573

Income before investment income, interest expense, and income taxes	1,853	3,038	2,533	3,217	1,508

Investment income and interest expense:
Investment income	111	95	26	51	232
Interest expense	(234)	(226)	(245)	(346)	(460)
	(123)	(131)	(219)	(295)	(228)

Income before income taxes	1,730	2,907	2,314	2,922	1,280
Income taxes provided (benefit)	(1,244)	981	796	713	541
Net income	$2,974	$1,926	$1,518	$2,209	$739

Net income per common share	$1.48	$.96	$.75	$1.10	$.37
Dividends per share	$—	$—	$—	$—	$—
Average common shares outstanding	2,015,780	2,015,780	2,015,780	2,015,780	2,015,780

J.W. MAYS, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and related notes thereto contained in this report. In this discussion, the words “Company”, “we”, “our” and “us” refer to J.W. Mays, Inc. and subsidiaries.

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

Income taxes

Our income tax expense takes into effect taxes that are currently payable, based on our income tax returns filed, and taxes that will be payable in the future based on income earned in the current year that is not taxable until future events occur offset by expenses incurred in the current year that are not deductible until future events occur. Tax audits increase or decrease the amounts currently payable based on the results of the audits. The tax provision is an estimate and can change at any time due to changes in tax laws and tax rates.

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

FISCAL 2018 COMPARED TO FISCAL 2017

Net income for the year ended July 31, 2018 amounted to $2,974,141 or $1.48 per share, compared to net income for the year ended July 31, 2017 of $1,925,539, or $.96 per share. The increase was primarily due to the enactment of the U.S. Tax Act on December 22, 2017. These changes required an adjustment to our deferred tax assets and liabilities to the lower federal rates resulting in an estimated net tax benefit of approximately $2.4 million. The Federal adjustment to deferred tax assets and liabilities was partially offset by an increase in the Company’s net deferred liability for New York State taxes in the amount of $587,000.

Revenues in the current year decreased to $19,300,882 from $19,549,387 in the comparable 2017 year primarily due to the decrease in revenue from the temporary vacating of a lease partially offset by a new office tenant, at the Jowein building in Brooklyn, New York and increased rent from existing tenants.

Real estate operating expenses in the current year increased to $11,074,396 from $10,212,761 in the comparable 2017 year primarily due to increases in real estate taxes and maintenance costs, partially offset by decreases in licenses and permits costs.

Administrative and general expenses in the current year decreased to $4,598,144 from $4,616,086 in the comparable 2017 year primarily due to a decrease in a bad debt write off of $80,302 from a tenant who vacated the Nine Bond Street building in July 2017.

Depreciation and amortization expense in the current year increased to $1,775,690 from $1,682,690 in the comparable 2017 year primarily due to improvements on the Jowein and Nine Bond Street Brooklyn, New York buildings and the Jamaica, New York building.

Interest expense in the current year exceeded investment income by $122,511 and by $131,311 in the comparable 2017 year. The decrease is primarily due to increased investment income.

As explained above, the enactment of the U.S. Tax Act required an adjustment to our deferred tax assets and liabilities to the lower federal rates resulting in an estimated net federal tax benefit of approximately $2.4 million. The federal adjustment to deferred tax assets and liabilities was partially offset by an increase in the Company’s net deferred liability for New York State taxes in the amount of $587,000.

FISCAL 2017 COMPARED TO FISCAL 2016

Net income for the year ended July 31, 2017 amounted to $1,925,539, or $.96 per share, compared to net income for the year ended July 31, 2016 of $1,517,760, or $.75 per share.

Revenues in the year ended 2017 increased to $19,549,387 from $18,582,854 in the comparable 2016 year primarily due to one new office tenant, at the Jowein building in Brooklyn, New York, and increased rent from existing tenants, partially offset by a decrease in revenue from the temporary vacating of a lease.

Real estate operating expenses in the year ended 2017 increased to $10,212,761 from $10,080,913 in the comparable 2016 year primarily due to increases in real estate taxes, utility costs, payroll costs, a charge for litigation against a contractor in the amount of $141,132 (see Note 15) and license and permits costs, partially offset by decreases in maintenance costs.

Administrative and general expenses in the year ended 2017 increased to $4,616,086 from $4,333,589 in the comparable 2016 year primarily due to increases in a bad debt write off of $80,302 from a tenant who vacated the Nine Bond Street building in July 2017, payroll costs, medical costs, directors fees and legal and professional costs, partially offset by a decrease in New York State and New York City capital based franchise taxes.

Depreciation and amortization expense in the year ended 2017 increased to $1,682,690 from $1,635,660 in the comparable 2016 year primarily due to improvements on the Jowein, Brooklyn, New York building.

There was a $500 gain on disposition of property and equipment in the year ended July 31, 2016 versus zero in the comparable period in 2017.

Interest expense in the year ended 2017 exceeded investment income by $131,311 and by $219,432 in the comparable 2016 year. The decrease is primarily due to a gain on sale of marketable securities in the 2017 year whereas the 2016 year had a loss on the sale of securities.

LIQUIDITY AND CAPITAL RESOURCES

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $5,255,073 at July 31, 2018.

In March 2017, the Company leased 7,700 square feet to a medical facility at its Nine Bond Street, Brooklyn, New York building, for a term of ten years with two five year option periods. To accommodate this tenant, an existing tenant surrendered 400 square feet of retail space. The cost of renovations for this tenant will be approximately $400,000 and brokerage commissions were $216,052. The tenant is anticipated to take occupancy and commence payment of rent in late January 2019.

In August 2017, the Company leased 1,423 square feet of retail space to an existing tenant for a period of 18.5 years at the Company’s Nine Bond Street, Brooklyn, New York building. Rent and occupancy commenced in July 2018.

In September 2017, an office tenant who occupies 2,000 square feet at the Company’s Jamaica, New York building vacated the space. The Company re-let the space in July 2018.

In September 2017, the Company leased 5,167 square feet of retail space to a tenant at the Company’s Nine Bond Street, Brooklyn, New York building for a period of ten years, effective January, 2018.

In November 2017, the Company extended a lease with the existing dental office tenant at its Nine Bond Street, Brooklyn, New York building for an additional ten years, expiring January 15, 2028.

In November 2017, the Company leased an additional 3,005 square feet to an existing tenant for warehouse space at its Jowein building in Brooklyn, New York.

In March 2018, the Company leased the 20,000 square feet of area available at its Massapequa, New York property to a restaurant until May 2030. Rent is anticipated to commence in late 2018.

In April 2018, the Company extended a lease with an existing tenant who occupies 84,000 square feet for warehouse space at the Company’s Circleville, Ohio building for an additional three years expiring on October 31, 2021.

In May 2018, the Company extended a lease with an existing tenant who occupies 3,300 square feet of office space at the Company’s Jowein building in Brooklyn, New York for an additional five years expiring on June 30, 2023.

In May 2018, an office tenant who occupies 3,080 square feet at the Company’s Nine Bond Street Brooklyn, New York building informed the Company that it intends to vacate the premises in October 2018. The annual loss in rent will be $112,000.

In June 2018, the Company extended a lease with an office tenant who occupies 23,574 square feet at its Nine Bond Street Brooklyn, New York building for an additional four years expiring June 30, 2022.

In June 2018, the Company extended a lease with one of the Company’s landlords, which was due to expire on April 30, 2021, for an additional five years to expire on April 30, 2026, at its Nine Bond Street Brooklyn, New York building.

In August 2018, the Company entered into a lease agreement with an existing office tenant for an additional 1,849 square feet until June 30, 2022 at its Nine Bond Street Brooklyn, New York building.

CONTRACTUAL OBLIGATIONS:

At July 31, 2018, the Company had certain contractual cash obligations, as set forth in the following tables:

	Payment Due by Period
		Less than 1	1-3	4-5	After
Contractual Cash Obligations	Total	Year	Years	Years	5 Years
Mortgage payable	$5,467,111	$168,501	$5,298,610	$—	$—
Security deposits payable	1,343,671	101,289	203,638	193,183	845,561
Operating leases	20,095,720	1,853,841	3,719,239	3,720,769	10,801,871
Total contractual cash obligations	$26,906,502	$2,123,631	$9,221,487	$3,913,952	$11,647,432

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2018, 2017 and 2016:

	2018	2017	2016
Net cash provided by operating activities	$3,226,619	$3,982,274	$3,962,579
Net cash (used) by investing activities	(3,497,647)	(2,811,291)	(2,790,071)
Net cash provided (used) by financing activities	144,906	(1,018,614)	(29,386)

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Charges: The Company incurred expenditures in the amount of $74,096 for brokerage commissions for one new office tenant at the Company’s Jamaica, New York building, one existing tenant at the Company’s Circleville, Ohio property, and one existing office tenant at the Company’s Nine Bond Street building in Brooklyn, New York.

Payroll and Other Accrued Liabilities: The Company had a balance due at July 31, 2018 for brokerage commissions of $134,418. Brokerage commissions in the amount of $200,322 were paid in the year ended July 31, 2018.

Provision (Benefit) for Deferred Income Taxes: Enactment of the U.S. Tax Act on December 22, 2017, as explained above, resulted in an estimated net federal tax benefit of approximately $2.4 million partially offset by an increase in the Company’s net deferred liability for New York State taxes in the amount of $587,000. Although the adjustment increased the Company’s net income, it did not increase cash. To reconcile net income to net cash provided by operating activities, provision (benefit) for deferred income taxes changed to a benefit of approximately $1.3 million for the current year compared to an expense of approximately $1 million and $.8 million for the comparable 2017 and 2016 years, respectively.

CASH FLOWS FROM INVESTING ACTIVITIES:

The Company had expenditures for elevator upgrade work in the amount of $227,672 for the year ended July 31, 2018, at the Company’s Nine Bond Street, Brooklyn, New York building. The total cost of the project was $627,333, and it was completed in October, 2017. The Company had expenditures of $45,006 for a new tenant. The cost of the project will be approximately $400,000 of which $290,154 has been paid, and is expected to be completed in late 2018. The Company also had expenditures of $385,615 for various other construction projects.

The Company had expenditures for electrical work in the amount of $107,661 for the year ended July 31, 2018, at its Jowein, Brooklyn, New York building. The work was completed in January, 2018. The Company also had expenditures in the amount of $153,010 for steel work.

The Company had expenditures for elevator upgrade work in the amount of $779,399 for the year ended July 31, 2018, at the Company’s Jamaica, New York building. The total cost of the project was $864,460, and was completed in August, 2018. The Company had expenditures of $278,184 for renovation work for two existing tenants. Work was completed in March, 2018. The Company also had expenditures of $87,678 for various other construction projects.

The Company had expenditures for parking lot lights in the amount of $123,164 for the year ended July 31, 2018, at its Fishkill, New York building. The total cost was $234,339 and was completed in August 2018. The Company also had expenditures of $175,671 for paving of the parking lot. Work was completed in May 2018. The Company also had expenditures of $628,767 for windows. The total cost of the project will be approximately $900,000 and will be completed in November 2018. The Company also had expenditures of $53,569 for various other construction projects.

RELATED PARTY TRANSACTIONS:

During fiscal 2018, the Company paid Weinstein Enterprises, Inc. (“Enterprises”) total rentals of $987,250 for leases on which two of the Company’s real estate properties are located.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2018 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2018, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no material weaknesses or significant deficiencies noted, and therefore there were no corrective actions taken.

J.W. MAYS, INC.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
(dollars in thousands except per share data)

	Three Months Ended
	Oct. 31, 2017	Jan. 31, 2018	Apr. 30, 2018	July 31, 2018
Revenues	$4,785	$4,792	$4,855	$4,869
Revenues less expenses	$605	$87	$401	$637
Net income (loss)	$395	$2,454	$318	$(193)
Net income (loss) per common share	$.20	$1.21	$.16	$(.09)

	Three Months Ended
	Oct. 31, 2016	Jan. 31, 2017	Apr. 30, 2017	July 31, 2017
Revenues	$4,783	$4,825	$4,952	$4,989
Revenues less expenses	$693	$490	$915	$809
Net income	$462	$324	$606	$534
Net income per common share	$.23	$.16	$.30	$.27

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2018 and 2017:

	Sales Price
Three Months Ended	High	Low
October 31, 2017	$47.00	$35.30
January 31, 2018	42.45	35.50
April 30, 2018	38.00	37.25
July 31, 2018	43.50	37.70

October 31, 2016	$48.50	$42.50
January 31, 2017	46.50	41.50
April 30, 2017	43.00	38.00
July 31, 2017	41.50	33.55

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 4, 2018, the Company had approximately 800 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer
Mark S. Greenblatt	Vice President and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President and Treasurer, J.W. Mays, Inc.
Steven Gurney-Goldman[2,3]	Solil Management, LLC
John J. Pearl[2,3,4,6]	Retired partner in the accounting firm of D’Arcangelo & Co., LLP
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Jack Schwartz[1,2,3,4,6]	Private Consultant
Lloyd J. Shulman[1,3]	Chairman of the Board and President, Chief Executive Officer and Chief Operating Officer,
J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee
[2]	Member of Audit Committee
[3]	Member of Investment Advisory Committee
[4]	Member of Compensation Committee
[5]	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers, a partner in Holland & Knight LLP, are also members)
[6]	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U.S. Securities and Exchange Commission for the fiscal year ended July 31, 2018 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443