Form 10-K, Exhibit 13
period 2019-07-31
MAYS J W INC
filed 2019-10-03
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report 2019 Year Ended July 31, 2019

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
D’Arcangelo & Co., LLP
510 Haight Avenue
Poughkeepsie, NY 12603

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 26, 2019, at
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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2019.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

The financial condition of our Company continued to be strong during the fiscal year ended July 31, 2019 with profits earned during this period.

In fiscal 2019, our revenues from operations were $20,478,180 compared to $19,300,882 in the 2018 fiscal year. Net income for fiscal 2019 was $1,514,801, or $.75 per share. This compares to net income of $2,974,141, or $1.48 per share for fiscal 2018. The decrease in net income was primarily due to the enactment of the U.S. Tax Act on December 22, 2017. These changes resulted in a tax benefit in the 2018 year, where as the 2019 year had tax expense.

The Company was able to extend four leases with existing tenants, three at its Nine Bond Street building in Brooklyn, New York and one at its Jamaica building, in Jamaica, New York. The Company was also able to sign a lease with a tenant at its Fishkill, New York building who will occupy 47,000 square feet. These new tenants, lease extensions, and increased rentals from existing tenants should help enable the Company to maintain strong rental income growth from operations in the future.

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

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 3, 2019

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2019 and 2018

Assets	2019	2018
Property and Equipment-at cost (Notes 1, 3, 4, 14 and 15):
Buildings and improvements	$86,461,353	$82,728,826
Improvements to leased property	1,478,012	1,478,012
Fixtures and equipment	144,545	144,545
Land	6,067,805	6,067,805
Other	164,066	205,619
Construction in progress	2,325,940	1,786,980
	96,641,721	92,411,787
Less accumulated depreciation	43,512,418	41,618,803
Property and equipment-net	53,129,303	50,792,984

Current Assets:
Cash and cash equivalents (Notes 9 and 10)	4,117,647	5,255,073
Receivables (Notes 1, 6 and 10)	402,154	252,304
Income taxes refundable	9,683	8,792
Restricted cash (Note 1)	181,193	100,789
Prepaid expenses	2,159,701	1,951,132
Total current assets	6,870,378	7,568,090

Other Assets:
Deferred charges (Notes 1 and 11)	3,729,818	3,228,162
Less accumulated amortization (Notes 1 and 11)	1,153,996	1,369,445
Net	2,575,822	1,858,717
Restricted cash (Note 1)	964,884	1,523,761
Unbilled receivables (Notes 1, 4, 6 and 10)	1,668,461	1,677,093
Marketable securities (Notes 1, 2, 10 and 13)	3,580,227	3,141,828
Total other assets	8,789,394	8,201,399

TOTAL ASSETS	$68,789,075	$66,562,473

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2019	2018
Long-Term Liabilities:
Mortgage payable, net (Notes 3 and 10)	$—	$5,264,285
Security deposits payable (Note 10)	690,422	1,242,382
Payroll and other accrued liabilities (Notes 1, 5 and 7)	448,939	—
Deferred income taxes (Notes 1 and 4)	5,096,000	4,506,000
Total long-term liabilities	6,235,361	11,012,667

Current Liabilities:
Accounts payable	30,964	74,205
Payroll and other accrued liabilities (Notes 1, 5 and 7)	2,426,535	2,104,359
Other taxes payable	8,847	8,240
Current portion of mortgage payable (Notes 3 and 10)	5,287,162	168,501
Current portion of security deposits payable (Note 10)	192,193	101,289

Total current liabilities	7,945,701	2,456,594

TOTAL LIABILITIES	14,181,062	13,469,261

Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Unrealized gain on available-for-sale securities - net of deferred taxes of $313,000 at July 31, 2018 (Notes 1, 4, 10 and 13)	—	487,136
Retained earnings	50,371,323	48,369,386
	55,895,865	54,381,064
Less common stock held in treasury, at cost - 162,517 shares at July 31, 2019 and July 31, 2018 (Note 12)	1,287,852	1,287,852
Total shareholders’ equity	54,608,013	53,093,212

Commitments (Notes 5 and 6) and Contingencies (Notes 8 and 15)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$68,789,075	$66,562,473

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Years Ended July 31,
	2019	2018
Revenues
Rental income (Notes 1 and 6)	$20,424,839	$19,300,882
Recovery of real estate taxes	53,341	—
Total revenues	20,478,180	19,300,882
Expenses
Real estate operating expenses (Note 5)	11,230,957	11,074,396
Administrative and general expenses	5,468,489	4,598,144
Depreciation (Note 1)	1,960,994	1,775,690
Total expenses	18,660,440	17,448,230
Income from operations before investment income, interest expense and income taxes	1,817,740	1,852,652
Investment income and interest expense
Investment income (Notes 1 and 2)	209,020	110,963
Change in fair value of marketable securities (Note 1)	278,629	—
Interest expense (Notes 3 and 9)	(200,588)	(233,474)
	287,061	(122,511)
Income from operations before income taxes	2,104,801	1,730,141
Income taxes provided (benefit) (Notes 1 and 4)	590,000	(1,244,000)
Net income	1,514,801	2,974,141
Retained earnings, beginning of year	48,369,386	45,395,245
Reclassification of unrealized gain on investments to retained earnings (Note 1)	487,136	—
Retained earnings, end of year	$50,371,323	$48,369,386
Income per common share (Note 1)	$0.75	$1.48
Dividends per share	$—	$—
Average common shares outstanding (Note 1)	2,015,780	2,015,780

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended July 31,
	2019	2018
Net income	$1,514,801	$2,974,141
Unrealized gain on available-for-sale securities:
Unrealized holding gains arising during the period, net of taxes of $130,963 for the fiscal year 2018 (Note 13)	—	134,117
Reclassification adjustment for net gains included in net income, net of taxes of $7,963 for the year ended July 31, 2018 (Note 13)	—	(15,457)
Unrealized gain on available-for-sale securities, net of taxes	—	118,660
Comprehensive income	$1,514,801	$3,092,801

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

		Additional	Unrealized Gain		Common
	Common	Paid In	on Marketable	Retained	Stock Held in
	Stock	Capital	Securities	Earnings	Treasury	Total
Balance at July 31, 2017	$2,178,297	$3,346,245	$368,476	$45,395,245	$(1,287,852)	$50,000,411
Increase in unrealized gains on marketable securities, year ended July 31, 2018	—	—	118,660	—	—	118,660
Net income, year ended July 31, 2018	—	—	—	2,974,141	—	2,974,141
Balance at July 31, 2018	2,178,297	3,346,245	487,136	48,369,386	(1,287,852)	53,093,212

Reclassification of unrealized gains on marketable securities to retained earnings (Note 1)	—	—	(487,136)	487,136	—	—
Net income, year ended July 31, 2019	—	—	—	1,514,801	—	1,514,801
Balance at July 31, 2019	$2,178,297	$3,346,245	$—	$50,371,323	$(1,287,852)	$54,608,013

See Notes to Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2019	2018
Cash Flows From Operating Activities:
Net income	$1,514,801	$2,974,141
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for deferred income taxes	590,000	(1,254,000)
Net Realized and unrealized (gain) loss on sale of marketable securities	(325,044)	805
Depreciation	1,960,994	1,775,690
Amortization of deferred charges	295,926	296,298
Deferred finance costs included in interest expense	22,877	22,877
Other assets - deferred charges	(1,013,031)	(74,095)
- unbilled receivables	8,632	266,555
Changes in:
Receivables	(149,850)	(87,588)
Prepaid expenses	(208,569)	(276,113)
Income taxes refundable	(891)	(1,901)
Accounts payable	(43,241)	(4,898)
Payroll and other accrued liabilities	771,115	(411,257)
Other taxes payable	607	105
Net cash provided by operating activities	3,424,326	3,226,619
Cash Flows From Investing Activities:
Acquisition of property and equipment	(4,297,313)	(3,083,585)
Marketable securities:
Receipts from sales	219,744	268,857
Payments for purchases	(333,099)	(354,103)
Net cash (used) by investing activities	(4,410,668)	(3,168,831)
Cash Flows From Financing Activities:
Increase (decrease) - security deposits payable	(461,056)	307,474
Payments - mortgage and other debt payments	(168,501)	(162,568)
Net cash provided (used) by financing activities	(629,557)	144,906
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,615,899)	202,694
Cash, cash equivalents and restricted cash at beginning of year	6,879,623	6,676,929
Cash, cash equivalents and restricted cash at end of year (Note 9)	$5,263,724	$6,879,623

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

Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. Management has determined that no allowance for uncollected receivables is considered necessary. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Due to the surrender of a portion of a tenant’s space, the Company reported a bad debt expense of $118,238 for the year ended July 31, 2019 and due to the early termination of a lease, the Company recorded a bad debt expense of $80,302 for the year ended July 31, 2018, both are included in administration and general expenses.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining-balance method. Amortization of improvements to leased property is calculated over the life of the lease or the estimated useful life of the improvements. Lives used to determine depreciation and amortization are generally as follows:

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

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2019 and 2018, there were no impairments of its property and equipment.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2019 and 2018.

Marketable Securities

Prior to the adoption of ASU 2016-01, the Company categorized marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities were carried at fair value with unrealized gains and losses included in income. Available-for-sale securities were carried at fair value using quoted prices in active markets for identical assets or liabilities with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities were carried at amortized cost. With the adoption of ASU 2016-01 effective August 1, 2018, equity securities with readily determinable fair values are reported at fair value as marketable securities in the other assets section of the balance sheet. Also, effective August 1, 2018, changes in fair value of marketable securities are recorded in the investment income and interest expense section of the statement of income and retained earnings. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading or held to maturity during the year ended July 31, 2018.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2019 and 2018.

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

	Fair value measurements at reporting date using
Description	July 31, 2019	Level 1	Level 2	Level 3	July 31, 2018	Level 1	Level 2	Level 3
Assets:
Marketable securities - available-for-sale	$3,580,227	$3,580,227	$–	$–	$3,141,828	$3,141,828	$–	$–

Recently issued accounting standards:

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

Subsequent to the issuance of ASU 2014-09, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”, ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”, ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, and ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” The additional ASU’s clarified certain provisions of ASU 2014-09 in response to recommendations from the Transition Resource Group established by the FASB and have the same effective date and transition requirements as ASU 2014-09. We adopted these standards effective August 1, 2018 using the modified retrospective approach, which allowed us to apply the new standard to all existing contracts not yet completed as of the effective date and record a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption, however there was no cumulative-effect required to be recognized in our retained earnings as the date of adoption. The adoption of this standard did not have a material impact on our consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01 “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. ASU No. 2016-01 is effective for interim and annual periods beginning after December 15, 2017. We adopted this standard effective August 1, 2018 and recorded a cumulative effect adjustment to increase opening retained earnings at August 1, 2018 by $487,136 as required for equity investments recorded at fair value, formerly available-for-sale securities.

In November 2016, the FASB issued ASU 2016-18, “Restricted Cash”. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Restricted cash and restricted cash equivalents will be included with cash and cash equivalents when reconciling the beginning of period and end of period balances on the statement of cash flows upon adoption of this standard. ASU 2016-18 is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017. We adopted this standard effective August 1, 2018 with retrospective application to our consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”, to address a specific consequence of the Tax Act by allowing a reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the Tax Act’s reduction of the U.S. federal corporate income tax rate. The standard is effective for all entities for annual periods beginning after December 15, 2018, with early adoption permitted, and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. The Company early adopted this ASU effective August 1, 2018 and applied this new guidance in the period of adoption. As a result, $92,000 of income taxes stranded in accumulated other comprehensive income (loss) was classified to retained earnings. The ASU also requires the Company to disclose its policy on accounting for income tax effects in accumulated other comprehensive income (loss). In general, the Company applies the individual item approach with respect to marketable securities.

In August 2018, the U.S. Securities and Exchange Commission (“SEC”) adopted final rules under SEC Release No. 33-10532, Disclosure Update and Simplification, amending and expanding certain disclosure requirements. The rules require, among other things, that registrants include in their interim financial statements a reconciliation of changes in shareholders’ equity in the notes or as a separate statement that reconciles the beginning balance to the ending balance of each caption in shareholders’ equity for each period for which an income statement is required to be filed. The Company applied the new SEC disclosure requirements to the Consolidated Statements of Changes in Shareholders’ Equity in the third quarter of fiscal 2019 on a retrospective basis.

In July 2019, the FASB issued ASU No. 2019-07, “Codification Updates to SEC Sections -Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization, and Miscellaneous Updates,”. This guidance aligns the guidance in various SEC sections of the Codification with the requirements of certain SEC final rules. The ASU is effective upon issuance, during the Company’s fourth quarter of fiscal 2019. The adoption this standard did not have a material impact on our consolidated financial statements.

Recently issued accounting standards not yet adopted:

In February 2016, the FASB issued ASU 2016-02, “Leases.” ASU 2016-02 is intended to increase transparency and comparability among organizations in accounting for leasing arrangements. This guidance establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than twelve months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases.

In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842”, which provides amendments and clarification to ASU 2016-12 based on the FASB’s interaction with stakeholders. In July 2018, the FASB issued ASU No. 2018-11 “Leases (Topic 842): Targeted Improvements”, which amends Leases (Topic 842) to (i) add an optional transition method that would permit entities to apply the new requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, and (ii) provide a practical expedient for lessors regarding the separation of the lease and non-lease components of a contract. In December 2018, the FASB issued ASU No. 2018-20, “Leases (Topic 842) Narrow-Scope Improvement for Lessors,” which clarifies how to apply the leases standard when accounting for sales taxes and other similar taxes collected from lessees, certain lessor costs, and recognition of variable payments for contracts with lease and non-lease components. In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842) Codification Improvements”, which provides amendments for issues brought to the Board’s attention through its interactions with stakeholders. The issues identified are as follows. 1. Determining the fair value of the underlying asset by lessors that are not manufacturers or dealers, 2. Presentation on the statement of cash flows-sales-type and direct financing leases, 3. Transition disclosures related to Topic 250, Accounting Changes and Error Corrections. These standards are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The new standards will be effective for the Company for the fiscal year beginning August 1, 2019.

Upon adoption of Topic 842, the Company has elected the following practical expedients:

●	The Company will apply the optional transition method of recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the initial period of adoption on August 1, 2019. The Company does not anticipate a significant adjustment to opening retained earnings.

●	As lessee and lessor, the Company has elected not to reassess lease classification and all leases will continue to be classified as operating leases under the new standard.

The Company’s lessor accounting remains similar under Topic 842 but updated to align with certain changes to the lessee model and the new revenue recognition standard (ASU 2014-09). Therefore, as of August 1, 2019, the Company does not anticipate significant changes in accounting for its lease revenue as lessor.

The Company as lessee, upon adoption of Topic 842 on August 1, 2019, recorded on its balance sheet right-of-use assets and lease liabilities approximating $27.1 million and $17.9 million, respectively, based on the net present value of remaining minimum rental payments required by existing operating leases. Additionally, a lease which expires July 31, 2029 related to an affiliate principally owned by a director of the Company (“landlord”) is for a ground lease which required the Company to construct a building during the lease period. In accordance with the terms of this lease, upon lease termination in 2029, the building and all improvements are turned over to the landlord as property owner. As a result of the new standard, effective August 1, 2019, such building and improvements net of accumulated depreciation approximating $10.2 million are included in right-of-use asset, disclosed above. Until the lease agreement terminates in 2029, the Company remains solely entitled to tax depreciation and other tax deductions relating to the building, improvements and maintenance of the property included in this lease.

The Company will continue to evaluate the impact of adopting Topic 842 on its consolidated balance sheets, statements of income and retained earnings.

2. MARKETABLE SECURITIES:

As of July 31, 2019 and 2018, the Company’s marketable securities were classified as follows:

	July 31, 2019				July 31, 2018
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Non-current:
Available-for-sale:
Mutual funds	$845,306	$264,425	$—	$1,109,731	$774,602	$237,149	$—	$1,011,751
Corporate equity securities	1,656,156	814,340	—	2,470,496	1,567,089	562,988	—	2,130,077
	$2,501,462	$1,078,765	$—	$3,580,227	$2,341,691	$800,137	$—	$3,141,828

Investment income for the years ended July 31, 2018, 2017 and 2016 consists of the following:

	2019	2018
Interest income	$56,918	$25,414
Dividend income	105,687	86,354
Gain (loss) on sale of marketable securities	46,415	(805)
Total	$209,020	$110,963

3. LONG-TERM DEBT—MORTGAGE:

			July 31, 2019		July 31, 2018
	Current Annual Interest Rate	Final Payment Date	Due Within One Year	Due After One Year	Due Within One Year	Due After One Year
Mortgage:
Bond St. building, Brooklyn, NY	3.54%	2/1/2020	$5,298,610	$—	$168,501	$5,298,610
Less: Deferred financing costs			11,448	—	—	34,325
Total			$5,287,162	$—	$168,501	$5,264,285

On January 9, 2015, the Company refinanced its loan with a bank for $6,000,000, which included the outstanding balance as of January 2015 in the amount of $5,347,726 and an additional borrowing of $652,274. The loan is for a period of five years with a payment based on a twenty-five year amortization period. The interest rate for this period is fixed at 3.54% per annum. The mortgage loan is secured by the Bond Street building in Brooklyn, New York. The Company is in the process of evaluating its options related to the repayment of the mortgage.

Maturities of long-term mortgage and term loan payable outstanding at July 31, 2019 are as follows: Year ending July 31, 2020 (included in current liabilities): $5,298,610.

The carrying value of the property collateralizing the above debt is $22,294,746 at July 31, 2019.

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

The permanent reduction to the U.S. federal corporate income tax rate from 34% to 21% was effective January 1, 2018 (the “Effective Date”). When a U.S. federal tax rate change occurs during a fiscal year, taxpayers are required to compute a weighted daily average rate for the fiscal year of enactment. As a result of the Tax Act, the Company has calculated a U.S. federal statutory corporate income tax rate of 26.42% for the fiscal year ending July 31, 2018 and applied this rate in computing the income tax provision. The U.S. federal statutory corporate income tax rate of 26.42% is the weighted daily average rate between the pre-enactment U.S. federal statutory tax rate of 34%, applicable to the Company’s fiscal year ending July 31 2018 prior to the Effective Date, and the post-enactment U.S. federal statutory tax rate of 21% applicable thereafter. The Company applied the U.S. federal statutory rate of 21% for fiscal years beginning after July 31, 2018.

As of July 31, 2017, the Company had net deferred federal tax liabilities totaling approximately $5.6 million. As a direct result of the permanent reduction in federal tax rates from 34% to 21%, the value of these net deferred tax liabilities was computed at the new, lower tax rate which results in a reduction in deferred tax liabilities and an income tax benefit in the period of enactment. Accordingly, the Company’s income tax provision for the fiscal year ended July 31, 2018 included a $2.4 million non-cash reduction to the value of net deferred tax liabilities to the revised value based on the new, lower tax rate.

Income taxes provided for the years ended July 31, 2019 and 2018 consist of the following:

	2019	2018
Current:
Federal	$—	$10,000
Deferred taxes:
Federal	456,000	(1,841,000)
State	134,000	587,000
Total provision	$590,000	$(1,244,000)

Taxes provided for the years ended July 31, 2019 and 2018 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2019	2018
Income before income taxes	$2,104,801	$1,730,141
Other-net	(17,397)	2,443
Adjusted pre-tax income	$2,087,404	$1,732,584
Statutory rate	21.00%	26.42%
Income tax provision at statutory rate	$438,355	$457,749
Remeasurement of federal deferred income taxes	—	(2,390,000)
State deferred income taxes	134,000	587,000
Other-net	17,645	101,251
Income tax provision	$590,000	$(1,244,000)

The Company has a federal net operating loss carryforward approximating $4,001,000 and $4,078,000 as of July 31, 2019 and July 31, 2018, respectively, available to offset future taxable income. As of July 31, 2019 and 2018, the Company had unused state and city net operating loss carryforwards of approximately $10,182,000 and $10,107,000, respectively, for state and $8,274,000 for city, available to offset future state and city taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

The Company’s federal tax returns have been audited through the year ended July 31, 2013 and the New York State and New York City tax returns have been audited through July 31, 2012.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2019, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2019 and 2018 are a result of temporary differences related to the items described as follows:

	2019		2018
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$214,793	$—	$174,975	$—
Federal net operating loss carryforward	840,122	—	851,175	—
State net operating loss carryforward	670,997	—	665,934	—
Unbilled receivables	—	460,328	—	462,686
Property and equipment	—	6,362,708	—	5,916,568
Unrealized gain on marketable securities	—	297,964	—	220,746
Litigation deposit due from contractor	—	—	103,862	—
Other	299,088	—	298,054	—
	$2,025,000	$7,121,000	$2,094,000	$6,600,000
Net deferred tax liability		$5,096,000		$4,506,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2019.

New York State and New York City taxes are calculated using the higher of taxes based on income or the respective capital-based franchise taxes. Beginning with the Company’s tax year ended July 31, 2016, changes in the law required the state capital-based tax will be phased out over a 7-year period. The Company anticipates New York State taxes will be based on income after the capital-based tax is phased out. During the quarter ended July 31, 2018, the Company recorded a state deferred tax asset, deferred tax liability and deferred taxes on unrealized gain on available-for-sale securities in the amounts of $790,000, $1,430,000 and $53,000, respectively, resulting in a state deferred tax expense of $587,000. New York City taxes will be based on capital for the foreseeable future. Capital-based franchise taxes are recorded to administrative and general expense. State tax amounts in excess of the capital-based franchise taxes are recorded to income tax expense. Due to both the application of the capital-based tax and due to the possible absence of city taxable income, the Company does not record city deferred taxes.

Components of the deferred tax provision (benefit) for the years ended July 31, 2019 and 2018 consist of the following:

	2019	2018
Tax depreciation exceeding book depreciation	$446,551	$(1,430,906)
Federal net operating loss carryforward	11,053	1,000,360
State net operating loss carryforward	(5,063)	(665,934)
Decrease (increase) of rental income received in advance	(39,818)	65,999
(Decrease) in unbilled receivables	(2,358)	(198,154)
Increase (decrease) in average rent payable	(25,186)	81,230
Litigation deposit due from contractor	103,862	(8,930)
Other	100,959	(97,665)
	$590,000	$(1,254,000)

5. LEASES:

The Company’s real estate operations encompass both owned and leased properties. The current leases on leased property, most of which have options to extend the terms, range from 3 years to 25 years. Certain of the leases provide for additional rentals under certain circumstances and obligate the Company for payments of real estate taxes and other expenses.

Rental expense for leased real property for each of the fiscal years ended July 31, 2019 and July 31, 2018 was exceeded by sublease rental income, as follows:

	2019	2018
Minimum rental expense	$1,985,695	$1,750,859
Contingent rental expense	1,164,632	1,034,762
	3,150,327	2,785,621
Sublease rental income	7,126,437	6,901,958
Excess of sublease income over expense	$3,976,110	$4,116,337

Rent expense related to an affiliate principally owned by a director of the Company totaled $987,250 for fiscal years ended July 31, 2019 and 2018. The rent expense is derived from two leases which expire May 31, 2029 and April 30, 2031, respectively. Rent expense is recognized on a straight-line basis over the lives of the leases.

The lease which expires May 31, 2029 is related to an affiliate principally owned by a director of the Company (“landlord”), is for a ground lease which required the Company to construct a building during the lease period. In accordance with the terms of the lease, upon lease termination in 2029, the building and all improvements are turned over to the landlord.

Future minimum non-cancelable rental commitments for operating leases with initial or remaining terms of one year or more are payable as follows:

Fiscal Year	Operating Leases
2020	$1,897,318
2021	1,941,494
2022	2,057,814
2023	2,072,000
2024	2,086,697
After 2024	11,701,293
Total required*	$21,756,616

*	Minimum payments have not been reduced by minimum sublease rentals of $37,501,850 under operating leases due in the future under non-cancelable leases.

6. RENTAL INCOME:

Rental income for each of the fiscal years 2019 and 2018 is as follows:

	July 31,
	2019	2018
Minimum rentals
Company owned property	$12,448,374	$11,652,482
Leased property	6,677,998	6,502,219
	19,126,372	18,154,701
Contingent rentals
Company owned property	850,226	746,442
Leased property	448,241	399,739
	1,298,467	1,146,181
Total	$20,424,839	$19,300,882

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Fiscal Year	Company Owned Property	Leased Property	Total
2020	$10,038,712	$6,120,283	$16,158,995
2021	9,521,380	5,009,044	14,530,424
2022	7,878,165	4,039,069	11,917,234
2023	7,399,288	3,270,666	10,669,954
2024	6,483,940	2,987,050	9,470,990
After 2024	52,632,826	14,842,540	67,475,366
Total	$93,954,311	$36,268,652	$130,222,963

Rental income is recognized on a straight-line basis over the lives of the leases.

7. PAYROLL AND OTHER ACCRUED LIABILITIES:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2019 and 2018 consist of the following:

	2019	2018
Payroll	$131,095	$259,149
Interest	16,152	16,666
Professional fees	155,600	140,000
Rents received in advance	783,678	644,728
Utilities	13,400	19,200
Brokers commissions	728,322	134,418
Construction costs	66,829	—
Other	980,398	890,198
Total	2,875,474	2,104,359
Less current portion	2,426,535	2,104,359
Long term portion	$448,939	$—

8. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $427,420 and $413,256 as contributions to the Plan for fiscal years 2019 and 2018, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2019 and 2018 were $61,588 and $62,425, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

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

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan:	United Food and Commercial Workers Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2017
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2018
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year ended December 31, 2017:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2019

For the plan years 2017-2019, under the pension fund’s rehabilitation plan, the Company agreed to pay a minimum contribution rate equal to 9.1% of the prior year total contribution rate. The Company has 29 employees and has a contract, expiring November 30, 2019, with a union covering rates of pay, hours of employment and other conditions of employment for approximately 24% of its employees. The Company considers that its labor relations with its employees and union are good.

9. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statement of cash flows:

	July 31,
	2019	2018
Cash and cash equivalents	$4,117,647	$5,255,073
Restricted cash, tenant security deposits	859,674	1,332,671
Restricted cash, escrow	258,563	258,399
Restricted cash, other	27,840	33,480
	$5,263,724	$6,879,623

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, amounts set aside in accordance with certain loan agreements, and security deposits with landlords and utility Companies.

Supplemental disclosures:

	July 31,
	2019	2018
Interest paid, net of capitalized interest of $77,880 (2019), and $37,471 (2018)	$115,657	$211,092
Income taxes paid	$—	$36,494

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

	July 31, 2019		July 31, 2018
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Cash and cash equivalents	$4,117,647	$4,117,647	$5,255,073	$5,255,073
Marketable securities	$3,580,227	$3,580,227	$3,141,828	$3,141,828
Restricted cash	$1,146,077	$1,146,077	$1,624,550	$1,624,550
Security deposits payable	$882,615	$882,615	$1,343,671	$1,343,671
Mortgage	$5,298,610	$5,298,610	$5,467,111	$4,939,149

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

The Company derived rental income from approximately fifty tenants during the years ended July 31, 2019 and 2018.

As of July 31, 2019, four tenants accounted for approximately 68.8% of receivables and four tenants accounted for 68.44% of unbilled receivables. As of July 31, 2018, four tenants accounted for 77.7% of receivables and three tenants accounted for 66.9% of unbilled receivables. During the year ended July 31, 2019, three tenants accounted for 44.4% of total rental revenue. During the year ended July 31, 2018 three tenants accounted for 44.6% of total rental revenue.

11. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2019 and 2018 consist of the following:

	July 31, 2019		July 31, 2018
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$3,578,114	$1,076,694	$3,035,040	$1,264,427
Professional fees for leasing	151,704	77,302	193,122	105,018
Total	$3,729,818	$1,153,996	$3,228,162	$1,369,445

The aggregate amortization expense for the periods ended July 31, 2019 and July 31, 2018 were $295,926, and $296,298, respectively.

The weighted average life of current year additions to deferred charges was twelve years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2020	$291,538
2021	$297,985
2022	$270,944
2023	$257,772
2024	$235,093

12. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2019 and at July 31, 2018.

13. ACCUMULATED OTHER COMPREHENSIVE INCOME:

The only component of accumulated other comprehensive income is unrealized gains (losses) on available-for-sale securities.

A summary of the changes in accumulated other comprehensive income for the fiscal years ended July 31, 2019, and 2018 are as follows:

	Years Ended July 31,
	2019	2018
Beginning balance, net of tax effect	$487,136	$368,476
Other comprehensive income, net of tax effect:
Unrealized gains on available-for-sale securities	—	265,080
Tax effect	—	(130,963)
Unrealized gains on available-for-sale securities, net of tax effect	—	134,117

Amounts reclassified from accumulated other comprehensive income, net of tax effect:
Unrealized gain on marketable securities reclassified to retained earnings	(800,136)	(23,420)
Tax effect	313,000	7,963
Amount reclassified, net of tax effect	(487,136)	(15,457)
Ending balance, net of tax effect	$—	$487,136

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

15. CONTINGENCIES:

On November 2, 2018 the Company settled the lawsuit relating to defective workmanship and breach of contract to replace a roof and various other work on its Fishkill, New York building. The Company agreed to pay $635,000 to the Plaintiffs, D. Owens Electric, Inc., Mid-Hudson Structural Concrete, Inc. d/b/a Recycle Depot, and BSB Construction, Inc., in settlement of the claims made against the Company. This settlement resolves the actions and disputes referred to in the Decision and Order dated October 30, 2018 of the Supreme Court of the State of New York, County of Dutchess. The $635,000 was paid in full on November 6, 2018.

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

16. SUBSEQUENT EVENT:

On September 18, 2019, the Company’s largest retail tenant occupying 128,196 square feet surrendered approximately 22,000 square feet at the Nine Bond street building in Brooklyn, New York. The effective date of the surrender was August 31, 2019 and was approximately 16% of the total square footage that this tenant leased from the Company prior to such surrender. The annual loss in rent will be approximately $965,000 until a new tenant is obtained to occupy the space.

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2019

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
				Cost Capitalized								Life on Which
				Subsequent to		Gross Amount at Which Carried						Depreciation in
		Initial Cost to Company		Acquisition		At Close of Period						Latest Income
			Building &		Carried		Building &		Accumulated	Date of	Date	Statement is
Description	Encumbrances	Land	Improvements	Improvements	Cost	Land	Improvements	Total	Depreciation	Construction	Acquired	Computed
Office and Rental Buildings
Brooklyn, New York Fulton Street at Bond Street	$5,298,610	$3,901,349	$7,403,468	$24,705,476	$—	$3,901,349	$32,108,944	$36,010,293	$13,715,547	Various	Various	(1) (2)
Jamaica, New York
Jamaica Avenue at 169th Street	—	—	3,215,699	18,265,742	—	—	21,481,441	21,481,441	11,494,356	1959	1959	(1) (2)
Fishkill, New York
Route 9 at Interstate Highway 84	—	594,723	7,212,116	7,975,313	—	594,723	15,187,429	15,782,152	9,200,826	10/74	11/72	(1)
Brooklyn, New York
Jowein Building Fulton Street and Elm Place	—	1,324,957	728,327	16,284,188	—	1,324,957	17,012,515	18,337,472	5,982,747	1915	1950	(1) (2)
Levittown, New York Hempstead
Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio
Tarlton Road	—	120,849	4,388,456	86,520	—	120,849	4,474,976	4,595,825	2,916,794	9/92	12/92	(1)
Total(A)	$5,298,610	$6,067,805	$22,948,066	$67,317,239	$—	$6,067,805	$90,265,305	$96,333,110	$43,310,270
____________________

(1)	Building and improvements	18–40 years

(2)	Improvements to leased property	3–40 years

(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $308,611 and Accumulated Depreciation thereon of $202,148 at July 31, 2019.

	Year Ended July 31,
	2019	2018
Investment in Real Estate
Balance at Beginning of Year	$92,061,623	$89,016,227
Improvements	4,271,487	3,045,396
Retirements	—	—
Balance at End of Year	$96,333,110	$92,061,623
Accumulated Depreciation
Balance at Beginning of Year	$41,382,962	$39,648,642
Additions Charged to Costs and Expenses	1,927,308	1,734,320
Retirements	—	—
Balance at End of Year	$43,310,270	$41,382,962

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

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and Subsidiaries (the Company) as of July 31, 2019 and 2018 and the related consolidated statements of income and retained earnings, comprehensive income, changes in shareholders equity, and cash flows for each of the years in the two year period ended July 31, 2019, and the related notes and financial statement schedule (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2019 and 2018 and the results of its operations and its cash flows for each of the years in the two year period ended July 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ D’Arcangelo + Co. LLP

We have served as the Company’s auditor since 1996.
Poughkeepsie, New York
October 3, 2019

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and require the most difficult, subjective or complex judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues, and expenses during the reporting period and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Estimates are based on historical experience, where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described below as our critical accounting policies. Actual results may differ from these estimates under different assumptions and conditions. (See Note 1 on pages 9 through 13 to the Consolidated Financial Statements). Newly effective accounting principles and recently issued accounting principles not yet adopted are also disclosed in Note 1.

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

FISCAL 2019 COMPARED TO FISCAL 2018

Net income for the year ended July 31, 2019 amounted to $1,514,801 or $.75 per share, compared to net income for the year ended July 31, 2018 of $2,974,141, or $1.48 per share. The decrease was primarily due to the enactment of the U.S. Tax Act on December 22, 2017. These changes required an adjustment to our deferred tax assets and liabilities to the lower federal rates resulting in an estimated net tax benefit of approximately $2.4 million.

Revenues in the current year increased to $20,478,180 from $19,300,882 in the comparable 2018 year primarily due to increased rental income from existing tenants and a real estate tax refund from the Company’s Levittown and Massapequa, New York properties.

Real estate operating expenses in the current year increased to $11,230,957 from $11,074,396 in the comparable 2018 year primarily due to increases in real estate taxes, payroll costs, license and permits, and rent expense, partially offset by decreases in maintenance costs and utility costs.

Administrative and general expenses in the current year increased to $5,468,489 from $4,598,144 in the comparable 2018 year primarily due to the settlement of litigation cost in the amount of $635,000 (see Note 15), bad debt expense of $118,238 and increases in payroll and pension costs.

Depreciation and amortization expense in the current year increased to $1,960,994 from $1,775,690 in the comparable 2018 year primarily due to improvements on the Brooklyn, Jamaica and Fishkill, New York buildings.

Investment income exceeded interest expense in the current year by $287,061 and interest expense exceeded investment income by $122,511 in the comparable 2018 year.

As explained above, the enactment of the U.S. Tax Act required an adjustment to our deferred tax assets and liabilities for the year ended July 31, 2018 to the lower federal rates resulting in an estimated net federal tax benefit of approximately $2.4 million. Income taxes provided for the year ended July 31, 2019 was approximately $590,000.

LIQUIDITY AND CAPITAL RESOURCES

Management considers current working capital and borrowing capabilities adequate to cover the Company’s planned operating and capital requirements. The Company’s cash and cash equivalents amounted to $4,117,647 at July 31, 2019. The Company is in the process of evaluating its options relating to the repayment of the $5,298,610 mortgage.

In March 2017, the Company leased 7,700 square feet to a medical facility at its Nine Bond Street Brooklyn, New York building, for a term of ten years with two five-year option periods. To accommodate this tenant, an existing tenant surrendered 400 square feet of retail space. The cost of renovations for this tenant was $329,154 and brokerage commissions were $216,052. The tenant took occupancy and commenced payment of rent in October 2019.

In August 2018, the Company entered into a lease agreement with an existing office tenant for an additional 1,849 square feet until June 30, 2022 at its Nine Bond Street Brooklyn, New York building.

In October 2018, the Company extended a lease with a retail tenant who occupies 47,100 square feet at its Jamaica, New York building for a period of ten years to expire on May 31, 2029.

In October 2018, the Company extended the lease with its landlord, who is a related party, at its Jamaica, New York building for a period of one year and ten months to expire on May 31, 2029.

In October 2018, the Company extended a lease with an office tenant who occupies 38,109 square feet at its Jamaica, New York building for an additional four years expiring November 30, 2022.

In October 2018, the Company extended a lease with one of the Company’s landlords, which expires in April 2021 for an additional ten years to expire in April 2031 at its Nine Bond Street Brooklyn, New York building.

In January 2019, the Company extended a lease with an office tenant who occupies 700 square feet at its Nine Bond Street Brooklyn, New York building, for an additional five years expiring January 31, 2024.

In March 2019, the Company extended a lease with an office tenant who occupies 13,451 square feet at its Nine Bond Street Brooklyn, New York building whose lease expires July 31, 2021, for an additional five years expiring July 31, 2026.

The tenant who leased 20,000 square feet of space at the Company’s Massapequa, New York property to open a restaurant had their lease terminated in April 2019 for non-payment of rent. The tenant’s lease commenced in September 2018 and rent was supposed to begin in January 2019. The Company re-leased these premises in August 2019 to a fast food restaurant expiring in April 2030. Rent is expected to commence in September 2020.

In July 2019, the Company leased 47,000 square feet to a community college at its Fishkill, New York building for a term of fifteen years with two five-year option periods. The cost of renovations for this tenant will be approximately $3,200,000 and brokerage commissions will be $448,939. The tenant is expected to take occupancy and commence payment of rent in June of 2020. The Company is in the process of obtaining a construction loan relating to these improvements.

In July 2019, the retail tenant at the Company’s Fishkill, New York building who occupies 90,000 square feet gave notice to terminate their lease effective October 30, 2019. The loss in annual rent will be approximately $250,000.

In August 2019, a tenant who occupies 23,603 square feet of office space at the Company’s Jowein building in Brooklyn, New York vacated the premises. The annual loss in rent will be approximately $814,000.

In September 2019, a retail tenant who occupies 128,196 square feet surrendered approximately 22,000 square feet at the Company’s Nine Bond street building in Brooklyn, New York. The annual loss in rent will be approximately $965,000.

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2019 and 2018:

	2019	2018
Net cash provided by operating activities	$3,424,326	$3,226,619
Net cash (used) by investing activities	(4,410,668)	(3,168,831)
Net cash provided (used) by financing activities	(629,557)	144,906

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Expenses: The Company had an additional $1,013,031 for brokerage commissions incurred due to two tenants extending their leases for additional periods at the Company’s Jamaica, New York building and a new tenant at the Company’s Fishkill, New York property.

Payroll and Other Accrued Liabilities: The Company had a balance due at July 31, 2019 for brokerage commissions of $728,322.

Provision (Benefit) for Deferred Income Taxes: Enactment of the U.S Tax Act on December 22, 2017, as explained above, resulted in an estimated net federal tax benefit of approximately $2.4 million for the year ended July 31, 2018, partially offset by an increase in the Company’s net deferred liability for New York State taxes in the amount of $587,000. Although the adjustment increased the Company’s net income, it did not increase cash. To reconcile net income to net cash provided by operating activities, provision (benefit) for deferred income taxes was a benefit of approximately $1.3 million for the year ended July 31, 2018 compared to an expense of approximately $590,000 for the year ended July 31, 2019.

CASH FLOWS FROM INVESTING ACTIVITIES:

The Company had expenditures of $85,274 for the year ended July 31, 2019 for boiler upgrades at the Company’s Nine Bond Street building in Brooklyn, New York. The Company also had expenditures of $299,718 for renovations for an existing tenant. The total cost of the project was $402,358 and was completed in July 2019. The Company also had expenditures of $194,079 for façade work, $180,120 for stairwell work and $29,132 for elevator work.

The Company had expenditures for elevator upgrade work in the amount of $85,061 for the year ended July 31, 2019, at the Company’s Jamaica, New York building. The total cost of the project was $864,460 and was completed in August 2018. The Company had expenditures of $592,671 for renovation work for an existing tenant. The total cost of the project was $700,000 and was completed in August 2019.

The Company had expenditures for parking lot lights in the amount of $111,698 for the year ended July 31, 2019, at its Fishkill, New York building. The total cost was $234,862 and was completed in August 2018. The Company also had expenditures of $397,597 for windows. The cost of the project was $1,026,364 and was completed in November 2018. The Company also had expenditures of $672,106 for four new elevators. The cost will be approximately $1,800,000 and is anticipated to be completed in the fall of 2019. The Company also had expenditures of $874,342 for a new lobby. The cost will be approximately $1,500,000 and is anticipated to be completed in September 2019. The Company also had expenditures of $65,958 for various other construction projects.

The Company had expenditures in the amount of $105,359 for stairwell work and $273,523 for steel work at its Jowein building in Brooklyn, New York. The Company also had expenditures of $304,848 for a new HVAC system for an existing tenant and the project was completed in July 2019.

RELATED PARTY TRANSACTIONS:

During fiscal 2019, the Company paid Weinstein Enterprises, Inc. (“Enterprises”) total rentals of $987,250 for leases on which two of the Company’s real estate properties are located.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2019 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2019, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

The following is the sales price range per share of J.W. Mays, Inc. common stock during the fiscal years ended July 31, 2019 and 2018:

	Sales Price
Three Months Ended	High	Low
October 31, 2018	$41.46	$37.00
January 31, 2019	43.66	37.92
April 30, 2019	41.50	36.26
July 31, 2019	42.10	34.00

October 31, 2017	$47.00	$35.30
January 31, 2018	42.45	35.50
April 30, 2018	38.00	37.25
July 31, 2018	43.50	37.70

The quotations were obtained for the respective periods from the National Association of Securities Dealers, Inc. There were no dividends declared in either of the two fiscal years.

On September 9, 2019, the Company had approximately 800 shareholders of record.

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

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2019 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443