Form 10-K, Exhibit 13
period 2020-07-31
MAYS J W INC
filed 2020-10-08
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report
2020
Year Ended July 31, 2020

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
Prager Metis CPA’S, LLC
401 Hackensack Avenue
Hackensack, NJ, 07601

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 24, 2020, at
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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2020.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

The financial condition of our Company continued to be positive through the first six or seven months of our fiscal year which ended on July 31, 2020. However, by the middle of March, New York State and New York City took the unprecedented actions of instituting various measures in an effort to control the spread of COVID-19, including quarantines, shelter-in-place orders, school closings, travel restrictions and the closure of non-essential businesses. By the end of March and for the remainder of our fiscal year, the economic impact on our Company, as well as the rest of the United States’ (and even the world’s) economy became significant and disturbing.

Through the first six months of our fiscal year, we had net income of $71,263, or $.04 per share. The negative effects of the COVID-19 pandemic on our Company’s earnings and operations have been deep and profound. In fiscal 2020, our revenues from operations were $19,531,846 compared to $21,139,795 in the 2019 fiscal year. Net loss for fiscal 2020 was $(906,005), or $(.45) per share. This compares to net income of $1,514,801, or $.75 per share, for fiscal 2019.

Although the adverse economic effects to our Company of the COVID-19 pandemic have been profound and substantial, we have been able to accomplish many positive things during fiscal 2020, including the following:

●	having the community college that leased 47,000 square feet of space in our Fishkill, New York building take occupancy in June 2020 and commenced paying rent in September 2020;
●	entering into lease extensions with three of our landlords at our Nine Bond Street building in Brooklyn, New York which expire in 2044;
●	extending the lease with our landlord at our Jamaica, New York building which expires in 2030;
●	extending the lease with a tenant at our Circleville, Ohio building which expires in 2023; and
●	extending the lease with a tenant at our Jowein Brooklyn, New York building which expires in 2030.

Also, during fiscal 2020, we were able to refinance the existing mortgage loan at our Nine Bond Street building, We obtained a loan to finance renovations and brokerage commissions associated with leasing the space for the community college at our Fishkill building, and we were able to obtain a Payroll Protection Program loan from the Small Business Administration which has helped us deal with the economic effects of the COVID-19 pandemic.

Our long term strategy of pursuing and entering into leases with governmental agencies, health care providers and corporate and retail tenants, as well as being able to partner with a significant educational institution such as the one which is located in our Fishkill building, and our ability to retain a significant majority of our tenants over a long period of time, should serve our Company well as we move forward from the effects of the COVID-19 pandemic.

I believe our Company will be able to move forward from these challenging economic times. I specifically want to thank Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their continuing loyalty to our Company.

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 8, 2020

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2020 and 2019

	July 31
ASSETS	2020	2019
Property and Equipment-at cost:
Land	$6,067,805	$6,067,805
Buildings held for leasing:
Buildings, improvements and fixtures	73,271,398	88,247,976
Construction in progress	1,266,723	2,325,940
	74,538,121	90,573,916
Accumulated depreciation	(33,007,989)	(43,512,418)
Buildings - net	41,530,132	47,061,498
Property and equipment-net	47,597,937	53,129,303

Cash and cash equivalents	3,260,135	4,117,647
Restricted cash	1,143,666	1,146,077
Receivables, net	2,219,946	2,070,615
Marketable securities	3,744,905	3,580,227
Prepaids and other assets	2,389,582	2,169,384
Deferred charges, net	2,986,648	2,575,822
Operating lease right-of-use assets	37,077,038	—
TOTAL ASSETS	$100,419,857	$68,789,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$8,627,965	$5,287,162
Note payable	722,726	—
Accounts payable and accrued expenses	2,771,540	2,915,285
Security deposits payable	809,652	882,615
Operating lease liabilities	29,044,966	—
Deferred income taxes	4,741,000	5,096,000
Total liabilities	46,717,849	14,181,062
Shareholders Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Retained earnings	49,465,318	50,371,323
	54,989,860	55,895,865
Common stock held in treasury, at cost - 162,517 shares at July 31, 2020 and July 31, 2019	(1,287,852)	(1,287,852)
Total shareholders’ equity	53,702,008	54,608,013
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$100,419,857	$68,789,075

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,
	2020	2019
Revenues
Rental income	$19,531,846	$21,086,454
Recovery of real estate taxes	—	53,341
Total revenues	19,531,846	21,139,795
Expenses
Real estate operating expenses	14,024,623	11,892,572
Administrative and general expenses	5,085,360	5,468,489
Depreciation	1,661,280	1,960,994
Total expenses	20,771,263	19,322,055
Income (loss) from operations	(1,239,417)	1,817,740
Investment income and interest expense
Investment income	145,561	209,020
Change in fair value of marketable securities	35,372	278,629
Interest expense	(202,521)	(200,588)
	(21,588)	287,061
Income (loss) before provision for income tax	(1,261,005)	2,104,801
Income tax provision (benefit)	(355,000)	590,000
Net income (loss)	$(906,005)	$1,514,801

Income (loss) per common share, basic and diluted	$(0.45)	$0.75
Dividends per share	$—	$—
Average common shares outstanding, basic and diluted	2,015,780	2,015,780

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

		Additional	Unrealized Gain		Common
	Common	Paid In	on Marketable	Retained	Stock Held in
	Stock	Capital	Securities	Earnings	Treasury	Total
Balance at July 31, 2018	$2,178,297	$3,346,245	$487,136	$48,369,386	$(1,287,852)	$53,093,212
Reclassification of unrealized gains on marketable securities to retained earnings	—	—	(487,136)	487,136	—	—
Net income, year ended July 31, 2019	—	—	—	1,514,801	—	1,514,801
Balance at July 31, 2019	2,178,297	3,346,245	—	50,371,323	(1,287,852)	54,608,013

Net loss, year ended July 31, 2020	—	—	—	(906,005)	—	(906,005)
Balance at July 31, 2020	$2,178,297	$3,346,245	$—	$49,465,318	$(1,287,852)	$53,702,008

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2020	2019
Cash Flows From Operating Activities:
Net income (loss)	$(906,005)	$1,514,801
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	255,060	—
Provision (benefit) for deferred income tax	(355,000)	590,000
Disposition of property and equipment	40,992	—
Net realized and unrealized (gain) on sale of marketable securities	(63,918)	(325,044)
Depreciation	1,661,280	1,960,994
Amortization of deferred charges	297,887	295,926
Operating lease expense in excess of cash payments	1,209,357	—
Deferred finance costs included in interest expense	31,991	22,877
Deferred charges	(708,713)	(1,013,031)
Changes in Operating Assets and Liabilities:
Receivables	(394,708)	(141,218)
Prepaids and other assets	(229,881)	(209,460)
Accounts payable and accrued expenses	805,160	728,481
Security deposits payable	(72,963)	(461,056)
Net cash provided by operating activities	1,570,539	2,963,270
Cash Flows From Investing Activities:
Acquisition of property and equipment	(6,361,240)	(4,297,313)
Marketable securities:
Receipts from sales	621,161	219,744
Payments for purchases	(721,921)	(333,099)
Net cash (used) in investing activities	(6,462,000)	(4,410,668)
Cash Flows From Financing Activities:
Proceeds from borrowings - mortgage and other debt	4,866,806	—
Payments - mortgage and other debt	(603,068)	(168,501)
Mortgage financing costs paid	(232,200)	—
Net cash provided (used) by financing activities	4,031,538	(168,501)
Net decrease in cash, cash equivalents and restricted cash	(859,923)	(1,615,899)
Cash, cash equivalents and restricted cash at beginning of year	5,263,724	6,879,623
Cash, cash equivalents and restricted cash at end of year	$4,403,801	$5,263,724

See Notes to Accompanying Consolidated Financial Statements.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, a New York corporation and its subsidiaries (J. W. M. Realty Corp. and Dutchess Mall Sewage Plant, Inc.), which are wholly-owned. Material intercompany items have been eliminated in consolidation.

The Impact of COVID-19 on Our Results and Operations

In late 2019, an outbreak of COVID-19 emerged and by March 11, 2020 was declared a global pandemic by The World Health Organization. Throughout the United States and locally, governments and municipalities instituted measures in an effort to control the spread of COVID-19, including quarantines, shelter-in-place orders, school closings, travel restrictions and the closure of non-essential businesses. By the end of March 2020, the economic impacts became significant for the remainder of the year ending July 31, 2020.

Beginning March and April 2020, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from government mandated business disruptions and shelter -in- place orders. The effects of COVID-19 on our tenants have been reflected in an increase in our allowance for credit losses for accounts receivable. In limited circumstances, we have agreed to rent abatements and deferrals for certain tenants. In addition, we experienced volatility in the valuation of our equity investments.

Looking ahead, the full impact of COVID-19 on our business is unknown and highly unpredictable. Third and fourth quarter rent collections and increased past due activity may not be indicative of unpaid rents in any future period. Our past results may not be indicative of our future performance and historical trends in revenues, income from operations, net income, earnings per share, cash provided by operating activities, among others, may differ materially. For example, to the extent the pandemic continues to disrupt economic activity nationally and in New York, NY, like other businesses, it could adversely affect our business operations and financial results through prolonged decreases in revenue, credit deterioration of our tenants, depressed economic activity, or declines in capital markets. In addition, many of our expenses are less variable in nature and may not correlate to changes in revenues. The extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; advances in testing, treatment and prevention; and the macroeconomic impact of government measures to contain the spread of the virus and related government stimulus measures.

Use of Estimates

The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, incremental borrowing rates and recognition of renewal options for operating lease right-of-use assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for doubtful accounts, depreciation, income tax assets and liabilities, fair value of marketable securities and revenue recognition. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

Restricted Cash

Restricted cash primarily consists of cash held in bank accounts for tenant security deposits and other amounts required under certain loan agreements.

Marketable Securities

Prior to the adoption of ASU 2016-01, the Company categorized marketable securities as either trading, available-for-sale or held-to-maturity at the time of purchase. Trading securities were carried at fair value with unrealized gains and losses included in income. Available-for-sale securities were carried at fair value using quoted prices in active markets for identical assets or liabilities with unrealized gains and losses recorded as a separate component of shareholders’ equity. Held-to-maturity securities were carried at amortized cost. With the adoption of ASU 2016-01 effective August 1, 2018, equity securities with readily determinable fair values are reported at fair value as marketable securities in the other assets section of the balance sheet. Also, effective August 1, 2018, changes in fair value of marketable securities are recorded in the investment income and interest expense section of the statement of operations. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The Company did not classify any securities as trading or held to maturity during the years ended July 31, 2020 or 2019.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2020 and 2019.

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

	Fair value measurements at reporting date using
Description	July 31, 2020	Level 1	Level 2	Level 3	July 31, 2019	Level 1	Level 2	Level 3
Assets:
Marketable securities - available-for-sale	$3,744,905	$3,744,905	$–	$–	$3,580,227	$3,580,227	$–	$–

Accounts Receivable

Generally, rent is due from tenants at the beginning of the month in accordance with terms of each lease. Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectibility become known. Collectibility issues include late rent payments, circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Management also assesses collectibility by reviewing accounts receivable on an aggregate basis where similar characteristics exist. In determining the amount of the allowance for credit losses, the Company considers historical collectibility based on past due status and a tenant’s payment history. We also consider current market conditions and reasonable and supportable forecasts of future economic conditions. Our assessment as of July 31, 2020 considered business and market disruptions caused by COVID-19. The continued volatility in market conditions and evolving shifts in credit trends are difficult to predict causing variability and volatility that may have a material impact on our allowance for uncollectible accounts receivables in future periods.

As of July 31, 2019, Management determined no allowance for uncollected accounts receivables was considered necessary. As of July 31, 2020, and primarily as a result of the effects of COVID-19, the Company recorded an allowance for uncollectible receivables in the amount of $82,000, as an offset to receivables. Activity in the allowance for uncollectible receivables for each period follows:

	Allowance for
	Uncollectible		Bad Debt Expense as a
	Accounts Receivable		Reduction to Rent Revenue
	Year Ended July 31		Year Ended July 31
	2020	2019	2020	2019
Beginning balance	$–	$–	$–	$–
Charge-offs prior to recording allowance April 30, 2020	–	–	40,292	118,238
Initial recording of allowance, April 30, 2020	556,000	–	556,000	–
Charge-offs	(132,768)	–		–
Recoveries	(91,840)	–	(91,840)	–
COVID 19 rent abatements reclassed to reduce rental income	(249,392)		(249,392)
Ending Balance	$82,000	$–	$255,060	$118,238

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method and the declining-balance method. Amortization of improvements to leased property is calculated over the life of the lease. Lives used to determine depreciation and amortization are generally as follows:

Buildings and improvements	18-40 years
Improvements to leased property	3-10 years
Fixtures and equipment	7-12 years
Other	3-5 years

Maintenance, repairs, renewals and improvements of a non-permanent nature are charged to expense when incurred. Expenditures for additions and major renewals or improvements are capitalized along with the associated interest cost during construction. The cost of assets sold or retired, and the accumulated depreciation or amortization thereon are eliminated from the respective accounts in the year of disposal, and the resulting gain or loss is credited or charged to income. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life.

The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At July 31, 2020 and 2019, the Company has determined there was no impairment of its property and equipment.

Deferred Charges

Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 1 to 21 years, using the straight-line method. If a lease is terminated early, such costs are expensed.

Leases – Lessor Revenue Recognition

The Company accounts for revenue in accordance with Accounting Standards Update (ASU) 2014-09 (Topic 606) Revenue from Contracts with Customers. Rental income is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. Unbilled receivables are included in accounts receivable and represent the excess of scheduled rental income recognized on a straight-line basis over rental income as it becomes receivable according to the provisions of the lease. The effect of lease modifications that result in rent relief or other credits to tenants, including any retroactive effects relating to prior periods, are recognized in the period when the lease modification is signed. At the time of the lease modification, we assess the realizability of any accrued but unpaid rent and amounts that had been recognized as revenue in prior periods. As lessor, we have elected to combine the lease components (base rent), non-lease components (reimbursements of common area maintenance expenses) and reimbursements of real estate taxes and account for the components as a single lease component in accordance with ASC 842. If the amounts are not determined to be realizable, the accrued but unpaid rent is written off. Accounts receivable are recognized in accordance with lease agreements at its net realizable value. Rental payments received in advance are deferred until earned.

Leases – Lessee

The Company determines if an arrangement is a lease at inception. With the adoption of ASC 842, operating leases are included in operating lease right-of-use assets and operating lease liabilities on the Company’s balance sheet.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2020 and 2019.

Reclassification

The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in the year ended July 31, 2020. These reclassifications have no effect on net income or loss as previously reported. As of July 31, 2020, the Company changed its balance sheet presentation from classified to unclassified to more generally conform with norms in the real estate industry. Many of the prior year reclassifications relate to this change in presentation.

Recently adopted accounting standards:

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

Subsequent to the issuance of ASU 2014-09, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”, ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”, ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, and ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” The additional ASU’s clarified certain provisions of ASU 2014-09 in response to recommendations from the Transition Resource Group established by the FASB and have the same effective date and transition requirements as ASU 2014-09. We adopted these standards effective August 1, 2018 using the modified retrospective approach, which allows us to apply the new standard to all existing contracts not yet completed as of the effective date and record a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption, however there was no cumulative-effect required to be recognized in our retained earnings as the date of adoption. The adoption of this standard did not have a material impact on our consolidated financial statements.

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

In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842”, which provides amendments and clarification to ASU 2016-12 based on the FASB’s interaction with stakeholders. In July 2018, the FASB issued ASU No. 2018-11 “Leases (Topic 842): Targeted Improvements”, which amends Leases (Topic 842) to (i) add an optional transition method that would permit entities to apply the new requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, and (ii) provide a practical expedient for lessors regarding the separation of the lease and non-lease components of a contract. In December 2018, the FASB issued ASU No. 2018-20, “Leases (Topic 842) Narrow-Scope Improvement for Lessors,” which clarifies how to apply the leases standard when accounting for sales taxes and other similar taxes collected from lessees, certain lessor costs, and recognition of variable payments for contracts with lease and non-lease components. In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842) Codification Improvements”, which provides amendments for issues brought to the Board’s attention through its interactions with stakeholders. The issues identified are as follows: (1) Determining the fair value of the underlying asset by lessors that are not manufacturers or dealers, (2) Presentation on the statement of cash flows-sales-type and direct financing leases, and (3) Transition disclosures related to Topic 250, Accounting Changes and Error Corrections. These standards are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

The new standards were adopted by the Company for the fiscal year beginning August 1, 2019. Upon adoption of Topic 842, the Company elected the following practical expedients:

1.	The Company applied the optional transition method of recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the initial period of adoption. Upon adoption on August 1, 2019, the Company did not have an adjustment to opening retained earnings.

2.	As lessee and lessor, the Company has elected not to reassess lease classifications and all leases will continue to be classified as operating leases under the new standard.

As a result of the adoption of the new lease accounting guidance, the Company recognized on August 1, 2019:

●	Operating lease right-of-use assets of $27.1 million.

●	Operating lease liabilities of approximately $17.9 million, based on the net present value of remaining minimum rental payments, discounted using the Company’s incremental borrowing rate of 3.88%.

●	The initial recording of operating lease right-of-use assets of $27.1 million includes adjustments of approximately $10.2 million primarily relating to building and improvements, net of accumulated depreciation, required pursuant to a ground lease with an affiliate, principally owned by a director of the Company (“landlord”). Upon lease termination in 2030, the building and all improvements will be turned over to the landlord as property owner.

●	The initial operating lease liability of $17.9 million includes an adjustment of remaining accrued rent of approximately $.95 million.

The Company’s lessor accounting remains similar under Topic 842 but updated to align with certain changes to the lessee model and the new revenue recognition standard (ASU 2014-09). Upon adoption of the lease standards on August 1, 2019, changes in accounting for the Company’s lease revenue as lessor were not significant.

In April 2020, the FASB issued a Staff Q&A on accounting for leases during the COVID-19 pandemic, focused on the application of lease guidance in ASC Topic 842, Leases (“ASC 842”). The Q&A states that it would be acceptable to make a policy election regarding rent concessions resulting from COVID-19, which would not require entities to account for these rent concessions as lease modifications under certain conditions. Entities making the election will continue to recognize rental revenue on a straight-line basis for qualifying concessions. Rent abatements would be recognized as reductions to revenue during the period in which they were granted. Rent deferrals would result in an increase to accounts receivable during the deferral period with no impact on rental revenue recognition. The Company elected this policy for the year ended July 31, 2020. Rent abatements and deferrals resulting from COVID-19 aggregated $433,517 and $459,429, respectively, for the year ending July 31, 2020.

2. MARKETABLE SECURITIES:

As of July 31, 2020 and 2019, the Company’s marketable securities were classified as follows:

	July 31, 2020				July 31, 2019
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Fair		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Non-current:
Available-for-sale:
Mutual funds	$1,077,493	$297,064	$—	$1,374,557	$845,306	$264,425	$—	$1,109,731
Corporate equity
securities	1,553,275	823,010	5,937	2,370,348	1,656,156	814,340	—	2,470,496
	$2,630,768	$1,120,074	$5,937	$3,744,905	$2,501,462	$1,078,765	$—	$3,580,227

Investment income for the years ended July 31, 2020 and 2019 consists of the following:

	2020	2019
Interest income	$20,446	$56,918
Dividend income	96,569	105,687
Gain on sale of marketable securities	28,546	46,415
Total	$145,561	$209,020

3. LONG-TERM DEBT—MORTGAGE:

			Years Ended July 31,
	Current
	Annual	Final
	Interest	Payment
	Rate	Date	2020	2019
Mortgage:
Bond St. building, Brooklyn, NY (1)	4.375%	12/1/2024	$4,829,832	$5,298,610
Fishkill building (2)	3.980%	4/1/2025	3,967,100	—
Less: Deferred financing costs			168,967	11,448
Total			$8,627,965	$5,287,162

(1)	In November 2019, the Company refinanced the remaining balance of a $6,000,000, 3.54% interest rate loan with another bank for $5,255,920 plus an additional $144,080 for a total of $5,400,000. The interest rate on the new loan is fixed at 4.375%. The loan is self-liquidating over a period of five years and secured by the Nine Bond Street building in Brooklyn, New York.

(2)

In March 2020, the Company obtained a loan with a bank in the amount of $4,000,000 to finance renovations and brokerage commissions relating to space leased to a community college at the Fishkill, New York building. The loan is secured by the Fishkill, New York building; amortized over a 20-year period with an interest rate of 3.98% and is due in five years.

Maturities of long-term mortgage and term loan payable outstanding at July 31, 2020 are as follows:

Year Ended July 31:	Amount
2021	$1,147,300
2022	1,198,600
2023	1,252,196
2024	1,308,070
2025	3,890,766
Subtotal	8,796,932
Deferred financing costs	168,967
Total	$8,627,965

The carrying value of the property collateralizing the above debt is $33,409,210 at July 31, 2020.

4. NOTE PAYABLE:

In April 2020, the Company obtained a $722,726 loan, with an interest rate of .98% per annum, issued by a bank through the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) under Division A. Title I of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act’’). PPP provides forgiveness of loan proceeds used for qualified and documented payroll costs, mortgage interest payments, rent payments and utilities, if less than 40% of such proceeds are used for non-payroll costs. PPP loan payments are deferred until the SBA remits the Company’s loan forgiveness to the lender, or July 26, 2021 if the Company does not apply for forgiveness of loan proceeds. Thereafter, payments aggregating $722,726 will be due over a four-year period.

The Company expects to apply for loan forgiveness as soon as lender application forms become available. After the SBA remits the Company’s loan forgiveness to the lender, such proceeds expected in the first quarter of the year ending July 31, 2021 will be recorded as a reduction of the note payable and extinguishment of debt income. Currently, it is expected such proceeds will be excluded from taxable income when received.

5. OPERATING LEASES:

Lessor

The Company leases office and retail space to tenants under operating leases in commercial buildings. The rental terms range from approximately 5 to 49 years. The leases provide for the payment of fixed base rent payable monthly in advance as well as reimbursements of real estate taxes and common area costs. The Company has elected to account for lease revenues and the reimbursements of common area costs as a single component included as rental income in our condensed consolidated statements of operations and retained earnings.

The following table disaggregates the Company’s revenues by lease and non-lease components:

	Years Ended July 31,
	2020	2019
Base rent - fixed	$17,392,398	$19,126,372
Reimbursements of common area costs	781,119	769,767
Non-lease components (real estate taxes)	1,358,329	1,190,315
Rental income	$19,531,846	$21,086,454

Rental income for each of the fiscal years 2020 and 2019 is as follows:

	Years Ended July 31,
	2020	2019
Minimum rentals
Company owned property	$10,940,491	$12,448,374
Leased property	6,451,907	6,677,998
	17,392,398	19,126,372
Contingent rentals
Company owned property	1,454,827	1,422,990
Leased property	684,621	537,092
	2,139,448	1,960,082
Total	$19,531,846	$21,086,454

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	As of July 31, 2020
	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2021	$10,114,252	$5,509,242	$15,623,494
2022	8,037,688	3,938,533	11,976,221
2023	7,212,832	3,170,131	10,382,963
2024	5,401,738	2,886,515	8,288,253
2025	5,219,923	2,501,112	7,721,035
After 2025	22,733,655	9,486,990	32,220,645
Total	$58,720,088	$27,492,523	$86,212,611

	As of July 31, 2019
	Company
	Owned	Leased
Fiscal Year	Property	Property	Total
2020	$10,038,712	$6,120,283	$16,158,995
2021	9,521,380	5,009,044	14,530,424
2022	7,878,165	4,039,069	11,917,234
2023	7,399,288	3,270,666	10,669,954
2024	6,483,940	2,987,050	9,470,990
After 2024	52,632,826	14,842,540	67,475,366
Total	$93,954,311	$36,268,652	$130,222,963

Lessee

The Company’s real estate operations include leased properties under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2073, including options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. Certain leases provide for increases in future minimum annual rental payments as defined in the lease agreements.

In April 2020, four of the Company’s property leases were extended. The effect of these lease extensions on the measurement of operating lease right-of-use assets, liabilities and rent expense follows:

	Operating	Operating	Monthly
	Lease Right-	Lease	Rent
	of-Use-Asset	Liability	Expense
Upon initial adoption, August 1, 2019	$27,104,937	$17,863,507	$249,955
After various lease extensions through April 30, 2020	$37,698,819	$29,326,365	$277,570

Operating lease costs for leased real property was exceeded by sublease rental income from the Company’s real estate operations as follows:

	Years Ended July 31,
	2020	2019
Sublease income	$7,136,528	$7,215,090
Operating lease cost	(4,517,273)	(3,150,327)
Excess of sublease income over lease cost	$2,619,255	$4,064,763

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of July 31, 2020:

Operating
July 31	Leases
2021	$2,024,009
2022	2,116,363
2023	2,132,945
2024	2,150,129
2025	2,167,284
Thereafter	27,551,301
Total undiscounted cash flows	38,142,031
Less: present value discount	(9,097,065)
Total Lease Liabilities	$29,044,966

Other information:
Operating cash flows from operating leases	$1,931,545
Weighted-average remaining lease term - operating leases	18.05 years
Weighted-average discount rate - operating leases	2.89%

The following table represents future minimum lease payments under non-cancelable operating leases at July 31, 2019 as presented in the Company’s Annual Report on Form 10-K:

Operating
July 31	Leases
2020	$1,897,318
2021	1,941,494
2022	2,057,814
2023	2,072,000
2024	2,086,697
After 2024	11,701,293
Total required*	$21,756,616

*	Minimum payments have not been reduced by minimum sublease rentals of $27,492,523 under operating leases due in the future under non-cancelable leases.

6. INCOME TAX:

Income taxes provided for the years ended July 31, 2020 and 2019 consist of the following:

	2020	2019
Current:
Federal	$-	$-
Deferred taxes (benefit):
Federal	(247,000)	456,000
State	(108,000)	134,000
Income tax provision (benefit)	$(355,000)	$590,000

Taxes provided for the years ended July 31, 2020 and 2019 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2020	2019
Income (loss) before income taxes	$(1,261,005)	$2,104,801
Other-net	(16,158)	(17,397)
Adjusted pre-tax income (loss)	$(1,277,163)	$2,087,404
Statutory rate	21.00%	21.00%
Income tax provision (benefit) at statutory rate	$(268,204)	$438,355
State deferred income taxes (benefit)	(108,000)	134,000
Other-net	21,204	17,645
Income tax provision (benefit)	$(355,000)	$590,000

The Company has a federal net operating loss carryforward approximating $8,404,000 and $4,002,000 as of July 31, 2020 and July 31, 2019, respectively, available to offset future taxable income. As of July 31, 2020 and 2019, the Company had unused state and city net operating loss carryforwards of approximately $10,526,000 and $10,170,000, for state, respectively, and $8,274,000 for city, available to offset future taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

New York State and New York City taxes are calculated using the higher of taxes based on income or the respective capital-based franchise taxes. Beginning with the Company’s tax year ended July 31, 2016, changes in the law required the state capital-based tax will be phased out over a 7-year period. New York City taxes will be based on capital for the foreseeable future. Capital-based franchise taxes are recorded to administrative and general expense. State tax amounts in excess of the capital-based franchise taxes are recorded to income tax expenses. Due to both the application of the capital-based tax and due to the possible absence of city taxable income, the Company does not record city deferred taxes.

The Company’s federal tax returns have been audited through the year ended July 31, 2013 and the New York State and New York City tax returns have been audited through July 31, 2012.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2020, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2020 and 2019 are a result of temporary differences related to the items described as follows:

	2020		2019
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$175,145	$—	$214,793	$—
Anticipated PPP loan expenses to be forgiven	199,390	—	—	—
Operating lease liabilities	8,013,099	—	—	—
Federal net operating loss carryforward	1,764,769	—	840,122	—
State net operating loss carryforward	693,541	—	670,997	—
Unbilled receivables	—	412,343	—	460,328
Property and equipment	—	4,671,246	—	6,362,708
Unrealized gain on marketable securities	—	307,375	—	297,964
Operating lease right-of-use assets	—	10,229,036	—	—
Other	33,056	—	299,088	—
	$10,879,000	$15,620,000	$2,025,000	$7,121,000
Net deferred tax liability		$4,741,000		$5,096,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2020.

Components of the deferred tax provision (benefit) for the years ended July 31, 2020 and 2019 consist of the following:

	2020	2019
Tax depreciation exceeding book depreciation	$(1,691,703)	$446,551
Lease expense per book in excess of cash paid	2,477,725	—
Federal net operating loss carryforward	(924,647)	11,053
State net operating loss carryforward	(22,687)	(5,063)
Decrease (increase) of rental income received in advance	39,637	(39,818)
Increase in anticipated PPP loan expenses to be forgiven	(199,390)	—
(Decrease) in unbilled receivables	(47,962)	(2,358)
(Decrease) in average rent payable	—	(25,186)
Litigation deposit due from contractor	—	103,862
Other	14,027	100,959
	$(355,000)	$590,000

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Payroll and other accrued liabilities for the fiscal years ended July 31, 2020 and 2019 consist of the following:

	2020	2019
Accounts payable	$68,076	$39,811
Payroll	130,778	131,095
Interest	33,576	16,152
Professional fees	166,000	155,600
Rents received in advance	643,628	783,678
Utilities	7,900	13,400
Brokers commissions	1,115,743	728,322
Construction costs	576,131	66,829
Other	29,708	980,398
Total	$2,771,540	$2,915,285

8. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $424,401 and $427,420 as contributions to the Plan for fiscal years 2020 and 2019, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2020 and 2019 were $59,434 and $61,588, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

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

Information for contributing employer’s participation in the multi-employer plan:

United Food and Commercial Workers
Legal name of Plan:	Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2018
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2019
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year ended December 31, 2018:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2022

For the plan years 2019-2020, under the pension fund’s rehabilitation plan, the Company agreed to pay a minimum contribution rate equal to 9.1% of the prior year total contribution rate. The Company has 29 employees and has a contract, expiring November 30, 2022, with a union covering rates of pay, hours of employment and other conditions of employment for approximately 21% of its employees. The Company considers that its labor relations with its employees and union are good.

9. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statement of cash flows:

	July 31,
	2020	2019
Cash and cash equivalents	$3,260,135	$4,117,647
Restricted cash	1,143,666	1,146,077
	$4,403,801	$5,263,724

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, amounts set aside in accordance with certain loan agreements, and security deposits with landlords and utility companies.

Supplemental disclosure:

	July 31,
	2020	2019
Cash Flow Information
Interest paid, net of capitalized interest of $112,074 (2020), and $77,880 (2019)	$153,107	$115,657
Income tax (refunded)	(23,041)	—

Non-cash information
Recognition of operating lease right-of-use assets	$39,464,411	$—
Recognition of operating lease liabilities	30,222,981	—
Mortgage refinance	5,255,920	—

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

	July 31, 2020		July 31, 2019
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Cash and cash equivalents	$3,260,135	$3,260,135	$4,117,647	$4,117,647
Marketable securities	$3,744,905	$3,744,905	$3,580,227	$3,580,227
Restricted cash	$1,143,666	$1,143,666	$1,146,077	$1,146,077
Security deposits payable	$809,652	$809,652	$882,615	$882,615
Mortgages and note payable	$9,519,658	$9,915,121	$5,298,610	$5,298,610

Financial instruments that are potentially subject to concentrations of credit risk consist principally of marketable securities, restricted cash, cash and cash equivalents, and receivables. Marketable securities, restricted cash, cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

As of July 31, 2020 and 2019, four tenants accounted for approximately 54.97% and 68.51% of receivables, respectively. During the year ended July 31, 2020 and 2019, three tenants accounted for 43.65% and 44.47% of total rental revenue, respectively.

11. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2020 and 2019 consist of the following:

	July 31, 2020		July 31, 2019
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$4,204,638	$1,281,010	$3,578,114	$1,076,694
Professional fees for leasing	151,704	88,684	151,704	77,302
Total	$4,356,342	$1,369,694	$3,729,818	$1,153,996

The aggregate amortization expense for the periods ended July 31, 2020 and July 31, 2019 were $297,887, and $295,926, respectively.

The weighted average life of current year additions to deferred charges was nine years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Fiscal Year	Amortization
2021	$377,689
2022	$353,142
2023	$338,381
2024	$307,765
2025	$271,905

12. RELATED PARTY TRANSACTIONS:

The Company has two operating leases with Weinstein Enterprises, Inc. (“Landlord”), an affiliated company, principally owned by the Chairman of the Board of Directors of both the Company and Landlord. One lease is for building, improvements, and land (Premises”) located at Jamaica Avenue at 169th Street, Jamaica, New York. Another lease is for Premises located at 504-506 Fulton Street, Brooklyn, New York.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2020	2019	2020	2019
Jamaica Avenue at 169th Street	$624,994	$624,994	$1,582,344	$624,994
504-506 Fulton Street	362,256	362,256	350,437	362,256
Total	$987,250	$987,250	$1,932,781	$987,250

The following summarizes assets and liabilities related to these two leases as of July 31, 2020:

	Operating Lease
	Right-Of-Use
Property	Assets	Liabilities	Expiration Date
Jamaica Avenue at 169th Street	$14,230,659	$5,455,029	May 31, 2030
504-506 Fulton Street	3,063,268	3,190,253	April 30, 2031
Total	$17,293,927	$8,645,282

Upon termination of the Jamaica, New York lease in 2030, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord. Until that time, the Company remains solely entitled to tax depreciation and other tax deductions relating to the building, improvements, and maintenance of the property. As of July 31, 2020, the federal tax basis is $13,863,981 with accumulated depreciation of $9,143,642 for a net tax book value of $4,720,339.

13. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2020 and at July 31, 2019.

14. CONTINGENCIES:

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

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2020

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
				Cost Capitalized								Life on Which
				Subsequent to		Gross Amount at Which Carried						Depreciation in
		Initial Cost to Company		Acquisition		At Close of Period						Latest Income
			Building &		Carried		Building &		Accumulated	Date of	Date	Statement is
Description	Encumbrances	Land	Improvements	Improvements	Cost	Land	Improvements	Total	Depreciation	Construction	Acquired	Computed
Office and Rental Buildings Brooklyn, New York Fulton Street at Bond Street	$4,829,832	$3,901,349	$7,403,468	$24,346,123	$—	$3,901,349	$31,749,591	$35,650,940	$13,934,889	Various	Various	(1)(2)
Jamaica, New York Jamaica Avenue at 169th Street	—	—	—	233,118	—	—	233,118	233,118	30,915	1959	1959	(3)
Fishkill, New York Route 9 at Interstate Highway 84	3,967,100	594,723	7,212,116	13,314,681	—	594,723	20,526,797	21,121,520	9,428,361	10/74	11/72	(1)
Brooklyn, New York Jowein Building Fulton Street and Elm Place	—	1,324,957	728,327	16,505,630	—	1,324,957	17,233,957	18,558,914	6,382,385	1915	1950	(1)(2)
Levittown, New York Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio Tarlton Road	—	120,849	4,388,456	86,520	—	120,849	4,474,976	4,595,825	3,028,668	9/92	12/92	(1)
Total(A)	$8,796,932	$6,067,805	$19,732,367	$54,486,072	$—	$6,067,805	$74,218,439	$80,286,244	$32,805,218
____________________

(1)	Building and improvements	18–40 years
(2)	Improvements to leased property	3–40 years
(3)	The initial recording of operating lease right-of-use assets of $27.1 million includes adjustments of approximately $10.2 million primarily relating to building and improvements, net of accumulated depreciation, required pursuant to a ground lease with an affiliate, principally owned by a director of the Company (“landlord”). Upon lease termination in 2030, the building and all improvements will be turned over to the landlord as property owner (See Notes 1 and 12 to the Accompanying Consolidated Financial Statements). Leasehold improvements are amortized over the life of the lease.
(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $319,683 and Accumulated Depreciation thereon of $202,771 at July 31, 2020.

	Year Ended July 31,
	2020	2019
Investment in Real Estate
Balance at Beginning of Year	$96,333,110	$92,061,623
Improvements	5,840,914	4,271,487
Retirements	(21,887,780)	—
Balance at End of Year	$80,286,244	$96,333,110
Accumulated Depreciation
Balance at Beginning of Year	$43,310,270	$41,382,962
Additions Charged to Costs and Expenses	1,626,230	1,927,308
Retirements	(12,131,282)	—
Balance at End of Year	$32,805,218	$43,310,270

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

To ensure complete independence, Prager Metis CPA’s, LLC, the independent registered public accounting firm, has full and free access to meet with the Audit Committee, without management representatives present, to discuss results of the audit, the adequacy of internal controls and the quality of financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and Subsidiaries (the “Company”) as of July 31, 2020 and the related consolidated statements of operations, changes in shareholders equity and cash flows for the year ended July 31, 2020, and the related notes and financial statement schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2020, and the results of its operations and its cash flows for each of the year ended July 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2020.

Hackensack, NJ
October 8, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of J.W. Mays, Inc. and Subsidiaries (the “Company”) as of July 31, 2019 and the related consolidated statements of operations, changes in shareholders equity and cash flows for the year ended July 31, 2019, and the related notes and financial statements schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2019, and the results of its operations and its cash flows for the year ended July 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ D’Arcangelo & Co., LLP

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

THE IMPACT OF COVID-19 ON OUR RESULTS AND OPERATIONS

In late 2019, an outbreak of COVID-19 emerged and by March 11, 2020 was declared a global pandemic by The World Health Organization. Throughout the United States and locally, governments and municipalities instituted measures in an effort to control the spread of COVID-19, including quarantines, shelter-in-place orders, school closings, travel restrictions and the closure of non-essential businesses. By the end of March and into April 2020, the economic impacts became significant.

Beginning March through July 2020, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from government mandated business disruptions and shelter-in-place orders. The effects of COVID-19 on our tenants have been reflected in an increase in our allowance for credit losses for accounts receivable, In limited circumstances, we have agreed to rent abatements and deferrals for certain tenants. In addition, we experienced volatility in the valuation of our equity investments.

Looking ahead, the full impact of COVID-19 on our business is unknown and highly unpredictable. Third and fourth quarter rent collections and increased past due activity may not be indicative of unpaid rents in any future period Our past results may not be indicative of our future performance and historical trends in revenues, income from operations, net income, earnings per share, cash provided by operating activities, among others, may differ materially. For example, to the extent the pandemic continues to disrupt economic activity nationally and in New York, NY, like other businesses, it could adversely affect our business operations and financial results through prolonged decreases in revenue, credit deterioration of our tenants, depressed economic activity, or declines in capital markets. In addition, many of our expenses are less variable in nature and may not correlate to changes in revenues. The extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; advances in testing, treatment and prevention; and the macroeconomic impact of government measures to contain the spread of the virus and related government stimulus measures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and require the most difficult, subjective or complex judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues, and expenses during the reporting period and related disclosure of contingent assets and liabilities. We believe the critical accounting policies in Note 1 affect our more significant judgments and estimates used in the preparation of our financial statements. Estimates are based on historical experience, where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described below as our critical accounting policies. Actual results may differ from these estimates under different assumptions and conditions. Recently adopted accounting standards and recently issued accounting standards not yet adopted are also disclosed in Note 1.

As of July 31, 2020, the impact of COVID-19 continues to unfold. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and as additional information becomes available, our estimates may change materially in future periods.

Receivables

Generally, rent is due from tenants at the beginning of the month in accordance with terms of each lease. Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known.

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

Property and equipment

Property, equipment and leasehold improvements are recorded at cost and depreciated over the shorter of the asset’s useful life or the life of the lease. Capital improvements no longer in use are written off. Management reviews the value of the properties for significant decreases in valuation. If any significant decreases in valuation are noted, the adjustment is recorded in the financial statements.

Deferred charges

In connection with obtaining new tenants and leases, we incur costs including brokerage commissions and legal fees. These costs are written off over the term of the lease on the straight-line basis. Should a tenant vacate prior to the expiration of the lease, the unamortized cost is written off at that time.

Leases - Lessor Revenue

The Company accounts for revenue in accordance with Accounting Standards Update (ASU) 2014-09 (Topic 606) Revenue from Contracts with Customers. Rental income is recognized from tenants under executed leases no later than on an established date or on an earlier date if the tenant should commence conducting business. The effect of lease modifications that result in rent relief or other credits to tenants are recognized in the period when the lease modification is signed. If the amounts are not determined to be realizable, the accrued but unpaid rent is written off. Accounts receivable are recognized in accordance with lease agreements at its net realizable value. Rental payments received in advance are deferred until earned. As explained in the recently adopted accounting standards section of Note 1, we have made the policy election available to us based on the Financial Accounting Standards Board’s guidance for leases during COVID-19, which allows us to continue recognizing rental revenue for rent deferral agreements and to recognize rent abatements as a reduction of revenue in the period granted.

Leases – Lessee

The Company determines if an arrangement is a lease at inception. With the adoption of ASC 842, operating leases are included in operating lease right-of-use assets and operating lease liabilities on the Company’s balance sheet. Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term.

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

FISCAL 2020 COMPARED TO FISCAL 2019

Net loss for the year ended July 31, 2020 amounted to $(906,005) or $(.45) per share, compared to net income for the year ended July 31, 2019 of $1,514,801, or $.75 per share. The decrease was primarily due to a decrease in revenue and an increase in real estate operating expenses as explained below.

Revenues in the current year decreased to $19,531,846 from $21,139,795 in the comparable 2019 year primarily due to loss of rental income from four tenants and reductions in rent from certain existing tenants due to the impact of COVID-19 and a reduction in rent from an existing tenant who surrendered part of their space.

Real estate operating expenses in the current year increased to $14,024,623 from $11,892,572 in the comparable 2019 year primarily due to:

1)	increases in real estate taxes, maintenance costs and license and permit costs,

2)	increases in rent expense due to the recording of the building to right-of-use asset,

Administrative and general expenses in the current year decreased to $5,085,360 from $5,468,489 in the comparable 2019 year primarily due to:

1)	increases in bad debt expense in the amount of $255,060 due to the recording of an allowance for uncollectable receivables and a reduction of unbilled receivables for uncollectible amounts. Increased bad debt expense was mostly caused by the effects of COVID-19 and the result of government mandated business disruptions and shelter -in- place orders.

2)	increases in legal and professional costs and medical costs.

3)	partially offset due to settlement of litigation costs in the amount of $635,000 in the 2019 nine months.

4)	decreases in payroll costs.

Depreciation expense in the current year decreased to $1,661,280 from $1,960,994 in the comparable 2019 year primarily due to a decrease in depreciation on the Jamaica building due to the recording of the building to right-of-use asset (see Notes 1 and 5), partially offset by additional depreciation from prior year improvements to the Brooklyn, New York building and current year additions to the Fishkill, New York building.

Interest expense exceeded investment income in the current year by $(21,588). In 2019, investment income exceeded interest expense by $287,061. The decrease in investment income was primarily due to the change in fair value of marketable securities.

LIQUIDITY AND CAPITAL RESOURCES

Beginning in March and April 2020, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from business disruptions and shelter -in- place orders. In addition, we experienced declines in the valuation of our equity investments. To the extent the COVID-19 pandemic continues to disrupt economic activity nationally and in New York, NY, the impact may include increased bad debt expense, lower rental income and occupancy levels at our properties which may result in less cash provided by operating activities. Many of our expenses are less variable in nature and may not correlate to changes in revenues.

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

In July 2019, the Company leased 47,000 square feet to a community college at its Fishkill, New York building for a term of fifteen years with two five-year option periods. The cost of renovations for this tenant were $3,405,347 and brokerage commissions were $448,939. The tenant took occupancy in June 2020 and commenced payment of rent in September 2020.

In July 2019, the retail tenant at the Company’s Fishkill, New York building who occupies 90,000 square feet gave notice to terminate their lease effective October 30, 2019. The loss in annual rent will be approximately $250,000. The Company and the tenant then agreed to extend the lease until December 2019.

In August 2019, a tenant who occupies 23,603 square feet of office space at the Company’s Jowein building in Brooklyn, New York vacated the premises. The loss in annual rent will be approximately $814,000.

In November 2019, the Company refinanced a loan with a bank for the balance due in the amount of $5,255,920 plus an additional $144,080 for a total of $5,400,000. The interest rate is 4.375% per annum. The loan is self-liquidating over a five-year period.

In February 2020, a retail tenant who occupies 5,500 square feet at the Company’s Jowein building in Brooklyn, New York vacated the premises. The annual loss in rent will be approximately $165,000.

In March 2020, the Company obtained a loan with a bank in the amount of $4,000,000 to finance renovations and brokerage commissions relating to space leased to a community college at the Fishkill, New York building. The loan is secured by the Fishkill, New York building; amortized over a 20-year period with an interest rate of 3.98% and is due in five years (See Note 3).

In April 2020, the Company extended leases with three of the Company’s landlords at its Nine Bond Street building in Brooklyn, New York. All three of the leases were extended until April 2044. The Company also extended its lease with its landlord at the Company’s Jamaica, New York building until May 2030.

In April 2020, a tenant who occupies 108,000 square feet of warehouse space at the Company’s Circleville, Ohio building extended their lease for an additional three years to expire May 31, 2023.

In April 2020, the Company obtained a $722,726 loan issued by a bank through the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”).

In June 2020, the Company extended a lease with an office tenant who occupies 30,816 square feet at its Jowein building in Brooklyn, New York, for an additional ten years expiring May 31, 2030.

In September 2019 and June 2020 a retail tenant surrendered approximately 85,000 square feet at the Company’s Nine Bond Street Brooklyn, New York building. The retail tenant will continue to lease approximately 78,000 square feet. The loss in rental income will be approximately $2,350,000 per annum.

In August 2020, a retail tenant who occupies 1,810 square feet at the Company’s Nine Bond Street Brooklyn, New York building extended their lease until August 31, 2025.

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2020 and 2019:

	2020	2019
Net cash provided by operating activities	$1,570,539	$3,424,326
Net cash (used) by investing activities	(6,462,000)	(4,410,668)
Net cash provided (used) by financing activities	4,031,538	(629,557)

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Expenses: The Company had an additional $708,714 for brokerage commissions incurred from three existing tenant’s extensions of leases at the Company’s Jamaica, New York building and Jowein building in Brooklyn, New York, and the Circleville, Ohio building.

Accounts Payable and Accrued Expenses: The Company had a balance due at July 31, 2020 for brokerage commissions of $1,115,743.

Beginning in March and April 2020, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from business disruptions and shelter -in- place orders. In addition, we experienced declines in the valuation of our equity investments. To the extent the COVID-19 pandemic continues to disrupt economic activity nationally and in New York, NY, the impact may include increased bad debt expense, lower rental income and occupancy levels at our properties which may result in less cash provided by operating activities. Many of our expenses are less variable in nature and may not correlate to changes in revenues.

CASH FLOWS FROM INVESTING ACTIVITIES:

The Company had expenditures of $289,699 for the year ended July 31, 2020 for elevator upgrade work at the Company’s Nine Bond Street building in Brooklyn, New York.

The Company had expenditures for elevator upgrade work in the amount of $152,336 for the year ended July 31, 2020, at the Company’s Jamaica, New York building. The Company also had expenditures of $291,545 for renovation work for two existing tenants.

The Company had expenditures for renovations for a new tenant in the amount of $3,405,347 for the year ended July 31, 2020, at its Fishkill, New York building. The total cost was $3,425,199 and was completed in May 2020. The Company also had expenditures of $615,243 for four new elevators for the year ended July 31, 2020. The total cost will be approximately $1,900,000 and is anticipated to be completed in early 2021. The Company also had expenditures of $765,020 for a new lobby for the year ended July 31, 2020. The total cost was $1,639,362 and was completed in April 2020. The Company also had expenditures of $490,958 for a second lobby in the year ended July 31, 2020. The total cost will be approximately $900,000 and is expected to be completed in September 2020. The Company also had expenditures of $105,625 for various other projects.

The Company had expenditures in the amount of $221,442 for elevator upgrade work at its Jowein building in Brooklyn, New York.

CASH FLOWS FROM FINANCING ACTIVITIES:

In November 2019, the Company refinanced with a bank the remaining balance of a previous loan due of $5,255,920 plus an additional $144,080 for a total of $5,400,000 (See Note 3).

In March 2020, the Company obtained a loan with a bank in the amount of $4,000,000 (See Note 3).

In April 2020, the Company obtained a $722,726 loan issued by a bank through the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) (See Note 4).

RELATED PARTY TRANSACTIONS:

The Company has two operating leases with Weinstein Enterprises, Inc. (“Landlord”), an affiliated company, principally owned by the Chairman of the Board of Directors of both the Company and Landlord. One lease is for building, improvements, and land (Premises”) located at Jamaica Avenue at 169th Street, Jamaica, New York. Another lease is for Premises located at 504-506 Fulton Street, Brooklyn, New York.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2020	2019	2020	2019
Jamaica Avenue at 169th Street	$624,994	$624,994	$1,582,344	$624,994
504-506 Fulton Street	362,256	362,256	350,437	362,256
Total	$987,250	$987,250	$1,932,781	$987,250

The following summarizes assets and liabilities related to these two leases as of July 31, 2020:

	Operating Lease
	Right-Of-Use
Property	Assets	Liabilities	Expiration Date
Jamaica Avenue at 169th Street	$14,230,659	$5,455,029	May 31, 2030
504-506 Fulton Street	3,063,268	3,190,253	April 30, 2031
Total	$17,293,927	$8,645,282

Upon termination of the Jamaica, New York lease in 2030, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord. Until that time, the Company remains solely entitled to tax depreciation and other tax deductions relating to the building, improvements, and maintenance of the property. As of July 31, 2020, the federal tax basis is $13,863,981 with accumulated depreciation of $9,143,642 for a net tax book value of $4,720,339.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2020 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

●	changes in the rate of economic growth in the United States;

●	the ability to obtain credit from financial institutions and the related costs;

●	changes in the financial condition of our customers;

●	changes in regulatory environment;

●	lease cancellations;

●	changes in our estimates of costs;

●	war and/or terrorist attacks on facilities where services are or may be provided;

●	outcomes of pending and future litigation;

●	increasing competition by other companies;

●	compliance with our loan covenants;

●	recoverability of claims against our customers and others by us and claims by third parties against us;

●	changes in estimates used in our critical accounting policies; and

●	pandemics and the ongoing effects of COVID-19.

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2020, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

There was no change in the Company’s internal controls over financial reporting or in other factors during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting. There were no material weaknesses or significant deficiencies noted, and therefore there were no corrective actions taken.

COMMON STOCK INFORMATION:

Effective November 8, 1999, the Company’s common stock commenced trading on The Nasdaq Capital Market tier of The Nasdaq Stock Market under the Symbol: “Mays”. Such shares were previously traded on The Nasdaq National Market. Effective August 1, 2006, NASDAQ became operational as an exchange in NASDAQ-Listed Securities. It is now known as The NASDAQ Stock Market LLC.

On September 7, 2020, the Company had approximately 800 shareholders of record.

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

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2020 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443