Form 10-K, Exhibit 13
period 2021-07-31
MAYS J W INC
filed 2021-10-21
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report
2021
Year Ended July 31, 2021

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
Prager Metis CPA’S, LLC
401 Hackensack Avenue
Hackensack, NJ, 07601

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 23, 2021, at
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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2021.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

Beginning March 2020 and continuing through July 2021, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from government mandated business disruptions and shelter -in- place orders. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable. In limited circumstances, we have agreed to rent abatements and deferrals for certain tenants. We also continue to experience volatility in the valuation of our equity investments through July 31, 2021.

In fiscal 2021, our revenues from operations were $20,212,879 compared to $19,531,846 in the 2020 fiscal year. Net income for fiscal 2021 was $398,032, or $.20 per share. This compares to net loss of $(906,005), or $(.45) per share, for fiscal 2020. Looking ahead, the full impact of COVID-19 on our business is unknown and highly unpredictable. Although the adverse economic effects to our Company of the COVID-19 pandemic have been significant, we have accomplished the following during fiscal 2021 to better position the Company when the economy and specifically the commercial real estate market begins to rebound:

●	having the community college that leased 47,000 square feet of space in our Fishkill, New York building take occupancy in June 2020 and commenced paying rent in September 2020;
●	entering into lease agreements with five new tenants at our Nine Bond Street, and Jowein buildings in Brooklyn, New York;

On May 26, 2021, the Small Business Administration (“SBA”) authorized full forgiveness of the Company’s Paycheck Protection Program (“PPP”) loan in the amount of $722,726. Such proceeds were recorded as a full reduction of the note payable and extinguishment of debt income in the three months and year ending July 31, 2021.

Our long term strategy of pursuing and entering into leases with governmental agencies, health care providers and corporate tenants, as well as being able to partner with a significant educational institution such as the one which is located in our Fishkill building, and our ability to retain a significant majority of our tenants over a long period of time, should serve our Company well as we move forward from the effects of the COVID-19 pandemic.

I still believe our Company will be able to move forward from these challenging economic times. I specifically want to thank Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their continuing loyalty to our Company. We will certainly miss our Board colleague Mr. Jack Schawartz, who passed away on June 27, 2021, and his thirty-five years of dedicated service to the Company.

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 21, 2021

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2021 and 2020

	July 31
ASSETS	2021	2020
Property and Equipment-at cost:
Land	$6,067,805	$6,067,805
Buildings held for leasing:
Buildings, improvements and fixtures	74,547,096	73,271,398
Construction in progress	2,244,959	1,266,723
	76,792,055	74,538,121
Accumulated depreciation	(34,793,458)	(33,007,989)
Buildings - net	41,998,597	41,530,132
Property and equipment-net	48,066,402	47,597,937

Cash and cash equivalents	1,552,389	3,260,135
Restricted cash	882,330	1,143,666
Receivables, net	2,416,769	2,219,946
Marketable securities	3,901,093	3,744,905
Prepaids and other assets	2,384,727	2,389,582
Deferred charges, net	3,739,243	2,986,648
Operating lease right-of-use assets	34,566,169	37,077,038
TOTAL ASSETS	$97,509,122	$100,419,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$7,518,777	$8,627,965
Note payable	—	722,726
Accounts payable and accrued expenses	2,632,905	2,771,540
Security deposits payable	834,470	809,652
Operating lease liabilities	27,840,930	29,044,966
Deferred income taxes	4,582,000	4,741,000
Total liabilities	43,409,082	46,717,849
Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Retained earnings	49,863,350	49,465,318
	55,387,892	54,989,860
Common stock held in treasury, at cost - 162,517 shares at July 31, 2021 and July 31, 2020	(1,287,852)	(1,287,852)
Total Shareholders’ Equity	54,100,040	53,702,008
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$97,509,122	$100,419,857

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,
	2021	2020
Revenues
Rental income	$20,212,879	$19,531,846
Total revenues	20,212,879	19,531,846
Expenses
Real estate operating expenses	14,306,967	14,024,623
Administrative and general expenses	4,958,227	5,085,360
Depreciation	1,785,468	1,661,280
Total expenses	21,050,662	20,771,263
Loss from operations	(837,783)	(1,239,417)
Other income and interest expense
Investment income	173,548	145,561
Change in fair value of marketable securities	446,126	35,372
Interest expense	(265,585)	(202,521)
Extinguishment of debt	722,726	—
	1,076,815	(21,588)
Income (loss) before income tax	239,032	(1,261,005)
Income tax provision (benefit)	(159,000)	(355,000)
Net income (loss)	$398,032	$(906,005)

Income (loss) per common share, basic and diluted	$.20	$(0.45)
Dividends per share	$—	$—
Average common shares outstanding, basic and diluted	2,015,780	2,015,780

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

		Additional		Common
	Common	Paid In	Retained	Stock Held in
	Stock	Capital	Earnings	Treasury	Total
Balance at July 31, 2019	$2,178,297	$3,346,245	$50,371,323	$(1,287,852)	$54,608,013
Net loss, year ended July 31, 2020	—	—	(906,005)	—	(906,005)
Balance at July 31, 2020	2,178,297	3,346,245	49,465,318	(1,287,852)	53,702,008
Net income, year ended July 31, 2021	—	—	398,032	—	398,032
Balance at July 31, 2021	$2,178,297	$3,346,245	$49,863,350	$(1,287,852)	$54,100,040

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$398,032	$(906,005)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	236,000	255,060
Provision (Benefit) for deferred income tax	(159,000)	(355,000)
Disposition of property and equipment	—	40,992
Net realized and unrealized (gain) on sale of marketable securities	(519,909)	(63,918)
Depreciation	1,785,468	1,661,280
Amortization of deferred charges	385,967	297,887
Operating lease expense in excess of cash payments	1,306,833	1,209,357
Deferred finance costs included in interest expense	38,112	31,991
Extinguishment of debt	(722,726)	—
Deferred charges	(1,138,562)	(708,713)
Changes in Operating Assets and Liabilities:
Receivables	(432,823)	(394,708)
Prepaids and other assets	4,855	(229,881)
Accounts payable and accrued expenses	(138,635)	805,160
Security deposits payable	24,818	(72,963)
Net cash provided by operating activities	1,068,430	1,570,539
Cash Flows From Investing Activities:
Acquisition of property and equipment	(2,253,933)	(6,361,240)
Marketable securities:
Receipts from sales	960,597	621,161
Payments for purchases	(596,876)	(721,921)
Net cash (used) in investing activities	(1,890,212)	(6,462,000)
Cash Flows From Financing Activities:
Proceeds from borrowings - mortgage and other debt	—	4,866,806
Payments - mortgages	(1,147,300)	(603,068)
Mortgage financing costs paid	—	(232,200)
Net cash (used) provided by financing activities	(1,147,300)	4,031,538
Net decrease in cash, cash equivalents and restricted cash	(1,969,082)	(859,923)
Cash, cash equivalents and restricted cash at beginning of year	4,403,801	5,263,724
Cash, cash equivalents and restricted cash at end of year	$2,434,719	$4,403,801

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

The Impact of COVID-19 on Our Results and Operations

In late 2019, an outbreak of COVID-19 emerged and by March 11, 2020 was declared a global pandemic by The World Health Organization. Throughout the United States and locally, governments and municipalities instituted measures in an effort to control the spread of COVID-19, including quarantines, shelter-in-place orders, school closings, travel restrictions and the closure of non-essential businesses. By the end of March 2020, the economic impacts became significant for the remainder of the year ended July 31, 2020.

Beginning March 2020 and continuing through July 2021, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from government mandated business disruptions and shelter -in- place orders. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable. In limited circumstances, we have agreed to rent abatements and deferrals for certain tenants. We also continue to experience volatility in the valuation of our equity investments through July 31, 2021.

Looking ahead, the full impact of COVID-19 on our business is unknown and highly unpredictable. Our past results may not be indicative of our future performance and historical trends in revenues, income from operations, net income, earnings per share, cash provided by operating activities, among others, may differ materially. For example, to the extent the pandemic continues to disrupt economic activity nationally and in New York, NY, like other businesses, it could adversely affect our business operations and financial results through prolonged decreases in revenue, credit deterioration of our tenants, depressed economic activity, or declines in capital markets. In addition, many of our expenses are less variable in nature and may not correlate to changes in revenues. The extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; distribution of vaccines; and the macroeconomic impact of government measures to contain the spread of the virus and related government stimulus measures.

Use of Estimates

The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, incremental borrowing rates and recognition of renewal options for operating lease right-of-use assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for doubtful accounts, depreciation, impairment analysis of long-lived assets, income tax assets and liabilities, fair value of marketable securities and revenue recognition. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

As of July 31, 2021, the impact of COVID-19 continues to evolve. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As additional information becomes available, our estimates may change materially in future periods.

Restricted Cash

Restricted cash primarily consists of cash held in bank accounts for tenant security deposits and other amounts required under certain loan agreements.

Marketable Securities

The Company’s marketable securities consist of investments in equity securities. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The changes in the fair value of these securities are recognized in current period earnings in accordance with ASC 825.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2021 and 2020.

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

	Fair value measurements at reporting date
Description	July 31, 2021	Level 1	Level 2	Level 3	July 31, 2020	Level 1	Level 2	Level 3
Assets:
Marketable securities	$3,901,093	$3,901,093	$–	$–	$3,744,905	$3,744,905	$–	$–

Accounts Receivable

Generally, rent is due from tenants at the beginning of the month in accordance with terms of each lease. Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectibility become known. Collectibility issues include late rent payments, circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Management also assesses collectibility by reviewing accounts receivable on an aggregate basis where similar characteristics exist. In determining the amount of the allowance for credit losses, the Company considers past due status and a tenant’s payment history. We also consider current market conditions and reasonable and supportable forecasts of future economic conditions. Our assessment considers business and market disruptions caused by COVID-19. The continued volatility in market conditions and evolving shifts in credit trends are difficult to predict causing variability and volatility that may have a material impact on our allowance for uncollectible accounts receivables in future periods.

Primarily because of the effects of COVID-19, the Company recorded an allowance for uncollectible receivables as of July 31, 2021 and 2020 in the amount of $318,000 and $82,000, respectively, as an offset to receivables.

Activity in the allowance for uncollectible receivables for each period follows:

	Allowance for
	Uncollectible
	Accounts Receivable		Bad Debt Expense
	Period Ended July 31		Period Ended July 31
	2021	2020	2021	2020
Beginning balance	$82,000	$–	$–	$–
Charge-offs	254,000	423,232	236,000	596,292
Recoveries	(18,000)	(91,840)	–	(91,840)
Rent Abatements reclassified to reduce rental income	–	(249,392)	–	(249,392)
Ending Balance	$318,000	$82,000	$236,000	$255,060

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

Company renovations at its Fishkill, New York building aggregated $1,194,351 and $5,382,193 for the years ended July 31, 2021 and 2020, respectively, primarily related to tenant improvements for space leased to a community college, new elevators, lobbies, and a façade.

Company renovations at its Jowein building in Brooklyn, New York aggregated $673,867 and $221,442 for the years ended July 31, 2021 and 2020, respectively, primarily related to roof work, new tenant improvements and an elevator upgrade.

Stairwell and sidewalk upgrades at the Company’s Jamaica, New York building aggregated $241,241 for the year ended July 31, 2021. Elevator upgrade work and new tenant improvements for the year ended July 31, 2020 at the Company’s Jamaica building were $443,881.

Elevator upgrades aggregated $289,699 for the year ended July 31, 2020 at the Company’s 9 Bond Street building in Brooklyn, New York.

Impairment

The Company reviews property and equipment and related lease intangibles for possible impairment when certain events or changes in circumstances indicate the carrying amount of the asset may not be recoverable though operations plus estimated disposition proceeds. Events or changes in circumstances that may occur include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. Impairments are measured to the extent the current book value exceeds the estimated fair value of the asset less disposition costs for any assets classified as held for sale. As of July 31, 2021 and 2020, the Company has determined there was no impairment of its property and equipment.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2021 and 2020.

Reclassification

As of July 31, 2020, the Company changed its balance sheet presentation from classified to unclassified to more generally conform with norms in the real estate industry. Many of the reclassifications relate to this change in presentation and had no effect on net income or loss.

Recently adopted accounting standards:

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

The new standards were adopted by the Company for the fiscal year beginning August 1, 2019. Upon adoption of Topic 842, the Company elected the following practical expedients:

1.	The Company applied the optional transition method of recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the initial period of adoption. Upon adoption on August 1, 2019, the Company did not have an adjustment to opening retained earnings.

2.	As lessee and lessor, the Company has elected not to reassess lease classifications and all leases will continue to be classified as operating leases under the new standard.

As a result of the adoption of the new lease accounting guidance, the Company recognized on August 1, 2019:

●	Operating lease right-of-use assets of $27.1 million.

●	Operating lease liabilities of approximately $17.9 million, based on the net present value of remaining minimum rental payments, discounted using the Company’s incremental borrowing rate of 3.88%.

●	The initial recording of operating lease right-of-use assets of $27.1 million includes adjustments of approximately $10.2 million primarily relating to building and improvements, net of accumulated depreciation, required pursuant to a ground lease with an affiliate, principally owned by a director of the Company (“landlord”). Upon lease termination in 2030, the building and all improvements will be turned over to the landlord as property owner.

●	The initial operating lease liability of $17.9 million includes an adjustment of remaining accrued rent of approximately $.95 million.

●	The Company’s lessor accounting remains similar under Topic 842 but updated to align with certain changes to the lessee model and the new revenue recognition standard (ASU 2014-09). Upon adoption of the lease standards on August 1, 2019, changes in accounting for the Company’s lease revenue as lessor were not significant.

In April 2020, the FASB issued a Staff Q&A on accounting for leases during the COVID-19 pandemic, focused on the application of lease guidance in ASC Topic 842, Leases (“ASC 842”). The Q&A states that it would be acceptable to make a policy election regarding rent concessions resulting from COVID-19, which would not require entities to account for these rent concessions as lease modifications under certain conditions. Entities making the election will continue to recognize rental revenue on a straight-line basis for qualifying concessions. Rent abatements would be recognized as reductions to revenue during the period in which they were granted. Rent deferrals would result in an increase to accounts receivable during the deferral period with no impact on rental revenue recognition. The Company elected this policy for the year ended July 31, 2020. Rent abatements and deferrals resulting from COVID-19 aggregated $22,628 and $245,000 for the year ending July 31, 2021 and $433,517 and $459,429, for the year ending July 31, 2020, respectively.

2. MARKETABLE SECURITIES:

As of July 31, 2021 and 2020, the Company’s marketable securities were classified as follows:

	July 31, 2021				July 31, 2020
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Fair		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Available-for-sale:
Mutual funds	$984,869	$619,972	$—	$1,604,841	$1,077,493	$297,064	$—	$1,374,557
Corporate equity
securities	1,355,961	940,291	—	2,296,252	1,553,275	823,010	5,937	2,370,348
	$2,340,830	$1,560,263	$—	$3,901,093	$2,630,768	$1,120,074	$5,937	$3,744,905

Investment income for the years ended July 31, 2021 and 2020 consists of the following:

	2021	2020
Interest income	$850	$20,446
Dividend income	98,915	96,569
Gain on sale of marketable securities	73,783	28,546
Total	$173,548	$145,561

3. LONG-TERM DEBT—MORTGAGES:

			Years Ended July 31,
	Current
	Annual	Final
	Interest	Payment
	Rate	Date	2021	2020
Mortgage:
Bond St. land and building, Brooklyn, NY (1)	4.375%	12/1/2024	$3,817,450	$4,829,832
Fishkill land and building (2)	3.980%	4/1/2025	3,832,182	3,967,100
Deferred financing costs			(130,855)	(168,967)
Total			$7,518,777	$8,627,965

(1)	In November 2019, the Company refinanced the remaining balance of a $6,000,000, 3.54% interest rate loan with another bank for $5,255,920 plus an additional $144,080 for a total of $5,400,000. The interest rate on the new loan is fixed at 4.375%. The loan is self-liquidating over a period of five years and secured by the Nine Bond Street land and building in Brooklyn, New York.

(2)	In March 2020, the Company obtained a loan with a bank in the amount of $4,000,000 to finance renovations and brokerage commissions relating to space leased to a community college at the Fishkill, New York building. The loan is secured by the Fishkill, New York land and building; amortized over a 20-year period with an interest rate of 3.98% and is due in five years.

Maturities of long-term mortgages outstanding at July 31, 2021 are as follows:

Year Ended July 31:	Amount
2022	$1,198,600
2023	1,252,196
2024	1,308,071
2025	3,890,765
Subtotal	7,649,632
Deferred financing costs	(130,855)
Total	$7,518,777

The carrying value of the property collateralizing the above debt is $33,528,932 at July 31, 2021.

4. NOTE PAYABLE:

In April 2020, the Company obtained a $722,726 loan, with an interest rate of .98% per annum, issued by a bank through the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) under Division A. Title I of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act’’). On May 26, 2021, the SBA authorized full forgiveness of the Company’s PPP loan in the amount of $722,726, plus accrued interest. Such proceeds were recorded as a full reduction of the note payable and extinguishment of debt income in the year ending July 31, 2021.

5. OPERATING LEASES:

Lessor

The Company leases office and retail space to tenants under operating leases in commercial buildings. The rental terms range from approximately 5 to 49 years. The leases provide for the payment of fixed base rent payable monthly in advance as well as reimbursements of real estate taxes and common area costs. The Company has elected to account for lease revenues and the reimbursements of common area costs as a single component included as rental income in our consolidated statements of operations.

The following table disaggregates the Company’s revenues by lease and non-lease components:

	Years Ended July 31,
	2021	2020
Base rent - fixed	$18,355,925	$17,392,398
Reimbursements of common area costs	751,618	781,119
Non-lease components (real estate taxes)	1,105,336	1,358,329
Rental income	$20,212,879	$19,531,846

Rental income for each of the fiscal years 2021 and 2020 is as follows:

	Years Ended July 31,
	2021	2020
Minimum rentals
Company owned property	$11,798,456	$10,940,491
Leased property	6,557,469	6,451,907
	18,355,925	17,392,398
Contingent rentals
Company owned property	1,237,614	1,454,827
Leased property	619,340	684,621
	1,856,954	2,139,448
Total	$20,212,879	$19,531,846

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Year Ended July 31,	Property	Property	Total
2022	$11,118,307	$4,934,146	$16,052,453
2023	9,790,555	3,252,460	13,043,015
2024	7,779,932	2,968,843	10,748,775
2025	7,411,636	2,583,441	9,995,077
2026	6,562,590	2,448,958	9,011,548
After 2026	33,453,204	7,336,769	40,789,973
Total	$76,116,224	$23,524,617	$99,640,841

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

Effective April 1, 2020, four of the Company’s property leases were extended. The effect of these lease extensions on the measurement of operating lease right-of-use assets, liabilities and rent expense follows:

	Operating	Operating	Monthly
	Lease Right-	Lease	Rent
	of-Use-Asset	Liability	Expense
Upon initial adoption, August 1, 2019	$27,104,937	$17,863,507	$249,955
After various lease extensions through April 30, 2020	$37,698,819	$29,326,365	$277,570

Operating lease costs for leased real property was exceeded by sublease rental income from the Company’s real estate operations as follows:

	Years Ended July 31,
	2021	2020
Sublease income	$7,176,809	$7,136,528
Operating lease cost	(4,767,660)	(4,517,273)
Excess of sublease income over lease cost	$2,409,149	$2,619,255

As of July 31, 2021, our operating leases had a weighted average remaining lease term of 17.37 years and a weighted average discount rate of 2.87%.

	Years Ended July 31,
	2021	2020
Other information:
Operating cash flows from operating leases	$2,024,246	$1,931,545

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of July 31, 2021:

Operating
Year ended July 31	Leases
2022	$2,116,363
2023	2,132,944
2024	2,150,128
2025	2,167,284
2026	2,223,672
Thereafter	25,327,631
Total undiscounted cash flows	36,118,022
Less: present value discount	(8,277,092)
Total Lease Liabilities	$27,840,930

6. INCOME TAX:

Income taxes provided for the years ended July 31, 2021 and 2020 consist of the following:

	2021	2020
Current:
Federal	$—	$—
Deferred taxes (benefit):
Federal	(108,000)	(247,000)
State	(51,000)	(108,000)
Income tax provision (benefit)	$(159,000)	$(355,000)

Taxes provided for the years ended July 31, 2021 and 2020 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2021	2020
Income (loss) before income taxes	$239,032	(1,261,005)
Paycheck Protection Program Loan Forgiveness	(722,726)	—
Other-net	(21,690)	(16,158)
Adjusted pre-tax income (loss)	$(505,384)	$(1,277,163)
Statutory rate	21.00%	21.00%
Income tax provision (benefit) at statutory rate	$(106,131)	$(268,204)
State deferred income taxes (benefit)	(51,000)	(108,000)
Other-net	(1,869)	21,204
Income tax provision (benefit)	$(159,000)	$(355,000)

The Company has a federal net operating loss carryforward approximating $10,341,000 and $8,404,000 as of July 31, 2021 and July 31, 2020, respectively, available to offset future taxable income. As of July 31, 2021 and 2020, the Company had unused state and city net operating loss carryforwards of approximately $12,293,000 and $10,526,000, for state, respectively, and $8,274,000 for city, available to offset future taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

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

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2021, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2021 and 2020 are a result of temporary differences related to the items described as follows:

	2021		2020
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$148,033	$—	$175,145	$—
Anticipated PPP loan expenses to be forgiven	—	—	199,390	—
Operating lease liabilities	7,680,923	—	8,013,099	—
Federal net operating loss carryforward	2,171,510	—	1,764,769	—
State net operating loss carryforward	809,951	—	693,541	—
Unbilled receivables	—	569,029	—	412,343
Property and equipment	—	4,963,194	—	4,671,246
Unrealized gain on marketable securities	—	430,455	—	307,375
Operating lease right-of-use assets	—	9,536,322	—	10,229,036
Other	106,583	—	33,056	—
	$10,917,000	$15,499,000	$10,879,000	$15,620,000
Net deferred tax liability		$4,582,000		$4,741,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2021.

Components of the deferred tax provision (benefit) for the years ended July 31, 2021 and 2020 consist of the following:

	2021	2020
Book depreciation exceeding (less than) tax depreciation	$291,723	$(1,691,703)
Increase in reserve for bad debts	(65,109)	(17,220)
Lease expense per book in excess of cash paid	(360,537)	2,477,725
Federal net operating loss carryforward	(406,742)	(924,647)
State net operating loss carryforward	(116,410)	(22,687)
Decrease of rental income received in advance	27,111	39,637
Anticipated PPP loan expenses to be forgiven	199,390	(199,390)
Increase (decrease) in unbilled receivables	156,686	(47,962)
Other	114,888	31,247
	$(159,000)	$(355,000)

7. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $441,512 and $424,401 as contributions to the Plan for fiscal years 2021 and 2020, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2021 and 2020 were $64,771 and $59,434, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plans. The Company also contributes to union sponsored health benefit plans.

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

Information for contributing employer’s participation in the multi-employer plan:

United Food and Commercial Workers
Legal name of Plan:	Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2019
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2019
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year ended December 31, 2019:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2022

For the plan years 2019-2022, under the pension fund’s rehabilitation plan, the Company agreed to pay a minimum contribution rate equal to 9.1% of the prior year total contribution rate. The Company has 29 employees and has a contract, expiring November 30, 2022, with a union covering rates of pay, hours of employment and other conditions of employment for approximately 21% of its employees. The Company considers that its labor relations with its employees and union are good.

8. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statement of cash flows:

	July 31
	2021	2020
Cash and cash equivalents	$1,552,389	$3,260,135
Restricted cash, tenant security deposits	783,470	794,151
Restricted cash, escrow	71,720	321,675
Restricted cash, other	27,140	27,840
	$2,434,719	$4,403,801

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, amounts set aside in accordance with certain loan agreements, and security deposits with landlords and utility companies.

Supplemental disclosure:

	July 31,
	2021	2020
Cash Flow Information
Interest paid, net of capitalized interest of $115,415 (2021), and $112,074 (2020)	$272,070	$153,107
Income tax (refunded)	(23,040)	(23,041)

Non-cash information
Recognition of operating lease right-of-use assets	$—	$39,464,411
Recognition of operating lease liabilities	—	30,222,981
Mortgage refinance	—	5,255,920

9. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS:

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

	July 31, 2021		July 31, 2020
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Cash and cash equivalents	$1,552,389	$1,552,389	$3,260,135	$3,260,135
Marketable securities	$3,901,093	$3,901,093	$3,744,905	$3,744,905
Restricted cash	$882,330	$882,330	$1,143,666	$1,143,666
Mortgages and note payable	$7,649,632	$8,088,201	$9,519,658	$9,915,121

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

As of July 31, 2021, five tenants accounted for approximately 65.70% and in 2020, four tenants accounted for approximately 54.97% of receivables, respectively. During the year ended July 31, 2021, two tenants accounted for 29.91% and in 2020, three tenants accounted for 43.65% of total rental revenue, respectively.

10. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2021 and 2020 consist of the following:

	July 31, 2021		July 31, 2020
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$5,266,672	$1,579,460	$4,204,638	$1,281,010
Professional fees for leasing	127,810	75,779	151,704	88,684
Total	$5,394,482	$1,655,239	$4,356,342	$1,369,694

The aggregate amortization expense for the periods ended July 31, 2021 and July 31, 2020 were $385,967, and $297,887, respectively.

The weighted average life of current year additions to deferred charges was fourteen years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Year Ended July 31	Amortization
2022	$427,013
2023	$425,017
2024	$394,396
2025	$352,943
2026	$333,292

11. RELATED PARTY TRANSACTIONS:

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

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2021	2020	2021	2020
Jamaica Avenue at 169th Street	$624,994	$624,994	$1,517,437	$1,582,344
504-506 Fulton Street	362,256	362,256	350,438	350,437
Total	$987,250	$987,250	$1,867,875	$1,932,781

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2021	2020	2021	2020	Expiration Date
Jamaica Avenue at 169th Street	$12,842,642	$13,190,809	$4,959,450	$5,084,505	May 31, 2030
504-506 Fulton Street	2,831,134	2,890,056	2,946,306	3,008,181	April 30, 2031
Total	$15,673,776	$16,080,865	$7,905,756	$8,092,686

Upon termination of the Jamaica, New York lease in 2030, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

12. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2021 and at July 31, 2020.

13. CONTINGENCIES:

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

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2021

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried At Close of Period						Life on Which Depreciation in Latest Income Statement is Computed
Description	Encumbrances	Land	Building & Improvements	Improvements	Carried Cost	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired
Office and Rental Buildings
Brooklyn, New York
Fulton Street at Bond Street	$3,817,450	$3,901,349	$7,403,468	$24,346,123	$—	$3,901,349	$31,749,591	$35,650,940	$14,787,673	Various	Various	(1)(2)
Jamaica, New York Jamaica
Avenue at 169th Street	—	—	—	474,359	—	—	474,359	474,359	82,307	1959	1959	(3)
Fishkill, New York Route 9 at
Interstate Highway 84	3,832,182	594,723	7,212,116	14,609,761	—	594,723	21,821,877	22,416,600	9,750,935	10/74	11/72	(1)
Brooklyn, New York Jowein
Building Fulton Street and
Elm Place	—	1,324,957	728,327	17,179,497	—	1,324,957	17,907,824	19,232,781	6,786,738	1915	1950	(1)(2)
Levittown, New York
Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio Tarlton Road	—	120,849	4,388,456	86,520	—	120,849	4,474,976	4,595,825	3,140,543	9/92	12/92	(1)
Total(A)	$7,649,632	$6,067,805	$19,732,367	$56,696,260	$—	$6,067,805	$76,428,627	$82,496,432	$34,548,196

(1)	Building and improvements	18–40 years
(2)	Improvements to leased property	3–40 years
(3)	The initial recording of operating lease right-of-use assets of $27.1 million includes adjustments of approximately $10.2 million primarily relating to building and improvements, net of accumulated depreciation, required pursuant to a ground lease with an affiliate, principally owned by a director of the Company (“landlord”). Upon lease termination in 2030, the building and all improvements will be turned over to the landlord as property owner (See Notes 1 and 11 to the Accompanying Consolidated Financial Statements). Leasehold improvements are amortized over the life of the lease.
(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $363,428 and Accumulated Depreciation thereon of $245,262 at July 31, 2021.

	Year Ended July 31,
	2021	2020
Investment in Real Estate
Balance at Beginning of Year	$80,286,244	$96,333,110
Improvements	2,210,188	5,840,914
Retirements	—	(21,887,780)
Balance at End of Year	$82,496,432	$80,286,244
Accumulated Depreciation
Balance at Beginning of Year	$32,805,218	$43,310,270
Additions Charged to Costs and Expenses	1,742,978	1,626,230
Retirements	—	(12,131,282)
Balance at End of Year	$34,548,196	$32,805,218

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

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and Subsidiaries (the “Company”) as of July 31, 2021 and 2020 and the related consolidated statements of operations, changes in shareholders equity and cash flows for the years ended July 31, 2021 and 2020, and the related notes and financial statement schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years ended July 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which it relates.

Impairment

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company reviews its real estate investments for potential impairment when certain events or changes in circumstances indicate the carrying amount may not be recoverable. Those events and circumstances include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. In evaluating real estate investments for indicators of impairment, management considers undiscounted future cash flows, including the residual value of the real estate, with the carrying amount of the individual asset. Considering estimated future cash flows requires management to make assumptions about the probabilities of various outcomes relating to market conditions, estimated holding periods, capitalization rates, and potential proceeds if a property was sold. We identified the evaluation of impairment of real estate investments as a critical audit matter.

The principal consideration for our determination that the evaluation of impairment was a critical audit matter was a higher risk of estimation uncertainty due to sensitivity of management judgments not only regarding indicators of impairment but also regarding estimates and assumptions utilized in considering cash flows for cost recoverability and making fair value measurements.

How the Critical Audit Matter was addressed in Our Audit

Our audit procedures related to the evaluation of impairment included the following, among others. We tested the design and operating effectiveness of relevant controls over the evaluation of potential real estate investment impairments, such as controls over the Company’s monitoring of the real estate investment portfolio, controls over the Company’s consideration of future cash flows, and controls over the Company’s estimates of fair value. In consideration of impairment indicator criteria established in management’s accounting policies over impairment, we evaluated the completeness of the population of properties requiring further analysis. We examined and evaluated the Company’s undiscounted cash flows and estimates of fair value over properties identified for potential impairment. We evaluated the reasonableness of the methods and significant assumptions used, including probabilities of outcomes, holding periods, capitalization rates, and potential proceeds if a property was sold. We evaluated these items in comparison with historical performance of the impacted properties and with comparable observable market data. Our assessment included evaluation of these assumptions, and we considered whether such assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2020.

Hackensack, NJ
October 21, 2021

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

THE IMPACT OF COVID-19 ON OUR RESULTS AND OPERATIONS

In late 2019, an outbreak of COVID-19 emerged and by March 11, 2020 was declared a global pandemic by The World Health Organization. Throughout the United States and locally, governments and municipalities instituted measures in an effort to control the spread of COVID-19, including quarantines, shelter-in-place orders, school closings, travel restrictions and the closure of non-essential businesses. By the end of March 2020, the economic impacts became significant for the remainder of the year ended July 31, 2020.

Beginning March 2020 and continuing through July 2021, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from government mandated business disruptions and shelter -in- place orders. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable. In limited circumstances, we have agreed to rent abatements and deferrals for certain tenants. We also continue to experience volatility in the valuation of our equity investments through July 31, 2021.

Looking ahead, the full impact of COVID-19 on our business is unknown and highly unpredictable. Our past results may not be indicative of our future performance and historical trends in revenues, income from operations, net income, earnings per share, cash provided by operating activities, among others, may differ materially. For example, to the extent the pandemic continues to disrupt economic activity nationally and in New York, NY, like other businesses, it could adversely affect our business operations and financial results through prolonged decreases in revenue, credit deterioration of our tenants, depressed economic activity, or declines in capital markets. In addition, many of our expenses are less variable in nature and may not correlate to changes in revenues. The extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; distribution of vaccines; and the macroeconomic impact of government measures to contain the spread of the virus and related government stimulus measures.

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

Property and equipment

Property and equipment are stated at cost and depreciated over the shorter of the asset’s useful life or the life of the lease. Capital improvements no longer in use are written off. Management reviews the value of the properties for significant decreases in valuation. If any significant decreases in valuation are noted, the adjustment is recorded in the financial statements.

Deferred charges

Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 4 to 21 years, using the straight-line method. If a lease is terminated early, such costs are expensed.

Leases - Lessor Revenue Recognition

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

Taxes

Our income tax accrual takes into effect taxes that are currently payable, based on our income tax returns filed, and taxes that will be payable in the future based on income earned in the current year that is not taxable until future events occur offset by expenses incurred in the current year that are not deductible until future events occur. Tax audits increase or decrease the amounts currently payable based on the results of the audits. The tax provision is an estimate and can change at any time due to changes in tax laws and tax rates.

FISCAL 2021 COMPARED TO FISCAL 2020

Net income for the year ended July 31, 2021 amounted to $398,032 or $.20 per share, compared to net loss for the year ended July 31, 2020 of $(906,005), or $(.45) per share.

Revenues in the current year increased to $20,212,879 from $19,531,846 in the comparable 2020 year primarily due to rent from two new tenants, increased rent from existing tenants, partially offset by a decrease in rent from an existing tenant that surrendered part of their space.

Real estate operating expenses in the current year increased to $14,306,967 from $14,024,623 in the comparable 2020 year primarily due to:

1)	Increases in real estate taxes,

2)	Increases in rent expense due to the recording of the building right-of-use asset (see notes 1 and 7),

3)	Increases in leasing commissions expense, and

4)	Partially offset by decreases in maintenance costs, and licenses and permits.

Administrative and general expenses in the current year decreased to $4,958,227 from $5,085,360 in the comparable 2020 year primarily due to a decrease in legal and professional costs, partially offset by an increase in medical costs.

Depreciation expense in the current year increased to $1,785,468 from $1,661,280 in the comparable 2020 year primarily due to additional depreciation from prior year improvements for both the Jamaica and Fishkill New York buildings.

The increase in other income was primarily due to extinguishment of debt income in the amount of $722,726 combined with a change in the fair value of marketable securities. Investment income exceeded interest expense in the current year by $354,169 and interest expense exceeded investment income by $(21,588) in the comparable 2020 year.

LIQUIDITY AND CAPITAL RESOURCES

The impact of COVID-19 and the related reductions in economic activity from business disruptions continues as of July 31, 2021. The Company had bad debt expense of $236,000 from August 1, 2020 to July 31 2021. We continue to experience volatility in the valuation of our equity investments through July 31, 2021. To the extent the COVID-19 pandemic continues to disrupt economic activity nationally and in New York, NY, the impact may include increased bad debt expense, lower rental income and occupancy levels at our properties which may result in less cash provided by operating activities. Many of our expenses are less variable in nature and may not correlate to changes in revenues.

In July 2019, the Company leased 47,000 square feet to a community college at its Fishkill, New York building for a term of fifteen years with two five-year option periods. The tenant took occupancy in June 2020 and commenced payment of rent in September 2020 and brokerage commissions were $448,939. Company renovations at its Fishkill, New York building aggregated $1,194,351 and $5,382,193 for the years ended July 31, 2021 and 2020, respectively, primarily related to tenant improvements for space leased to a community college, new elevators, lobbies, and a façade.

In August 2020, a retail tenant who occupies 1,810 square feet at the Company’s Nine Bond Street Brooklyn, New York building extended their lease until August 31, 2025.

In November 2020, the Company leased 5,300 square feet to a retail tenant at its Nine Bond Street Brooklyn, New York building. The tenant took occupancy in November 2020 and rental payments commenced in January 2021.

In November 2020, the Company leased 23,000 square feet to an office tenant at its Jowein building in Brooklyn, New York. The cost of renovations for this tenant will be approximately $500,000 and brokerage commissions will be $979,000. Occupancy and rental payments are anticipated in December 2021.

In November 2020, the Company leased 5,500 square feet to a retail tenant at its Jowein building in Brooklyn, New York. Occupancy and rental payments began in July 2021.

In December 2020, a tenant, who occupies 84,000 square feet of warehouse space at the Company’s Circleville, Ohio building, extended their lease for an additional three years to expire October 31, 2024.

In April 2021, the Company leased 1,600 square feet to a retail tenant at its Nine Bond Street Brooklyn, New York building. Rent will commence in November 2021.

In July 2021, the Company leased 2,270 square feet to an office tenant at its Nine Bond Street Brooklyn, New York building. Rent will commence in September 2021. To accommodate this tenant, an existing tenant surrendered 440 square feet.

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2021 and 2020:

	2021	2020
Net cash provided by operating activities	$1,068,430	$1,570,539
Net cash (used) by investing activities	(1,890,212)	(6,462,000)
Net cash provided (used) by financing activities	(1,147,300)	4,031,538

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Expenses: The Company had an additional $1,138,562 for brokerage commissions incurred from two new tenants at the Company’s Brooklyn, New York buildings, and two existing tenants at the Company’s Massapequa, New York and Circleville, Ohio buildings.

Accounts Payable and Accrued Expenses: The Company had a balance due on July 31, 2021 for brokerage commissions of $1,479,279.

Beginning in March 2020 and continuing through July 2020, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from government mandated business disruptions and shelter -in-place orders. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable.

From August 2020 through July 2021, the Company had bad debt expense of $236,000. We continue to experience volatility in the valuation of our equity investments through July 31, 2021. To the extent the COVID-19 pandemic continues to disrupt economic activity nationally and in New York, NY, the impact may include increased bad debt expense, lower rental income and occupancy levels at our properties which may result in less cash provided by operating activities. Many of our expenses are less variable in nature and may not correlate to changes in revenues.

On May 26, 2021, the Small Business Administration (“SBA”) authorized full forgiveness of the Company’s Paycheck Protection Program (“PPP”) loan in the amount of $722,726, plus accrued interest. Such proceeds were recorded as a full reduction of the note payable, extinguishment of debt income and included in operating activities on the statement of cash flows in the year ending July 31, 2021.

CASH FLOWS FROM INVESTING ACTIVITIES:

Stairwell and sidewalk upgrades at the Company’s Jamaica, New York building aggregated $241,241 for the year ended July 31, 2021.

The Company had expenditures for renovations of $351,810 for a second lobby at its Fishkill, New York building. The total cost was $842,767 and was completed in October 2020. The Company also had expenditures at its Fishkill, New York building of $812,536 for facade work and $30,005 for various other projects for the year ended July 31, 2021.

At its Jowein building in Brooklyn, New York, the Company had expenditures in the amount of $147,945 for roof work. The Company also had expenditures for renovations for a new tenant in the amount of $495,452. The total cost is estimated to be $500,000 and is anticipated to be completed in October 2021. The Company also had expenditures in the amount of $30,470 for various other improvements for the year ended July 31, 2021.

CASH FLOWS FROM FINANCING ACTIVITIES:

In April 2020, the Company obtained a $722,726 loan issued by a bank through the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). On May 26, 2021, the SBA authorized full forgiveness of the Company’s PPP loan in the amount of $722,726, plus accrued interest. Such proceeds were recorded as a full reduction of the note payable, extinguishment of debt income and included in operating activities on the statement of cash flows in the year ending July 31, 2021.

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

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments Year Ended July 31		Rent Expense Year Ended July 31
Property	2021	2020	2021	2020
Jamaica Avenue at 169th Street	$624,994	$624,994	$1,517,437	$1,582,344
504-506 Fulton Street	362,256	362,256	350,438	350,437
Total	$987,250	$987,250	$1,867,875	$1,932,781

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets July 31		Liabilities July 31
Property	2021	2020	2021	2020	Expiration Date
Jamaica Avenue at 169th Street	$12,842,642	$13,190,809	$4,959,450	$5,084,505	May 31, 2030
504-506 Fulton Street	2,831,134	2,890,056	2,946,306	3,008,181	April 30, 2031
Total	$15,673,776	$16,080,865	$7,905,756	$8,092,686

Upon termination of the Jamaica, New York lease in 2030, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2021 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2021, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

On October 15, 2021, the Company had approximately 800 shareholders of record.

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

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2021 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443