Form 10-K, Exhibit 13
period 2022-07-31
MAYS J W INC
filed 2022-10-20
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2022

Year Ended July 31, 2022

J.W. MAYS, INC.

Executive Offices
9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel
Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm
Prager Metis CPAs, LLC
401 Hackensack Avenue
Hackensack, NJ, 07601

Annual Meeting
The Annual Meeting of Shareholders will be
held on Tuesday, November 22, 2022, at
10:00 A.M., Eastern Standard time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York 11201-5805.

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2022.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

Beginning March 2020 and continuing through July 2022, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from ongoing government mandated business regulations. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable. In limited circumstances, we have agreed to rent deferrals for certain tenants. We also continue to experience volatility in the valuation of our equity investments through July 31, 2022.

In fiscal 2022, our revenues from operations were $21,396,035 compared to $20,212,879 in the 2021 fiscal year. Net loss for fiscal 2022 was $(712,371), or $(.35) per share. This compares to net income of $398,032, or $.20 per share, for fiscal 2021.

Although the adverse economic effects to our Company of COVID-19 have been significant, rental income increased in fiscal 2022 from the addition of six new tenants and increased rents from existing tenants. However, this increase in revenue was offset by a $(393,763) net unrealized loss on marketable securities combined with increasing costs in 2022. In the 2021 fiscal year, other income of $1,076,815 was primarily due to extinguishment of debt income in the amount of $722,726 combined with a net unrealized gain on marketable securities of $446,126. Looking ahead, the full impact of the COVID-19 pandemic, continuing government regulation, and the post pandemic demand for office and retail space is still evolving and highly unpredictable. Post pandemic, residences and businesses are shifting from Manhattan to the outer boroughs. Brooklyn is becoming a borough of choice for many businesses and individuals.

Our long-term strategy of pursuing and entering into leases with governmental agencies, health care providers and corporate tenants, as well as a significant educational institution in our Fishkill building, and our ability to retain a significant majority of our tenants over a long period of time, continues to serve our Company well.

I still believe our Company will be able to move forward from these challenging economic times. As in past difficult times, we expect a stronger market for commercial and residential buildings, particularly in downtown Brooklyn, over the next few years. I specifically want to thank Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their continuing loyalty to our Company.

Lloyd J. Shulman
Chairman, President and Chief Executive Officer

October 20, 2022

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS
July 31, 2022 and 2021

	July 31
ASSETS	2022	2021
Property and Equipment-at cost:
Land	$6,067,805	$6,067,805
Buildings held for leasing:
Buildings, improvements and fixtures	75,794,089	74,547,096
Construction in progress	2,653,212	2,244,959
	78,447,301	76,792,055
Accumulated depreciation	(36,457,448)	(34,793,458)
Buildings - net	41,989,853	41,998,597
Property and equipment-net	48,057,658	48,066,402

Cash and cash equivalents	1,020,585	1,552,389
Restricted cash	1,049,312	882,330
Receivables, net	2,771,121	2,416,769
Marketable securities	2,761,069	3,901,093
Prepaids and other assets	2,628,570	2,384,727
Deferred charges, net	3,614,640	3,739,243
Operating lease right-of-use assets	32,108,363	34,566,169
TOTAL ASSETS	$94,011,318	$97,509,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$6,358,289	$7,518,777
Accounts payable and accrued expenses	2,321,764	2,632,905
Security deposits payable	1,051,428	834,470
Operating lease liabilities	26,600,168	27,840,930
Deferred income taxes	4,292,000	4,582,000
Total liabilities	40,623,649	43,409,082
Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Retained earnings	49,150,979	49,863,350
	54,675,521	55,387,892
Common stock held in treasury, at cost - 162,517 shares at July 31, 2022 and July 31, 2021	(1,287,852)	(1,287,852)
Total Shareholders’ Equity	53,387,669	54,100,040
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$94,011,318	$97,509,122

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,
	2022	2021
Revenues
Rental income	$21,396,035	$20,212,879
Total revenues	21,396,035	20,212,879
Expenses
Real estate operating expenses	14,662,851	14,306,967
Administrative and general expenses	5,647,733	4,958,227
Depreciation	1,742,458	1,785,468
Total expenses	22,053,042	21,050,662
Loss from operations	(657,007)	(837,783)
Other income and interest expense
Investment income	300,377	173,548
Change in fair value of marketable securities	(393,763)	446,126
Interest expense	(251,978)	(265,585)
Extinguishment of debt	—	722,726
	(345,364)	1,076,815
Income (loss) before income tax	(1,002,371)	239,032
Income tax provision (benefit)	(290,000)	(159,000)
Net income (loss)	$(712,371)	$398,032

Income (loss) per common share, basic and diluted	$(.35)	$.20
Dividends per share	$—	$—
Average common shares outstanding, basic and diluted	2,015,780	2,015,780

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

		Additional		Common
	Common	Paid In	Retained	Stock Held in
	Stock	Capital	Earnings	Treasury	Total
Balance at July 31, 2020	$2,178,297	$3,346,245	$49,465,318	$(1,287,852)	$53,702,008
Net income, year ended July 31, 2021	—	—	398,032	—	398,032
Balance at July 31, 2021	2,178,297	3,346,245	49,863,350	(1,287,852)	54,100,040
Net loss, year ended July 31, 2022	—	—	(712,371)	—	(712,371)
Balance at July 31, 2022	$2,178,297	$3,346,245	$49,150,979	$(1,287,852)	$53,387,669

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2022	2021
Cash Flows From Operating Activities:
Net income (loss)	$(712,371)	$398,032
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	352,920	236,000
Provision (Benefit) for deferred income tax	(290,000)	(159,000)
Net realized (gain) on sale of marketable securities	(131,786)	(73,783)
Net unrealized (gain) loss on marketable securities	393,763	(446,126)
Depreciation	1,742,458	1,785,468
Amortization of deferred charges	507,564	385,967
Operating lease expense in excess of cash payments	1,217,044	1,306,833
Deferred finance costs included in interest expense	38,112	38,112
Extinguishment of debt	—	(722,726)
Deferred charges	(382,961)	(1,138,562)
Changes in Operating Assets and Liabilities:
Receivables	(707,272)	(432,823)
Prepaids and other assets	(243,843)	4,855
Accounts payable and accrued expenses	(311,141)	(138,635)
Security deposits payable	216,958	24,818
Net cash provided by operating activities	1,689,445	1,068,430
Cash Flows From Investing Activities:
Acquisition of property and equipment	(1,733,714)	(2,253,933)
Marketable securities:
Receipts from sales	1,001,854	960,597
Payments for purchases	(123,807)	(596,876)
Net cash (used) in investing activities	(855,667)	(1,890,212)
Cash Flows From Financing Activities:
Payments - mortgages	(1,198,600)	(1,147,300)
Net cash (used) by financing activities	(1,198,600)	(1,147,300)
Net decrease in cash, cash equivalents and restricted cash	(364,822)	(1,969,082)
Cash, cash equivalents and restricted cash at beginning of year	2,434,719	4,403,801
Cash, cash equivalents and restricted cash at end of year	$2,069,897	$2,434,719

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

The Impact of COVID-19 on Our Results and Operations

Beginning March 2020 and continuing through July 2022, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from ongoing government mandated business regulations. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable. In limited circumstances, we have agreed to rent deferrals for certain tenants. We also continue to experience volatility in the valuation of our equity investments through July 31, 2022.

Looking ahead, the full impact of COVID-19 and continuing government regulation on our business is unknown and highly unpredictable. Our past results may not be indicative of our future performance and historical trends in revenues, income from operations, net income, earnings per share, cash provided by operating activities, among others, may differ materially. For example, to the extent the post pandemic effects continue to disrupt economic activity nationally and in New York, NY, like other businesses, it could adversely affect our business operations and financial results through prolonged decreases in revenue, credit deterioration of our tenants, depressed economic activity, or declines in capital markets. In addition, many of our expenses are less variable in nature and may not correlate to changes in revenues. The extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; distribution of vaccines; and the macroeconomic impact of government measures to contain the spread of the virus and related government regulations.

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

As of July 31, 2022, the impact of COVID-19 continues to evolve. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As additional information becomes available, our estimates may change materially in future periods.

Restricted Cash

Restricted cash primarily consists of cash held in bank accounts for tenant security deposits and other amounts required under certain loan agreements.

Marketable Securities

The Company’s marketable securities consist of investments in equity securities. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The changes in the fair value of these securities are recognized in current period earnings in accordance with Accounting Standards Codification (“ASC”) 825.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2022 and 2021.

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

	Fair value measurements at reporting date
Description	July 31, 2022	Level 1	Level 2	Level 3	July 31, 2021	Level 1	Level 2	Level 3
Assets:
Marketable securities	$2,761,069	$2,761,069	$–	$–	$3,901,093	$3,901,093	$–	$–

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

Primarily because of the ongoing effects of COVID-19, the Company recorded an allowance for uncollectible receivables as of July 31, 2022 and 2021 in the amount of $393,000 and $318,000, respectively, as an offset to receivables.

Activity in the allowance for uncollectible receivables for each period follows:

	Allowance for
	Uncollectible
	Accounts Receivable		Bad Debt Expense
	Period Ended July 31		Period Ended July 31
	2022	2021	2022	2021
Beginning balance	$318,000	$82,000	$–	$–
Charge-offs	–	–	277,920	–
Reserve adjustments	75,000	236,000	75,000	236,000
Ending Balance	$393,000	$318,000	$352,920	$236,000

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

Impairment

The Company reviews property and equipment and related lease intangibles for possible impairment when certain events or changes in circumstances indicate the carrying amount of the asset may not be recoverable though operations plus estimated disposition proceeds. Events or changes in circumstances that may occur include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. Impairments are measured to the extent the current book value exceeds the estimated fair value of the asset less disposition costs for any assets classified as held for sale. As of July 31, 2022 and 2021, the Company has determined there was no impairment of its property and equipment.

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

In April 2020, the Financial Accounting Standards Board issued a Staff Q&A on accounting for leases during the COVID-19 pandemic, focused on the application of lease guidance in ASC Topic 842, Leases (“ASC 842”). The Q&A states that it would be acceptable to make a policy election regarding rent concessions resulting from COVID-19, which would not require entities to account for these rent concessions as lease modifications under certain conditions. Entities making the election will continue to recognize rental revenue on a straight-line basis for qualifying concessions. Rent deferrals would result in an increase to accounts receivable during the deferral period with no impact on rental revenue recognition. The Company elected this policy during the year ended July 31, 2020. Rent deferrals included in receivables were $250,000 and $245,000 as of July 31, 2022 and 2021, respectively.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2022 and 2021.

2. MARKETABLE SECURITIES:

As of July 31, 2022 and 2021, the Company’s marketable securities were classified as follows:

	July 31, 2022				July 31, 2021
		Gross	Gross			Gross	Gross
		Unrealized	Unrealized	Fair		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Available-for-sale:
Mutual funds	$528,976	$269,400	$—	$798,376	$984,869	$619,972	$—	$1,604,841
Corporate equity
securities	1,065,593	897,100	—	1,962,693	1,355,961	940,291	—	2,296,252
	$1,594,569	$1,166,500	$—	$2,761,069	$2,340,830	$1,560,263	$—	$3,901,093

Investment income for the years ended July 31, 2022 and 2021 consists of the following:

	2022	2021
Interest income	$222	$850
Dividend income	168,369	98,915
Gain on sale of marketable securities	131,786	73,783
Total	$300,377	$173,548

3. LONG-TERM DEBT—MORTGAGES:

			Years Ended July 31,
	Current
	Annual	Final
	Interest	Payment
	Rate	Date	2022	2021
Mortgage:
Bond St. land and building, Brooklyn, NY (1)	4.375%	12/1/2024	$2,759,236	$3,817,450
Fishkill land and building (2)	3.980%	4/1/2025	3,691,796	3,832,182
Deferred financing costs			(92,743)	(130,855)
Total			$6,358,289	$7,518,777
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

Maturities of long-term mortgages outstanding at July 31, 2022 are as follows:

Year Ended July 31:	Amount
2023	$1,252,197
2024	1,308,071
2025	3,890,764
Subtotal	6,451,032
Deferred financing costs	(92,743)
Total	$6,358,289

The carrying value of the property collateralizing the above debt is $33,950,082 at July 31, 2022.

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

The following table disaggregates the Company’s revenues by lease and non-lease components:

	Years Ended July 31,
	2022	2021
Base rent - fixed	$19,534,802	$18,355,925
Reimbursements of common area costs (cam)	839,950	751,618
Non-lease components (real estate taxes)	1,021,283	1,105,336
Rental income	$21,396,035	$20,212,879

	Years Ended July 31,
	2022	2021
Base rent - fixed
Company owned property	$12,893,208	$11,798,456
Leased property	6,641,594	6,557,469
	19,534,802	18,355,925
Reimbursements of common area costs &
Non-lease components (real estate taxes)
Company owned property	1,234,537	1,237,614
Leased property	626,696	619,340
	1,861,233	1,856,954
Total	$21,396,035	$20,212,879

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

	Company
	Owned	Leased
Year Ended July 31,	Property	Property	Total
2023	$11,302,148	$4,196,714	$15,498,862
2024	8,329,055	3,072,220	11,401,275
2025	7,979,794	2,689,008	10,668,802
2026	7,130,748	2,554,525	9,685,273
2027	6,419,818	2,411,741	8,831,559
After 2027	31,768,645	5,456,013	37,224,658
Total	$72,930,208	$20,380,221	$93,310,429

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

In July 2022, the Company entered into lease agreements with its landlord for two of its properties as follows:

(1)

Jamaica Avenue at 169th Street, Jamaica, New York - Giving the Company four five-year option periods to extend its lease beyond the current expiration date of May 31, 2030 for a total of twenty years through May 31, 2050. As of July 31, 2022, it is not reasonably certain such options to extend the lease will be exercised by the Company.

(2)

504-506 Fulton Street, Brooklyn, New York – Modification of the lease agreement to increase monthly lease payments from $30,188 per month to $34,716 per month commencing on May 1, 2026 through April 30, 2031.

The landlord is Weinstein Enterprises, Inc., an affiliated company principally owned by the Chairman of the Board of Directors who also principally owns the Company.

The effect of the lease modification for 504-506 Fulton Street, Brooklyn, NY on the measurement of operating lease right-of-use assets, liabilities and rent expense follows:

	Operating	Operating	Monthly
	Lease Right-	Lease	Rent
	of-Use-Asset	Liability	Expense
Increase resulting from July 2022 lease modification	$94,412	$94,412	$2,563

Operating lease costs for leased real property was exceeded by sublease rental income from the Company’s real estate operations as follows:

	Years Ended July 31,
	2022	2021
Sublease income	$7,268,290	$7,176,809
Operating lease cost	(3,333,406)	(3,330,843)
Excess of sublease income over lease cost	$3,934,884	$3,845,966

As of July 31, 2022, our operating leases had a weighted average remaining lease term of 16.68 years and a weighted average discount rate of 2.96%.

	Years Ended July 31,
	2022	2021
Other information:
Operating cash flows from operating leases	$2,116,363	$2,024,246

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of July 31, 2022:

Operating
Year ended July 31	Leases
2023	$2,132,945
2024	2,150,129
2025	2,167,284
2026	2,237,257
2027	2,328,731
Thereafter	23,257,001
Total undiscounted cash flows	34,273,347
Less: present value discount	(7,673,179)
Total Lease Liabilities	$26,600,168

6. INCOME TAX:

Income taxes provided for the years ended July 31, 2022 and 2021 consist of the following:

	2022	2021
Current:
Federal	$—	$—
Deferred taxes (benefit):
Federal	(220,000)	(108,000)
State	(70,000)	(51,000)
Income tax provision (benefit)	$(290,000)	$(159,000)

Taxes provided for the years ended July 31, 2022 and 2021 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2022	2021
Income (loss) before income taxes	$(1,002,371)	$239,032
Paycheck Protection Program Loan Forgiveness	—	(722,726)
Other-net	(48,211)	(21,690)
Adjusted pre-tax income (loss)	$(1,050,582)	$(505,384)
Statutory rate	21.00%	21.00%
Income tax provision (benefit) at statutory rate	$(220,622)	$(106,131)
State deferred income taxes (benefit)	(70,000)	(51,000)
Other-net	622	(1,869)
Income tax provision (benefit)	$(290,000)	$(159,000)

The Company has a federal net operating loss carryforward approximating $10,093,000 and $10,341,000 as of July 31, 2022 and July 31, 2021, respectively, available to offset future taxable income. As of July 31, 2022 and 2021, the Company had unused state and city net operating loss carryforwards of approximately $12,308,000 and $12,293,000, for state, respectively, and $8,274,000 for city, available to offset future taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

New York State and New York City taxes are calculated using the higher of taxes based on income or the respective capital-based franchise taxes. Beginning with the Company’s tax year ended July 31, 2025, changes in the law required the state capital-based tax will be phased out. New York City taxes will be based on capital for the foreseeable future. Capital-based franchise taxes are recorded to administrative and general expense. State tax amounts in excess of the capital-based franchise taxes are recorded to income tax expenses. Due to both the application of the capital-based tax and due to the possible absence of city taxable income, the Company does not record city deferred taxes.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2022, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2022 and 2021 are a result of temporary differences related to the items described as follows:

	2022		2021
	Deferred	Deferred	Deferred	Deferred
	Tax Assets	Tax Liabilities	Tax Assets	Tax Liabilities
Rental income received in advance	$164,992	$—	$148,033	$—
Operating lease liabilities	7,338,986	—	7,680,923	—
Federal net operating loss carryforward	2,119,555	—	2,171,510	—
State net operating loss carryforward	811,117	—	809,951	—
Unbilled receivables	—	623,249	—	569,029
Property and equipment	—	5,052,217	—	4,963,194
Unrealized gain on marketable securities	—	321,837	—	430,455
Operating lease right-of-use assets	—	8,858,697	—	9,536,322
Other	129,350	—	106,583	—
	$10,564,000	$14,856,000	$10,917,000	$15,499,000
Net deferred tax liability		$4,292,000		$4,582,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2022.

Components of the deferred tax provision (benefit) for the years ended July 31, 2022 and 2021 consist of the following:

	2022	2021
Book depreciation exceeding tax depreciation	$88,196	$291,723
Reserve for bad debts	(20,697)	(65,109)
Lease expense per book in excess of cash paid	(335,688)	(360,537)
Federal net operating loss carryforward	51,956	(406,742)
State net operating loss carryforward	(1,166)	(116,410)
Rental income received in advance	(16,958)	27,111
Anticipated PPP loan expenses to be forgiven	—	199,390
Unbilled receivables	54,220	156,686
Other	(109,863)	114,888
	$(290,000)	$(159,000)

7. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $469,202 and $441,512 as contributions to the Plan for fiscal years 2022 and 2021, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2022 and 2021 were $94,857 and $64,771, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plan. The Company also contributes to a union sponsored health benefit plan.

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

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan:	United Food and Commercial Workers
Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2020
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2020
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan
contributions for year ended December 31, 2020:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2022

For the plan years 2019 through November 30, 2021, under the pension fund’s rehabilitation plan, the Company agreed to pay a minimum contribution rate equal to a 9% increase over the prior year total contribution rate. Effective December 1, 2021 through the contract expiration date of November 30, 2022, the Company’s contribution rate is 19.66% of each covered employee’s pay. The contract with a union covers rates of pay, hours of employment and other conditions of employment for approximately 27% of the Company’s 31 employees. The Company considers that its labor relations with its employees and union are good.

8. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statement of cash flows:

	July 31
	2022	2021
Cash and cash equivalents	$1,020,585	$1,552,389
Restricted cash, tenant security deposits	950,430	783,470
Restricted cash, escrow	71,742	71,720
Restricted cash, other	27,140	27,140
	$2,069,897	$2,434,719

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, amounts set aside in accordance with certain loan agreements, and security deposits with landlords and utility companies.

Supplemental disclosure:

	July 31,
	2022	2021
Cash Flow Information
Interest paid, net of capitalized interest of $76,642 (2022),
and $115,415 (2021)	$256,431	$272,070
Income tax (refunded)	—	(23,040)

Non-cash information
Recognition of operating lease right-of-use assets	$94,412	$—
Recognition of operating lease liabilities	94,412	—

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

	July 31, 2022		July 31, 2021
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Cash and cash equivalents	$1,020,585	$1,020,585	$1,552,389	$1,552,389
Restricted cash	$1,049,312	$1,049,312	$882,330	$882,330
Marketable securities	$2,761,069	$2,761,069	$3,901,093	$3,901,093
Security deposit payable	$1,051,428	$1,051,428	$834,470	$834,470
Mortgages payable	$6,451,032	$6,097,808	$7,649,632	$8,088,201

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

As of July 31, 2022, five tenants accounted for approximately 68.90% and in 2021, five tenants accounted for approximately 65.70% of receivables. During the year ended July 31, 2022, two tenants accounted for 31.12% and in 2021, two tenants accounted for 29.91% of total rental revenue.

10. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2022 and 2021 consist of the following:

	July 31, 2022		July 31, 2021
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Leasing brokerage commissions	$5,649,633	$2,077,445	$5,266,672	$1,579,460
Professional fees for leasing	127,810	85,358	127,810	75,779
Total	$5,777,443	$2,162,803	$5,394,482	$1,655,239

The aggregate amortization expense for the periods ended July 31, 2022 and July 31, 2021 were $507,564, and $385,967, respectively.

The weighted average life of current year additions to deferred charges was ten years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Year Ended July 31	Amortization
2023	$447,803
2024	$421,307
2025	$380,093
2026	$357,601
2027	$323,830

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

In July 2022, the Company entered into lease agreements with Landlord as follows:

(1)	Jamaica Avenue at 169th Street, Jamaica, New York - Giving the Company four five-year option periods to extend its lease beyond the current expiration date of May 31, 2030 for a total of twenty years through May 31, 2050. As of July 31, 2022, it is not reasonably certain such options to extend the lease will be exercised by the Company.

(2)	504-506 Fulton Street, Brooklyn, New York – Modification of the lease agreement to increase monthly lease payments from $30,188 per month to $34,716 per month commencing on May 1, 2026 through April 30, 2031.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2022	2021	2022	2021
Jamaica Avenue at 169th Street	$624,994	$624,994	$1,517,437	$1,517,437
504-506 Fulton Street	362,256	362,256	353,001	350,438
Total	$987,250	$987,250	$1,870,438	$1,867,875

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2022	2021	2022	2021	Expiration Date
Jamaica Avenue at 169th Street	$11,442,093	$12,842,642	$4,451,338	$4,959,450	May 31, 2030
504-506 Fulton Street	2,683,787	2,831,134	2,789,709	2,946,306	April 30, 2031
Total	$14,125,880	$15,673,776	$7,241,047	$7,905,756

Upon termination of the Jamaica, New York lease, currently in 2030, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

12. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2022 and at July 31, 2021.

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

14. SUBSEQUENT EVENT:

Subsequent to July 31, 2022, a new tenant leased 58,832 square feet at the Company’s Fiskill, New York building for use as storage space for six months expiring February 2023. Total rent of $576,259 for the entire term of the lease was paid at the rent commencement date in August 2022. Brokerage commissions were $27,084.

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2022

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
				Cost Capitalized								Life on Which
				Subsequent to		Gross Amount at Which Carried						Depreciation
		Initial Cost to Company		Acquisition		At Close of Period						in
												Latest Income
			Building &		Carried		Building &		Accumulated	Date of	Date	Statement is
Description	Encumbrances	Land	Improvements	Improvements	Cost	Land	Improvements	Total	Depreciation	Construction	Acquired	Computed
Office and Rental Buildings
Brooklyn, New York
Fulton Street at Bond Street	$2,759,236	$3,901,349	$7,403,468	$24,591,114	$—	$3,901,349	$31,994,582	$35,895,931	$15,573,249	Various	Various	(1)(2)
Jamaica, New York Jamaica
Avenue at 169th Street	—	—	—	474,359	—	—	474,359	474,359	131,322	1959	1959	(3)
Fishkill, New York Route 9 at
Interstate Highway 84	3,691,796	594,723	7,212,116	15,909,107	—	594,723	23,121,223	23,715,946	10,088,546	10/74	11/72	(1)
Brooklyn, New York Jowein
Building Fulton Street and
Elm Place	—	1,324,957	728,327	17,278,279	—	1,324,957	18,006,606	19,331,563	7,199,108	1915	1950	(1)(2)
Levittown, New York
Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio Tarlton Road	—	120,849	4,388,456	86,520	—	120,849	4,474,976	4,595,825	3,252,417	9/92	12/92	(1)
Total(A)	$6,451,032	$6,067,805	$19,732,367	$58,339,379	$—	$6,067,805	$78,071,746	$84,139,551	$36,244,642
____________________
(1)	Building and improvements	18–40 years
(2)	Improvements to leased property	3–40 years
(3)	The initial recording of operating lease right-of-use assets of $27.1 million includes adjustments of approximately $10.2 million primarily relating to building and improvements, net of accumulated depreciation, required pursuant to a ground lease with an affiliate, principally owned by a director of the Company (“landlord”). Upon lease termination in 2030, the building and all improvements will be turned over to the landlord as property owner (See Notes 1 and 11 to the Accompanying Consolidated Financial Statements). Leasehold improvements are amortized over the life of the lease.
(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $375,555 and Accumulated Depreciation thereon of $212,806 at July 31, 2022.

	Year Ended July 31,
	2022	2021
Investment in Real Estate
Balance at Beginning of Year	$82,496,432	$80,286,244
Improvements	1,643,119	2,210,188
Retirements	—	—
Balance at End of Year	$84,139,551	$82,496,432
Accumulated Depreciation
Balance at Beginning of Year	$34,548,196	$32,805,218
Additions Charged to Costs and Expenses	1,696,446	1,742,978
Retirements	—	—
Balance at End of Year	$36,244,642	$34,548,196

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

To ensure complete independence, Prager Metis CPAs, LLC, the independent registered public accounting firm, has full and free access to meet with the Audit Committee, without management representatives present, to discuss results of the audit, the adequacy of internal controls and the quality of financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
J.W. Mays, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and Subsidiaries (the “Company”) as of July 31, 2022 and 2021 and the related consolidated statements of operations, changes in shareholders equity and cash flows for the years ended July 31, 2022 and 2021, and the related notes and financial statement schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years ended July 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

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

Impairment

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company reviews its property and equipment for potential impairment when certain events or changes in circumstances indicate the carrying amount may not be recoverable. Those events and circumstances include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. In evaluating property and equipment for indicators of impairment, management considers undiscounted future cash flows, including the residual value of the real estate, with the carrying amount of the individual asset. Considering estimated future cash flows requires management to make assumptions about the probabilities of various outcomes relating to market conditions, estimated holding periods, capitalization rates, and potential proceeds if a property was sold. We identified the evaluation of impairment of real estate investments as a critical audit matter.

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

How the Critical Audit Matter was addressed in Our Audit

Our audit procedures related to the evaluation of impairment included the following, among others. We tested the design and operating effectiveness of relevant controls over the evaluation of potential property and equipment impairments, such as controls over the Company’s monitoring of the real estate investment portfolio, controls over the Company’s consideration of future cash flows, and controls over the Company’s estimates of fair value. In consideration of impairment indicator criteria established in management’s accounting policies over impairment, we evaluated the completeness of the population of properties requiring further analysis. We examined and evaluated the Company’s undiscounted cash flows and estimates of fair value over properties identified for potential impairment. We evaluated the reasonableness of the methods and significant assumptions used, including probabilities of outcomes, holding periods, capitalization rates, and potential proceeds if a property was sold. We evaluated these items in comparison with historical performance of the impacted properties and with comparable observable market data. Our assessment included evaluation of these assumptions, and we considered whether such assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Prager Metis CPAs, LLC (PCAOB ID: Number 273)

We have served as the Company’s auditor since 2020.

Hackensack, NJ
October 20, 2022

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

THE IMPACT OF COVID-19 ON OUR RESULTS AND OPERATIONS

Beginning March 2020 and continuing through July 2022, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from ongoing government mandated business regulations. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable. In limited circumstances, we have agreed to rent deferrals for certain tenants. We also continue to experience volatility in the valuation of our equity investments through July 31, 2022.

Looking ahead, the full impact of COVID-19 on our business is unknown and highly unpredictable. Our past results may not be indicative of our future performance and historical trends in revenues, income from operations, net income, earnings per share, cash provided by operating activities, among others, may differ materially. For example, to the extent the post pandemic effects continue to disrupt economic activity nationally and in New York, NY, like other businesses, it could adversely affect our business operations and financial results through prolonged decreases in revenue, credit deterioration of our tenants, depressed economic activity, or declines in capital markets. In addition, many of our expenses are less variable in nature and may not correlate to changes in revenues. The extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; distribution of vaccines; and the macroeconomic impact of government measures to contain the spread of the virus and related government regulations.

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

As of July 31, 2022, the impact of COVID-19 and continuing government regulation on our business continues. As a result, many of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and as additional information becomes available, our estimates may change materially in future periods.

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

FISCAL 2022 COMPARED TO FISCAL 2021

Net loss for the year ended July 31, 2022 amounted to $(712,371) or $(.35) per share, compared to net income for the year ended July 31, 2021 of $398,032 or $.20 per share.

Revenues in the current year increased to $21,396,035 from $20,212,879 in the comparable 2021 year primarily due to rent from six new tenants and increased rent from existing tenants.

Real estate operating expenses in the current year increased to $14,662,851 from $14,306,967 in the comparable 2021 year primarily due to increases in amortization expense of deferred charges of brokerage fees for new tenants, maintenance, insurance and payroll costs; partially offset by decreases in real estate taxes.

Administrative and general expenses in the current year increased to $5,647,733 from $4,958,227 in the comparable 2021 year primarily due to increases in insurance, payroll costs, bad debt expense, state capital-based franchise taxes, and legal and professional costs.

Depreciation expense in the current year of $1,742,458 decreased slightly from $1,785,468 in the comparable 2021 year.

Interest expense and investment losses in the current year aggregated $(345,364) primarily due to a $(393,763) change in the fair value of marketable securities; partially offset by an increase in investment income and decrease in interest expense. The increase in other income for the year ended July 31, 2021 of $1,076,815 was primarily due to extinguishment of debt income in the amount of $722,726 combined with a change in the fair value of marketable securities of $446,126.

LIQUIDITY AND CAPITAL RESOURCES

As of July 31, 2022, the impact of COVID-19 and related government regulation on our business continues. The Company had bad debt expense of $352,920 from August 1, 2021 to July 31 2022. We continue to experience volatility in the valuation of our equity investments through July 31, 2022 resulting in an unrealized loss of $(393,763) for the year ended July 31, 2022. To the extent the post COVID-19 pandemic effects and related government regulations continue to disrupt economic activity nationally and in New York, NY, the impact may include increased bad debt expense, lower rental income and occupancy levels at our properties which may result in less cash provided by operating activities. Many of our expenses are less variable in nature and may not correlate to changes in revenues.

In November 2020, the Company leased 23,000 square feet to an office tenant at its Jowein building in Brooklyn, New York. The cost of renovations for this tenant were $501,293 and brokerage commissions were $979,000. Occupancy and rental payments commenced in January 2022.

In April 2021, the Company leased 1,600 square feet to a retail tenant at its Nine Bond Street building in Brooklyn, New York. Rent commenced in November 2021.

In July 2021, the Company leased 2,270 square feet to an office tenant at its Nine Bond Street building in Brooklyn, New York. Rent commenced in September 2021. To accommodate this tenant, an existing tenant surrendered 440 square feet.

On November 24, 2021, a tenant who occupies 5,350 square feet of retail space at the Company’s Nine Bond Street building in Brooklyn, New York exercised their option to terminate their lease effective May 31, 2022. The space was leased to a retail tenant at an increased rental in June 2022. Rent commenced in July 2022.

In January 2022, the Company leased 500 square feet to a retail tenant at its Jamaica, New York Property. Rent commenced in January 2022.

In April 2022, the Company leased 14,100 square feet to an office tenant at its Nine Bond Street building in Brooklyn, New York for a term of ten years. Rent commenced in June 2022. To accommodate this new tenant, an existing tenant who is on a month-to-month lease surrendered 10,788 square feet. The tenant surrendering space will continue to occupy 46,421 square feet at these premises on a month-to-month lease.

In July 2022, the Company entered into an agreement with its landlord its Jamaica, New York Property giving the Company four five-year option periods to extend its lease beyond the current expiration date of May 31, 2030 for a total of twenty years through May 31, 2050. The landlord is Weinstein Enterprises, Inc., an affiliated company principally owned by the Chairman of the Board of Directors who also principally owns the Company.

Subsequent to July 31, 2022, a new tenant leased 58,832 square feet at the Company’s Fishkill, New York building for use as storage space for six months expiring February 2023. Total rent of $576,259 for the entire term of the lease was paid at the rent commencement date in August 2022. Brokerage commissions were $27,084.

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2022 and 2021:

	2022	2021
Net cash provided by operating activities	$1,689,445	$1,068,430
Net cash (used) by investing activities	(855,667)	(1,890,212)
Net cash (used) by financing activities	(1,198,600)	(1,147,300)

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Expenses: The Company had an additional $382,961 for brokerage commissions incurred from two new tenants at the Company’s Brooklyn, New York building.

Accounts Payable and Accrued Expenses: The Company had a balance due on July 31, 2022 for brokerage commissions of $788,902.

Beginning March 2020 and continuing through July 2022, we experienced an increase in late payments due to the impact of COVID-19 and the related reductions in economic activity from ongoing government mandated business regulations. The effects of COVID-19 on our tenants have been reflected in our allowance for credit losses for accounts receivable. We also continue to experience volatility in the valuation of our equity investments through July 31, 2022.

From August 2021 through July 2022, the Company had bad debt expense of $352,920. To the extent the post COVID-19 pandemic effects continue to disrupt economic activity nationally and in New York, NY, the impact may include increased bad debt expense, lower rental income and occupancy levels at our properties which may result in less cash provided by operating activities. Many of our expenses are less variable in nature and may not correlate to changes in revenues.

CASH FLOWS FROM INVESTING ACTIVITIES:

During the year ended July 31, 2022, the Company had expenditures of $92,941 for steel work at its Jowein building in Brooklyn, New York. During this period, the Company also had expenditures of $244,991 for renovations at its 9 Bond Street building in Brooklyn, New York, and $1,299,345 at its Fishkill, New York building including:

1)	$241,587 to resurface the parking lot. The total cost was $342,316 and was completed in August 2021.

2)	$334,403 for canopy work.

3)	$577,089 for elevator modernization. The total cost is $892,000 and is anticipated to be completed in May 2023.

4)	$85,649 for lighting.

5)	Stone front and sidewalk expenditures of $60,617.

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

In July 2022, the Company entered into lease agreements with Landlord as follows:

(1)	Jamaica Avenue at 169th Street, Jamaica, New York - Giving the Company four five-year option periods to extend its lease beyond the current expiration date of May 31, 2030 for a total of twenty years through May 31, 2050. As of July 31, 2022, it is not reasonably certain such options to extend the lease will be exercised by the Company.

(2)	504-506 Fulton Street, Brooklyn, New York – Modification of the lease agreement to increase monthly lease payments from $30,188 per month to $34,716 per month commencing on May 1, 2026 through April 30, 2031.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2022	2021	2022	2021
Jamaica Avenue at 169th Street	$624,994	$624,994	$1,517,437	$1,517,437
504-506 Fulton Street	362,256	362,256	353,001	350,438
Total	$987,250	$987,250	$1,870,438	$1,867,875

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2022	2021	2022	2021	Expiration Date
Jamaica Avenue at 169th Street	$11,442,093	$12,842,642	$4,451,338	$4,959,450	May 31, 2030
504-506 Fulton Street	2,683,787	2,831,134	2,789,709	2,946,306	April 30, 2031
Total	$14,125,880	$15,673,776	$7,241,047	$7,905,756

Upon termination of the Jamaica, New York lease, currently in 2030, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2022 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

●	changes in the rate of economic growth, or inflation, in the United States;

●	the ability to obtain credit from financial institutions and the related costs;

●	changes in the financial condition of our customers;

●	changes in regulatory environment;

●	lease cancellations;

●	changes in our estimates of costs;

●	war and/or terrorist attacks on facilities where services are or may be provided;

●	outcomes of pending and future litigation;

●	increasing competition by other companies;

●	compliance with our loan covenants;

●	recoverability of claims against our customers and others by us and claims by third parties against us;

●	changes in estimates used in our critical accounting policies; and

●	pandemics and the ongoing effects of COVID-19.

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2022, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

On September 6, 2022, the Company had approximately 800 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President
Mark S. Greenblatt	Vice President, Chief Financial Officer and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Jennifer L. Caruso[3]	Practicing Attorney
Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President, Chief Financial Officer and Treasurer, J.W. Mays, Inc.
Steven Gurney-Goldman[2,3]	Solil Management, LLC
John J. Pearl[2,3,4,6]	Retired partner in the accounting firm of D’Arcangelo & Co., LLP
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President, J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee

[2]	Member of Audit Committee

[3]	Member of Investment Advisory Committee

[4]	Member of Compensation Committee

[5]	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers, a partner in Holland & Knight LLP, are also members)

[6]	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2022 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.
9 Bond Street
Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443