Form 10-K, Exhibit 13
period 2023-07-31
MAYS J W INC
filed 2023-10-19
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2023

Year Ended July 31, 2023

Executive Offices

9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel

Holland & Knight LLP
31 West 52nd Street
New York, N.Y. 10019

Independent Registered Public Accounting Firm

Prager Metis CPAs, LLC
401 Hackensack Avenue
Hackensack, NJ, 07601

Annual Meeting

The Annual Meeting of Shareholders will be
held on Tuesday, November 21, 2023, at
10:00 A.M., Eastern Standard time, at J.W. MAYS, INC.,
9 Bond Street, Brooklyn, New York 11201-5805

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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2023.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

The economy, still suffering from the effects of the COVID-19 pandemic, continued a gloomy operating environment for the Company in fiscal 2023. Remote work and on-line shopping trends, which surged during the pandemic, have had a significant nationwide effect on office and retail commercial real estate rentals. Volatility in the fair value of investments post pandemic have also had a negative impact on the economy resulting in a lower valuation of our equity investments. Even with reduced demand for office and retail rentals, local real estate taxes have increased while costs of inflation were higher than anticipated. Although these adverse economic effects in our industry have been significant, the Company:

•	added several new tenants during this past fiscal year combined with increased rents for various existing tenants; partially offset by the loss of several tenants. Overall, this resulted in a $1,180,420 increase in revenue from operations in fiscal 2023 to $22,576,455, compared to $21,396,035 in the 2022 fiscal year.
•	reduced its fiscal 2022 net loss of $(712,371), or $(.35) per share, to $(82,964), or $(.04) per share in fiscal 2023.
•	increased cash, cash equivalents and restricted cash by $147,838 in fiscal 2023 compared to a $(364,822) decrease in the 2022 fiscal year. Cash flows from operations improved $532,465 in fiscal 2023 to $2,221,910 from $1,689,445 in the 2022 fiscal year.

Our strategy of pursuing and entering into leases with governmental agencies and health care providers as tenants, as well as a significant educational institution in our Fishkill building, and our ability to retain significant tenants over a long period of time, continues to serve our Company well.

With our long history of resilience when facing difficult market conditions, I believe our Company will continue moving forward from these challenging economic times. I specifically want to thank Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their continuing loyalty to our Company.

Lloyd J. Shulman

Chairman, President and Chief Executive Officer

October 19, 2023

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 2023 and 2022

	July 31
ASSETS	2023	2022
Property and Equipment-at cost:
Land	$6,067,805	$6,067,805
Buildings held for leasing:
Buildings, improvements and fixtures	77,703,358	75,794,089
Construction in progress	1,767,444	2,653,212
	79,470,802	78,447,301
Accumulated depreciation	(38,123,199)	(36,457,448)
Buildings – net	41,347,603	41,989,853
Property and equipment-net	47,415,408	48,057,658

Cash and cash equivalents	1,215,921	1,020,585
Restricted cash	1,001,814	1,049,312
Receivables, net	3,044,190	2,771,121
Marketable securities	2,300,441	2,761,069
Prepaids and other assets	2,773,004	2,628,570
Deferred charges, net	3,250,700	3,614,640
Operating lease right-of-use assets	30,913,904	32,108,363
TOTAL ASSETS	$91,915,382	$94,011,318

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$5,144,205	$6,358,289
Accounts payable and accrued expenses	1,718,435	2,321,764
Security deposits payable	1,005,925	1,051,428
Operating lease liabilities	26,512,112	26,600,168
Deferred income taxes	4,230,000	4,292,000
Total liabilities	38,610,677	40,623,649
Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Retained earnings	49,068,015	49,150,979
	54,592,557	54,675,521
Common stock held in treasury, at cost - 162,517 shares at July 31, 2023 and July 31, 2022	(1,287,852)	(1,287,852)
Total Shareholders’ Equity	53,304,705	53,387,669
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$91,915,382	$94,011,318

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,
	2023	2022
Revenues
Rental income	$22,576,455	$21,396,035
Total revenues	22,576,455	21,396,035
Expenses
Real estate operating expenses	15,383,378	14,662,851
Administrative and general expenses	5,280,853	5,647,733
Depreciation	1,688,557	1,742,458
Total expenses	22,352,788	22,053,042
Income (loss) from operations	223,667	(657,007)
Other income (loss) and interest expense
Investment income	228,344	300,377
Change in fair value of marketable securities	(366,206)	(393,763)
Interest expense	(230,769)	(251,978)
	(368,631)	(345,364)
Loss before income tax	(144,964)	(1,002,371)
Income tax provision (benefit)	(62,000)	(290,000)
Net loss	$(82,964)	$(712,371)

Loss per common share, basic and diluted	$(.04)	$(.35)
Dividends per share	$—	$—
Average common shares outstanding, basic and diluted	2,015,780	2,015,780

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid In Capital	Retained Earnings	Common Stock Held in Treasury	Total
Balance at July 31, 2021	$2,178,297	$3,346,245	$49,863,350	$(1,287,852)	$54,100,040
Net loss, year ended July 31, 2022	—	—	(712,371)	—	(712,371)
Balance at July 31, 2022	2,178,297	3,346,245	49,150,979	(1,287,852)	53,387,669
Net loss, year ended July 31, 2023	—	—	(82,964)	—	(82,964)
Balance at July 31, 2023	$2,178,297	$3,346,245	$49,068,015	$(1,287,852)	$53,304,705

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(82,964)	$(712,371)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense (recovery)	(85,410)	352,920
Provision (benefit) for deferred income tax	(62,000)	(290,000)
Net realized (gain) on sale of marketable securities	(130,009)	(131,786)
Net unrealized loss on marketable securities	366,206	393,763
Depreciation	1,688,557	1,742,458
Amortization of deferred charges	452,781	507,564
Operating lease expense in excess of cash payments	1,106,403	1,217,044
Deferred finance costs included in interest expense	38,112	38,112
Deferred charges	(88,841)	(382,961)
Changes in Operating Assets and Liabilities:
Receivables	(187,659)	(707,272)
Prepaids and other assets	(144,434)	(243,843)
Accounts payable and accrued expenses	(603,329)	(311,141)
Security deposits payable	(45,503)	216,958
Net cash provided by operating activities	2,221,910	1,689,445
Cash Flows From Investing Activities:
Acquisition of property and equipment	(1,046,307)	(1,733,714)
Marketable securities:
Receipts from sales	287,291	1,001,854
Payments for purchases	(62,860)	(123,807)
Net cash (used) in investing activities	(821,876)	(855,667)
Cash Flows From Financing Activities:
Payments – mortgages	(1,252,196)	(1,198,600)
Net cash (used) by financing activities	(1,252,196)	(1,198,600)
Net increase (decrease) in cash, cash equivalents and restricted cash	147,838	(364,822)
Cash, cash equivalents and restricted cash at beginning of year	2,069,897	2,434,719
Cash, cash equivalents and restricted cash at end of year	$2,217,735	$2,069,897

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

Use of Estimates

The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the disclosure of contingent assets and liabilities, incremental borrowing rates and recognition of renewal options for operating lease right-of-use assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for doubtful accounts, depreciation, impairment analysis of long-lived assets, income tax assets and liabilities, fair value of marketable securities and revenue recognition. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

Restricted Cash

Restricted cash primarily consists of cash held in bank accounts for tenant security deposits and other amounts required under certain loan agreements.

Accounts Receivable

Generally, rent is due from tenants at the beginning of the month in accordance with terms of each lease. Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. The Company uses specific identification to reserve for uncollectible accounts receivable in the period when issues of collectibility become known. Collectibility issues include late rent payments, circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Management also assesses collectibility by reviewing accounts receivable on an aggregate basis where similar characteristics exist. In determining the amount of the allowance for credit losses, the Company considers past due status and a tenant’s payment history. We also consider current market conditions and reasonable and supportable forecasts of future economic conditions. Our assessment considers volatility in market conditions and evolving shifts in credit trends that may have a material impact on our allowance for uncollectible accounts receivables in future periods. The Company’s allowance for uncollectible receivables is recorded as an offset to receivables. Activity in the allowance for uncollectible receivables for each period follows:

Allowance for Uncollectible

	Allowance for Uncollectible Accounts Receivable		Bad Debt Expense
	Period Ended July 31		Period Ended July 31
	2023	2022	2023	2022
Beginning balance	$393,000	$318,000	$—	$—
Charge-offs	(149,337)	—	43,253	277,920
Reserve Adjustments	(128,663)	75,000	(128,663)	75,000
Ending Balance	$115,000	$393,000	$(85,410)	$352,920

Marketable Securities

The Company’s marketable securities consist of investments in equity securities and mutual funds. Dividends and interest income are accrued as earned. Realized gains and losses are determined on a specific identification basis. The Company reviews marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The changes in the fair value of these securities are recognized in current period earnings in accordance with Accounting Standards Codification (“ASC”) 825.

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

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis. There have been no changes in the methodologies used at July 31, 2023 and 2022.

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

	Fair value measurements at reporting date
Description	July 31, 2023	Level 1	Level 2	Level 3	July 31, 2022	Level 1	Level 2	Level 3
Assets:
Marketable securities	$2,300,441	$2,300,441	$—	$—	$2,761,069	$2,761,069	$—	$—

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

Impairment

The Company reviews property and equipment and related lease intangibles for possible impairment when certain events or changes in circumstances indicate the carrying amount of the asset may not be recoverable though operations plus estimated disposition proceeds. Events or changes in circumstances that may occur include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. Impairments are measured to the extent the current book value exceeds the estimated fair value of the asset less disposition costs for any assets classified as held for sale. As of July 31, 2023 and 2022, the Company has determined there was no impairment of its property and equipment and related lease intangibles.

Deferred Charges

Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 5 to 21 years, using the straight-line method. If a lease is terminated early, such costs are expensed.

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

In April 2020, the Financial Accounting Standards Board issued a Staff Q&A on accounting for leases during the COVID-19 pandemic, focused on the application of lease guidance in ASC Topic 842, Leases (“ASC 842”). The Q&A states that it would be acceptable to make a policy election regarding rent concessions resulting from COVID-19, which would not require entities to account for these rent concessions as lease modifications under certain conditions. Entities making the election will continue to recognize rental revenue on a straight-line basis for qualifying concessions. Rent deferrals would result in an increase to accounts receivable during the deferral period with no impact on rental revenue recognition. The Company elected this policy during the year ended July 31, 2020. Rent deferrals included in receivables were $50,000 and $250,000 as of July 31, 2023 and 2022, respectively.

Leases – Lessee

The Company determines if an arrangement is a lease at inception. With the adoption of ASC 842, operating leases are included in operating lease right-of-use assets and operating lease liabilities on the Company’s consolidated balance sheets.

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

Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets result principally from the recording of certain accruals, reserves and net operating loss carry forwards which currently are not deductible for tax purposes. Deferred tax liabilities result principally from temporary differences in the recognition of unrealized gains and losses from certain investments and from the use, for tax purposes, of accelerated depreciation. Deferred tax assets and liabilities are offset for each jurisdiction and are presented net on the consolidated balance sheets.

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

Income Per Share of Common Stock

Income per share has been computed by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income per share were 2,015,780 in fiscal years 2023 and 2022.

2. MARKETABLE SECURITIES:

As of July 31, 2023 and 2022, the Company’s marketable securities were classified as follows:

	July 31, 2023				July 31, 2022
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mutual funds	$595,166	$301,007	$ —	$896,173	$528,976	$269,400	$ —	$798,376
Corporate equity securities	904,981	499,287	—	1,404,268	1,065,593	897,100	—	1,962,693
	$1,500,147	$800,294	$ —	$2,300,441	$1,594,569	$1,166,500	$ —	$2,761,069

Investment income for the years ended July 31, 2023 and 2022 consists of the following:

	2023	2022
Dividend and interest income	$98,335	$168,591
Gain on sale of marketable securities	130,009	131,786
Total	$228,344	$300,377

3. LONG-TERM DEBT—MORTGAGES:

			Years Ended July 31,
	Current Annual Interest Rate	Final Payment Date	2023	2022
Mortgage:
Bond St. land and building, Brooklyn, NY (1)	4.375%	12/1/2024	$1,653,117	$2,759,236
Fishkill land and building (2)	3.980%	4/1/2025	3,545,719	3,691,796
Deferred financing costs			(54,631)	(92,743)
Total			$5,144,205	$6,358,289
(1)	In November 2019, the Company refinanced the remaining balance of a $6,000,000, 3.54% interest rate loan with another bank for $5,255,920 plus an additional $144,080 for a total of $5,400,000. The interest rate on the new loan is fixed at 4.375%. The loan is self-liquidating over a period of five years and secured by the Nine Bond Street land and building in Brooklyn, New York.
(2)	In March 2020, the Company obtained a loan with a bank in the amount of $4,000,000 to finance renovations and brokerage commissions relating to space leased to a community college at the Fishkill, New York building. The loan is secured by the Fishkill, New York land and building; amortized over a 20-year period with an interest rate of 3.98% and is due in five years.

Maturities of long-term mortgages outstanding at July 31, 2023 are as follows:

Year Ended July 31:	Amount
2024	$1,308,071
2025	3,890,765
Subtotal	5,198,836
Deferred financing costs	(54,631)
Total	$5,144,205

The carrying value of the property collateralizing the above debt is $33,869,301 at July 31, 2023.

4. OPERATING LEASES:

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

The following table disaggregates the Company’s revenues by lease and non-lease components:

	Years Ended July 31,
	2023	2022
Base rent – fixed	$20,541,387	$19,534,802
Reimbursements of common area costs	936,438	839,950
Non-lease components (real estate taxes)	1,098,630	1,021,283
Rental income	$22,576,455	$21,396,035
	Years Ended July 31,
	2023	2022
Base rent – fixed
Company owned property	$13,856,697	$12,893,208
Leased property	6,684,690	6,641,594
	20,541,387	19,534,802
Reimbursements of common area costs & Non lease components (real estate taxes)
Company owned property	1,322,923	1,234,537
Leased property	712,145	626,696
	2,035,068	1,861,233
Total	$22,576,455	$21,396,035

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Year Ended July 31,	Company Owned Property	Leased Property	Total
2024	$10,442,346	$4,076,156	$14,518,502
2025	8,960,152	3,137,292	12,097,444
2026	8,028,846	3,002,809	11,031,655
2027	6,906,617	2,860,024	9,766,641
2028	6,069,044	2,814,151	8,883,195
After 2028	25,835,446	5,617,784	31,453,230
Total	$66,242,451	$21,508,216	$87,750,667

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

In July 2022, the Company entered into lease agreements with its landlord for two of its properties as follows:

(1)	Jamaica Avenue at 169th Street, Jamaica, New York - Giving the Company four five-year option periods to extend its lease beyond May 31, 2030 for a total of twenty years through May 31, 2050. In April 2023, the Company exercised the first five-year option period, extending the lease expiration date to May 31, 2035. The effect of the lease extension on the measurement of operating right-of-use assets, liabilities, and monthly rent expense follows:
	Jamaica Avenue at 169th Street
	Increase in Operating Lease Right- of-Use Asset	Increase in Operating Lease Liability	Decrease in Monthly Rent Expense
Remeasurement change resulting from April 2023 lease extension	$1,201,952	$1,201,952	$(30,563)

As of July 31, 2023, it is not reasonably certain the remaining three options to extend the lease will be exercised by the Company.

(2)	504-506 Fulton Street, Brooklyn, New York – In July, 2022 the lease agreement was modified to increase monthly lease payments from $30,188 per month to $34,716 per month commencing on May 1, 2026 through April 30, 2031. The effect of the lease modification on the measurement of operating right-of-use assets, liabilities, and monthly rent expense follows:
	504-506 Fulton Street
	Increase in Operating Lease Right- of-Use Asset	Increase in Operating Lease Liability	Increase in Monthly Rent Expense
Remeasurement change resulting from July 2022 lease modification	$94,412	$94,412	$2,563

The landlord is Weinstein Enterprises, Inc., an affiliated company principally owned by the Chairman of the Board of Directors who also principally owns the Company.

Operating lease costs for leased real property was exceeded by sublease rental income from the Company’s real estate operations as follows:

	Years Ended July 31,
	2023	2022
Sublease income	$7,396,835	$7,268,290
Operating lease cost	(3,239,348)	(3,333,406)
Excess of sublease income over lease cost	$4,157,487	$3,934,884
	Years Ended July 31,
	2023	2022
Other information:
Operating cash flows from operating leases	$2,132,945	$2,116,363

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of July 31, 2023:

Year ended July 31	Operating Leases
2024	$2,150,129
2025	2,167,284
2026	2,237,257
2027	2,328,731
2028	2,349,076
Thereafter	24,032,926
Total undiscounted cash flows	35,265,403
Less: present value discount	(8,753,291)
Total Lease Liabilities	$26,512,112

As of July 31, 2023, our operating leases had a weighted average remaining lease term of 16.59 years and a weighted average discount rate of 3.72%.

5. INCOME TAX:

Income taxes provided for the years ended July 31, 2023 and 2022 consist of the following:

	2023	2022
Current:
Federal	$—	$—
Deferred taxes (benefit):
Federal	(33,000)	(220,000)
State	(29,000)	(70,000)
Income tax provision (benefit)	$(62,000)	$(290,000)

Taxes provided for the years ended July 31, 2023 and 2022 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2023	2022
Loss before income taxes	$(144,964)	$(1,002,371)
Other-net	(26,852)	(48,211)
Adjusted pre-tax loss	$(171,816)	$(1,050,582)
Statutory rate	21.00%	21.00%
Income tax provision (benefit) at statutory rate	$(36,081)	$(220,622)
State deferred income taxes (benefit)	(29,000)	(70,000)
Other-net	3,081	622
Income tax provision (benefit)	$(62,000)	$(290,000)

The Company has a federal net operating loss carryforward approximating $9,172,000 and $10,096,000 as of July 31, 2023 and July 31, 2022, respectively, available to offset future taxable income. As of July 31, 2023 and 2022, the Company had unused net operating loss carryforwards of approximately $12,420,000 for state, and $10,218,000 for city, available to offset future taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

New York State and New York City taxes are calculated using the higher of taxes based on income or the respective capital based franchise taxes. Beginning with the Company’s tax year ended July 31, 2025, changes in the law required the state capital based tax will be phased out. New York City taxes will be based on capital for the foreseeable future. Capital-based franchise taxes are recorded to administrative and general expense. State tax amounts in excess of the capital-based franchise taxes are recorded to income tax expenses. Due to both the application of the capital-based tax and due to the possible absence of city taxable income, the Company does not record city deferred taxes.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. As of July 31, 2023, there were no income tax audits in progress that would have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2023 and 2022 are a result of temporary differences related to the items described as follows:

	2023		2022
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$150,864	$—	$164,992	$—
Operating lease liabilities	7,338,553	—	7,338,986	—
Federal net operating loss carryforward	1,929,890	—	2,119,555	—
State net operating loss carryforward	829,669	—	811,117	—
Unbilled receivables	—	729,375	—	623,249
Property and equipment	—	5,065,135	—	5,052,217
Unrealized gain on marketable securities	—	221,521	—	321,837
Operating lease right-of-use assets	—	8,556,969	—	8,858,697
Other	94,024	—	129,350	—
	$10,343,000	$14,573,000	$10,564,000	$14,856,000
Net deferred tax liability		$4,230,000		$4,292,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2023.

Components of the deferred tax provision (benefit) for the years ended July 31, 2023 and 2022 consist of the following:

	2023	2022
Book depreciation exceeding tax depreciation	$14,000	$88,196
Reserve for bad debts	35,255	(20,697)
Lease expense per book in excess of cash paid	(301,218)	(335,688)
Federal net operating loss carryforward	189,665	51,956
State net operating loss carryforward	(18,725)	(1,166)
Rental income received in advance	14,120	(16,958)
Unbilled receivables	106,158	54,220
Other	(101,255)	(109,863)
	$(62,000)	$(290,000)

6. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $471,087 and $469,202 as contributions to the Plan for fiscal years 2023 and 2022, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2023 and 2022 were $117,494 and $94,857, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plan. The Company also contributes to a union sponsored health benefit plan.

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

Legal name of Plan:	United Food and Commercial Workers Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2021
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2021
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year ended December 31, 2021:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2025

For the plan years 2019 through November 30, 2021, under the pension fund’s rehabilitation plan, the Company agreed to pay a minimum contribution rate equal to a 9% increase over the prior year total contribution rate. Effective December 1, 2022 through the contract expiration date of November 30, 2025, the Company’s contribution rate is 20.16% of each covered employee’s pay. The contract also covers rates of pay, hours of employment and other conditions of employment for approximately 27% of the Company’s 30 employees. The Company considers that its labor relations with its employees and union are good.

7. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statements of cash flows:

	July 31
	2023	2022
Cash and cash equivalents	$1,215,921	$1,020,585
Restricted cash, tenant security deposits	898,791	950,430
Restricted cash, escrow	71,763	71,742
Restricted cash, other	31,260	27,140
	$2,217,735	$2,069,897

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, amounts set aside in accordance with certain loan agreements, and security deposits with landlords and utility companies.

Supplemental disclosure:

	July 31,
	2023	2022
Cash Flow Information
Interest paid, net of capitalized interest of $47,472 (2023), and $76,642 (2022)	$234,596	$256,431
Income tax (refunded)	—	—

Non-cash information
Recognition of operating lease right-of-use assets	$1,201,952	$94,412
Recognition of operating lease liabilities	1,201,952	94,412

8. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS:

The following disclosure of estimated fair value was determined by the Company using available market information and appropriate valuation methods. Considerable judgment is necessary to develop estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments.

The Company estimates the fair value of its financial instruments using the following methods and assumptions: (i) quoted market prices, when available, are used to estimate the fair value of investments in marketable debt and equity securities; (ii) discounted cash flow analyses are used to estimate the fair value of long-term debt, using the Company’s estimate of current interest rates for similar debt; and (iii) carrying amounts in the consolidated balance sheet approximate fair value for cash and cash equivalents, restricted cash, and tenant security deposits due to their high liquidity.

	July 31, 2023		July 31, 2022
	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and cash equivalents	$1,215,921	$1,215,921	$1,020,585	$1,020,585
Restricted cash	$1,001,814	$1,001,814	$1,049,312	$1,049,312
Marketable securities	$2,300,441	$2,300,441	$2,761,069	$2,761,069
Security deposit payable	$1,005,925	$1,005,925	$1,051,428	$1,051,428
Mortgages payable	$5,198,836	$4,558,652	$6,451,032	$6,097,808

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

As of July 31, 2023, four tenants accounted for approximately 60.61% and in 2022, five tenants accounted for approximately 68.90% of receivables. During the year ended July 31, 2023, two tenants accounted for 29.43% and in 2022, two tenants accounted for 31.12% of total rental revenue.

9. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2023 and 2022 consist of the following:

	July 31, 2023		July 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$5,471,610	$2,253,786	$5,649,633	$2,077,445
Professional fees for leasing	127,810	94,934	127,810	85,358
Total	$5,599,420	$2,348,720	$5,777,443	$2,162,803

The aggregate amortization expense for the periods ended July 31, 2023 and July 31, 2022 were $452,781, and $507,564, respectively.

The weighted average life of current year additions to deferred charges was three years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Year Ended July 31	Amortization
2024	$450,921
2025	$409,707
2026	$382,234
2027	$323,830
2028	$315,434

10. RELATED PARTY TRANSACTIONS:

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

In July 2022, the Company entered into lease agreements with Landlord as follows:

(1)	Jamaica Avenue at 169th Street, Jamaica, New York - Giving the Company four five-year option periods to extend its lease beyond May 31, 2030 for a total of twenty years through May 31, 2050. In April 2023, the Company exercised the first five-year option period, extending the lease expiration date to May 31, 2035. As of July 31, 2023, it is not reasonably certain the remaining three options to extend the lease will be exercised by the Company.
(2)	504-506 Fulton Street, Brooklyn, New York – In July 2022 the lease agreement was modified to increase monthly lease payments from $30,188 per month to $34,716 per month commencing on May 1, 2026 through April 30, 2031.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2023	2022	2023	2022
Jamaica Avenue at 169th Street	$625,000	$625,000	$1,395,185	$1,517,437
504-506 Fulton Street	362,250	362,250	381,195	353,001
Total	$987,250	$987,250	$1,776,380	$1,870,438

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2023	2022	2023	2022	Expiration Date
Jamaica Avenue at 169th Street	$11,430,657	$11,442,093	$5,210,087	$4,451,338	May 31, 2035
504-506 Fulton Street	2,431,554	2,683,787	2,556,421	2,789,709	April 30, 2031
Total	$13,862,211	$14,125,880	$7,766,508	$7,241,047

Upon termination of the Jamaica, New York lease, currently in 2035, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

11. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2023 and July 31, 2022, respectively.

12. CONTINGENCIES:

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

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2023

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried At Close of Period						Life on Which Depreciation in Latest Income
Description	Encumbrances	Land	Building & Improvements	Improvements	Carried Cost	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Statement is Computed
Office and Rental Buildings Brooklyn, New York Fulton Street at Bond Street	$1,653,117	$3,901,349	$7,403,468	$24,960,126	$—	$3,901,349	$32,363,594	$36,264,943	$16,299,148	Various	Various	(1)(2)
Jamaica, New York Jamaica Avenue at 169th Street	—	—	—	474,358	—	—	474,358	474,358	153,378	1959	1959	(3)
Fishkill, New York Route 9 at Interstate Highway 84	3,545,719	594,723	7,212,116	16,547,736	—	594,723	23,759,852	24,354,575	10,451,069	10/74	11/72	(1)
Brooklyn, New York Jowein Building Fulton Street and Elm Place	—	1,324,957	728,327	17,289,845	—	1,324,957	18,018,172	19,343,129	7,617,745	1915	1950	(1)(2)
Levittown, New York Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio Tarlton Road	—	120,849	4,388,456	113,620	—	120,849	4,502,076	4,622,925	3,364,291	9/92	12/92	(1)
Total(A)	$5,198,836	$6,067,805	$19,732,367	$59,385,685	$—	$6,067,805	$79,118,052	$85,185,857	$37,885,631

(1)	Building and improvements 18–40 years
(2)	Improvements to leased property 3–40 years
(3)	Upon lease termination in 2035, the building and all improvements will be turned over to the landlord as property owner (See Notes 1 and 10 to the Accompanying Consolidated Financial Statements). Leasehold improvements are amortized over the life of the lease.
(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $352,750 and Accumulated Depreciation thereon of $237,568 at July 31, 2023.
	Year Ended July 31,
	2023	2022
Investment in Real Estate
Balance at Beginning of Year	$84,139,551	$82,496,432
Improvements	1,046,306	1,643,119
Retirements	—	—
Balance at End of Year	$85,185,857	$84,139,551
Accumulated Depreciation
Balance at Beginning of Year	$36,244,642	$34,548,196
Additions Charged to Costs and Expenses	1,640,989	1,696,446
Retirements	—	—
Balance at End of Year	$37,885,631	$36,244,642

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

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. and Subsidiaries (the “Company”) as of July 31, 2023 and 2022 and the related consolidated statements of operations, changes in shareholders equity and cash flows for the years ended July 31, 2023 and 2022, and the related notes and financial statement schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for each of the years ended July 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

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

Impairment

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company reviews its property and equipment for potential impairment when certain events or changes in circumstances indicate the carrying amount may not be recoverable. Those events and circumstances include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life.  In evaluating property and equipment for indicators of impairment, management considers undiscounted future cash flows, including the residual value of the real estate, with the carrying amount of the individual asset. Considering estimated future cash flows requires management to make assumptions about the probabilities of various outcomes relating to market conditions, estimated holding periods, capitalization rates, and potential proceeds if a property was sold. We identified the evaluation of impairment of property and equipment as a critical audit matter.

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

How the Critical Audit Matter was addressed in Our Audit

Our audit procedures related to the evaluation of impairment included the following, among others. We obtained an understanding of the relevant controls over management’s evaluation of potential property and equipment impairments, such as controls over the Company’s monitoring of the property and equipment, controls over the Company’s consideration of future cash flows, and controls over the Company’s estimates of fair value. In consideration of impairment indicator criteria established in management’s accounting policies over impairment, we evaluated the completeness of the population of properties requiring further analysis. We examined and evaluated the Company’s undiscounted cash flows and estimates of fair value over properties identified for potential impairment. We evaluated the reasonableness of the methods and significant assumptions used, including probabilities of outcomes, holding periods, capitalization rates, and potential proceeds if a property was sold. We evaluated these items in comparison with historical performance of the impacted properties and with comparable observable market data. Our assessment included evaluation of these assumptions, and we considered whether such assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Prager Metis CPAs, LLC (PCAOB ID: Number 273)

We have served as the Company’s auditor since 2020.

Hackensack, NJ
October 19, 2023

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

Deferred charges

Deferred charges consist principally of costs incurred in connection with the leasing of property to tenants. Such costs are amortized over the related lease periods, ranging from 5 to 21 years, using the straight-line method. If a lease is terminated early, such costs are expensed.

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

FISCAL 2023 COMPARED TO FISCAL 2022

Net loss for the year ended July 31, 2023 amounted to $(82,964) or $(.04) per share, compared to net loss for the year ended July 31, 2022 of $(712,371) or $(.35) per share.

Revenues in the current year increased to $22,576,455 from $21,396,035 in the comparable 2022 year primarily due to rental income from several new tenants, and increased rents from existing tenants; partially offset by the loss of several tenants.

Real estate operating expenses in the current year increased to $15,383,378 from $14,662,851 in the comparable 2022 year primarily due to increases in real estate taxes, insurance, building maintenance, and water and sewer costs.

Administrative and general expenses in the current year decreased to $5,280,853 from $5,647,733 in the comparable 2022 year primarily due to decreases in bad debt expense and legal and professional fees; partially offset by increases in payroll costs.

Depreciation expense in the current year of $1,688,557 decreased from $1,742,458 in the comparable 2022 year primarily from certain fully depreciated improvements at the Company’s 9 Bond Street and Jamaica, New York properties; partially offset by increased depreciation for improvements at the Company’s Fishkill, New York building.

Other income (loss) and interest expense of $(368,631) declined in the current year from $(345,364) in the comparable 2022 year, primarily due to a decrease in dividend and interest income partially offset by an increase in the fair value of marketable securities and a decrease in interest expense.

LIQUIDITY AND CAPITAL RESOURCES

In August 2022, the Company leased 58,832 square feet at the Company’s Fishkill, New York building for use as storage space for six months which expired in February 2023. Total rent of $576,259 was prepaid at lease commencement and amortized as revenue over the entire term of the lease. Brokerage commissions were $27,084.

In August 2022, a tenant notified the Company of its intention to extend its leases for one year through September 30, 2023 as follows:

(1)   25,423 square feet of office space at the Company’s 9 Bond Street building in Brooklyn, New York.

(2)   38,109 square feet of office space at the Company’s Jamaica, New York property.

In September 2022, a tenant who occupies 10,000 square feet at the Company’s Levittown, New York property exercised its option to renew the lease for another five-year term through May 4, 2028.

On October 4, 2022, a tenant who occupies 1,140 square feet of retail space at the Company’s Nine Bond Street building in Brooklyn, New York agreed to terminate their lease effective October 31, 2022. In July 2023 another retail tenant took occupancy of this space.

Effective November 1, 2022, a tenant who occupies 10,000 square feet at the Company’s Jowein building in Brooklyn, New York agreed to terminate their lease. The loss in rental income will approximate $120,000 per annum.

In December 2022, a tenant who occupies 5,167 square feet at the Company’s Nine Bond Street building in Brooklyn, New York agreed to terminate the lease. The loss in rental income will approximate $204,000 per annum.

In February 2023, a tenant who occupies 46,421 square feet at the Company’s Nine Bond Street building in Brooklyn, New York agreed to terminate their lease effective March 31, 2023. The loss in rental income will be approximately $1,000,000 per annum.

In February 2023, an office tenant who occupies 3,300 square feet at the Company’s Jowein building in Brooklyn, New York extended their lease an additional ten years until June 30, 2033.

In February 2023, an office tenant who occupies 10,569 square feet at the Company’s Jowein building in Brooklyn, New York extended their lease an additional year until March 31, 2024.

In April 2023, a tenant who occupies 108,000 square feet of warehouse space at the Company’s building in Circleville, Ohio extended their lease an additional three years until May 31, 2026. Brokerage commissions were $88,841.

In April 2023, a retail tenant who occupies 28,634 square feet at the Company’s Jamaica, New York property extended their lease an additional ten years until February 28, 2034.

In May 2023, an office tenant who occupies 2,000 square feet at the Company’s Jamaica, New York property extended their lease an additional year until June 30, 2024.

In June 2023, a retail tenant who occupies 63 square feet at the Company’s Nine Bond Street building in Brooklyn, New York extended their lease an additional five years until June 30, 2028.

CASH FLOWS:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2023 and 2022:

	2023	2022
Net cash provided by operating activities	$2,221,910	$1,689,445
Net cash (used) by investing activities	(821,876)	(855,667)
Net cash (used) by financing activities	(1,252,196)	(1,198,600)

CASH FLOWS FROM OPERATING ACTIVITIES:

Deferred Expenses: The Company had an additional $88,841 for brokerage commissions incurred from one new tenant at the Company’s Circleville, Ohio building.

Accounts Payable and Accrued Expenses: The Company had a balance due on July 31, 2023 for brokerage commissions of $134,649.

CASH FLOWS FROM INVESTING ACTIVITIES:

During the year ended July 31, 2023, the Company had expenditures at its Fishkill, New York building of:

(1)	$346,771 for canopy work. The total cost was $1,498,410 and was completed in October 2022.
(2)	$211,205 for elevator modernization. The estimated total cost is $892,000 and is anticipated to be completed in January 2024.

(3)	$43,101 for a store front.
(4)	$37,552 for lighting.

During the year ended July 31, 2023, the Company completed facade restoration at its 9 Bond Street building in Brooklyn, New York for a total cost of $321,013. A new standpipe tank was also installed at a total cost of $48,000. A new boiler was installed at the Company’s Circleville, Ohio property for a total cost of $27,100. Costs for steelwork of $11,566 were incurred at the Company’s Jowein building in Brooklyn, NY.

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

In July 2022, the Company entered into lease agreements with Landlord as follows:

(1)	Jamaica Avenue at 169th Street, Jamaica, New York - Giving the Company four five-year option periods to extend its lease beyond May 31, 2030 for a total of twenty years through May 31, 2050. In April 2023, the Company exercised the first five-year option period, extending the lease expiration date to May 31, 2035. As of July 31, 2023, it is not reasonably certain the remaining three options to extend the lease will be exercised by the Company.
(2)	504-506 Fulton Street, Brooklyn, New York – In July 2022 the lease agreement was modified to increase monthly lease payments from $30,188 per month to $34,716 per month commencing on May 1, 2026 through April 30, 2031.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2023	2022	2023	2022
Jamaica Avenue at 169th Street	$625,000	$625,000	$1,395,185	$1,517,437
504-506 Fulton Street	362,250	362,250	381,195	353,001
Total	$987,250	$987,250	$1,776,380	$1,870,438

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2023	2022	2023	2022	Expiration Date
Jamaica Avenue at 169th Street	$11,430,657	$11,442,093	$5,210,087	$4,451,338	May 31, 2035
504-506 Fulton Street	2,431,554	2,683,787	2,556,421	2,789,709	April 30, 2031
Total	$13,862,211	$14,125,880	$7,766,508	$7,241,047

Upon termination of the Jamaica, New York lease, currently in 2035, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2023 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•	changes in the rate of economic growth, or inflation, in the United States;
•	the ability to obtain credit from financial institutions and the related costs;
•	changes in the financial condition of our customers;
•	changes in regulatory environment;
•	lease cancellations;
•	changes in our estimates of costs;
•	war and/or terrorist attacks on facilities where services are or may be provided;
•	outcomes of pending and future litigation;
•	increasing competition by other companies;
•	compliance with our loan covenants;
•	recoverability of claims against our customers and others by us and claims by third parties against us;
•	changes in estimates used in our critical accounting policies; and
•	pandemics, such as COVID-19.

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2023, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

On September 5, 2023, the Company had approximately 800 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President
Mark S. Greenblatt	Vice President, Chief Financial Officer and Treasurer
Ward N. Lyke, Jr.	Vice President and Assistant Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Jennifer L. Caruso[3]	Practicing Attorney
Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Mark S. Greenblatt[3,5]	Vice President, Chief Financial Officer and Treasurer, J.W. Mays, Inc.
Steven Gurney-Goldman[2,3]	Solil Management, LLC
John J. Pearl[2,3,4,6]	Retired partner in the accounting firm of D’Arcangelo & Co., LLP
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President, J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee
[2]	Member of Audit Committee
[3]	Member of Investment Advisory Committee
[4]	Member of Compensation Committee
[5]	Member of Disclosure Committee (Mr. Lyke and Mr. Lance Myers, of Counsel to Holland & Knight LLP, are also members)
[6]	Member of Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2023 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.

9 Bond Street

Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443