Form 10-K, Exhibit 13
period 2024-07-31
MAYS J W INC
filed 2024-10-24
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2024

Year Ended July 31, 2024

J.W. MAYS, INC.

Executive Offices

9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel

Holland & Knight LLP
787 Seventh Avenue
New York, New York 10019

Independent Registered Public Accounting Firm

Prager Metis CPAs, LLC
401 Hackensack Avenue
Hackensack, NJ, 07601

Annual Meeting

The Annual Meeting of Shareholders will be
held on Tuesday, November 26, 2024, at
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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2024.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

Remote work and on-line shopping trends, which surged during the pandemic, continue to have a significant nationwide effect on office and retail commercial real estate rentals. Even with ongoing reduced nationwide and local demand for office and retail rentals, local real estate taxes in New York City have increased while costs of inflation were higher than anticipated. Financial results this past year include:

•	In 2024 the Company’s net loss increased to $(406,568), or $(.20) per share from $(82,964), or $(.04) per share primarily due to a decrease in rental income; partially offset by a decrease in real estate operating expenses, a decrease in interest expense, net of capitalized interest, and a realized gain on the sale of marketable securities.
•	Revenues in 2024 decreased to $21,593,264 from $22,576,455 in the comparable 2023 year primarily due to the loss of a tenant in March 2023, a decrease in rent revenue from two tenants occupying less space compared to the prior year: partially offset by rent increases from existing tenants and new leases from several new tenants.
•	Despite a loss in 2024 and 2023, the Company increased cash, cash equivalents and restricted cash by $67,866 in fiscal 2024 compared with a $147,838 increase in the 2023 fiscal year. Cash flows from operations were $1,434,730 in fiscal 2024 compared with $2,221,910 in 2023. Cash provided by operating activities in 2024 and 2023 combined with proceeds from sales of marketable securities in 2024 and 2023 were used to fund acquisition of property and equipment and reduce mortgages payable from 2023 to 2024.

Our strategy of pursuing and entering into leases with governmental agencies and health care providers as tenants, as well as a significant educational institution in our Fishkill building, and our ability to retain significant tenants over a long period of time, continues to serve our Company well.

As Brooklyn continues to become a borough of choice for many individual’s residences, businesses are also slowly shifting from Manhattan to the outer boroughs. With our long history of resilience when facing difficult market conditions, I believe New York City and our Company will continue moving forward from these challenging economic times.

I specifically want to thank Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their continuing loyalty to our Company.

Lloyd J. Shulman

Chairman, President and Chief Executive Officer

October 24, 2024

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

July 31, 2024 and 2023

	July 31
ASSETS	2024	2023
Property and Equipment-at cost:
Land	$6,067,805	$6,067,805
Buildings held for leasing:
Buildings, improvements and fixtures	79,510,142	77,703,358
Construction in progress	2,387,207	1,767,444
	81,897,349	79,470,802
Accumulated depreciation	(39,803,374)	(38,123,199)
Buildings held for leasing – net	42,093,975	41,347,603
Property and equipment-net	48,161,780	47,415,408

Cash and cash equivalents	1,243,977	1,215,921
Restricted cash	1,041,624	1,001,814
Receivables, net	3,582,225	3,044,190
Marketable securities	—	2,300,441
Prepaids and other assets	3,048,044	2,773,004
Deferred charges, net	3,580,585	3,250,700
Operating lease right-of-use assets	28,866,800	30,913,904
TOTAL ASSETS	$89,525,035	$91,915,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$3,874,246	$5,144,205
Accounts payable and accrued expenses	2,271,963	1,718,435
Security deposits payable	1,077,964	1,005,925
Operating lease liabilities	25,309,725	26,512,112
Deferred income taxes	4,093,000	4,230,000
Total liabilities	36,626,898	38,610,677
Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Retained earnings	48,661,447	49,068,015
	54,185,989	54,592,557
Common stock held in treasury, at cost - 162,517 shares at July 31, 2024 and July 31, 2023	(1,287,852)	(1,287,852)
Total Shareholders’ Equity	52,898,137	53,304,705
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$89,525,035	$91,915,382

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,
	2024	2023
Revenues
Rental income	$21,593,264	$22,576,455
Total revenues	21,593,264	22,576,455
Expenses
Real estate operating expenses	15,151,406	15,383,378
Administrative and general expenses	5,336,672	5,280,853
Depreciation	1,725,291	1,688,557
Total expenses	22,213,369	22,352,788
Income (loss) from operations	(620,105)	223,667
Other income (loss) and interest expense
Dividend and interest income	87,922	98,335
Net realized gain on sale of marketable securities	124,907	130,009
Net unrealized loss on marketable securities	—	(366,206)
Interest expense, net of capitalized interest	(136,292)	(230,769)
	76,537	(368,631)
Loss before income tax	(543,568)	(144,964)
Income tax provision (benefit)	(137,000)	(62,000)
Net loss	$(406,568)	$(82,964)

Loss per common share, basic and diluted	$(.20)	$(.04)
Dividends per share	$—	$—
Weighted average common shares outstanding, basic and diluted	2,015,780	2,015,780

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid In Capital	Retained Earnings	Common Stock Held in Treasury	Total
Balance at July 31, 2022	$2,178,297	$3,346,245	$49,150,979	$(1,287,852)	$53,387,669
Net loss, year ended July 31, 2023	—	—	(82,964)	—	(82,964)
Balance at July 31, 2023	2,178,297	3,346,245	49,068,015	(1,287,852)	53,304,705
Net loss, year ended July 31, 2024	—	—	(406,568)	—	(406,568)
Balance at July 31, 2024	$2,178,297	$3,346,245	$48,661,447	$(1,287,852)	$52,898,137

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(406,568)	$(82,964)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense (recovery)	(22,861)	(85,410)
Provision (benefit) for deferred income tax	(137,000)	(62,000)
Net realized (gain) on sale of marketable securities	(124,907)	(130,009)
Net unrealized loss on marketable securities	—	366,206
Depreciation	1,725,291	1,688,557
Loss on asset disposal	12,478	—
Amortization of deferred charges	502,829	452,781
Operating lease expense in excess of cash payments	844,717	1,106,403
Deferred finance costs included in interest expense	38,112	38,112
Deferred charges	(832,714)	(88,841)
Changes in Operating Assets and Liabilities:
Receivables	(515,174)	(187,659)
Prepaids and other assets	(275,040)	(144,434)
Accounts payable and accrued expenses	553,528	(603,329)
Security deposits payable	72,039	(45,503)
Net cash provided by operating activities	1,434,730	2,221,910
Cash Flows From Investing Activities:
Acquisition of property and equipment	(2,484,141)	(1,046,307)
Marketable securities:
Receipts from sales	2,544,927	287,291
Payments for purchases	(119,579)	(62,860)
Net cash (used) in investing activities	(58,793)	(821,876)
Cash Flows From Financing Activities:
Payments – mortgages	(1,308,071)	(1,252,196)
Net cash (used) by financing activities	(1,308,071)	(1,252,196)
Net increase in cash, cash equivalents and restricted cash	67,866	147,838
Cash, cash equivalents and restricted cash at beginning of year	2,217,735	2,069,897
Cash, cash equivalents and restricted cash at end of year	$2,285,601	$2,217,735

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

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

The Company’s allowance for uncollectible receivables is recorded as an offset to receivables. Activity in the allowance for uncollectible receivables for each period follows:

Allowance for Uncollectible

	Allowance for Uncollectible Accounts Receivable		Bad Debt Expense (Recovery)
	Period Ended July 31		Period Ended July 31
	2024	2023	2024	2023
Beginning balance	$115,000	$393,000	$—	$—
Charge-offs	(112,552)	(149,337)	(23,000)	43,253
Reserve Adjustments	40,232	(128,663)	139	(128,663)
Ending Balance	$42,680	$115,000	$(22,861)	$(85,410)

Marketable Securities

The Company’s marketable securities consisted of investments in equity securities and mutual funds. Dividends and interest income were accrued as earned. Realized gains and losses were determined on a specific identification basis. The Company reviewed marketable securities for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. The changes in the fair value of these securities were recognized in current period earnings in accordance with Accounting Standards Codification (“ASC”) 825.

The Company followed GAAP which establishes a fair value hierarchy that prioritizes the valuation techniques and creates the following three broad levels, with Level 1 valuation being the highest priority:

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

	Fair value measurements at reporting date
Description	July 31, 2024	Level 1	Level 2	Level 3	July 31, 2023	Level 1	Level 2	Level 3
Assets:
Marketable securities	$—	$—	$—	$—	$2,300,441	$2,300,441	$—	$—

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method. Amortization of improvements to leased property is calculated over the life of the lease. Lives used to determine depreciation and amortization are generally as follows:

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

Impairment

The Company periodically reviews owned and leased properties, including related long lived assets and depreciable lives, for indicators of impairment that imply the carrying amount of assets may not be recoverable through operations plus estimated disposition proceeds. Such indicators of impairment include, but are not limited to, significant changes in real estate market conditions resulting in decreases in estimated fair values of properties or assets, changes in business conditions in the industries in which our tenants operate, and other significant or unusual events or circumstances which may occur from time to time.

If indicators of impairment existed, the carrying value of the property would be written down to its estimated fair value based on our best estimate of the property’s discounted future cash flows.

As of July 31, 2024 and 2023, the Company has determined there was no impairment of its owned and leased properties, and the related carrying values, including depreciable lives.

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

In April 2020, the Financial Accounting Standards Board issued a Staff Q&A on accounting for leases during the COVID-19 pandemic, focused on the application of lease guidance in ASC Topic 842, Leases (“ASC 842”). The Q&A states that it would be acceptable to make a policy election regarding rent concessions resulting from COVID-19, which would not require entities to account for these rent concessions as lease modifications under certain conditions. Entities making the election will continue to recognize rental revenue on a straight-line basis for qualifying concessions. Rent deferrals would result in an increase to accounts receivable during the deferral period with no impact on rental revenue recognition. The Company elected this policy during the year ended July 31, 2020. Rent deferrals included in receivables were $0 and $50,000 as of July 31, 2024 and 2023, respectively.

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

Loss Per Share of Common Stock

Loss per share has been computed by dividing net loss for the year by the weighted average number of shares of common stock issued and outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income loss per share were 2,015,780 in fiscal years 2024 and 2023.

2. MARKETABLE SECURITIES:

The Company’s remaining marketable securities consisting of investments in equity securities and mutual funds were sold in May 2024. Net realized gain on the sale of marketable securities for the year ended July 31, 2024, including liquidation of the remaining marketable securities in May 2024 aggregated $124,907, with proceeds of $2,544,927.

As of July 31, 2024 and 2023, the Company’s marketable securities were classified as follows:

	July 31, 2024				July 31, 2023
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mutual funds	$—	$—	$—	$—	$595,166	$301,007	$—	$896,173
Equity securities	—	—	—	—	904,981	499,287	—	1,404,268
	$—	$—	$—	$—	$1,500,147	$800,294	$—	$2,300,441

Investment income (loss) for the years ended July 31, 2024 and 2023 consists of the following:

	2024	2023
Dividend and interest income	$87,922	$98,335
Net realized gain on sale of marketable securities	124,907	130,009
Net unrealized (loss) on marketable securities	—	(366,206)
Total	$212,829	$(137,862)

3. LONG-TERM DEBT—MORTGAGEs:

			Years Ended July 31,
	Current Annual Interest Rate	Final Payment Date	2024	2023
Mortgage:
Bond St. land and building, Brooklyn, NY (1)	4.375%	12/1/2024	$497,045	$1,653,117
Fishkill land and building (2)	3.980%	4/1/2025	3,393,720	3,545,719
Deferred financing costs			(16,519)	(54,631)
Total			$3,874,246	$5,144,205
(1)	In November 2019, the Company refinanced the remaining balance of a $6,000,000, 3.54% interest rate loan with another bank for $5,255,920 plus an additional $144,080 for a total of $5,400,000. The interest rate on the new loan is fixed at 4.375%. The loan is self-liquidating over a period of five years and secured by the Nine Bond Street land and building in Brooklyn, New York.

(2)	In March 2020, the Company obtained a loan with a bank in the amount of $4,000,000 to finance renovations and brokerage commissions relating to space leased to a community college at the Fishkill, New York building. The loan is secured by the Fishkill, New York land and building; amortized over a 20-year period with an interest rate of 3.98%. Effective any time after April 1, 2025 through April 1, 2040, the bank may demand a balloon payment for the full amount outstanding. The Company plans to refinance the mortgage effective April 1, 2025, however, the bank is under no obligation to refinance if or when a balloon payment comes due upon demand.

Expenditures for additions and major renewals or improvements are capitalized along with the associated interest cost during construction. Interest expense, net of capitalized interest follows:

	Year Ended July 31
	2024	2023
Interest expense	$(221,902)	$(278,241)
Capitalized interest	85,610	47,472
Interest expense, net of capitalized interest	$(136,292)	$(230,769)

Maturities of long-term mortgages outstanding at July 31, 2024 are as follows:

Year Ended July 31:	Amount
2025	$3,890,765
Deferred financing costs	(16,519)
Total	$3,874,246

The carrying value of the property collateralizing the above debt is $34,709,092 at July 31, 2024.

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

The following table disaggregates the Company’s revenues by lease and non-lease components:

	Years Ended July 31,
	2024	2023
Base rent – fixed	$19,762,211	$20,541,387
Reimbursements of common area costs	771,496	936,438
Non-lease components (real estate taxes)	1,059,557	1,098,630
Rental income	$21,593,264	$22,576,455
	Years Ended July 31,
	2024	2023
Base rent – fixed
Company owned property	$13,107,528	$13,856,697
Leased property	6,654,683	6,684,690
	19,762,211	20,541,387
Reimbursements of common area costs & Non lease components (real estate taxes)
Company owned property	1,127,841	1,322,923
Leased property	703,212	712,145
	1,831,053	2,035,068
Total	$21,593,264	$22,576,455

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Year Ended July 31,	Company Owned Property	Leased Property	Total
2025	$11,482,260	$6,022,977	$17,505,237
2026	8,397,838	4,460,999	12,858,837
2027	7,081,987	4,114,812	11,196,799
2028	6,244,415	4,068,938	10,313,353
2029	5,651,205	3,243,914	8,895,119
After 2029	21,719,199	6,422,863	28,142,062
Total	$60,576,904	$28,334,503	$88,911,407

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

In April 2023, the Company exercised one of four five-year option periods with its landlord to extend the Jamaica Avenue at 169th Street, Jamaica, New York property lease beyond May 31, 2030 for a total of five years through May 31, 2035. The effect of the five-year lease extension on the measurement of operating right-of-use assets, liabilities, and monthly rent expense follows:

	Jamaica Avenue at 169th Street
	Increase in Operating Lease Right- of-Use Asset	Increase in Operating Lease Liability	Decrease in Monthly Rent Expense
Remeasurement change resulting from April 2023 lease extension	$1,201,952	$1,201,952	$(30,563)

As of July 31, 2024, it is not reasonably certain the remaining three options to extend the lease from May 31, 2035 to May 31, 2050 will be exercised by the Company. The landlord is Weinstein Enterprises, Inc., an affiliated company principally owned by the Chairman of the Board of Directors who also principally owns the Company.

Operating lease costs for leased real property was exceeded by sublease rental income from the Company’s real estate operations as follows:

	Years Ended July 31,
	2024	2023
Sublease income	$7,357,895	$7,396,835
Operating lease cost	(2,996,055)	(3,239,348)
Excess of sublease income over lease cost	$4,361,840	$4,157,487
	Years Ended July 31,
	2024	2023
Other information:
Operating cash flows from operating leases	$2,150,129	$2,132,945

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of July 31, 2024:

Year ended July 31	Operating Leases
2025	$2,167,284
2026	2,237,257
2027	2,328,731
2028	2,349,076
2029	2,370,098
Thereafter	21,662,828
Total undiscounted cash flows	33,115,274
Less: present value discount	(7,805,549)
Total Lease Liabilities	$25,309,725

As of July 31, 2024, our operating leases had a weighted average remaining lease term of 15.87 years and a weighted average discount rate of 3.67%.

5. INCOME TAX:

Income taxes provided for the years ended July 31, 2024 and 2023 consist of the following:

	2024	2023
Current:
Federal	$—	$—
Deferred taxes (benefit):
Federal	(90,000)	(33,000)
State	(47,000)	(29,000)
Income tax provision (benefit)	$(137,000)	$(62,000)

Taxes provided for the years ended July 31, 2024 and 2023 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2024	2023
Loss before income taxes	$(543,568)	$(144,964)
Other-net	(15,521)	(26,852)
Adjusted pre-tax loss	$(559,089)	$(171,816)
Statutory rate	21.00%	21.00%
Income tax provision (benefit) at statutory rate	$(117,409)	$(36,081)
State deferred income taxes (benefit)	(47,000)	(29,000)
Other-net	27,409	3,081
Income tax provision (benefit)	$(137,000)	$(62,000)

The Company has a federal net operating loss carryforward approximating $10,173,000 and $9,172,000 as of July 31, 2024 and July 31, 2023, respectively, available to offset future taxable income. As of July 31, 2024 and 2023, the Company had unused net operating loss carryforwards of approximately $14,290,000 for state, and $10,218,000 for city, available to offset future taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

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

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. In July, 2024, the Internal Revenue Service initiated a one year examination of the tax year ending July 31, 2022. Subsequent year(s) may also be subject to examination depending upon the outcome of the current examination. The Company does not expect the income tax audit in progress to have a material impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2024 and 2023 are a result of temporary differences related to the items described as follows:

	2024		2023
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$180,818	$—	$150,864	$—
Operating lease liabilities	7,005,732	—	7,338,553	—
Federal net operating loss carryforward	2,136,250	—	1,929,890	—
State net operating loss carryforward	954,564	—	829,669	—
Unbilled receivables	—	839,286	—	729,375
Property and equipment	—	5,569,384	—	5,065,135
Unrealized loss on marketable securities	—	—	—	221,521
Operating lease right-of-use assets	—	7,990,330	—	8,556,969
Other	28,636	—	94,024	—
	$10,306,000	$14,399,000	$10,343,000	$14,573,000
Net deferred tax liability		$4,093,000		$4,230,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2024.

Components of the deferred tax provision (benefit) for the years ended July 31, 2024 and 2023 consist of the following:

	2024	2023
Book depreciation exceeding tax depreciation	$504,386	$14,000
Reserve for bad debts	61,355	35,255
Lease expense per book in excess of cash paid	(233,818)	(301,218)
Federal net operating loss carryforward	(206,360)	189,665
State net operating loss carryforward	(124,894)	(18,725)
Rental income received in advance	(29,954)	14,120
Unbilled receivables	109,911	106,158
Other	(217,626)	(101,255)
	$(137,000)	$(62,000)

6. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $493,263 and $471,087 as contributions to the Plan for fiscal years 2024 and 2023, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2024 and 2023 were $94,110 and $117,494, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plan. The Company also contributes to a union sponsored health benefit plan.

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

Legal name of Plan:	United Food and Commercial Workers Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2022
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2022
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year ended December 31, 2021:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2025

Under the pension fund’s rehabilitation plan expiring November 30, 2025, the Company agreed to pay a minimum contribution rate equal to 20.16% of each covered employee’s pay. The contract also covers rates of pay, hours of employment and other conditions of employment for approximately 21% of the Company’s 28 employees. The Company considers that its labor relations with its employees and union are good.

7. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statements of cash flows:

	July 31
	2024	2023
Cash and cash equivalents	$1,243,977	$1,215,921
Restricted cash, tenant security deposits	938,580	898,791
Restricted cash, escrow	71,784	71,763
Restricted cash, other	31,260	31,260
	$2,285,601	$2,217,735

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, amounts set aside in accordance with certain loan agreements, and security deposits with landlords and utility companies.

Supplemental disclosure:

	July 31,
	2024	2023
Cash Flow Information
Interest paid, net of capitalized interest of $85,610 (2024), and $47,472 (2023)	$141,975	$234,596
Income tax (refunded)	—	—

Non-cash information
Recognition of operating lease right-of-use assets	—	$1,201,952
Recognition of operating lease liabilities	—	1,201,952

8. INSTRUMENTS AND CREDIT RISK CONCENTRATIONS:

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

	July 31, 2024		July 31, 2023
	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and cash equivalents	$1,243,977	$1,243,977	$1,215,921	$1,215,921
Restricted cash	$1,041,624	$1,041,624	$1,001,814	$1,001,814
Marketable securities	$—	$—	$2,300,441	$2,300,441
Security deposit payable	$1,077,964	$1,077,964	$1,005,925	$1,005,925
Mortgages payable	$3,890,765	$3,212,060	$5,198,836	$4,558,652

Financial instruments that are potentially subject to concentrations of credit risk consist principally of restricted cash, cash and cash equivalents, and receivables. Restricted cash, cash and cash equivalents are placed with multiple financial institutions and instruments to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

As of July 31, 2024, three tenants accounted for approximately 51.45% and in 2023, four tenants accounted for approximately 60.61% of receivables. During the years ended July 31, 2024 and 2023, respectively, two tenants accounted for 27.54% and 29.43% of total rental revenue.

9. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2024 and 2023 consist of the following:

	July 31, 2024		July 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$6,350,308	$2,794,954	$5,471,610	$2,253,786
Professional fees for leasing	81,826	56,595	127,810	94,934
Total	$6,432,134	$2,851,549	$5,599,420	$2,348,720

The aggregate amortization expense for the periods ended July 31, 2024 and July 31, 2023 were $502,829, and $452,781, respectively.

The weighted average life of current year additions to deferred charges was approximately nine years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Year Ended July 31	Amortization
2025	$467,022
2026	$426,170
2027	$366,528
2028	$358,132
2029	$322,907

10. RELATED PARTY TRANSACTIONS:

The Company has two operating leases with Weinstein Enterprises, Inc. (“Landlord”), an affiliated company, principally owned by the Chairman of the Board of Directors of both the Company and Landlord. One lease is for building, improvements, and land located at Jamaica Avenue at 169th Street, Jamaica, New York. Another lease is for premises located at 504-506 Fulton Street, Brooklyn, New York.

In April 2023, the Company exercised one of four five-year option periods with its Landlord to extend the Jamaica Avenue at 169th Street, Jamaica, New York property lease beyond May 31, 2030 for a total of five years through May 31, 2035. As of July 31, 2024, it is not reasonably certain the remaining three options to extend the lease from May 31, 2035 to May 31, 2050 will be exercised by the Company.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2024	2023	2024	2023
Jamaica Avenue at 169th Street	$625,000	$625,000	$1,150,682	$1,395,185
504-506 Fulton Street	362,250	362,250	381,195	381,195
Total	$987,250	$987,250	$1,531,877	$1,776,380

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2024	2023	2024	2023	Expiration Date
Jamaica Avenue at 169th Street	$10,600,247	$11,430,657	$4,905,360	$5,210,087	May 31, 2035
504-506 Fulton Street	2,167,727	2,431,554	2,311,539	2,556,421	April 30, 2031
Total	$12,767,974	$13,862,211	$7,216,899	$7,766,508

Upon termination of the Jamaica, New York lease, currently in 2035, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

11. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2024 and July 31, 2023.

12. CONTINGENCIES:

The Company is subject to various legal proceedings, claims, and litigation arising in the ordinary course of business operations. These matters include, but are not limited to, contractual disputes, third party slip and fall or personal injury claims which are typically handled by insurance counsel. It is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company’s Consolidated Financial Statements.

If the Company sells, transfers, disposes of or demolishes 25 Elm Place, Brooklyn, New York, then the Company may be liable to create a condominium unit for the loading dock. The necessity of creating the condominium unit and the cost of such condominium unit cannot be determined at this time.

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2024

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried At Close of Period						Life on Which Depreciation in Latest Income
Description	Encumbrances	Land	Building & Improvements	Improvements	Carried Cost	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Statement is Computed
Office and Rental Buildings Brooklyn, New York Fulton Street at Bond Street	$497,045	$3,901,349	$7,403,468	$26,730,537	$—	$3,901,349	$34,134,005	$38,035,354	$17,040,480	Various	Various	(1)(2)
Jamaica, New York Jamaica Avenue at 169th Street	—	—	—	688,744	—	—	688,744	688,744	177,597	1959	1959	(3)
Fishkill, New York Route 9 at Interstate Highway 84	3,393,720	594,723	7,212,116	16,741,557	—	594,723	23,953,673	24,548,396	10,834,178	10/74	11/72	(1)
Brooklyn, New York Jowein Building Fulton Street and Elm Place	—	1,324,957	728,327	17,595,368	—	1,324,957	18,323,695	19,648,652	8,044,923	1915	1950	(1)(2)
Levittown, New York Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio Tarlton Road	—	120,849	4,388,456	113,620	—	120,849	4,502,076	4,622,925	3,476,843	9/92	12/92	(1)
Total(A)	$3,890,765	$6,067,805	$19,732,367	$61,869,826	$—	$6,067,805	$81,602,193	$87,669,998	$39,574,021

(1)	Building and improvements 18–40 years
(2)	Improvements to leased property 3–40 years
(3)	Upon lease termination in 2035, the building and all improvements will be turned over to the landlord as property owner (See Notes 1 and 10 to the Accompanying Consolidated Financial Statements). Leasehold improvements are amortized over the life of the lease.
(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $295,156 and Accumulated Depreciation thereon of $229,353 at July 31, 2024.
	Year Ended July 31,
	2024	2023
Investment in Real Estate
Balance at Beginning of Year	$85,185,857	$84,139,551
Improvements	2,484,141	1,046,306
Retirements	—	—
Balance at End of Year	$87,669,998	$85,185,857
Accumulated Depreciation
Balance at Beginning of Year	$37,885,631	$36,244,642
Additions Charged to Costs and Expenses	1,688,390	1,640,989
Retirements	—	—
Balance at End of Year	$39,574,021	$37,885,631

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

To the Shareholders and Board of Directors of
J.W. Mays, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. (the “Company”) as of July 31, 2024 and 2023, and the related consolidated statements of operations, changes in shareholders equity and cash flows for the years ended July 31, 2024 and 2023, and related notes and financial statement schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended July 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which it relates.

Valuation of Impairment of Properties

Critical Audit Matter Description

As described in Note 1 to the financial statements, the Company reviews its owned and leased property for potential impairment when certain events or changes in circumstances indicate the carrying amount may not be recoverable. Those events and circumstances include, but are not limited to, significant changes in real estate market conditions, estimated residual values, and an expectation to sell assets before the end of the previously estimated life. In evaluating property and equipment for indicators of impairment, management considers undiscounted future cash flows, including the residual value of the real estate, with the carrying amount of the individual asset. Considering estimated future cash flows requires management to make assumptions about the probabilities of various outcomes relating to market conditions, estimated holding periods, capitalization rates, and potential proceeds if a property was sold. We identified the evaluation of impairment of properties as a critical audit matter.

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

How the Critical Audit Matter was addressed in Our Audit

Our audit procedures related to the evaluation of impairment included the following, among others. We obtained an understanding of the relevant controls over management’s evaluation of potential property impairments, such as controls over the Company’s monitoring of the property, controls over the Company’s consideration of future cash flows, and controls over the Company’s estimates of fair value. In consideration of impairment indicator criteria established in management’s accounting policies over impairment, we evaluated the completeness of the population of properties requiring further analysis. We examined and evaluated the Company’s undiscounted cash flows and estimates of fair value over properties identified for potential impairment. We evaluated the reasonableness of the methods and significant assumptions used, including probabilities of outcomes, holding periods, capitalization rates, and potential proceeds if a property was sold. We evaluated these items in comparison with historical performance of the impacted properties and with comparable observable market data. Our assessment included evaluation of these assumptions, and we considered whether such assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2020.

Hackensack, New Jersey
October 23, 2024
PCAOB ID Number 273

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

Impairment

The Company periodically reviews owned and leased properties, including related long lived assets and depreciable lives, for indicators of impairment that imply the carrying amount of assets may not be recoverable through operations plus estimated disposition proceeds. Such indicators of impairment include, but are not limited to, significant changes in real estate market conditions resulting in decreases in estimated fair values of properties or assets, changes in business conditions in the industries in which our tenants operate, and other significant or unusual events or circumstances which may occur from time to time.

If indicators of impairment existed, the carrying value of the property would be written down to its estimated fair value based on our best estimate of the property’s discounted future cash flows.

As of July 31, 2024 and 2023, the Company has determined there was no impairment of its owned and leased properties, and the related carrying values, including depreciable lives.

FISCAL 2024 COMPARED TO FISCAL 2023

Net loss for the year ended July 31, 2024 amounted to $(406,568) or $(.20) per share, compared to net loss for the year ended July 31, 2023 of $(82,964) or $(.04) per share primarily due to a decrease in rental income; partially offset by a decrease in real estate operating expenses, a decrease in interest expense, net of capitalized interest, and a realized gain on the sale of marketable securities.

Revenues in the current year decreased to $21,593,264 from $22,576,455 in the comparable 2023 year primarily due to the loss of a tenant who agreed to terminate their lease effective March 31, 2023, decrease in rent revenue from two tenants occupying less space compared to the prior year: partially offset by rent increases from existing tenants and new leases from several new tenants.

Real estate operating expenses in the current year decreased to $15,151,406 from $15,383,378 in the comparable 2023 year primarily due to decreases in rent expense for the Jamaica, New York lease, maintenance expense, and employee payroll costs; partially offset by increases in real estate taxes and insurance expense.

Administrative and general expenses in the current year increased to $5,336,672 from $5,280,853 in the comparable 2023 year primarily due to higher legal and professional fees, less recoveries of bad debt in the current period, as recoveries resulting from the COVID-19 pandemic are now mostly complete; offset by reductions in payroll and benefit costs in the current period.

Depreciation expense in the current year increased to $1,725,291 from $1,688,557 in the comparable 2023 year primarily from improvements completed over the last two years at the Company’s various buildings.

Other income (loss) and interest expense of $76,537 improved significantly in the current year from $(368,631) in the comparable 2023 year. Net realized gain on the sale of marketable securities for the year ended July 31, 2024, including liquidation of the remaining marketable securities in May 2024, aggregated $124,907. In addition, the Company had less interest expense, net of capitalized interest in the current year due to a reduction in mortgages payable balance from the prior year.

LIQUIDITY AND CAPITAL RESOURCES

Commercial Leasing Activities

In August 2023, a tenant who occupies 22,045 square feet at the Company’s Jamaica, New York premises renewed its lease for another five-year term through September 30, 2028. Brokerage commissions were $128,021.

In September 2023, the Company extended a lease of approximately 8,000 square feet at the Company’s Jowein building in Brooklyn, New York for office space for five years expiring June 30, 2028 with annual rent of $304,000.

In September 2023, the Company extended a lease of approximately 500 square feet at the Company’s Jowein building in Brooklyn, New York for office space for two years expiring October 31, 2028.

In September 2023, the Company leased approximately 25,000 square feet at the Company’s Fishkill, New York building for use as storage space for four months expiring December 31, 2023. Total rent of $162,363 was prepaid at lease commencement and was being amortized as revenue over the entire term of the lease.

In November 2023, a tenant who occupies 785 square feet at the Company’s 9 Bond Street building in Brooklyn, New York premises renewed its lease for another two-year term through January 31, 2026.

In November 2023, the Company leased approximately 1,600 square feet to a restaurant at the Company’s 9 Bond Street building in Brooklyn, New York for ten years from rent commencement anticipated December 1, 2024, with two options for an additional five years. The costs of renovations for this tenant are expected to be approximately $1,000,000. Brokerage commissions were $95,760.

In December 2023, the Company extended a lease with an office tenant at the Company’s Jamaica, New York premises for ten years expiring November 30, 2033, including a space reduction from 46,421 to 23,210 square feet. The annual base rent of $653,968 (reduced from $1,098,500) commences after renovations are complete. Renovations are expected to be completed in the summer of 2024 at an approximate cost of $1,300,000. Once renovations are complete, additional rent of $156,000 will be paid annually over ten years. Brokerage commissions were $365,755.

In December 2023, the Company leased approximately 5,632 square feet at the Company’s 9 Bond Street building in Brooklyn, New York to an office tenant, rent commencing on May 1, 2024 for a term of ten years through May 1, 2034. There are two renewal options for an additional five years. The costs of renovations for this tenant were approximately $100,000. Brokerage commissions were $50,714.

In March 2024, the Company leased 5,800 square feet to an office tenant at the Company’s Jowein building in Brooklyn, New York for a term of eighteen months with monthly rent of $17,883 commenced April 1, 2024 through March 31, 2025; increasing to monthly payments of $18,420 beginning April 1, 2025 through August 31, 2025. There is a renewal option for six months. Brokerage commissions were $10,730.

In April 2024, a tenant who occupies warehouse space at the Company’s building in Circleville, Ohio, exercised its option to reduce the size of the leased premises from 84,000 to 72,000 square feet. In May 2024, this same tenant exercised its option to reduce the size of the leased premises from 72,000 to 60,000 square feet. The annual rent reduction from 84,000 to 60,000 square feet will be approximately $74,000.

In June 2024, the Company extended a lease of approximately 2,000 square feet of office space at the Company’s Jamaica, New York premises for one year expiring June 30, 2025 with rent annual rent of $64,000.

In July and August 2024, a tenant extended its leases for one year as follows:

(1)     25,423 square feet at the Company’s 9 Bond Street building in Brooklyn, New York expiring September 30, 2025.

(2)     38,109 square feet at the Company’s Jamaica, New York property expiring June 30, 2025.

Cash Flows:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2024 and 2023:

	2024	2023
Net cash provided by operating activities	$1,434,730	$2,221,910
Net cash (used) by investing activities	(58,793)	(821,876)
Net cash (used) by financing activities	(1,308,071)	(1,252,196)

Cash Flows From Operating Activities

Deferred Expenses: The Company incurred $832,714 for brokerage commissions during the year ended July 31, 2024. Commissions due were for two tenant renewals at the Company’s Jamaica, New York property, one new tenant at the Jowein building in Brooklyn, New York, two new tenants at the 9 Bond Street building in Brooklyn, New York, and one tenant’s continuance at the Levittown, New York property.

Accounts Payable and Accrued Expenses: The Company had a balance due on July 31, 2024 for brokerage commissions of $488,090.

Cash Flows From Investing Activities

The Company’s remaining marketable securities consisting of investments in equity securities and mutual funds were sold in May 2024. Net realized gain on sale of marketable securities for the year ended July 31, 2024, including liquidation of the remaining marketable securities in May 2024, aggregated $124,907 with proceeds of $2,544,927.

During the year ended July 31, 2024, the Company had expenditures at its:

Fishkill, New York building of:

- $99,130 for a store front which was completed in August 2023.

- $94,691 for elevators.

9 Bond Street building in Brooklyn, New York of:

- $702,481 for façade restoration completed in April 2024.

- $98,794 for a new tenant’s improvements which were completed in April 30, 2024.

- $904,562 for another new tenant’s improvements as of July 31, 2024. Total improvements are expected to approximate $1,000,000 when complete.

The Company had expenditures of $64,573 for roof work at its 25 Bond Street building in Brooklyn, New York completed in January 2024.

Expenditures at the Company’s Jowein building in Brooklyn, New York included:

- $121,787 improvements for steel work completed in July 2024

- $25,593 for a boiler

- $158,145 for scaffolding relating to façade restoration

Costs incurred for tenant improvements at the Company’s Jamaica, New York premises were:

- Improvements of $41,385 anticipated to be completed in the fall 2024 at a total cost of approximately $1,300,000.

- Improvements of $173,000 completed in January 2024.

Source of Funds; Cash Flows from Financing Activities; Company Indebtedness

Including the estimated costs to complete improvements mentioned above, the Company anticipates incurring an additional $2.2 million in capital expenditures over the next twelve months ending July 31, 2025. The Company’s primary source of liquidity is 1) cash provided by operations, and 2) borrowings. Total liquidity as of July 31, 2024 consists of cash and cash equivalents of $1,243,977. Total liquidity includes proceeds from fixed rate borrowings as of July 31, 2024. In addition, the Company’s plans include securing an additional line of credit, if needed, with an affiliated entity, Weinstein Enterprises, Inc. (“Weinstein”), principally owned by the Chairman of the Board of Directors of both the Company and Weinstein.

To obtain more favorable terms, the Company plans to refinance an existing $3,393,720 mortgage. Currently, anytime after April 1, 2025 through April 1, 2040, the bank may demand a balloon payment for the full amount outstanding. For a more detailed description of the Company’s indebtedness, see Note 3 to the Consolidated Financial Statements contained in this 2024 Annual Report to Shareholders.

We believe our sources of liquidity described above will be sufficient to meet our obligations as of July 31, 2024, and over the next 12 months.

Future Liquidity

The Company’s ability to increase cash flows from operations, and to obtain additional sources of borrowings is dependent on many factors such as the continuously evolving local and macroeconomic commercial real estate markets, the effects of the overall economy, fluctuating interest rates, inflation, trends of office versus remote work practices, city & state regulations, and increasing real estate tax assessments. There is no assurance the Company will be successful in securing additional sources of financing when needed.

RELATED PARTY TRANSACTIONS:

The Company has two operating leases with Weinstein Enterprises, Inc. (“Landlord”), an affiliated company, principally owned by the Chairman of the Board of Directors of both the Company and Landlord. One lease is for building, improvements, and land located at Jamaica Avenue at 169th Street, Jamaica, New York. Another lease is for premises located at 504-506 Fulton Street, Brooklyn, New York.

In April 2023, the Company exercised one of four five-year option periods with its Landlord to extend the Jamaica Avenue at 169th Street, Jamaica, New York property lease beyond May 31, 2030 for a total of five years through May 31, 2035. As of July 31, 2024, it is not reasonably certain the remaining three options to extend the lease from May 31, 2035 to May 31, 2050 will be exercised by the Company.

Rent payments and expense relating to these two operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2024	2023	2024	2023
Jamaica Avenue at 169th Street	$625,000	$625,000	$1,150,682	$1,395,185
504-506 Fulton Street	362,250	362,250	381,195	381,195
Total	$987,250	$987,250	$1,531,877	$1,776,380

The following summarizes assets and liabilities related to these two leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2024	2023	2024	2023	Expiration Date
Jamaica Avenue at 169th Street	$10,600,247	$11,430,657	$4,905,360	$5,210,087	May 31, 2035
504-506 Fulton Street	2,167,727	2,431,554	2,311,539	2,556,421	April 30, 2031
Total	$12,767,974	$13,862,211	$7,216,899	$7,766,508

Upon termination of the Jamaica, New York lease, currently in 2035, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2024 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•	changes in the rate of economic growth, and interest rates both nationally and locally;
•	the ability to obtain additional financing at reasonable costs and interest rates;
•	changes in the financial condition of our customers;
•	changes in the regulatory environment and particularly burdens of increasing local, state, and federal requirements and taxes;
•	lease cancellations and particularly loss of key tenants;
•	changes in our estimates of costs;
•	loss of key personnel;
•	war and/or terrorist attacks could significantly impact buildings leased to tenants;
•	the continued availability of insurance for various policies at reasonable rates;
•	outcomes of pending and future litigation;
•	increasing competition by other companies;
•	compliance with our loan covenants;
•	climate change;
•	recoverability of claims against our customers and others by us and claims by third parties against us;
•	changes in estimates used in our critical accounting policies;
•	cybersecurity theats or incidents; and
•	pandemics and the related trends of office versus remote work practices.

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

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are no disagreements between the Company and its accountants relating to accounting or financial disclosures.

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2024, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

On September 3, 2024, the Company had approximately 800 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman	Chairman of the Board, Chief Executive Officer and President
Ward N. Lyke, Jr5	Vice President, Chief Financial Officer and Treasurer
George Silva	Vice President-Operations
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Jennifer L. Caruso[3]	Practicing Attorney
Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Steven Gurney-Goldman[2,3]	Solil Management, LLC
Mark S. Greenblatt[3,5]	Retired Vice President, Chief Financial Officer and Treasurer, J.W. Mays, Inc.
Melinda L. Koster[2,3,4,6]	Practicing Attorney
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President, J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee
[2]	Member of Audit Committee
[3]	Member of Investment Advisory Committee
[4]	Member of Compensation Committee
[5]	Member of Disclosure Committee
[6]	Member of Governance and Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2024 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.

9 Bond Street

Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443