Form 10-K, Exhibit 13
period 2025-07-31
MAYS J W INC
filed 2025-10-23
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2025

Year Ended July 31, 2025

Executive Offices

9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, N.Y. 11219

Special Counsel

Holland & Knight LLP
787 Seventh Avenue
New York, New York 10019

Independent Registered Public Accounting Firm

Prager Metis CPAs, LLC
401 Hackensack Avenue
Hackensack, NJ, 07601

Annual Meeting

The Annual Meeting of Shareholders will be
held on Tuesday, November 25, 2025 at
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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2025.

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

•	In 2025 the Company’s net loss decreased to $(136,240), or $(.07) per share from $(406,568), or $(.20) per share primarily due to an increase in rental income, decreases in administrative and general expenses, and interest expense; partially offset by an increase in real estate operating expenses.
•	Revenues in 2025 increased to $22,469,710 from $21,593,264 in the comparable 2024 year primarily due to rent increases from existing tenants and new leases from several new tenants; partially offset by loss of a few tenants and rent concessions granted.
•	Consistent with a reduced loss in 2025 compared to 2024, cash flows from operations were $2,520,634 in fiscal 2025 compared with $1,434,730 in 2024. Cash provided by operating activities in 2025 and 2024 combined with proceeds from sales of marketable securities in 2024 were used to fund acquisition of property and equipment and reduce mortgages payable from 2024 to 2025.

Our strategy of pursuing and entering into leases with governmental agencies and health care providers as tenants, as well as a significant educational institution in our Fishkill building, and our ability to retain significant tenants over a long period of time, continues to serve our Company well.

As Brooklyn continues to become a borough of choice for many individual’s residences, businesses are also slowly shifting from Manhattan to the outer boroughs. With our long history of resilience when facing difficult market conditions, we are hopeful New York City and our Company will continue moving forward from these challenging economic times.

I specifically want to thank Mays’ personnel and our Board colleagues for their ongoing commitment and support, our shareholders for their continuing belief in our Company and its future and our tenants for their continuing loyalty to our Company.

Lloyd J. Shulman

Chairman, President and Chief Executive Officer

October 23, 2025

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

	July 31
ASSETS	2025	2024
Property and Equipment-at cost:
Land	$6,067,805	$6,067,805
Buildings held for leasing:
Buildings, improvements, and fixtures	81,018,716	79,510,142
Construction in progress	3,270,919	2,387,207
	84,289,635	81,897,349
Accumulated depreciation	(41,603,389)	(39,803,374)
Buildings – net	42,686,246	42,093,975
Property and equipment-net	48,754,051	48,161,780

Cash and cash equivalents	748,597	1,243,977
Restricted cash	1,010,148	1,041,624
Receivables, net	3,959,730	3,582,225
Prepaids and other assets	3,294,901	3,048,044
Deferred charges, net	3,517,817	3,580,585
Operating lease right-of-use assets	26,764,182	28,866,800
TOTAL ASSETS	$88,049,426	$89,525,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$3,235,561	$3,874,246
Accounts payable and accrued expenses	2,891,074	2,271,963
Security deposits payable	1,092,225	1,077,964
Operating lease liabilities	24,034,669	25,309,725
Deferred income taxes	4,034,000	4,093,000
Total liabilities	35,287,529	36,626,898
Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued 2,015,780 outstanding)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Retained earnings	48,525,207	48,661,447
	54,049,749	54,185,989
Common stock held in treasury, at cost - 162,517 shares at July 31, 2025 and July 31, 2024	(1,287,852)	(1,287,852)
Total Shareholders’ Equity	52,761,897	52,898,137
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$88,049,426	$89,525,035

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,
	2025	2024
Revenues
Rental income	$22,469,710	$21,593,264
Total revenues	22,469,710	21,593,264
Expenses
Real estate operating expenses	15,655,276	15,151,406
Administrative and general expenses	5,168,751	5,336,672
Depreciation	1,800,015	1,725,291
Total expenses	22,624,042	22,213,369
Loss from operations	(154,332)	(620,105)
Other income (loss) and interest expense
Dividend and interest income	26,836	87,922
Net realized gain on sale of marketable securities	—	124,907
Interest expense, net of capitalized interest	(67,744)	(136,292)
	(40,908)	76,537
Loss before income tax	(195,240)	(543,568)
Income tax provision (benefit)	(59,000)	(137,000)
Net loss	$(136,240)	$(406,568)

Loss per common share, basic and diluted	$(.07)	$(.20)
Weighted average common shares outstanding, basic and diluted	2,015,780	2,015,780

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid In Capital	Retained Earnings	Common Stock Held in Treasury	Total
Balance at July 31, 2023	$2,178,297	$3,346,245	$49,068,015	$(1,287,852)	$53,304,705
Net loss, year ended July 31, 2024	—	—	(406,568)	—	(406,568)
Balance at July 31, 2024	2,178,297	3,346,245	48,661,447	(1,287,852)	52,898,137
Net loss, year ended July 31, 2025	—	—	(136,240)	—	(136,240)
Balance at July 31, 2025	$2,178,297	$3,346,245	$48,525,207	$(1,287,852)	$52,761,897

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2025	2024
Cash Flows From Operating Activities:
Net loss	$(136,240)	$(406,568)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense (recovery)	38,512	(22,861)
Provision (benefit) for deferred income tax	(59,000)	(137,000)
Net realized (gain) on sale of marketable securities	—	(124,907)
Depreciation	1,800,015	1,725,291
Loss on asset disposal	—	12,478
Amortization of deferred charges	506,044	502,829
Operating lease expense in excess of cash payments	827,562	844,717
Amortization of deferred financing costs	16,519	38,112
Changes in Operating Assets and Liabilities:
Receivables	(416,017)	(515,174)
Prepaids and other assets	(246,857)	(275,040)
Deferred charges	(443,276)	(832,714)
Accounts payable and accrued expenses	619,111	553,528
Security deposits payable	14,261	72,039
Net cash provided by operating activities	2,520,634	1,434,730
Cash Flows From Investing Activities:
Acquisition of property and equipment	(2,392,286)	(2,484,141)
Marketable securities:
Receipts from sales	—	2,544,927
Payments for purchases	—	(119,579)
Net cash (used) in investing activities	(2,392,286)	(58,793)
Cash Flows From Financing Activities:
Payments – mortgages	(655,204)	(1,308,071)
Net cash (used) by financing activities	(655,204)	(1,308,071)
Increase (decrease) in cash, cash equivalents and restricted cash	(526,856)	67,866
Cash, cash equivalents and restricted cash at beginning of year	2,285,601	2,217,735
Cash, cash equivalents and restricted cash at end of year	$1,758,745	$2,285,601

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

Use of Estimates

The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, incremental borrowing rates and recognition of renewal options for operating lease right-of-use assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for doubtful accounts, depreciation, impairment analysis of long-lived assets, income tax assets and liabilities, and revenue recognition. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

Restricted Cash

Restricted cash primarily consists of cash held in bank accounts for tenant security deposits and other amounts required under certain loan agreements.

Accounts Receivable

Generally, rent is due from tenants at the beginning of the month in accordance with terms of each lease. Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectibility issues include late rent payments, circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Management also assesses collectibility by reviewing accounts receivable on an aggregate basis where similar characteristics exist. In determining the amount of the allowance for credit losses, the Company considers past due status and a tenant’s payment history. We also consider current market conditions and reasonable and supportable forecasts of future economic conditions. Our assessment considers volatility in market conditions and evolving shifts in credit trends that may have a material impact on our allowance for credit loss in future periods.

The Company’s allowance for credit loss is recorded as an offset to receivables. Activity in the allowance for credit loss for each period follows:

Allowance for Uncollectible

	Allowance for Credit Loss		Credit Loss / (Recovery)
	Period Ended July 31		Period Ended July 31
	2025	2024	2025	2024
Beginning balance	$42,680	$115,000	$—	$—
Charge-offs (recoveries)	(57,984)	(112,552)	—	(23,000)
Reserve Adjustments	38,512	40,232	38,512	139
Ending Balance	$23,208	$42,680	$38,512	$(22,861)

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

As of July 31, 2025 and 2024, the Company has determined there was no impairment of its owned and leased properties, and the related carrying values, including depreciable lives.

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

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 will require the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. The Company adopted ASU 2023-07 on its July 31 2025 annual report and related disclosures. The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the Company’s chief executive officer, who review consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on management’s assessment, the Company has determined that the Company has one operating segment (which operates commercial real estate properties) as defined by ASC Topic 280 “Segment Reporting”.

Recent Accounting Pronouncements

Disaggregation of Income Statement Expenses

In November 2024, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No.2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40):Disaggregation of Income Statement Expenses (“ASU 2024-03”) and in January 2025, the FASB issued ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03. ASU 2024-03 will require the Company to disclose the amounts of employee compensation, depreciation, as applicable, included in certain expense captions in the Consolidated Statements of Operations, as well as qualitatively describe remaining amounts included in those captions. ASU 2024-03 will also require the Company to disclose both the amount and the Company’s definition of selling expenses. The Company is currently evaluating the effect ASU 2024-03 may have on its consolidated financial statements and related disclosures.

Income Taxes

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. The Company is currently evaluating the effect ASU 2023-09 may have on its consolidated financial statements and related disclosures.

Loss Per Share of Common Stock

Loss per share has been computed by dividing net loss for the year by the weighted average number of shares of common stock issued and outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income loss per share were 2,015,780 in fiscal years 2025 and 2024.

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

Investment income (loss) for the years ended July 31, 2025 and 2024 consists of the following:

	2025	2024
Dividend and interest income	$26,836	$87,922
Net realized gain on sale of marketable securities	—	124,907
Total	$26,836	$212,829

3. MORTGAGES PAYABLE:

			Years Ended July 31,
	Current Annual Interest Rate	Final Payment Date	2025	2024
Bond St. building, Brooklyn, NY (1)	4.375%	12/1/2024	$—	$497,045
Fishkill building (2)	3.980%	4/1/2040	3,235,561	3,393,720
Deferred financing costs			—	(16,519)
Net			$3,235,561	$3,874,246

(1)	In November 2019, the Company refinanced the remaining balance of a $6,000,000, 3.54% interest rate loan with another bank for $5,255,920 plus an additional $144,080 for a total of $5,400,000. The interest rate on the new loan is fixed at 4.375%. The loan was self-liquidating over a period of five years and was secured by the Nine Bond Street land and building in Brooklyn, New York. This loan was paid off in December 2024.

(2)	In March 2020, the Company obtained a loan with a bank in the amount of $4,000,000 to finance renovations and brokerage commissions relating to space leased to a community college at the Fishkill, New York building. The loan is secured by the Fishkill, New York land and building; amortized over a 20-year period with an interest rate of 3.98%. Effective any time after

April 1, 2025 through April 1, 2040, the bank may demand a balloon payment for the full amount outstanding. Although the interest rate is currently favorable, the company may choose to refinance the mortgage after April 1, 2025; however, the bank is under no obligation to refinance if or when the balloon payment comes due upon demand.

Expenditures for additions and major renewals or improvements are capitalized along with the associated interest cost during construction. Interest expense, net of capitalized interest follows:

	Year Ended July 31
	2025	2024
Interest expense	$(152,009)	$(221,902)
Capitalized interest	84,265	85,610
Interest expense, net of capitalized interest	$(67,744)	$(136,292)

Maturities of long-term mortgages outstanding at July 31, 2025 based on the contractual payment dates, are as follows:

Fiscal Year:	Amount
*2026	$164,570
2027	171,241
2028	178,182
2029	185,404
2030	192,920
After 2030	2,343,244
Total	$3,235,561
*	Contractual payments do not include balloon payment disclosed in (2) above. As of October 23, 2025, the bank has not communicated any intent to accelerate repayment.

The carrying value of the property collateralizing the above debt is $13,377,697 at July 31, 2025.

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

The following table disaggregates the Company’s revenues by lease and non-lease components:

	Years Ended July 31,
	2025	2024
Base rent – fixed	$20,441,035	$19,762,211
Reimbursements of common area costs	740,924	771,496
Non-lease components (real estate taxes)	1,287,751	1,059,557
Rental income	$22,469,710	$21,593,264
	Years Ended July 31,
	2025	2024
Base rent – fixed
Company owned property	$13,802,232	$13,107,528
Leased property	6,638,803	6,654,683
	20,441,035	19,762,211
Reimbursements of common area costs & Non lease components (real estate taxes)
Company owned property	1,200,313	1,127,841
Leased property	828,362	703,212
	2,028,675	1,831,053
Total	$22,469,710	$21,593,264

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Year Ended July 31,	Company Owned Property	Leased Property	Total
2026	$9,532,921	$5,083,766	$14,616,687
2027	8,331,404	4,569,993	12,901,397
2028	7,574,026	4,524,742	12,098,768
2029	7,002,009	3,700,356	10,702,365
2030	5,205,610	2,278,442	7,484,052
After 2030	17,326,624	8,018,576	25,345,200
Total	$54,972,594	$28,175,875	$83,148,469

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

Sublease rental income from the Company’s real estate operations for leased real property exceeded operating lease costs as follows:

	Years Ended July 31,
	2025	2024
Sublease income	$7,467,165	$7,357,895
Operating lease cost	(2,997,462)	(2,996,055)
Excess of sublease income over lease cost	$4,469,703	$4,361,840

	Years Ended July 31,
	2025	2024
Other information:
Operating cash flows from operating leases	$2,167,284	$2,150,129

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of July 31, 2025:

Year ended July 31	Operating Leases
2026	$2,237,257
2027	2,328,731
2028	2,349,076
2029	2,370,098
2030	2,293,975
Thereafter	19,368,853
Total undiscounted cash flows	30,947,990
Less: present value discount	(6,913,321)
Total Lease Liabilities	$24,034,669

As of July 31, 2025, our operating leases had a weighted average remaining lease term of 15.20 years and a weighted average discount rate of 3.62%.

5. INCOME TAX:

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law in the United States. The OBBBA includes changes to U.S. tax law that will be applicable to the Company’s tax year ending July 31, 2025. These changes, among others, include provisions allowing accelerated tax deductions for qualified property.

Staff Accounting Bulletin 118 (“SAB 118”) expresses views of the SEC regarding ASC Topic 740, Income Taxes (“ASC 740”), in the reporting period that includes the enactment date of changes in tax laws. The SEC staff issuing SAB 118 (the “Staff) recognized that a registrant’s review of certain income tax effects of a tax act may be incomplete at the time financial statements are issued for the reporting period that includes the enactment date. The Company has recorded all known and estimable impacts of the OBBBA that are effective for the fiscal year ended July 31, 2025. Any future adjustments to the provisional numbers will be recorded as discrete adjustments to income tax expense in the period in which those adjustments become estimable and/or are finalized.

In accordance with SAB 118, the provision estimates recorded represent reasonable estimates of the effects of the Tax Act for which the analysis is not yet complete. As the Company completes its analysis of the effects of the tax act, including performing and refining calculations and obtaining additional guidance from such standard setting and regulatory bodies as the US Internal Revenue Services, US Treasury Department and FASB, among others, it may record adjustments to the provisional estimates. The Company expects to finalize its provisional estimates at the earlier of the time it files its US federal income tax return for the fiscal year ended July 31, 2025 or the end of the measurement period provided for under SAB 118, which is December 31, 2025.

Income taxes provided for the years ended July 31, 2025 and 2024 consist of the following:

	2025	2024
Current:
Federal	$—	$—
Deferred taxes (benefit):
Federal	(27,000)	(90,000)
State	(32,000)	(47,000)
Income tax provision (benefit)	$(59,000)	$(137,000)

Taxes provided for the years ended July 31, 2025 and 2024 differ from amounts which would result from applying the federal statutory tax rate to pre-tax income, as follows:

	2025	2024
Loss before income taxes	$(195,240)	$(543,568)
Other-net	1,250	(15,521)
Adjusted pre-tax loss	$(193,990)	$(559,089)
Statutory rate	21.00%	21.00%
Income tax provision (benefit) at statutory rate	$(40,738)	$(117,409)
State deferred income taxes (benefit)	(32,000)	(47,000)
Other-net	13,738	27,409
Income tax provision (benefit)	$(59,000)	$(137,000)

The Company has a federal net operating loss carryforward approximating $11,187,000 and $10,173,000 as of July 31, 2025 and July 31, 2024, respectively, available to offset future taxable income. As of July 31, 2025 and 2024, the Company had unused net operating loss carryforwards of approximately $16,317,000 and $14,290,000 for state, respectively. As of July 31, 2025 and 2024, the Company had unused net operating loss carryforwards of approximately $10,218,000 for city, available to offset future taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

New York State and New York City taxes are calculated using the higher of taxes based on income or the respective capital based franchise taxes. Beginning with the Company’s tax year ended July 31, 2027, changes in the law require the state capital based tax will be phased out. New York City taxes will be based on capital for the foreseeable future. Capital-based franchise taxes are recorded to administrative and general expense. State tax amounts in excess of the capital-based franchise taxes are recorded to income tax expenses. Due to both the application of the capital-based tax and due to the possible absence of city taxable income, the Company does not record city deferred taxes.

Generally, tax returns filed are subject to audit for three years by the appropriate taxing jurisdictions. The statute of limitations in each of the state jurisdictions in which the Company operates remain open until the years are settled for federal income tax purposes, at which time amended state income tax returns reflecting all federal income tax adjustments are filed. In July 2024, the Internal Revenue Service (IRS) initiated a one-year examination of the tax year ending July 31, 2022. Subsequent year(s) may also be subject to examination depending upon the outcome of the current examination. This audit of the tax year ending July 31, 2022 is now closed by the IRS with no findings and no impact on the consolidated financial statements.

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2025 and 2024 are a result of temporary differences related to the items described as follows:

	2025		2024
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$307,589	$—	$180,818	$—
Operating lease liabilities	6,652,796	—	7,005,732	—
Federal net operating loss carryforward	2,349,275	—	2,136,250	—
State net operating loss carryforward	1,090,007	—	954,564	—
Unbilled receivables	—	992,766	—	839,286
Property and equipment	—	6,057,908	—	5,569,384
Unrealized loss on marketable securities	—	—	—	—
Operating lease right-of-use assets	—	7,408,326	—	7,990,330
Other	25,333	—	28,636	—
	$10,425,000	$14,459,000	$10,306,000	$14,399,000
Net deferred tax liability		$4,034,000		$4,093,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2025.

Components of the deferred tax provision (benefit) for the years ended July 31, 2025 and 2024 consist of the following:

	2025	2024
Book depreciation exceeding tax depreciation	$487,700	$504,386
Reserve for bad debts	5,673	61,355
Lease expense per book in excess of cash paid	(229,069)	(233,818)
Federal net operating loss carryforward	(213,025)	(206,360)
State net operating loss carryforward	(135,443)	(124,894)
Rental income received in advance	(126,771)	(29,954)
Unbilled receivables	153,480	109,911
Other	(1,545)	(217,626)
	$(59,000)	$(137,000)

6. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $442,666 and $493,263 as contributions to the Plan for fiscal years 2025 and 2024, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2025 and 2024 were $89,396 and $94,110, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plan. The Company also contributes to a union sponsored health benefit plan.

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

Information for contributing employer’s participation in the multi-employer plan:

Legal name of Plan	United Food and Commercial Workers Local 888 Pension Fund
Employer identification number:	13-6367793
Plan number:	001
Date of most recent Form 5500:	December 31, 2024
Certified zone status:	Critical and declining status
Status determination date:	January 1, 2024
Plan used extended amortization provisions in status calculation:	Yes
Minimum required contribution:	Yes
Employer contributing greater than 5% of Plan contributions for year ended December 31, 2023:	Yes
Rehabilitation plan implemented:	Yes
Employer subject to surcharge:	Yes
Contract expiration date:	November 30, 2025

Under the pension fund’s rehabilitation plan expiring November 30, 2025, the Company agreed to pay a minimum contribution rate equal to 20.50% of each covered employee’s pay. The contract also covers rates of pay, hours of employment and other conditions of employment for approximately 21% of the Company’s 28 employees. The Company considers that its labor relations with its employees and union are good.

7. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statements of cash flows:

	July 31
	2025	2024
Cash and cash equivalents	$748,597	$1,243,977
Restricted cash, tenant security deposits	938,342	938,580
Restricted cash, escrow	71,806	71,784
Restricted cash, other	—	31,260
	$1,758,745	$2,285,601

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, amounts set aside in accordance with certain loan agreements, and security deposits with landlords and utility companies.

Supplemental disclosure:

	July 31,
	2025	2024
Cash Flow Information
Interest paid, net of capitalized interest of $84,265 (2025), and $85,610 (2024)	$70,141	$141,975
Income tax (refunded)	—	—

8. CREDIT RISK CONCENTRATIONS:

Financial instruments that are potentially subject to concentrations of credit risk consist principally of restricted cash, cash and cash equivalents, and receivables. Restricted cash, cash and cash equivalents are placed with multiple financial institutions to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

As of July 31, 2025, and July 31, 2024, respectively, three tenants accounted for approximately 54.96% and 51.45% of receivables. During the years ended July 31, 2025 and 2024, respectively, two tenants accounted for 26.86% and 27.54% of total rental revenue.

9. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2025 and 2024 consist of the following:

	July 31, 2025		July 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$6,463,376	$3,000,205	$6,350,308	$2,794,954
Deferred Mortgage Placement Cost	35,000	—	—	—
Professional fees for leasing	81,826	62,180	81,826	56,595
Total	$6,580,202	$3,062,385	$6,432,134	$2,851,549

The aggregate amortization expense for the periods ended July 31, 2025 and July 31, 2024 were $506,044, and $502,829, respectively.

The weighted average life of current year additions to deferred charges was approximately ten years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Year Ended July 31	Amortization
2026	$506,404
2027	$457,859
2028	$449,443
2029	$410,331
2030	$314,668

10. RELATED PARTY TRANSACTIONS:

The Company has three operating leases with Landlord, an affiliated company, principally owned by the Chairman of the Board of Directors of both the Company and Landlord. One lease is for building, improvements, and land located at Jamaica Avenue at 169th Street, Jamaica, New York. Another lease is for premises located at 504-506 Fulton Street, Brooklyn, New York.

In December 2024, Landlord purchased the 508 Fulton Street property, including an existing lease, from another landlord who owned 25% of the property. Starting in January 2025, J.W. Mays began making rent payments to Landlord with no other changes to the existing lease

Rent payments and expense relating to these three operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2025	2024	2025	2024
Jamaica Avenue at 169th Street	$625,000	$625,000	$1,150,682	$1,150,682
504-506 Fulton Street	362,250	362,250	381,195	381,195
508 Fulton Street	33,269	—	42,408	—
Total	$1,020,519	$987,250	$1,574,285	$1,531,877

The following summarizes assets and liabilities related to these three leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2025	2024	2025	2024	Expiration Date
Jamaica Avenue at 169th Street	$9,749,817	$10,600,247	$4,580,611	$4,905,360	May 31, 2035
504-506 Fulton Street	1,891,731	2,167,727	2,054,487	2,311,539	April 30, 2031
508 Fulton Street	1,018,186	—	1,224,672	—	April 30, 2044
Total	$12,659,734	$12,767,974	$7,859,770	$7,216,899

Upon termination of the Jamaica, New York lease, currently in 2035, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

11. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2025 and July 31, 2024.

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

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2025

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried At Close of Period						Life on Which Depreciation in Latest Income
Description	Encumbrances	Land	Building & Improvements	Improvements	Carried Cost	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Statement is Computed
Office and Rental Buildings Brooklyn, New York Fulton Street at Bond Street	$—	$3,901,349	$7,403,468	$26,988,918	$—	$3,901,349	$34,392,386	$38,293,735	$17,805,206	Various	Various	(1)(2)
Jamaica, New York Jamaica Avenue at 169th Street	—	—	—	2,549,190	—	—	2,549,190	2,549,190	255,146	1959	1959	(3)
Fishkill, New York Route 9 at Interstate Highway 84	3,235,561	594,723	7,212,116	16,784,987	—	594,723	23,997,103	24,591,826	11,214,129	10/74	11/72	(1)
Brooklyn, New York Jowein Building Fulton Street and Elm Place	—	1,324,957	728,327	17,825,397	—	1,324,957	18,553,724	19,878,681	8,480,642	1915	1950	(1)(2)
Levittown, New York Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio Tarlton Road	—	120,849	4,388,456	113,620	—	120,849	4,502,076	4,622,925	3,589,395	9/92	12/92	(1)
Total(A)	$3,235,561	$6,067,805	$19,732,367	$64,262,112	$—	$6,067,805	$83,994,479	$90,062,284	$41,344,518

(1)	Building and improvements 18–40 years
(2)	Improvements to leased property 3–40 years
(3)	Upon lease termination in 2040, the building and all improvements will be turned over to the landlord as property owner (See Notes 1 and 10 to the Accompanying Consolidated Financial Statements). Leasehold improvements are amortized over the life of the lease.
(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $295,156 and Accumulated Depreciation thereon of $258,871 at July 31, 2025.

	Year Ended July 31,
	2025	2024
Investment in Real Estate
Balance at Beginning of Year	$87,669,998	$85,185,857
Improvements	2,392,286	2,484,141
Retirements	—	—
Balance at End of Year	$90,062,284	$87,669,998
Accumulated Depreciation
Balance at Beginning of Year	$39,574,021	$37,885,631
Additions Charged to Costs and Expenses	1,770,497	1,688,390
Retirements	—	—
Balance at End of Year	$41,344,518	$39,574,021

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

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. (the “Company”) as of July 31, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders equity and cash flows for the years ended July 31, 2025 and 2024, and related notes and financial statement schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended July 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

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
October 22, 2025
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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and require the most difficult, subjective or complex judgments. We believe the critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements. Estimates are based on historical experience, where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described below as our critical accounting policies. Actual results may differ from these estimates under different assumptions and conditions.

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

As of July 31, 2025 and 2024, the Company has determined there was no impairment of its owned and leased properties, and the related carrying values, including depreciable lives.

FISCAL 2025 COMPARED TO FISCAL 2024

Net loss for the year ended July 31, 2025 amounted to $(136,240) or $(.07) per share, compared to net loss for the year ended July 31, 2024 of $(406,568) or $(.20) per share primarily due to an increase in rental income, decreases in administrative and general expenses, and interest expense; partially offset by an increase in real estate operating expenses.

Revenues in the current year increased to $22,469,710 from $21,593,264 in the comparable 2024 year primarily due to rent increases from existing tenants and new leases from several new tenants; partially offset by loss of a few tenants.

Real estate operating expenses in the current year increased to $15,655,276 from $15,151,406 in the comparable 2024 year primarily due to increases in real estate taxes, insurance expense, and maintenance expense; partially offset by a decrease in employee payroll cost.

Administrative and general expenses in the current year decreased to $5,168,751 from $5,336,672 in the comparable 2024 year primarily due to reductions in executive payroll and benefit costs; partially offset by an increase in legal and professional fees, and bad debts expense.

Depreciation expense in the current year increased to $1,800,015 from $1,725,291 in the comparable 2024 year primarily due to tenant improvements placed in service at various buildings.

Other income (loss) decreased to $(40,908) in the current year from $76,537 in the comparable 2024 year primarily due to a net realized gain on the sale of all the Company’s marketable securities in 2024; partially offset by a reduction in interest expense for 2025.

LIQUIDITY AND CAPITAL RESOURCES

Commercial Leasing Activities

In August 2024, a tenant extended its lease through June 30, 2025 with the same terms for 10,569 square feet at the Company’s Jowein building in Brooklyn, New York.

In August 2024, the Company leased 2,051 square feet to an office tenant at the Company’s Jamaica, New York premises for ten years, with five separate one year renewal options. Monthly rent of approximately $5,500, with annual increases, commenced January 1, 2025. The Company’s costs of renovations were approximately $503,088, of which $235,000 will be reimbursed by the tenant, as additional lease revenue.

In August 2024, a tenant who occupies warehouse space at the Company’s building in Circleville, Ohio, extended its lease from May 31, 2026 for additional three years to May 31, 2029. Effective November 1, 2024, the size of the leased premises expanded by 84,000 feet, including space previously leased by another tenant whose lease expired October 31, 2024. After the lease expansion, annual base rent for the warehouse space is $877,440 per annum with increases annually. Brokerage commissions were $106,867.

Effective October 1, 2024, the Company leased approximately 12,500 square feet at the Company’s Fishkill, New York building for use as storage space for three months expiring December 31, 2024. Total rent of $61,219 was prepaid at lease commencement and was amortized as revenue over the term of the lease.

In November 2024, a tenant who occupies 700 square feet at the Company’s 9 Bond Street building in Brooklyn, New York agreed to expand their space to include an additional 130 square feet for increased rent of $2,400 annually through lease expiration on April 30, 2026.

In November 2024, the Company leased 305 square feet of office space at the Company’s Jowein building in Brooklyn,
New York for two years at an annual rent of $7,320.

In November 2024, a tenant who occupies 5,800 square feet at the Company’s Jowein building in Brooklyn, New York agreed to rent an additional 3,920 square feet of office space for increased rent of $12,087 a month.

In December 2024, Weinstein Enterprises, Inc. (“Landlord”), an affiliated entity, principally owned by the Chairman of the Board of Directors of both the Company and Landlord purchased 25% of the 508 Fulton Street property including an existing lease, from another landlord. Starting in January 2025, the Company began making rent payments to Landlord with no other changes to the existing lease.

In January and August 2025, a tenant at the Company’s 9 Bond Street building in Brooklyn, New York was given two six month rent concessions of $25,000 per month from February to July 2025, and $40,000 per month from August 2025 to January 2026, respectively. The January 2025 agreement also included a deferral of $54,825 of a receivable to be paid in three equal installments from February to April 2025.

In February 2025, a tenant occupying 160 square feet at the Company’s Jamaica, New York premises, agreed to extend their lease to January 2030, with a yearly rent of $24,000.

Effective March 1, 2025, a tenant occupying 1,600 square feet at the Company’s 9 Bond Street building in Brooklyn, New York agreed to terminate their lease. Loss of rent will approximate $120,000 per annum.

In March 2025, a tenant who occupies 9,720 square feet at the Company’s Jowein building in Brooklyn, New York exercised their first of three six month extensions to February 2026, with a monthly rent of $30,869.

In March 2025, the Company leased 6,761 square feet of office space at the Company’s Jamaica, New York premises, for fifteen years at an annual rent of $135,220 with yearly rent escalation, effective August 2025. Brokerage commissions were $137,180.

In April 2025, the Company leased 2,800 square feet of office space at the Company’s 9 Bond Street building in Brooklyn, New York for ten years at an annual rent of $216,000 with increases annually. Rent commencement is October 2025. Brokerage commissions were $134,987.

In May 2025, a tenant who occupies 17,364 and 5,640 square feet of space at the Company’s Jowein building in Brooklyn, New York provided notice they would not be renewing their leases which end on June 30, 2025 and January 19, 2026, respectively. The loss of rental income from the combined leases is approximately $885,000 per annum.

In May 2025, a tenant occupying 3,080 square feet at the Company’s 9 Bond Street building in Brooklyn, New York provided notice they would not be renewing their lease which ends on June 30, 2025. The loss of rental income is approximately $142,000 per annum.

In May 2025, a tenant extended its lease through September 30, 2025 with the same terms for 10,569 square feet at the Company’s Jowein building in Brooklyn, New York.

In June 2025, a tenant occupying 2,000 square feet at the Company’s Jamaica, New York premises provided notice they would be vacating the space effective July 30, 2025. The loss of rental income is approximately $64,000 per annum.

In July 2025, the Company leased 1,800 square feet of office space at the Company’s Jowein building in Brooklyn, New York on a month-to-month basis. Monthly rent will be $6,766.

In August 2025, the Company leased 20,000 square feet of retail space at the Company’s Massapequa building in Long Island, New York for five years. Monthly rent is $4,500 and increases to $5,500 after the first year. Brokerage commissions were $14,355.

In August 2025, the Company leased 5,500 square feet of retail space at the Company’s Jowein building in Brooklyn, New York. Monthly rent is $15,000 with annual rent increases. Brokerage commissions were $73,487.

In August 2025, the Company exercised the second of four five-year option periods with its landlord to extend the Jamaica Avenue at 169th Street, Jamaica, New York property lease beyond May 31, 2035 for a total of five years through May 31, 2040.

In October 2025, a tenant who occupies 31,438 square feet at the Company’s Jowein building in Brooklyn, New York extended their lease from May 2026 to October 2026, and was given a rent concession effective November 2025 to October 2026.

Cash Flows:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2025 and 2024:

	2025	2024
Net cash provided by operating activities	$2,520,634	$1,434,730
Net cash (used) by investing activities	(2,392,286)	(58,793)
Net cash (used) by financing activities	(655,204)	(1,308,071)

Cash Flows From Operating Activities

Deferred Expenses: The Company incurred $408,276 for brokerage commissions during the year ended July 31, 2025. Commissions due were for one new tenant and one tenant renewal at the Company’s Jamaica, New York property, one tenant renewal at the Jowein building in Brooklyn, New York, one new tenant at the 9 Bond Street building in Brooklyn, New York, and one tenant’s continuance at the Circleville, Ohio property.

Accounts Payable and Accrued Expenses: The Company had a balance due on July 31, 2025 for brokerage commissions of $444,705.

Cash Flows From Investing Activities

All of the Company’s marketable securities were sold in May 2024. Net realized gain on sale of marketable securities for the year ended July 31, 2024, including liquidation of the remaining in May 2024, aggregated $124,907 with proceeds of $2,544,927.

During the year ended July 31, 2025, the Company had expenditures at its:

Fishkill, New York building of:

-	$43,430 for elevators.

Bond Street building in Brooklyn, New York of:

-	$100,928 for a new tenant improvements which was completed in September, 2024 for a total cost of $1,005,490.

-	$157,454 for another new tenant’s improvements as of July 31, 2025. Total improvements are expected to approximate $235,000 when complete.

Expenditures at the Company’s Jowein building in Brooklyn, New York included:

-	$76,456 for a boiler

-	$153,573 for scaffolding relating to façade restoration

Costs incurred for tenant improvements at the Company’s Jamaica, New York premises were:

-	$1,860,445 for tenant improvements at the Company’s Jamaica, New York premises. Total improvements for two tenants were $503,088 and $104,408 completed in January 2025 and July 2025 respectively. A total of $235,000 was reimbursed by one tenant. Improvements for a third tenant of approximately $1,252,949 were completed and placed in service August 2025.

Source of Funds; Cash Flows from Financing Activities; Company Indebtedness

The Company anticipates incurring an additional $13.4 million in capital expenditures over the next twelve months ending July 31, 2026, of which a major portion is pending financing. The Company’s primary source of liquidity is 1) cash provided by operations, and 2) borrowings. Total liquidity as of July 31, 2025 consists of cash and cash equivalents of $748,597. Total liquidity includes proceeds from fixed rate borrowings as of July 31, 2025.

As of July 31, 2025, the Company’s only mortgage with a bank had outstanding debt of approximately $3.2 million. While the loan has a stated maturity of April 1, 2040, the mortgage agreement provides the lender with an unconditional right to demand repayment in full at any time effective April 30, 2025 through final payment date of April 1, 2040. This mortgage balloon payment demand provision has a significant impact on our financial ratios and the perception of our short-term liquidity. As of this date of filing, the bank has not communicated any intent to accelerate repayment. The Company maintains a positive relationship with the bank and remains in full compliance with terms of the loan provisions. Although the interest rate is currently favorable, the Company may choose to refinance the mortgage after April 1, 2025, however, the bank is under no obligation to refinance if or when a balloon payment comes due upon demand.

Another mortgage with a bank was fully paid off on December 1, 2024.

For a more detailed description of the Company’s indebtedness, see Note 3 - Mortgages Payable to the Consolidated Financial Statements contained in this 2025 Annual Report to Shareholders.

We believe our sources of liquidity described above will be sufficient to meet our obligations over the next 12 months.

The Company’s ability to increase cash flows from operations, and to obtain additional sources of borrowings is dependent on many factors such as the continuously evolving local and macroeconomic commercial real estate markets, the effects of the overall economy, fluctuating interest rates, inflation, trends of office versus remote work practices, city and state regulations, and increasing real estate tax assessments. There is no assurance the Company will be successful in securing additional sources of financing when needed.

RELATED PARTY TRANSACTIONS:

The Company has three operating leases with Weinstein Enterprises, Inc. (“Landlord”), an affiliated company, principally owned by the Chairman of the Board of Directors of both the Company and Landlord. One lease is for building, improvements, and land located at Jamaica Avenue at 169th Street, Jamaica, New York. Another lease is for premises located at 504-506 Fulton Street, Brooklyn, New York.

In December 2024, Landlord purchased the 508 Fulton Street property, including an existing lease, from another landlord who owned 25% of the property. Starting in January 2025, J.W. Mays began making rent payments to Landlord with no other changes to the existing lease

Rent payments and expense relating to these three operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2025	2024	2025	2024
Jamaica Avenue at 169th Street	$625,000	$625,000	$1,150,682	$1,150,682
504-506 Fulton Street	362,250	362,250	381,195	381,195
508 Fulton Street	33,269	—	42,408	—
Total	$1,020,519	$987,250	$1,574,285	$1,531,877

The following summarizes assets and liabilities related to these three leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2025	2024	2025	2024	Expiration Date
Jamaica Avenue at 169th Street	$9,749,817	$10,600,247	$4,580,611	$4,905,360	May 31, 2035
504-506 Fulton Street	1,891,731	2,167,727	2,054,487	2,311,539	April 30, 2031
508 Fulton Street	1,018,186	—	1,224,672	—	April 30, 2044
Total	$12,659,734	$12,767,974	$7,859,770	$7,216,899

Upon termination of the Jamaica, New York lease, currently in 2035, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, or expenses and our continued growth, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2025 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•	changes in the rate of economic growth, and interest rates both nationally and locally;
•	existing indebtedness, including the potential for accelerated maturities;
•	the ability to obtain additional financing at reasonable costs and interest rates;
•	changes in the financial condition of our customers;
•	changes in the regulatory environment and particularly burdens of increasing local, state, and federal requirements and taxes;
•	lease cancellations and particularly loss of key tenants;
•	changes in our estimates of costs;
•	loss of key personnel;
•	war and/or terrorist attacks could significantly impact buildings leased to tenants;
•	the continued availability of insurance for various policies at reasonable rates;
•	outcomes of pending and future litigation;
•	increasing competition by other companies;
•	compliance with our loan covenants;
•	climate change;
•	recoverability of claims against our customers and others by us and claims by third parties against us;
•	changes in estimates used in our critical accounting policies;
•	cybersecurity threats or incidents; and
•	pandemics and the related trends of office versus remote work practices.

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2025, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

On September 2, 2025, the Company had approximately 500 shareholders of record.

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

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the U. S. Securities and Exchange Commission for the fiscal year ended July 31, 2025 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.

9 Bond Street

Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443