Form 10-K, Exhibit 13
period 2026-07-31
MAYS J W INC
filed 2026-10-22
CIK 54187

EXHIBIT 13

J.W. MAYS, INC.

Annual Report

2026

Year Ended July 31, 2026

Executive Offices

9 Bond Street, Brooklyn, N.Y. 11201-5805

Transfer Agent and Registrar

Equiniti Trust Company
28 Liberty Street, Floor 53
New York, NY 10005

Special Counsel

Stradley Ronon
100 Park Avenue, Suite 2000
New York, New York 10017

Independent Registered Public Accounting Firm

Prager Metis CPAs, LLC
401 Hackensack Avenue
Hackensack, NJ, 07601

Annual Meeting

The Annual Meeting of Shareholders will be
held on Tuesday, November 24, 2026 at
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

More comprehensive information concerning the Company appears in its Form 10-K Annual Report for the fiscal year ended July 31, 2026.

J.W. MAYS, INC.

TO OUR SHAREHOLDERS:

Remote work and on-line shopping trends, which surged in prior years, continue to have a significant nationwide effect on office and retail commercial real estate rentals. Even with ongoing reduced nationwide and local demand for office and retail rentals, local real estate taxes in New York City have increased while costs of inflation were higher than anticipated. Financial results this past year include:

•	In fiscal year 2026 the Company’s net loss increased to $(1,399,536), or $(.69) per share from $(136,240), or $(.07) per share from the fiscal year 2025 primarily due to a decrease in rental income, increase in real estate operating expenses, and interest expense; partially offset by a decrease in administrative and general expenses.
•	Revenues in fiscal year 2026 decreased to $21,094,506 from $22,469,710 in the comparable 2025 fiscal year primarily due to loss of tenants, and rent concessions granted; partially offset by a few new tenant leases and rent escalation.
•	Consistent with an increased loss in fiscal year 2026 compared to fiscal year 2025, cash flows from operations were $1,612,322 in fiscal year 2026 compared with $2,520,634 in 2025. Cash provided by operating activities in fiscal year 2026 and 2025 combined with loan proceeds in 2026 were used to fund acquisition of property and tenant buildouts.

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

Lloyd J. Shulman

Chairman, President and Chief Executive Officer

October 22, 2026

J.W. MAYS, INC.

CONSOLIDATED BALANCE SHEETS

	July 31
ASSETS	2026	2025
Property and Equipment-at cost:
Land	$6,067,805	$6,067,805
Buildings held for leasing:
Buildings, improvements, and fixtures	84,271,245	81,018,716
Construction in progress	6,239,707	3,270,919
	90,510,952	84,289,635
Accumulated depreciation	(43,386,501)	(41,603,389)
Buildings – net	47,124,451	42,686,246
Property and equipment-net	53,192,256	48,754,051

Cash and cash equivalents	2,074,964	748,597
Restricted cash	1,031,031	1,010,148
Receivables, net	4,239,207	3,959,730
Prepaids and other assets	3,491,731	3,294,901
Deferred charges, net	3,740,194	3,517,817
Operating lease right-of-use assets	26,436,022	26,764,182
TOTAL ASSETS	$94,205,405	$88,049,426

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$9,485,431	$3,235,561
Accounts payable and accrued expenses	4,469,638	2,891,074
Security deposits payable	1,142,073	1,092,225
Operating lease liabilities	24,286,902	24,034,669
Deferred income taxes	3,459,000	4,034,000
Total liabilities	42,843,044	35,287,529
Shareholders’ Equity:
Common stock, par value $1 each share (shares-5,000,000 authorized; 2,178,297 issued 2,015,780 outstanding)	2,178,297	2,178,297
Additional paid in capital	3,346,245	3,346,245
Retained earnings	47,125,671	48,525,207
	52,650,213	54,049,749
Common stock held in treasury, at cost - 162,517 shares at July 31, 2026 and July 31, 2025	(1,287,852)	(1,287,852)
Total Shareholders’ Equity	51,362,361	52,761,897
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$94,205,405	$88,049,426

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,
	2026	2025
Revenues
Rental income	$21,094,506	$22,469,710
Total revenues	21,094,506	22,469,710
Expenses
Real estate operating expenses	16,107,979	15,655,276
Administrative and general expenses	4,963,853	5,168,751
Depreciation	1,899,239	1,800,015
Total expenses	22,971,071	22,624,042
Loss from operations	(1,876,565)	(154,332)
Other income (expenses)
Dividend and interest income	24,416	26,836
Interest expense, net of capitalized interest	(122,387)	(67,744)
Total other income (expenses)	(97,971)	(40,908)
Loss before income tax	(1,974,536)	(195,240)
Income tax provision (benefit)	(575,000)	(59,000)
Net loss	$(1,399,536)	$(136,240)

Loss per common share, basic and diluted	$(.69)	$(.07)
Weighted average common shares outstanding, basic and diluted	2,015,780	2,015,780

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid In Capital	Retained Earnings	Common Stock Held in Treasury	Total
Balance at July 31, 2024	$2,178,297	$3,346,245	$48,661,447	$(1,287,852)	$52,898,137
Net loss, year ended July 31, 2025	—	—	(136,240)	—	(136,240)
Balance at July 31, 2025	2,178,297	3,346,245	48,525,207	(1,287,852)	52,761,897
Net loss, year ended July 31, 2026	—	—	(1,399,536)	—	(1,399,536)
Balance at July 31, 2026	$2,178,297	$3,346,245	$47,125,671	$(1,287,852)	$51,362,361

See Notes to Accompanying Consolidated Financial Statements.

J.W. MAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,
	2026	2025
Cash Flows From Operating Activities:
Net loss	$(1,399,536)	$(136,240)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	61,820	38,512
Provision (benefit) for deferred income tax	(575,000)	(59,000)
Depreciation	1,899,239	1,800,015
Loss on fixed asset disposal	167,700	—
Amortization of deferred charges	731,515	506,044
Operating lease expense in excess of cash payments	580,393	827,562
Deferred finance costs included in interest expense	9,798	16,519
Changes in Operating Assets and Liabilities:
Receivables	(341,297)	(416,017)
Deferred costs	(953,892)	(443,276)
Prepaid expenses and other assets	(196,830)	(246,857)
Accounts payable and accrued expenses	1,578,564	619,111
Security deposits payable	49,848	14,261
Cash provided by operating activities	1,612,322	2,520,634
Cash Flows From Investing Activities:
Acquisition of property and equipment	(6,505,143)	(2,392,286)
Cash (used) in investing activities	(6,505,143)	(2,392,286)
Cash Flows From Financing Activities:
Proceeds – mortgages	9,786,549	—
Payments – mortgages	(3,271,477)	—
Payments – financing costs	(275,001)	(655,204)
Cash provided (used) in financing activities	6,240,071	(655,204)
Increase (decrease) in cash, cash equivalents and restricted cash	1,347,250	(526,856)
Cash, cash equivalents and restricted cash at beginning of year	1,758,745	2,285,601
Cash, cash equivalents and restricted cash at end of year	$3,105,995	$1,758,745

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

Use of Estimates

The accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, incremental borrowing rates and recognition of renewal options for operating lease right-of-use assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. The estimates that we make include allowance for credit loss, depreciation, impairment analysis of long-lived assets, income tax assets and liabilities, and revenue recognition. Estimates are based on historical experience where applicable or other assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results may differ from those estimates under different assumptions or conditions.

Restricted Cash

Restricted cash primarily consists of cash held in bank accounts for tenant security deposits and other amounts required under certain loan agreements.

Accounts Receivable

Generally, rent is due from tenants at the beginning of the month in accordance with terms of each lease. Based upon its periodic assessment of the quality of the receivables, management uses its historical knowledge of the tenants and industry experience to determine whether a reserve or write-off is required. The Company uses specific identification to write-off receivables to bad debt expense in the period when issues of collectability become known. Collectability issues include late rent payments, circumstances when a tenant indicates their intention to vacate the property without paying, or when tenant litigation or bankruptcy proceedings are not expected to result in full payment. Management also assesses collectability by reviewing accounts receivable on an aggregate basis where similar characteristics exist. In determining the amount of the allowance for credit losses, the Company considers past due status and a tenant’s payment history. We also consider current market conditions and reasonable and supportable forecasts of future economic conditions. Our assessment considers volatility in market conditions and evolving shifts in credit trends that may have a material impact on our allowance for credit loss in future periods.

The Company’s allowance for credit loss is recorded as an offset to receivables. Activity in the allowance for credit loss for each period follows:

	Allowance for Credit Loss		Credit Loss / (Recovery)
	Period Ended July 31		Period Ended July 31
	2026	2025	2026	2025
Beginning balance	$23,208	$42,680	$—	$—
Charge-offs (recoveries)	—	(57,984)	35,257	—
Reserve Adjustments	26,563	38,512	26,563	38,512
Ending Balance	$49,771	$23,208	$61,820	$38,512

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method. Amortization of improvements to leased property is calculated over the shorter of the estimated useful life of the improvement or the life of the lease. Lives used to determine depreciation and amortization are generally as follows:

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

As of July 31, 2026 and 2025, the Company has determined there was no impairment of its owned and leased properties, and the related carrying values, including depreciable lives.

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

Rent concessions granted were recognized as reductions in revenue as follows:

		Total Rent	Period Ended July 31
Property	Period	Concession	2026	2025
9 Bond St., Brooklyn, New York	February, 2025 to January, 2027	$900,000	$480,000	$180,000

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

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures” which expands the disclosure requirements for income taxes. We adopted this ASU for our 2026 annual period with the comparative period updated to reflect additional disclosures. See Note 4 – “Income Taxes” for the required income tax disclosures.

Segment Reporting

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07), which require the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 requires the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. The Company adopted ASU 2023-07 on its July 31, 2025 annual report and related disclosures. The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on management’s assessment, the Company has determined it has one operating segment (which operates commercial real estate properties) as defined by ASC Topic 280 “Segment Reporting”.

Loss Per Share of Common Stock

Loss per share has been computed by dividing net loss for the year by the weighted average number of shares of common stock issued and outstanding during the year, adjusted for the purchase of treasury stock. Shares used in computing income loss per share were 2,015,780 in fiscal years 2026 and 2025.

Recent Accounting Pronouncements

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments in this update provide a practical expedient permitting an entity to assume that conditions at the balance sheet date remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years. Adoption of this ASU can be applied prospectively for reporting periods after its effective date. Early adoption is permitted. We are currently evaluating the provisions of this ASU and do not expect this ASU to have a material impact on our consolidated financial statements.

In November 2024, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No.2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40):Disaggregation of Income Statement Expenses (“ASU 2024-03”) and in January 2025, the FASB issued ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03. ASU 2024-03 will require the Company to disclose the amounts of employee compensation, depreciation, as applicable, included in certain expense captions in the Consolidated Statements of Operations, as well as qualitatively describe remaining amounts included in those captions. ASU 2024-03 will also require the Company to disclose both the amount and the Company’s definition of selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and for interim reporting periods within fiscal years beginning after December15, 2027. The Company is currently evaluating the effect ASU 2024-03 may have on its consolidated financial statements and related disclosures.

2. MORTGAGES PAYABLE:

	Interest Rate	Final Payment Date	July 31, 2026	July 31, 2025
Fishkill, NY building (1)	3.98%	4/1/2040	$—	$3,235,561
Circleville, OH building (2)	7.00%	4/1/2031	6,164,086	—
Fishkill, NY building (3)	See (3) below	5/1/2036	3,586,549	—
Deferred financing costs			(265,204)	—
			$9,485,431	$3,235,561

(1)	In March 2020, the Company obtained a loan with Putnam County National Bank in the amount of $4,000,000 with a fixed rate of 3.98%, secured by the Fishkill, New York land and building. This remaining loan balance of $3,126,576 was paid off effective March 27, 2026 from proceeds of the $6,200,000 loan from the same bank described in (2) below.

(2)	In March 2026, the Company obtained a loan with Putnam County National Bank in the amount of $6,200,000 with monthly payments of $48,069 starting from May 1, 2026, amortized over a 20-year period with an interest rate of 7.00%. Effective any time after April 1, 2031 through April 1, 2046, the bank may demand a balloon payment for the full amount outstanding. The Company is permitted to prepay any outstanding indebtedness; however, any prepayments of indebtedness are subject to a penalty fee equal to (i) 3.0% of the outstanding principal amount in the first year of the loan, (ii) 2.0% of the outstanding principal amount in the second year of the loan and (iii) 1.0% of the outstanding principal amount of the third year of the loan. The loan is secured by the Company’s Circleville, Ohio property. The Company used $3,126,576 of the net proceeds from the loan to repay an existing secured loan with the same bank. The Company intends to use the remaining net proceeds for maintenance, repairs and onboarding of new tenants on various properties.

(3)

On May 12, 2026, the Company entered into a non-revolving line of credit agreement with Beacon Bank & Trust, a Massachusetts Trust Company (the “Lender”) wherein the Company has obtained a loan secured by a first lien mortgage on the Fishkill Property. The Company borrowed a principal amount of $8,000,000, or such lesser sum as shall have been advanced pursuant to a Mortgage Note between the Company and Lender, plus interest, in the amounts and in the manner as described below.

From May 12, 2026 through May 11, 2027 (the “Advance Period”), the Company shall pay interest on the outstanding principal balance from the date of advance until the principal is paid in full, at a floating interest rate equal to (i) the WSJ Prime Rate established by the Lender, as the same may be adjusted from time to time (the “Index”) plus (ii) 100 basis points per annum (the “Applicable Interest Rate”), subject at all times to a “Minimum Interest Rate” of 7.25% per annum. The variable interest rate in effect as of July 31, 2026 was 7.75%.

Commencing on June 01, 2027 and terminating on May 1, 2036 (the “Maturity Date”), the Company shall pay principal and interest on the outstanding principal advanced, amortized over 25 years until the principal is paid in full, at the interest rate determined based upon an “Index.” The Index is determined by the weekly average yield on Federal Home Loan Bank of Boston Fixed Rate Advance Rate index adjusted to a constant maturity of five years. Before each Change Date, the Lender will determine the interest rate chargeable as of such Change Date by adding 225 basis points to the Current Index (as defined in the Mortgage Note), subject at all times to a minimum interest rate of 6.00%. The Company is required to maintain its business operating account and tenant security accounts with the Lender with minimum required balances in the amount of $1,000,000 while the Loan remains outstanding.

Maturities of long-term mortgages outstanding at July 31, 2026 based on the contractual payment dates, are as follows:

Fiscal Year:	Amount
2027	$154,018
2028	210,092
2029	225,675
2030	242,414
2031	5,557,397
After 2031	3,361,039
Total	$9,750,635

The total carrying value of the properties collateralizing the above debts are $18,538,035 at July 31, 2026.

Expenditures for additions and major renewals or improvements are capitalized along with the associated interest cost during construction. Interest expense, net of capitalized interest follows:

	Year Ended July 31,
	2026	2025
Interest expense	$(297,305)	$(152,009)
Capitalized interest	174,918	84,265
Interest expense, net of capitalized interest	$(122,387)	$(67,744)

The debt issuance costs are being amortized using a period of 60 months for Putnam County National Bank, and 120 months for Beacon Bank & Trust. The estimated amortization following July 31, 2026 is $13,980 each year for Putnam County National Bank, and $20,550 each year for Beacon Bank & Trust. Total amortization of $9,798 is presented as an increase of interest expense as of July 31, 2026.

3. OPERATING LEASES:

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

The following table disaggregates the Company’s revenues by lease and non-lease components:

	Years Ended July 31,
	2026	2025
Base rent – fixed	$19,065,617	$20,441,035
Reimbursements of common area costs	623,146	740,924
Non-lease components (real estate taxes)	1,405,743	1,287,751
Rental income	$21,094,506	$22,469,710

	Years Ended July 31,
	2026	2025
Base rent – fixed
Company owned property	$12,394,574	$13,802,232
Leased property	6,671,043	6,638,803
	19,065,617	20,441,035
Reimbursements of common area costs & Non lease components (real estate taxes)
Company owned property	1,218,149	1,200,313
Leased property	810,740	828,362
	2,028,889	2,028,675
Total	$21,094,506	$22,469,710

Future minimum non-cancelable rental income for leases with initial or remaining terms of one year or more is as follows:

Year Ended July 31,	Company Owned Property	Leased Property	Total
2027	$10,827,304	$5,298,439	$16,125,743
2028	9,957,317	4,945,095	14,902,412
2029	9,192,571	4,005,211	13,197,782
2030	7,550,072	2,356,479	9,906,551
2031	6,239,965	1,715,591	7,955,556
After 2031	31,895,436	6,647,425	38,542,861
Total	$75,662,665	$24,968,240	$100,630,905

Lessee

The Company’s real estate operations include leased properties under long-term, non-cancelable operating lease agreements. The leases expire at various dates through 2073, including options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. Certain leases provide for increases in future minimum annual rental payments as defined in the lease agreements. As of July 31, 2026, our operating leases had a weighted average remaining lease term of 15.39 years and a weighted average discount rate of 3.74%.

In August 2025, the Company exercised the second of four five-year option periods with its landlord to extend the Jamaica Avenue at 169th Street, Jamaica, New York property lease beyond May 31, 2035 for a total of five years through May 31, 2040. The effect of the five-year lease extension on the measurement of operating right-of-use assets, liabilities, and monthly rent expense follows:

	Jamaica Avenue at 169th Street
	Increase in Operating Lease Right- of-Use Asset	Increase in Operating Lease Liability	Decrease in Monthly Rent Expense
Remeasurement change resulting from August 2025 lease extension	$1,575,690	$1,575,690	$(14,766)

Sublease rental income from the Company’s real estate operations for leased real property exceeded operating lease costs as follows:

	Years Ended July 31,
	2026	2025
Sublease income	$7,481,783	$7,467,165
Operating lease cost	(2,820,664)	(2,997,462)
Excess of sublease income over lease cost	$4,661,119	$4,469,703

	Years Ended July 31,
	2026	2025
Other information:
Operating cash flows from operating leases	$2,237,257	$2,167,284

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of July 31, 2026:

Year ended July 31	Operating Leases
2027	$2,328,731
2028	2,349,076
2029	2,370,098
2030	2,293,975
2031	1,740,359
Thereafter	20,753,496
Total undiscounted cash flows	31,835,735
Less: present value discount	(7,548,833)
Total Lease Liabilities	$24,286,902

4. INCOME TAX:

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law in the United States. The OBBBA includes changes to U.S. tax law applicable to the Company’s tax year ending July 31, 2025. The Company finalized recording all known and estimable impacts of the OBBBA when it filed its U.S. federal income tax return for the fiscal year ended July 31, 2025 in October 2025. There was no significant adjustment on the company’s financial statement.

Income taxes provided for the years ended July 31, 2026 and 2025 consist of the following:

	2026	2025
Current:
Federal	$—	$—
State	—	—
Deferred taxes (benefit):
Federal	(420,000)	(27,000)
State	(155,000)	(32,000)
Income tax provision (benefit)	$(575,000)	$(59,000)

The reconciliation of federal statutory income tax rate to our effective tax rate was as follows:

	2026		2025
Statutory federal income tax rate	(413,974)	21%	(40,738)	21%
State taxes, net of federal income tax effect (a)	(161,026)	8.12%	(18,262)	9.21%
Effective Income tax rate	(575,000)	29.12%	(59,000)	30.21%

(a)	State income taxes in New York made up the majority (greater than 95%) of the tax effect of this category

The Company has a federal net operating loss carryforward approximating $12,754,000 and $11,187,000 as of July 31, 2026 and July 31, 2025, respectively, available to offset future taxable income. As of July 31, 2026 and 2025, the Company had unused net operating loss carryforwards of approximately $18,825,000 and $16,317,000 for state, respectively. As of July 31, 2026 and 2025, the Company had unused net operating loss carryforwards of approximately $10,218,000 for city, available to offset future taxable income. The net operating loss carryforwards will begin to expire, if not used, in 2035.

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

Significant components of the Company’s deferred tax assets and liabilities as of July 31, 2026 and 2025 are a result of temporary differences related to the items described as follows:

	2026		2025
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Rental income received in advance	$381,776	$—	$307,589	$—
Operating lease liabilities	6,722,614	—	6,652,796	—
Federal net operating loss carryforward	2,678,334	—	2,349,275	—
State net operating loss carryforward	1,257,525	—	1,090,007	—
Unbilled receivables	—	1,057,013	—	992,766
Property and equipment	—	6,157,496	—	6,057,908
Unrealized loss on marketable securities	—	—	—	—
Operating lease right-of-use assets	—	7,317,491	—	7,408,326
Other	32,751	—	25,333	—
	$11,073,000	$14,532,000	$10,425,000	$14,459,000
Net deferred tax liability		$3,459,000		$4,034,000

Management periodically assesses the realization of its net deferred tax assets by evaluating all available evidence, both positive and negative, associated with the Company and determining whether, based on the weight of that associated evidence, a valuation allowance for the deferred tax assets is needed. Based on this analysis, management has determined that it is more likely than not that future taxable income will be sufficient to fully utilize the federal and state deferred tax assets at July 31, 2026.

Components of the deferred tax provision (benefit) for the years ended July 31, 2026 and 2025 consist of the following:

	2026	2025
Book depreciation exceeding tax depreciation	$100,854	$487,700
Reserve for bad debts	(7,636)	5,673
Lease expense per book in excess of cash paid	(160,653)	(229,069)
Federal net operating loss carryforward	(329,060)	(213,025)
State net operating loss carryforward	(167,519)	(135,443)
Rental income received in advance	(74,187)	(126,771)
Unbilled receivables	64,248	153,480
Other	(1,047)	(1,545)
	$(575,000)	$(59,000)

5. EMPLOYEES’ RETIREMENT PLANS:

The Company sponsors a non-contributory Money Purchase Plan covering substantially all of its non-union employees. Operations were charged $263,260 and $442,666 as contributions to the Plan for fiscal years 2026 and 2025, respectively.

MULTI-EMPLOYER PLAN:

The Company contributes to a union sponsored multi-employer pension plan covering its union employees. The Company contributions to the pension plan for the years ended July 31, 2026 and 2025 were $84,427 and $89,396, respectively. Contributions and costs are determined in accordance with the provisions of negotiated labor contracts or terms of the plan. The Company also contributes to a union sponsored health benefit plan.

CONTINGENT LIABILITY FOR PENSION PLANS:

Information as to the Company’s portion of accumulated plan benefits and plan assets is not reported separately by the pension plan. Under the Employee Retirement Income Security Act, upon withdrawal from a multi-employer benefit plan, an employer is required to continue to pay its proportionate share of the plan’s unfunded vested benefits, if any. Any liability under this provision cannot be determined: however, the Company has not made a decision to withdraw from the plan. The legal name of the pension plan is “United Food and Commercial Workers Local 888 Pension Fund”.

Under the pension fund’s rehabilitation plan expiring November 30, 2028, effective May 1, 2026, the Company pays a minimum contribution rate equal to 20.70% of each covered employee’s pay. The contract also covers rates of pay, hours of employment and other conditions of employment for approximately 19% of the Company’s 26 employees. The Company considers that its labor relations with its employees and union are good.

6. CASH FLOW INFORMATION:

For purposes of reporting cash flows, the Company considers cash equivalents to consist of short-term highly liquid investments with maturities of three months or less, which are readily convertible into cash. The following is a reconciliation of the Company’s cash and cash equivalents and restricted cash to the total presented on the consolidated statements of cash flows:

	July 31
	2026	2025
Cash and cash equivalents	$2,074,964	$748,597
Restricted cash, tenant security deposits	959,203	938,342
Restricted cash, other	71,828	71,806
	$3,105,995	$1,758,745

Amounts in restricted cash primarily consist of cash held in bank accounts for tenant security deposits, and amounts set aside in accordance with certain loan agreements.

Supplemental disclosure:

	July 31,
	2026	2025
Cash Flow Information
Interest paid	$238,347	$70,141
Income tax paid (refunded)	—	—

Non-cash information
Recognition of operating lease right-of-use assets	$1,575,690	—
Recognition of operating lease liabilities	$1,575,690	—

7. CREDIT RISK CONCENTRATIONS:

Financial instruments that are potentially subject to concentrations of credit risk consist principally of restricted cash, cash and cash equivalents, and receivables. Restricted cash, cash and cash equivalents are placed with multiple financial institutions to minimize risk. No assurance can be made that such financial institutions and instruments will minimize all such risk.

As of July 31, 2026, and July 31, 2025, respectively, three tenants accounted for approximately 61.71% and 54.96% of receivables. During the years ended July 31, 2026 and 2025, respectively, three tenants accounted for 36.70% and two tenants accounted for 26.86% of total rental revenue.

8. DEFERRED CHARGES:

Deferred charges for the fiscal years ended July 31, 2026 and 2025 consist of the following:

	July 31, 2026		July 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Leasing brokerage commissions	$6,670,927	$3,039,757	$6,463,376	$3,000,205
Deferred Selling and Other Costs	127,548	35,000	35,000	—
Professional fees for leasing	63,451	46,975	81,826	62,180
Total	$6,861,926	$3,121,732	$6,580,202	$3,062,385

The aggregate amortization expense for the years ended July 31, 2026 and July 31, 2025 were $731,515, and $506,044, respectively.

The weighted average life of current year additions to deferred charges was approximately twelve years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows:

Year Ended July 31	Amortization
2027	$550,886
2028	$473,201
2029	$434,090
2030	$348,923
2031	$345,059

9. RELATED PARTY TRANSACTIONS:

The Company has three operating leases with Landlord, an affiliated company, principally owned by the Chairman of the Board of Directors of both the Company and Landlord. One lease is for building, improvements, and land located at Jamaica Avenue at 169th Street, Jamaica, New York. Another lease is for premises located at 504-506 Fulton Street, Brooklyn, New York.

In December 2024, Weinstein Enterprises purchased the 508 Fulton Street property, including an existing lease, from another landlord who owned 25% of the property. Starting in January 2025, J.W. Mays began making rent payments to Weinstein Enterprises with no other changes to the existing lease.

In August 2025, the Company exercised the second of four five-year option periods with its landlord to extend the Jamaica Avenue at 169th Street, Jamaica, New York property lease beyond May 31, 2035 for a total of five years through May 31, 2040. As of July 31, 2026, it is not reasonably certain the remaining two options to extend the lease from May 31, 2040 to May 31, 2050 will be exercised by the Company.

In September 2026, the Company signed a thirty months’ rent deferral agreement with its landlord (Weinstein Enterprises) effective October 01, 2026, deferring the monthly rents for the premises at 504-506 Fulton Street in the amount of $34,716 and 508 Fulton Street in the amount of $5,466.

Rent payments and expense relating to these three operating leases with Landlord follow:

	Rent Payments		Rent Expense
	Year Ended July 31		Year Ended July 31
Property	2026	2025	2026	2025
Jamaica Avenue at 169th Street	$625,000	$625,000	$973,486	$1,150,682
504-506 Fulton Street	375,834	362,250	381,195	381,195
508 Fulton Street	59,172	33,269	72,699	42,408
Total	$1,060,006	$1,020,519	$1,427,380	$1,574,285

The following summarizes assets and liabilities related to these three leases:

	Right-Of-Use Assets		Liabilities
	July 31		July 31
Property	2026	2025	2026	2025	Expiration Date
Jamaica Avenue at 169th Street	$10,711,654	$9,749,817	$5,890,934	$4,580,611	May 31, 2040
504-506 Fulton Street	1,602,849	1,891,731	1,770,966	2,054,487	April 30, 2031
508 Fulton Street	975,670	1,018,186	1,195,683	1,224,672	April 30, 2044
Total	$13,290,173	$12,659,734	$8,857,583	$7,859,770

Upon termination of the Jamaica, New York lease, currently in 2040, all premises included in operating lease right-of-use assets plus leasehold improvements will be turned over to the Landlord.

10. CAPITALIZATION:

The Company is capitalized entirely through common stock with identical voting rights and rights to liquidation. Treasury stock is recorded at cost and consists of 162,517 shares at July 31, 2026 and July 31, 2025.

11. CONTINGENCIES:

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

SCHEDULE III

J.W. MAYS, INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
July 31, 2026

Col. A	Col. B	Col. C		Col. D		Col. E			Col. F	Col. G	Col. H	Col. I
		Initial Cost to Company		Cost Capitalized Subsequent to Acquisition		Gross Amount at Which Carried At Close of Period						Life on Which Depreciation in Latest Income
Description	Encumbrances	Land	Building & Improvements	Improvements	Carried Cost	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Statement is Computed
Office and Rental Buildings Brooklyn, New York Fulton Street at Bond Street	$—	$3,901,349	$7,403,468	$27,766,689	$—	$3,901,349	$35,170,157	$39,071,506	$18,594,191	Various	Various	(1)(2)
Jamaica, New York Jamaica Avenue at 169th Street	—	—	—	2,609,230	—	—	2,609,230	2,609,230	406,476	1959	1959	(3)
Fishkill, New York Route 9 at Interstate Highway 84	3,586,549	594,723	7,212,116	21,400,656	—	594,723	28,612,772	29,207,495	11,590,438	10/74	11/72	(1)
Brooklyn, New York Jowein Building Fulton Street and Elm Place	—	1,324,957	728,327	18,619,062	—	1,324,957	19,347,389	20,672,346	8,835,262	1915	1950	(1)(2)
Levittown, New York Hempstead Turnpike	—	125,927	—	—	—	125,927	—	125,927	—	4/69	6/62	(1)
Circleville, Ohio Tarlton Road	6,164,086	120,849	4,388,456	113,620	—	120,849	4,502,076	4,622,925	3,701,947	9/92	12/92	(1)
Total(A)	$9,750,635	$6,067,805	$19,732,367	$70,509,257	$—	$6,067,805	$90,241,624	$96,309,429	$43,128,314

(1)	Building and improvements	18–40 years

(2)	Improvements to leased property	3–40 years

(3)	Upon lease termination in 2040, the building and all improvements will be turned over to the landlord as property owner (See Notes 1 and 10 to the Accompanying Consolidated Financial Statements). Leasehold improvements are amortized over the life of the lease.

(A)	Does not include Office Furniture and Equipment and Transportation Equipment in the amount of $269,328 and Accumulated Depreciation thereon of $258,187 at July 31, 2026.

	Year Ended July 31,
	2026	2025
Investment in Real Estate
Balance at Beginning of Year	$90,062,284	$87,669,998
Improvements	6,505,145	2,392,286
Retirements	(258,000)	—
Balance at End of Year	$96,309,429	$90,062,284
Accumulated Depreciation
Balance at Beginning of Year	$41,344,518	$39,574,021
Additions Charged to Costs and Expenses	1,874,096	1,770,497
Retirements	(90,300)	—
Balance at End of Year	$43,128,314	$41,344,518

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

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of J.W. Mays, Inc. (the “Company”) as of July 31, 2026 and 2025, and the related consolidated statements of operations, changes in shareholders equity and cash flows for the years ended July 31, 2026 and 2025, and related notes and financial statement schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2026 and 2025, and the results of its operations and its cash flows for the years ended July 31, 2026 and 2025, in conformity with accounting principles generally accepted in the United States of America.

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
October 21, 2026
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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Critical accounting policies are defined as those most important to the portrayal of a company’s financial condition and results and require the most difficult, subjective or complex judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues, and expenses during there porting period and related disclosure of contingent assets and liabilities. We believe the critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. Estimates are based on historical experience, where applicable or other assumptions that management believes are reasonable under the circumstances. We have identified the policies described below as our critical accounting policies. Actual results may differ from these estimates under different assumptions and conditions.

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

As of July 31, 2026 and 2025, the Company has determined there was no impairment of its owned and leased properties, and the related carrying values, including depreciable lives.

FISCAL 2026 COMPARED TO FISCAL 2025

Net loss for the year ended July 31, 2026 increased to $(1,399,536) or $(.69) per share, compared to net loss for the year ended July 31, 2025 of $(136,240) or $(.07) per share primarily due to a decrease in rental income, increase in real estate operating expenses, and interest expense; partially offset by a decrease in administrative and general expenses.

Revenues in the current year decreased to $21,094,506 from $22,469,710 in the comparable 2025 year primarily due to loss of tenants, and rent concessions granted; partially offset by a few new tenant leases and rent escalation.

Real estate operating expenses in the current year increased to $16,107,979 from $15,655,276 in the comparable 2025 year primarily due to increases in real estate taxes, insurance expense, and maintenance expense; partially offset by a decrease in employee payroll cost.

Administrative and general expenses in the current year decreased to $4,963,853 from $5,168,751 in the comparable 2025 year primarily due to reductions in pension expenses and legal and professional fees; partially offset by an increase in bad debts, and executive payroll expenses.

Depreciation expense in the current year increased to $1,899,239 from $1,800,015 in the comparable 2025 year primarily due to tenant improvements and capital improvements placed in service at various buildings.

Other income (expenses) increased to $(97,971) in the current year from $(40,908) in the comparable 2025 year primarily due to interest expenses.

LIQUIDITY AND CAPITAL RESOURCES

Commercial Leasing Activities

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

Effective October 1, 2025 the Company leased approximately 9,500 square feet at the Company’s Fishkill, New York building for use as storage space for three months expiring December 31, 2025. Total rent was $46,526 and brokerage commissions were $2,187.

In October 2025, a tenant who occupies 31,438 square feet at the Company’s Jowein building in Brooklyn, New York extended their lease from May 2026 to October 2026, with two six months renewal options. In July 2026, this tenant exercised one of its two six months options through April 2027.

In October 2025, a tenant who occupies 915 square feet at the Company’s 9 Bond Street building in Brooklyn, New York extended their lease from February 2026 to January 2028. Annual rent is $24,000.

In December 2025, a tenant who occupies 1,810 square feet at the Company’s 9 Bond Street building in Brooklyn, New York extended their lease from February 2026 to January 2036. Annual rent is $240,000 with yearly rent escalation beginning in year two.

In January 2026 the Company leased 9,500 square feet of warehouse space at the Company’s Fishkill building, New York for a total rent of $62,034 from February 2026 to May 2026. Total brokerage commissions were $2,357.

In January 2026, a tenant who occupies 1,000 square feet at the Company’s 9 Bond Street building in Brooklyn, New York extended their lease for five years from February 2026. Annual rent is $42,000 with yearly rent escalations.

In February 2026, a tenant who occupies 25,423 square feet at the Company’s 9 Bond Street building in Brooklyn, New York extended their lease from December 2025 to September 2029, with a sixty days’ notice cancelation clause. Annual rent is $915,228.

In February 2026, a tenant who occupies 38,109 square feet at the Company’s Jamaica, New York premises, extended their lease from December 2025 to September 30, 2029, with a sixty days’ notice cancelation clause. Annual rent is $1,099,445.

In March 2026, the Company leased approximately 1,500 square feet at the Company’s 9 Bond Street building in Brooklyn, New York for five years effective August 1st, 2026. Annual rent is $126,000 with yearly rent escalation from year two. Brokerage commissions were $53,293.

In April 2026, the Company leased an additional 75,500 square feet to an existing tenant at the Company’s Fishkill, New York building for fifteen years effective September 1st, 2026. Annual rent is $1,423,930 with yearly rent escalations from year three. Total brokerage commission were $595,000.

In April 2026, a tenant who occupies 13,451 square feet at the Company’s 9 Bond Street building in Brooklyn, New York extended their lease for seven years from August 1st, 2026. Annual rent is $484,236 with yearly rent escalations. Total brokerage commission were $125,209.

In May 2026, a tenant who occupies 10,569 square feet at the Company’s Jowein building in Brooklyn, New York provided notice they are leaving effective June 30th, 2026. Annual loss of rent is approximately $404,447.

In July 2026, a tenant who occupies 78,287 square feet at the Company’s 9 Bond Street building in Brooklyn, New York was granted a rent concession of $240,000 for the period August 2026 to January 2027.

In July 2026, a tenant who occupies 1,140 square feet at the Company’s 9 Bond Street building in Brooklyn, New York terminated their lease effective August 11th, 2026. Annual loss of rent is approximately $76,800.

In July 2026, a new tenant leased 1,000 square feet at the Company’s 9 Bond Street building in Brooklyn, New York, replacing an existing tenant for an additional $300 a month and yearly rent escalations through June 2031. There was no leasing commission.

In September 2026, the Company signed a thirty months’ rent deferral agreement with its landlord (Weinstein Enterprises) effective October 01, 2026, deferring the monthly rents for the premises at 504-506 Fulton Street in the amount of $34,716 and 508 Fulton Street in the amount of $5,466.

Cash Flows:

The following table summarizes our cash flow activity for the fiscal years ended July 31, 2026 and 2025:

	2026	2025
Net cash provided by operating activities	$1,612,322	$2,520,634
Net cash (used) in investing activities	(6,505,143)	(2,392,286)
Net cash provided by (used in) by financing activities	6,240,071	(655,204)

Cash Flows From Operating Activities

Deferred Expenses: The Company incurred $861,344 for brokerage commissions during the year ended July 31, 2026. Commissions due were for one tenant lease at the Company’s Jowein property, two tenant leases for the Brooklyn property, one tenant lease for the Fishkill property, and one tenant lease for the Massapequa premises.

Accounts Payable and Accrued Expenses: The Company recorded an accounts payable of $293,821 as of July 31, 2026 related to capital improvements and maintenance costs.

Cash Flows From Investing Activities

During the year ended July 31, 2026, the Company had expenditures for tenant improvements of:

-	$777,770 at the Company’s 9 Bond Street building in Brooklyn, New York. Total improvements are now complete.

-	$4,615,667 at the Company’s Fishkill building, New York representing build out of new space for an existing tenant, and elevators modernization.

-	$60,041 for tenant improvements at the Company’s Jamaica, New York premises for two tenants which were completed as of October 31, 2025.

-	$1,051,665 at the Company’s Jowein building in Brooklyn, New York mostly related to scaffolding and steel work at the basement level.

Source of Funds; Cash Flows from Financing Activities; Company Indebtedness

As of July 31, 2026, the Company anticipates incurring an additional $5 million in capital expenditures over the next twelve months ending July 31, 2027. The Company’s primary source of liquidity is 1) cash provided by operations, and 2) borrowings. Total liquidity as of July 31, 2026 consists of cash and cash equivalents of $2,074,964. Total liquidity includes partial proceeds from borrowings as of July 31, 2026. For a more detailed description of the Company’s indebtedness, see Note 2 - Mortgages Payable contained in these Consolidated Financial Statements, and 8-K filed on April 01, 2026 and May 15, 2026.

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

The Company is considering any strategic opportunities to sell or divest one or more of its properties or real estate assets to manage its liquidity needs, and the determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including, but not limited to prevailing macro-economic and real estate market conditions, alternative investment opportunities, tax implications, and considerations specific to the condition, value, and financial performance of the property to be sold.

The Company has engaged Newmark Group, Inc. to actively market 25 Elm Place, Brooklyn, New York for sale to unaffiliated third-party prospective buyers. Any decision by the Company to enter into a sale transaction of the Property will be approved by the Company’s Board of Directors. There can be no assurances regarding whether a sale of the Property will take place nor on the timing of such a sale.

We believe our sources of liquidity described above will be sufficient to meet our obligations over the next 12 months.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS:

This section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, other sections of the Annual Report on Form 10-K and this Annual Report to Shareholders and other reports and verbal statements made by our representatives from time to time may contain forward-looking statements that are based on our assumptions, expectations and projections about us and the real estate industry. These include statements regarding our expectations about revenues, our liquidity, expenses and our business and operating strategies, including leasing and sales of our properties, among others. Such forward-looking statements by their nature involve a degree of risk and uncertainty. We caution that a variety of factors, including but not limited to the factors described under Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended July 31, 2026 and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•	changes in the rate of economic growth in the commercial real estate leasing market, and interest rates both nationally and locally;

•	existing indebtedness, including the potential for accelerated maturities;

•	the ability to obtain additional financing to fund our necessary capital expenditure projects on reasonable terms or at all, including but not limited to the success of any proposed strategic transactions with respect to our properties;

•	changes in the financial condition of our customers and tenants;

•	changes in the regulatory environment and particularly burdens of increasing local, state, and federal requirements and taxes;

•	increasing trend of lease cancellations and loss of key tenants at our properties;

•	changes in our estimates of costs;

•	loss of key personnel;

•	war and/or terrorist attacks, global, national and local political unrest and protests could significantly impact buildings leased to tenants; and/or terrorist attacks could significantly impact buildings leased to tenants;

•	the continued availability of insurance for various policies at reasonable rates;

•	outcomes of pending and future litigation;

•	increasing competition by other landlords and building management companies, including the use of artificial intelligence (AI) and other advanced technologies among competitors;

•	compliance with our loan covenants;

•	impact of climate change on our properties and the geographic regions in which we operate;

•	recoverability of claims against our customers and others by us and claims by third parties against us;

•	changes in estimates used in our critical accounting policies;

•	cybersecurity and data privacy breach threats or incidents; and

•	pandemics and the related trends of office versus remote work practices.

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

CONTROLS AND PROCEDURES:

The Company’s management reviewed the Company’s internal controls and procedures and the effectiveness of these controls. As of July 31, 2026, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in its periodic SEC filings.

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

On October 1, 2026, the Company had approximately 500 shareholders of record.

J.W. MAYS, INC.

OFFICERS

Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President
Kevin J. Guptar[5]	Chief Financial Officer and Treasurer
George Silva	Vice President-Operations
Melinda L. Koster[3]	Vice President
Salvatore Cappuzzo	Secretary

BOARD OF DIRECTORS

Jennifer L. Caruso[3,4,6]	Practicing Attorney for Putnam County, NY
Robert L. Ecker[2,3,4,6]	Partner in the law firm of Ecker, Ecker & Associates, LLP
Steven Gurney-Goldman[2,3,4,6]	Partner, Arena Capital
Mark S. Greenblatt[3,5]	Consultant, J.W. Mays, Inc.
Melinda L. Koster[3]	Vice President, J.W. Mays, Inc.
Dean L. Ryder[1,2,3,4,6]	President, Putnam County National Bank
Lloyd J. Shulman[1,3]	Chairman of the Board, Chief Executive Officer and President, J.W. Mays, Inc.

Committee Assignments Key:

[1]	Member of Executive Committee

[2]	Member of Audit Committee

[3]	Member of Investment Advisory Committee

[4]	Member of Compensation Committee

[5]	Member of Disclosure Committee

[6]	Member of Governance and Nominating Committee

FORM 10-K ANNUAL REPORT

Copies of the Company’s Form 10-K Annual Report to the Securities and Exchange Commission for the fiscal year ended July 31, 2026 will be furnished without charge to shareholders upon written request to:

Secretary, J.W. Mays, Inc.

9 Bond Street

Brooklyn, New York 11201-5805.

Copies of the Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at: http://www.astproxyportal.com/ast/03443